   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1996

                                                     REGISTRATION NO. 333-01693
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                               THE ROUSE COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ---------------
                                   MARYLAND
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                  52-0735512
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)
                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456
                                (410) 992-6000
              (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                              BRUCE I. ROTHSCHILD
                                VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456
                                (410) 992-6400
           (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
    ARTHUR FLEISCHER, JR., P.C.                   DAVID G. ELKINS
  FRIED, FRANK, HARRIS, SHRIVER &             ANDREWS & KURTH L.L.P.
             JACOBSON                        4200 TEXAS COMMERCE TOWER
        ONE NEW YORK PLAZA                     HOUSTON, TEXAS 77002
     NEW YORK, NEW YORK 10004                     (713) 220-4200
          (212) 859-8000       ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger (the "THC Merger") of The Hughes Corporation ("THC") with and into a wholly owned subsidiary of the registrant pursuant to the Agreement and Plan of Merger described in the enclosed Proxy
Statement/Prospectus have been satisfied or waived.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                    PROPOSED
                                                    MAXIMUM         PROPOSED
TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE  OFFERING PRICE MAXIMUM AGGREGATE    AMOUNT OF
        TO BE REGISTERED           REGISTERED(1)   PER SHARE    OFFERING PRICE(2) REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par
     value.................         60,000,000        N/A         $127,965,000       $44,125.86
- --------------------------------------------------------------------------------------------------
    Increasing Rate
     Cumulative Preferred
     Stock, $0.01 par
     value(3)..............         10,000,000        N/A              N/A              N/A
- --------------------------------------------------------------------------------------------------
    Contractual Rights(4)..             --            N/A              N/A              N/A

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes certain shares of the registrant's Common Stock and Increasing
    Rate Cumulative Preferred Stock which may be issued based upon formulas set forth in the Contingent Stock Agreement entered into in connection with the THC Merger.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based upon the book value of the THC common stock to be exchanged in the THC Merger.
(3) Under certain circumstances, the registrant's Increasing Rate Cumulative Preferred Stock may be issued instead of the registrant's Common Stock pursuant to the Contingent Stock Agreement. No additional consideration will be received for the registrant's Increasing Rate Cumulative Preferred Stock.

(4) In connection with the THC Merger, contractual rights to receive the registrant's Common Stock or, under certain circumstances, the registrant's Increasing Rate Cumulative Preferred Stock will be issued. No additional consideration will be received for these contractual rights.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               THE ROUSE COMPANY

                             CROSS REFERENCE SHEET

         ITEM OF FORM S-4                    LOCATION IN PROSPECTUS
         ----------------                    ----------------------

A.INFORMATION ABOUT THE TRANSACTION

   1.Forepart of Registration
       Statement and Outside Front
       Cover Page of Proxy         Outside Front Cover Page of Proxy
       Statement/Prospectus.......  Statement/Prospectus
   2. Inside Front and Outside
      Back Cover Pages of Proxy    Inside Front Cover Page of Proxy
      Statement/Prospectus........  Statement/Prospectus; Available
                                    Information; Table of Contents
   3.Risk Factors and Other        Outside Front Cover Page of Proxy
       Information................  Statement/Prospectus; Summary; The Rouse
                                    Company; The Hughes Corporation; Risk
                                    Factors; The Mergers; The THC Merger
                                    Agreement; The Partnership Merger
                                    Agreement; The Contingent Stock Agreement;
                                    The Contractual Rights; Certain Federal
                                    Income Tax Consequences
   4.Terms of the Transaction..... Outside Front Cover Page of Proxy
                                    Statement/Prospectus; Summary; The Special
                                    Meeting; Background and Reasons for the
                                    Mergers; The Mergers; The THC Merger
                                    Agreement; The Partnership Merger
                                    Agreement; The Contingent Stock Agreement;
                                    The Contractual Rights; Description of
                                    Rouse Common Stock; Description of Rouse
                                    Preferred Stock; Comparative Rights of
                                    Rouse Stockholders and THC Stockholders
   5.Pro Forma Financial           Summary; Unaudited Pro Forma Condensed
       Information................  Combined Financial Statements
   6.Material Contracts with the
       Company Being Acquired..... Summary; The Mergers; The THC Merger
                                    Agreement; The Partnership Merger
                                    Agreement; The Contingent Stock Agreement;
                                    The Contractual Rights; Description of
                                    Rouse Common Stock; Description of Rouse
                                    Preferred Stock
   7.Additional Information
       Required for Reoffering by
       Persons and Parties Deemed
       to be Underwriters......... *
   8.Interests of Named Experts
       and Counsel................ Legal Matters
   9.Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities................ *

              ITEM OF FORM S-4                         LOCATION IN PROSPECTUS
              ----------------                         ----------------------

B. INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to
       S-3 Registrants............. *

   11. Incorporation of Certain
       Information by Reference.... *

   12. Incorporation with Respect
       to S-2 or S-3 Registrants... *

   13. Incorporation of Certain
       Information by Reference.... *

   14. Information with Respect to
       Registrants other than S-3
       or S-2 Registrants.......... Outside Front Cover Page of Proxy
                                     Statement/Prospectus; Summary; The Rouse
                                     Company; Selected Financial Data of Rouse;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations of Rouse; Management of Rouse

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15. Information with Respect to
       S-3 Companies............... *

   16. Information with Respect to
       S-2 or S-3 Companies........ *

   17. Information with Respect to
       Companies other than S-3 or
       S-2 Companies............... Outside Front Cover Page of Proxy
                                     Statement/Prospectus; Summary; The Hughes
                                     Corporation; Selected Historical
                                     Consolidated Financial Data of THC;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations of THC; Principal Stockholders
                                     and Unitholders of THC and HHPLP

D. VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies,
       Consents or Authorizations
       are to be Solicited......... Outside Front Cover Page of Proxy
                                     Statement/Prospectus; Summary; The Special
                                     Meeting; The Mergers; The THC Merger
                                     Agreement; The Partnership Merger
                                     Agreement; The Contingent Stock Agreement;
                                     The Contractual Rights; Management of
                                     Rouse; Principal Stockholders and
                                     Unitholders of THC and HHPLP

   19. Information if Proxies,
       Consents or Authorizations
       are not to be Solicited in
       an Exchange Offer........... *

- --------
* Not applicable or answer is negative.

                            THE HUGHES CORPORATION
                 HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP
                          3800 HOWARD HUGHES PARKWAY
                            LAS VEGAS, NEVADA 89109

                                                              May 14, 1996

Dear Stockholders and Unitholders:

  A joint special meeting (the "Special Meeting") of the stockholders (the "Stockholders") of The Hughes Corporation ("THC") and of the unitholders (the "Unitholders") of Howard Hughes Properties, Limited Partnership ("HHPLP"), will be held on Wednesday, June 12, 1996, at 9:00 a.m., local time, at McDade Auditorium, Texas Commerce Center, 601 Travis, Houston, Texas:

  At the Special Meeting, Stockholders will be asked to vote upon a proposal to approve a merger agreement pursuant to which THC would be merged (the "THC Merger") with and into TRC Acquisition Company I, a wholly owned subsidiary of The Rouse Company ("Rouse"). In the THC Merger, the outstanding shares of common stock, par value $1.00 per share, of THC ("THC Common Stock") would be converted into:

  (i) an initial number of shares of the Common Stock, par value $0.01 per share, of Rouse ("Rouse Common Stock") to be issued upon consummation of the THC Merger with an aggregate value of approximately $176.4 million, subject to certain adjustments (plus an additional number of shares to reflect the amount of dividends and distributions made after January 1, 1996 with respect to such shares); and

  (ii) contractual rights to receive additional shares of Rouse Common Stock or, under certain circumstances, shares of a new series of preferred stock, par value $0.01 per share, of Rouse, to be issued during a 14-year period following the consummation of the THC Merger based upon (a) the cash flow generated from certain assets of THC and its subsidiaries until certain specified appraisal dates, and (b) the appraised value of such assets on the applicable appraisal date, as described beginning on page 32 of the Proxy Statement/Prospectus;

provided that a portion of the aggregate consideration in the THC Merger will be paid in cash if and only to the extent that the initial number of shares of Rouse Common Stock issuable upon consummation of the THC Merger would exceed 19.9% of the number of shares of Rouse Common Stock issued and outstanding immediately prior to the THC Merger. THC does not anticipate that the number of shares will exceed 19.9% of the issued and outstanding Rouse Common Stock.

  At the Special Meeting, Unitholders will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which TRC Acquisition Company II, a wholly owned subsidiary of Rouse, would be merged (the "Partnership Merger" and, together with the THC Merger, the "Mergers") with and into HHPLP. In the Partnership Merger, the outstanding Class 1 Limited Partnership Units of HHPLP (the "Class 1 Units") would be converted into the right to receive an aggregate amount in cash, subject to certain adjustments, which together with a Special Distribution (as described in the Proxy Statement/Prospectus) to be paid in cash to Unitholders immediately prior to the consummation of the Partnership Merger, is estimated to be approximately $130 million.

  The Mergers will result in the termination of the existing Stockholder Agreement among the principal Stockholders and Unitholders.

  After careful consideration, the Boards of Directors of THC and The Howard Hughes Corporation, the general partner of HHPLP (the "Joint Boards"), have unanimously approved the Mergers described in the attached Proxy Statement/Prospectus and the transactions contemplated thereby and have concluded that they are fair to and in the best interests of the Stockholders and Unitholders, respectively. Accordingly, the Joint Boards unanimously recommend a vote in favor of the Mergers.

  In the material accompanying this letter, you will find a Notice of Joint Special Meeting of Stockholders and Unitholders, a Proxy Statement/Prospectus relating to the actions to be taken by Stockholders and Unitholders at the Special Meeting and a proxy card. The Proxy Statement/ Prospectus more fully describes the proposed Mergers and includes information about THC, HHPLP and Rouse and the reasons for the Mergers.

  All Stockholders and Unitholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy. It is important that your shares of THC Common Stock and your Class 1 Units be represented and voted at the Special Meeting.

                                          Sincerely,

                                          /s/ John L. Goolsby

                                          John L. Goolsby
                                          President and Chief Executive
                                          Officer

                            THE HUGHES CORPORATION
                 HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP
                          3800 HOWARD HUGHES PARKWAY
                            LAS VEGAS, NEVADA 89109

              NOTICE OF JOINT SPECIAL MEETING OF STOCKHOLDERS OF
                 THE HUGHES CORPORATION AND OF UNITHOLDERS OF
                 HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP

To the Stockholders and Unitholders:

  A joint special meeting (the "Special Meeting") of the stockholders of The Hughes Corporation, a Delaware corporation ("THC"), and of the unitholders of Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP"), will be held on Wednesday, June 12, 1996, at 9:00 a.m., local time, at McDade Auditorium, Texas Commerce Center, 601 Travis, Houston, Texas, to consider and vote upon the following proposals:

STOCKHOLDERS OF THC

  1. A proposal to approve a merger agreement pursuant to which THC would be merged (the "THC Merger") with and into TRC Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of The Rouse Company, a Maryland corporation ("Rouse"). In the THC Merger, the outstanding shares of common stock, par value $1.00, of THC ("THC Common Stock"), other than shares held by The Howard Hughes Corporation ("THHC"), would be converted into (i) an initial number of shares of the Common Stock, par value $0.01 per share, of Rouse ("Rouse Common Stock") to be issued upon consummation of the THC Merger with an aggregate value (based upon the average closing prices of Rouse Common Stock for the 30 consecutive trading days ending five days prior to closing) of $176,400,000, subject to certain adjustments (plus an additional number of shares to reflect the amount of dividends and distributions made after January 1, 1996 with respect to such shares), and (ii) contractual rights to receive additional shares of Rouse Common Stock or, under certain circumstances, shares of a new series of preferred stock, par value $0.01 per share, of Rouse to be issued during a 14-year period following the consummation of the THC Merger based upon the cash flow generated from, and the appraised value of, certain assets of THC and its subsidiaries; provided that a portion of the aggregate consideration in the THC Merger will be paid in cash if and to the extent that the initial number of shares of Rouse Common Stock issuable upon consummation of the THC Merger would exceed 19.9% of the number of shares of Rouse Common Stock issued and outstanding prior to the THC Merger. The vote at the Special Meeting, in person or by proxy, to approve the THC Merger shall be deemed also to constitute a vote to approve the Contingent Stock Agreement to be entered into by Rouse in connection therewith.

  2. Such other business as may lawfully come before the Special Meeting.

UNITHOLDERS OF HHPLP

  1. A proposal to approve a merger agreement pursuant to which TRC Acquisition Company II, a Delaware corporation and an indirect wholly owned subsidiary of Rouse, would be merged (the "Partnership Merger" and, together with the THC Merger, the "Mergers") with and into HHPLP. In the Partnership Merger, the outstanding Class 1 Limited Partnership Units of HHPLP (collectively, the "Class 1 Units") would be converted into the right to receive an aggregate amount in cash, subject to certain adjustments, equal to
(i) the sum of (a) the aggregate amount of cash, bank deposits, marketable securities and other cash equivalents on hand (collectively, "cash") of HHPLP and its affiliates as of December 31, 1995 plus (b) HHPLP's pro rata portion of the aggregate amount of cash held by each entity in which HHPLP owned a minority interest as of December 31, 1995 plus (c) $1,702,931 for that certain promissory note received by HHPLP in connection with the sale of its Park 2000 property plus (d) $764,500, such amount representing one-half of the value of the parcel located in the Hughes Center in Las Vegas, Nevada which was ground leased by HHPLP to a third party plus (e) $40,000,000 (which sum of the amounts in clauses (a)-(e) is estimated to be approximately

$185,000,000), together with interest on such amounts from January 1, 1996 until the effective time of the Partnership Merger (the "Interim Period") minus (ii) the sum of (x) the aggregate amount of all dividends and other distributions with respect to the Class 1 Units and the THC Common Stock declared and paid or payable after December 31, 1995 (excluding the Special Distribution (as defined below)) plus (y) the amount of cash attributable to minority interests in majority owned subsidiaries of THC plus (z) certain expenses incurred by THC and its subsidiaries in connection with the Mergers, together with interest on some such amounts minus (iii) an amount equal to a special distribution in cash (the "Special Distribution") to be made by HHPLP in respect of the Class 1 Units immediately prior to the effective time of the Partnership Merger plus (iv) an amount equal to 25% of the taxable income of HHPLP allocated to the Class 1 Units with respect to the Interim Period. The Special Distribution will be in an amount equal to the lesser of (i) the aggregate amount of cash held immediately prior to the effective time of the Partnership Merger by HHPLP, THC and their respective subsidiaries and available for distribution to the holders of the Class 1 Units and (ii) the Adjusted Cash Value (as defined in the accompanying Proxy Statement/Prospectus) minus $5 million. The aggregate amount of consideration to be received by Unitholders in the Partnership Merger, if approved, is estimated to be $130 million. The vote at the Special Meeting, in person or by proxy, to approve the Partnership Merger shall be deemed also to constitute a vote to approve the Special Distribution.

  2. Such other business as may lawfully come before the Special Meeting.

  Holders of record of THC Common Stock ("Stockholders") and holders of record of Class 1 Units ("Unitholders") at the close of business on May 2, 1996 are entitled to notice of, and to vote at, the Special Meeting and any and all adjournments or postponements thereof. Under applicable Delaware law, Stockholders who vote against the THC Merger and who properly perfect their rights will be entitled to dissenters' appraisal rights in connection with the THC Merger. Under applicable Delaware law and the relevant organizational documents of HHPLP, Unitholders will not be entitled to dissenters' appraisal rights in connection with the Partnership Merger.

  The accompanying Proxy Statement/Prospectus is being sent to each record owner of THC Common Stock or Class 1 Units and each beneficial owner of THC Common Stock or Class 1 Units known to THC or HHPLP. Reference is made to the Proxy Statement/Prospectus for a more complete description of the Mergers. As a record owner of THC Common Stock or Class 1 Units you are requested to complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you intend to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

                                          By Order of the Boards of Directors
                                          of
                                          The Hughes Corporation and
                                          The Howard Hughes Corporation,
                                          as General Partner of HHPLP

                                                 /s/ Michael C. Niarchos
                                          By:__________________________________
                                             Michael C. Niarchos, Secretary

Las Vegas, Nevada

May 14, 1996

  PLEASE PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY IF YOU ARE A RECORD OWNER OF THC COMMON STOCK OR CLASS 1 UNITS, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 14, 1996

THE ROUSE COMPANY                                         THE HUGHES CORPORATION

                           PROXY STATEMENT/PROSPECTUS

  This Proxy Statement/Prospectus relates to (i) the proposed merger (the "THC Merger") of The Hughes Corporation, a Delaware corporation ("THC"), with and into TRC Acquisition Company I, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of The Rouse Company, a Maryland corporation ("Rouse"), pursuant to the Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, by and among THC, Rouse and Merger Sub (as amended, the "THC Merger Agreement") and (ii) the proposed merger (the "Partnership Merger" and, together with the THC Merger, the "Mergers") of TRC Acquisition Company II, a Delaware corporation ("Partnership Merger Sub") and an indirect wholly owned subsidiary of Rouse, with and into Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP") whose sole general partner is The Howard Hughes Corporation, a Delaware corporation ("THHC") and a wholly owned subsidiary of THC, pursuant to the Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, by and among HHPLP, Rouse and Partnership Merger Sub (as amended, the "Partnership Merger Agreement").

  As a result of the THC Merger, if approved, each share of Common Stock, par value $1.00 per share, of THC ("THC Common Stock") outstanding at the Effective Time (as defined below), other than shares held by THHC, will be converted into the right to receive, subject to certain adjustments:

    (a) the number of shares of Common Stock, par value $0.01 per share, of Rouse ("Rouse Common Stock") (rounded to the nearest thousandth of a share) determined by dividing (i) the sum of (x) the quotient obtained by dividing
  (1) $176,400,000 by (2) the total number of shares of THC Common Stock outstanding at the Effective Time, excluding shares held by THHC, plus (y) the product of (1) the sum of all dividends and distributions on a share of Rouse Common Stock having a record date during the period from January 1, 1996 to the later of (A) the closing date of the Mergers (the "Closing Date"), and (B) the date shares of Rouse Common Stock are registered in the names of the former holders of THC Common Stock (or their designees) on the stock transfer records of Rouse (the "Aggregate Rouse Dividends") times (2) the number of shares of Rouse Common Stock per share of THC Common Stock determined by dividing the quotient obtained pursuant to subclause (i)(x) above by the Average Closing Price (as defined below) by (ii) the average of the closing prices (the "Average Closing Price") of Rouse Common Stock on the New York Stock Exchange Composite Tape for the 30 consecutive trading days ending five days prior to the Closing Date (the "Exchange Ratio"); and

    (b) contractual rights (the "Contractual Rights") to receive additional shares of Rouse Common Stock or, under certain circumstances, shares of a new series of Preferred stock, par value $0.01 per share, of Rouse ("Increasing Rate Preferred Stock") to be issued during a 14-year period following the consummation of the THC Merger based upon the cash flow generated from, and the appraised value of, certain assets of THC and its subsidiaries;

provided, however, that if the Exchange Ratio as computed above would result in the issuance in the THC Merger of a number of shares of Rouse Common Stock exceeding 19.9% of the total number of shares of Rouse Common Stock issued and outstanding as of 4:00 p.m., New York City time, on the business day next preceding the Closing Date (the "Total Rouse Common Stock"), then, in lieu of the consideration specified in clause (a) above, each share of THC Common Stock will be converted into the right to receive (i) the number of shares of Rouse Common Stock determined by using an Exchange Ratio (the "Maximum Exchange Ratio") which results in the issuance of an aggregate number of shares of Rouse Common Stock equal to 19.9% of the Total Rouse Common Stock (the "Maximum Shares of Rouse Common Stock") and (ii) cash, without interest, in an amount determined by dividing (x) the sum of (1) $176,400,000 less an amount equal to the product of (A) the Maximum Shares of Rouse Common Stock times (B) the Average Closing Price plus (2) an amount equal to the product of (A) the Aggregate Rouse Dividends times (B) the Maximum Shares of Rouse Common Stock by
(y) the total number of shares of THC Common Stock outstanding at the Effective Time, excluding shares held by THHC. Notwithstanding the foregoing, (i) THC has the right to terminate the THC Merger Agreement if the Average Closing Price as computed above is greater than $23.00 (the "Ceiling Amount") unless, within two business days after receipt of notice of THC's election to terminate, Rouse notifies THC of Rouse's agreement to fix the Average Closing Price at the Ceiling Amount and (ii) Rouse has the right to terminate the THC Merger Agreement if the Average Closing Price as computed above is less than $18.00 (the "Floor Amount") unless, within two business days after receipt of notice of Rouse's election to terminate, THC notifies Rouse of THC's agreement to fix the Average Closing Price at the Floor Amount. Rouse and THC currently anticipate that the closing of the THC Merger will occur on the day immediately following the date of the Special Meeting. Accordingly, if the closing occurs as anticipated, the Exchange Ratio will be fixed on the fourth day immediately preceding the date of the Special Meeting. See "SUMMARY--The THC Merger and the THC Merger Agreement--Terms of the THC Merger," "THE THC MERGER AGREEMENT"-- Manner and Basis of Converting Shares," "SUMMARY--Contingent Stock Agreement; The Contractual Rights" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS."

  Based on the number of shares of Rouse Common Stock and THC Common Stock (excluding the shares held by THHC) outstanding as of the Record Date (as defined below), and assuming, solely for the purpose of illustration, (i) an Average Closing Price of $22.171 (which is equal to the average of the closing prices of Rouse Common Stock on the NYSE for the 30 consecutive trading days ending prior to the date of this Proxy Statement/Prospectus), and (ii)

                                                        (continued on next page)
                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 32 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING THE MERGERS.
                                  ----------
THE  SECURITIES TO  BE  ISSUED IN  THE THC  MERGER HAVE  NOT  BEEN APPROVED  OR
 DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
   STATEMENT/ PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY  IS A CRIMINAL
    OFFENSE.

                                  ----------
 THE ATTORNEY  GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON  OR ENDORSED
   THE  MERITS OF  THE  OFFERING TO  WHICH  THIS PROXY  STATEMENT/PROSPECTUS
     RELATES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  ----------

       The date of this Proxy Statement/Prospectus is May 14, 1996.

(continued from previous page)

Aggregate Rouse Dividends of $.22 per share of Rouse Common Stock, the Exchange Ratio would be 120.893 and, therefore, approximately 8,035,274 shares of Rouse Common Stock would be issuable in the THC Merger pursuant to clause
(a) above, representing approximately 14.277% of the Total Rouse Common Stock to be outstanding after such issuance. Based on the assumptions set forth in the preceding sentence (and valuing the shares of Rouse Common Stock at such assumed Average Closing Price), the holders of THC Common Stock (the "Stockholders") would receive $2,680.319 worth of Rouse Common Stock for each share of THC Common Stock. The foregoing example is provided solely for purposes of illustration and is not intended as a prediction of the actual Average Closing Price, which will be determined based on the 30 consecutive trading days ending five days prior to the Closing Date. Moreover, the value of shares of Rouse Common Stock on the date such shares are actually received by the Stockholders may be more or less than the Average Closing Price. The closing price of Rouse Common Stock on the NYSE on May 13, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, was $23.75.

  Stockholders may call Rouse toll-free at (800) 871-3259 at any time prior to the Special Meeting to obtain the Exchange Ratio computed on the basis of the average of relevant closing prices reported as of a recent date.

  THHC currently holds 37,362 shares of THC Common Stock. In the THC Merger, each share of THC Common Stock held by THHC at the Effective Time will be converted into the right to receive one share of Junior Preferred Stock, 1996 Series, par value $0.01 per share, of Rouse ("Rouse Junior Preferred Stock").

  In the Partnership Merger, the outstanding Class 1 limited partnership units of HHPLP ("Class 1 Units") will be converted into the right to receive an aggregate amount in cash, subject to certain adjustments, equal to:

    (i) the sum of (v) the aggregate amount of cash, bank deposits, marketable securities and other cash equivalents on hand (collectively, "cash") of HHPLP and its affiliates as of December 31, 1995 plus (w) HHPLP's pro rata portion of the aggregate amount of cash held by each entity in which HHPLP owned a minority interest as of December 31, 1995 plus (x) $1,702,931 for that certain promissory note received by HHPLP in connection with the sale of its Park 2000 property plus (y) $764,500, such amount representing one-half of the value of the parcel located in the Hughes Center in Las Vegas, Nevada which was ground leased by HHPLP to a third party plus (z) $40,000,000, which sum of the amounts in subclauses
  (v)-(z) above is estimated to be approximately $185,000,000, together with interest on such sum (less the amount described in subclause (ii)(y) below) at a rate of 5% per annum (the "Applicable Rate") from January 1, 1996 until the effective time of the Partnership Merger (the "Partnership Effective Time") (the "Interim Period") minus

    (ii) the sum of (x) the aggregate amount of all dividends and other distributions with respect to the Class 1 Units and the THC Common Stock declared and paid or payable after December 31, 1995 (subject to certain limitations and excluding the Special Distribution described below) plus
  (y) the amount of cash attributable to minority interests in majority-owned subsidiaries of THC plus (z) certain expenses incurred by THC and its subsidiaries in connection with the Mergers, together with, in the case of subclauses (ii)(x) and (ii)(z) above, interest thereon at the Applicable Rate from the date of payment to the Partnership Effective Time minus

    (iii) an amount equal to a special distribution in cash (the "Special Distribution") to be made by HHPLP in respect of the Class 1 Units immediately prior to the Partnership Effective Time plus

    (iv) an amount equal to 25% of the taxable income of HHPLP allocated to the Class 1 Units with respect to the Interim Period (the "Value Adjustment").

  The Special Distribution will be in an amount equal to the lesser of (i) the aggregate amount of cash held immediately prior to the Partnership Effective Time by HHPLP, THC and their respective subsidiaries and available for distribution to the holders of the Class 1 Units (the "Unitholders") and (ii) the Adjusted Cash Value (as defined below) minus $5,000,000. The aggregate amount of consideration to be received by Unitholders in the Partnership Merger, if approved, is estimated to be $130,000,000.

  It is a condition to the consummation of the THC Merger that the Partnership Merger be consummated simultaneously with the consummation of the THC Merger. Accordingly, if the Partnership Merger is not consummated, the THC Merger will not be consummated. See "SUMMARY--The Partnership Merger" and "SUMMARY--The THC Merger and the THC Merger Agreement--Certain Conditions to the Consummation of the THC Merger," "THE PARTNERSHIP MERGER AGREEMENT--Conditions to the Partnership Merger" and "THE THC MERGER AGREEMENT--Conditions to the THC Merger."

  This Proxy Statement/Prospectus is being furnished to Stockholders (other than THHC) and Unitholders in connection with the solicitation of proxies by the Board of Directors of THC and by THHC, as sole general partner of HHPLP, for use at a joint special meeting of Stockholders and Unitholders to be held on June 12, 1996 (the "Special Meeting"). At the Special Meeting, Stockholders will be asked to approve and adopt the THC Merger Agreement and Unitholders will be asked to approve and adopt the Partnership Merger Agreement.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Stockholders and Unitholders on or about May 15, 1996.

  This Proxy Statement/Prospectus also constitutes a prospectus of Rouse with respect to (i) up to approximately 9,600,000 shares of Rouse Common Stock to be issued pursuant to the THC Merger Agreement in exchange for currently outstanding shares of THC Common Stock and any additional shares of THC Common Stock that may become outstanding prior to the THC Merger, (ii) Contractual Rights to be received in the THC Merger by the Holders (as defined below) in accordance with their respective ownership interests in THC immediately prior to the Effective Time which entitle the Holders to receive certain future distributions of Rouse Common Stock and/or Increasing Rate Preferred Stock as provided in the Contingent Stock Agreement to be entered into by Rouse for the benefit of the Holders and the Representatives (as defined below) (the "Contingent Stock Agreement") and (iii) up to 50,400,000 additional shares of Rouse Common Stock and/or 10,000,000 shares of Increasing Rate Preferred Stock which may be issued in connection with the Contractual Rights in the future. The 50,400,000 shares of Rouse Common Stock and the 10,000,000 shares of Increasing Rate Preferred Stock registered do not reflect an estimate of the number of shares that probably will be issued under the Contingent Stock Agreement. Rather, a sufficiently large number of shares has been registered to cover future distributions under the Contingent Stock Agreement even if (i) the cash flow generated from, and the appraised value of, the assets with respect to which shares are deliverable were to substantially exceed expected amounts and (ii) the price of Rouse Common Stock were to decline substantially. See "DESCRIPTION OF ROUSE COMMON STOCK" and "DESCRIPTION OF ROUSE PREFERRED STOCK--Increasing Rate Preferred Stock." The shares of Rouse Common Stock issued pursuant to the THC Merger (including any issued under the Contingent Stock Agreement) will be listed on the New York Stock Exchange (the "NYSE").

  On May 13, 1996, the closing price of Rouse Common Stock, as reported on the NYSE Composite Tape, was $23.75. There are presently no shares of Increasing Rate Preferred Stock issued and outstanding, and accordingly, no trading market for such shares exists.

       The date of this Proxy Statement/Prospectus is May 14, 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ROUSE, MERGER SUB, PARTNERSHIP MERGER SUB, THC, THHC OR HHPLP. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF ROUSE, THC, THHC OR HHPLP SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

                               ----------------

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS. SEE "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROUSE" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC."

                             AVAILABLE INFORMATION

  Rouse is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Rouse can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Rouse may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Rouse has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rouse Common Stock and the Increasing Rate Preferred Stock to be issued pursuant to the THC Merger Agreement and the Contingent Stock Agreement, of which this Proxy Statement/Prospectus constitutes a part. The information contained herein with respect to Rouse and its affiliates, including Merger Sub and Partnership Merger Sub, has been provided by Rouse, and the information contained herein with respect to THC and its affiliates, including THHC and HHPLP, has been provided by THC. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   3
SUMMARY...................................................................   9
  The Companies...........................................................   9
  The Special Meeting.....................................................  10
  Background and Reasons for the Mergers .................................  12
  The THC Merger and the THC Merger Agreement.............................  14
  The Partnership Merger and the Partnership Merger Agreement.............  20
  The Contingent Stock Agreement; The Contractual Rights..................  22
  Certain Federal Income Tax Consequences.................................  25
  Accounting Treatment....................................................  25
  Appraisal Rights........................................................  25
  Exchange of THC Common Stock Certificates and Class 1 Units.............  26
  Comparative Rights of Rouse Stockholders and THC Stockholders...........  26
  Risk Factors............................................................  27
  Market Price and Dividend Data of Rouse Common Stock....................  27
  Summary Financial Data of Rouse.........................................  28
  Summary Historical Consolidated Financial Data of THC...................  29
  Summary Pro Forma Condensed Combined Financial Information of Rouse.....  30
  Comparative Per Share Data..............................................  31
RISK FACTORS..............................................................  32
  Risks Relating to the Contingent Stock Agreement, the Contingent Shares
   and the Contingent Preferred Shares....................................  32
  Dilution Resulting from the Mergers.....................................  33
  Real Estate Development and Investment Risks............................  33
  Recent Operating Results and Other Data and Capital Structure of Rouse..  37
  Additional Risks Relating to the Business of Hughes ....................  37
  Forward-Looking Statements and Associated Risks.........................  39
THE ROUSE COMPANY.........................................................  40
  Operating Properties....................................................  40
  Land Sales..............................................................  41
  Development and Acquisition Activities..................................  41
  Projects of Rouse.......................................................  42
  Leased Properties.......................................................  48
  Competition.............................................................  48
  Seasonality.............................................................  49
  Regulation..............................................................  49
  Customers...............................................................  49
  Employees...............................................................  49
  Legal Proceedings.......................................................  49
  Merger Sub and Partnership Merger Sub...................................  50
THE HUGHES CORPORATION....................................................  51
  Overview................................................................  51
  Las Vegas Properties....................................................  55
  Los Angeles Properties..................................................  60
  Investment Properties...................................................  65
  Business Strategy and Investment Policies...............................  66
  Notes and Mortgages.....................................................  68
  The Las Vegas and Los Angeles Markets...................................  69

                                                                           PAGE
                                                                           ----
  Environmental Matters and Government Regulation.........................  70
  Competition.............................................................  72
  Legal Proceedings.......................................................  74
  Employees...............................................................  74
THE SPECIAL MEETING.......................................................  75
  Date, Time and Place....................................................  75
  Purposes of the Special Meeting.........................................  75
  Record Date and Outstanding Shares......................................  75
  Voting and Revocation of Proxies........................................  75
  Quorum; Vote Required...................................................  76
  Mechanics of the Vote...................................................  76
  Matters Deemed Adopted, Approved or Ratified by Stockholders and
   Unitholders............................................................  77
  Solicitation of Proxies.................................................  77
  Other Matters...........................................................  77
BACKGROUND AND REASONS FOR THE MERGERS....................................  78
  Background..............................................................  78
  Allocation of Consideration Between the Mergers.........................  81
  Opinion of Hughes' Financial Advisor....................................  82
  Recommendations of the Boards of Directors of THC and of THHC, as
   General Partner........................................................  87
  Interests of Certain Persons in the Mergers.............................  89
THE MERGERS...............................................................  91
  Description of the Mergers..............................................  91
  Board Arrangements......................................................  91
  Accounting Treatment....................................................  91
  Governmental and Regulatory Approvals and Matters.......................  91
  Restrictions on Resales.................................................  92
  Dissenters' Rights......................................................  93
  Other Related Transactions..............................................  95
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  96
  Introduction............................................................  96
  The THC Merger..........................................................  96
  The Partnership Merger.................................................. 103
THE THC MERGER AGREEMENT.................................................. 105
  Effective Time of the THC Merger........................................ 105
  Manner and Basis of Converting Shares................................... 105
  Conditions to the THC Merger............................................ 107
  Representations and Warranties.......................................... 108
  Certain Covenants; Conduct of Business Prior to the THC Merger.......... 110
  No Solicitation......................................................... 111
  Termination............................................................. 111
  Termination Fees........................................................ 112
  Amendment............................................................... 112
  Indemnification and Insurance........................................... 112
  THC Employee Benefit Plans.............................................. 113
  Hughes Name............................................................. 114
  Stockholder Agreement................................................... 114
THE PARTNERSHIP MERGER AGREEMENT.......................................... 115
  Generally; Effect of the Partnership Merger............................. 115
  Effective Time of the Partnership Merger................................ 115

                                                                          PAGE
                                                                          ----
  Approval of the Partnership Merger..................................... 115
  Conversion of Class 1 Units............................................ 115
  Payment Procedures..................................................... 118
  Representations and Warranties......................................... 119
  Conditions to the Partnership Merger................................... 119
  Termination............................................................ 120
  Amendment.............................................................. 120
  Goolsby HHPLP Payment.................................................. 120
THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS................... 121
  Generally.............................................................. 121
  The Business Units..................................................... 121
  Distributions of Contingent Shares Based Upon Cash Flow................ 123
  Distributions of Contingent Shares Based Upon Appraised Value.......... 127
  Failure to Deliver Contingent Shares................................... 129
  Rouse Stockholder Approval............................................. 129
  Contingent Preferred Shares............................................ 129
  Review Committee....................................................... 130
  Representatives........................................................ 130
  Events of Default...................................................... 131
  Covenants of Rouse and the Business Unit Entities...................... 133
  Limitation on Covenants and Agreements................................. 135
  Capitalization of Business Units....................................... 135
  Loans and Advances..................................................... 136
  Abandonment of Assets.................................................. 137
  Board Representation................................................... 137
  Representations and Warranties......................................... 138
  Financial and Other Information to be Provided by Rouse................ 138
  Consolidation and Mergers; Successors.................................. 139
  Dispute Resolution..................................................... 140
  Amendments and Waiver.................................................. 141
SELECTED FINANCIAL DATA OF ROUSE......................................... 142
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF ROUSE.................................................. 143
  General................................................................ 143
  Operating Results...................................................... 143
  Financial Condition, Liquidity and Capital Resources................... 147
  Possible Acquisition of The Hughes Corporation......................... 149
  New Accounting Standards............................................... 149
  Impact of Inflation.................................................... 149
  Factors Affecting Future Operating Results............................. 149
MANAGEMENT OF ROUSE...................................................... 150
  Directors and Executive Officers....................................... 150
  Addition of Director and Executive Officer as a Result of the Mergers.. 153
  Compensation of Executive Officers..................................... 153
  Options and Stock Appreciation Rights.................................. 155
  Employment Arrangements................................................ 156
  Indebtedness of Executive Officers..................................... 156
  Directors' Fees and Other Transactions................................. 158

                                                                          PAGE
                                                                          ----
  Compensation Committee Interlocks and Insider Participation............ 158
  Hughes Executive Compensation.......................................... 159
  Hughes--Certain Transactions........................................... 160
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THC................... 161
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF THC.................................................... 162
  Introduction........................................................... 162
  Stockholder Agreement.................................................. 163
  Liquidity and Capital Resources........................................ 163
  Results of Operations.................................................. 166
  Factors Affecting Future Operating Results............................. 170
PRINCIPAL STOCKHOLDERS AND UNIT HOLDERS OF THC AND HHPLP................. 171
  THCP................................................................... 172
  RD&C................................................................... 173
  The 9.5 Trust.......................................................... 173
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ............. 175
DESCRIPTION OF ROUSE COMMON STOCK........................................ 182
  General................................................................ 182
  Dividend Rights........................................................ 182
  Voting Rights.......................................................... 182
  Liquidation Rights..................................................... 182
  Preemptive Rights...................................................... 182
  Special Statutory Requirements for Certain Transactions................ 182
  Transfer Agent and Registrar........................................... 183
DESCRIPTION OF ROUSE PREFERRED STOCK..................................... 184
  General................................................................ 184
  Increasing Rate Preferred Stock........................................ 184
  Series A Preferred Stock............................................... 188
  Rouse Junior Preferred Stock........................................... 190
COMPARATIVE RIGHTS OF ROUSE STOCKHOLDERS AND THC STOCKHOLDERS............ 192
  Authorized Capital..................................................... 192
  Dividends.............................................................. 192
  Preemptive Rights...................................................... 193
  Quorum................................................................. 193
  Voting Rights.......................................................... 193
  Action Without a Meeting............................................... 193
  Proxies................................................................ 194
  No Cumulative Voting................................................... 194
  Power to Call Special Meeting.......................................... 194
  Number of Directors; Classification.................................... 194
  Election and Tenure of Directors....................................... 195
  Removal of Directors................................................... 195
  Vacancy on the Board and Newly Created Directorships................... 196
  Limitation on Liability................................................ 196
  Indemnification of Directors and Officers.............................. 196
  Amendment of By-Laws................................................... 198
  Amendment of Charter................................................... 198

                                                                           PAGE
                                                                           ----
  Business Combinations...................................................  198
  Business Combinations With Certain Stockholders.........................  199
  Control Share Acquisitions..............................................  199
  Appraisal Rights........................................................  199
EXPERTS...................................................................  200
LEGAL MATTERS.............................................................  200
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ROUSE.......................  F-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF THC......................... F-32
APPENDICES:
  A -- Composite Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, by and among The Hughes
      Corporation, The Rouse Company and TRC Acquisition Company I
  B -- Composite Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, by and among Howard Hughes
      Properties, Limited Partnership, The Rouse Company and TRC Acquisition
      Company II
  C -- Fairness Opinion of Morgan Stanley Realty Incorporated, dated May 14,
      1996
  D -- Form of Contingent Stock Agreement, effective as of January 1, 1996, to be entered into by The Rouse Company in favor of and for the benefit of the Holders and the Representatives
  E -- Form of Registration Rights Agreement, by and among The Rouse Company and THC Partners
  F -- Delaware General Corporation Law Section 262

                                    SUMMARY

  THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE APPENDICES HERETO. STOCKHOLDERS OF THC AND UNITHOLDERS OF HHPLP ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, UNLESS OTHERWISE REQUIRED BY THE CONTEXT, THE TERM "ROUSE" MEANS THE ROUSE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES, AND THE TERM "HUGHES" MEANS THE HUGHES CORPORATION ("THC"), THE HOWARD HUGHES CORPORATION ("THHC"), HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP ("HHPLP") AND THEIR RESPECTIVE SUBSIDIARIES. INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS REGARDING ROUSE HAS BEEN FURNISHED BY ROUSE AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY THC. INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS REGARDING HUGHES HAS BEEN FURNISHED BY THC AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY ROUSE.

                                 THE COMPANIES

ROUSE, MERGER SUB AND PARTNERSHIP MERGER SUB

  Rouse is one of the largest publicly traded real estate companies in the United States. Rouse develops, acquires, owns and manages rental properties across the United States. At March 1, 1996, Rouse managed a portfolio of operating properties consisting of retail centers and office, mixed-use and other properties, totaling more than 58 million square feet in almost 200 buildings. Rouse also develops and sells land primarily in and around Columbia, Maryland. See "THE ROUSE COMPANY."

  Each of TRC Acquisition Company I ("Merger Sub") and TRC Acquisition Company II ("Partnership Merger Sub") is a Delaware corporation and a direct or indirect wholly owned subsidiary of Rouse. Neither has engaged in any business other than in connection with the THC Merger Agreement or the Partnership Merger Agreement, as the case may be.

  The principal executive office of Rouse is located at 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456 and its telephone number is (410) 992-6000. The principal executive offices of Merger Sub and Partnership Merger Sub are located at 913 North Market Street, Suite 411, Wilmington, Delaware 19801 and their telephone number is (302) 421-7364.

THC, THHC AND HHPLP

  Hughes is a vertically integrated real estate investment, management and development company whose assets are located principally in the Las Vegas, Nevada metropolitan area and, to a lesser extent, in the Los Angeles, California metropolitan area. Hughes' real estate assets consist of (i) office buildings, mixed-use industrial properties, and retail centers which produce rental revenues ("rental properties"), (ii) land under development ("development properties") and (iii) land planned for, but not currently under, development and surplus land that Hughes intends to sell as market conditions permit ("investment properties"). As of December 31, 1995, Hughes (including its consolidated joint ventures) owned approximately 4.0 million rentable square feet (including ground leases) 3,155 acres of development properties and approximately 16,263 acres of investment properties. See "THE HUGHES CORPORATION."

  THC owns all of the outstanding capital stock of THHC, which is the general partner (the "General Partner") and holder of approximately 52% of the outstanding partnership interests in HHPLP.

  The principal executive offices of THC, THHC and HHPLP are located at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109 and their telephone number is
(702) 791-4000.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The joint special meeting (the "Special Meeting") of the holders (other than THHC) (the "Stockholders") of Common Stock, par value $1.00 per share, of THC ("THC Common Stock") and the holders (the "Unitholders") of Class 1 limited partnership units of HHPLP ("Class 1 Units") will be held on Wednesday, June 12, 1996, at McDade Auditorium, Texas Commerce Center, 601 Travis, Houston, Texas, commencing at 9:00 a.m. local time. See "THE SPECIAL MEETING--Date, Time and Place."

PURPOSES OF THE SPECIAL MEETING

  The purposes of the Special Meeting are to consider and vote upon (i) (x) in the case of the Stockholders, a proposal to approve and adopt the THC Merger Agreement (as defined below) and (y) in the case of the Unitholders, a proposal to approve and adopt the Partnership Merger Agreement (as defined below), and
(ii) such other matters as may properly be brought before the Stockholders or Unitholders, as the case may be, at the Special Meeting. The vote of a Stockholder to approve the THC Merger Agreement shall be deemed also to constitute a vote to approve the Contingent Stock Agreement (as defined below). The vote of a Unitholder to approve the Partnership Merger Agreement shall be deemed also to constitute a vote to approve the Special Distribution (as defined below). See "THE SPECIAL MEETING--Purposes of the Special Meeting."

RECORD DATE; SHARES ENTITLED TO VOTE

  Only Stockholders of record at the close of business on May 2, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting with respect to matters relating to THC. On such date, there were 66,466 shares of THC Common Stock outstanding (excluding shares held by THHC), each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting by the Stockholders.

  Only Unitholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting with respect to matters relating to HHPLP. On such date, there were 10,000,000 Class 1 Units outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting by the Unitholders.

  See "THE SPECIAL MEETING--Record Date and Outstanding Shares."

QUORUM; VOTE REQUIRED

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of THC Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting with respect to matters relating to THC. The affirmative vote of the holders of a majority of the shares of THC Common Stock outstanding and entitled to vote thereon at the Special Meeting is required under the Delaware General Corporation Law (the "DGCL") to approve and adopt the THC Merger Agreement.

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the Class 1 Units outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting with respect to matters relating to HHPLP. Although under the terms of the Sixth Amended and Restated Agreement of Limited Partnership of HHPLP only the vote of THHC, as

General Partner of HHPLP, is required to approve the Partnership Merger Agreement and no vote of holders of Class 1 Units is required, the consummation of the Partnership Merger (as defined below) is conditioned upon the approval of the Partnership Merger Agreement by the holders of a majority of the outstanding Class 1 Units.

  THC Partners, a Texas general partnership ("THCP"), is the record owner of approximately 70.9% of the outstanding shares of THC Common Stock and approximately 70.9% of the outstanding Class 1 Units. Accordingly, THCP has the ability to control both the vote of the Stockholders to approve the THC Merger Agreement and the vote of the General Partner and the Unitholders to approve the Partnership Merger Agreement. The managing partners of THCP have advised THC that THCP will vote the shares of THC Common Stock and Class 1 Units held by THCP with respect to the proposals to approve the Merger Agreements (as defined below) in accordance with the expressed desire of the majority in interest of its partners.

  See "THE SPECIAL MEETING--Voting and Revocation of Proxies," "THE SPECIAL MEETING--Quorum; Voting" and "THE SPECIAL MEETING--Solicitation of Proxies."

MECHANICS OF THE VOTE

  Certain Stockholders and Unitholders may vote the shares of THC Common Stock or the Class 1 Units that they hold of record only pursuant to the instructions of the beneficial holders of such interests as and to the extent set forth in the governing instruments of such Stockholders and Unitholders. Accordingly, in connection with the vote of such Stockholders and Unitholders, the underlying vote of such beneficial holders will be solicited. Such beneficial holders will be provided with a copy of this Proxy Statement/Prospectus, all other materials provided to the Stockholders and the Unitholders and certain other materials. See "THE SPECIAL MEETING--Mechanics of the Vote" and "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP."

MATTERS DEEMED ADOPTED, APPROVED OR RATIFIED BY STOCKHOLDERS AND UNITHOLDERS

  Approval of the THC Merger Agreement and the Partnership Merger Agreement as described above will constitute the adoption, approval and ratification by the Stockholders and the Unitholders of:

    (a) the execution, delivery and performance of the THC Merger Agreement, the Partnership Merger Agreement and the Contingent Stock Agreement and the transactions contemplated thereby;

    (b) all actions taken by or on behalf of THC, HHPLP and/or THHC in connection with the THC Merger Agreement, the Partnership Merger Agreement, the Contingent Stock Agreement and the transactions contemplated thereby; and

    (c) with respect to the Contingent Stock Agreement, (i) the appointment of the Representatives (as defined below), (ii) all actions taken or omitted, or to be taken or omitted, by or on behalf of the Representatives, pursuant to the terms of the Contingent Stock Agreement, (iii) the establishment of the Escrow Account (as defined in the Contingent Stock Agreement) and the withdrawal and disbursement of funds on deposit therein and (iv) the exercise by the Representatives of all of the powers, rights, privileges and remedies conferred, or purported to be conferred, upon them under the Contingent Stock Agreement.

SECURITY OWNERSHIP OF MANAGEMENT

  As of the Record Date, the directors and executive officers of THC and THHC beneficially owned approximately 5.6% of the outstanding shares of THC Common Stock and Class 1 Units entitled to vote at the Special Meeting. Each of the directors and executive officers of THC and THHC has advised THC and THHC that he or she plans to vote or to direct the vote of all shares of THC Common Stock or Class 1 Units beneficially owned by him or her and entitled to vote thereon in favor of the THC Merger Agreement or the Partnership Merger Agreement, as the case may be. See "THE SPECIAL MEETING--Quorum; Vote Required."

                     BACKGROUND AND REASONS FOR THE MERGERS

BACKGROUND OF THE MERGERS

  The Board of Directors of THC (the "THC Board") and the Board of Directors of THHC (the "THHC Board" and, together with the THC Board, the "Joint Boards"), whose members are identical, determined that the Mergers (as defined below) would be in the best interests of the Stockholders and the Unitholders and, in addition, would provide the Stockholders and the Unitholders an opportunity to realize the fair value of their investment as contemplated by the Stockholder Agreement, dated as of June 1, 1989, among the principal owners of THC's capital stock (the "Stockholder Agreement"). See "BACKGROUND AND REASONS FOR THE MERGERS--Background."

OPINION OF HUGHES' FINANCIAL ADVISOR

  On March 13, 1995, THHC, individually and on behalf of its subsidiaries and affiliates, retained Morgan Stanley Realty Incorporated ("Morgan Stanley") to provide investment banking and financial advisory services relating to the objectives set forth in the Stockholder Agreement, including the potential for providing liquidity for the Stockholders and the Unitholders. In connection with its engagement by THHC, Morgan Stanley agreed to render an opinion as to whether the Mergers would be fair from a financial point of view to the Stockholders and Unitholders.

  On February 21, 1996, Morgan Stanley delivered to the Joint Boards its oral opinion that (i) the consideration to be paid in the THC Merger (as defined below) is fair, from a financial point of view, to the Stockholders and (ii) the consideration to be paid in the Partnership Merger is fair, from a financial point of view, to the Unitholders. Morgan Stanley subsequently confirmed its oral opinion by delivery of a written opinion dated May 14, 1996, which is set forth in full as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety. This opinion is subject to certain limitations and assumptions stated therein. See "BACKGROUND AND REASONS FOR THE MERGERS-- Opinion of Hughes' Financial Advisor."

RECOMMENDATIONS OF THC'S AND THHC'S BOARDS OF DIRECTORS

  The THC Board believes that the terms of the THC Merger are fair to and in the best interests of THC and the Stockholders, has unanimously approved the THC Merger Agreement and recommends that the Stockholders vote in favor of the proposal to approve the THC Merger Agreement. THHC, as General Partner of HHPLP, based upon the unanimous approval of the THHC Board, believes that the terms of the Partnership Merger are fair to and in the best interests of HHPLP and the Unitholders, has approved the Partnership Merger Agreement and recommends that the Unitholders vote in favor of the proposal to approve the Partnership Merger Agreement. In making the determinations described above, the Joint Boards had access to, among other things, the analysis and advice referred to in "BACKGROUND AND REASONS FOR THE MERGERS" and relied upon the opinion of Morgan

Stanley regarding the fairness of the Mergers from a financial point of view to the Stockholders and the Unitholders. See "BACKGROUND AND REASONS FOR THE MERGERS--Opinion of Hughes' Financial Advisor."

  In considering the recommendation of the Joint Boards with respect to the Mergers, Stockholders and Unitholders should be aware that certain officers and directors of THC and THHC have certain interests respecting the Mergers, apart from their interests as Stockholders and Unitholders. See "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Mergers."

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  Certain officers or directors of THC or THHC may be deemed to have certain interests in connection with the Mergers, apart from their interests as Stockholders or Unitholders.

  Mr. Goolsby, the President and Chief Executive Officer of THC and a director of each of THC and THHC, will be employed by Rouse after the Mergers. In addition, William R. Lummis, a director of THC and THHC, will be a director of Rouse after the Mergers. Platt W. Davis, III and Kenneth E. Studdard, directors of THC and THHC, will be Representatives (as defined below) designated under the Contingent Stock Agreement.

  The THC Board approved incentive bonuses aggregating approximately $3,000,000 for THC's eight executive officers, other than John L. Goolsby ("Goolsby"), subject to the consummation of the Mergers. Because such executive officers of THC will not be entitled to such incentive bonuses unless the Mergers are consummated, such executive officers have an interest in the approval of the Merger Agreements. In addition, in connection with the Mergers, the qualified defined benefit plan of THC, the Summa Corporation Benefit Restoration Plan and the Summa Corporation Supplemental Savings Plan will be terminated. The terminations of such plans will result in the lump-sum payment of benefits estimated to aggregate approximately $1,140,000 to these eight executive officers. The estimated amounts payable pursuant to such plans are based on certain assumptions (including assumed interest rates), and the actual amounts paid may differ significantly from the estimates. Also, in connection with the Mergers, HHPLP's Long-term Incentive Plan and Annual Incentive Compensation Plan will be terminated. All benefits relating to these plans, including a pro rata amount for 1996, will be paid at closing. The estimated amount to be paid to the eight executive officers under such plans is $1,490,000. Since such executive officers would not be entitled to payment of such amounts, if at all, until a later date absent the consummation of the Mergers, such executive officers have an interest in the approval of the Merger Agreements.

  Mr. Goolsby holds phantom interests in THC Common Stock and Class 1 Units under the Goolsby Incentive Agreement (as defined below) which entitle him to 0.8% of the Rouse Common Stock and cash payments (including with respect to the Special Distribution) to be distributed to the Stockholders and Unitholders in connection with the Mergers. In addition, Mr. Goolsby will receive payment of certain deferred non-vested amounts (approximately $526,000) credited under the Goolsby Incentive Agreement for "phantom distributions" made by the Hughes entities through January 1996 with respect to his phantom interests. Mr. Goolsby may receive approximately $136,000 in connection with the termination of the Annual Incentive Compensation Plan. At the request of Rouse, Mr. Goolsby entered into an agreement, dated February 27, 1996, with Rouse, THC and HHPLP pursuant to which Rouse will make a $2,000,000 cash payment to Mr. Goolsby and Rouse will receive an assignment of Mr. Goolsby's remaining rights under the Goolsby Incentive Agreement, including any rights to future distributions that Mr. Goolsby would otherwise be entitled to under the Contingent Stock Agreement. As a result of the termination of the qualified defined benefit plan of THC, the Summa Corporation

Benefit Restoration Plan and the Summa Corporation Supplemental Savings Plan, Mr. Goolsby will receive lump-sum distributions from these plans estimated to be approximately $730,000. The estimated amounts, payable pursuant to such plans, are based on certain assumptions (including assumed interest rates), and the actual amounts paid may differ significantly from the estimates. Since the current payment of the amounts noted above is dependent on the consummation of the Mergers, Mr. Goolsby has an interest in the approval of the Merger Agreements. Accordingly, Mr. Goolsby has an interest in the approval of the Merger Agreements.

  In connection with the Mergers, William R. Lummis, Elmer Vacchina and Vernon
C. Olson, directors of each of THC and THHC, and Robert E. Morrison, an executive officer of each of THC and THHC, will be entitled to cash payments of $235,000, $360,000, $359,000 and $235,000, respectively. Messrs. Lummis and
Olson will also be entitled to receive approximately $144,000 and $730,000, respectively, as a result of the termination of the Summa Corporation Benefit Restoration Plan. Since the current payment of these amounts is dependent on the consummation of the Mergers, each of these individuals has an interest in the approval of the Merger Agreements. See "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Mergers."

                  THE THC MERGER AND THE THC MERGER AGREEMENT

TERMS OF THE THC MERGER

  Pursuant to an Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, among THC, Rouse and Merger Sub (the "THC Merger Agreement"), at the Effective Time (as defined below), THC will merge with and into Merger Sub (the "THC Merger"), with Merger Sub being the surviving corporation (the "Surviving Corporation"). In the THC Merger, each share of THC Common Stock outstanding at the Effective Time, other than shares held by THHC, will be converted into the right to receive, subject to certain adjustments:

    (a) the number of shares of Common Stock, par value $0.01 per share of Rouse ("Rouse Common Stock"), (rounded to the nearest thousandth of a share), determined by dividing (i) the sum of (x) the quotient obtained by dividing (1) $176,400,000 by (2) the total number of shares of THC Common Stock outstanding at the Effective Time, excluding shares held by THHC, plus (y) the product of (1) the sum of all dividends and distributions on a share of Rouse Common Stock having a record date during the period from January 1, 1996 to the later of (A) the closing date of the Mergers (the "Closing Date") and (B) the date shares of Rouse Common Stock are registered in the names of the former holders of THC Common Stock (or their designees) on the stock transfer records of Rouse (the "Aggregate Rouse Dividends") times (2) the number of shares of Rouse Common Stock per share of THC Common Stock determined by dividing the quotient obtained pursuant to subclause (i)(x) above by the Average Closing Price (as defined below) by (ii) the average of the closing prices (the "Average Closing Price") of Rouse Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape for the 30 consecutive trading days ending five days prior to the Closing Date (the "Exchange Ratio"); and

    (b) contractual rights (the "Contractual Rights") to receive additional shares of Rouse Common Stock or, under certain circumstances, shares of a new series of Preferred stock, par value $0.01 per share, of Rouse ("Increasing Rate Preferred Stock") to be issued during a 14-year period following the consummation of the THC Merger based upon the cash flow generated from, and the appraised value of, certain assets of THC and its subsidiaries;

provided, however, that if the Exchange Ratio as computed above would result in the issuance in the THC Merger of a number of shares of Rouse Common Stock exceeding 19.9% of the total number of shares of Rouse Common Stock issued and outstanding as of 4:00 p.m., New York City time, on the business day next preceding the Closing Date (the "Total Rouse Common Stock"), then, in lieu of the consideration specified in clause
(a) above, each share of THC Common Stock will be converted into the right to receive (i) the number of shares of Rouse Common Stock determined by using an Exchange Ratio (the "Maximum Exchange Ratio") which results in the issuance of an aggregate number of shares of Rouse Common Stock equal to 19.9% of the Total Rouse Common Stock (the "Maximum Shares of Rouse Common Stock") and (ii) cash, without interest, in an amount determined by dividing (x) the sum of (1) $176,400,000 less an amount equal to the product of (A) the Maximum Shares of Rouse Common Stock times (B) the Average Closing Price plus (2) an amount equal to the product of (A) the Aggregate Rouse Dividends times (B) the Maximum Shares of Rouse Common Stock by (y) the total number of shares of THC Common Stock outstanding at the Effective Time, excluding the shares held by THHC (the "Alternative Consideration"). Notwithstanding the foregoing, (i) THC has the right to terminate the THC Merger Agreement if the Average Closing Price as computed above is greater than $23.00 (the "Ceiling Amount") unless, within two business days after receipt of notice of THC's election to terminate, Rouse notifies THC of Rouse's agreement to fix the Average Closing Price at the Ceiling Amount and (ii) Rouse has the right to terminate the THC Merger Agreement if the Average Closing Price as computed above is less than $18.00 (the "Floor Amount") unless, within two business days after receipt of notice of Rouse's election to terminate, THC notifies Rouse of THC's agreement to fix the Average Closing Price at the Floor Amount. Rouse and THC currently anticipate that the closing of the THC Merger will occur on the day immediately following the date of the Special Meeting. Accordingly, if the closing occurs as anticipated, the Exchange Ratio will be fixed on the fourth day immediately preceding the date of the Special Meeting. See "THE THC MERGER AGREEMENT-- Manner and Basis of Converting Shares" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Generally."

  THHC currently holds 37,362 shares of THC Common Stock. In the THC Merger, each share of THC Common Stock held by THHC at the Effective Time will be converted into the right to receive one share of Junior Preferred Stock, 1996 Series, par value $0.01 per share, of Rouse ("Rouse Junior Preferred Stock").

  Based on the number of shares of Rouse Common Stock and THC Common Stock (excluding the shares held by THHC) outstanding as of the Record Date, and assuming, solely for the purpose of illustration, (i) an Average Closing Price of $22.171 (which is equal to the average of the closing prices of Rouse Common Stock on the NYSE for the 30 consecutive trading days ending prior to the date of this Proxy Statement/Prospectus), and (ii) Aggregate Rouse Dividends of $.22 per share of Rouse Common Stock, the Exchange Ratio would be 120.893 and, therefore, approximately 8,035,274 shares of Rouse Common Stock would be issuable in the THC Merger pursuant to clause (a) above, representing approximately 14.277% of the Total Rouse Common Stock to be outstanding after such issuance. Based on the assumptions set forth in the preceding sentence (and valuing the shares of Rouse Common Stock at such assumed Average Closing Price), the Stockholders would receive $2,680.319 worth of Rouse Common Stock for each share of THC Common Stock. The foregoing example is provided solely for purposes of illustration and is not intended as a prediction of the actual Average Closing Price, which will be determined based on the 30 consecutive trading days ending five days prior to the Closing Date. Moreover, the value of shares of Rouse Common Stock on the date such shares are actually received by the Stockholders may be more or less than the Average Closing Price. The closing price of Rouse Common Stock on the NYSE on May 13, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, was $23.75.

  On behalf of and as an accommodation to THC, Merger Sub (as successor by merger to THC) and HHPLP and in partial performance of their obligations to Goolsby under that certain Amended and

Restated Long-Term Incentive Compensation Agreement, dated January 1, 1994, between Goolsby, THC and HHPLP (the "Goolsby Incentive Agreement"), Rouse will
(a) issue to Goolsby certificates representing 8/10ths of 1% of the aggregate number of shares of Rouse Common Stock issuable in the THC Merger (together with a payment in cash for any fractional share) and (b) pay to Goolsby 8/10ths of 1% of the aggregate cash consideration, if any, payable to the Stockholders (exclusive of any cash payments for fractional shares). The THC Merger Agreement provides that the consideration payable to the Stockholders in the THC Merger will be reduced to reflect such issuance and payment. See "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares."

EFFECTIVE TIME OF THE THC MERGER

  The THC Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"), unless the certificate of merger specifies a later Effective Time. Assuming all conditions to the THC Merger contained in the THC Merger Agreement are satisfied or, to the extent permissible, waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable following the Special Meeting.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE THC MERGER

  The obligations of Rouse and THC to consummate the THC Merger are subject to the satisfaction of certain conditions, including the following: (i) approval and adoption of the THC Merger Agreement by a majority of the outstanding shares of THC Common Stock entitled to vote at the Special Meeting and approval and adoption of the Partnership Merger Agreement by the holders of a majority of the outstanding Class 1 Units (the "Hughes Owners' Approvals"); (ii) the waiting period applicable to the consummation of the THC Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), having expired or been terminated;
(iii) the Registration Statement (of which this Proxy Statement/Prospectus forms a part) having become effective pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending such effectiveness having been issued and remaining in effect (and with no proceeding for such purpose having been instituted by the Securities and Exchange Commission (the "Commission") or any state regulatory authority); (iv) the authorization for listing on the NYSE, upon official notice of issuance, of the shares of Rouse Common Stock issuable in the THC Merger; (v) no injunction or other order or decree by any federal or state court preventing the consummation of the THC Merger having been issued and remaining in effect; (vi) no action having been taken, and no statute, rule or regulation having been enacted, by any federal or state government or governmental agency in the United States preventing the consummation of the THC Merger or making the THC Merger illegal; (vii) the Partnership Merger being consummated concurrently with the THC Merger; and (viii) the receipt of all governmental consents, orders and approvals required to consummate the THC Merger. In addition, the obligations of each of Rouse and THC are subject to (A) the accuracy of the representations and warranties of the other party and to compliance in all material respects with all agreements and covenants on the part of the other party contained in the THC Merger Agreement, (B) each party having received a legal opinion with respect to the tax consequences of the THC Merger under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (C) certain other conditions. Either Rouse or THC may extend the time for performance of any of the obligations of the other party or, to the extent permissible, waive compliance with those obligations at its discretion. The THC Merger is not conditioned upon any approval by the stockholders of Rouse.

  IT IS A CONDITION TO THE CONSUMMATION OF THE THC MERGER THAT THE PARTNERSHIP MERGER BE CONSUMMATED SIMULTANEOUSLY WITH THE CONSUMMATION OF THE THC MERGER. ACCORDINGLY, IF THE PARTNERSHIP MERGER IS NOT CONSUMMATED, THE THC MERGER WILL NOT BE CONSUMMATED. See "THE THC MERGER AGREEMENT--Conditions to the THC Merger."

GOVERNMENTAL APPROVALS

  Each of Rouse and THC intends to file a notification and report form, together with requests for early termination of the waiting period, under the HSR Act, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") in respect of the Mergers. The applicable waiting period will expire 30 days after the filing of the later to be filed of such notification and report forms, unless early termination is granted, provided that if a request for additional information or documents is received, the applicable waiting period will expire ten days after substantial compliance with such request for additional information or documents.

  Neither Rouse nor THC is aware of any other governmental or regulatory approval required for consummation of the Mergers, other than compliance with applicable securities laws. See "THE MERGERS--Governmental and Regulatory Approvals and Matters."

NO SOLICITATION

  The THC Merger Agreement provides that THC will not initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of, or any capital stock or equity interests in, THC, THHC or HHPLP or any of their respective subsidiaries, whether by merger, purchase of assets or securities, tender offer or otherwise (any such transaction, an "Acquisition Transaction"); provided, however, that in response to an unsolicited proposal with respect to an Acquisition Transaction (a "Takeover Proposal") THC may furnish information to or negotiate with any financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer"), if the THC Board determines (i) after consultation with one or more of THC's independent financial advisors, that providing confidential information to the Potential Acquirer could lead to an Acquisition Transaction more favorable to the Stockholders and Unitholders from a financial point of view than the Mergers and (ii) after consultation with THC's outside legal counsel, that the failure to provide such information to such Potential Acquirer would likely constitute a breach of the THC Board's fiduciary duties to the Stockholders and Unitholders. THC is required to notify Rouse promptly in writing of THC's plan to provide confidential information to and/or negotiate with a Potential Acquirer and the receipt by THC of a Takeover Proposal, and to furnish to Rouse the identity of the Potential Acquirer and, if a Takeover Proposal has been received, the identity of the person making the proposal and either a copy of the Takeover Proposal or a description of the material terms thereof. THC may accept any Takeover Proposal received by it only if: (A) the THC Board determines, after consultation with its financial advisor, that such Takeover Proposal is more favorable to the Stockholders and the Unitholders from a financial point of view than the Mergers and, after consultation with its counsel, that acceptance of such Takeover Proposal is in the best interests of the Stockholders and the Unitholders; (B) at least ten business days prior to the acceptance of the Takeover Proposal THC furnishes Rouse a copy of the Takeover Proposal or a description of the material terms thereof; (C) Rouse fails within such ten-day period to offer to amend the terms of the THC Merger Agreement and the Partnership Merger Agreement so that the Mergers would be at least as favorable to the Stockholders and the Unitholders as the Takeover Proposal; and (D) simultaneously with the acceptance of such Takeover Proposal, THC pays Rouse a break-up fee in the amount of $5,000,000. See "THE THC MERGER AGREEMENT--No Solicitation."

TERMINATION OF THE THC MERGER AGREEMENT

  Rouse may terminate the THC Merger Agreement if: (i) the THC Merger is not consummated by July 15, 1996 otherwise than on account of the delay or default by Rouse or Merger Sub; (ii) the THC Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Rouse or Merger Sub (with Rouse and Merger Sub having used commercially reasonable efforts to resist the entry of such order); (iii) THC accepts a Takeover Proposal in accordance with the terms of the THC Merger Agreement; (iv) THC fails to perform in any material respect any of its covenants under the THC Merger Agreement and does not cure such default in all material respects within 15 days after Rouse has provided THC with notice of such default; (v) the Hughes Owners' Approvals are not obtained at the Special Meeting or at any adjournment thereof; (vi) THC breaches any of its representations and warranties in the THC Merger Agreement and fails to cure such breach prior to the Effective Time and Rouse does not waive such breach; or (vii) the Average Closing Price as computed pursuant to the THC Merger Agreement is less than the Floor Amount unless, within two business days after receipt of written notice of Rouse's election to terminate the THC Merger Agreement in connection therewith, THC notifies Rouse of THC's agreement to fix the Average Closing Price at the Floor Amount.

  THC may terminate the THC Merger Agreement if: (i) the THC Merger is not consummated by July 15, 1996 otherwise than on account of the delay or default by THC; (ii) the THC Merger is enjoined by a final, unappealable court order not entered at the request or with the support of THC (with THC having used commercially reasonable efforts to resist the entry of such order); (iii) THC accepts a Takeover Proposal in accordance with the terms of the THC Merger Agreement; (iv) Rouse fails to perform in any material respect any of its covenants under the THC Merger Agreement and does not cure such default in all material respects within 15 days after THC has provided Rouse with notice of such default; (v) the Hughes Owners' Approvals are not obtained at the Special Meeting or at any adjournment thereof; (vi) Rouse or Merger Sub breaches any of its representations and warranties in the THC Merger Agreement and fails to cure such breach prior to the Effective Time and THC does not waive such breach; or (vii) the Average Closing Price as computed pursuant to the THC Merger Agreement is greater than the Ceiling Amount unless, within two business days after receipt of written notice of THC's election to terminate the THC Merger Agreement in connection therewith, Rouse notifies THC of Rouse's agreement to fix the Average Closing Price at the Ceiling Amount.

  See "THE THC MERGER AGREEMENT--Termination of the THC Merger Agreement."

TERMINATION FEES

  If the THC Merger Agreement is terminated by either THC or Rouse because THC has accepted a Takeover Proposal, THC is obligated to pay Rouse a break-up fee in the amount of $5,000,000 (the "Break-up Fee"). If Rouse terminates the THC Merger Agreement because THC has breached a covenant in the THC Merger Agreement and has failed to cure such breach within the grace period allotted, Rouse may elect either (i) to receive the Break-up Fee as its sole and exclusive remedy or (ii) to pursue legal or equitable remedies, provided that in such event, THC's aggregate liability under the THC Merger Agreement shall not exceed $15,000,000 (inclusive of the Break-up Fee). If THC terminates the THC Merger Agreement because Rouse has breached a covenant in the THC Merger Agreement and has failed to cure such breach within the grace period allotted, THC shall be entitled to all amounts held in an escrow account established by Rouse on the date of the THC Merger Agreement in the amount of $15,000,000 (the "Escrow Amount"). Receipt by Rouse of the Break-up Fee (other than as part of any legal remedies pursued) and receipt by THC of the Escrow Amount shall be the sole and exclusive remedy of Rouse and THC, respectively, in connection with the termination of the THC Merger Agreement in the circumstances described above. See "THE THC MERGER AGREEMENT--Termination Fees."

INDEMNIFICATION AND INSURANCE

  Rouse has agreed to, and has agreed to cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer, agent and employee of THC and any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to actions or omissions occurring prior to the Effective Time or in connection with the Mergers. Rouse has also agreed to cause the Surviving Corporation to maintain in effect for a period of six years after the Effective Time certain (i) insurance policies for directors' and officers' liability and (ii) by-law or charter provisions and contractual agreements and undertakings relating to directors' and officers' indemnification with respect to acts and omissions occurring prior to the Effective Time. See "THE THC MERGER AGREEMENT--Indemnification."

THC EMPLOYEE BENEFIT PLANS

  Through December 31, 1996, with certain exceptions, Rouse will, or will cause its subsidiaries to, continue without amendment or change all material employee benefit plans, programs, arrangements and practices of THC and its subsidiaries (the "THC Plans") and the participation therein of those who are employees of THC and its subsidiaries on the Closing Date ("THC Employees"). The THC Employees will be eligible to participate in Rouse's Pension Plan and 401(k) Savings Plan beginning on the Closing Date, subject to the terms of such plans.

  With respect to all material employee benefit plans, programs, arrangements and practices of Rouse (the "Rouse Plans"), on and after the Closing Date, Rouse will, and will cause its subsidiaries to, grant all THC Employees credit for all service with THC and its subsidiaries (and their respective predecessors) prior to the Closing Date for all purposes for which such service was recognized by THC and its subsidiaries under any corresponding THC Plan; provided, however, that THC Employees will be credited with service for eligibility and vesting purposes only, and not for benefit accrual purposes, under Rouse's Pension Plan. On and after January 1, 1997, Rouse will, or will cause its subsidiaries to, cover the THC Employees in Rouse Plans in which similarly situated employees of Rouse or its subsidiaries participate, except with respect to a THC Employee's entitlement to certain vacation and severance benefits. In addition, on and after January 1, 1997, retirees of THC and its subsidiaries will be eligible for retiree life insurance coverage on a basis that is no less favorable than the retiree life insurance coverage made available to retirees of Rouse and its subsidiaries.

  With respect to THC's retiree health, dental and vision plans, Rouse will, or will cause its subsidiaries to, continue such plans for those persons who, as of the Closing Date, are participants or beneficiaries in such plans, and to "grandfather" certain persons to enable them to retire under such plans (or any successor plans) upon their subsequent termination of employment with Rouse and its subsidiaries, with certain limitations. Further, (i) Rouse will not eliminate or change the retiree health coverage benefits for any retiree (or beneficiary) of THC and its subsidiaries, except to the extent (a) substantially comparable health coverage benefits are provided under a replacement plan or (b) such elimination or change is consistent with that made for similarly situated retirees (and beneficiaries thereof) of Rouse and its subsidiaries and (ii) until the fifth anniversary of the Effective Time, Rouse will not eliminate or change the retiree dental or vision coverage benefits for any retiree (or beneficiary) of THC and its subsidiaries, except to the extent substantially comparable benefits are provided under a replacement plan or plans. See "THE THC MERGER AGREEMENT--THC Employee Benefit Plans."

HUGHES NAME

  So long as such action would not adversely affect the tax consequences of the THC Merger under Section 368(a) of the Code, at or prior to the closing of the THC Merger (the "Closing"), THC and its subsidiaries will be entitled to transfer and assign to a nominee (for other than the Stockholders and the Unitholders) selected by THC all or any portion of their rights, titles and interests in and to the name "Howard R. Hughes" and all derivations thereof (the "Hughes Name") and certain Howard R.

Hughes, Jr. archives and memorabilia; provided, however, that : (i) at the option of THC, HHPLP and its subsidiaries will either retain the right, or will receive at the Closing a perpetual, royalty-free license agreement, as of the Effective Time, to use the Hughes Name, likeness and other memorabilia in connection with, among other things, the ownership and development of land and
(ii) any agreement effectuating transfer and assignment of rights with respect to the Hughes Name to THC's nominee will entitle Rouse to limit the use of the Hughes Name in certain circumstances.

          THE PARTNERSHIP MERGER AND THE PARTNERSHIP MERGER AGREEMENT

TERMS OF THE PARTNERSHIP MERGER

  In conjunction with the transactions contemplated by the THC Merger Agreement, Rouse, Partnership Merger Sub and HHPLP have entered into an Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996 (the "Partnership Merger Agreement" and, together with the THC Merger Agreement, the "Merger Agreements"), pursuant to which Partnership Merger Sub will be merged with and into HHPLP (the "Partnership Merger" and, together with the THC Merger, the "Mergers"), with HHPLP being the surviving entity. At the Partnership Effective Time (as defined below), all outstanding Class 1 Units will be converted into the right to receive an aggregate amount in cash, subject to certain adjustments, equal to:

    (i) the sum of (v) the aggregate amount of cash, bank deposits, marketable securities and other cash equivalents on hand (collectively, "cash") of HHPLP and its affiliates as of December 31, 1995 plus (w) HHPLP's pro rata portion of the aggregate amount of cash held by each entity in which HHPLP owned a minority interest as of December 31, 1995 plus (x) $1,702,931 for that certain promissory note received by HHPLP in connection with the sale of its Park 2000 property plus (y) $764,500, such amount representing one-half of the value of the parcel located in the Hughes Center in Las Vegas, Nevada which was ground leased by HHPLP to a third party plus (z) $40,000,000, which sum of the amounts in subclauses (v)-(z) above is estimated to be approximately $185,000,000, together with interest on such sum (less the amount described in subclause (ii)(y) below) at a rate of 5% per annum (the "Applicable Rate") from January 1, 1996 until the Partnership Effective Time (the "Interim Period") minus

    (ii) the sum of (x) the aggregate amount of all dividends and other distributions with respect to the Class 1 Units and the THC Common Stock declared and paid or payable after December 31, 1995 (excluding the Special Distribution described below) plus (y) the amount of cash attributable to minority interests in majority-owned subsidiaries of THC plus (z) certain expenses incurred by THC and its subsidiaries in connection with the Mergers, together with, in the case of subclauses (ii)(x) and (ii)(z) above, interest thereon at the Applicable Rate from the date of payment to the Partnership Effective Time minus

    (iii) an amount equal to a special distribution in cash (the "Special Distribution") to be made in respect of the Class 1 Units immediately prior to the Partnership Effective Time plus

    (iv) an amount equal to 25% of the taxable income of HHPLP allocated to the Class 1 Units with respect to the Interim Period (the "Value Adjustment").

  The Special Distribution will be in an amount equal to the lesser of (i) the aggregate amount of cash held immediately prior to the Partnership Effective Time by HHPLP, THC and their respective subsidiaries and available for distribution to the holders of the Class 1 Units and (ii) the Adjusted Cash Value (as defined below) minus $5,000,000. The aggregate amount of consideration to be received by Unitholders in the Partnership Merger, if approved, is estimated to be $130 million. See "THE PARTNERSHIP MERGER AGREEMENT--Conversion of Class 1 Units."

  On behalf of and as an accommodation to THC, Merger Sub (as successor by merger to THC) and HHPLP and in partial performance of their obligations to Goolsby under the Goolsby Incentive Agreement, Rouse will pay to Goolsby an amount representing 8/10ths of 1% of the aggregate consideration payable in respect of all Class 1 Units issued and outstanding at the Partnership Effective Time, and the Partnership Merger Agreement provides that the consideration payable by Rouse to the Unitholders will be reduced to reflect such amount. In addition, HHPLP will pay to Goolsby an amount equal to 8/10ths of 1% of the aggregate amount of the Special Distribution, and the Partnership Merger Agreement provides that the amount payable to the Unitholders in the Special Distribution will be reduced to reflect such amount. See "THE PARTNERSHIP MERGER AGREEMENT--Goolsby HHPLP Payment."

PARTNERSHIP INTERESTS

  The partnership interests in HHPLP, other than the Class 1 Units, consisting of a general partnership interest (the "General Partner's Interest"), limited partnership interests represented by Class 2 limited partnership units ("Class 2 Units") and a preferred limited partnership interest represented by a Class 3 limited partnership unit (the "Class 3 Unit"), will remain outstanding at and following the Partnership Effective Time. THHC holds the General Partner's Interest and the Class 3 Unit, and THC, THHC and HHC LP Corp., a Delaware corporation ("LP Corp.") and a wholly owned subsidiary of THHC, collectively hold the Class 2 Units. See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP."

EFFECTIVE TIME OF THE PARTNERSHIP MERGER

  The Partnership Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Partnership Effective Time"), unless the certificate of merger specifies a later Partnership Effective Time. Assuming all conditions to the Partnership Merger contained in the Partnership Merger Agreement are satisfied or, to the extent possible waived prior thereto, it is anticipated that the Partnership Effective Time will occur as soon as practicable following the Special Meeting.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE PARTNERSHIP MERGER

  The obligations of Rouse and HHPLP to consummate the Partnership Merger are subject to the satisfaction of certain conditions, including the following conditions: (i) the waiting period applicable to the consummation of the Partnership Merger under the HSR Act having expired or been terminated; (ii) no injunction or other order or decree by any federal or state court preventing the consummation of the Partnership Merger having been issued and remaining in effect; (iii) no action having been taken, and no statute, rule or regulation having been enacted, by any federal or state government or governmental agency preventing the consummation of the Partnership Merger or making the Partnership Merger illegal; (iv) the THC Merger being consummated concurrently with the Partnership Merger; (v) Rouse having received a legal opinion to the effect that HHPLP has been a partnership for tax purposes from its formation through the Partnership Effective Time; (vi) no governmental authority having promulgated any statute, rule or regulation that when taken together with all such promulgations would materially impair the value of the Partnership Merger to Rouse or to HHPLP; (vii) the receipt of all governmental waivers, consents, orders and approvals legally required to consummate the Partnership Merger; and
(viii) the Hughes Owners' Approvals having been obtained. In addition, the obligations of each of Rouse and HHPLP are subject to the accuracy of the representations and warranties of the other party and to compliance in all material respects with all agreements and covenants on the part of the other party contained in the Partnership Merger Agreement and certain other closing conditions. Either Rouse or HHPLP may extend the time for performance of any of the obligations of the other party or, to the extent permissible, waive compliance with those obligations at its discretion. The Partnership Merger is not conditioned upon any approval by the stockholders of Rouse.

  IT IS A CONDITION TO THE CONSUMMATION OF THE PARTNERSHIP MERGER THAT THE THC MERGER BE CONSUMMATED SIMULTANEOUSLY WITH THE CONSUMMATION OF THE PARTNERSHIP MERGER. ACCORDINGLY, IF THE THC MERGER IS NOT CONSUMMATED, THE PARTNERSHIP MERGER WILL NOT BE CONSUMMATED. See "THE PARTNERSHIP MERGER AGREEMENT-- Conditions to the Partnership Merger."

TERMINATION

  The Partnership Merger Agreement will terminate automatically if the THC Merger Agreement is terminated. See "THE PARTNERSHIP MERGER AGREEMENT-- Termination."

             THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS

  Pursuant to the terms of a Contingent Stock Agreement (the "Contingent Stock Agreement") to be entered into by Rouse for the benefit of the Stockholders (together with their successors and permitted assigns, the "Holders") and the Representatives (as defined below), the Holders will receive as part of the consideration in the THC Merger Contractual Rights to certain future distributions of shares of Rouse Common Stock (the "Contingent Shares") or, if Rouse is unable to deliver shares of Rouse Common Stock for any reason, or upon certain other events at the election of the Representatives, shares of Increasing Rate Preferred Stock (the "Contingent Preferred Shares"). The number of Contingent Shares to be issued in respect of the Contractual Rights will be determined on the basis of (i) the "Excess Cash Flow" of each of four pools of real property and other assets owned directly or indirectly by THC and its subsidiaries (each, a "Business Unit") over specified time periods (each, an "Earnout Period") ranging from five to 14 years after the Effective Time, depending on the Business Unit and (ii) the appraised value of the assets of each such Business Unit at the end of the applicable Earnout Period.

  The Contractual Rights (i) will not be represented by any form of certificate or instrument; (ii) do not give the Stockholders dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Rouse Common Stock or Rouse Preferred Stock; (iii) are not redeemable; (iv) may not be transferred or assigned by any Holder, with certain limited exceptions, and (v) do not entitle the Holders to participate in the growth or earnings of Rouse, except to the extent of the rights of such Holders to be paid Rouse Common Stock or Increasing Rate Preferred Stock the amounts of which will be determined by Excess Cash Flow and the appraised value of the assets of any Business Unit at the end of the applicable Earnout Period. The terms of the Contractual Rights may be amended by written agreement between Rouse and the Representatives (as defined below), except that amendments of certain provisions require the consent of the holders of a majority in interest of the Contractual Rights or of all of the Holders. Under certain circumstances, the Holders are entitled to have an individual designated for election to the Board of Directors of Rouse on their behalf. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Generally," "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Board Representation" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Amendments and Waiver."

BUSINESS UNITS

  The assets of the Business Units represent substantially all undeveloped land (or interests therein) and certain rental properties (or interests therein) held at January 1, 1996 by THC and its subsidiaries.

The rental properties included in the Business Units contributed approximately $17,495,000 (or approximately 27%) of the operating revenues of THC and its subsidiaries for the year ended December 31, 1995 attributable to rental properties. Historically, sales of development properties and sales of investment properties have contributed a majority of the operating revenues of THC and its subsidiaries. Accordingly, it is expected that the majority of future operating revenues (and cash flows) of THC and its subsidiaries will be derived from sales of development properties and investment properties included in the assets comprising the Business Units. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Business Units," "THE HUGHES CORPORATION," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THC," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC" and the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

DISTRIBUTIONS OF CONTINGENT SHARES BASED UPON CASH FLOW

  The Earnout Period for each Business Unit is deemed to have commenced on January 1, 1996 and will continue until the valuation date for such Business Unit at the expiration of the applicable Earnout Period (the "Valuation Date"). Contingent Shares will be issued to the Holders pursuant to a formula for each Business Unit based upon the Excess Cash Flow of such Business Unit for the six-month period beginning January 1 and July 1 of each year, commencing January 1, 1996 and ending on the Valuation Date for the applicable Business Unit. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS-- Distributions of Contingent Shares Based Upon Cash Flow."


DISTRIBUTIONS OF CONTINGENT SHARES BASED UPON APPRAISED VALUE

  The "Fair Market Value" of each of the assets of each Business Unit or portion thereof will be determined by appraisal by a panel of three independent appraisers as of the Valuation Date with respect to such Business Unit or portion thereof.

  Upon determining the Fair Market Value of the assets comprising any Business Unit or portion thereof, a portion of such Fair Market Value will be credited to the Holders, in the same manner that credits to the Business Unit Account (as defined below) for such Business Unit are calculated, provided that certain development or management fees will not be taken into account. Rouse is obligated to deliver to each Holder (or his or her designee) as soon as practicable and in any event within 12 months of the applicable Valuation Date, a number of Contingent Shares based upon such Holder's percentage interest in the portion of the Fair Market Value of each asset credited to the Holders. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Appraised Value."

REVIEW COMMITTEE

  The Contingent Stock Agreement contemplates the establishment of a committee (the "Review Committee") which will meet periodically to review and discuss the management, operation and development of the Business Units and their assets. The Review Committee will have five members, two of whom will be designated by Rouse, two by the Representatives (as defined below) and the fifth by the four members previously designated. Certain transactions with respect to the Business Units require the consent of all or a majority of the members of the Review Committee. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS-- Review Committee" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS-- Covenants of Rouse and the Business Unit Entities."

REPRESENTATIVES

  Certain representatives of the Holders (the "Representatives") will be appointed as attorneys- in-fact of the Holders to represent them and act on their behalf with respect to substantially all matters arising under the Contingent Stock Agreement. Subject to certain limitations, the Representatives will have the power and authority to interpret and amend the terms of the Contingent Stock Agreement and to compromise and settle disputes between Rouse and the Holders arising under the Contingent Stock Agreement. All actions taken by the Representatives (which shall be taken upon the written direction of a majority of the Representatives) will be binding upon the Holders, as if expressly confirmed and ratified by them. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Representatives."

EVENTS OF DEFAULT

  If certain "Events of Default" under the Contingent Stock Agreement have occurred and are continuing, the Representatives may accelerate Rouse's obligation to deliver Contingent Shares (or require Rouse to deliver Contingent Preferred Shares) with respect to the assets of each Business Unit or, in certain cases, accelerate Rouse's obligation to deliver Contingent Shares (or require Rouse to deliver Contingent Preferred Shares) with respect to the assets of the Business Unit to which such default relates. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Events of Default."

CONTINGENT PREFERRED SHARES

  If Rouse is required to deliver Contingent Shares pursuant to the Contingent Stock Agreement on any date and is unable for any reason to deliver such Contingent Shares on such date, Rouse is required to immediately deliver Contingent Preferred Shares in lieu thereof, in an amount determined by dividing (x) 125% of the number of Contingent Shares required to be delivered by (y) the quotient of (i) $100 divided by (ii) the trading value of Rouse Common Stock used in calculating such number of Contingent Shares. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Contingent Preferred Shares." See also "SUMMARY--The Contingent Stock Agreement; The Contractual Rights--Events of Default" above.

COVENANTS

  The Contingent Stock Agreement contains certain covenants with respect to, among other things, the management and operation of the Business Units and financial and other information to be furnished to the Review Committee and the Representatives by Rouse. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Covenants of Rouse and the Business Unit Entities" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Financial and Other Information to be Provided by Rouse."

RISK FACTORS

  FOR A DISCUSSION OF CERTAIN RISKS RELATING TO THE CONTINGENT STOCK AGREEMENT, SEE "RISK FACTORS--RISKS RELATING TO THE CONTINGENT STOCK AGREEMENT, THE CONTINGENT SHARES AND THE CONTINGENT PREFERRED SHARES" AND "RISK FACTORS-- ADDITIONAL RISKS RELATING TO THE BUSINESS OF THC AND ITS SUBSIDIARIES."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is expected that (i) the THC Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code, (ii) THC, Rouse and Merger Sub will each be a "party to a reorganization" as such phrase is described in Section 368(b) of the Code, and (iii) subject to the discussion below of the receipt of cash and the risk that the Contractual Rights (as defined below) will be treated as boot (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Stockholders" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Treatment of Contractual Rights"), the Stockholders will recognize no gain or loss for federal income tax purposes by reason of conversion of the shares of THC Common Stock into the shares of Rouse Common Stock and rights under the Contingent Stock Agreement (the "Contractual Rights") to be received at the Effective Time. Any Contingent Shares (and any Contingent Preferred Shares) received pursuant to the Contingent Stock Agreement will represent taxable income, in part, with the balance being received without recognition of gain or loss (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Treatment of Contractual Rights"). The receipt of the Special Distribution and the Rouse payment pursuant to the Partnership Merger Agreement will be taxable events as described in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The Partnership Merger."

  The foregoing is only a brief summary of certain of the federal income tax consequences of the Mergers and is based in part upon the opinion of Andrews & Kurth L.L.P., counsel to THC and HHPLP, described in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." This summary is qualified in its entirety by the discussion in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." STOCKHOLDERS AND UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGERS AND THE ACQUISITION, HOLDING AND DISPOSITION OF ROUSE COMMON STOCK AND INCREASING RATE PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

                              ACCOUNTING TREATMENT

  The Mergers are expected to be accounted for as a "purchase" for financial accounting purposes. See "THE MERGERS--Accounting Treatment."

                                APPRAISAL RIGHTS

  If the THC Merger is consummated, holders of THC Common Stock who do not vote in favor of the THC Merger will be entitled to certain appraisal rights under Delaware law with respect to their shares of THC Common Stock for which they properly perfect such rights (collectively "Dissenting Shares"). Such appraisal rights are described under "THE MERGERS--Dissenters' Rights." Under the THC Merger Agreement, Rouse is not obligated to consummate the THC Merger if holders of five percent or more of the outstanding shares of THC Common Stock have exercised such appraisal rights. Holders of Class 1 Units are not entitled to appraisal rights under Delaware law and the organizational documents of HHPLP with respect to the Partnership Merger.

          EXCHANGE OF THC COMMON STOCK CERTIFICATES AND CLASS 1 UNITS

  Promptly after the Effective Time, a bank or trust company designated by Rouse and reasonably acceptable to THC will, in its capacity as exchange agent (the "Paying Agent"), mail a letter of transmittal with instructions to each holder of record of THC Common Stock outstanding immediately prior to the Effective Time (other than THHC) for use in exchanging certificates formerly representing shares of THC Common Stock for certificates representing shares of Rouse Common Stock and cash, if any, to which such holder may be entitled in connection with the receipt of the Alternative Consideration or in lieu of any fractional shares of Rouse Common Stock. Certificates should not be surrendered by the holders of THC Common Stock until they have received the letter of transmittal from the Paying Agent. See "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares."

  Promptly after the Partnership Effective Time, the Paying Agent will: (i) transmit to each Unitholder of record by wire transfer of immediately available funds, pursuant to wire transfer instructions given by such Unitholder of record to the Paying Agent in writing at least two days prior to the Closing Date, the consideration payable to such Unitholder in the Partnership Merger;
(ii) in the case of each beneficial holder of Class I Units to whom a Unitholder of record directed Rouse, at least three days prior to the Closing Date, to pay its proportionate share of the consideration payable in the Partnership Merger, transmit to such holder the consideration payable to such holder in the Partnership Merger, by wire transfer of immediately available funds, pursuant to wire transfer instructions given by such holder to the Paying Agent in writing at least two days prior to the Closing Date or, in the absence of such instructions, by bank check mailed to such holder; and (iii) as to all other Unitholders of record or beneficial holders, mail a letter of transmittal with instructions to each holder of Class 1 Units outstanding immediately prior to the Partnership Effective Time to apply for payment of the consideration payable to such holder in the Partnership Merger. See "THE PARTNERSHIP MERGER AGREEMENT--Payment Procedures."

         COMPARATIVE RIGHTS OF ROUSE STOCKHOLDERS AND THC STOCKHOLDERS

  The rights of the Stockholders are currently governed by the DGCL, the Certificate of Incorporation, as amended, of THC (the "THC Charter"), the By-Laws, as amended, of THC (the "THC By-Laws") and the Stockholder Agreement. Upon consummation of the THC Merger, the Stockholders will become stockholders of Rouse and their rights as stockholders of Rouse will be governed by the Maryland General Corporation Law (the "MGCL"), the Amended and Restated Articles of Incorporation, as amended, including all Articles Supplementary thereto, of Rouse (the "Rouse Charter") and the By-Laws, as amended, of Rouse (the "Rouse By-Laws"). Upon consummation of the Mergers, the Stockholder Agreement will terminate in accordance with its terms. The rights of the Stockholders under the DGCL, the THC Charter and the THC By-Laws are generally substantially similar to the rights of holders of Rouse Common Stock under the MGCL, the Rouse Charter and the Rouse By-Laws, except that: (i) holders of THC Common Stock may act by written consent of the holders of the number of shares of THC Common Stock required to act at a meeting, whereas holders of Rouse Common Stock and Rouse Preferred Stock may not take action without a meeting other than by unanimous written consent; (ii) special meetings of stockholders may be called by holders of Rouse Common Stock or Rouse Preferred Stock entitled to cast at least 25% of all votes at such meetings, whereas action by the holders of 51% of the capital stock of THC is necessary for stockholders to call a special meeting; and (iii) certain of the Stockholders have rights to nominate and remove directors of THC under the Stockholder Agreement (as defined below), which will expire at the Effective Time, and after the Effective Time, such Stockholders will have rights to elect directors of Rouse only as provided under the Contingent Stock Agreement or as generally granted to stockholders of Rouse. See "COMPARATIVE RIGHTS OF

ROUSE STOCKHOLDERS AND THC STOCKHOLDERS," "DESCRIPTION OF ROUSE COMMON STOCK" and "DESCRIPTION OF ROUSE PREFERRED STOCK."

                                  RISK FACTORS

  STOCKHOLDERS SHOULD CONSIDER THE FACTORS DISCUSSED UNDER "RISK FACTORS" IN EVALUATING THE THC MERGER.

              MARKET PRICE AND DIVIDEND DATA OF ROUSE COMMON STOCK

  Rouse Common Stock began trading on the NYSE under the symbol "RSE" in November 1995. Prior to that time it was traded on the NASDAQ. The following table sets forth, for the periods indicated, the range of high and low per share sales (or bid) prices for Rouse Common Stock as reported on the NYSE Composite Tape or NASDAQ, as the case may be, and dividends paid per share of Rouse Common Stock.

                                                    ROUSE COMMON STOCK
                                                    ---------------------------
                                                                      DIVIDENDS
                                                    HIGH      LOW     PER SHARE
                                                    ----      ----    ---------
   1994
     First Quarter................................. $19       $16 1/4   $.17
     Second Quarter................................  20         18       .17
     Third Quarter.................................  20        18 3/4    .17
     Fourth Quarter................................ 19 1/2     17 1/4    .17
   1995
     First Quarter................................. 19 7/8      18       .20
     Second Quarter................................ 20 11/16    17       .20
     Third Quarter................................. 22 5/8     19 1/2    .20
     Fourth Quarter................................  22        18 5/8    .20
   1996
     First Quarter................................. 22 1/8     18 1/4    .22
     Second Quarter (through May 13, 1996)......... 23 3/4     20 3/8    .22

  On February 21, 1996, the last trading day prior to the date of the joint announcement by Rouse and THC with respect to the Mergers, the closing per share sales price of Rouse Common Stock, as reported on the NYSE Composite Tape, was $19.875. See the cover page of this Proxy Statement/Prospectus for a recent closing price of Rouse Common Stock.

  There are presently no shares of Increasing Rate Preferred Stock issued and outstanding, and accordingly, no trading market for such shares exists.

                        SUMMARY FINANCIAL DATA OF ROUSE

  The following table sets forth certain summary financial information of Rouse as of and for each of the years in the five year period ended December 31, 1995. Such selected financial information has been derived from the audited consolidated financial statements of Rouse which, for each year in such five year period, have been audited by KPMG Peat Marwick LLP, independent accountants. The following financial information should be read in conjunction with Rouse's Consolidated Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROUSE" included elsewhere in this Proxy Statement/Prospectus.

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1995        1994        1993        1992        1991
                          ----------  ----------  ----------  ----------  ----------
                             (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
OPERATING RESULTS DATA:
 Revenues from
  continuing
  operations............  $  672,821  $  671,171  $  646,805  $  597,105  $  573,498
 Earnings (loss) from
  continuing
  operations............       5,850       6,606      (1,291)    (15,849)      2,424
 Earnings (loss) from
  continuing operations
  applicable to common
  shareholders per share
  of common stock.......        (.18)       (.14)       (.27)       (.33)        .05
BALANCE SHEET DATA:
 Total assets-cost
  basis.................   2,985,609   2,915,860   2,874,982   2,726,281   2,637,452
 Total assets-current
  value basis...........   4,852,403   4,736,961   4,588,636   4,217,819   4,174,093
 Debt and capital leases
  ......................   2,538,315   2,532,920   2,473,596   2,498,983   2,374,527
 Shareholders' equity
  (deficit):
 Historical cost basis..      42,584      95,026     113,151     (34,848)     17,328
 Current value basis....   1,539,155   1,614,245   1,525,606   1,188,896   1,274,070
 Shareholders' equity
  (deficit) per share of
  common stock:
 Historical cost basis
  (1)...................         .73        1.63        1.98        (.74)        .36
 Current value basis
  (1)...................       26.30       27.75       26.75       25.50       26.60
OTHER SELECTED DATA:
 Earnings before
  depreciation and
  deferred taxes from
  operations (EBDT)(2)..     108,360      94,710      78,281      52,282      46,820
 Net cash provided by
  (used in):
 Operating activities...     107,001     113,775     101,149      66,630      67,226
 Investing activities...     (64,995)   (178,551)   (154,446)   (144,836)    (96,210)
 Financing activities...       3,518      40,618      47,068      98,914      17,271
 Ratio of earnings to
  combined fixed charges
  and Preferred stock
  dividend requirements
  (3)(4)................         --          --          --          --          --
 Cash dividends per
  share of common stock
  for the period........         .80         .68         .62         .60         .60
 Cash dividends per
  share of convertible
  Preferred stock for
  the period............        3.25        3.25        2.83         --          --
 Market price per share
  of common stock at end
  of period (5).........       20.13       19.25       17.75       18.00       18.25
 Market price per share
  of convertible
  Preferred stock at end
  of period.............       51.63       48.50       53.75         --          --
 Weighted average common
  shares outstanding....      47,814      47,565      47,411      47,994      48,157
 Number of common shares
  outstanding at end of
  period................      47,923      47,571      47,562      47,292      48,193
 Number of convertible
  Preferred shares
  outstanding at end of
  period................       4,505       4,505       4,025         --          --

- -------
(1) Historical cost basis shareholders' equity (deficit) per share of Rouse Common Stock and current value basis shareholders' equity per share of Rouse Common Stock assume the conversion of Rouse's Series A Convertible Preferred Stock.
(2) Rouse uses a supplemental performance measure along with net earnings
    (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes (EBDT), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, Rouse believes that EBDT provides relevant information about its operations and is necessary, along with net earnings (loss), for an understanding of its operating results.
(3) The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(4) Total fixed charges and Preferred stock dividend requirements exceeded Rouse's earnings available for fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000, $17,722,000, $29,449,000 and
    $10,347,000 for the years ended December 31, 1995, 1994, 1993, 1992 and
    1991, respectively.

(5) The market price of Rouse Common Stock as of the close of business on May 13, 1996 was $23.75 per share.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF THC

  The following table sets forth certain summary financial information of THC and its consolidated subsidiaries as of and for each of the years in the five year period ended December 31, 1995. Such selected financial information has been derived from the audited consolidated financial statements of THC which, for each year in such five year period, have been audited by Deloitte & Touche LLP, independent accountants. The following financial information should be read in conjunction with THC's Consolidated Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC" included elsewhere in this Proxy Statement/Prospectus.

                                            YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                    1995     1994     1993      1992     1991
                                  -------- -------- --------  -------- --------
OPERATING RESULTS DATA:              (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Operating revenues............. $293,384 $169,926 $135,397  $ 87,743 $ 84,021
  Gross profit from operations...  148,639   70,357   67,634    40,894   46,264
  Income (loss) before cumulative
   effect of accounting change...   45,139    8,403  (22,713)    4,826   10,372
  Net income (loss)..............   45,139    8,403  (27,044)    4,826   10,372
  Per share:
    Income (loss) before
     cumulative effect of
     accounting change...........   679.13   126.43  (341.72)    72.61   156.05
    Net income (loss)............   679.13   126.43  (406.88)    72.61   156.05
BALANCE SHEET DATA:
  Total assets...................  677,478  662,642  628,365   632,686  566,854
  Notes and mortgages payable....  332,276  332,520  328,214   277,403  223,328
  Cash dividends declared per
   common share..................   138.79   147.50    91.84     36.86   126.20

      SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ROUSE

  The summary pro forma condensed combined financial information of Rouse has been derived from, or prepared on a basis consistent with, the pro forma condensed combined financial statements included elsewhere in this Proxy Statement/Prospectus. This financial information reflects how the balance sheet data of Rouse might have appeared at December 31, 1995 if the Mergers had been consummated at that date and how the statement of operations data of Rouse for the year ended December 31, 1995 might have appeared if the Mergers had been consummated on January 1, 1995. The following financial information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Mergers had occurred at the beginning of the period presented or on the date indicated, nor is it necessarily indicative of the future operating results or financial position of Rouse. The following financial information should be read in conjunction with the information provided in "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                 YEAR ENDED
                                                                  OR AS OF
                                                                DECEMBER 31,
                                                                  1995(1)
                                                              ----------------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                   DATA)
     INCOME STATEMENT DATA:
       Revenues..............................................    $  956,094
       Earnings from continuing operations before income
        taxes................................................        76,154
       Earnings from continuing operations...................        29,504
       Earnings from continuing operations applicable to
        common shareholders per share of common stock(2).....           .26
       Cash dividends per share of common stock(4)...........           .80
     BALANCE SHEET DATA:
       Total assets--historical cost basis...................    $3,618,648
       Total debt--historical cost basis.....................     2,809,072
       Shareholders' equity--historical cost basis...........       218,984
       Historical cost basis shareholders' equity per share
        of common stock(3)(5)................................          3.25

    --------
(1) The pro forma condensed combined statement of income for the year ended December 31, 1995 was prepared based upon the consolidated statements of income of Rouse and of THC for the year ended December 31, 1995. The pro forma condensed combined balance sheet was prepared based upon the consolidated balance sheets of Rouse and of THC as of December 31, 1995.
(2)Assumes weighted average 47,814,000 outstanding shares of Rouse Common Stock, plus the issuance of an additional 8,820,000 shares of Rouse Common Stock in the THC Merger, based upon an aggregate stock consideration of $176,400,000 and an Average Closing Price of $20.00. See "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares."
(3) Assumes 47,922,749 outstanding shares of Rouse Common Stock, plus the issuance of an additional 8,820,000 shares of Rouse Common Stock in the THC Merger, based upon an aggregate stock consideration of $176,400,000 and an Average Closing Price of $20.00. See "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares."
(4) Pro forma cash dividends per share are assumed to be the same as historically declared by Rouse. However, any decision to continue, increase or decrease the cash dividend per share is at the discretion of the Board of Directors of Rouse, subject to restrictions that may be imposed by law or contract.
(5) Assumes conversion of Rouse's Series A Convertible Preferred Stock.

                           COMPARATIVE PER SHARE DATA

  Set forth below are historical earnings per share, cash dividends per share and book value per share data of Rouse and of THC, pro forma combined per share data of Rouse and pro forma equivalent per share data of THC. The data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of each of Rouse and THC which are included elsewhere in this Proxy Statement/Prospectus.

                                                         ROUSE         THC
                                                      ------------ ------------
                                                       YEAR ENDED   YEAR ENDED
                                                        OR AS OF     OR AS OF
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1995
                                                      ------------ ------------
HISTORICAL:
  Earnings (loss) per share of common stock..........   $  (.36)     $ 679.13
  Cash dividends per share of common stock...........       .80        138.79
  Historical cost basis of shareholders' equity per
   share of common stock(1)..........................       .73      1,914.92
                                                       YEAR ENDED
                                                        OR AS OF
                                                      DECEMBER 31,
                                                          1995
                                                      ------------
PRO FORMA COMBINED(4):
  Earnings from continuing operations applicable to
   common shareholders per share of common stock(2)..   $   .26
  Cash dividends per share of common stock(5)........       .80
  Historical cost basis of shareholders' equity per
   share of common stock(1)(3).......................      3.25
THC PRO FORMA EQUIVALENTS(6):
  Earnings per share.................................   $ 34.58
  Cash dividends per share of common stock...........    106.40
  Historical cost basis of shareholders' equity per
   share of common stock.............................    432.25

- --------
(1) Assumes conversion of Rouse's Series A Convertible Preferred Stock.
(2) Assumes weighted average 47,814,000 outstanding shares of Rouse Common Stock, plus the issuance of an additional 8,820,000 shares of Rouse Common Stock in the THC Merger, based upon an aggregate stock consideration of $176,400,000 and an Average Closing Price of $20.00. See "THC MERGER AGREEMENT--Manner and Basis of Converting Shares."
(3) Assumes 47,922,749 outstanding shares of Rouse Common Stock, plus the issuance of an additional 8,820,000 shares of Rouse Common Stock in the THC Merger, based upon an aggregate stock consideration of $176,400,000 and an Average Closing Price of $20.00. See "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares."
(4) The pro forma condensed combined statement of income for the year ended December 31, 1995 was prepared based upon the consolidated statements of income of Rouse and of THC for the year ended December 31, 1995. The pro forma condensed combined balance sheet was prepared based upon the consolidated balance sheets of Rouse and of THC as of December 31, 1995.
(5) Pro forma cash dividends per share are assumed to be the same as historically declared by Rouse. However, any decision to continue, increase or decrease the cash dividend per share is at the discretion of the Board of Directors of Rouse, subject to restrictions that may be imposed by law or contract.
(6) THC pro forma equivalents are calculated on the basis of an Exchange Ratio of 133 shares of Rouse Common Stock for each share of THC Common Stock.

                                 RISK FACTORS

  The following factors, in conjunction with the other information included in this Proxy Statement/Prospectus, should be considered by the Stockholders in evaluating the THC Merger.

RISKS RELATING TO THE CONTINGENT STOCK AGREEMENT, THE CONTINGENT SHARES AND THE CONTINGENT PREFERRED SHARES

  UNCERTAINTY REGARDING NUMBER AND TIMING OF CONTINGENT SHARES TO BE
ISSUED. The number of Contingent Shares and/or Contingent Preferred Shares (if required to be issued) issuable under the Contingent Stock Agreement, and the timing of issuance of such shares, cannot presently be determined. As discussed in "SUMMARY--The Contingent Stock Agreement; The Contractual Rights" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS," the number of Contingent Shares (and/or Contingent Preferred Shares) to be issued will be based upon (i) the cash flow of each of the Business Units over the applicable Earnout Period and (ii) the appraised value of the assets of each such Business Unit as of the Valuation Date. Although the Contingent Stock Agreement contains certain covenants relating to the conduct by Rouse of the operations of the Business Units, Rouse has substantial discretion with regard to the management and operation of the Business Units, subject to the approval of the Review Committee in certain circumstances. Future cash flows of the Business Units may be significantly affected by changes in the operation of the Business Units, including the rate of future land sales and development of additional infrastructure or properties. There can be no assurance that the Business Units will have positive cash flow or that the Holders will be entitled to receive distributions of Contingent Shares (and/or Contingent Preferred Shares).

  UNCERTAINTY REGARDING APPRAISALS. The number of Contingent Shares (and/or Contingent Preferred Shares) issuable in respect of the assets of each Business Unit upon expiration of the applicable Earnout Period will depend upon the appraised value of such assets as determined by independent appraisers and will be subject to numerous variables, including economic, financial, industry and regional conditions at the time of appraisal, none of which can presently be predicted. The Earnout Periods for the Business Units expire over a period from December 31, 2000 to December 31, 2009, and there may be substantial changes or variations in economic, financial, industry and regional conditions over such time period. There can be no assurance regarding the appraised value of the assets of the Business Units at the time of such appraisals or the number of Contingent Shares (and/or Contingent Preferred Shares), if any, issuable to the Holders under the Contingent Stock Agreement based upon the appraised value of any Business Unit.

  NO RIGHTS TO CASH FLOW OR ASSETS. The rights of the Holders under the Contingent Stock Agreement represent solely contractual rights to certain distributions of Rouse equity securities and do not represent any ownership interest in, or rights to, cash flow or assets of any Business Unit or of Rouse. The rights of the Holders under the Contingent Stock Agreement could be substantially impaired in the event of a bankruptcy or insolvency involving Rouse.

  LIMITED OBLIGATION TO INVEST ADDITIONAL CAPITAL. Under the Contingent Stock Agreement, Rouse has only a limited obligation to provide additional funding to any Business Unit if such Business Unit is unable to fund its operations through internal funds or third-party financing. Under certain circumstances, if a Business Unit has insufficient funds for working capital purposes, Rouse, with the unanimous consent of the Review Committee, may cause other Business Units to advance funds to such Business Unit. Such advances will reduce cash flow of the Business Units making such advances for the applicable period and accordingly will reduce distributions of Contingent Shares for such period. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Loans and Advances" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS-- Limitation on Covenants and Agreements."

  ABANDONMENT OF ASSETS. Rouse has the right, under certain circumstances, to cease to operate a Business Unit which is unable to fund its operations and to sell the assets of such Business Unit, in which event the Holders will be entitled solely to receive Contingent Shares (and/or Contingent Preferred Shares) based upon their allocable share of the proceeds of sale. Because the Holders are entitled to certain preferential distributions in the form of Contingent Shares (and/or Contingent Preferred Shares) with respect to the Business Units, if the value of a Business Unit is impaired, Rouse may have limited economic incentives to continue to operate such Business Unit. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Abandonment of Assets."

  VALUE OF CONTINGENT SHARES DISTRIBUTED. The number of Contingent Shares (and/or Contingent Preferred Shares) issuable based on the cash flow or appraised value of a Business Unit will depend on the average trading value of Rouse Common Stock during certain trading periods prior to the date the Contingent Shares (or Contingent Preferred Shares) are distributed. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Generally," "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Cash Flow," "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Appraised Value" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Events of Default." Accordingly, the trading value of the Contingent Shares (or Contingent Preferred Shares) on the date of distribution of the Contingent Shares (or Contingent Preferred Shares) to the Holders may be greater than, equal to or less than the trading value of the Rouse Common Stock used to compute the number of such shares issued.

  TRANSFER RESTRICTIONS; LIMITATIONS ON LIQUIDITY. Subject to certain limited exceptions, the rights of the Holders under the Contingent Stock Agreement are not transferable. Accordingly, until Contingent Shares or Contingent Preferred Shares are actually issued, the Holders will have limited ability to monetize their interests under the Contingent Stock Agreement. In addition, although the Contingent Shares or Contingent Preferred Shares will be freely tradeable when issued, there may be limited liquidity in the trading market for Rouse Common Stock or, to a greater extent, for the Increasing Rate Preferred Stock, if required to be issued, since there is no existing trading market for the Increasing Rate Preferred Stock and none may develop, and no other shares of such preferred stock have been issued. In addition, depending upon the number of shares that the Holders wish to sell at any time, sales of such shares could have an adverse effect on the market price of Rouse Common Stock or of Increasing Rate Preferred Stock, as the case may be, at the time of such sales.

DILUTION RESULTING FROM THE MERGERS

  As a result of the Mergers, the shares of THC Common Stock and Class 1 Units held by the Stockholders and Unitholders, respectively, will be converted into the right to receive shares of Rouse Common Stock and Contractual Rights, or cash, as the case may be, specified in the THC Merger Agreement and the Partnership Merger Agreement, respectively. On a pro forma equivalent basis for the year ended December 31, 1995, the Stockholders will experience immediate and substantial dilution of their interests in the book value, earnings per share and dividends of THC, from $1,914.92, $679.13 and $138.79 on a historical basis as of or for the year ended December 31, 1995, to $432.25, $33.25 and $106.40 on a pro forma combined basis as of or for the year ended December 31, 1995 (using an assumed Exchange Ratio of 133 shares of Rouse Common Stock for each share of THC Common Stock). See "SUMMARY-- Comparative Per Share Data."

REAL ESTATE DEVELOPMENT AND INVESTMENT RISKS

  GENERAL. Real property investments are subject to varying degrees of risk. Revenues and property values may be adversely affected by the general economic climate, the local economic climate and local real estate conditions, including (i) the perceptions of prospective tenants of the attractiveness of the property; (ii) the ability to provide adequate management, maintenance and insurance; (iii) the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; and

(iv) increased operating costs. Real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

  DEVELOPMENT RISKS. New project development is subject to a number of risks, including risks of availability of financing, construction delays or cost overruns that may increase project costs, risks that the properties will not achieve anticipated occupancy levels or sustain anticipated lease levels, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion. See "THE ROUSE COMPANY--Development and Acquisition Activities" and "THE ROUSE COMPANY--Projects of Rouse" and "THE HUGHES CORPORATION-- Overview," "THE HUGHES CORPORATION--Las Vegas Properties," "THE HUGHES CORPORATION--Summerlin" and "THE HUGHES CORPORATION--Los Angeles Properties."

  ILLIQUIDITY OF REAL ESTATE INVESTMENTS. Real estate investments are relatively illiquid and therefore may tend to limit the ability of Rouse and Hughes to react promptly in response to changes in economic or other conditions.

  DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY. The cash flow and results of operations of Rouse and of Hughes would be adversely affected if a significant number of tenants were unable to meet their obligations or if Rouse or Hughes were unable to lease a significant amount of space in its rental properties on economically favorable lease terms. In the event of a default by a tenant, Rouse or THC may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a rental property.

  EFFECT OF UNINSURED LOSS. Both Rouse and Hughes carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to their properties with insured limits and policy specifications that they believe are customary for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) which may be either uninsurable or, in the judgment of Rouse or Hughes, not economically insurable. Should an uninsured loss occur, Rouse or Hughes could lose both its invested capital in and anticipated profits from the affected property.

  LACK OF GEOGRAPHICAL DIVERSIFICATION. A significant portion of each of Rouse's and Hughes' properties is geographically concentrated. Rouse's land sales, for instance, relate primarily to land in and around Columbia, Maryland. See "THE ROUSE COMPANY--Land Sales." These sales are affected by the economic climate in Howard County, Maryland and the Baltimore-Washington area, and by local real estate conditions and other factors, including applicable zoning laws and the availability of financing for residential development. Similarly, most of the office/industrial buildings that Rouse manages are located in the Baltimore-Washington corridor, including Columbia, Maryland. See "THE ROUSE COMPANY--Office, Mixed-Use and Other Properties" and "THE ROUSE COMPANY--Projects of the Company." Due to the geographic concentration of this portfolio, Rouse's operating results in managing these buildings depend especially on the local economic climate and real estate conditions, including the availability of comparable, competing office/industrial buildings.

  Substantially all of Hughes' properties are located in the greater Las Vegas, Nevada and, to a lesser extent, the greater Los Angeles, California metropolitan areas. Hughes' performance is therefore linked to the economies of these areas. Performance of Hughes' Nevada properties is also affected by, among other things, water availability in the Las Vegas metropolitan area, availability of infrastructure and the expansion of legalized gaming in other states. For a more detailed discussion of these risks, see "RISK FACTORS-- Additional Risks Relating to the Business of Hughes." See also "THE HUGHES CORPORATION--The Las Vegas and Los Angeles Markets."

  ENVIRONMENTAL MATTERS. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of the investigation, removal and remediation of hazardous or toxic substances on, under, in or migrating from such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to remediate properly such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may also be liable for the costs of the investigation, removal and remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air.

  Certain of Rouse's properties contain underground storage tanks which are subject to strict laws and regulations designed to prevent leakage or other releases of hazardous substances into the environment. In connection with their ownership, operation and management of such properties, Rouse and THC could be held liable for the environmental response costs associated with the release of such regulated substances or related claims. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Such claims could result in costs or liabilities which could exceed the value of such property. Notwithstanding the above, neither Rouse nor Hughes has been notified by any private party or governmental authority of any non-compliance, liability or other claim in connection with environmental conditions at any of its properties that it believes will involve any material expenditure, nor is Rouse or Hughes aware of any environmental condition with respect to any of its properties that it believes will involve any material expenditure.

  In December 1993 and January 1994, Hughes commissioned two third-party environmental consultants to perform Phase I environmental audits ("Phase I Audits") on substantially all of the properties in which Hughes has an ownership interest. A Phase I Audit is intended to evaluate the environmental condition of, and potential environmental liabilities associated with, the surveyed property. The Phase I Audits consisted of non-invasive investigations of environmental conditions at the properties, generally including a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, site inspections, review of aerial photographs, interviews with knowledgeable parties, investigation of the presence of above ground and underground storage tanks presently or formerly at the sites, a visual inspection for potential wetlands and suspect friable asbestos-containing materials, and the preparation and issuance of written reports.

  The Phase I Audits did not reveal any environmental liability related to the properties in which Hughes has an ownership interest that Hughes believes would have a material adverse effect on THC's consolidated financial condition or results of operations, nor is Hughes aware of any such material liability. Other than as described in "THE HUGHES CORPORATION--Legal Proceedings" and in "THE HUGHES CORPORATION--Environmental Matters and Government Regulation," Hughes has not been notified by any governmental authority, nor is it otherwise aware of any material noncompliance, liability, or claim related to hazardous or toxic substances in connection with any of its properties. However, no assurance can be given that (i) the Phase I Audits or any other existing environmental studies with respect to any of Hughes' properties revealed all environmental liabilities, (ii) any prior owner or tenant of a property did not create any material environmental condition not known to THC,
(iii) future laws, ordinances or regulations will not impose any material environmental liability or (iv) a material environmental condition does not otherwise exist as to any one or more of Hughes' properties.

  Further, the Playa Vista project site, which is owned by Maguire Thomas Partners-Playa Vista, a California limited partnership ("MTP-PV"), and Maguire Thomas Partners-Playa Vista Area C, a

California limited partnership ("MTP-AC" and, together with MTP-PV, the "PV Partnerships"), in which HHPLP owns 40% of the outstanding unconsolidated limited partner interests, has been the subject of extensive environmental investigations which have detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater located on the site. Substantial remediation of the site occurred prior to the formation of the PV Partnerships. The California Regional Water Quality Control Board and other local, state and federal agencies have authorized the installation of a groundwater extraction and treatment system to address unremediated contamination. MTP-PV has installed the system and commenced operations. The annual cost of operating the groundwater extraction and treatment system is estimated to be approximately $150,000. Although MTP-PV is responsible for any other contamination that is detected, THC and HHPLP could potentially be liable, under various legal theories, for remediation of the site if the PV Partnerships fail to remediate the property. HHPLP is party to a contract with Hughes Aircraft Company and McDonnell Douglas Corporation regarding the sharing of such costs and other possible costs relating to environmental clean-up in connection with the site.

  In addition, HHPLP has been named in a suit by the Nevada Department of Environmental Protection, with respect to environmental matters at a site in which it formerly had an ownership interest. See "THE HUGHES CORPORATION-- Legal Proceedings."

  AMERICANS WITH DISABILITIES ACT COMPLIANCE. Under the Americans with Disabilities Act (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Each of Rouse and THC has surveyed each of its properties and believes that it is in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, Rouse has developed an ADA Compliance Plan and has budgeted for and moved forward with the removal of those barriers to access that are readily achievable. Rouse believes that implementation of its ADA Compliance Plan will not have a material adverse effect on its financial condition.

  COMPETITION. There are numerous other developers, managers and owners of real estate that compete with Rouse and Hughes in seeking management and leasing revenues, land for development, properties for acquisition and disposition and tenants for properties. See "THE ROUSE COMPANY--Competition" and "THE HUGHES CORPORATION--Competition."

  CHANGES IN ECONOMIC CONDITIONS. Rouse's business and operating results and Hughes' business and operating results can be adversely affected by changes in the economic environment. For example, an increase in interest rates will affect the interest payable on any outstanding floating rate debt of either Rouse or Hughes and may result in increased interest expense if debt is refinanced at higher interest rates. Moreover, in a recessionary economy, credit conditions may be inflexible and consumer spending conservative, which could adversely affect Rouse's or Hughes' revenue from its retail centers.

  Rouse makes limited use of interest rate exchange agreements, including interest rate caps and swaps, primarily to manage interest rate risk associated with variable rate debt. Under interest rate cap agreements, Rouse makes initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates on the related variable rate debt exceed specified levels during the agreement period. Premiums paid are amortized to interest expense over the terms of the agreements using the interest method, and payments receivable from the counterparties are accrued as reductions of interest expense. Under interest rate swap agreements, Rouse and the counterparties agree to exchange the difference between fixed rate and variable rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less. Amounts receivable or payable under swap agreements are accounted for as adjustments to interest expense on the related debt.

  Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparties. Rouse deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations.

  At December 31, 1995, Rouse had outstanding approximately $284,000,000 aggregate principal amount of variable rate debt (11.5% of total debt) with a weighted average interest rate of 7.72%. At December 31, 1995, Rouse had entered into interest rate cap agreements which expire in December 1996 and April 1997. These agreements limit the average interest rate on $58,250,000 aggregate principal amount of mortgages to 9.86% through April 1997 and limit the interest rate on advances of up to $55,000,000 under a line of credit to 11.55% through December 1996. Rouse's interest rate swap agreements were not material at December 31, 1995, and interest rate exchange agreements did not have a material effect on the weighted average interest rate at December 31, 1995 or Rouse's interest expense for the years ended December 31, 1995, 1994 and 1993.

  At December 31, 1995, approximately 65% of outstanding Hughes' debt, or approximately $214,000,000, is at fixed interest rates. Interest rate cap and swap agreements have been used by Hughes to mitigate floating interest rate exposure in some instances. These hedging instruments are generally obtained from the financial institutions which were the creditors of the underlying debt and therefore Hughes does not believe that the counterparties would fail to meet their obligations. Hughes' variable rate debt at December 31, 1995 consisted of the outstanding balance of its unsecured revolving credit and term loan of $62,000,000, a $40,000,000 mortgage on a building in Hughes Center and other notes and mortgages totaling approximately $16,000,000. See "THE HUGHES CORPORATION--Notes and Mortgages" and the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

RECENT OPERATING RESULTS AND OTHER DATA AND CAPITAL STRUCTURE OF ROUSE

  Rouse incurred net losses per share of Rouse Common Stock in 1995 and in each of the preceding three years, and its combined fixed charges and Rouse Preferred Stock dividend requirements exceeded its earnings in 1995 and in each of the preceding four years. While net cash provided by Rouse's operating activities has generally been increasing during these periods, its net earnings (loss) is affected significantly by noncash charges (primarily depreciation of property, amortization or deferred costs of projects and net provisions for losses on dispositions of properties) which reduce reported earnings under generally accepted accounting principles. In addition, Rouse has a relatively high level of debt, including capital leases, to total capital (approximately 93.4% on a historical cost basis at December 31, 1995), and a substantial portion (approximately 70% at December 31, 1995) of the debt consists of fixed rate nonrecourse loans collateralized by operating properties.

ADDITIONAL RISKS RELATING TO THE BUSINESS OF HUGHES

  The following factors relate specifically to the businesses and properties of Hughes. Because these factors may affect the future cash flow and appraised value of the Business Units upon which the number of Contingent Shares or Contingent Preferred Shares issuable to the Stockholders will be based, these factors should be examined with the factors described in "RISK FACTORS--Risks Relating to the Contingent Stock Agreement, the Contingent Shares and the Contingent Preferred Shares" in assessing the value of the consideration to be received by the Stockholders in the THC Merger.

 NEVADA RISKS

  Hughes owns approximately 2.9 million rentable square feet, the Tournament Players Club golf club at Summerlin ("TPC"), 3,123 acres of development property and 15,832 acres of investment property located in Nevada. These properties represent 83%, 100%, 99% and 97% of Hughes' rentable square footage, other income producing acres, development acres and investment acres, respectively. All but an insignificant portion of these properties could be adversely affected by the following risks.

  WATER AVAILABILITY IN THE LAS VEGAS METROPOLITAN AREA. The Las Vegas metropolitan area is a desert environment where the ability to develop real estate is largely dependent on the continued availability of water. The Las Vegas metropolitan area has a limited supply of water to service future development and it is uncertain whether the metropolitan area will be successful in obtaining new sources of water. If the Las Vegas metropolitan area does not obtain new sources of water, development activities could be materially hindered. See "THE HUGHES CORPORATION--Environmental Matters and Government Regulation--Water Availability in the Las Vegas Valley."

  AVAILABILITY OF INFRASTRUCTURE. As with most growing communities, the rate of growth in the Las Vegas metropolitan area is straining the capacity of the community's infrastructure, particularly with respect to schools, water delivery systems, transportation, flood control and sewage treatment. Certain responsible federal, state and local government agencies finance the construction of infrastructure improvements through a variety of means, including general obligation bond issues, some of which are subject to voter approval. The failure of these agencies to obtain financing for or to complete such infrastructure improvements may materially delay development in the area or materially increase development costs through the imposition of impact fees and other fees and taxes, or require the construction or funding of portions of such infrastructure. The availability of infrastructure or water has not had a negative impact on Hughes' development or investment activities to date.

  NON-NEVADA GAMING. Until this decade, the gaming industry was principally limited to the traditional markets of Nevada and New Jersey. Several states, however, have legalized casino gaming and other forms of gambling in recent years. As of December 31, 1995, ten states had legalized some form of casino gaming and 37 states operated lotteries. In addition, as of December 31, 1995, 24 states had negotiated compacts with Indian tribes pursuant to the Indian Gaming Regulatory Act of 1988 for some form of gaming on Indian lands. These additional gaming venues create alternative destinations for gamblers and tourists who might otherwise have visited Las Vegas. Hughes is not able to determine at this time if current or future legalized gaming venues will have an adverse impact on the Las Vegas economy and thereby adversely impact Hughes' properties in the Las Vegas area. See "THE HUGHES CORPORATION--The Las Vegas and Los Angeles Markets."

  CALIFORNIA RISKS. Howard Hughes Center and certain of Hughes' other rental and investment properties are located in the Los Angeles metropolitan area and in San Bernardino County and are, therefore, subject to the risks of property ownership in these areas. Hughes owns 596,809 rentable square feet, 32 acres of development property and 431 acres of investment property in the Los Angeles area and in San Bernardino County. These properties represent 17%, 1% and 3% of Hughes' rentable square footage, development acres and investment acres, respectively. The rentable square footage in Los Angeles consist of 417,682 square feet of commercial property and 179,127 square feet of retail property. Southern California real estate is currently adversely impacted by both a weak economy and an oversupply of commercial space, resulting in reduced demand for real estate and lower selling and leasing prices. See "THE HUGHES CORPORATION--Los Angeles Properties," "THE HUGHES CORPORATION-- Investment Properties" and "THE HUGHES CORPORATION--Competition--Los Angeles Office Market."

  On January 17, 1994, the Los Angeles metropolitan area experienced a major earthquake. Although none of Hughes' properties suffered any material damage, many properties in the Los Angeles area were destroyed or severely damaged. Hughes' properties in the Los Angeles area are subject to the risk of future earthquakes. Additional risks to property ownership in the Los Angeles area include fires, drought, floods, restrictive regulatory policies, high taxes and urban problems.

 JOINT VENTURE RISKS

  LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES. HHPLP owns 40% of the outstanding unconsolidated limited partner interests in the PV Partnerships. In addition, HHPLP owns interests in three consolidated and three unconsolidated joint ventures (each a "Joint Venture") with joint venture partners (each, a "Joint Venture Partner") which are unaffiliated third parties. Of these Joint Ventures, HHPLP is the sole general partner of one limited partnership, the managing general partner of one general partnership, the non-managing general partner of one general partnership and a limited partner in three limited partnerships. The Joint Venture Partners' ownership interests in the Joint Ventures range from 25.0% to 66.7%. With respect to Joint Ventures in which HHPLP serves as general partner, HHPLP may have certain fiduciary responsibilities to other partners in those Joint Ventures which must be considered when making decisions that affect properties owned by such Joint Ventures. Such fiduciary duties may conflict with the interests of HHPLP and its Unitholders in certain instances. HHPLP does not have sole control of certain major decisions relating to certain of such properties (including decisions relating to sale, financing, refinancing, calling for capital contributions and the selection of a successor property manager), although HHPLP generally will have a right of approval with respect to such matters. In addition, HHPLP may not have unfettered control over the timing and amount of distributions from such Joint Ventures. With respect to the PV Partnerships and Joint Ventures in which HHPLP is not the managing general partner, HHPLP does not have day-to-day operational control. These limitations may result in decisions by third parties with respect to properties owned by the PV Partnerships or such Joint Ventures that do not fully reflect the interests of HHPLP at such time. HHPLP is contractually restricted from selling certain of its Joint Venture properties without the consent of the relevant Joint Venture Partners. In addition, the sale or transfer of interests in certain of the Joint Ventures is subject to rights of first refusal and certain partnership agreements provide for buy-sell rights or similar arrangements. Such rights may be triggered if HHPLP attempts to sell its interest and thus may affect HHPLP's ability to sell such interest. In addition, such rights may be triggered at a time when HHPLP may not desire to sell but may be forced to do so because it does not have the resources to purchase the Joint Venture Partner's interest. Hughes believes that its operations have not been materially adversely affected by the risks associated with Joint Ventures to date. See "THE HUGHES CORPORATION--Los Angeles Properties--Playa Vista."

  BANKRUPTCY OF JOINT VENTURE PARTNERS. The bankruptcy of a Joint Venture Partner could adversely affect properties owned by the relevant Joint Venture, principally because of the problems created by dealing with a bankruptcy court regarding material partnership decisions. Under the bankruptcy laws, HHPLP would be delayed and/or precluded by the automatic stay from taking certain actions which affect the estate of the Joint Venture Partner. If a Joint Venture has incurred recourse obligations, the discharge in bankruptcy of a Joint Venture Partner might result in the ultimate liability of HHPLP for a greater portion of such obligations that it would otherwise bear. In addition, even in situations where the Joint Venture Partner (or its estate) was not completely relieved of liability for such obligations, HHPLP, if it is a general partner of the Joint Venture, might be required to satisfy such obligations and then rely upon a claim against the Joint Venture Partner's estate for reimbursement.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

  This Proxy Statement/Prospectus contains forward-looking statements. These forward-looking statements reflect Rouse's and/or Hughes' current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above. The words "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROUSE--General," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROUSE--Operating Results," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF ROUSE--Financial Condition, Liquidity and Capital Resources," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC--Liquidity and Capital Resources" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC--Operating Results."

                               THE ROUSE COMPANY

  The Rouse Company is one of the largest publicly traded real estate companies in the United States. Through its subsidiaries and affiliates (collectively, with The Rouse Company, referred to as "Rouse"), Rouse is engaged in (i) the ownership, management, acquisition and development of rental and other real estate in the United States, including retail centers, office buildings, mixed-use projects, community retail centers and hotels, and the management of a retail center in Canada, and (ii) the development and sale of land to builders and other developers, primarily around Columbia, Maryland, for residential, commercial and industrial uses.

OPERATING PROPERTIES

  Rouse manages a portfolio of operating properties totaling more than 58 million square feet in almost 200 buildings, classified into two business categories: (i) retail centers and (ii) office, mixed-use and other properties.

  RETAIL CENTERS. Major retail properties owned and managed by Rouse include Willowbrook, Woodbridge Center and Paramus Park in New Jersey and Faneuil Hall Marketplace, South Street Seaport and Harborplace in the downtowns of Boston, New York and Baltimore, respectively. Rouse manages 73 retail centers totaling over 45 million square feet of space and including 146 department stores and almost 20 million square feet of small store gross leasable area. Included in the 73 retail centers are eight Columbia village centers (.8 million square feet) and five centers (.6 million square feet of small shops) that are parts of large, mixed-use projects. The remaining 60 centers include 57 regional malls (approximately 17.7 million square feet of mall space) that are primarily located in the suburbs of major metropolitan areas and typically have three or more department stores attached, and also include nine specialty retail centers (1.7 million square feet) that are in the downtowns of major cities and do not have department stores attached.

  The majority of Rouse's revenues, Earnings Before Depreciation and Deferred Taxes ("EBDT") and Current Value Shareholders' Equity is derived from its retail centers, particularly those where Rouse has a significant ownership interest in the centers. The 62 retail centers (excluding eight Columbia village centers and five mixed-use projects) include 44 centers where Rouse has ownership interests ranging from 30% to 100%. In the remaining 18 centers, Rouse's ownership interest is generally 10% or less, and Rouse normally receives fees for management, leasing and development activities and an incentive participation in the growth of the centers' cash flows and values.

  The principal activities in which Rouse engages in connection with its operation and management of retail centers include: negotiating lease terms with present and prospective tenants, identifying and attracting desirable new tenants, conducting local market and consumer research, developing and implementing short- and long-term merchandising and leasing programs, assisting tenants in the presentation of their merchandise and the layout of their stores and storefronts and maintaining the buildings and common areas.

  OFFICE, MIXED-USE AND OTHER PROPERTIES. Rouse manages more than 100 office/industrial buildings totaling approximately 11.2 million square feet of gross leasable area. Of this total, 1.8 million square feet is located in seven buildings which are part of major mixed-use projects in Phoenix, Baltimore, Seattle and Portland; 3.1 million square feet is located in Columbia in projects that are wholly-owned; .7 million square feet is located in Owings Mills, Maryland in four buildings that are jointly-owned; .5 million square feet is located at or near retail centers; and the remaining 5.1 million square feet is primarily located in the Baltimore-Washington corridor and is part of a joint venture owned by Rouse (5%) and Teachers Insurance and Annuity Association of America (95%).

  Rouse owns and manages two hotels, one each in Baltimore and Columbia, and has an ownership interest in an additional hotel in Baltimore.

LAND SALES

  Rouse develops and sells land primarily in and around Columbia, Maryland, which is a new town launched by Rouse in 1962. Today, Columbia has a population of approximately 81,000 and is home to 2,500 businesses which employ 57,000 people. There are presently approximately 1,800 acres of net saleable land available for residential, commercial and industrial uses. Rouse may develop and own certain projects in Columbia, primarily retail centers and office buildings.

DEVELOPMENT AND ACQUISITION ACTIVITIES

  Rouse renovates and expands existing retail centers and develops suburban and downtown retail centers and mixed-use projects, primarily for ownership. In addition, it is capable of serving as the master developer for certain mixed-use projects, with Rouse generally owning at least the retail component of such projects. The activities involved in the development, renovation and expansion of retail centers and mixed-use projects include: initial market and consumer research, evaluating and acquiring land sites, obtaining necessary public approvals, engaging architectural and engineering firms to design the project, estimating development costs, developing and testing pro forma operating statements, selecting a general contractor, arranging construction and permanent financing, identifying and obtaining department stores and other tenants, negotiating lease terms, negotiating partnership and joint venture agreements and promoting new, renovated or expanded retail centers and mixed-use projects. Rouse also develops retail centers for others, with Rouse earning incentive fees and, in some instances, equity interests in the centers.

  In 1995, Rouse publicly announced that it is developing a major new regional shopping center in Orlando, Florida; is expanding several existing retail centers (Beachwood Place in Cleveland, Perimeter Mall in Atlanta, Northwest Arkansas Mall in Fayetteville, Oakwood Center in suburban New Orleans and Burlington Center in Burlington, New Jersey); has acquired interests in Collin Creek Mall in Plano, Texas and Brandywine Square in Exton, Pennsylvania; has acquired the remaining unowned partnership interests in Santa Monica Place in Santa Monica, California and Paramus Park in Paramus, New Jersey; and is investigating additional new retail center development, expansions and potential acquisitions.

PROJECTS OF ROUSE

  Set forth below is a table that provides information with respect to Rouse's
(i) retail centers in operation, (ii) retail centers under construction, (iii) office projects in operation, (iv) hotel projects in operation, (v) properties in operation in Columbia, Maryland, (vi) office projects owned by Rouse-Teachers Properties, Inc. and (vii) industrial projects owned by Rouse-Teachers Properties, Inc.

                                                                RETAIL SQUARE FOOTAGE
                               DATE OF                          ---------------------
                             OPENING OR                           TOTAL       MALL
RETAIL CENTERS IN OPERATION  ACQUISITION   DEPARTMENT STORES      CENTER      ONLY
- ---------------------------  ----------- ---------------------  ---------- ----------
Almeda Mall, Houston,           10/68    Foley's; JCPenney         802,000    294,000
 TX (a)
The Shops at Arizona            11/90    --                        151,000    151,000
 Center, Phoenix, AZ (a)
Augusta Mall, Augusta,           8/78    Rich's; R.H. Macy;        902,000    313,000
 GA (b)                                  JCPenney; Sears
Bayside Marketplace,             4/87    --                        223,000    223,000
 Miami, FL (b)
Beachwood Place,                 8/78    Saks Fifth Avenue;        453,000    228,000
 Beachwood, OH (b)                       Dillard's
Burlington Center,               8/82    Strawbridge &             567,000    246,000
 Burlington, NJ (d)                      Clothier; Sears
Cherry Hill Mall, Cherry        10/61    Strawbridge &           1,285,000    544,000
 Hill, NJ (a)                            Clothier; R.H. Macy;
                                         JCPenney
The Citadel, Colorado            8/80    Mervyn's; JCPenney;     1,128,000    460,000
 Springs, CO (d)                         Foley's; Dillard's
College Square, Cedar            8/80    Von Maur; Younkers;       560,000    313,000
 Falls, IA (d)                           Wal-Mart
Collin Creek, Plano, TX          9/95    Dillard's; Foley's;     1,123,000    333,000
 (b)                                     Sears; JCPenney;
                                         Mervyn's
The Mall in Columbia,            8/71    JCPenney; Hecht's;        876,000    421,000
 Columbia, MD (a)                        Sears
Eastfield Mall,                  4/68    Sears; Filene's;          674,000    217,000
 Springfield, MA (a)                     JCPenney
Echelon Mall, Voorhees,          9/70    Strawbridge &           1,065,000    481,000
 NJ (a)                                  Clothier; JCPenney;
                                         Boscov's
Entertainment Center at         11/95    Edwards Theatre           218,000    108,000
 Irvine Spectrum,
 Irvine, CA (c)
Exton Square, Exton,             3/73    Strawbridge &             443,000    253,000
 PA (a)                                  Clothier
Faneuil Hall                     8/76    --                        215,000    215,000
 Marketplace, Boston,
 MA (a)
Fashion Island, Newport          8/90    The Broadway;           1,205,000    593,000
 Beach, CA (c)                           Bullock's;
                                         Robinson's--May;
                                         Neiman Marcus
Franklin Park, Toledo,           7/71    Hudson's; JCPenney;     1,082,000    313,000
 OH (b)                                  Jacobson's; Lion
The Gallery at                   9/87    --                        139,000    139,000
 Harborplace, Baltimore,
 MD (a)

                                                                RETAIL SQUARE FOOTAGE
                               DATE OF                          ---------------------
                             OPENING OR                           TOTAL       MALL
RETAIL CENTERS IN OPERATION  ACQUISITION   DEPARTMENT STORES      CENTER      ONLY
- ---------------------------  ----------- ---------------------  ---------- ----------
The Gallery at Market            8/77    Strawbridge &           1,320,000    360,000
 East, Philadelphia,                     Clothier; Clover
 PA (a)(c)
Governor's Square,               8/79    Burdine's; Sears;       1,031,000    340,000
 Tallahassee, FL (b)                     JCPenney; Dillard's
The Grand Avenue,                8/82    Marshall Field; The       842,000    242,000
 Milwaukee, WI (a)                       Boston Store
Greengate Mall,                  8/65    Lazarus; Montgomery       612,000    233,000
 Greensburg, PA (a)                      Ward
Harborplace, Baltimore,          7/80    --                        136,000    136,000
 MD (a)
Harundale Mall, Glen            10/58    Value City                309,000    232,000
 Burnie, MD (b)
Highland Mall, Austin,           8/71    Dillard's; JCPenney;    1,099,000    367,000
 TX (b)                                  Foley's
Hulen Mall, Ft. Worth,           8/77    Foley's; Montgomery       924,000    327,000
 TX (a)                                  Ward; Dillard's
The Jacksonville                 6/87    --                        128,000    128,000
 Landing, Jacksonville,
 FL (a)
Mall St. Matthews,               3/62    JCPenney; Bacon's;      1,092,000    353,000
 Louisville, KY (a)                      Dillard's
Marshall Town Center,            8/80    JCPenney; Younkers;       340,000    141,000
 Marshalltown, IA (d)                    Menard's, Stage
Midtown Square,                 10/59    Burlington Coat           235,000    190,000
 Charlotte, NC (a)                       Factory
Mondawmin (a)/Metro             1/78;    --                        496,000    496,000
 Plaza (b),                     12/82
 Baltimore, MD
Muscatine Mall,                  8/80    JCPenney; Wal-Mart        347,000    178,000
 Muscatine, IA (d)
The Shops at National            5/84    --                        125,000    125,000
 Place, Washington,
 D.C. (a)(c)
North Grand, Ames, IA            8/80    JCPenney; Sears;          350,000    157,000
 (d)                                     Younkers
North Star, San Antonio,         9/60    Dillard's; Foley's;     1,288,000    487,000
 TX (b)                                  Saks Fifth Avenue;
                                         Marshall Field;
                                         Mervyn's
Northwest Arkansas Mall,         8/80    JCPenney; Sears;          554,000    242,000
 Fayetteville, AR (d)                    Dillard's
Northwest Mall, Houston,        10/68    Foley's; JCPenney         800,000    292,000
 TX (a)
Oakwood Center, Gretna,         10/82    Sears; Dillard's;         960,000    362,000
 LA (a)                                  Mervyn's; Maison
                                         Blanche
Owings Mills, Baltimore,         7/86    R.H. Macy; Hecht's        809,000    325,000
 MD (a)
Paramus Park, Paramus,           3/74    R.H. Macy; Sears          755,000    279,000
 NJ (a)
Perimeter Mall, Atlanta,         8/71    Rich's; JCPenney;       1,224,000    444,000
 GA (b)                                  R.H. Macy
Pioneer Place, Portland,         3/90    Saks Fifth Avenue         220,000    160,000
 OR (a)

                                                                RETAIL SQUARE FOOTAGE
                               DATE OF                          ---------------------
                             OPENING OR                           TOTAL       MALL
RETAIL CENTERS IN OPERATION  ACQUISITION   DEPARTMENT STORES      CENTER      ONLY
- ---------------------------  ----------- ---------------------  ---------- ----------
Plymouth Meeting,                2/66    Strawbridge &             784,000    415,000
 Plymouth Meeting,                       Clothier
 PA (a)
Randhurst, Mt. Prospect,         7/81    Carson, Pirie, Scott;   1,324,000    591,000
 IL (d)                                  JCPenney; Montgomery
                                         Ward; Kohls
Ridgedale Center,                1/89    Dayton's; JCPenney;     1,039,000    334,000
 Minnetonka, MN (d)                      Sears
Riverwalk, New Orleans,          8/86    --                        179,000    179,000
 LA (a)
St. Louis Union Station,         8/85    --                        172,000    172,000
 St. Louis, MO (a)
Salem Centre, Salem,             6/90    Meier & Frank;            649,000    211,000
 OR (d)                                  JCPenney; Mervyn's;
                                         Nordstrom
Salem Mall, Dayton,             10/66    Lazarus; Sears;           817,000    312,000
 OH (a)                                  JCPenney
Santa Monica Place,             10/80    The Broadway;             570,000    287,000
 Santa Monica, CA (a)                    Robinson's--May
Sherway Gardens,                12/78    Eaton's; The Bay          968,000    524,000
 Toronto, ONT (c)
South DeKalb, Decatur,           7/78    Rich's; JCPenney          691,000    329,000
 GA (a)
Southland, Taylor, MI            1/89    Hudson's; Mervyn's;       903,000    320,000
 (d)                                     JCPenney
South Street Seaport,            7/83    --                        257,000    257,000
 New York, NY (a)
Staten Island Mall,             11/80    Sears; R.H. Macy;       1,224,000    618,000
 Staten Island, NY (d)                   JCPenney
Tampa Bay Center, Tampa,         8/76    Burdine's; Sears;         883,000    325,000
 FL (b)                                  Montgomery Ward
Town and Country Center,         2/88    Sears; Marshalls;         645,000    467,000
 Miami, FL (c)                           Mervyn's
Underground Atlanta,             6/89    --                        219,000    219,000
 Atlanta, GA (c)
Village of Cross Keys,           9/65    --                         68,000     68,000
 Baltimore, MD (a)
Westlake Center,                10/88    Nordstrom; Bon Marche     723,000    118,000
 Seattle, WA (b)
Westland Mall, West              8/80    JCPenney; Younkers        344,000    175,000
 Burlington, IA (d)
White Marsh, Baltimore,          8/81    R.H. Macy; JCPenney;    1,178,000    359,000
 MD (a)                                  Hecht's; Sears
Willowbrook, Wayne, NJ           9/69    R.H. Macy;              1,499,000    485,000
 (b)                                     Steinbach's; Stern's;
                                         Sears
Woodbridge Center,               3/71    Sears; JCPenney;        1,544,000    560,000
 Woodbridge, NJ (a)                                             ---------- ----------
                                         Stern's; Steinbach's;
                                         Fortunoff
                                         Total Retail Centers
                                         in Operation           45,787,000 19,766,000
                                                                ========== ==========

                                                          RETAIL SQUARE FOOTAGE
                                                          ----------------------
RETAIL CENTERS UNDER
CONSTRUCTION OR IN DEVELOPMENT        DEPARTMENT STORES   TOTAL CENTER MALL ONLY
- ------------------------------       -------------------- ------------ ---------
The Marketplace at Oviedo Crossing,
 Orlando, FL                         Dillard's; Gayfer's     700,000    400,000
Beachwood Place Expansion,
 Beachwood, OH                       Nordstrom               462,000    120,000
Northwest Arkansas Mall Expansion,
 Fayetteville, AR                    JCPenney; Dillard's     302,000     42,000
Oakwood Center Expansion, Gretna,
 LA                                  JCPenney                125,000        --
Burlington Center Expansion,
 Burlington, NJ                      JCPenney                102,000        --
Perimeter Mall Expansion, Atlanta,
 GA                                  Nordstrom               225,000        --
                                                           ---------    -------
                                     Total Retail Centers
                                     Under Construction
                                     or in Development     1,916,000    562,000
                                                           =========    =======

OFFICE PROJECTS IN OPERATION                    LOCATION        SQUARE FEET
- ----------------------------              --------------------- -----------
300 East Lombard (c)                      Baltimore, MD            233,000
Quadrangle at Cross Keys (a)              Baltimore, MD            110,000
Village Square at Cross Keys (a)          Baltimore, MD             79,000
Legg Mason Tower (a)                      Baltimore, MD            265,000
Schilling Center (a)                      Hunt Valley, MD           55,000
Alexander & Alexander Building I (b)      Baltimore, MD            143,000
Alexander & Alexander Building II (b)     Baltimore, MD            198,000
Blue Cross & Blue Shield Building I (b)   Baltimore, MD            270,000
Blue Cross & Blue Shield Building II (b)  Baltimore, MD            117,000
One Arizona Center (a)                    Phoenix, AZ              330,000
Two Arizona Center (a)                    Phoenix, AZ              449,000
First National Bank Plaza (a)             Mt. Prospect, IL          66,000
Faneuil Hall Marketplace (a)              Boston, MA               147,000
Pioneer Place (a)                         Portland, OR             283,000
Westlake Center (b)                       Seattle, WA              342,000
                                                                 ---------
                                          Total Office Projects
                                          in Operation           3,087,000
                                                                 =========

HOTEL PROJECTS IN OPERATION    LOCATION    ROOMS
- ---------------------------  ------------- -----
Cross Keys Inn (a)           Baltimore, MD  146
Stouffer Harborplace Hotel   Baltimore, MD  622

COLUMBIA PROPERTIES IN OPERATION            TYPE OF PROJECT      SQUARE FEET
- --------------------------------       ------------------------- -----------
The Mall in Columbia* (a)              Retail                       876,000
Gateway Plaza (a)                      Retail                        24,000
Dobbin Center (b)                      Community Retail             219,000
Dorsey's Search Village Center (a)     Community Retail              86,000
Harper's Choice Village Center (a)     Community Retail              81,000
Hickory Ridge Village Center (a)       Community Retail              97,000
King's Contrivance Village Center (a)  Community Retail             107,000
Long Reach Village Center (a)          Community Retail              77,000
Oakland Mills Village Center (a)       Community Retail              62,000
Wilde Lake Village Center (a)          Community Retail              95,000
10 Corporate Center (a)                Office                        89,000
30 Corporate Center (a)                Office                       134,000
Amdahl Building (a)                    Office                       105,000
American City Building (a)             Office                       111,000
Columbia Center Building (a)           Office                        44,000
Dorsey's Search Office Building (a)    Office                        20,000
Exhibit Building (a)                   Office                        20,000
Parkside (a)                           Office                       113,000
RWD Building (a)                       Office                       137,000
Re/Max Building (a)                    Office                        39,000
Reliance Building (a)                  Office                        38,000
The Ryland Group Headquarters (a)      Office                       167,000
Oakland Building (a)                   R&D/Industrial               145,000
Gateway Commerce Center 1, 2 & 20 (a)  Industrial                 1,895,000
Columbia Inn (a)                       Hotel                      289 rooms
                                                                  ---------
                                       Total Columbia Properties
                                       in Operation               4,781,000
                                                                  =========

- --------
 * Also listed in previous table of Retail Centers in Operation
(a) Projects are wholly owned by subsidiaries of Rouse.
(b) Projects are owned by joint ventures or partnerships and are managed by subsidiaries of Rouse for a fee (except for Collin Creek which Rouse will begin managing in 1997). Rouse's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which Rouse has 37 1/2% interests and Collin Creek in which Rouse has a 30% interest).
(c) Projects are managed by subsidiaries of Rouse for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or wholly owned (Staten Island Mall, Randhurst and Burlington Center) by subsidiaries of Rouse and are managed by subsidiaries of Rouse for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. Rouse's ownership interest in the partnerships is determined based upon the results of operations.

OFFICE PROJECTS OWNED BY ROUSE-
TEACHERS PROPERTIES, INC.                         LOCATION          SQUARE FEET
- -------------------------------          -------------------------- -----------
Triangle Business Center                 Baltimore, MD                  75,000
Owen Brown I                             Columbia, MD                   46,000
Sieling Tech Center                      Columbia, MD                   76,000
RiversPark I & II                        Columbia, MD                  306,000
Center Pointe                            Hunt Valley, MD               130,000
201 International Circle                 Hunt Valley, MD                79,000
Loveton Center 9                         Hunt Valley, MD                53,000
11011 McCormick Road                     Hunt Valley, MD                57,000
Schilling Plaza North                    Hunt Valley, MD                99,000
Schilling Plaza South                    Hunt Valley, MD               108,000
One Hunt Valley                          Hunt Valley, MD               215,000
Inglewood Office Centres 1, 2            Prince George's County, MD    222,000
Inglewood Tech Centers I, II, III, IV &
 V                                       Prince George's County, MD    316,000
Silver Spring Metro Plaza                Silver Spring, MD             690,000
Ambassador Center                        Woodlawn, MD                   83,000
15-17 Governor's Court                   Woodlawn, MD                   29,000
21 Governor's Court                      Woodlawn, MD                   56,000
Parkview Center                          Woodlawn, MD                   58,000
Senate Plaza                             Camp Hill, PA                 231,000
                                                                     ---------
                                         Total Office Projects
                                         Owned by Rouse-Teachers
                                         Properties, Inc.            2,929,000
                                                                     =========
INDUSTRIAL PROJECTS OWNED BY ROUSE-
TEACHERS PROPERTIES, INC.                         LOCATION          SQUARE FEET
- -----------------------------------      -------------------------- -----------
Pulaski Industrial Park                  Essex, MD                     157,000
Hunt Valley Business Community           Hunt Valley, MD               950,000
Rutherford Business Center               Woodlawn, MD                  572,000
                                                                     ---------
                                         Total Industrial Projects
                                         Owned by Rouse-Teachers
                                         Properties, Inc.            1,679,000
                                                                     =========

LEASED PROPERTIES

  Rouse leases its headquarters building (approximately 127,000 square feet) in Columbia, Maryland for an initial term of 30 years which expires in 2003 with options for two 15-year renewal periods. The lease on the headquarters building is accounted for as a capital lease.

  In addition to the lease on Rouse's headquarters, the properties set forth below are subject, in whole or in part, to leases which provide an option to purchase (or repurchase) the property and/or to renew the leases for one or more renewal periods. The years of expiration indicated below assume all options to extend the terms of the leases are exercised.

                                                                   YEAR OF
        PROPERTY                  NATURE OF INTEREST         EXPIRATION OF LEASE
- ------------------------  ---------------------------------- -------------------
Arizona Center            Leasehold                          Various dates from
                                                             2017 to 2050
Augusta Mall              Leasehold by joint venture         2068
Bayside Marketplace       Leasehold by joint venture         2062
Columbia Mall, Inc.--     Leasehold and fee                  2000
 American City Building
Columbia Mall, Inc.--     Leasehold and fee                  2003
 Columbia Cinema
Columbia Mall, Inc.--     Leasehold and fee                  2012
 Exhibit Building
Columbia Mall, Inc.--     Leasehold                          2062
 Oakland Building
Echelon Mall              Leasehold                          2008
Faneuil Hall Marketplace  Leasehold                          2074
First National Bank       Leasehold                          2013
 Plaza
Franklin Park             Leasehold and fee by joint venture 2024
The Gallery at Market     Leasehold                          2082
 East
Governor's Square         Leasehold by joint venture         2054
Greengate Mall            Leasehold                          2070
Harborplace               Leasehold                          2054
Harundale Mall            Leasehold and fee owned            2059
                          jointly with others
Highland Mall             Leasehold and fee by joint venture 2070
The Jacksonville Landing  Leasehold                          2057
Mall St. Matthews         Leasehold                          2053
Midtown Square            Leasehold                          2055
Pioneer Place             Leasehold                          2076
Plymouth Meeting          Leasehold and fee                  2063
Riverwalk                 Leasehold by joint venture         2076
St. Louis Union Station   Leasehold                          2060
South Street Seaport      Leasehold                          2031
Tampa Bay Center          Leasehold and fee                  2047
Westlake Center           Leasehold by joint venture         2043

COMPETITION

  In all aspects of Rouse's business pertaining to the ownership, management, acquisition or development of rental and other real estate, Rouse operates in highly competitive markets. With respect to the leasing and operation or management of developed properties, each project faces market competition from existing and future developments in its geographical market area. Rouse competes with developers and other buyers with respect to the acquisition of development sites or centers and for financing opportunities in the money markets. Rouse also faces competition in and around Columbia, Maryland with respect to the development and sale of land for residential, commercial and industrial uses.

SEASONALITY

  Neither Rouse's business, taken as a whole, nor any of its industry segments, is seasonal in nature.

REGULATION

  Federal, state and local statutes and regulations relating to the protection of the environment have previously had no material effect on Rouse's business. Future development opportunities of Rouse may involve additional capital and other expenditures in order to comply with such statutes and regulations. It is impossible at this time to predict with any certainty the magnitude of any such expenditures or the long-range effect, if any, on Rouse's operations. Compliance with such laws has had no material adverse effect on the operating results or competitive position of Rouse in the past; Rouse anticipates that they will have no material adverse effect on its future operating results or its competitive position in the industry.

CUSTOMERS

  None of Rouse's industry segments depends upon a single customer or a few customers, the loss of which would have a materially adverse effect on such segment. No customer accounts for ten percent or more of the consolidated revenues of Rouse.

EMPLOYEES

  Rouse and its subsidiaries had 4,283 full- and part-time employees at December 31, 1995.

LEGAL PROCEEDINGS

  On November 6, 1990, Robert P. Guastella Equities, Inc. ("Plaintiff"), a former tenant at the Riverwalk Shopping Center in New Orleans, Louisiana ("Riverwalk"), which is owned and operated by New Orleans Riverwalk Associates, an affiliate of Rouse ("NORA"), filed suit in the Civil District Court of Orleans Parish, Louisiana against NORA, Rouse, two Rouse affiliates - Rouse-New Orleans, Inc. and New Orleans Riverwalk Limited Partnership - and Connecticut General Life Insurance Company, which is a general partner of NORA (collectively, "Defendants"). Plaintiff alleged that Defendants breached Plaintiff's lease agreement with NORA for the operation of a restaurant at Riverwalk by (i) failing to prevent the leased premises from flooding, (ii) refusing to permit entertainment on the leased premises, (iii) interfering with the operation of air conditioning equipment on the leased premises and
(iv) failing to provide adequate security. Plaintiff claimed that as a result of these breaches it suffered losses and could not pay the rentals due under the lease agreement, as a result of which the lease and its tenancy were terminated by NORA. Plaintiff sought damages of approximately $600,000 for these alleged breaches. In addition, on September 3, 1992, Plaintiff claimed $33,000,000 for alleged lost future profits which it claimed it would have earned had its lease not been terminated. All Defendants filed answers denying the claims of Plaintiff and asserted other defenses. NORA also asserted a counterclaim against Plaintiff and its guarantors, Robert Guastella and Charles Kovacs, for past due rentals and other charges in the approximate amount of $300,000 plus interest and attorneys' fees as provided for in the lease agreement. The case was tried before a jury and, on October 28, 1993, the jury returned a verdict against Defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 (which included a net award for lost future profits of approximately $8,640,000) plus interest from the date the suit was filed and attorneys' fees in an amount to be determined. On May 6, 1994, the trial court denied all post-trial motions of both Plaintiff and Defendants. The trial court also entered an amended judgment in which it awarded Plaintiff $450,000 in attorneys' fees and awarded Defendants $25,000 in attorneys' fees.

  On May 23, 1994, Defendants appealed this judgment to the Louisiana Court of Appeal, Fourth District. On November 16, 1995, the Louisiana Court of Appeal in a 2 to 1 decision reduced the judgment by $240,000, but otherwise affirmed the damage award to Plaintiff. Defendants subsequently filed a motion for reconsideration with the Louisiana Court of Appeal, which was denied on December 19, 1995, again in a 2 to 1 decision. On January 18, 1996, Defendants filed a petition requesting the Louisiana Supreme Court to consider a further appeal of this judgment. Plaintiff filed an opposition to this petition on February 2, 1996 and Defendants submitted a reply brief on February 21, 1996. On April 8, 1996, the Louisiana Supreme Court granted Defendants' petition to consider a further appeal of the judgment.

  Rouse recorded in the fourth quarter of 1995 a pre-tax provision in the amount of $12,321,000, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000. Rouse believes that the ultimate disposition of this matter will not have a material adverse effect on Rouse's consolidated financial position.

MERGER SUB AND PARTNERSHIP MERGER SUB

  Each of TRC Acquisition Company I and TRC Acquisition Company II is a Delaware corporation and a direct or indirect wholly owned subsidiary of Rouse. Neither has engaged in any business other than in connection with the Merger Agreement or the Partnership Merger Agreement, as the case may be.

                            THE HUGHES CORPORATION

OVERVIEW

  Hughes is a vertically-integrated real estate investment, management and development company whose assets are located principally in the Las Vegas, Nevada metropolitan area and, to a lesser extent, in the Los Angeles, California metropolitan area. Hughes's real estate assets consist of: (i) office buildings, mixed-use industrial properties and retail centers which produce rental revenues ("rental properties"); (ii) land under development ("development properties"); and (iii) land planned for, but not currently under, development and surplus land that Hughes intends to sell as market conditions permit ("investment properties").

  As of December 31, 1995, Hughes (including its consolidated Joint Ventures) owned approximately 4.0 million rentable square feet (including ground leases), 3,155 acres of development properties and approximately 16,263 acres of investment properties. Substantially all of Hughes's rental properties were constructed by Hughes or its Joint Venture Partners, as opposed to having been acquired through purchase from third-party owners. Approximately 85% of Hughes's rentable square feet of rental properties is in the Las Vegas metropolitan area, with the remainder in the Los Angeles metropolitan area. At December 31, 1995, the net book value of Hughes's real estate holdings was $442.9 million.

  The following table sets forth information concerning the size of Hughes' holdings (including the interests of Joint Venture Partners in consolidated Joint Ventures) and, for each site, the amount of rental property, development property and investment property at December 31, 1995:

                                                    TPC
                                      RENTABLE      GOLF
                                       SQUARE      COURSE DEVELOPMENT INVESTMENT
               PROJECT                 FEET(1)     ACRES     ACRES      ACRES
               -------                ---------    ------ ----------- ----------
Las Vegas:
  Hughes Center......................   748,927     --          39         --
  Hughes Airport Center.............. 1,364,653     --         156         --
  Hughes Cheyenne Center.............   155,384     --         197         --
  Fashion Show Mall..................   840,575(1)  --         --          --
  Summerlin..........................   314,875     --       2,731      14,585
  North Las Vegas Land...............       --      --         --          692
  TPC Golf Course....................       --      234        --          --
  Other..............................    16,512     --         --           95
Los Angeles:
  Howard Hughes Center...............   454,641     --          32         --
  Bluffs and Beach Lots..............       --      --         --           53
  Other..............................   142,168     --         --          138
Other Areas..........................       --      --         --          700
                                      ---------     ---      -----      ------
Total................................ 4,037,735     234      3,155      16,263
                                      =========     ===      =====      ======

- --------
(1) Includes approximately 532,000 square feet of retail space constructed and owned by major tenants at the Fashion Show Mall pursuant to ground leases between such tenants and the Joint Venture which owns the Fashion Show Mall.

  The following table sets forth a summary of the location and type of Hughes' rental properties (including ground leases and properties owned by its consolidated Joint Ventures) by rentable square footage as of December 31, 1995:

                     RENTABLE SQUARE FOOTAGE OF PROPERTIES
                       BY LOCATION AND TYPE OF PROPERTY

                                                                      PERCENT  NUMBER OF
          AREA            OFFICE    INDUSTRIAL   RETAIL      TOTAL    OF TOTAL BUILDINGS
          ----           ---------  ----------  ---------  ---------  -------- ---------
Las Vegas, NV........... 1,263,551  1,320,300     857,075  3,440,926    85.2%      46
Los Angeles, CA.........   417,682        --      179,127    596,809    14.8%       6
                         ---------  ---------   ---------  ---------   -----
  Total................. 1,681,233  1,320,300   1,036,202  4,037,735   100.0%
                         =========  =========   =========  =========   =====
  Percent of Total......      41.6%      32.7%       25.7%     100.0%
  Number of Buildings...        25         20           7         52

  The following table presents information regarding Hughes' rental properties (including ground leases and rental properties owned by Hughes' consolidated Joint Ventures) including location, square footage and significant tenants as of December 31, 1995.

                                     YEAR      TOTAL
                          HUGHES'   BUILT/   RENTABLE
    PROJECT/BUILDING     OWNERSHIP PURCHASED  SQ. FT.            MAJOR TENANTS
    ----------------     --------- --------- ---------           -------------
LAS VEGAS PROPERTIES:
HUGHES CENTER
 First Interstate Tow-      100%     1986      259,080 First Interstate Bank, Hughes,
  er....................                               Kummer Kaempfer Bonner Renshaw,
                                                       Deloitte & Touche LLP, Gordon &
                                                       Silver, Ltd.
 3720 Howard Hughes         100%     1989       38,168 Showboat Operations, Reynolds &
  Parkway...............                               Reynolds Healthcare, The Nevada
                                                       Clinic
 3753/63 Howard Hughes
  Parkway...............    100%     1991      120,824 AT&T Wireless Services, Business
                                                       Center of Las Vegas, Kelly G.
                                                       Hawkins & Associates
 3770 Howard Hughes          67%     1990       63,758 American Pacific Corporation,
  Parkway...............                               Dain Bosworth, Inc., G.M.A.C.
 3773 Howard Hughes         100%     1995      164,673 Jones, Jones, Close & Brown,
  Parkway...............                               Quirk & Tratos, John Garner/NW
                                                       Mutual
 3930 Howard Hughes          50%     1994       85,924 Hilton Hotels Corporation,
  Parkway...............                               Parsons Brinckerhoff Quade &
                                                       Douglas, A.G. Edwards & Sons,
                                                       Broening, Oberg & Woods
 Nicky Blair's..........    100%     1989       10,000 Nicky Blair's Restaurant
 Fog City Diner(1)......    100%     1995        6,500 Fog City Diner
                                             ---------
  Total.................                       748,927
                                             ---------

- -------
(1) Ground lease.

                                     YEAR      TOTAL
                          HUGHES'   BUILT/   RENTABLE
    PROJECT/BUILDING     OWNERSHIP PURCHASED  SQ. FT.            MAJOR TENANTS
    ----------------     --------- --------- ---------           -------------
HUGHES AIRPORT CENTER
 955 Grier, Bldg 1......    100%     1986       45,998 Nassiri, Inc., Eagle Sentry, CER
                                                       Corporation
 901 Grier, Bldg 2......    100%     1986       30,755 Hughes Aircraft Company,
                                                       International Technical Systems
 871 Grier, Bldg 3......    100%     1986       52,676 John H. Harland, EG&G Special
                                                       Projects, Named Corp.
 821 Grier, EG&G........    100%     1986       44,631 EG&G Special Projects
 6700 Paradise, Bldg 5..    100%     1991       53,115 Mikohn, Hughes, TeamUp
                                                       International
 1111 Grier, Bldg 6A....    100%     1989       28,692 C.D.F. Fred Shuman
 1181 Grier, Bldg 6B....    100%     1989       65,188 Creative Light Source, Inc.,
                                                       Wilson Antenna, Inc., FiberChem
                                                       Incorporated
 1151 Grier, Bldg 7.....    100%     1988      102,116 Uniflex Corporation, Matol
                                                       American Corporation, SigmaTron
                                                       International, Apple Foam and
                                                       Plastics, Damage Recovery, E.Z.
                                                       Foods
 900 Grier, Bldg 8B.....    100%     1989       10,700 GES Exposition Services, Chanen
                                                       Construction Company
 950 Grier, Bldg. 8A....    100%     1989       26,760 Greyhound Exposition Services
 955 Kelly Johnson, Bldg    100%     1991       11,280 Lockheed Engineering & Sciences
  9.....................
 975 Kelly Johnson,         100%     1990       32,528 Lockheed Engineering & Sciences
  Lab...................
 950 Pilot, Bldg 10.....    100%     1990       84,026 HHPGS, UPS--GMF Warehouse, Get
                                                       Fresh Sales, Inc, AWC A Lockheed
                                                       Company
 890 Pilot, Bldg 11.....    100%     1991       87,674 Security Archives of Las Vegas,
                                                       Nassiri, Inc., Hughes
 6590 Bermuda, Bldg 14..    100%     1990      133,160 Nevada International Trade Corp.
 6600 Bermuda, Bldg 15..    100%     1990       32,700 Marin Credit Card Services
 980 Kelly Johnson, Bldg    100%     1992       53,760 Lockheed Engineering & Sciences
  16....................
 839 Pilot, Bldg 19.....    100%     1994       47,210 Franklin Machine Products,
                                                       Premier Image Corporation
 815 Pilot, Bldg 20.....    100%     1994       55,005 Anchor Coin, Paul Oxman
                                                       Publishing, LECO Corporation
 831 Pilot, Bldg 21.....    100%     1994       35,073 Lassen Art Publications
 823 Pilot, Bldg 22.....    100%     1994       62,860 Lassen Art Publications, WICO
                                                       Corporation, Anchor Coin
 731 Pilot, Bldg 23.....    100%     1995       64,537 Converse Consultants, Builders
                                                       Showcase Materials, Cerberus
                                                       Technologies
 751 Pilot Bldg 24......    100%     1995       47,235 McCord Corporation
 711 Pilot Bldg 25......    100%     1995       75,974 Vacant
 Montgomery Ward            100%     1995       81,000 Montgomery Ward Credit
  Credit................
                                             ---------
  Total.................                     1,364,653
                                             ---------

                                      YEAR      TOTAL
                           HUGHES'   BUILT/   RENTABLE
    PROJECT/BUILDING      OWNERSHIP PURCHASED  SQ. FT.            MAJOR TENANTS
    ----------------      --------- --------- ---------           -------------
HUGHES CHEYENNE CENTER
 Lechters...............     100%     1993      155,384 Lechters
                                              ---------
FASHION SHOW MALL
 Anchor Tenants.........      75%     1981      532,438 Macy's, Dillards, Neiman-Marcus,
                                                        Robinson's . May, Saks Fifth
                                                        Avenue
 Mall Tenants...........      75%     1981      308,137
                                              ---------
  Total.................                        840,575
                                              ---------
SUMMERLIN
 Pueblo Medical Center..     100%     1992       29,694 Universal Health Services of
                                                        Nevada, Taylor, Knudson & Lum,
                                                        Gordon Murray, D.D.S.
 Raytheon Office........     100%     1992       69,500 Raytheon Services Nevada
 Plaza East.............     100%     1993       49,468 Hughes, Dean Witter Reynolds,
                                                        Inc., G.C. Wallace, Inc.
 Plaza West.............     100%     1995       38,539 Pulte Home Corporation, Coleman
                                                        Homes, Universal Health Services
 1201-41 Town Center....     100%     1994       73,688 Hughes, Equinox International
                                                        Corporation, TRW, Realty
                                                        Executives of Nevada
 1251-81 Town Center....     100%     1995       53,986 TRW Environmental Safety Systems
                                              ---------
 Total..................                        314,875
                                              ---------
OTHER
 North Las Vegas DMV
  Building..............     100%     1982       16,512 State of Nevada
                                              ---------
LOS ANGELES PROPERTIES:
HOWARD HUGHES CENTER
 6701 Tower.............     100%     1986      313,447 Blue Shield, Univision Station
                                                        Group, Inc., Keane, Inc.
 Northpoint.............     100%     1991      104,235 Eastman-Kodak Company, MCI
                                                        Telecommunications
 The Spectrum Club......     100%     1993       36,959 The Spectrum Club
                                              ---------
 Total..................                        454,641
                                              ---------
OTHER
 Lucky's Center.........     100%     1978      142,168 Lucky's, Denny's, PruCare Plan of
                                                        California, Inc.
                                              ---------
 Total..................                      4,037,735
                                              =========

LAS VEGAS PROPERTIES

  HUGHES CENTER. Hughes Center is an 83-acre master-planned, mixed-use business center located in central Las Vegas approximately one-half mile from the Las Vegas Strip. Highly visible and easily accessible, Hughes Center is near Interstate 15, McCarran International Airport and the Las Vegas Convention Center.

  The rental properties at Hughes Center consist of nine buildings which collectively contain approximately 749,000 rentable square feet. The focal point of Hughes Center is the First Interstate Tower, a 17-story office building which contains approximately 259,000 square feet of Class A office space and is home to Hughes' executive offices, the corporate headquarters for First Interstate Bank of Nevada, National Association ("First Interstate") and other professional tenants such as brokerage firms, law firms, accounting firms and consulting firms. Hughes Center also includes a five-story 165,000 square foot office building completed in November 1995, a five-story 86,000 square foot office building completed in 1994, one two-story and three three-story office buildings and two buildings which house restaurants. The buildings are connected by landscaped pedestrian walkways and are complemented by nearby hotels, restaurants, retail shopping and apartment complexes.

  Hughes manages all of the rental properties at Hughes Center. The 86,000 square foot office building completed in 1994 is owned by a joint venture in which Hughes and Hilton Hotels Corporation each has a 50% interest. The 3770 Howard Hughes Parkway building is owned by a Joint Venture in which Hughes and Gibson Business Park Associates, an affiliate of American Pacific Corporation, the building's largest tenant, own two-thirds and one-third interests, respectively. The balance of the property at Hughes Center, including the First Interstate Tower (in which Hughes purchased the 50% interest of First Interstate in 1995), is owned by Hughes.

  Hughes Center also includes 39 acres of development property. When fully developed, Hughes expects Hughes Center to include approximately 1.5 to 2 million square feet of Class A office space and related uses. Hughes has obtained a major portion of the entitlements and completed substantially all of the infrastructure required to fully develop Hughes Center. Hughes plans to construct an 85,000 square-foot office building if market conditions permit, and to complete construction of two additional restaurants at Hughes Center in 1996. Future development at Hughes Center will depend upon market conditions.

  HUGHES AIRPORT CENTER. Hughes Airport Center ("Airport Center") is a 383-acre master-planned business and industrial park located in Las Vegas, Nevada immediately south of McCarran International Airport and near Interstate 15. Airport Center is serviced by a rail line and is home to a U.S. Postal Service distribution center. Airport Center is part of a designated Foreign Trade Zone, which enables importers to store, manufacture, repackage, assemble, quality-check and label foreign goods without paying duties until the goods enter U.S. commerce, thus lowering importation costs. Hughes owns and manages all of the developed and developable property at Airport Center except for parcels aggregating 85 acres that Hughes sold to 13 other owner/users, including Bally Gaming, Inc. and the U.S. Postal Service.

  The rental property owned by Hughes at Airport Center includes 25 buildings which contain approximately 1,365,000 rentable square feet for research and development, light manufacturing, warehouse distribution and low-rise offices. Tenants include Hughes, subsidiaries of Lockheed Engineering & Sciences, Hughes Aircraft Company, Montgomery Ward Credit, Lassen Art Publications, Marin Credit Card Services and Greyhound Exposition Services.

  Airport Center also includes 156 acres of development property. When fully developed, Hughes expects Airport Center to include approximately 4.5 million rentable square feet. Hughes intends to continue its strategy of developing Airport Center by constructing speculative buildings, on a limited basis, when it determines that market demand factors will support such buildings, by constructing pre-leased buildings and by selling or leasing parcels to third-party users for development in accordance with the master plan. Hughes has started construction on two buildings totaling 85,000 rentable square feet, and plans to begin construction of three more buildings in 1996 totaling 163,000 rentable square feet.

  Hughes has obtained substantially all of the entitlements and completed substantially all of the major infrastructure required to fully develop Airport Center. In addition, an improved road system constructed by the Nevada Department of Transportation, Clark County and McCarran International Airport was completed in 1995, providing Airport Center with improved access to the airport and Interstate 15.

  HUGHES CHEYENNE CENTER. In 1992, Hughes began the development of Hughes Cheyenne Center ("Cheyenne Center"), which is a master-planned industrial park in North Las Vegas under development on a 205-acre site and is designed to appeal to more cost-sensitive tenants. Located near Interstate 15, Highway 95 and the North Las Vegas Air Terminal, Cheyenne Center is easily accessible.

  In the first phase, encompassing 62 acres, Hughes completed in 1993 a warehouse distribution center, on a pre-leased basis, for Lechters Inc. ("Lechters"). Lechters has leased the entire 155,000 square foot building until 2008. Hughes also sold land to a third party which developed a facility for Federal Express which opened in 1995. When fully developed, Hughes expects that Cheyenne Center will offer approximately 3.5 million rentable square feet of mixed-use industrial space. Hughes intends to develop Cheyenne Center by constructing speculative buildings, on a limited basis, when it determines that market demand factors will support such buildings, by constructing pre-leased buildings and by selling or leasing parcels to third-party users for development in accordance with the master plan. Hughes is currently constructing a 111,000 rentable square foot warehouse facility, and plans to begin construction of another 100,000 rentable square foot facility in 1996. Cheyenne Center is fully zoned for use as an industrial park, but Hughes has not obtained the other required entitlements nor has it completed the necessary infrastructure to fully develop Cheyenne Center.

  FASHION SHOW MALL. The Fashion Show Mall (the "Mall") is a multi-level, enclosed regional shopping center owned by H-S Las Vegas Associates ("HSLV"), a joint venture in which Hughes is a 75% partner and Ernest W. Hahn, Inc. is a 25% Joint Venture Partner. HSLV constructed the Mall in 1981 and, in 1994, completed a major renovation which replaced the flooring, lighting, planters and seating, and added a two-story waterfall and skylights in the Center Court area of the Mall. Additionally, two restaurants, Sfuzzi's and the Dive!, opened in 1995. The Mall is managed by Hughes's joint venture partner.

  Located on a 35-acre site next to the Treasure Island casino/resort and with approximately 853 feet of frontage on the Las Vegas Strip, the Mall is highly visible and easily accessible to tourists. Hughes estimates that approximately one-half of the Mall's customers are tourists and one-half are Las Vegas area residents. The Mall contains approximately 841,000 square feet of retail space. The Mall has five anchor tenants--Macy's, Dillards, Neiman-Marcus, Robinson's . May and Saks Fifth Avenue--and 132 specialty shops. HSLV has entered into ground leases with each of the five anchor tenants pursuant to which each has constructed its store at the Mall. The anchor tenants' stores contain an aggregate of approximately 533,000 rentable square feet. The balance of the Mall contains approximately 309,000 rentable square feet.

  SUMMERLIN. Named after Howard R. Hughes Jr.'s grandmother, Summerlin is a master-planned community under development on a 22,500-acre site which extends from the northwest portion of Las Vegas to the foot of the Red Rock Mountains. Hughes's master-plan for Summerlin calls for a fully-integrated community containing residential neighborhoods, business parks, retail centers, schools, parks, golf courses, art and cultural facilities, fire and police stations, health care centers and worship sites. Summerlin received the Pacific Coast Builders Conference 1993 Gold Nugget Award for the best new town plan, and was ranked as the best selling master-planned community in the United States by leading real estate research firms in each of 1992, 1993 and 1994. Hughes anticipates that Summerlin will be ranked as the best selling master-planned community in the United States for 1995, as well.

  Hughes designed Summerlin to attract a broad range of home buyers, from first-time purchasers to luxury home buyers. Housing ranges from $80,000 multi-family and condominium units to multi-million dollar custom-built, luxury golf course homes. A four-lane parkway connects Summerlin to metropolitan Las Vegas and a rush-hour commute from Summerlin to downtown takes approximately 15 minutes. Summerlin contains a number of parks and recreational amenities including TPC, a private country club with an 18-hole championship golf course and clubhouse which is managed by an affiliate of the PGA Tour. Hughes believes that, when fully developed, Summerlin will be home to approximately 160,000 residents. Currently approximately 22,500 people reside in 10,000 homes at Summerlin.

  Hughes's development activities at Summerlin include obtaining the necessary entitlements, completing the broad infrastructure requirements of the community and selling improved land parcels to homebuilders and custom lots to individuals. In addition to the development of improved land parcels for sale to merchant home builders and custom lot sales, Hughes develops, owns and manages office, mixed-use industrial and retail properties at Summerlin which are contributing to the development of an employment base within the community.

  THE VILLAGE CONCEPT. To provide structure and identity within such a large development, Hughes' master-plan for Summerlin organizes the property into a series of villages. A typical village is approximately 600 to 800 acres in size, is defined by natural features and community arterial or collector roads, contains a village center or focal point and maintains a certain design identity or character among its buildings. Hughes' current plan for Summerlin calls for 27 residential or mixed-use villages, in three major development areas--Summerlin North, West and South.

  Summerlin North, which consists of approximately 7,900 acres and is the first area of Summerlin that Hughes is developing, contains 10 villages. The sites for two of these villages have been sold to and developed by Del Webb Communities, Inc. ("Del Webb"). Hughes' current land use plan for Summerlin North is set forth below:

                                                               ACRES
                                                   -----------------------------
                                                           SOLD OR CONTRIBUTED
      USES                                         TOTAL AS OF DECEMBER 31, 1995
      ----                                         ----- -----------------------
      Residential................................. 5,310          3,629
      Commercial..................................   606            266(1)
      Schools/Worship Sites.......................   280            154
      Roads.......................................   421            263
      Common Areas................................ 1,283            857
                                                   -----          -----
      Total....................................... 7,900          5,169
                                                   =====          =====

     --------
     (1)Includes 168 acres transferred to the commercial and industrial division.

  All of Summerlin North has been annexed to the City of Las Vegas. In connection with such annexation, the master plan for Summerlin North has been approved by the Las Vegas City Council and, therefore, the zoning and density for Summerlin North are now in place. As part of the annexation, Hughes entered into a Development Agreement with the City of Las Vegas. All villages with the exception of one have approved Development Plans and tentative maps. Final maps are being processed for The Arbors and the balance of The Canyons villages. Del Webb is responsible for its own zoning and density approvals.

  Hughes' plans for Summerlin South include an area of approximately 6,145 acres which is anticipated to include, upon full build-out, 3,300 acres of residential development and is currently classified as investment property. Other land uses will include commercial, retail, office, institutional and recreational.

  Hughes has entered into a development agreement for Summerlin South with Clark County. The agreement establishes (i) relevant provisions of the County Code regarding planning, zoning, subdivision of land, growth management and gaming enterprise districts, (ii) the timing and phasing of development, (iii) permitted uses of the property and (iv) the density, design, and improvement standards applicable to Summerlin South. The development agreement permits Summerlin South to be developed with up to 18,000 residential dwelling units and 740 acres of non-residential private uses, golf courses containing up to 90 holes of golf and up to three hotel/casinos with unrestricted gaming. Hughes does not expect to develop the maximum amounts allowed under the development agreement. The development agreement also defines responsibility for certain off-site transportation improvements. The balance of the entitlements for Summerlin South will be secured as development proceeds.

  Summerlin West is the planning name currently used for approximately 8,440 acres in the western portion of Summerlin and is classified as investment property. Hughes currently intends Summerlin West to be primarily residential in nature with decreasing densities toward the foothills on the western boundary. Hughes has not begun to construct the infrastructure or to obtain entitlements for Summerlin West.

  RESIDENTIAL DEVELOPMENT. Within Summerlin North, Hughes has sold substantially all of the property designated for residential development in five villages--The Hills, The Pueblo, The Crossing, The Hills South and The Trails. Hughes is developing the property in the two remaining villages, The Canyons and The Arbors.

  The Hills was the first village Hughes developed in Summerlin and includes a wide variety of single-family homes, a six-acre community park, two public schools that opened in 1993 and the Hebrew Academy, a private school that opened in 1990.

  The Pueblo, the second village, contains residential development that ranges from condominiums to executive homes, a 68-acre linear park, The Meadows School, a private school for kindergarten through high school, two worship sites, sites for a public and a private school, approximately 64,000 square feet of retail space, and medical facilities, including the 30,000 square-foot Pueblo Medical Center.

  The Hills South, a village comprised of luxury homes and a variety of recreational amenities, includes the TPC, the Summerlin Library and Performing Arts Center, office buildings totaling 179,000 square feet, two worship sites and a day care center. Residential development consists of parcels for mid-range, single-family homes that Hughes is in the process of selling to homebuilders, and three custom-lot communities--Tournament Hills, Eagle Hills and The Enclave. Tournament Hills consists of 134 one-half to one-acre lots primarily adjacent to the golf course. Eagle Hills contains 158 lots ranging in size from one-third to one-half acre and a six-acre private park. The Enclave contains nine lots ranging in size from one and one-half acres to three acres.

  The Trails, a 600-acre primary home village, contains residential development ranging from condominiums to executive homes, a post office, two worship sites, a school site, retail and commercial development sites, recreational amenities including baseball diamonds, a swimming pool, a 14-acre linear park and community center and two custom lot communities--Mountain Trails and Desert Trails. Mountain Trails consists of 103 half-acre lots, and Desert Trails consists of 56 quarter-acre custom lots.

  The Crossing, a 565-acre primary home village, contains residential development ranging from apartments to condominiums to upgrade homes, a fire station, two school sites, a 13-acre soccer park, a hospital and medical office complex and The Crossing Business Center.

  The Canyons is a 754-acre luxury home village being developed with various residential components, including 152 custom lots. In addition, it will contain the second TPC golf course and clubhouse (under construction and expected to open in the fall of 1996), which will be a daily fee/resort course, a resort site and retail and commercial development.

  The Village of The Arbors is a 1,389-acre primary home village being developed with various residential components ranging from apartments to condominiums to executive homes, including custom lots. In addition, it will contain four school sites, two worship sites, retail and commercial development, the second business park and recreational amenities, including a sports park, a swimming pool, tot lots and a 68-acre linear park.

  The following is a summary of residential parcel sales activities in Summerlin North for each of the five most recent years ended December 31, 1995 (excluding bulk land sales):

                                                            ACRES SOLD
                                                   -----------------------------
   VILLAGES                                        1991  1992  1993  1994  1995
   --------                                        ----- ----- ----- ----- -----
   The Hills......................................  82.7  37.7   --    --    --
   The Hills South................................  31.9  13.4  80.1  36.2   8.8
     Tournament Hills.............................  13.6  21.4  18.6  11.4  10.7
     Eagle Hills..................................   2.4  19.4  20.6  34.6  11.8
     The Enclave..................................   --    --    --    8.8  11.0
   The Pueblo.....................................  41.1  86.1 176.2  87.7   --
   The Trails.....................................   --    --    --  216.5 157.8
     Desert Trails................................   --    --    --    --   11.2
     Mountain Trails..............................   --    --    --    --   13.1
   The Crossing...................................   --    --    --  103.3 170.8
   The Canyons....................................   --    --    --    --  102.4
                                                   ----- ----- ----- ----- -----
       Total...................................... 171.7 178.0 295.5 498.5 497.6
                                                   ===== ===== ===== ===== =====

  Hughes expects to begin development of the first village in Summerlin South, The Willows, in 1996. The Willows is expected to be a 754-acre village containing residential development ranging from apartments to condominiums to executive homes, two worship sites, an elementary school site, retail development and recreational amenities.

  BULK LAND SALES. As noted above, Hughes also sells large parcels of undeveloped land to Del Webb. Del Webb is a developer of master-planned active adult communities. From 1988 to December 31, 1995, Del Webb purchased 2,493 acres of undeveloped land in Summerlin North for the creation and expansion of its Sun City Las Vegas at Summerlin community.

  OFFICE, MIXED-USE INDUSTRIAL AND RETAIL DEVELOPMENT. In addition to selling land for home construction, Hughes's Summerlin Division develops land on which the Commercial/Industrial Division then constructs and leases buildings designed for office, mixed-use industrial and retail uses in

Summerlin. Hughes believes that strategically locating these types of properties will provide Summerlin with an employment base and provide needed services which will increase the desirability of purchasing a home in the Summerlin community. As of December 31, 1995, office, mixed-use industrial and retail development in The Plaza at Summerlin included a pre-leased office building built by Hughes for Raytheon Services Nevada, which contains approximately 69,500 rentable square feet, and two multi-tenant office buildings, which contain a total of approximately 88,000 rentable square feet. The Pueblo Medical Center is a medical facility which currently consists of approximately 30,000 rentable square feet. Hughes plans to construct office buildings in The Canyons in 1996. Hughes also owns a joint venture interest in a 36,000 rentable square-foot retail shopping center in The Pueblo.

  The Crossing Business Center is a 126-acre business park located in Summerlin which includes 128,000 rentable square feet of office space owned by Hughes and 289,000 rentable square feet of office space owned by third parties, including Bank of America and Household Credit Services, Inc. Hughes has developed 10 acres of The Crossing Business Center for its own account, has sold 47 acres to business users and retains ownership of the remainder of the project, subject to options granted to Bank of America with respect to certain parcels (26 acres) within the park. Hughes plans to construct a facility for Williams Sonoma and plans to construct additional office buildings in The Crossing Business Center in 1996.

LOS ANGELES PROPERTIES

  HOWARD HUGHES CENTER. Howard Hughes Center ("HHC") is a 69-acre master-planned mixed-use development in West Los Angeles. Adjacent to the San Diego Freeway two miles north of Los Angeles International Airport, HHC offers high visibility and is easily accessible, with direct freeway ramp access to and from the San Diego Freeway. Hughes designed HHC's master plan to provide a quality working environment while facilitating pedestrian and vehicular traffic in and around HHC. Hughes owns and manages all of the developed and developable property at HHC.

  The rental property at HHC includes approximately 455,000 rentable square feet, which consists of a 16-story office tower (the "6701 Tower"), which contains approximately 313,000 rentable square feet, a six-story office building ("Northpoint"), which contains approximately 104,000 rentable square feet, and a health and fitness club ("Spectrum Club") which contains approximately 37,000 rentable square feet.

  Hughes's master plan for HHC contemplates approximately 2.7 million square feet of institutional quality mid- and high-rise office space (including up to 100,000 square feet for retail and 100,000 square feet for health and fitness centers). In addition, the master plan includes 600 hotel rooms with the ability to increase hotel rooms by 900 to a maximum of 1,500 rooms by reducing commercial office space. Hughes has obtained a tentative subdivision map and other entitlements necessary to carry out the master plan. The tentative subdivision map will expire in January 1998 unless extended by the City of Los Angeles until January 2001 or unless final tract maps are recorded for each of the 63 lots prior to that date. Three final maps have been recorded and a balance of 2.4 acres of land remains to be mapped. Hughes has also obtained a development agreement, which expires in November 2006, and which, pursuant to state law, should allow Hughes to complete the development contemplated by the tentative subdivision map under the local laws and regulations in effect at the time of the approval. The entitlements provide for the project to be constructed in phases and permit additional construction upon the completion of various transportation infrastructure improvements and realization of traffic reduction goals. Hughes is presently negotiating to develop a pre-leased 120,000 rentable square foot medical office building at HHC. Due to the downturn in the California real estate market, it is uncertain when, if ever, HHC will be fully developed.

  All of the real property of HHC is owned in fee by Hughes except for the common areas owned by the Howard Hughes Center Property Owners Association. The table below sets forth the nature and amount of all material mortgages, liens or other encumbrances against the HHC properties.

         PROJECT            6701 CDW          NORTHPOINT       NORTHBOUND RAMPS
         -------           -----------    ------------------- ------------------
Lender....................  Prudential        Credit Lyonnais Allstate Insurance
                             Insurance
Type of Financing.........    Mortgage      Mortgage fixed by  Private Placement
                                                   LIBOR swap      Taxable Notes
Principal Balance......... $54,430,860            $15,000,000        $14,000,000
Interest Rate.............       6.00%(1)               7.62%             10.00%
Amortization..............    20 years    None--Interest Only           14 years
Pre-payment...............          $0(2)            $119,000         $3,400,000
Maturity Date.............  03/01/2001             07/27/1997         01/01/2007
Balloon @ Maturity........ $44,511,753            $15,000,000                 $0

- --------

(1) 3/1/93 to 2/29/96 = 6%; 3/1/96 to 2/28/99 = 6% (participation in cash flow up to 9% yield on accrual basis); 3/1/99 to 2/28/01 = 9.5%.

(2) No prepayment penalty through 3/1/96. After 3/1/96 prepayments shall be limited to the last $20,000,000 in principal.

  HHC consists of two Class A office buildings and one health and fitness club. The occupancy rate at HHC for each of the past five years has been 86.98%, 84.65%, 80.41%, 82.82% and 91.33% in 1995, 1994, 1993, 1992 and 1991,
respectively. Three tenants lease 10% or more of the rentable square feet ("RSF") of HHC. These tenants are KMEX, a Hispanic television broadcasting company, Blue Shield of California, a national insurance company, and Eastman Kodak Co., a diversified company primarily involved in film and media.

  The principal provisions of the leases of the tenants referred to above are set out below.

                         RENTABLE
                          SQUARE   ANNUAL   EXPIRATION
         TENANT            FEET   BASE RENT    DATE       RENEWAL OPTIONS
         ------          -------- --------- ---------- ---------------------
KMEX....................  49,233  1,509,422   9/2002   1-5 year @ 95% of mkt
Blue Shield of
 California.............  66,862  1,357,596   1/2000   1-5 year @ 95% of mkt
Eastman Kodak Co........  69,536  2,344,426  11/2001          2-5 year @ mkt

  The average effective annual rental per square foot for each of the last five years has been $27.19, $29.02, $27.01, $28.64, and $29.17 in 1995, 1994,
1993, 1992 and 1991, respectively.

  The table below sets out the scheduled lease expirations at HHC for each of the ten years starting with 1996.

                            NUMBER OF                 ANNUAL BASE   % OF TOTAL
                             LEASES   RSF SUBJECT TO  RENTAL UNDER  ANNUAL BASE
 YEAR OF LEASE EXPIRATION   EXPIRING  EXPIRING LEASE EXPIRING LEASE    RENT
 ------------------------   --------- -------------- -------------- -----------
1996.......................      5        20,468      $   464,480       4.36%
1997.......................      6        48,430        1,720,100      16.12%
1998.......................      7        64,389        1,424,618      13.35%
1999.......................      2        15,524          397,993       3.73%
2000.......................      3        89,085        1,869,578      17.52%
2001.......................      1        69,536        2,344,426      21.97%
2002.......................      1        53,174        1,509,422      14.15%
2003.......................      0             0                0       0.00%
2004.......................      0             0                0       0.00%
2005 & Thereafter..........      1        36,959          939,231       8.80%
                               ---       -------      -----------     ------
                                26       397,566      $10,669,848     100.00%
                               ===       =======      ===========     ======

  The table below sets out each of the components of HHC upon which depreciation is taken. The federal tax basis is calculated at December 31, 1995.

                                   ACCUM.   NET TAX  DEPRECIATION
                           COST    DEPR.     VALUE      METHOD              RATES                    LIVES
                          ------- --------  ------- -------------- ----------------------- -------------------------
Undeveloped Land........   48,060       --   48,060      N/A
                          -------           -------
Common Areas:
 Land...................      908               908      N/A
 Land Improvements......    1,716   (1,044)     672 ACRS and MACRS ACRS% Table and 150% DB 15 & 19 years
                          ------- --------  -------
                            2,624   (1,044)   1,580
                          ------- --------  -------
Developed Property
 Land...................   19,010       --   19,010      N/A
 Land Improvements......    1,742     (515)   1,227 ACRS and MACRS ACRS% Table and 150% DB 15 & 18 years
 Buildings..............   74,147  (29,995)  44,152 ACRS and MACRS ACRS% Table and SL      18, 19, 31 1/2 & 39 years
 Assoc. Personal
  Property..............      902     (551)     351 ACRS and MACRS ACRS% Table and 200% DB 5 & 7 years
                          ------- --------  -------
                           95,801  (31,061)  64,740
                          ------- --------  -------
Total Howard Hughes
 Center.................  146,485 (32,105 ) 114,380
                          ======= ========  =======

  With regard to the annual real estate taxes to which HHC is subject, the tax rate is 0.01053047.

                           ANNUAL REALTY TAXES

      Undeveloped land............................................. $104,767.00
      Developed Properties......................................... $681,669.00
      Common Areas................................................. $ 32,952.00
                                                                    -----------
        Total...................................................... $819,388.00*
                                                                    ===========

     --------

     *Tax year 7/1/95 through 6/30/96. Estimated taxes on proposed improvements not applicable.

  In the opinion of management, HHC is adequately covered by insurance.

  PLAYA VISTA. Playa Vista is a 1,040-acre parcel of land in Los Angeles extending west from the San Diego Freeway to the Pacific Ocean, and south from Marina Del Rey to the Weschester Bluffs.

Playa Vista is intended to be developed into a new master-planned, mixed-use community which will include a diverse range of commercial, residential, recreational, public and open space uses, including approximately 13,000 dwelling units, 5.9 million square feet of office space, 600,000 square feet of retail space, 750 hotel rooms and a variety of other civic and community serving uses. HHPLP owns a 40% unconsolidated limited partner interest in MTP-PV, which owns 974 acres of the Playa Vista Project (as defined below), and a 40% unconsolidated limited partner interest in MTP-AC, which was formed to purchase 66 acres of the Playa Vista Project ("Area C") which are not owned by MTP-PV and other land adjacent to Area C. MTP-AC has an option to purchase Area C from the beneficial owner, the State of California, at a price that varies depending on the date of exercise. Separate partnerships comprised of affiliates of Maguire Thomas Partners and JMB Realty are the general partners (the "PV General Partners") of and MTP-PV and MTP-AC, respectively. Hughes' interest in MTP-PV and MTP-AC is not consolidated and is accounted for using the equity method in THC's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. The proposed development by the PV Partnerships is referred to as the "Playa Vista Project."

  THE PLAYA VISTA PROJECT. The Playa Vista Project site consists principally of raw land and industrial buildings which include over 1.6 million net rentable square feet. The PV Partnerships intend to develop the Playa Vista Project into a new mixed-use community which includes the principal features described above. The master plan also calls for (i) the restoration, preservation and enhancement of approximately 345 acres of degraded estuarine, coastal, terrestrial and bluff wildlife habitat areas, (ii) the retention of about 82 acres of water surface as open space within the adjacent segment of Ballona Channel and (iii) the creation of approximately 84 acres of neighborhood and community parks.

  PLAYA VISTA ENTITLEMENTS. The process of obtaining the necessary entitlements for the Playa Vista Project is extremely complex. The federal, state and local entitlement approval process requires the active involvement of numerous government agencies and necessarily also involves community and environmental groups. Moreover, of the total 974 acres owned by MTP-PV, 935 acres are located in the City of Los Angeles (which consequently has primary land use jurisdiction) and 39 acres are located in the unincorporated area of Los Angeles County (which consequently has primary land use jurisdiction). Accordingly, the PV Partnerships will seek to obtain the required entitlements in several phases.

  Entitlements have been obtained for the first phase which includes approximately 3,246 residential units, 1.25 million square feet of office space, 35,000 square feet of retail space, 300 hotel rooms, 120,000 square feet of community serving facilities and a variety of other recreational, public and open space uses. The first phase consists of approximately 433 acres, of which approximately 246 acres are proposed for development. It is located entirely within the City of Los Angeles and is consistent with the General Plan and existing zoning. Of the approximately 3,246 residential units, at least 15% must be developed for low, very low and moderate income housing. An additional 10% must be marketed at a sales price of less than $195,000 (in 1993 dollars).

  In December 1995, after the City of Los Angeles granted significant infrastructure concessions for Playa Vista, DreamWorks SKG announced that it would locate its studio and offices at Playa Vista, subject to the negotiation and execution of satisfactory definitive documentation with MTP-PV. To allow for the development of this studio and office complex, certain modifications to the existing entitlements were necessary. In 1995 the City of Los Angeles approved the necessary modifications for development of the 3.2 million square foot Playa Vista Entertainment, Media and Technology District (the "EMT District"). These approvals, however, have been challenged in court by project opponents. The litigation challenges the EMT District approvals on procedural grounds, claiming various violations of the California Environmental Quality Act. A Superior Court trial date has been set for June 1996. MTP-PV has indicated to Hughes that it expects to prevail in the litigation; however, no assurance can be given that a favorable outcome will be obtained. The residential and a portion of the office/retail entitlements of the first phase are not subject to such litigation and the final subdivision map with respect to such entitlements can be recorded as soon as financing is obtained.

  The development of the balance of Playa Vista is subject to additional requirements. Pursuant to the settlement of litigation instituted by the Friends of Ballona Wetlands, et al., in 1984, MTP-PV has agreed not to proceed with any development beyond the first phase and the EMT District until MTP-PV has provided funding for the restoration of the Ballona Wetlands Salt Marsh which is part of Playa Vista. An Environmental Impact Report ("EIR") is in the process of being completed for the balance of Playa Vista and is currently scheduled to be completed by March 1997. It is anticipated that the balance of the project would be approved one year after the EIR is completed; however, there can be no assurance that such approval will be obtained.

  The entitlements and approvals required for the second phase of the Playa Vista Project (located in the City of Los Angeles) and the third phase (located in the unincorporated areas of Los Angeles County) are numerous and complex. They include changes to General and Specific Plans, amendments to zoning and the local coastal plan and numerous local, state and federal permits and approvals.

  COMMITMENTS AND CONTINGENCIES RELATIVE TO PLAYA VISTA. The partners of MTP-PV, including HHPLP, have no obligation, with limited exceptions, to make capital contributions to MTP-PV. HHPLP has no obligation with respect to the indebtedness of MTP-PV. The partners of MTP-AC each have an obligation to contribute a specified amount of capital to MTP-AC. As of December 31, 1995, HHPLP had contributed $9.0 million to MTP-AC. If MTP-AC decides to exercise its option to purchase Area C, HHPLP would be required to contribute an additional $7.8 million to MTP-AC. Either partner in MTP-AC acting alone is entitled to cause MTP-AC to exercise its option to purchase Area C. HHPLP has no obligation with respect to any indebtedness of MTP-AC.

  With respect to both MTP-PV and MTP-AC, HHPLP is a limited partner and, as such, Hughes believes that HHPLP is liable as a partner with respect to partnership obligations only to the extent of its original (and any additional) capital contributions and its share of partnership assets and any undistributed profits (and potentially for the amounts described above). HHPLP may, however, have certain contingent liabilities relating to environmental matters. See "THE HUGHES CORPORATION--Environmental Matters and Government Regulation."

  MTP-PV and MTP-AC have a number of obligations which are substantial, and both of the PV Partnerships operated at a deficit in 1994 and 1995 and are expected to do so in 1996. The PV Partnerships have limited rights to require further capital from partners, limited available further debt financing capacity and limited partnership income from leases of commercial and industrial buildings on the site. Hughes and Maguire Thomas Partners have made advances to MTP-PV of approximately $6,000,000 each within the past year. Additional working capital will be required in the short term for MTP-PV to continue to operate. The partners of MTP-PV are not obligated to make advances to MTP-PV, and none of them have committed to do so. If a source of working capital is not identified, MTP-PV may be required to cease operations.

  MTP-PV is currently seeking to raise capital to develop finished lots for the first phase, fund carrying and entitlement costs through the entitlement period for the remainder of Playa Vista and build the initial studio complex and offices for the EMT District. Should the PV Partnerships otherwise fail to obtain additional funding, HHPLP could be required either (i) to participate in a reorganization of the PV Partnerships, potentially involving the investment of further capital and changes in rights and obligations under the partnership agreements of the PV Partnerships, (ii) to seek means effectively to terminate the PV Partnerships through negotiation or otherwise and pursue the development of Playa Vista alone or with new partners or, failing these options, (iii) to abandon the development, probably resulting in a write-off of any investment in Playa Vista, payment of any potential related income tax liability and performance of possible residual environmental obligations referred to above. There is no assurance that either of the first or second alternatives could be accomplished, and the exact terms upon which such alternatives could be accomplished cannot presently be determined. Accordingly, Hughes management cannot now determine the ultimate impact on THC's consolidated financial position and results of operations of either a restructuring of the PV Partnerships or a termination of the partnerships and assumption of development responsibilities.

  Hughes believes that the most likely outcome is that the PV Partnerships will be restructured. This restructuring will require concessions from all of the existing partners, including concessions by HHPLP with respect to its preferred return. HHPLP and the PV General Partner of MTP-PV have entered into a letter of intent which provides that, subject to certain conditions, the ownership of the PV Partnerships would be restructured so that Maguire Thomas Partners (or an affiliate thereof) would become the sole general partner of the PV Partnerships with a 47% interest, JMB Realty (or an affiliate thereof) would become a limited partner with a 6% interest and HHPLP's limited partnership interest would increase to 47%. Maguire Thomas Partners (or its affiliates), as the sole general partner of the PV Partnerships, would receive the right to receive cash distributions on a concurrent but generally lesser basis than HHPLP. See Note 3 to THC's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. In all likelihood, the restructuring would be effected, if at all, as an integral part of a further investment by existing partners, new investors or lenders.

  Although no binding agreement has been executed, DreamWorks SKG and MTP-PV are currently engaged in negotiations regarding a transaction under which MTP-PV or affiliated entities would construct the EMT District, a portion of which would be leased by DreamWorks SKG. If such a transaction is consummated, it is expected that DreamWorks SKG would be admitted as an additional limited partner of the PV Partnerships, and in connection with such admission that the limited partner interest of HHPLP (as modified as described above) would be reduced by approximately one-third. No assurance can be made, however, that such transaction will be entered into between DreamWorks SKG and MTP-PV.

INVESTMENT PROPERTIES

  Hughes currently owns approximately 16,263 acres it classifies as investment property. Approximately 14,585 acres of this property is located in Summerlin. Although the investment property in Summerlin is part of the Summerlin master-plan, it is classified as such because it is not currently under development.

  Hughes also owns a number of surplus properties it plans to sell as market conditions permit, including, among other properties:

  BLUFFS AND BEACH LOTS. The West Bluffs consist of a proposed subdivision of 101 single family detached residential lots in the Playa del Rey area of Los Angeles which Hughes classifies as investment property. Many of these lots offer sweeping views of the Pacific Ocean and all are within one mile of the beach. A tentative subdivision map for the West Bluffs development has been submitted for approval to the City of Los Angeles. In addition, Hughes owns a five-unit single family detached residential lot subdivision in the Marina del Rey beach area of Los Angeles (the "Beach Lots") for which substantially all entitlements have been obtained. Although the residential real estate market in Los Angeles is currently weak, Hughes currently believes that the West Bluffs and the Beach Lots could have substantial future value.

  LAS VEGAS STRIP PROPERTY. Hughes owns a 58 acre site at the south end of the Las Vegas Strip, which has frontage on I-15, the major north/south arterial. A portion of the property is zoned for hotel/gaming use.

  NORTH LAS VEGAS PROPERTIES. Hughes owns approximately 692 acres located primarily in the City of North Las Vegas. Much of the property is in the vicinity of the North Las Vegas Airport, which is operated by Clark County. Portions of the property are zoned for a variety of uses including residential, industrial and hotel/gaming development.

  OTHER PROPERTIES. In addition to the properties described above, Hughes owns approximately 460 acres in northern Nevada, approximately 240 acres in San Bernardino County, California, approximately 138 acres in the Hollywood Hills in Los Angeles, and approximately 2.5 acres in Clear Creek County, Colorado.

BUSINESS STRATEGY AND INVESTMENT POLICIES

  Hughes' business strategy is to maximize long-term Stockholder and Unitholder value through the ownership, active management and selective development of its real estate holdings. The principal components of Hughes' business strategy are as follows:

  Geographic Focus. Hughes' activities are focused in the Las Vegas and, to a lesser extent, Los Angeles metropolitan areas. Hughes believes that this geographic focus creates operating efficiencies, contributes to good working relationships with local governmental entities, and enables Hughes to understand more thoroughly the dynamics of these markets and, as a result, to respond relatively quickly to market opportunities.

  Master-Planned Development. Substantially all of Hughes' properties are located within master-planned developments. The master-planned nature of these developments enables Hughes to control the quality and integrity of the architecture, landscaping, tenant mix, infrastructure, maintenance and other amenities of its projects. Hughes focuses its development efforts within its existing master-planned projects because it already owns developable land and because many of its development properties have sufficient entitlements and much of the required infrastructure to accommodate substantial additional development.

  Capital Structure. Hughes has financed its growth through a combination of internally generated capital and conventional lending sources.

  Maximization of Cash Flow from Rental Properties. Through continued active leasing and property management, Hughes seeks to increase the occupancy of all properties that are not fully leased, maintain high average occupancy rates, increase effective rental rates and closely monitor operating expenses and capital expenditures.

  Development of Rental Properties. Hughes develops quality rental properties within its existing master-planned projects in response to market demand.

  Sale of Land to Merchant Home Builders. Hughes capitalizes on the strength of the Las Vegas market and on Summerlin's leading position within the master-planned residential community market by selling parcels of partially developed land to merchant home builders.

  Sale of Surplus Properties. As of December 31, 1995, Hughes owned approximately 1,680 acres of surplus land that it intends to sell as market conditions permit. Approximately 790 acres of this property is located in Las Vegas.

  The Stockholder Agreement requires the THC Board to adopt a business policy (the "Business Policy"), which the THC Board adopted, pursuant to which THC must endeavor to provide liquidity for the THC Stock and Units owned by the Stockholders and the Unitholders, respectively, and, prior to achieving such liquidity, to pay dividends as provided in the Stockholder Agreement. The THC Board is not, however, required by the Business Policy to take any action which it, in its good faith judgment, deems inconsistent with sound business practices or not in the best interests of the Stockholders and Unitholders. In addition, the Business Policy is subject to the requirements that each of THC, HHPLP and THHC (i) carry out and complete the "1989 Business Plan," which contemplates continued development activities for Summerlin, Airport Center, Hughes Center and HHC over a period of several years; (ii) meet its existing and reasonably anticipated contractual and other obligations; and (iii) retain assets and reserves sufficient to ensure its ability to timely pay its debts and obligations and meet its capital needs. The THC Board may, in its sole discretion, waive each of the foregoing requirements. Further, the actions of THC, THHC and HHPLP and the THC Board with respect to the Business Policy are subject to applicable fiduciary duties and laws, the rights of Hughes' creditors, and applicable contractual and other obligations of Hughes.

  So long as the Stockholder Agreement remains in effect, the THC Board is required to cause THC to accomplish certain quarterly dividend objectives. The targeted dividend amount for any quarter may be adjusted by the THC Board if the payment of such dividends would likely conflict with applicable fiduciary duties and laws, the rights of Hughes' creditors or applicable contractual and other obligations of Hughes. Moreover, THC, THHC and HHPLP are not required to sell, transfer or dispose of any assets or incur any indebtedness in order to pay dividends pursuant to the Stockholder Agreement but THC is required to use reasonable efforts to borrow funds or cause HHPLP to borrow funds if necessary to pay dividends. However, neither THC nor HHPLP may be required under the Stockholder Agreement to: (i) incur indebtedness aggregating in excess of $50.0 million at any time outstanding to pay dividends or distributions: (ii) incur indebtedness on other than commercially reasonable terms; or (iii) incur indebtedness which will cause THC's or HHPLP's ability to timely pay all of their respective indebtedness and other obligations to be not reasonably assured.

  In addition to the targeted quarterly dividends, THC is required, so long as the Stockholder Agreement remains in effect, to endeavor to pay additional dividends, and/or to cause HHPLP to make distributions, in an amount equal to the aggregate cash or cash equivalents held by THC, THHC and HHPLP at the end of any calendar year which are not required to: (i) meet existing and reasonably anticipated obligations, needs and contingencies; (ii) carry out and complete any business plans adopted by the THC Board; or (iii) implement the liquidity objectives of the Stockholder Agreement. However, so long as THC is not in arrears with respect to paying the cumulative quarterly dividends contemplated by the Stockholder Agreement, HHPLP and THHC, in lieu of making the required distribution or dividends, may use the cash distributions which they respectively received to prepay any indebtedness which they previously incurred to make distributions or dividends to their respective partners and stockholders.

  The Business Policy prohibits THC, and affirmatively obligates THC to prohibit HHPLP and THHC, from engaging in business activities other than business activities of a nature engaged in by THC, HHPLP or THHC at the time the Stockholder Agreement was executed or business activities contemplated by the 1989 Business Plan, the partnership agreement governing MTP-PV (or any other Subsidiary Partnership Agreement, as such term is defined in such partnership agreement) or any other contract, lease, agreement or other instrument of THC, HHPLP or THHC in effect as of June 1, 1989, or business activities related to any of the same. The Business Policy also prohibits HHPLP from making capital expenditures with internally generated cash unless THC's management, in the opinion of the THC Board, demonstrates that the use of such cash in lieu of borrowed funds is in the best interests of the Unitholders. Such restriction does not apply, however, to expenditures required to implement the 1989 Business Plan or any capital expenditures of less than $1.0 million.

  The Stockholder Agreement will terminate upon the closing of the Mergers. As a result, the Business Policy described above will not govern the business and investment policies of Hughes following the closing of the Mergers.

NOTES AND MORTGAGES

  The following table sets forth certain information concerning notes and mortgages payable of Hughes, including the consolidated Joint Ventures, as of December 31, 1995 (dollars in thousands):

                                                                              PROJECTED
                        PRINCIPAL                                            ANNUAL DEBT
        PROJECT          BALANCE       INTEREST RATE       MATURITY DATE     SERVICE(/1/)
        -------         ---------      -------------    -------------------- ------------
                                  FIXED RATE
LAS VEGAS--
 Hughes Center:
  3770 Howard Hughes
   Parkway              $  5,846            8.00%             12/2003          $   568
  3753-63 Howard Hughes
   Parkway                11,630            7.48%             10/2003            1,062
 Hughes Airport Center:
  Portfolio of 16 Bldgs   26,686           10.00%             10/2003            3,356
  980 Kelly Johnson
   Drive                   3,571            9.75%             09/2002              433
 Hughes Cheyenne
  Center:
  Lechters                 3,561            9.25%             07/2008              482
 Fashion Show Mall:       70,464            8.76%             02/2005            6,803
  Fashion Show Mall
   Improvements              999            9.22%             07/2001              228
 Summerlin:
  Plaza East               4,527            8.65%             08/2004              450
LOS ANGELES--
 Howard Hughes Center:
  6701 Tower              54,431            6.00%(/2/)        03/2001            5,072
  Northpoint              15,000            7.62%             07/1997            1,159
  Infrastructure          14,000           10.00%             01/2007            2,350(/3/)
 Luckys Center             3,701         8.75%-9.38%    05/1998-11/2007(/4/)       544
                        --------                                               -------
    Total Fixed Rate
     Loans              $214,416                                               $22,507
                        --------                                               -------

                              VARIABLE RATE(/5/)

CREDIT FACILITY         $ 62,000            7.66%             10/2000          $ 4,749(/6/)
LAS VEGAS--
 Hughes Center:
  3720 Howard Hughes
   Parkway                 2,947            8.00%             07/2002              287
  3930 Howard Hughes
   Parkway                 8,550            6.64%             03/2010            1,180
  First Interstate
   Tower                  39,544            7.84%             07/1996            3,099
 Summerlin:
  Raytheon Office          1,571            7.41%             04/1996              160
  Pueblo Medical Office    2,763           10.25%(/7/)        10/1998              302(/7/)
  SID                        485            5.37%             11/2009               43
                        --------                                               -------
    Total Variable Rate
     Loans              $117,860(/8/)                                          $ 9,820
                        --------                                               -------
        Total Loans     $332,276                                               $32,327
                        --------                                               -------

- --------
(1) Projected Annual Debt Service includes scheduled principal payments and interest payments and excludes principal payments at maturities.
(2) The rate is 6.0% through February 29, 1996, 9.0% from March 1, 1996 through February 28, 1999 and 9.5% from March 1, 1999 to maturity.
(3) Includes $1,000,000 principal payment on January 2, 1996 leaving a balance of $13,000,000.
(4) Consists of two loans with ranges for interest rates and maturity dates as indicated.
(5) Rates are as of December 31, 1995. Debt is adjusted periodically as certain indices change. Principal indices include LIBOR, Prime, or 11th District Cost of Funds.
(6) Debt service is based on level of year-end borrowing and interest rates at December 31, 1995. Utilization of line is dependent on development activity.
(7) Current rate is 8.50%.
(8) Excludes $6,321,000 of infrastructure financing assessments payable (offset against Development Properties on the Consolidated Balance Sheet).

THE LAS VEGAS AND LOS ANGELES MARKETS

  Hughes' activities are principally focused in the Las Vegas, Nevada and, to a lesser extent, the Los Angeles, California metropolitan areas.

 LAS VEGAS, NEVADA

  During the last 20 years, the Las Vegas metropolitan area has experienced higher rates of employment and economic growth than the average growth experienced by other major metropolitan areas. Given the large size and diversity of its real estate assets in the Las Vegas area, Hughes believes that its historical performance has reflected and that its future growth will reflect the economics of this market.

  GENERAL STRENGTH OF THE LAS VEGAS ECONOMY. The population of the Las Vegas/Clark County area increased from approximately 800,000 in 1990 to over one million in 1995. According to the Bureau of Business and Economics at the University of Nevada-Reno, the population of the Las Vegas metropolitan area grew 6.6% from July 1994 to July 1995. According to the Research and Analysis Bureau of the State of Nevada Department of Employment Training and Rehabilitation, the number of jobs in Clark County increased by 11.7% in 1994 and 7.8% in 1995.

  A major factor attracting new companies and residents to Nevada is the state's comparatively low tax burden. Nevada has no corporate income tax, gift tax, personal income tax or a host of other taxes, such as the franchise or inventory tax, that other states levy. In lieu of the types of taxes described above, the State of Nevada relies on gaming taxes and sales taxes for more than 70% of the state's general fund revenues.

  The gaming and tourism industries have played significant roles in the growth of the Las Vegas market. According to the Las Vegas Convention and Visitors Authority ("LVCVA"), the volume of visitors to Las Vegas has increased on average by 8.3% per year since 1985 to an estimated 29 million visitors in 1995 and the total dollar revenue associated with such visitors in 1995 was approximately $20.7 billion, with taxable gaming revenues accounting for approximately $5.7 billion of this amount.

  Hughes believes Las Vegas has successfully positioned itself as a premier convention destination. The number of convention attendees in Las Vegas increased from 800,000 in 1982 to 2.9 million in 1995. Hughes believes that because Las Vegas currently has more hotel rooms than any other city in the United States (approximately 90,000 according to the LVCVA), the city is able to accommodate some of the nation's largest conventions.

  THE LAS VEGAS OFFICE MARKET. As of the fourth quarter of 1995, the metropolitan area office market in Las Vegas had a vacancy rate of 10%, a slight increase over the previous year due to increased construction of new office space. Average annual net absorption from 1993 to 1995 was approximately 410,000 square feet. Rental rates increased by an estimated 2.0% during 1995, and by a total of approximately 20% since 1990.

  THE LAS VEGAS INDUSTRIAL MARKET. According to Lee & Associates Commercial Real Estate Services ("Lee"), the Las Vegas industrial market, which consists of approximately 39 million square feet of space, had a December 31, 1995 vacancy rate of approximately 3%. Hughes believes that Las Vegas, which is an overnight truck route for most major western markets, benefits from a strong location within transcontinental and regional transportation networks. These factors are particularly attractive to warehousing and distribution companies, which are an important segment of the industrial market. Lee estimates that construction of industrial space in the Las Vegas area will remain strong during 1996, estimating 2.8 million square feet of new projects. This projection is slightly below the 1995 figure of 3.6 million square feet, when
3.5 million square feet of space was absorbed.

  THE LAS VEGAS COMMUNITY AND REGIONAL RETAIL CENTER MARKET. The Las Vegas community and regional center market is comprised of 95 properties. According to Lee, the Las Vegas community

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

and regional center market, with an inventory of approximately 12.5 million square feet, is the healthiest segment of the 22.2 million square foot retail market, with a vacancy rate of 3.7% as of year-end 1995, compared to an 5.5% vacancy rate for the entire retail market. There are four regional malls totaling approximately 4 million square feet, including the Mall.

  THE LAS VEGAS SINGLE FAMILY RESIDENTIAL MARKET. The single family residential market in Las Vegas has significantly expanded in the last decade reflecting the increase in population in the area. Annual sales of new single family homes more than quadrupled from approximately 4,000 units in the early 1980's to approximately 17,800 units in 1995. Hughes believes that affordability is an integral component of the demand for new single family homes. The median price of a new home was approximately $125,000 in 1995.

 LOS ANGELES

  The overall economy in the Los Angeles area has been affected more negatively than many areas of the United States by the recent recession. Hughes' principal rental properties in Los Angeles are office-related. Although the overall vacancy rate for the Los Angeles metropolitan area office market was approximately 16% at year-end 1995, according to the Grubb & Ellis Commercial Real Estate Services, the sub-market in which Hughes competes (defined by Grubb & Ellis to include the Marina del Rey and Culver City areas) exhibited somewhat higher vacancy rates of 20.6%.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

  ENVIRONMENTAL MATTERS. In December 1993 and January 1994, Hughes commissioned two independent third-party environmental consultants to perform Phase I Audits on substantially all of the properties in which Hughes has an ownership interest. A Phase I Audit is intended to evaluate the environmental condition of, and potential environmental liabilities associated with, the surveyed property. The Phase I Audits consisted of non-invasive investigations of environmental conditions at the properties, generally including a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, site inspections, review of aerial photographs, interviews with knowledgeable parties, investigation for the presence of above ground and underground storage tanks presently or formerly at the sites, a visual inspection for potential wetlands and suspect friable asbestos-containing materials and the preparation and issuance of written reports.

  The Phase I Audits did not reveal any environmental liability related to properties in which Hughes has an ownership interest that Hughes believes would have a material adverse effect on THC's consolidated financial condition or results of operations, nor is Hughes currently aware of any such material liability. However, no assurance can be given that the Phase I Audits or any other existing environmental studies with respect to any of Hughes's properties reveal all environmental liabilities, that any prior owner or tenant of a property did not create any material environmental condition not known to Hughes, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist as to any one or more of Hughes' properties.

  Further, the Playa Vista Project site has been the subject of extensive environmental investigations which have detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. Substantial remediation of the site occurred prior to the formation of the PV Partnerships. The California Regional Water Quality Control Board and other local, state and federal agencies have authorized installation of a groundwater extraction and treatment system to address unremediated contamination. MTP-PV has installed the system and commenced operations. The annual cost of operating the groundwater extraction and treatment system is currently estimated to be approximately $150,000. Although MTP-PV is responsible for any other contamination

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that is detected, Hughes could potentially be liable, under various legal theories, for remediation of the site if the PV Partnerships fails to remediate the property. HHPLP is party to a contract with Hughes Aircraft Company and McDonnell Douglas Corporation regarding the sharing of such costs and other possible costs relating to environmental clean-up in connection with the site.

  In addition, HHPLP has been named in a suit by the Nevada Department of Environmental Protection, as described in "THE HUGHES CORPORATION--Legal Proceedings," with respect to environmental matters at a site in which it formerly had an ownership interest.

  WATER AVAILABILITY IN THE LAS VEGAS VALLEY. The principal supplier of water in the Las Vegas Valley is the Las Vegas Valley Water District (the "District"). The District serves the City and the unincorporated area of the County. Most of the Las Vegas land planned to be developed in the foreseeable future by Hughes, including all of its Summerlin, Hughes Center and Hughes Airport Center developments, is within the District's service area. The District is part of the Southern Nevada Water Authority (the "SNWA"), a larger umbrella organization formed in 1991 to coordinate regional water issues for the participating local governmental authorities.

  The primary supply of water to the Las Vegas Valley is the Colorado River. The apportionment, use, and management of the Colorado River are governed by a complex array of federal and state statutes, interstate compacts, court decisions and decrees, contracts between the states and the United States, an international treaty, operating criteria and administrative decisions, all of which collectively are known as the "Law of the River."

  Under the Law of the River, the Las Vegas Valley's present Colorado River annual entitlement is approximately 480,000 acre feet, including return flow credits. It also has groundwater rights totaling approximately 50,000 acre feet. The amount of this supply available to support new development is projected to last until approximately 2010 based on current growth patterns. However, the SNWA adopted in 1995 a new resource management policy that extends the available water supply until approximately 2030. By making annual applications to the Bureau of Reclamation to appropriate (i) unused water allocations from other basin States such as Colorado and Arizona and (ii) surplus available from time to time on the Colorado River, local governments will approve developments that cannot be supported solely by the Nevada's respective firm allocation of Colorado River water. The local water purveyors have estimated that there will be excess unused allocations to sustain this new course of action until 2030, by which time the State of Nevada will have to identify and procure replacement water resources.

  The significant project approvals obtained and infrastructure improvements made at Hughes Center and Airport Center have resulted in HHPLP obtaining water commitments from the District to fully develop these two properties, except for the unimproved portion of the final development phase of Airport Center. Cheyenne Center is served by the City of North Las Vegas (which is not a part of the District) and does not yet have water commitments for full build-out. The District's commitment policy is expected to assure HHPLP of sufficient water to service all of Summerlin annexed to the City. For those portions of Summerlin in the County, HHPLP currently plans to seek water commitments from the District as THC proceeds with that portion of development.

  Development in the Las Vegas Valley continues at a rapid pace and thus far has not been significantly impeded by a lack of water. In recognition of the problems that could occur if a sufficient supply of water is not available to accommodate growth, the Las Vegas community and the State of Nevada are seriously pursuing various strategies to extend and increase the community's available water supply, including the adoption of stricter conservation measures and the purchase or long term lease of alternative sources of water. At this time, it is uncertain whether the community will be successful in obtaining new sources of water.

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  THE DESERT TORTOISE. Portions of the Summerlin project are inhabited by the desert tortoise, a reptile listed as a "threatened species" pursuant to the federal Endangered Species Act of 1973. As such, federal law prohibits harming or moving the reptile or significantly modifying or degrading its habitat. The United States Fish and Wildlife Service issued a 30-year permit in 1995 to Clark County, Nevada, with respect to removal of desert tortoises from land prior to development. Although the permit has resulted in a $550 per acre land development fee in Clark County and places certain ongoing compliance requirements on Clark County, there are no other requirements currently applicable to Hughes in connection with the desert tortoise for the development of land in the Las Vegas Valley.

  ENTITLEMENTS. Once Hughes has prepared a master-plan for one of its properties, Hughes may be required to prepare and process environmental impact reports, subdivision maps and other applicable reports, and obtain numerous governmental approvals, licenses, permits and agreements, referred to as "entitlements," before it can commence development and construction pursuant to such master-plan. The negotiation of the necessary entitlements to develop a project may take from several months to several years, depending upon the scope of the project and the development issues which arise. Hughes has considerable experience in negotiating and obtaining the entitlements necessary for its development projects. Hughes' staff works closely with local governmental authorities and governmental agencies to obtain the necessary entitlements for Hughes' projects and to define the terms, conditions and restrictions under which Hughes will be allowed to proceed with its developments. Hughes will often attempt to secure its right to proceed with development of a master-plan for a property through the negotiation with and adoption by local governments of community development plans, commercial subdivision maps, other subdivision maps and development agreements.

COMPETITION

  The following is a description of the competitive conditions in each of Hughes' businesses and in its geographic markets.

  LAS VEGAS OFFICE MARKET. Hughes Center represents approximately 62% of what it considers to be the Class "A" office building market in Las Vegas. Hughes believes Class "A" buildings are defined as those constructed with high calibre, fire-resistant materials and which are characterized by high visibility locations, excellent access, quality tenants and professional management teams. These Class "A" properties represent approximately 17% of the Las Vegas office market. Currently the projects considered included in the Class "A" segment of the market not owned by Hughes are Bank of America Plaza, Bank of America West Tower and the Nevada Financial Center. These projects have historically offered competitive rental rates and, as of December 31, 1995, have successfully been leased at over 95% occupancy. Additionally, Hughes competes to a lesser degree with projects not considered Class "A," but which may have some of the same characteristics as the Class "A" facilities and lower rental rates.

  The vacancy rate of the Class "A" segment of the Las Vegas office market at December 31, 1995 was approximately 3.5% (excluding buildings in lease-up). As a result of the favorable market conditions, it is anticipated that additional competition will enter the market in the future.

  LAS VEGAS MIXED-USE INDUSTRIAL MARKET. The Las Vegas industrial market, which includes approximately 39 million square feet of space, is currently one of the healthiest in the country, with a vacancy rate of approximately 3% at December 31, 1995. Although Hughes believes it is currently one of the largest developers of mixed-use industrial space in Las Vegas, it competes with developers including Security Capital, Dermody, Majestic Realty, Lewis Properties, Ribeiro Corporation and Thomas & Mack Corporation. These developers have the experience and financial capacity to compete with Hughes in build-to-suit and speculative multi-tenant space. Additionally, with the current favorable

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

economic climate in Las Vegas, it would be possible for large, experienced, financially sound industrial developers to enter the market with large master-planned parks that would compete directly with Hughes.

  SUMMERLIN. Summerlin competes with other master-planned community developers in Las Vegas as it relates to parcel sales. There are approximately 23 master-planned communities of varying sizes in the Las Vegas metropolitan area. In 1995, approximately 31% of the new home sales in Las Vegas occurred in these master-planned communities. Of this amount, approximately 37% of the sales occurred within Summerlin (including Sun City Las Vegas). Summerlin competes directly in the northwestern area of Las Vegas. The northwest is the largest market area in Las Vegas, with approximately 37% of the new home sales in 1995 occurring there. In order for Hughes to continue its success within this market area, it must competitively price its parcels as well as continue to make substantial investments for improvements within the community and must maintain the image of the community. Summerlin also competes with individual properties outside of master-planned communities.

  Summerlin is indirectly impacted by the competition between residential developments outside of Summerlin and those within Summerlin. The demand for Summerlin parcels is dependent on the success of homebuilders' projects in Summerlin. Seven of the top ten builders in terms of unit sales in Las Vegas during 1995 were building in Summerlin. These builders report generally higher average weekly traffic and average monthly sales per project for their Summerlin projects versus their non-Summerlin projects. This experience must continue for Summerlin to enjoy robust sales. To the extent that these builders experience more success at their non-Summerlin projects, the level of parcel sales at Summerlin may decrease.

  In addition, the federal government is currently the largest owner of land in the greater Las Vegas metropolitan area and, from time to time, it engages in transactions which result in the release of federal land into private ownership. Currently, certain developers are proposing transactions with the federal government which, if consummated, could result in further large scale land development projects in the Las Vegas metropolitan area in competition with Hughes' business.

  LAS VEGAS RETAIL MARKET. Hughes's most significant investment in the Las Vegas retail market is the Mall. As noted earlier, this well-appointed Mall on the Las Vegas Strip has five anchor tenants and contains 132 specialty stores. Hughes competes with other malls, as well as other retail complexes, for tenants. The Mall's main competitor for tourist customers is the recently-constructed Forum Shops, a high-end specialty center adjacent to Caesar's Palace Hotel and Casino. Hughes believes, however, that the Mall competes favorably because, unlike the Forum Shops, the Mall offers nationally-known chain department stores. The Mall's primary competitors for local customers are the Boulevard Mall, Meadows Mall and the recently-opened Galleria Mall. Hughes believes the Mall competes favorably with these local malls because of its unique tenant mix, including two major tenants with no other locations in Las Vegas, and its central location. In addition, as a result of the location of the Mall and the recent extensive renovations, Hughes believes it will continue to maintain a high level of occupancy and significant retail sales for the forseeable future. The five anchor tenants within the Mall own their own buildings and have entered into ground leases, and as a result, Hughes believes these tenants will continue to occupy their facilities at least through the term of their leases which expire between 2006 and 2016.

  LOS ANGELES OFFICE MARKET. Due to the weak economic condition in Los Angeles, the market for office space has been very competitive. At December 31, 1995, the overall vacancy rate in West Los Angeles was approximately 16%. In the Marina Del Rey/Culver City sub-market, in which HHC is located, the vacancy rate was approximately 20.6%. Within its sub-market, Hughes must directly compete with two projects, Corporate Pointe and Marina Towers. In addition, as a result of the weakened Los Angeles market, tenants may find competitive rental rates in other areas on the west

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

side of Los Angeles which may be considered more prestigious areas, particularly Century City, Brentwood and Santa Monica. In particular circumstances, other property owners may offer below market rental rates as a result of high vacancy rates or other economic pressure.

LEGAL PROCEEDINGS

  On February 24, 1994, the Nevada Department of Environmental Protection ("NDEP") filed suit against HHPLP and several other parties alleging statutory and common law violations arising from an underground plume of fuels and chemicals at and around the McCarran International Airport in Las Vegas. The contamination allegedly emanates from a fuel tank farm formerly operated by HHPLP and affects property formerly leased by HHPLP. NDEP seeks civil penalties, damages and remediation. Hughes believes that this suit will not have a material adverse effect on THC's consolidated financial condition or its results of operations because of the likely cost of remediation and because another defendant in the suit, Triton Energy Corporation, which purchased HHPLP's interest in the affected property in 1988, has an agreement to indemnify HHPLP for all costs associated with the clean-up of the fuel tank farm. HHPLP has received an open extension of time to respond to the suit. The suit is currently not proceeding as NDEP attempts to resolve the suit with Triton Energy Corporation.

  Except as described in the preceding paragraph, neither Hughes nor its properties are presently subject to any material litigation nor, to Hughes' knowledge, is any material litigation threatened against Hughes or its properties. Hughes is involved in certain non-material, routine litigation arising in the ordinary course of business.

EMPLOYEES

  As of December 31, 1995, Hughes had approximately 171 full-time employees, including employees engaged in land and property development, marketing, property management, administrative activities and financial and legal services. Hughes believes that its employee relations are good. No employee of Hughes is represented by a labor union or is subject to a collective bargaining agreement.

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

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting will be held on Wednesday, June 12, 1996, at McDade Auditorium, Texas Commerce Center, 601 Travis, Houston, Texas commencing at 9:00 a.m. local time.

PURPOSES OF THE SPECIAL MEETING

  The purposes of the Special Meeting are to consider and vote upon (i) (x) in the case of the Stockholders, a proposal to approve and adopt the THC Merger Agreement (including the Contingent Stock Agreement and other documents to be executed and delivered pursuant thereto) and approve the transactions contemplated thereby and (y) in the case of the Unitholders, a proposal to approve and adopt the Partnership Merger Agreement and approve the transactions contemplated thereby and (ii) such other matters as may properly be brought before the Stockholders or Unitholders, as the case may be, at the Special Meeting. The vote of a Stockholder to approve the THC Merger Agreement shall be deemed also to constitute a vote to approve the Contingent Stock Agreement. The vote of a Unitholder to approve the Partnership Agreement shall be deemed also to constitute a vote to approve the Special Distribution.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of THC Common Stock at the close of business on the Record Date (May 2, 1996) are entitled to notice of, and to vote at, the Special Meeting with respect to matters relating to THC. On such date, there were six holders of record of the 66,466 shares of THC Common Stock issued and outstanding (excluding shares held by THHC). Each share of THC Common Stock entitles the holder thereof to one vote on each matter to be acted upon at the Special Meeting by the Stockholders.

  Only Unitholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting with respect to matters relating to HHPLP. On such date, there were 10,000,000 Class 1 Units outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting by the Unitholders.

  See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP" for information regarding persons known to the management of THC or HHPLP to be the beneficial owners of more than 5% of the outstanding THC Common Stock or Class 1 Units.

  A complete list of the Stockholders and the Unitholders entitled to notice of, and to vote at, the Special Meeting will be available for examination at 4200 Texas Commerce Tower, 600 Travis, Houston, Texas during normal business hours by any Stockholder or Unitholder, for any purpose germane to the Special Meeting, for a period of ten days prior to the Special Meeting.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a Stockholder or Unitholder executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the THC Merger Agreement or the Partnership Merger Agreement, as the case may be, in accordance with the recommendation of the THC Board or the THHC Board, as the case may be. A Stockholder or Unitholder who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by either (i)(a) executing and returning a proxy bearing a later date or (b) filing written notice of such revocation with THC or HHPLP, as the case may be, at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, fax number (702) 791-4385, Attention: Michael C. Niarchos or (ii) attending the Special Meeting and voting in person.


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

QUORUM; VOTE REQUIRED

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the outstanding shares of THC Common Stock entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the THC Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of THC Common Stock (excluding the shares held by THHC) entitled to vote at the Special Meeting. In determining whether the THC Merger Agreement has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against the THC Merger Agreement.

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the Class 1 Units outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting with respect to matters relating to HHPLP. Although under the terms of the Sixth Amended and Restated Agreement of Limited Partnership of HHPLP only the vote of the General Partner is required to approve the Partnership Merger Agreement and no vote of holders of Class 1 Units is required, the Partnership Merger is conditioned upon the approval of the Partnership Merger Agreement by the holders of a majority of the outstanding Class 1 Units. In determining whether the Partnership Merger Agreement has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against the Partnership Merger Agreement.

  Each of the directors and executive officers of THC and THHC has advised THC and THHC that he or she plans to vote or to direct the vote of all shares of THC Common Stock or Class 1 Units beneficially owned by him or her and entitled to vote thereon in favor of the THC Merger Agreement or the Partnership Merger Agreement, as the case may be. Directors and executive officers of THC and THHC beneficially own 5.6% of the shares of THC Common Stock and Class 1 Units.

  THCP is record owner of approximately 70.9% of the outstanding shares of THC Common Stock and approximately 70.9% of the outstanding Class 1 Units. Accordingly, THCP has the ability to control both the vote of the Stockholders to approve the THC Merger Agreement and the vote of the General Partner and the Unitholders to approve the Partnership Merger Agreement. The managing partners of THCP have advised THC that THCP will vote the shares of THC Common Stock and Class 1 Units held by THCP with respect to the proposals to approve the Merger Agreements in accordance with the expressed desire of a majority in interest of its partners.

MECHANICS OF THE VOTE

  Certain Stockholders and Unitholders, such as THCP, the R. D. & C. Voting Trust ("RD&C") and the 9.5 Trust (as defined below), may vote the shares of THC Common Stock or the Class 1 Units that they hold of record only pursuant to the instructions of the beneficial holders of such interests (the "Beneficial Holders") as and to the extent set forth in the governing instruments of such Stockholders and Unitholders. Accordingly, in connection with the vote of such Stockholders and Unitholders, the underlying vote of the Beneficial Holders will be solicited. For more information regarding the required consent of the Beneficial Holders of THCP, RD&C and the 9.5 Trust, see "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP." In soliciting the vote of the Beneficial Holders, each such Beneficial Holder will be provided with a copy of this Proxy Statement/Prospectus and all other materials provided to the Stockholders and the Unitholders. Any Beneficial Holder that elects to vote in favor of either of the Mergers will be asked to execute a consent and agreement pursuant to which such Beneficial Holder may approve the terms of the Contingent Stock Agreement and the transactions contemplated thereby as well as the Mergers and other related matters. In addition, such Beneficial Holder will also be asked to deliver executed copies of a voting agreement, a lock-up agreement and a tax representation letter (collectively, the "Additional Agreements"). By executing the voting agreement, a Beneficial Holder agrees to vote the shares of Rouse Common Stock that such Beneficial Holder will obtain in connection with the THC Merger in favor of any proposal to approve the transactions contemplated by the Contingent Stock Agreement at any meeting

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


of the stockholders of Rouse convened on or before June 15, 1997. See "THE CONTINGENT STOCK AGREEMENT--Rouse Stockholder Approval." By executing the lock-up agreement, a Beneficial Holder agrees not to sell a portion of the shares of Rouse Common Stock that such Beneficial Holder will obtain in the THC Merger, subject to certain exceptions, prior to the first anniversary of the closing of the Mergers. Finally, by executing the tax representation letter, a Beneficial Holder makes certain representations to Hughes as to such Beneficial Holder's intentions to sell or otherwise dispose of any shares of Rouse Common Stock that such Beneficial Holder will receive directly or indirectly in the THC Merger, including any such shares to be received pursuant to the Contingent Stock Agreement. The vote of the Beneficial Holders will not depend upon the delivery of executed copies of the Additional Agreements.

MATTERS DEEMED ADOPTED, APPROVED OR RATIFIED BY STOCKHOLDERS AND UNITHOLDERS

  Approval of the Merger Agreements as described above will constitute the adoption, approval and ratification by the Stockholders and the Unitholders of:

      (a) the execution, delivery and performance of the THC Merger Agreement, the Partnership Merger Agreement and the Contingent Stock Agreement and the transactions contemplated thereby;

      (b) all actions taken by or on behalf of THC, HHPLP and/or THHC in connection with the THC Merger Agreement, the Partnership Merger Agreement, the Contingent Stock Agreement and the transactions contemplated thereby; and

      (c) with respect to the Contingent Stock Agreement, (i) the appointment of the Representatives, (ii) all actions taken or omitted, or to be taken or omitted, by or on behalf of the Representatives, pursuant to the terms of the Contingent Stock Agreement, (iii) the establishment of the Escrow Account (as defined in the Contingent Stock Agreement) and the withdrawal and disbursement of funds on deposit therein and (iv) the exercise by the Representatives of all of the powers, rights, privileges and remedies conferred, or purported to be conferred, upon them under the Contingent Stock Agreement.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, employees and agents of THC may solicit proxies from the Stockholders and the Unitholders by personal interview, telephone, telegram or otherwise. Hughes will bear the costs of the solicitation of proxies.

OTHER MATTERS

  If any other matters should properly come before the Special Meeting, it is intended that the shares of THC Common Stock or Class 1 Units, as the case may be, represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

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

                    BACKGROUND AND REASONS FOR THE MERGERS

BACKGROUND

  Following Howard R. Hughes, Jr.'s death in 1976, the Hughes companies reorganized to simplify their business structures. This reorganization included the creation of HHPLP in 1983 to meet certain business objectives. By 1989, the owners of THC and HHPLP had evolved into three primary groups: (i) THCP, which was formed in 1977 and is record owner of approximately 70.9% of the outstanding THC Common Stock and Class 1 Units; (ii) RD&C, a Delaware voting trust formed in 1989 which is record owner of approximately 19% of the outstanding THC Common Stock and the holder of an irrevocable proxy for approximately 19% of the outstanding Class 1 Units; and (iii) a Delaware voting trust formed in 1989 (the "9.5 Trust") which is record owner of approximately 9.5% of the outstanding THC Common Stock and Class 1 Units. These three entities (the "Principal Owners") entered into the Stockholder Agreement, which sets forth the mutual agreements of the Principal Owners with respect to the governance and operation of Hughes.

  Pursuant to the Stockholder Agreement, the THC Board adopted the Business Policy, which commits THC to endeavor to provide liquidity for the THC Common Stock and Class 1 Units owned by the Stockholders and the Unitholders, respectively, and, prior to achieving such liquidity, to pay dividends as provided in the Stockholder Agreement. The THC Board is not, however, required by the Business Policy to take any action which it, in its good faith judgment, deems inconsistent with sound business practices or not in the best interests of the Stockholders and the Unitholders. In addition, the Business Policy is subject to the requirements that each of THC, HHPLP and THHC (i) carry out and complete the "1989 Business Plan," which contemplates continued development activities for Summerlin, Airport Center, Hughes Center and HHC over a period of several years, (ii) meet its existing and reasonably anticipated contractual and other obligations and (iii) retain assets and reserves sufficient to ensure its ability to timely pay its debts and obligations and meet its capital needs. The THC Board may, in its sole discretion, waive each of the foregoing requirements. Further, the actions of THC, THHC and HHPLP and the THC Board with respect to the Business Policy are subject to applicable fiduciary duties and laws, the rights of creditors of THC, THHC and HHPLP and applicable contractual and other obligations of THC, THHC and HHPLP in effect at the time the Principal Owners entered into the Stockholder Agreement.

  One of the objectives of the Business Policy is to provide all Stockholders and Unitholders an "equal and reasonable opportunity" to realize the fair value of their investments in the THC Common Stock and Class 1 Units "as soon as practicable" (the "Liquidity Objective"). The Business Policy divides the Liquidity Objective into two time periods with different limitations, restrictions and conditions imposed during each time period. The initial time period commenced on the date of the execution of the Stockholder Agreement and continued until December 31, 1995. The objectives, limitations, restrictions and conditions applicable to the initial time period were incorporated in "Plan A." The second time period commenced on January 1, 1996, and continues thereafter until the Stockholder Agreement is terminated. The objectives, limitations, restrictions and conditions applicable to the second time period are incorporated in "Plan B." Plan A was to be developed and implemented, if at all, prior to January 1, 1996, with Plan B to be developed and implemented only if THC failed to conceive, develop and implement Plan A prior to such time. THC is precluded, however, from adopting or implementing any plan which the THC Board does not deem prudent and reasonable and in the best interests of the Stockholders and the Unitholders.

  Plan A was intended to accomplish the Liquidity Objective in a manner that did not require the liquidation of the assets of THC or HHPLP. Accordingly, the Business Policy provided that Plan A would not, unless the THC Board determined otherwise, require that any of THC, HHPLP or THHC (i) cease to be a going concern, (ii) sell, transfer or otherwise dispose of any of their respective assets or (iii) effect any merger, consolidation or other business combination with any third party. In essence, under Plan A, THC was expected to explore the feasibility of the creation of a trading market for the THC Common Stock and the Class 1 Units and, if such market proved feasible, to cooperate in its

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

development. THC, HHPLP and THHC were not, however, required to take any extraordinary actions, such as marketing themselves or any of their respective assets and properties, to achieve the Liquidity Objective.

  Plan B was the alternative method to achieve the Liquidity Objective to be pursued if Plan A was not achieved. Plan B has the same fundamental objective as Plan A except that the going concern and non-disposal limitations provided in Plan A are specifically not applicable to the development and implementation of Plan B, with the exception that the THC Board may limit the authority of THC, HHPLP or THHC to sell, transfer or otherwise dispose of any projects of THC, HHPLP or THHC which are not "mature" (as defined in the Stockholder Agreement). Under Plan B, THC, HHPLP and THHC are expected to take whatever actions, including extraordinary actions such as marketing themselves or their respective assets and properties, that are reasonably required to achieve the Liquidity Objective.

  In order to accomplish the objectives of the Stockholder Agreement, in 1994 the Joint Boards proposed a restructuring of Hughes whereby, in preparation for a proposed initial public offering of THHC common stock (the "Proposed Initial Public Offering"), THC would merge into THHC and HHPLP would merge with a subsidiary of THHC, with the result that Stockholders and Unitholders would have received common stock of THHC in exchange for their respective THC stock and Class 1 Units. The proposed restructuring, which was contingent upon the completion of the Proposed Initial Public Offering, was approved by the Stockholders and Unitholders. However, after extensive investigation of the Proposed Initial Public Offering, including extensive discussions with Alex. Brown & Sons Incorporated, the financial advisors engaged by THC and THHC in connection therewith, the Joint Boards determined not to proceed with the Proposed Initial Public Offering. The Joint Boards made the determination not to proceed with the Proposed Initial Public Offering based upon their independent business judgment that the range of equity valuations attributed to Hughes by its financial advisor, the expected net proceeds and the degree of initial stockholder liquidity that would be provided were not sufficient to justify proceeding with the Proposed Initial Public Offering without further investigation of other possible transactions to achieve the objectives of the Stockholder Agreement. Hughes' financial advisor indicated a range of equity valuations after giving effect to the Proposed Initial Public Offering of between $374.5 million and $425.0 million. Such equity valuations included the estimated $50 million net proceeds of the Proposed Initial Public Offering and the approximately $83.9 million of cash and marketable securities then held by Hughes. In addition, such equity valuations included properties with an implied value of approximately $79.7 million that were subsequently sold by Hughes. These properties were sold for $101.8 million during 1995. Each of the acquisition proposals described below exceeded the range of equity valuations attributed to Hughes at the time of the Proposed Initial Public Offering (after taking into account the adjustments described above) and provided greater stockholder liquidity, although the changes in Hughes' properties and the separation in time between the Proposed Initial Public Offering and the acquisition proposals described below limit the relevance of the comparison.

  After the determination was made not to proceed with the Proposed Initial Public Offering, the Joint Boards began to investigate other possible transactions to achieve the objectives of the Stockholder Agreement. To assist the Joint Boards in evaluating alternatives for achieving the objectives of the Stockholder Agreement, THHC, individually and on behalf of its subsidiaries and affiliates, engaged Morgan Stanley on March 13, 1995 after conducting interviews with several other prominent investment banking firms. The Joint Boards determined, with the advice of Morgan Stanley, that the objectives of the Stockholder Agreement would best be served by soliciting bids from third parties for the acquisition of Hughes. This determination was based primarily on the view that receiving competing bids from various investors with the flexibility to capitalize and structure their proposals in a variety of ways would more likely maximize value to the Stockholders and Unitholders. With the assistance of Morgan Stanley and other financial and legal advisors retained by THC and THHC,

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

commencing in June 1995, the Joint Boards solicited bids from approximately 30 prospective acquirors identified by Morgan Stanley, and received numerous indications of interest. The list of prospective acquirors was assembled based upon a number of considerations, including anticipated interest (i.e., likelihood that the prospective acquiror would commit the time and resources required for the consideration of a major acquisition), strategic fit (i.e., likelihood that the real estate portfolios of the prospective acquiror and of Hughes would complement each other) and financial capacity (i.e., likelihood that the prospective acquiror would be able to raise the debt and equity capital necessary to acquire or make a substantial investment in Hughes).

  Morgan Stanley distributed marketing documents to qualified investors who had indicated a high level of interest in Hughes; one of these documents included an illustrative valuation model, which showed Hughes' equity value ranging from $566 million to $652 million. This valuation model did not include valuation of Playa Vista (estimated at the time to be approximately $10 million to $14 million) or HHC (for which no equity value was attributed at the time) nor did it take into account (i) transactions involving certain Hughes properties (including sale of an interest in a Las Vegas office/industrial park, purchase of a third-party interest in a Hughes Center office building and miscellaneous Nevada and California land sales, representing in aggregate a net negative adjustment to equity value of approximately $76 million to $79 million) which occurred subsequent to the distribution of such marketing documents and prior to the Mergers, (ii) general and administrative expenses of Hughes or (iii) prepayment penalties and defeasance costs related to the indebtedness of Hughes. The illustrative value range, after inclusion of Playa Vista and HHC and adjustments for the foregoing, would be approximately $414 million to $501 million. The illustrative valuation model was prepared prior to receiving indications of value from prospective investors, was used for marketing purposes and, accordingly, used higher unit values for undeveloped land and lower discount rates and terminal value capitalization rates than were used to arrive at the estimated value range set forth below in "BACKGROUND AND REASONS FOR THE MERGERS--Opinion of Hughes' Financial Advisor."

  The Joint Boards and their advisors engaged in discussions with a number of the prospective acquirors during the third and fourth quarter of 1995, including extensive discussions with three such parties commencing in October 1995. As a result of such discussions, the Joint Boards received three formal acquisition proposals, including a proposal from Rouse, in December 1995.

  The first such acquisition proposal was a joint proposal of two bidders. The terms of such proposal involved (i) the purchase of all of Hughes' rental properties other than the Mall for cash and the assumption of a portion of Hughes' existing indebtedness, (ii) the purchase of the Mall for limited partnership interests convertible after one year into the publicly traded shares of one of the bidders, a real estate investment trust (the "REIT"),
(iii) the purchase of HHPLP's interest in Summerlin North and certain Nevada investment properties for cash, (iv) the purchase of 51% of Hughes' interest in the PV Partnerships and (v) the purchase of a portion of HHPLP's interest in Summerlin South and Summerlin West for cash. In connection with this proposal, Hughes was required to repay certain indebtedness and any cash of Hughes was to be distributed to the Stockholders and Unitholders.

  The second such acquisition proposal was a joint proposal of three bidders. The terms of the second acquisition proposal involved (i) the acquisition of all of the stock of THC in a tax-free transaction for a combination of cash and publicly traded stock of one of the bidders and (ii) the purchase of all of the Class 1 Units (provided that Unitholders would retain limited partner interests in partnerships that would hold certain residential development properties in Summerlin North and other portions of Summerlin and HHPLP's interest in the Playa Vista Partnerships) for cash.

  The terms of the initial Rouse acquisition proposal involved (i) the redemption by HHPLP of certain Class 1 Units for cash, (ii) the purchase by Rouse of the remaining Class 1 Units for cash, (iii) the acquisition of the stock of THC in a tax-free transaction for a combination of cash and Rouse Common Stock and (iv) contingent rights to receive additional shares of Rouse Common Stock based upon the

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

results associated with HHC and Hughes' development and investment properties. As a result of the transactions contemplated by the initial Rouse proposal, Unitholders and Stockholders would have been entitled to receive at the Closing an aggregate of (i) $40 million in cash paid by Rouse and cash and cash equivalents of Hughes to be distributed in connection with the transaction, before transaction and other costs, (ii) Rouse Common Stock with a market price at the Closing of approximately $147.7 million and (iii) contingent rights to receive additional shares of Rouse Common Stock.

  The Joint Boards and their advisors engaged in further extensive discussions with each of the prospective acquirors in December 1995 and January 1996, and each of the parties submitted revised acquisition proposals increasing the amount of the consideration offered in their respective initial proposals. The revised terms of the first acquisition proposal involved a change in the form of the acquisition from a purchase of assets to an acquisition of all of the THC Common Stock and Class 1 Units, and the elimination of the partnership interests retained by Unitholders in certain properties that were contemplated by the initial proposal. The revised terms of the second acquisition proposal involved an increase in the amount of cash and stock to be received by Stockholders and Unitholders. The revised terms of the Rouse acquisition proposal involved an increase in the amount of Rouse Common Stock to be received by Stockholders to a number of shares of Rouse Common Stock with an aggregate market price of approximately $175.9 million at the Closing.

  After extensive consideration of the revised acquisition proposals and an evaluation of the prospects of Hughes continuing on an independent basis, the Joint Boards determined, with the advice of Morgan Stanley, that the combination of cash, securities and continuing interests in certain of Hughes' assets comprising the consideration offered in the Rouse proposal provided greater value to the Stockholders and Unitholders than did the other two proposals or continued independence and was, consequently, in the best interests of the Stockholders and Unitholders. Accordingly, the Joint Boards authorized the management of THC and THHC to negotiate a letter of intent and definitive agreements with Rouse.

  On January 12, 1996, THC and Rouse entered into a letter of intent setting forth the principal terms of the Mergers. During the remainder of January and February 1996, THC, THHC and Rouse conducted due diligence investigations and negotiated the terms of the Merger Agreements, the Contingent Stock Agreement and the other definitive agreements to be entered into by the parties to effect the Mergers or otherwise to be entered into in connection with the Mergers.

  On February 21, 1996, the Joint Boards met to consider and approve the Merger Agreements. Based upon the information presented at the meeting, including the opinion of Morgan Stanley discussed in more detail below, the Joint Boards approved the Mergers, the Merger Agreements, the Contingent Stock Agreement and all related transactions by the unanimous vote of all directors. The Merger Agreements were executed and delivered by THC and HHPLP, respectively, and Rouse, Merger Sub and Partnership Merger Sub, respectively, effective as of February 22, 1996.

ALLOCATION OF CONSIDERATION BETWEEN THE MERGERS

  In substantially all cases and to the best of THC's knowledge, the THC Common Stock and Class 1 Units are owned beneficially in substantially the same proportions. (Record ownership is not substantially in identical proportions because, while THCP is the record and beneficial owner of THC Common Stock and Class 1 Units and the 9.5 Trust is the record owner of its beneficiaries' THC Common Stock and Class 1 Units, RD&C is a record owner only of its beneficiaries' THC Common Stock and it has an irrevocable proxy for their Class 1 Units). As a result, in conducting the business of HHPLP and THC the Joint Boards have not, generally, had to take into account, as a material matter, the fairness of the allocation of consideration between THC and HHPLP, arising from transactions in which they mutually benefited. Morgan Stanley reviewed the amount and nature of the

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

consideration allocable to each of the THC Merger and the Partnership Merger in determining that (i) the consideration to be paid in the THC Merger is fair, from a financial point of view, to the Stockholders and (ii) the consideration to be paid in the Partnership Merger is fair, from a financial point of view, to the Unitholders.

OPINION OF HUGHES' FINANCIAL ADVISOR

  THHC retained Morgan Stanley to act as the financial advisor to THC and THHC in connection with the Mergers and related matters based upon Morgan Stanley's experience and expertise. At the February 21, 1996 meeting of the Joint Boards, Morgan Stanley rendered an oral opinion to the Joint Boards that, as of such date and subject to the considerations set forth in such opinion, (i) the consideration to be received by the Stockholders pursuant to the THC Merger Agreement and Contingent Stock Agreement is fair, from a financial point of view, to the Stockholders and (ii) the consideration to be received by the Unitholders pursuant to the Partnership Merger Agreement is fair, from a financial point of view, to Unitholders. Morgan Stanley subsequently confirmed its oral opinion by delivery of a written opinion dated May 14, 1996.

  THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED MAY 14, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS (THE "MORGAN STANLEY OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS AND UNITHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE JOINT BOARDS AND THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO BE RECEIVED BY THE STOCKHOLDERS AND UNITHOLDERS PURSUANT TO THE THC MERGER AGREEMENT, THE PARTNERSHIP MERGER AGREEMENT AND THE CONTINGENT STOCK AGREEMENT, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OR UNITHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley (i) analyzed certain internal financial statements and other financial and operating data concerning Hughes prepared by the management of Hughes; (ii) analyzed certain financial forecasts prepared by the management of Hughes and certain of its consultants and investment partners; (iii) discussed the past and current operations and financial condition and the prospects of Hughes with senior executives of Hughes; (iv) conducted due diligence, including site tours, with respect to certain of Hughes' real estate assets; (v) reviewed certain market information prepared by management of Hughes and its consultants; (vi) analyzed the potential for future distributions of Rouse capital stock to the Stockholders in accordance with the terms set forth in the Contingent Stock Agreement based upon certain forecasts prepared by Hughes, and discussed with senior executives of Hughes certain issues relating to such forecasts and future distributions; (vii) analyzed certain publicly available financial statements and certain other information of Rouse; (viii) reviewed the reported prices and trading activity for Rouse Common Stock; (ix) compared the prices and trading activity of Rouse Common Stock with that of certain other comparable publicly-traded companies and their securities; (x) discussed the financial condition of Rouse with senior executives of Rouse; (xi) participated in discussions and negotiations among representatives of Hughes, Rouse and their financial and legal advisors; (xii) reviewed the THC Merger Agreement, the Partnership Merger Agreement and the Contingent Stock Agreement, and (xiii) performed such other analyses as Morgan Stanley has deemed appropriate.

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

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of such opinion. With respect to the financial forecasts provided to it, Morgan Stanley assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Hughes. In connection with the analyses performed by Morgan Stanley regarding the estimated value of the contingent consideration to be paid pursuant to the Contingent Stock Agreement, with THC's consent, Morgan Stanley relied upon the forecasts prepared by Hughes' management of the estimated future cash flows relating to certain assets of Hughes. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Hughes or Rouse. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

  In addition, Morgan Stanley was informed by Hughes that the outstanding Class 1 Units and shares of THC Common Stock are beneficially held by a substantially identical group of holders and that such holders' relative interest is substantially the same in both securities, which facts Morgan Stanley took into consideration in connection with its opinion. Morgan Stanley also noted that, in its evaluation of the contingent consideration provided for by the Contingent Stock Agreement, and for purposes of its opinion, it did not express a view as to whether and to what extent any contingent payments would actually be paid in the future.

  Morgan Stanley estimated the equity value of Hughes, excluding its cash, generally using the methodologies described below under "--Discounted Cash Flow Analysis" for the income-producing properties of Hughes and "-- Undeveloped Land Valuation Analysis" for the remaining real estate of Hughes. Morgan Stanley estimated the value of the various consideration to be received by Stockholders and Unitholders, excluding cash of Hughes, generally using the methodologies described below under "--Stock Trading History" for the Rouse Common Stock, "--Contingent Consideration Analysis" for the contingent consideration and "--Cash Consideration Analysis" for cash consideration. These analyses are relevant to the overall fairness determination because they permit a comparison of the total equity value of Hughes with the aggregate consideration to be received by Stockholders and Unitholders. The following is a brief summary of certain analyses, including the analyses referred to above, performed by Morgan Stanley in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation by Morgan Stanley to the Joint Boards on February 21, 1996. In arriving at its opinion of fairness, Morgan Stanley did not assign specific weights to individual analyses but considered all analyses in aggregate.

  DISCOUNTED CASH FLOW ANALYSIS. The Discounted Cash Flow Analysis assumes that the value of a portfolio of income-producing real estate can be determined by discounting the cash flows ("Net Cash Flows") estimated to be produced by these properties, including an estimated terminal valuation. Net Cash Flow is an estimated figure and is computed as revenues less property operating expenses, including management expenses, less capital expenditures, including tenant improvements and leasing commissions, but without subtracting interest expense or depreciation. For Playa Vista, Net Cash Flow is estimated equity cash flow after distributions to joint venture partners. Properties of Hughes valued by this discounting methodology included existing buildings (and associated tenant leases) owned by Hughes, other existing leases owned by Hughes, forecasted cash flow from Hughes' interest in Playa Vista, and land in Summerlin and THC's investment property portfolio forecasted by Hughes to be developed and/or sold in the ordinary course of business over the period beginning in 1995 and ending in 2004. In general, Morgan Stanley applied discount rates to the Net Cash Flow for the years 1995 through 2004 and to the estimated terminal values. Terminal values were computed for the Discounted Cash Flow Analysis by dividing the estimated Net Cash Flow for 2005, computed as referred to above, by the capitalization rates discussed below. Undeveloped land of Hughes was valued as discussed below under "--Undeveloped Land Valuation Analysis." Morgan Stanley applied

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


a range of discount rates of 10.75% to 22.0% (except that, for Playa Vista, discount rates ranged from 33.0% to 37.0%) and a range of terminal value capitalization rates of 8.5% to 12.0% to the Net Cash Flow projected. For each type of asset evaluated, discount and capitalization rates were selected based on certain comparable transactions and properties. A higher discount rate was used for Playa Vista because of the specific nature of the asset, the regulatory and approval environment, its capitalization structure and the nature of Hughes' interest. The resulting equity value, excluding the valuation of the undeveloped land portfolio (but including land in Summerlin and Hughes' investment property portfolio projected to be sold prior to 2005), of Hughes was between $302 million and $372 million, after adjustment for debt and third-party ownership interests but without taking into consideration certain general and administrative ("G&A") expenses of Hughes. For purposes of adjustments for debt, the book value as of December 31, 1995 of the indebtedness was subtracted from the discounted cash flow valuations. For purposes of adjustment for third-party ownership interests, equity values which were assigned to these interests pro rata based on percentage ownership were subtracted from the discounted cash flow valuations, except that in the case of Playa Vista, no adjustments were made, as the cash flows valued were those attributable to the interests in the Playa Vista partnership of Hughes. To realize the values estimated here and in "--Undeveloped Land Valuation Analysis" below through asset sales would likely require that defeasance costs and prepayment penalties be incurred. These amounts, which would reduce the equity value of Hughes if incurred but which are not reflected in the estimated equity value range of $302 million to $372 million set forth above, were estimated in December 1995 to be approximately $27 million. This estimate was based on prepayment penalties and defeasance provisions as set forth in the applicable loan documents and on the then current level of interest rates for government obligations.

  UNDEVELOPED LAND VALUATION ANALYSIS. The Undeveloped Land Valuation Analysis assumes that the value of a portfolio of undeveloped commercial land can be determined by assigning unit (by square footage and/or acreage) values to the land based on benchmark land sales comparables. Benchmark land sales were recent arm's length sales (or expected sales) of land in the Las Vegas area. These included sales for which information was contained in market studies prepared by independent consultants for Hughes and provided by Hughes to Morgan Stanley. Prices and valuations provided by the benchmark sales were adjusted for many factors, including the level of entitlements obtained, the proximity of the land parcel analyzed to amenities and infrastructure, the amount and cost of improvements on the parcel itself, and the expected cost of future improvements. Properties of Hughes which Morgan Stanley valued by this methodology include undeveloped commercial land located in Hughes' office and industrial projects in Las Vegas, Nevada as well as unentitled acreage within Summerlin not forecasted to be sold prior to 2004. Morgan Stanley valued this land, using valuation parameters which ranged from $6,500 per acre to $565,000 per acre, as appropriate given the characteristics of the land considered. The resulting equity value of Hughes' undeveloped land portfolio was between $76 million and $131 million but without taking into consideration certain G&A expenses of Hughes. G&A expenses of Hughes not taken into account in the estimates of value set forth here and in "--Discounted Cash Flow Analysis" above (although generally required to be spent to realize these values) are projected by Hughes to total approximately $95 million for the ten-year period ending December 31, 2004. The present value reduction of the equity value of Hughes of these expenses is estimated at $59 million. Morgan Stanley assumed that the G&A expenses could be reduced by 20% in each year through operational synergies with an acquiror through the elimination or reduction of certain duplicative expenses, such as various expenses relating to management, audit, accounting and legal functions. Then, Morgan Stanley applied a discount rate and a terminal capitalization rate of 12% to these adjusted amounts in computing their estimate of the present value impact. This rate was chosen after considering the low historical variability of the G&A expenses of Hughes and the high likelihood of such G&A expenses being incurred in the future.

  STOCK TRADING HISTORY. Morgan Stanley's analysis of Rouse Common Stock performance consisted of a historical analysis of the closing prices and trading volumes and Rouse's indexed price

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

performance related to the Standard & Poor's industrial average of 500 stocks (the "S&P 500") and an index of comparable retail real estate companies (the "Comparable Companies," including DeBartolo Realty Corporation, General Growth Properties, The Macerich Company, Simon Property Group, Inc., and Urban Shopping Centers). The Comparable Companies index was determined by selecting certain publicly-traded companies which, like Rouse, are predominantly in the business of owning and operating regional malls and indexing the share price performance, assigning weights to the share prices based on relative market valuation. The period of the analysis began April 8, 1993 (the day on which a comparable retail real estate company began trading) and ended February 16, 1996 (three trading days prior to the announcement of the transaction). This analysis indicated that the price of Rouse Common Stock appreciated 15.7% during this period compared to an increase of 46.6% for S&P 500 and a decrease of 19.4% for the Comparable Companies. In addition, Morgan Stanley computed the ratio of the price of Rouse Common Stock to estimates of funds from operations ("FFO," as defined by the National Association of Real Estate Investment Trusts) per share for Rouse for 1996 and the average ratio computed in the same manner for the Comparable Companies, and found the ratios to be comparable. These analyses suggest that Rouse Common Stock, including the Rouse Common Stock to be issued upon consummation of the THC Merger with an aggregate value of $176.4 million, is neither significantly higher valued on the basis of FFO multiple nor a worse performer in terms of stock price appreciation than its peers.

  CONTINGENT CONSIDERATION ANALYSIS. Morgan Stanley performed an analysis estimating the value of the contingent consideration to be paid pursuant to the Contingent Stock Agreement. Morgan Stanley estimated Excess Cash Flow for each Business Unit by adjusting cash flow estimates made for the assets of each Business Unit according to the terms of the Contingent Stock Agreement. Morgan Stanley also estimated the Fair Market Value of the assets of each Business Unit or portion thereof as of the Valuation Date of each Business Unit or portion thereof by applying 25% discount rates to estimates of cash flow for periods subsequent to each such Valuation Date (except that in the case of the Howard Hughes Center Business Unit, its Fair Market Value as of its Valuation Date was estimated by applying capitalization rates ranging from 10.5% to 11.5% to estimated net operating income). For each type of asset evaluated, discount and capitalization rates were selected based on parameters used by investors in specific comparable transactions or based on published relevant averages for the Las Vegas market. With respect to the contingent consideration, discount rates were selected based on an evaluation of the specific factors relating to asset type discussed above, the rights associated with the Stockholders' interests in the cash flow and terminal value distribution structures, the type of development activity engaged in by each Business Unit and an assessment of the general business and financial prospects of each Business Unit. Based on these estimated Excess Cash Flows and Fair Market Values and pursuant to the terms of the Contingent Stock Agreement, Morgan Stanley estimated the future distributions of Rouse Common Stock which would be made by Rouse, assuming that such distributions of Rouse Common Stock would be made by Rouse in accordance with the terms of the Contingent Stock Agreement. Morgan Stanley applied a range of discount rates of 20.0% to 25.0% to these distributions in order to estimate the present value of the contingent consideration to be paid pursuant to the Contingent Stock Agreement. This contingent consideration value estimate was approximately $160 million and was considered by Morgan Stanley in conjunction with their evaluation of (i) the structure of the Excess Cash Flow distributions, (ii) the mechanisms by which Fair Market Values are computed and allocated, and (iii) the governance provisions of the Business Units.

  CASH CONSIDERATION ANALYSIS. Morgan Stanley took into account that consideration to be paid by Rouse to Unitholders will also include a cash payment. Morgan Stanley also noted that the Adjusted Cash Value to be paid to Unitholders, through the Special Distribution and payment by Rouse of the balance, is generally equivalent to the sum of the cash of Hughes as of December 31, 1995, subject to certain adjustments, plus $40 million. See "THE PARTNERSHIP MERGER AGREEMENT--Conversion of Class 1 Units."

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

  PRO FORMA MERGER ANALYSIS. Morgan Stanley performed an analysis of the effect of the Mergers on Rouse's FFO per share for the projected year ended December 31, 1996, which assumed that the Mergers had been consummated on January 1, 1996. Morgan Stanley combined the forecasted operating results of Hughes, based on Hughes' internal estimates but excluding any land sales, with the corresponding forecasted operating results of Rouse, based on public estimates prepared by research analysts, to arrive at the combined company forecasted FFO. Morgan Stanley compared the combined company FFO per share to Hughes' stand-alone FFO per share to determine the forecasted pro forma impact of the Mergers on Rouse's FFO per share. This analysis indicated that the pro forma impact of the Mergers was approximately 10% accretive to Rouse's FFO per share in 1996. In estimating the pro forma impact, Morgan Stanley made no adjustments to the projections for 1996 provided by Hughes.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for a particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Hughes and Rouse.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hughes and Rouse. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of whether the consideration to be received by the Stockholders and the Unitholders pursuant to the THC Merger Agreement, the Partnership Merger Agreement and the Contingent Stock Agreement is fair from a financial point of view to such holders, and were conducted in a connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Hughes might actually be sold. Because such estimates are inherently subject to uncertainty, none of Hughes, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley Opinion and the information provided by Morgan Stanley to Hughes were among the many factors taken into consideration by the Joint Boards in making their determinations to approve the THC Merger Agreement, the Partnership Merger Agreement and the Contingent Stock Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of either of the Joint Boards or the view of Hughes management with respect to the value of Hughes or of whether the Joint Boards or the management of Hughes would have been willing to agree to different considerations.

  The consideration to be received by the Stockholders and Unitholders pursuant to the THC Merger Agreement, the Partnership Merger Agreement and the Contingent Stock Agreement was determined through negotiations between Hughes and Rouse and was approved by the Joint Boards. During the course of such negotiations, Morgan Stanley did not make a recommendation with respect to the amount of the consideration.

  Hughes retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively

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

trade the debt and equity securities of any company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to a letter agreement dated March 13, 1995 between THHC, individually and on behalf of its shareholders and affiliates, and Morgan Stanley and to a subsequent letter agreement dated December 15, 1995 between the same parties, Morgan Stanley is entitled to (i) an advisory fee estimated at $1.25 million which is paid or currently payable and (ii) a transaction fee estimated at $12.0 million which is payable upon consummation of the Mergers. A portion of the advisory fee paid to Morgan Stanley will be credited against the transaction fee. In addition, Hughes has agreed to reimburse Morgan Stanley for its expenses, including the reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF THC AND OF THHC, AS GENERAL
PARTNER

  The THC Board believes that the terms of the THC Merger are fair to, and in the best interests of, THC and the Stockholders and has unanimously approved the THC Merger Agreement, the Contingent Stock Agreement and the other documents to be executed and delivered pursuant to the THC Merger Agreement. THHC, as General Partner of HHPLP, based upon the unanimous approval of the THHC Board, believes that the terms of the Partnership Merger are fair to and in the best interests of HHPLP and the Unitholders and has approved the Partnership Merger Agreement.

  The Joint Boards recommend that Stockholders and Unitholders approve the Mergers for the following principal reasons:

    (i) the Mergers will accomplish the Liquidity Objective contemplated by the Stockholder Agreement by providing Stockholders with publicly-traded Rouse Common Stock and Unitholders with a substantial cash distribution;

    (ii) the THC Merger and the Contingent Stock Agreement will enable Stockholders to participate in potential increases in the value of the undeveloped land and other assets included in the Business Units;

    (iii) the THC Merger will enable Stockholders to participate in a larger real estate company with a more diversified geographic coverage than THC on an independent basis; and

    (iv) the Joint Boards believe that the terms of the Mergers, which were arrived through a competitive bidding process, provide greater value to Stockholders and Unitholders than an initial public offering by Hughes, other proposals to acquire Hughes or continued independence.

  In making the determinations and recommendations described above, the Joint Boards considered the following material factors:

    (i) information with respect to the financial condition, assets, liabilities, businesses, results of operations and prospects of THC, HHPLP and Rouse, which was deemed relevant to the respective values of the THC Common Stock, Class 1 Units and Rouse Common Stock;

    (ii) the terms and conditions of the Merger Agreements and the Contingent Stock Agreement, which were deemed relevant to the value of the consideration received in the Mergers;

    (iii) the opinion of Morgan Stanley, as financial advisor to THC and THHC, that (A) the consideration to be paid in the THC Merger is fair, from a financial point of view, to the Stockholders and (B) the consideration to be paid in the Partnership Merger is fair, from a financial point of view, to the Unitholders, and the analysis and advice referred to under "BACKGROUND AND REASONS FOR THE MERGERS--Background" and "BACKGROUND AND REASONS FOR THE MERGERS--Opinion of Hughes' Financial Advisor";

    (iv) the terms of the Stockholder Agreement, the Liquidity Objective contemplated thereby, and the fiduciary responsibilities of the Joint Boards, which were deemed relevant to the determination that the Mergers are in the best interests of Stockholders and Unitholders;

    (v) an analysis of the indications of interest by and the terms of the acquisition proposals of potential acquirors other than Rouse, and of the prospects of THC and HHPLP continuing on an independent basis, referred to under "BACKGROUND AND REASONS FOR THE MERGERS--Background," which was deemed relevant to the determination of the fair value of the THC Common Stock and Class 1 Units and of the best interests of Stockholders and Unitholders;

    (vi) the ability of Stockholders to participate in a larger real estate company with a more diversified geographic coverage than THC on an independent basis, which was deemed relevant to the value of the THC Common Stock, the Class 1 Units and the Rouse Common Stock;

    (vii) the ability of the Stockholders to participate in potential increases in the value of the undeveloped land and other assets included in the Business Units through the Contingent Stock Agreement, which was deemed relevant to the value of the consideration to be received by Stockholders in the THC Merger;

    (viii) the fact that the Merger Agreements permitted THC and HHPLP to terminate the Merger Agreements to enter into a business combination with a third party, subject to the payment of certain fees and expenses as set forth in the Merger Agreements, which was deemed relevant to the determination that the Mergers were fair and in the best interests of Stockholders and Unitholders as a result of the ability to accept acquisition proposals with greater value after public disclosure of the terms of the Mergers; and

    (ix) the material risks with respect to the Mergers and the respective businesses and properties of Rouse and Hughes, consisting of the risks relating to the Contingent Stock Agreement, the Contingent Shares and the Contingent Preferred Shares, the dilution to Stockholders resulting from the Mergers, the real estate development risks associated with the respective businesses and properties of Rouse and Hughes, and additional risks relating to the business of Hughes, which were deemed relevant to the value of the THC Common Stock, the Class 1 Units and the Rouse Common Stock. See "RISK FACTORS." In considering such risk factors, the Joint Boards determined that the material risks with respect to the Mergers and the business and properties of Rouse were outweighed by the reasons for the Mergers discussed above.

  The Joint Boards did not attach specific weights to any of the foregoing factors; each was deemed to support the conclusion that the terms of the Mergers are fair to, and in the best interests of, THC, HHPLP, the Stockholders and the Unitholders.

  In the course of formulating the Mergers, there were no negotiations between THC and THHC, nor between THHC and HHPLP, nor were these entities represented by special board committees or other spokespersons or by separate legal counsel, financial advisors or investment bankers. The Joint Boards respectively concluded that the Mergers did not create a conflict of interest and necessitate such representation after considering, among other things (i) that each of the Principal Owners, through their representatives on the Joint Boards designated pursuant to the Stockholder Agreement, participated in the formulation of the Mergers, and (ii) that there is no disparate treatment among Stockholders or among Unitholders under the Mergers.

  Based on all of the factors described above, the Joint Boards believe that the Mergers are in the best interests of, and are fair to, the Stockholders and the Unitholders. Accordingly, (i) the THC Board has unanimously approved the THC Merger Agreement and unanimously recommends that Stockholders vote "FOR" the proposal to approve such agreement and (ii) the THHC Board has unanimously approved the Partnership Merger Agreement and unanimously recommends that Unitholders vote "FOR" the proposal to approve such agreement.

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

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  Mr. Goolsby, the President and Chief Executive Officer of THC and a director of each of THC and THHC, will be employed by Rouse after the Mergers. In addition, William R. Lummis, a director of THC and THHC, will be a director of Rouse after the Mergers. Platt W. Davis, III and Kenneth E. Studdard, directors of THC and THHC, will be Representatives designated under the Contingent Stock Agreement.

  The THC Board approved incentive bonuses aggregating approximately $3,000,000 for THC's eight executive officers, other than John L. Goolsby, subject to the consummation of the Mergers. Because such executive officers of THC will not be entitled to such incentive bonuses unless the Mergers are consummated, such executive officers have an interest in the approval of the Merger Agreements. In addition, in connection with the Mergers, the qualified defined benefit plan of THC, the Summa Corporation Benefit Restoration Plan and the Summa Corporation Supplemental Savings Plan will be terminated. The terminations of such plans will result in the lump-sum payment of benefits estimated to aggregate approximately $1,140,000 to these eight executive officers. The estimated amounts payable pursuant to such plans are based on certain assumptions (including assumed interest rates), and the actual amounts paid may differ significantly from the estimates. Also, in connection with the Mergers, HHPLP's Long-term Incentive Plan and Annual Incentive Compensation Plan will be terminated. All benefits relating to these plans, including a pro rata amount for 1996, will be paid at closing. The estimated amount to be paid to the eight executive officers under such plans is $1,490,000. Since such executive officers would not be entitled to payment of such amounts, if at all, until a later date absent the consummation of the Mergers, such executive officers have an interest in the approval of the Merger Agreements.

  Mr. Goolsby holds phantom interests in THC Common Stock and Class 1 Units under that certain Amended and Restated Long-Term Incentive Compensation Agreement, dated January 1, 1994, among Mr. Goolsby, THC and HHPLP (the "Goolsby Incentive Agreement"), which was entered into by THC and HHPLP in connection with Mr. Goolsby's employment as President and Chief Executive Officer of THC to provide incentives to Mr. Goolsby and align his interests with those of the Stockholders and Unitholders. The original version of the Goolsby Incentive Agreement was entered into in 1989. Mr. Goolsby's phantom interests, which are contractual rights intended to represent the economic equivalent of 0.8% of the outstanding THC Common Stock and Class 1 Units, respectively, entitle him to 0.8% of the Rouse Common Stock and cash payments (including with respect to the Special Distribution) to be distributed to the Stockholders and Unitholders in connection with the Mergers. In addition, Mr. Goolsby will receive payment of certain deferred non-vested amounts (approximately $526,000) credited under the Goolsby Incentive Agreement for "phantom distributions" made by the Hughes entities through January 1996 with respect to his phantom interests. Mr. Goolsby may receive approximately $136,000 in connection with the termination of the Annual Incentive Compensation Plan. At the request of Rouse, Mr. Goolsby entered into an agreement, dated February 27, 1996, with Rouse, THC and HHPLP pursuant to which Rouse will make a $2,000,000 cash payment to Mr. Goolsby and Rouse will receive an assignment of Mr. Goolsby's remaining rights under the Goolsby Incentive Agreement, including any rights to future distributions that Mr. Goolsby would otherwise be entitled to receive under the Contingent Stock Agreement. Accordingly, Mr. Goolsby has an interest in the approval of the Merger Agreements. The closing price of Rouse Common Stock on the NYSE was $20.25 on February 27, 1996 and was $23.75 on May 13, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus. As a result of the termination of the qualified defined benefit plan of THC, the Summa Corporation Benefit Restoration Plan and the Summa Corporation Supplemental Savings Plan, Mr. Goolsby will receive lump-sum distributions from these plans estimated to be approximately $730,000. The estimated amounts, payable pursuant to such plans, are based on certain assumptions (including assumed interest rates), and the actual amounts paid may differ significantly from the estimates. Since the current payment of the amounts noted above is dependent on the consummation of the Mergers, Mr. Goolsby has an interest in the approval of the Merger Agreements.

  In connection with the Mergers, William R. Lummis, Elmer Vacchina and Vernon
C. Olson, directors of each of THC and THHC, and Robert E. Morrison, an executive officer of each of THC and THHC, will be entitled to cash payments of $235,000, $360,000, $359,000 and $235,000, respectively. Messrs. Lummis and
Olson will also be entitled to receive approximately $144,000 and $730,000, respectively, as a result of the termination of the Summa Corporation Benefit Restoration Plan. Since the current payment of these amounts is dependent on the consummation of the Mergers, each of these individuals has an interest in the approval of the Merger Agreements.

  Certain directors of each of THC and THHC (as well as members of their respective families or trusts created for the benefit of themselves or members of their respective families) are beneficial owners of THC Common Stock and Class 1 Units and, accordingly, such directors have an interest in the approval of the Mergers. See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP."

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

                                  THE MERGERS

DESCRIPTION OF THE MERGERS

  The THC Merger Agreement provides that, at the Effective Time, THC will merge with and into Merger Sub with Merger Sub being the Surviving Corporation, and each outstanding share of THC Common Stock will be converted into the right to receive (i) a number of shares of Rouse Common Stock or, under certain circumstances, a number of shares of shares of Rouse Common Stock and cash, in each case, determined as described under "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares" and (ii) additional shares of Rouse Common Stock or, under certain circumstances, shares of Increasing Rate Preferred Stock to be issued during a 14-year period following the Effective Time based upon the cash flow generated from, and the appraised value of, certain assets of THC and its subsidiaries as described under "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS."

  The Partnership Merger Agreement provides that, at the Partnership Effective Time, Partnership Merger Sub will merge with and into HHPLP with HHPLP being the surviving entity in the Partnership Merger, and each outstanding Class 1 Unit will be converted into the right to receive the cash payment described under "THE PARTNERSHIP MERGER AGREEMENT--Conversion of Class 1 Units." Immediately prior to the consummation of the Partnership Merger, HHPLP will make the Special Distribution.

BOARD ARRANGEMENTS

  Pursuant to the THC Merger Agreement, Rouse will prior to the Effective Time increase the size of the Rouse Board by one in accordance with the Rouse By-Laws and cause the vacancy created thereby to be filled as of the Effective Time by a designee of THC reasonably acceptable to it (the "Hughes Designee"). See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Board Representation."

ACCOUNTING TREATMENT

  The Mergers are expected to be accounted for using the "purchase" method of accounting. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

GOVERNMENTAL AND REGULATORY APPROVALS AND MATTERS

  Transactions such as the Mergers are reviewed by the FTC and the DOJ to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Mergers may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Each of Rouse and THC intends to file a notification and report form, together with a request for early termination of the waiting period, with the FTC and the DOJ under the HSR Act in respect of the Mergers. The applicable waiting period will expire 30 days after the filing of the later to be filed of such notification and report forms, unless early termination is granted, provided that if a request for additional information or documents is received, the applicable waiting period will expire ten days after substantial compliance with such request for additional information or documents.

  At any time before or after the Effective Time, the FTC, the DOJ or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Mergers or to cause Rouse to divest itself, in whole or in part, of THC or of other businesses conducted by Rouse. There can be no assurance that a challenge to the Mergers will not be made or that, if such a challenge is made, Rouse and THC will prevail.

RESTRICTIONS ON RESALES

  The shares of Rouse Common Stock to be received by Stockholders in connection with the THC Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Rouse Common Stock to be issued in connection with the THC Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of THC prior to the THC Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Rouse, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The THC Merger Agreement provides that THC will use its reasonable efforts to cause its affiliates to execute a written agreement to the effect that such persons will not sell, transfer or otherwise dispose of Rouse Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. In connection with the THC Merger, Rouse has agreed to enter into a Registration Rights Agreement (the "Registration Rights Agreement") which will require Rouse to maintain an effective shelf registration statement with respect to shares of Rouse Common Stock and which will grant certain "piggyback" registration rights to THCP, which is restricted from selling shares of Rouse Common Stock under Rule 144 or Rule 145 under the Securities Act.

  Under the THC Merger Agreement, THC is required to use its reasonable best efforts to cause each holder of record and beneficial stockholder of THC at the Effective Time to execute and deliver to Rouse, at or prior to the Effective Time: (i) a Lock-up Agreement pursuant to which each such person will agree, subject to certain exceptions, not to sell, transfer or otherwise dispose of more than 33 1/3% of the shares of Rouse Common Stock received by such person in the THC Merger within the first 180 days after the Effective Time or more than 66 2/3% of the shares of Rouse Common Stock received by such person in the THC Merger within the first 360 days after the Effective Time (collectively, the "Lock-Up Agreements"); (ii) a tax representation letter pursuant to which each such person will represent that it has no present plan or intention to sell, exchange or otherwise dispose of (including by gift) any of the shares of Rouse Common Stock received by such person in the THC Merger (including pursuant to the Contingent Stock Agreement) (collectively, the "Tax Representation Letters"); and (iii) a Voting Agreement pursuant to which such person will agree to vote all shares of Rouse Common Stock over which such person has voting power at any meeting of stockholders of Rouse in favor of the issuance of shares of Rouse Common Stock pursuant to the Contingent Stock Agreement (collectively, the "Voting Agreements").

  Under the THC Merger Agreement, THC is required to use its reasonable best efforts to cause THCP to execute and deliver to Rouse, at or prior to the Effective Time, a letter (the "THCP Agreement") indicating its agreement that, notwithstanding anything in the THC Merger Agreement to the contrary, during the period ending on the first anniversary of the Effective Time and without the consent of Rouse, which consent will not be unreasonably withheld, THCP will not sell, exchange or otherwise dispose of more than 50% of the shares of Rouse Common Stock received by it and registered in its name on the stock transfer books of Rouse as of the Effective Time by reason of the THC Merger. Excepted from the foregoing restriction on transfer is any disposition of shares of Rouse Common Stock by THCP (i) to any beneficial stockholder of THCP or the successors or assigns of such beneficial stockholder, (ii) by operation of law or pursuant to a bankruptcy or insolvency proceeding, (iii) pursuant to judicial order, legal process, execution or attachment, (iv) pursuant to or in connection with a tender or exchange offer for all of the Rouse Common Stock,
(v) to Rouse or any of its subsidiaries or (vi) pursuant to an underwritten public offering and distribution registered under the Securities Act or any exemption from registration thereunder. The restrictions imposed by the THCP Agreement will not be applicable to any shares of Rouse Common Stock owned by any of the beneficial stockholders of THCP or the successors or assigns of such beneficial stockholder, whether received from THCP as a distribution or otherwise.

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

DISSENTERS' RIGHTS

  THE THC MERGER. If the THC Merger is consummated, dissenting Stockholders may be entitled to have the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the THC Merger) of any Dissenting Shares at the Effective Time judicially determined and paid to them in cash by complying with the provisions of Section 262 of the DGCL ("Section 262"). ANY HOLDER OF THC COMMON STOCK THAT VOTES IN FAVOR OF THE THC MERGER WILL THEREBY WAIVE ALL RIGHTS TO APPRAISAL UNDER DELAWARE LAW.

  The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the THC Merger and demanding statutory appraisal rights. This summary does not purport to be a complete statement of provisions of the DGCL relating to the rights of Stockholders to an appraisal of the value of their shares, and Stockholders are urged to read Section 262, the full text of which is attached as Appendix F to this Proxy Statement/Prospectus. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Proxy Statement/Prospectus constitutes notice to Stockholders concerning the availability of appraisal rights under
Section 262. Under Section 262, a Stockholder of record wishing to assert appraisal rights must hold the shares of THC Common Stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time.

  Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to THC before the taking of the vote on the THC Merger. This written demand for appraisal of shares must be in addition to and separate from any proxy vote abstaining from or voting against the THC Merger. Any such abstention or vote against the THC Merger will not constitute a demand for appraisal within the meaning of Section 262.

  Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the THC Merger. If a Stockholder returns a signed proxy but does not specify a vote against approval of the THC Merger or a direction to abstain, the proxy will be voted for approval of the THC Merger, which will have the effect of waiving that Stockholder's appraisal rights.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A person having a beneficial interest in THC Common Stock held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  A record owner who holds THC Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares for all or less than all of the beneficial owners of shares as to which such nominee is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

  A Stockholder that elects to exercise appraisal rights should mail or deliver his or her written demand to THC at its address at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attention: General Counsel. The written demand for appraisal should specify the Stockholder's name and mailing address, and that the Stockholder is thereby demanding appraisal of his or her THC Common Stock. If the THC Merger is approved, within ten days after the Effective Time, THC must provide notice of the Effective Time and that appraisal rights are available for any or all of the shares of THC Common Stock to all of its Stockholders who have complied with Section 262 and have not voted for approval of the THC Merger. Any Stockholder entitled to appraisal rights may, within 20 days after the date of mailing such notice, demand in writing from Rouse the appraisal of his or her shares.

  Within 120 days after the Effective Time, any Stockholder who has satisfied the requirements of Section 262 may deliver to Rouse a written demand for a statement listing the aggregate number of shares not voted in favor of the THC Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Rouse will respond to such demand in accordance with Section 262.

  Within 120 days after the Effective Time (but not thereafter), either Rouse or any Stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the dissenting shares. Rouse has no present intention to file such a petition if demand for appraisal is made.

  Upon the filing of any petition by a Stockholder in accordance with Section 262, service of a copy of such petition will be made upon Rouse, which will, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Rouse. If the petition is filed by Rouse, the petition will be accompanied by the verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Rouse and to the Stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs thereof shall be borne by Rouse.

  If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which Stockholders are entitled to appraisal rights and will appraise the shares owned by these Stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the THC Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc. et al., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company . . ." The Delaware Supreme Court stated that, in making a determination of fair value, the agency fixing the value must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, the Delaware Supreme Court had determined that the statutory appraisal remedy depending upon the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with a merger.

  Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the THC Merger Agreement if they did not seek appraisal of their shares.

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

The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears its own expense.

  Any Stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any Stockholder will have the right to withdraw its demand for appraisal and to accept the terms offered in the THC Merger Agreement. After this period, a Stockholder may withdraw its demand for appraisal and receive payment for its shares as provided in the THC Merger Agreement only with the consent of Rouse. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, all Stockholders' rights to appraisal will cease and Stockholders will be entitled to receive shares of Rouse Common Stock as provided in the THC Merger Agreement and the Contractual Rights. Inasmuch as Rouse has no obligation to file such a petition, any Stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to any Stockholder without the approval of the Court, which approval may be conditional upon such terms as the Court deems just.

  Pursuant to the THC Merger Agreement, THC will give Rouse prompt notice of any demands received by THC, and Rouse will have the right to participate in all negotiations and proceedings with respect to the demands. THC will not, except with the prior written consent of Rouse, make any payment with respect to, or settle or offer to settle, any such demands.

  Under the THC Merger Agreement, Rouse is not obligated to consummate the THC Merger if holders of more than 5% of the outstanding THC Common Stock have exercised such appraisal rights.

  THE PARTNERSHIP MERGER. Under Delaware law, holders of Class 1 Units are not entitled to appraisal rights in connection with the Partnership Merger.

OTHER RELATED TRANSACTIONS

  THHC has granted Rouse a five-year option to purchase approximately 100 acres in Summerlin to be used for the development of a regional mall having approximately five department stores, which option shall become effective only upon the closing of the Mergers. The purchase price is $3.00 per square foot, as increased to reflect increases in the consumer price index until the commencement of development. If the Mergers do not close, the option will not become effective.

  If Rouse sells or ground leases any portion of the site to parties other than major department stores, the Hughes Owners will participate in any value received in excess of the purchase price stated in the preceding paragraph to the same extent they would have participated had the land been sold or leased by the Summerlin Business Unit to a third party. If there are build-to-suits on the site, excepting major department stores, the Hughes Owners will participate to the same extent. Similarly, if any portion of the site is developed for gaming purposes, the value of the land will be adjusted to reflect the land value for the use as if that value had been realized by the Summerlin Business Unit.


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

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION

  This section is a summary of the principal federal income tax consequences that are expected to result from the THC Merger and the Partnership Merger and which in counsel's view would be considered material by a Stockholder or a Unitholder. Unless noted otherwise, statements of legal conclusions set forth in this section constitute the opinion of Andrews & Kurth L.L.P., counsel to THC and HHPLP ("Tax Counsel"). It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the Mergers as they relate to the particular circumstances of each Stockholder or Unitholder. Accordingly, this discussion does not address any aspect of foreign, state or local law or federal estate or gift tax considerations. The federal income tax consequences to any particular Stockholder or Unitholder may be affected by matters not discussed below. For example, certain types of holders (e.g., taxpayers who may be subject to the alternative minimum tax) may be subject to special rules not addressed herein. Furthermore, this discussion is not applicable with respect to shares or other property received pursuant to stock grants, the exercise of employee stock options or otherwise as compensation. In addition, as discussed below, the law is not entirely clear as to certain aspects of the THC Merger.

  This summary is based on the current provisions of the Code, existing regulations thereunder and administrative rulings and court decisions, all of which are subject to changes that can be retroactively applied. Many of the provisions of the Code that have been recently enacted or amended have not been interpreted by the courts or the Internal Revenue Service (the "Service").

  No assurance can be provided that the opinions and statements set forth herein (which do not bind the Service or the courts) will not be challenged by the Service or would be sustained by a court if challenged.

  THE DISCUSSION SET FORTH BELOW ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICATION THAT ARE EXPECTED TO RESULT FROM THE MERGERS. STOCKHOLDERS AND UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGERS AND THE ACQUISITION, HOLDING AND DISPOSITION OF ROUSE COMMON STOCK AND INCREASING RATE PREFERRED STOCK TO BE RECEIVED IN CONNECTION THEREWITH, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

THE THC MERGER

  Tax Counsel will deliver an opinion to THC and Fried, Frank, Harris, Shriver & Jacobson, counsel to Rouse, will deliver an opinion to Rouse to the effect that (i) the THC Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code ("reorganization") and
(ii) THC, Rouse and Merger Sub will each be a "party to a reorganization" as such phrase is described in Section 368(b) of the Code. Tax Counsel will deliver an opinion to THC that, subject to the discussion of the receipt of cash or other "boot" described below (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Stockholders" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Treatment of Contractual Rights" below), the Stockholders will recognize no gain or loss for federal income tax purposes by reason of conversion of the shares of THC Common Stock into the shares of Rouse Common Stock and the Contractual Rights under the Contingent Stock Agreement to be received at the Effective Time. To the extent their shares of THC Common Stock are converted into cash as described in "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares," Stockholders may recognize a gain but in an amount not in excess of such cash (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Stockholders"). These opinions will be based upon, among

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

other things, representation letters provided by THC and Rouse to counsel containing customary statements relating to planned dispositions of shares of Rouse Common Stock by the Stockholders, plans on the part of Rouse to undertake or cause Merger Sub to undertake transactions outside the ordinary course of business, the value of the Contractual Rights and certain other technical requirements under the Code.

  The above conclusions assume the veracity of certain representations that the Stockholders will have a continuing proprietary interest through stock ownership in Rouse of a sufficient magnitude to satisfy the "continuity of interest" requirement of a reorganization. This requirement must be met in two respects. First, a significant part of the consideration received by the Stockholders pursuant to the THC Merger must represent such a continuing proprietary interest. Even if, contrary to the conclusion below, the Contractual Rights were treated as "boot," the Rouse Common Stock to be received by the Stockholders in the THC Merger will be sufficient to satisfy the continuity of interest requirement of a reorganization, based on THC's belief (which is based on advice Morgan Stanley rendered to the Joint Boards) that the fair market value of the Contractual Rights will not significantly exceed the fair market value of the Rouse Common Stock to be issued to the Stockholders at the Effective Time. If it were determined that the Contractual Rights are "boot" or "other property" (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Treatment of Contractual Rights") and that, in contrast to Morgan Stanley's advice, the fair market value of the Contractual Rights at the Effective Time significantly exceeded the fair market value of the Rouse Common Stock to be issued to the Stockholders at the Effective Time, the THC Merger might not constitute a tax-free reorganization.

  The second aspect of the continuity of interest requirement depends on the Stockholders' plans or intentions at the time of the THC Merger to sell, exchange or otherwise dispose of the Rouse Common Stock received by them in the THC Merger. The above discussion and the opinions of Tax Counsel and counsel to Rouse assume, and will assume, the veracity of the representation of THC to the effect that the Stockholders, as a group, will have no plans or intentions at the time of consummation of the THC Merger to reduce their holdings in the Rouse Common Stock received at the Effective Time to a number of shares having a value, as of the Effective Time, of less than 50 percent of all of the formerly outstanding shares of THC Common Stock as of such date (excluding any shares of THC Common Stock held by THHC before the Effective
Time).

  Should the continuity of interest requirement not be satisfied, (i) the THC Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) neither THC, Rouse nor Merger Sub would be a "party to a reorganization" as such term is described in Section 368(b) of the Code and Rouse (as the successor in interest to THC) would incur a significant tax liability (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--THC, Rouse and Merger Sub"), and (iii) a Stockholder would recognize gain or loss on the exchange of his shares of THC Stock for shares of Rouse Common Stock, Contractual Rights and, potentially, cash (as discussed in "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares") as if he or she had sold his or her shares of THC Common Stock for an amount equal to the fair market value of such consideration. THC and Rouse are requesting that each record owner (i.e., each person or entity in whose name THC Common Stock is maintained on the records of THC), each beneficiary of RD&C and of the 9.5 Trust and each partner of THCP represent as to any plans or intentions to dispose of Rouse Common Stock to be received in the THC Merger. The Stockholders will rely on such representations in approving consummation of the THC Merger and Tax Counsel and counsel to Rouse will rely on such representations in rendering their tax opinions concerning the tax consequences of the THC Merger.

  As further assurance that the post-merger continuity of interest requirement will be met, Rouse will require that THCP indicate its agreement that, during the period ending on the first anniversary of the Effective Time, it will not sell, exchange or otherwise dispose of more than 50 percent of the shares of Rouse Common Stock received by it at the Effective Time of the THC Merger. There are various exceptions from the foregoing restriction, including the ability of THCP to distribute any such Rouse

Common Stock received by it in the THC Merger to its partners free of any such restrictions. This restriction is in addition to the restrictions imposed on the Stockholders generally by the Lock-up Agreements.

  STOCKHOLDERS. Subject to the discussion below of the treatment of the Contractual Rights as "boot" (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES-- The THC Merger--Treatment of Contractual Rights"), the Stockholders will not recognize gain or loss for federal income tax purposes to the extent they exchange THC Common Stock for Rouse Common Stock and the Contractual Rights in the THC Merger. A Stockholder will recognize gain on the exchange equal to the lesser of (i) the amount of cash, if any, and the fair market value of the Contractual Rights if, contrary to the conclusion below, the Contractual Rights are determined to be boot (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Treatment of Contractual Rights") received in the exchange and (ii) the excess, if any, of (a) the sum of (1) the fair market value of the Rouse Common Stock and the Contractual Rights and (2) the cash, if any, received in the exchange over (b) such Stockholder's tax basis in his or her shares of THC Common Stock exchanged therefor. Provided the THC Common Stock was held as a capital asset, such gain recognized on the exchange of a share held for more than one year will be taxable as long-term capital gain. As the treatment of boot in circumstances such as those presented by the THC Merger depends in part on the facts and circumstances of each case, the Service could, contrary to the conclusion above, take the position that the amount of such gain should be treated as a dividend, taxable as ordinary income to the extent of the cash and the fair market value of the boot, if any, received by the Stockholders.

  A Stockholder receiving cash in lieu of a fractional share of Rouse Common Stock will be treated as though he received such fractional share and subsequently such fractional share was redeemed for cash. Unless this redemption is found to be essentially equivalent to a dividend, such Stockholder will recognize gain or loss measured by the difference between such Stockholder's basis in such fractional share deemed surrendered and the amount of cash received. Provided the THC Common Stock was held as a capital asset, such gain or loss would be capital gain or loss, and would be short-term or long-term capital gain or loss depending on such Stockholder's holding period.

  After the THC Merger, a Stockholder will be taxed on distributions received from Rouse, if any, with respect to the Rouse Common Stock. Nonliquidating distributions with respect to such Rouse Common Stock will constitute dividends taxable as ordinary income to the extent of any current or accumulated earnings and profits (as calculated for federal income tax purposes) of Rouse. Any nonliquidating distributions with respect to such Rouse Common Stock in excess of such current or accumulated earning and profits of Rouse, or any liquidating distributions received with respect to such Rouse Common Stock will be treated as a tax-free return of capital to the extent of the Stockholder's basis in such shares and as capital gain to the extent of the balance, assuming that such shares are held as capital assets. A Stockholder who receives Rouse Common Stock in the THC Merger, including any shares of such common stock received pursuant to the Contingent Stock Agreement, and thereafter sells those shares will recognize gain or loss measured by the difference between the amount realized on the sale and his or her tax basis in the shares sold. Such gain or loss will be capital gain or loss, short or long-term depending on such Stockholder's holding period (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Holding Period" below).

  TREATMENT OF CONTRACTUAL RIGHTS. Although the issue is not entirely free from doubt, the Stockholders should not recognize gain or loss for federal income tax purposes upon the receipt of the Contractual Rights at the Effective Time. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger-- Receipt of Contingent Shares" below for a discussion of the treatment to a Stockholder of the receipt of the Rouse Common Stock pursuant to the Contingent Stock Agreement. Although there is no direct authority on whether rights with terms such as the Contractual Rights will be entitled to nonrecognition treatment for this purpose (i.e., are not "boot"), two cases have held that the nonrecognition provisions of the Code will apply to rights to receive stock contingent on certain events, where the holders of such rights could receive nothing other than stock pursuant to such rights. The Stockholders are entitled to receive essentially only Rouse Common Stock and/or Increasing Rate Preferred Stock pursuant to the Contingent Stock Agreement.

  The Service has established guidelines each of which must be met before it will issue a ruling that the receipt of contingent stock rights in a reorganization and the subsequent receipt of stock pursuant thereto are subject to the nonrecognition provisions of the Code. These guidelines apply for ruling purposes only and do not necessarily purport to be the Service's interpretation of the law nor criteria which would be deemed controlling by a court. Notably, neither of the court decisions referred to above, which held that contingent stock rights were not treated as boot for this purpose, involved contingent stock rights which satisfied all of the Service guidelines. As the Contractual Rights satisfy only certain of the guidelines, the Service could take the position that the Contractual Rights do not qualify for nonrecognition treatment but are "other property" for this purpose. If the Contractual Rights were held to be "other property" they would be treated as boot subject to the treatment described above (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Stockholders").

  HOLDING PERIOD. Assuming a Stockholder holds his or her THC Common Stock as a capital asset immediately prior to the exchange, such Stockholder will have a holding period for the Rouse Common Stock received at the Effective Time that will include his or her holding period for his or her shares of THC Common Stock exchanged therefor. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Receipt of Contingent Shares" for a discussion of the holding period of Rouse Common Stock to be received pursuant to the Contingent Stock Agreement.

  TAX BASIS. Because of the Rouse Common Stock and Increasing Rate Preferred Stock which may be received pursuant to the Contingent Stock Agreement, there appears to be no authority, other precedent or guidance as to how a Stockholder's tax basis in the Rouse Common Stock received at the Effective Time should be determined. Thus, considerable uncertainty exists as to the determination of the amount of gain or loss a Stockholder might realize on the subsequent taxable disposition of the Rouse Common Stock received at the Effective Time, among other matters. A Stockholder's tax basis in the Rouse Common Stock may need to be redetermined as additional Contingent Shares or shares of Increasing Rate Preferred Stock are received. Each Stockholder should consult and rely on his or her own tax advisor for purposes of determining the tax basis of the Rouse Common Stock received at the Effective Time and the Contingent Shares and/or Contingent Preferred Shares to be received pursuant to the Contingent Stock Agreement.

  RECEIPT OF CONTINGENT SHARES. A portion of each of the Contingent Shares to be received by the Stockholders more than six months from the Effective Time pursuant to the Contingent Stock Agreement will be treated as interest for federal income tax purposes. Pursuant to proposed Treasury regulations and consistent with the most recent ruling policy of the Service, the portion of each such share that will be treated as interest (the "Interest Component") is equal to the excess of the value of such Contingent Share on the date of receipt over the present value of such share as of the Effective Time. This present value will be determined by discounting the fair market value of each such share from the date of receipt to the Effective Time using a rate prescribed by the Code that will be determined as of the Effective Time. Different rules, which would result in the Interest Component being larger, will apply with respect to any Contingent Shares that are issued more than six months after the date the number of such Contingent Shares to be issued is determined. Under the current proposed regulations, any amount so treated as interest will be taken into account by a Stockholder under his or her regular method of accounting. It should be noted that the Service has previously promulgated proposed regulations that would require all Stockholders to include currently in income the Interest Component of the Contingent Shares expected to be received, prior to the receipt of such shares, computed under a constant yield to maturity method. There is no assurance that the Service will not promulgate regulations in the future that would require the Interest Component of a Contingent Share to be included in income prior to the receipt of such share.

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

  The portion of the fair market value of each Contingent Share not treated as interest as described above and not constituting Default Shares should be treated as stock received pursuant to the THC Merger and therefore a Stockholder should not recognize gain or loss on the receipt of such portion of the fair market value.

  Rouse will report to each Stockholder that receives a Contingent Share the portion of the fair market value of each share that constitutes interest.

  For purposes of determining a Stockholder's holding period in the Contingent Share, each such Contingent Share will be deemed to be separated into two undivided fractional parts. One part will be the fractional value of the share that is allocable to the Interest Component of the share as discussed above. The holding period for such undivided fractional part of a Contingent Share will begin on the day following the receipt of such share. Any gain attributable to such undivided portion that is realized before the expiration of the required one-year period beginning on the day after the receipt of such share, will not qualify for long-term capital gains treatment. The remaining undivided fractional part will have a holding period that will include the holding period of the THC Common Stock exchanged therefor, assuming the THC Common Stock is held as a capital asset. The undivided fractional parts of a Contingent Share cannot be separately disposed of.

  A Stockholder's tax basis in a Contingent Share will be equal to the sum of the Interest Component of such share, plus the basis of such share. As discussed above under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The THC Merger--Tax Basis", there appears to be no authority, other precedent or authority as to how such basis should be determined.

  INCREASING RATE PREFERRED STOCK. The federal income tax consequences attendant to the holding, redemption, sale or exchange of the Increasing Rate Preferred Stock, if issued in lieu of Rouse Common Stock under the Contingent Stock Agreement, are complex, as more fully explained below. Such consequences may, however, be summarized as follows, which summary is qualified in its entirety by the more comprehensive explanation of such consequences below.

  1. DISTRIBUTIONS. Dividends with respect to the Increasing Rate Preferred Stock will, in general, be taxed as ordinary income while other distributions with respect to such stock will, in general, be treated as either returns of capital or long-term or short-term capital gain.

  2. REDEMPTION PREMIUM. If there is a redemption premium on issuance of the Increasing Rate Preferred Stock, such premium must be included in the Stockholder's income on an economic accrual basis without regard to distributions with respect to such stock.

  3. SALE OF STOCK. A Stockholder who sells shares of the Increasing Rate Preferred Stock will recognize gain or loss measured by the difference between the amount realized on the sale and the Stockholder's basis in the shares sold. The Service could take the position, however, that the amount realized on the sale should be treated as ordinary income to the extent of the current or accumulated earnings and profits of THC at the Effective Time.

  4. REDEMPTION OF STOCK. Redemption of the Increasing Rate Preferred Stock will be a taxable event, which will more than likely be treated as a sale or exchange of the stock so redeemed.

  5. EXCHANGE OF THE INCREASING RATE PREFERRED STOCK FOR SHARES OF ROUSE COMMON STOCK. The exchange of Increasing Rate Preferred Stock for Rouse Common Stock will, in general, be a non-taxable event.

  BECAUSE OF THE COMPLEXITY OF THE LAW APPLICABLE TO THE INCREASING RATE PREFERRED STOCK, EACH STOCKHOLDER IS URGED TO READ THE FOLLOWING EXPLANATION AND TO CONSULT WITH HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE RECEIPT, HOLDING AND DISPOSITION OF THE INCREASING RATE PREFERRED STOCK.

  If, as described under "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS," Rouse issues Increasing Rate Preferred Stock pursuant to the Contingent Stock Agreement, the tax consequences to a Stockholder from receiving, holding and disposing of such stock will, except

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

as described below, generally be the same as those resulting from receiving, holding and disposing of Rouse Common Stock.

  REDEMPTION PREMIUM. As described under "DESCRIPTION OF ROUSE PREFERRED STOCK--Increasing Rate Preferred Stock," the holder of any share of Increasing Rate Preferred Stock may, at his or her option, on any Dividend Payment Date (as defined in the Articles Supplementary to the Rouse Charter establishing the terms of the Increasing Rate Preferred Stock) after the first anniversary of the issuance of the Increasing Rate Preferred Stock elect to have Rouse redeem all or any whole number of shares of Increasing Rate Preferred Stock held by such holder for 110% of the Liquidation Value (as defined in the Articles Supplementary to the Rouse Charter establishing the terms of the Increasing Rate Preferred Stock) of each such share as of such date plus all accumulated and unpaid dividends to the date fixed for the redemption. Similarly, Rouse may on any Dividend Payment Date exchange shares of Rouse Common Stock having a value equal to the Liquidation Value of the shares of Increasing Rate Preferred Stock.

  Section 305 of the Code imposes certain tax consequences on holders of preferred stock that has a redemption price in excess of the issue price of the stock (such excess is referred to as "redemption premium"). If there is a redemption premium with respect to stock, such as the Increasing Rate Preferred Stock, that is subject to mandatory redemption, and such redemption premium is more than a "de minimis" amount, as defined under Treasury Regulations recently promulgated under Code Section 305 (the "regulations"), the entire amount of such redemption premium must be included in the stockholder's income on an economic accrual basis during the period the stockholder is unable to require redemption. The regulations provide that a redemption premium will be treated as "de minimis" and not subject to the regulations where the redemption price as determined below is less than the sum of (i) the issue price of the preferred stock and (ii) the product of (x) 0.25% of the redemption price and (y) the number of years to maturity.

  As a general rule, the redemption price of preferred stock will be the price at which the issuer is required to redeem the preferred stock at a specified time or at which the holder has the option to require the issuer to redeem the preferred stock. The regulations, however, provide that where the holder's ability to require the issuer to redeem his or her preferred stock is subject to a contingency that is beyond the legal or practical control of either the holder or the holders as a group and that contingency, based on all the facts and circumstances as of the issue date, renders the likelihood of redemption remote, the redemption premium accrual rules will not apply. In the case of the Increasing Rate Preferred Stock, the redemption premium accrual rules will not apply if, at the time the Increasing Rate Preferred Stock is issued, Rouse's right to exchange shares of Rouse Common Stock for Increasing Rate Preferred Stock renders a Stockholder's right to elect to have such Increasing Rate Preferred Stock redeemed for cash remote.

  The issue price of the Increasing Rate Preferred Stock will be the fair market value, at the time of issuance, of the property in exchange for which it is received. This amount may be less than the redemption price of such stock. In such a case, the Increasing Rate Preferred Stock would have a redemption premium. Dividends may accrue but be unpaid with respect to the Increasing Rate Preferred Stock. Although the treatment of such accrual of dividends is not clear, such accrual of dividends may be treated as additional redemption premium for purposes of Section 305 of the Code. If such amounts are treated as additional redemption premium, they must be taken into account in determining whether the redemption premium on the Increasing Rate Preferred Stock is more than a de minimis amount. In certain circumstances, holders of the Increasing Rate Preferred Stock could be required to accrue the entire redemption premium into income in the year following the year of receipt of the Increasing Rate Preferred Stock.

  Because the issue price of the Increasing Rate Preferred Stock and the likelihood of redemption of such stock by Rouse can only be determined upon the issuance of the Increasing Rate Preferred Stock, it is impossible to determine the existence or amount of any redemption premium on any shares of the Increasing Rate Preferred Stock until such shares have been issued. The regulations require Rouse to provide relevant information with respect to redemption premium to holders of the Increasing Rate Preferred Stock, and Rouse's determination as to the existence and accrual of any redemption premium on the Increasing Rate Preferred Stock will be binding on all Stockholders, other than a Stockholder who explicitly discloses a contrary position on a statement attached to such Stockholder's timely filed federal income tax return for the taxable year that includes the date the holder acquired the Increasing Rate Preferred Stock.

  REDEMPTION OF INCREASING RATE PREFERRED STOCK. As described below, a holder of Increasing Rate Preferred Stock may elect to have Rouse redeem such stock. A redemption of shares of Increasing Rate Preferred Stock for cash will be a taxable event.

  A redemption of shares of Increasing Rate Preferred Stock for cash will be treated as a distribution that is taxable as a dividend to the extent of Rouse's current or accumulated earnings and profits at the time of the redemption under Section 302 of the Code unless the redemption (i) results in a "complete termination" of the stockholder's interest in Rouse under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder under
Section 302(b)(1) of the Code. Under Code Section 302(b)(2), a redemption is considered "substantially disproportionate" if the percentage of the voting stock of the corporation owned by a stockholder immediately after the redemption is less than eighty percent of the percentage of the voting stock of the corporation owned by such stockholder immediately before the redemption. In determining whether the redemption is not treated as a dividend, shares considered to be owned by a stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must generally be taken into account. A distribution to a stockholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in Rouse. The Service has published a ruling indicating that a redemption which results in a reduction in the proportionate interest in Rouse (taking into account the Section 318 constructive ownership rules) of a stockholder whose relative stock interest is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over Rouse affairs should be treated as being "not essentially equivalent to a dividend." Moreover, a number of cases and rulings have held that the non-proportional redemption of preferred stock owned by minority common stockholders is not essentially equivalent to a dividend. The Service could take the position, however, that even if one of the above tests is met, the redemption of shares of Increasing Rate Preferred Stock for cash will be treated as a dividend taxable as ordinary income to the extent of Rouse's current or accumulated earnings and profits at the time of redemption.

  If the redemption is not treated as a dividend, the redemption of the Increasing Rate Preferred Stock for cash would result in taxable gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the Increasing Rate Preferred Stock redeemed. Such gain or loss would be capital gain or loss if the Increasing Rate Preferred Stock was held as a capital asset and would be long-term capital gain or loss if the holding period for the Increasing Rate Preferred Stock were to exceed one year.

  EXCHANGE OF INCREASING RATE PREFERRED STOCK. The Increasing Rate Preferred Stock can be called by Rouse for exchange for Rouse Common Stock as described below. Generally, under Section 368(a)(1)(E) of the Code, the exchange of common stock of a corporation for preferred stock of the same corporation does not result in the recognition of income or loss. However, Section 1.368-2(e)(5) of the Treasury Regulations provides that, if pursuant to an exchange governed by Section 368(a)(1)(E) of the Code (a "recapitalization"), stock of a corporation is exchanged for preferred stock with dividends in arrears, and there is a proportionate increase in the exchanging preferred stockholder's interest in the assets or earnings and profits of the corporation, gain shall be recognized. The amount of gain recognized will be equal to the lesser of
(i) the amount by which the fair market value or liquidation preference, whichever is greater, of the stock received in the exchange (determined immediately following the recapitalization) exceeds the issue price of the stock surrendered or (ii) the amount of the dividends in arrears. Any such gain will be treated as a dividend distribution to the extent of the corporation's earnings and profits. Section 1.305-7(c)(2)(ii) of the Treasury Regulations governs

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the determination of whether there is an increase in the proportionate interest of the preferred shareholders in assets or earnings and profits. Under this regulation, such proportionate increase occurs where either the fair market value or liquidation preference of the stock received exceeds the issue price of the preferred stock surrendered.

  At the time of the exchange of Rouse Common Stock for shares of Increasing Rate Preferred Stock, the fair market value of the Rouse Common Stock received may exceed the issue price of such shares. In such case, as described above, such exchange may cause the recognition of taxable income to the exchanging Stockholders assuming Rouse had current or accumulated earnings and profits. Additionally, to the extent cash is distributed for dividend arrearages at the time of the exchange, the recipient holder of Increasing Rate Preferred Stock would recognize ordinary income equal to that cash to the extent of Rouse's current or accumulated earnings and profits.

  THC, ROUSE AND MERGER SUB. Assuming the THC Merger is a reorganization under
Section 368(a) of the Code, no gain or loss will be recognized by THC, Rouse or Merger Sub as a result of the THC Merger. Merger Sub's tax basis in the assets of THC acquired pursuant to the THC Merger will be equal to the tax basis of such assets in the hands of THC immediately prior to the THC Merger. If the THC Merger were not to qualify as a reorganization, THC would recognize, in a taxable transaction, gain equal to the excess of the sum of
(i) the fair market value of the Rouse Common Stock, (ii) the Contractual Rights and (iii) cash, if any, received by the Stockholders in the THC Merger over THC's aggregate tax basis in its assets transferred to Rouse in the THC Merger.

  REPORTING REQUIREMENTS. Each Stockholder who receives shares of Rouse Common Stock pursuant to the THC Merger is required by Section 1.368-3(b) of the Treasury Regulations to file with his or her federal income tax return for 1996 a statement that provides details relating to the cost or basis of the stock or securities transferred in the exchange and the amount of stock or securities and other property or money received from the exchange, including any liabilities assumed upon the exchange and any liabilities to which property received is subject. Rouse is unable to predict whether the filing of such a statement by any person will enhance the likelihood of an audit of his or her federal income tax return. If the Service were to audit the federal income tax return of a person who receives Rouse Common Stock pursuant to the THC Merger, the Service might propose adjustments which relate to the THC Merger or which pertain to unrelated matters. Accordingly, each Stockholder is urged to consult his or her tax advisor concerning the tax consequences to him or her of the THC Merger.

  PROPOSED LEGISLATION. Legislation has been proposed by President Clinton that includes a provision that could treat the Increasing Rate Preferred Stock as "boot" which would be taxable on receipt; however, the application of such proposal to the Increasing Rate Preferred Stock is unclear. The effective date for this provision is for transactions after December 7, 1995; however, the two chairmen of the Congressional tax-writing committees have announced that it is their intent that the effective date of any such legislative proposals that may be adopted by either of the tax-writing committees will be no earlier than the date of appropriate Congressional action. As of the date of this Proxy Statement/Prospectus, it is not possible to predict whether such provision or any other changes in the federal income tax laws that could impact the receipt of the Increasing Rate Preferred Stock will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

THE PARTNERSHIP MERGER

  UNITHOLDERS. The tax consequences to a Unitholder who receives his or her share of the Special Distribution and the cash payment from Rouse (the "Rouse Payment") as a result of the Partnership Merger are described below.

  As a technical matter for federal income tax purposes the Special Distribution and the Rouse Payment should be treated as two separate realization events as described below.

  SPECIAL DISTRIBUTION. The sum of the Special Distribution from HHPLP to a Unitholder and any reduction in a Unitholder's share of the nonrecourse liabilities of HHPLP as a result of the Special

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Distribution (together, the "Partnership Merger Distribution") will reduce the tax basis of such Unitholder's Class 1 Units, and to the extent the Partnership Merger Distribution exceeds the adjusted basis of the Unitholder's Class 1 Units, result in treatment as gain from the sale or exchange of the Class 1 Units. To the extent, however, the Partnership Merger Distribution is treated as received by a Unitholder in exchange for his or her share of the assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by HHPLP ("Section 751 Assets") of HHPLP, the Unitholder will recognize ordinary income to the extent that such portion of the Partnership Merger Distribution exceeds the Unitholder's share of the basis of such Section 751 Assets. Inventory for this purpose includes property held primarily for sale in the ordinary course of business, such as some of the properties held by HHPLP and will be considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to HHPLP. This ordinary income will be recognized even if a Unitholder's tax basis for his or her Class 1 Units exceeds the Partnership Merger Distribution. HHPLP believes that the ordinary income to be recognized by a Unitholder with respect to the Special Distribution, the amount of which is based on matters not determinable until the Effective Time, could be significant. HHPLP will report to each Unitholder his or her share of such ordinary income and each Unitholder is required to submit with his or her tax return for the year in which the Special Distribution occurs a statement showing the computation of such ordinary income. A loss will not be recognized by a Unitholder as a result of the Special Distribution.

  ROUSE PAYMENT. Gain or loss will be recognized by a Unitholder on the receipt of the Rouse Payment equal to the difference between the sum of his or her share of the Rouse Payment and his or her share of the nonrecourse liabilities of HHPLP and the Unitholder's adjusted tax basis for his Class 1 Units, in each case as determined after the Special Distribution. A Unitholder's adjusted tax basis will be reduced by his or her share of the Partnership Merger Distribution not treated as received in exchange for
Section 751 Assets and by his share of the basis of Section 751 Assets taken into account in determining the ordinary income resulting from the Special Distribution. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss to the extent attributable to such Unitholder's share of Section 751 Assets remaining after the Special Distribution. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the disposition of a Class 1 Unit pursuant to the Partnership Merger and may be recognized even if there is a net taxable loss realized on such disposition. HHPLP believes that the ordinary income to be recognized by a Unitholder with respect to the Rouse Payment, the amount of which is based on matters not determinable until the Effective Time, could be significant. HHPLP will report to each Unitholder the ordinary income resulting from the Rouse Payment and each Unitholder is required to submit with his or her tax return for the taxable year in which the sale or exchange occurs, a statement setting forth certain information concerning his or her share of HHPLP's Section 751 Assets. Provided the Class 1 Unit is held as a capital asset, any gain or loss not attributable to Section 751 Assets will be capital gain or loss, and will be short-term or long-term capital gain or loss depending on such Unitholder's holding period.

  PRE-PARTNERSHIP MERGER OPERATIONS OF HHPLP. The income and deductions of HHPLP incurred during 1996 prior to the Effective Time will be allocated among the partners of HHPLP, including the Unitholders, in the same manner as such items would have been allocated in the absence of the Partnership Merger. Each Unitholder will receive a Schedule K-1 for 1996 reflecting the HHPLP income and deductions allocated to him or her during the period in 1996 in which he or she owned such Class 1 Units directly. Further, the Unitholders' basis in the Class 1 Units will be adjusted for partnership operations and reduced by distributions from HHPLP made prior to the Partnership Merger.

  TAX BASIS. Because a Unitholder's basis in his or her Class 1 Units is affected by matters other than partnership operations, such as the manner of its acquisition by such Unitholder, HHPLP does not know the bases of the Unitholders in their Class 1 Units. Because each Unitholder's basis in his or her Class 1 Units may be unique to him or her, each Unitholder should consult with his or her tax advisor with regard to his or her basis in his or her Class 1 Units.

                           THE THC MERGER AGREEMENT

  The following is a summary of the material terms of the THC Merger Agreement. This summary does not purport to be a complete description of the THC Merger Agreement and is qualified in its entirety by reference to the THC Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE THC MERGER

  The THC Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to effecting the THC Merger, the parties thereto will cause the THC Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the THC Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the THC Merger have been satisfied or waived, the Effective Time will occur as soon as practicable following the Special Meeting.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time each outstanding share of THC Common Stock, other than shares held by THHC, will be converted into the right to receive:

    (a) the number of shares of Rouse Common Stock (rounded to the nearest thousandth of a share) determined by dividing (i) sum of (x) the quotient obtained by dividing (1) $176,400,000 by (2) the total number of shares of THC Common Stock outstanding at the Effective Time, excluding shares held by THHC, plus (y) the product of (1) the sum of all dividends and distributions on a share of Rouse Common Stock having a record date during the period from January 1, 1996 to the later of (A) the Closing Date and
  (B) the date shares of Rouse Common Stock are registered in the names of the former holders of THC Common Stock (or their designees) on the stock transfer records of Rouse (the "Aggregate Rouse Dividends") times (2) the number of shares of Rouse Common Stock per share of THC Common Stock determined by dividing the quotient obtained pursuant to subclause (i)(x) above by the Average Closing Price (as defined below) by (ii) the average of the closing prices (the "Average Closing Price") of Rouse Common Stock on the NYSE Composite Tape for the 30 consecutive trading days ending five days prior to the Closing Date (the "Exchange Ratio"); and

    (b) contractual rights (the "Contractual Rights") to receive additional shares of Rouse Common Stock or, under certain circumstances, shares of Rouse Increasing Rate Preferred Stock to be issued during a 14-year period following the Effective Time based upon the cash flow generated from, and the appraised value of, certain assets of THC and its subsidiaries, as discussed in "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS";

provided, however, that if the Exchange Ratio as computed above would result in the issuance in the THC Merger of a number of shares of Rouse Common Stock exceeding 19.9% of the total number of shares of Rouse Common Stock issued and outstanding as of 4:00 p.m., New York City time, on the business day next preceding the Effective Time (the "Total Rouse Common Stock"), then, in lieu of the consideration specified in clause (a) above, each share of THC Common Stock will be converted into the right to receive (i) the number of shares of Rouse Common Stock determined by using an Exchange Ratio which results in the issuance of an aggregate number of shares of Rouse Common Stock equal to 19.9% of the Total Rouse Common Stock (the "Maximum Shares of Rouse Common Stock") and (ii) cash, without interest, in an amount determined by dividing (x) the sum of (1) $176,400,000 less an amount equal to the product of (A) the Maximum Shares of Rouse Common Stock times (B) the Average Closing Price plus (2) an amount equal to the product of (A) the Aggregate Rouse Dividends times (B) the Maximum Shares of Rouse Common Stock by (y) the total number of shares of THC Common Stock outstanding at the Effective Time, excluding shares held by THHC (the "Alternative Consideration"); and provided further that the number of shares of Rouse

Common Stock and the amount of other consideration received in the THC Merger shall be reduced in connection with the Goolsby THC Payment, as discussed below. Notwithstanding the foregoing, (i) THC has the right to terminate the THC Merger Agreement if the Average Closing Price as computed above is greater than $23.00 (the "Ceiling Amount") unless, within two business days after receipt of notice of THC's election to terminate the THC Merger Agreement, Rouse notifies THC of Rouse's agreement to fix the Average Closing Price at the Ceiling Amount and (ii) Rouse has the right to terminate the THC Merger Agreement if the Average Closing Price as computed above is less than $18.00 (the "Floor Amount") unless, within two business days after receipt of notice of Rouse's election to terminate the THC Merger Agreement, THC notifies Rouse of THC's agreement to fix the Average Closing Price at the Floor Amount. To the extent that either Rouse or THC would be in the position to exercise its right to terminate the THC Merger Agreement as described above, each of Rouse and THC anticipates that it would exercise such right prior to the Special Meeting. Any decision with respect to such termination would be based on a review of relevant considerations which, in the case of Rouse, would include the amount by which the Average Closing Price is less than $18.00, the likelihood that THC would agree to fix the Average Closing Price at $18.00 and the impact on Rouse's earnings per share of completing the transaction at a price less than $18.00, and, in the case of THC, would include the amount by which the Average Closing Price is greater than $23.00 and the likelihood that Rouse would agree to fix the Average Closing Price at $23.00.

  Although there can be no assurance that all the conditions to the THC Merger (other than obtaining the Hughes Owners' Approvals) will be satisfied or waived by the date of the Special Meeting, Rouse and THC currently anticipate that the Closing will occur on the day immediately following the date of the Special Meeting. Accordingly, if the Closing occurs as anticipated, the Exchange Ratio will be fixed on the fourth day immediately preceding the date of the Special Meeting.

  THHC currently holds 37,362 shares of THC Common Stock. In the THC Merger, each share of THC Common Stock held by THHC at the Effective Time will be converted into the right to receive one share of Rouse Junior Preferred Stock.

  Based on the number of shares of Rouse Common Stock and THC Common Stock (excluding the shares held by THHC) outstanding as of the Record Date, and assuming, solely for the purpose of illustration, (i) an Average Closing Price of $22.171 (which is equal to the average of the closing prices of Rouse Common Stock on the NYSE for the 30 consecutive trading days ending prior to the date of this Proxy Statement/Prospectus), and (ii) Aggregate Rouse Dividends of $.22 per share of Rouse Common Stock, the Exchange Ratio would be
120.893 and, therefore, approximately 8,035,274 shares of Rouse Common Stock would be issuable in the THC Merger pursuant to clause (a) above, representing approximately 14.277% of the Total Rouse Common Stock to be outstanding after such issuance. Based on the assumptions set forth in the preceding sentence (and valuing the shares of Rouse Common Stock at such assumed Average Closing Price), the Stockholders would receive $2,680.319 worth of Rouse Common Stock for each share of THC Common Stock. The foregoing example is provided solely for purposes of illustration and is not intended as a prediction of the actual Average Closing Price, which will be determined based on the 30 consecutive trading days ending five days prior to the Closing Date. Moreover, the value of shares of Rouse Common Stock on the date such shares are actually received by the Stockholders may be more or less than the Average Closing Price. The closing price of Rouse Common Stock on the NYSE on May 13, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, was $23.75.

  Stockholders may call Rouse toll-free at (800) 871-3259 at any time prior to the Special Meeting to obtain the Exchange Ratio computed on the basis of the average of relevant closing prices reported as of a recent date.

  Promptly after the Effective Time, the Paying Agent will mail a letter of transmittal with instructions to each holder of record of THC Common Stock outstanding immediately before the Effective Time for use in exchanging certificates formerly representing shares of THC Common Stock for certificates representing shares of Rouse Common Stock and cash, if any, to which any holder may be entitled in connection with the receipt of the Alternative Consideration or in lieu of any fractional shares of Rouse Common Stock. After the Effective Time, there will be no further registration of transfers on the stock transfer books of THC of shares of THC Common Stock that were outstanding immediately prior to the Effective Time. Stock certificates should not be surrendered for exchange by the holders of THC Common Stock prior to the Effective Time and the receipt of a letter of transmittal.

  No fractional shares of Rouse Common Stock will be issued in the THC Merger. Each holder of THC Common Stock entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the Average Closing Price. No interest will be paid on such amount.

  Until surrendered and exchanged, each certificate previously evidencing THC Common Stock will represent solely the right to receive Rouse Common Stock and the right to receive cash in lieu of fractional shares. Unless and until any such certificates are surrendered and exchanged, no dividends or other distributions payable to holders of record of Rouse Common Stock as of any time after the Effective Time will be paid to the holders of such certificates previously evidencing THC Common Stock; provided, however, that upon any such surrender and exchange of such certificates, there will be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, with a record date after the Effective Time payable with respect to such whole shares of Rouse Common Stock.

  Concurrently with the delivery of certificates representing shares of Rouse Common Stock and cash, if any, as provided above (before reduction by the Goolsby Shares and the Goolsby THC Payment, as such terms are hereinafter defined), Rouse will (a) issue and deliver to John L. Goolsby ("Goolsby") certificates representing 8/10ths of 1% of the aggregate number of shares of Rouse Common Stock issuable in the THC Merger (the "Goolsby Shares") (together with a payment in cash for any fractional share) and (b) pay or cause to be paid to Goolsby 8/10ths of 1% of the aggregate cash consideration, if any, payable to holders of THC Common Stock (exclusive of any cash payments for fractional shares) ("Goolsby THC Payment"). The issuance and delivery of the Goolsby Shares and the Goolsby THC Payment, if any, is being made on behalf of and as an accommodation to THC, Merger Sub (as successor by merger to THC) and HHPLP and in partial performance of their obligations to Goolsby under the Goolsby Incentive Agreement. Pursuant to an agreement between Goolsby and Rouse entered at the request of Rouse on February 27, 1996, Rouse will make a $2,000,000 cash payment to Goolsby and will receive an assignment of Goolsby's remaining rights under the Goolsby Incentive Agreement, including any rights to future distributions that Goolsby would otherwise be entitled to receive under the Contingent Stock Agreement. The foregoing will reduce the consideration payable to the Stockholders in the THC Merger.

CONDITIONS TO THE THC MERGER

  The respective obligations of Rouse and THC to consummate the THC Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Rouse and THC, in whole or in part, to the extent permitted by applicable law: (i) the Hughes Owners' Approvals shall have been obtained; (ii) the waiting period applicable to the consummation of the THC Merger under the HSR Act shall have expired or been terminated; (iii) the Registration Statement (of which this Proxy Statement/Prospectus forms a part) shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect (and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authority); (iv) the shares of Rouse Common Stock issuable in the THC Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (v) no preliminary or permanent injunction or other order or decree by any federal or state court preventing the consummation of the THC Merger shall have been issued and remain in effect;
(vi) no action shall have been taken, and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States preventing the consummation of the THC Merger or making the consummation of the THC Merger illegal; (vii) all governmental waivers, consents, orders and approvals required to consummate the THC Merger shall have been obtained and be in effect; and (viii) the Partnership Merger shall be consummated concurrently with the THC Merger.

  The obligation of Rouse to effect the THC Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:
(i) each of THC and HHPLP shall have performed and complied in all material respects with the agreements and obligations contained in the THC Merger Agreement and the Partnership Merger Agreement required to be performed and complied with by it at or prior to the Closing Date; (ii) the representations and warranties of each of THC and HHPLP shall be true and correct in all material respects on and as of the date of the THC Merger Agreement and the Partnership Merger Agreement, as the case may be, and as of the Closing Date (except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (iii) Rouse shall have received legal opinions with respect to the tax consequences of the THC Merger under Section 368(a) of the Code and certain other matters; (iv) Rouse shall have received "comfort" letters from Deloitte & Touche LLP, THC's independent public accountants, with respect to certain financial statements of, and other financial information relating to, THC and its subsidiaries contained in the Registration Statement and delivered in connection with the THC Merger Agreement; (v) the Affiliate Agreements, the Lock-up Agreements and the THCP Agreement shall have been furnished to Rouse as required by the THC Merger Agreement; (vi) the License Agreement (as defined below) shall have been executed and delivered if required under the THC Merger Agreement; (vii) no governmental authority shall have promulgated any statute, rule or regulation, or taken any action, which, when taken together with all such promulgations and/or actions would materially impair the value of the THC Merger to Rouse; and (viii) the holders of less than 5% of the issued and outstanding shares of THC Common Stock on the date of the Special Meeting shall have properly exercised appraisal rights pursuant to the DGCL.

  The obligation of THC to effect the THC Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:
(i) each of Rouse and Merger Sub shall have performed and complied in all material respects with the agreements and obligations contained in the THC Merger Agreement and the Partnership Merger Agreement required to be performed and complied with by it at or prior to the Closing Date; (ii) the representations and warranties of each of Rouse and Merger Sub shall be true and correct in all material respects on and as of the date of the THC Merger Agreement and the Partnership Merger Agreement, as the case may be, and as of the Closing Date (except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (iii) THC shall have received legal opinions with respect to the tax consequences of the THC Merger under Section 368(a) of the Code and certain other matters; (iv) THC shall have received "comfort" letters from KPMG Peat Marwick LLP, Rouse's independent public accountants, with respect to certain financial statements of, and other financial information relating to, Rouse and its subsidiaries contained in the Registration Statement; (v) no governmental authority shall have promulgated any statute, rule or regulation, or taken any action, which, when taken together with all such promulgations and/or actions would materially impair the value of the THC Merger to the holders of THC Common Stock; (vi) the Morgan Stanley Opinion shall not have been withdrawn; (vii) the Contingent Stock Agreement and the Registration Rights Agreement shall have been executed and delivered; (viii) the Hughes Designee shall have been elected to the Rouse Board; (ix) the Increasing Rate Preferred Stock shall have been authorized; and (x) in the absence of any transfer of rights to the Hughes Name (as defined below), Rouse shall have executed and delivered the License Agreement.

  There can be no assurance that all of the conditions to the THC Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

  In the THC Merger Agreement, THC makes representations and warranties as to, among other things, (i) the due organization, valid existence and good standing of THC and its subsidiaries, (ii) the authorized and outstanding capital stock of THC, (iii) the authority of THC to enter into the THC Merger Agreement, (iv) the absence of any breach, default, termination, acceleration or obligation arising from the execution, delivery and performance of the THC Merger Agreement, (v) filings, consents and approvals required in connection with the transactions contemplated by the THC Merger Agreement, (vi) the preparation of THC's financial statements in accordance with generally accepted accounting principles and fair presentation of the financial position, results of operations and cash flows of THC and its subsidiaries, (vii) the absence of any material undisclosed liabilities,
(viii) the absence of any pending or threatened material claims, suits, actions or proceedings against THC or its subsidiaries, (ix) the material accuracy of information furnished by THC for inclusion in this Proxy Statement/Prospectus, (x) the absence of any material violation or notice of material violation of laws, (xi) the material compliance by THC and its subsidiaries with their respective organizational documents and contracts to which they are parties, (xii) the filing of tax returns and payment of taxes,
(xiii) obligations under employee benefit plans and agreements, (xiv) the absence of material labor controversies and compliance with labor laws, (xv) the absence of material violations of environmental laws or actions, investigations or reports regarding material violations of environmental laws,
(xvi) agreements containing non-competition provisions, (xvii) THC's and its subsidiaries' ownership of good title to their respective properties and assets, (xviii) contracts and transactions between THC or its subsidiaries and related persons, (xix) material terms of leases, (xx) the receipt by THC and its subsidiaries of all material governmental permits and licenses and compliance with the terms thereof, (xxi) physical condition of THC's real properties, (xxii) material contracts and commitments of THC and its subsidiaries and (xxiii) insurance policies and self-insurance arrangements of THC and its subsidiaries.

  Rouse makes representations and warranties as to, among other things, (i) the due organization, valid existence and good standing of Rouse and its subsidiaries, (ii) the authorized and outstanding capital stock of Rouse,
(iii) the authority of Rouse and Merger Sub to enter into the THC Merger Agreement, (iv) the absence of any breach, default, termination, acceleration or obligation arising from the execution, delivery and performance of the THC Merger Agreement, (v) filings, consents and approvals required in connection with the transactions contemplated by the THC Merger Agreement, (vi) the material accuracy of Rouse's filings with the Commission and the preparation of Rouse's financial statements in accordance with generally accepted accounting principles and fair presentation of the financial position, results of operations and cash flows of Rouse and its subsidiaries, (vii) the absence of any material undisclosed liabilities, (viii) the absence of any pending or threatened material claims, suits, actions or proceedings against Rouse or its subsidiaries, (ix) the material accuracy of information furnished by Rouse for inclusion in this Proxy Statement/Prospectus, (x) the absence of any material violation or notice of material violation of laws, (xi) the material compliance by Rouse and its subsidiaries with their respective organizational documents and contracts to which they are parties, (xii) the filing of tax returns and payment of taxes, (xiii) obligations under employee benefit plans and agreements, (xiv) the absence of material labor controversies and compliance with labor laws, (xv) the absence of material violations of environmental laws or actions, investigations or reports regarding material violations of environmental laws, (xvi) agreements containing non-competition provisions, (xvii) Rouse's and its subsidiaries' ownership of good title to their respective properties and assets, (xviii) contracts and transactions between Rouse or its subsidiaries and related persons, (xix) the receipt by Rouse and its subsidiaries of all material governmental permits and licenses and compliance with the terms thereof, (xx) physical condition of Rouse's real properties, (xxi) material contracts and commitments of Rouse and its subsidiaries and (xxii) insurance policies and self-insurance arrangements of Rouse and its subsidiaries.

  The accuracy in all material respects of the representations and warranties of the other party is a condition to the obligation of each party to effect the THC Merger. The representations and warranties set forth in the THC Merger Agreement will expire at the Effective Time. See "THE THC MERGER AGREEMENT-- Conditions to the THC Merger."

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

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE THC MERGER

  THC has agreed that, prior to the Effective Time, unless otherwise contemplated in the THC Merger Agreement or otherwise consented to in writing by Rouse, it will and will cause each of its subsidiaries to: (i) conduct its business in the ordinary and usual course, consistent with past practice; (ii) not amend its charter, bylaws, partnership agreement or other organizational documents; (iii) not split, combine or reclassify its outstanding capital stock or other equity interests or declare, set aside or pay any dividend or other distribution on equity or property (with certain exceptions); (iv) not issue, sell, pledge or dispose of any capital stock or other equity interests or securities (equity or debt) exercisable or exchangeable for or convertible into such stock or other equity interests (with certain exceptions); (v) not incur or become contingently liable with respect to any indebtedness for borrowed money, other than borrowings and refinancings in the ordinary course of business; (vi) take or fail to take any action which would cause THC or the Stockholders (except to the extent that any Stockholders receive cash, including cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the THC Merger;
(vii) not acquire any assets or businesses or make any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, consistent with THC's most recent three-year business plan (which plan has been made available to Rouse for review); (viii) not sell, pledge, dispose of or encumber any assets, properties or businesses, other than in the ordinary course of business and consistent with THC's 1996 business plan (which plan has been made available to Rouse for review); (ix) not loan, advance funds or make any investment in or capital contribution to any person or entity other than HHPLP or any subsidiary of THC or otherwise in the ordinary course of business; (x) use all reasonable efforts to preserve intact its business organization and goodwill, keep available its current officers and key employees and preserve the goodwill and business relationships with others having business relationships with them; (xi) not engage in any actions, directly or indirectly, with the intent to adversely impact the transactions contemplated by the THC Merger Agreement; (xii) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with representatives of Rouse to report the status of ongoing operations and material operational matters; (xiii) not enter into or amend any employment, consulting, severance or special pay arrangement relating to termination of employment or other similar arrangements with any directors, officers, consultants or employees; (xiv) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare or any employee or retiree, except as required to comply with changes in applicable law; (xv) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks as are consistent with past practice; and (xvi) not make, change or revoke any tax election or make any material agreement or settlement regarding taxes with any taxing authority.

  Rouse has agreed that, prior to the Effective Time, unless otherwise contemplated in the THC Merger Agreement or otherwise consented to in writing by THC, it will and will cause each of its subsidiaries to: (i) conduct its business in the ordinary and usual course, consistent with past practice; (ii) not amend its charter, bylaws or other organizational documents; (iii) not split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or other distribution on equity (with certain exceptions); (iv) not take or fail to take any action which would cause Rouse or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the THC Merger; (v) use all reasonable efforts to preserve intact its business organization and goodwill, keep available its current officers and key employees and preserve the goodwill and business relationships with others having business relationships with them;
(vi) not engage in any actions, directly or indirectly, with the intent to adversely impact the transactions contemplated by the THC Merger Agreement;
(vii) subject to restrictions imposed by applicable law and upon request, confer on a regular and frequent basis with representatives of THC to report the status of ongoing operations and material operational matters; and (viii) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks as are consistent with past practice.

NO SOLICITATION

  THC has agreed that it will not, and will not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate any Acquisition Transaction; provided, however, that in response to a Takeover Proposal THC may furnish information to and/or negotiate with a Potential Acquirer if the THC Board determines (i) after consultation with one or more of THC's independent financial advisors, that providing confidential information to the Potential Acquirer could lead to an Acquisition Transaction more favorable to the Stockholders and the Unitholders from a financial point of view than the Mergers and (ii) after consultation with THC's outside legal counsel, that the failure to provide such information to such Potential Acquirer would likely constitute a breach of the THC Board's fiduciary duties to the Stockholders and the Unitholders. THC is required to notify Rouse promptly in writing of THC's plan to provide confidential information to and/or negotiate with a Potential Acquirer or the receipt by THC of a Takeover Proposal, and to furnish to Rouse the identity of the Potential Acquirer and if a Takeover Proposal has been received, the identity of the person making the proposal and either a copy of the Takeover Proposal or a description of the material terms thereof.

  THC may formally and legally accept any Takeover Proposal received by it only if: (i) the THC Board determines, after consultation with its financial advisor, that such Takeover Proposal is more favorable to the Stockholders and the Unitholders from a financial point of view than the Mergers and, after consultation with its counsel, that acceptance of such Takeover Proposal is in the best interests of the Stockholders and the Unitholders; (ii) at least ten business days prior to the acceptance of the Takeover Proposal THC furnishes Rouse a copy of the Takeover Proposal or a description of the material terms thereof; (iii) Rouse fails within such ten-day period to offer to amend the terms of the THC Merger Agreement and the Partnership Merger Agreement so that the Mergers would be at least as favorable to the Stockholders and the Unitholders as the Takeover Proposal; and (iv) simultaneously with the acceptance of such Takeover Proposal, THC pays Rouse a break-up fee in the amount of $5,000,000. (See "THE THC MERGER AGREEMENT--Termination Fees.") In evaluating a Takeover Proposal, the THC Board may consider such relevant factors as the form and value of the consideration, the economic benefits of the Takeover Proposal compared to that of the Mergers, the ability of the Potential Acquirer to obtain the necessary financing for the Acquisition Transaction, the proposed closing date for and likelihood of consummation of the Acquisition Transaction, antitrust issues, tax consequences, resale restrictions on securities issued and closing conditions.

TERMINATION

  Rouse may terminate the THC Merger Agreement if (i) the THC Merger is not consummated by July 15, 1996 otherwise than on account of the delay or default by Rouse or Merger Sub; (ii) the THC Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Rouse or Merger Sub (with Rouse and Merger Sub having used commercially reasonable efforts to resist the entry of such order); (iii) THC accepts a Takeover Proposal in accordance with the terms of the THC Merger Agreement;
(iv) THC fails to perform in any material respect any of its covenants under the THC Merger Agreement and does not cure such default in all material respects within 15 days after Rouse has provided THC with notice of such default; (v) the Hughes Owners' Approvals are not obtained at the Special Meeting or at any adjournment thereof; (vi) THC breaches any of its representations and warranties in the THC Merger Agreement and fails to cure such breach prior to the Effective Time and Rouse does not waive such breach; or (vii) the Average Closing Price as computed pursuant to the THC Merger Agreement is less than the Floor Amount unless, within two business days after receipt of written notice of Rouse's election to terminate the THC Merger Agreement in connection therewith, THC notifies Rouse of THC's agreement to fix the Average Closing Price at the Floor Amount.


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

  THC may terminate the THC Merger Agreement if (i) the THC Merger is not consummated by July 15, 1996 otherwise than on account of the delay or default by THC; (ii) the THC Merger is enjoined by a final, unappealable court order not entered at the request or with the support of THC (with THC having used commercially reasonable efforts to resist the entry of such order); (iii) THC accepts a Takeover Proposal in accordance with the terms of the THC Merger Agreement; (iv) Rouse fails to perform in any material respect any of its covenants under the THC Merger Agreement and does not cure such default in all material respects within 15 days after THC has provided Rouse with notice of such default; (v) the Hughes Owners' Approvals are not obtained at the Special Meeting or at any adjournment thereof; (vi) Rouse or Merger Sub breaches any of its representations and warranties in the THC Merger Agreement and fails to cure such breach prior to the Effective Time and THC does not waive such breach; or (vii) the Average Closing Price as computed pursuant to the THC Merger Agreement is greater than the Ceiling Amount unless, within two business days after receipt of written notice of THC's election to terminate the THC Merger Agreement in connection therewith, Rouse notifies THC of Rouse's agreement to fix the Average Closing Price at the Ceiling Amount.

TERMINATION FEES

  If the THC Merger Agreement is terminated by either THC or Rouse because THC has accepted a Takeover Proposal, THC is obligated to pay Rouse a break-up fee in the amount of $5,000,000 (the "Break-up Fee"). If Rouse terminates the THC Merger Agreement because THC has breached a covenant in the THC Merger Agreement and has failed to cure such breach within the grace period allotted, Rouse may elect either (i) to receive the Break-up Fee as its sole and exclusive remedy or (ii) to pursue legal or equitable remedies, provided that in such event THC's aggregate liability under the THC Merger Agreement shall not exceed $15,000,000 (inclusive of the Break-up Fee). If THC terminates the THC Merger Agreement because Rouse has breached a covenant in the THC Merger Agreement and has failed to cure such breach within the grace period allotted, THC shall be entitled to the Escrow Amount. Receipt by Rouse of the Break-up Fee (other than as part of any legal remedies pursued) and receipt by THC of the Escrow Amount shall be the sole and exclusive remedy of Rouse and THC, respectively, in connection with the termination of the THC Merger Agreement in the circumstances described above.

AMENDMENT

  The THC Merger Agreement may be amended only in accordance with applicable law and pursuant to a written instrument executed by each of THC, Rouse and Merger Sub.

INDEMNIFICATION AND INSURANCE

  Rouse has agreed to, and has agreed to cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer, agent and employee of THC and any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to actions or omissions occurring prior to the Effective Time or in connection with the Mergers. Rouse has also agreed to cause the Surviving Corporation to (i) maintain in effect (subject to availability) for a period of six years after the Effective Time, either THC's current insurance policies for directors' and officers' liability or equivalent policies having terms no less advantageous for all present and former officers and directors of THC as THC's policies in effect as of the date of the THC Merger Agreement and (ii) maintain in effect for six years any by-law or charter provision and contractual agreements and undertakings relating to directors' and officers' indemnification with respect to acts and omissions occurring prior to the Effective Time that are no less favorable than indemnification provisions currently contained in THC's charter and by-laws and indemnification agreements with THC's directors and officers.

THC EMPLOYEE BENEFIT PLANS

  Through December 31, 1996, Rouse will, or will cause its subsidiaries, as the case may be, to continue without amendment or change, except changes which increase compensation or benefits paid or payable thereunder or as may be required by law, all material employee benefit plans, programs, arrangements and practices of THC and its subsidiaries (the "THC Plans") and the participation therein of those who are employees of THC and its subsidiaries on the Closing Date ("THC Employees"); provided, however, THC's incentive bonus plans will be terminated on the Closing Date and replaced with a bonus plan for the remainder of 1996 which provides substantially equivalent levels of bonus compensation opportunities or compensation opportunities as otherwise mutually agreed by the parties. Notwithstanding the foregoing, THC will (i) cease benefit accruals under its pension plan on or before the Closing Date and initiate steps to terminate such plan, which shall include any amendments necessary to increase benefits by any overfunding amount and (ii) cease contributions to its 401(k) Savings Plan on the Closing Date. As provided below, the THC Employees shall be eligible to participate in Rouse's Pension Plan and 401(k) Savings Plan beginning on the Closing Date, subject to the terms of Rouse's Pension Plan and 401(k) Savings Plan.

  With respect to all material employee benefit plans, programs, arrangements and practices of Rouse (the "Rouse Plans"), on and after the Closing Date, Rouse will, and will cause its subsidiaries to, grant all THC Employees credit for all service with THC and its subsidiaries (and their respective predecessors) prior to the Closing Date for all purposes for which such service was recognized by THC and its subsidiaries under any corresponding THC Plan; provided, however, that THC Employees will be credited with service for eligibility and vesting purposes only, and not for benefit accrual purposes, under Rouse's Pension Plan. On and after January 1, 1997, Rouse will, or will cause its subsidiaries to, cover the THC Employees in Rouse Plans in which similarly situated employees of Rouse or its subsidiaries participate; provided, however, in no event will a THC Employee's entitlement to (i) vacation benefits be at any time reduced from that to which he or she is entitled under the THC vacation plan or policy as of December 31, 1996, and
(ii) severance benefits be, at any time during the one year period after the Closing Date, reduced from that to which he or she is entitled under The Howard Hughes Corporation Severance Program as in effect on the Closing Date. In addition, on and after January 1, 1997, retirees of THC and its subsidiaries will be eligible for retiree life insurance coverage on a basis that is no less favorable than the retiree life insurance coverage made available to retirees of Rouse and its subsidiaries.

  With respect to THC's retiree health, dental and vision plans, Rouse will, or will cause its subsidiaries, to (i) continue such plans for those persons who, as of the Closing Date, are participants or beneficiaries in such plans,
(ii) "grandfather" Paul Carter, Ann Merrill, Robert Morrison, Gary Ray and David Sommer to enable them to retire under such plans (or any successor plans) upon their subsequent termination of employment with Rouse and its subsidiaries and (iii) "grandfather" those THC Employees who are age 50 or older but have not met the eligibility requirements for retirement as of the Closing Date under THC's retiree health, dental and vision plans, to enable them to receive retiree coverage upon their subsequent termination of employment with Rouse and its subsidiaries if, at such time, (A) they would satisfy the eligibility requirements of the THC retiree health, dental and vision plans as in effect on the Closing Date, and (B) either they would not satisfy the eligibility requirements for retiree coverage under Rouse's retiree plans or Rouse does not have any such plans. Rouse's obligation under the preceding sentence shall be limited to the contribution by Rouse or its subsidiaries annually of an amount not to exceed the lesser of (a) $1,750 per person toward the cost or (b) the full cost of retiree health, dental and vision plan coverage; provided, however, that notwithstanding the foregoing, during the five-year period after the Closing Date, Rouse will, or will cause its subsidiaries to, pay the full cost of retiree health, dental and vision plan coverage for those persons who were either retired or "grandfathered" under THC's retiree health, dental and/or vision plans, as applicable, on April 1, 1995. Further, Rouse will not eliminate or change the retiree health coverage benefits for any retiree (or beneficiary) of THC and its subsidiaries, except to the extent

(1) substantially comparable health coverage benefits are provided under a replacement plan or (2) such elimination or change is consistent with that made for similarly situated retirees (and beneficiaries thereof) of Rouse and its subsidiaries. Until the fifth anniversary of the Effective Time, Rouse will not eliminate or change the retiree dental or vision coverage benefits for any retiree (or beneficiary) of THC and its subsidiaries, except to the extent substantially comparable dental and vision coverage benefits are provided under a replacement plan or plans.

HUGHES NAME

  So long as such action would not adversely affect the tax consequences of the THC Merger under Section 368(a) of the Code, at or prior to the closing of the THC Merger (the "Closing"), THC and its subsidiaries will be entitled to transfer and assign to a nominee (for other than the Stockholders and the Unitholders) selected by THC all or any portion of their rights, titles and interests in and to the name "Howard R. Hughes" and all derivations thereof (the "Hughes Name") and all Howard R. Hughes, Jr. ("Howard Hughes") archives and memorabilia currently located and maintained in the corporate offices of THC in Las Vegas, Nevada and other storage locations; provided, however, that such transfer and assignment will be subject to the requirement that: (i) at the option of THC, HHPLP and its subsidiaries will either retain the right, or will receive at the Closing a License Agreement in form reasonably acceptable to THC and Rouse (the "License Agreement") effectively granting to HHPLP, as of the Effective Time, a perpetual, royalty free license, to use the Hughes Name, the image and likeness of Howard Hughes and copies of photos of Howard Hughes which are part of the archives and memorabilia referenced above in connection with the ownership and development of land, the construction of buildings and other improvements thereon and business activities directly related thereto and (ii) any agreement effectuating transfer and assignment of rights with respect to the Hughes Name to THC's nominee will entitle Rouse to limit the use of the Hughes Name in such manner that the name will not be used in any manner which would materially interfere with HHPLP's permitted use of the Hughes Name or expose the Hughes Name to ridicule; and, provided further, that if such transfer and assignment of rights to the Hughes Name is not made by THC and its subsidiaries, Rouse will execute and deliver to the Representatives at the Closing an agreement, in form and substance reasonably acceptable to Rouse and THC, to the effect that neither Rouse nor any of its subsidiaries will use the Hughes Name in a manner other than was contemplated by the License Agreement or which would expose the Hughes Name to ridicule.

STOCKHOLDER AGREEMENT

  Upon the consummation of the Mergers, the Stockholder Agreement will terminate in accordance with its terms. For a discussion of the material terms of the Stockholder Agreement, see "BACKGROUND AND REASONS FOR THE MERGERS-- Background," "COMPARATIVE RIGHTS OF ROUSE STOCKHOLDERS AND THE STOCKHOLDERS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC--Stockholder Agreement."

                       THE PARTNERSHIP MERGER AGREEMENT

  The following is a summary of the material terms of the Partnership Merger Agreement. This summary does not purport to be a complete description of the Partnership Merger Agreement and is qualified in its entirety by reference to the Partnership Merger Agreement, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

GENERALLY; EFFECT OF THE PARTNERSHIP MERGER

  Pursuant to the Partnership Merger Agreement, Partnership Merger Sub will be merged with and into HHPLP, with HHPLP being the surviving entity (the "Surviving Partnership"). As a result of the Partnership Merger, HHPLP will become an indirect wholly owned subsidiary of Rouse. All of the partnership interests outstanding immediately prior to the Partnership Effective Time, other than the interests represented by the Class 1 Units, will remain outstanding at and following the Partnership Effective Time and will represent partnership interests in the Surviving Partnership. The Class 1 Units will be converted into the right to receive the consideration described in "THE PARTNERSHIP MERGER AGREEMENT--Conversion of Class 1 Units" below. All shares of common stock, par value $.01 per share, of Partnership Merger Sub outstanding immediately prior to the Partnership Effective Time will be cancelled and retired as of the Partnership Effective Time and no consideration will be delivered in exchange therefor.

  As of the date of this Proxy Statement/Prospectus, there were (i) 10,000,000 Class 1 Units outstanding, all of which are beneficially held by the beneficial holders of THC Common Stock, (ii) 10,245,199 Class 2 Units outstanding, held collectively by THC, THHC and LP Corp. and (iii) one Class 3 Unit outstanding, held by THHC. In addition, THHC holds the General Partner's Interest.

EFFECTIVE TIME OF THE PARTNERSHIP MERGER

  The Partnership Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to effecting the Partnership Merger, the parties thereto will cause the Partnership Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Revised Delaware Uniform Limited Partnership Act and the DGCL. It is anticipated that such Certificate of Merger will be filed simultaneously with the Certificate of Merger to be filed in connection with the THC Merger and that the Partnership Effective Time will occur at substantially the same time as the Effective Time.

APPROVAL OF THE PARTNERSHIP MERGER

  The Sixth Amended and Restated Agreement of Limited Partnership of HHPLP provides that only the approval of THHC, as the General Partner of HHPLP, is required to approve the Partnership Merger Agreement and the transactions contemplated thereby. THHC has approved the Partnership Merger Agreement. Although no vote of the holders of Class 1 Units is required to approve the Partnership Merger Agreement, the Partnership Merger is conditioned upon the approval of the Partnership Merger Agreement by the holders of a majority of the outstanding Class 1 Units.

CONVERSION OF CLASS 1 UNITS

  Pursuant to the Partnership Merger Agreement, subject to the provisions described under "THE PARTNERSHIP MERGER AGREEMENT--Goolsby HHPLP Payment," each Class 1 Unit outstanding immediately prior to the Partnership Effective Time will be converted into the right to receive from Rouse, (i) cash equal to the quotient of (A) the Adjusted Cash Value minus an amount equal to the Special Distribution (as such terms are defined below) divided by (B) the aggregate number of Class 1 Units outstanding immediately prior to the Partnership Effective Time; and (ii) cash equal to the quotient of (A) the Value Adjustment (as defined below) divided by (B) the aggregate number of Class 1 Units outstanding immediately prior to the Partnership Effective Time.

  Immediately prior to the Partnership Effective Time, subject to the Delaware Revised Uniform Limited Partnership Act and to provisions described under "THE PARTNERSHIP MERGER AGREEMENT--Goolsby HHPLP Payment," HHPLP shall pay a special cash distribution (the "Special Distribution") to the holders of Class 1 Units, proportionately in accordance with their respective ownership of Class 1 Units, in an amount equal to the lesser of (i) the amount of cash, bank deposits, marketable securities and other cash equivalents (collectively, "cash") then held by HHPLP, THC and their subsidiaries which is available for distribution to the holders of Class 1 Units and (ii) an amount equal to the Adjusted Cash Value minus $5,000,000. "Adjusted Cash Value" means an amount (not less than zero) equal to:

    (a) the sum of (i) the aggregate amount of cash reflected on the audited consolidated balance sheet of HHPLP and its affiliates at and as of December 31, 1995 plus (ii) HHPLP's pro rata portion of the aggregate amount of cash held by each entity in which HHPLP owns a minority interest at and as of December 31, 1995 plus (iii) $1,702,931 for that certain promissory note received by HHPLP in connection with the sale of its Park 2000 property plus (iv) $764,500, such amount representing one-half of the value of the parcel located in the Hughes Center in Las Vegas, Nevada which was ground leased by HHPLP to a third party plus (v) $40,000,000, which sum of the amounts provided in clauses (i) through (v) above is believed to be approximately $185,000,000;

    minus

    (b) the sum of:

    (i) the aggregate amount of all dividends and distributions (other than the Special Distribution) declared and payable to holders of record after December 31, 1995 and on or prior to the Partnership Effective Time by (A) HHPLP to the holders of Class 1 Units on or with respect to the Class 1 Units or (B) THC to its stockholders (other than from funds attributable to a distribution made to THC by HHPLP pursuant to the preceding subclause (A)), provided, however, that in no event shall the aggregate amount of such dividends and distributions exceed the amount specified in paragraph (a) above minus the sum of the amounts described in clauses (ii) through (xiii) of this paragraph (b), plus

    (ii) an amount, calculated with respect to each subsidiary of HHPLP or THC, equal to the product of (A) the amount of cash reflected on the audited consolidated balance sheet of THC and its subsidiaries (including HHPLP) at and as of December 31, 1995, which is attributable to such subsidiary times (B) the combined percentage of interests in the total equity of such subsidiary which are not owned by THC and its subsidiaries, plus

    (iii) the aggregate fees and expenses of Morgan Stanley, Ernst & Young Kenneth Leventhal and any other financial advisor or consultant engaged by HHPLP or THC in connection with the Mergers, but excluding any such fees and expenses paid prior to January 1, 1996, plus

    (iv) the aggregate fees and expenses of Andrews & Kurth L.L.P. and any other law firm engaged by HHPLP or THC in connection with the Mergers (including a proportionate share of fees and expenses of any counsel as to which costs are shared by mutual agreement between Rouse and HHPLP), but excluding any such fees and expenses paid prior to January 1, 1996, plus

    (v) the amount actually paid for special transaction incentive bonuses to certain employees of HHPLP and THC as a result of the consummation of the Mergers, plus

    (vi) $1,100,000, being mutually agreed to be the amount required (irrespective of whether the mutually agreed amount is in fact sufficient for such purpose) to fund all amounts payable by HHPLP or THC on or after the Partnership Effective Time under certain consultancy/termination agreements entered into by THC or HHPLP with James A. Cox, Jr., John W. Alderfer, the Estate of Arthur M. Taylor, Richard G. Danner and Mark L. Fine, which agreements shall remain the responsibility of HHPLP after the Partnership Effective Time, plus

    (vii) the amount actually paid for defeasing/funding remaining amounts payable by HHPLP on or after the Partnership Effective Time under
          Section 3 of the Goolsby Incentive Agreement representing amounts credited to Goolsby's incentive payment account which will become vested and payable by reason of the Mergers, but excluding (A) amounts paid to Goolsby as described under "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares" and "THE PARTNERSHIP MERGER AGREEMENT--Goolsby HHPLP Payment" and (B) any amounts which may be payable to Goolsby under the Letter Agreement, dated February 27, 1996, among Rouse, HHPLP, THC and Goolsby or in settlement of his rights under the Goolsby Incentive Agreement with respect to the Contingent Stock Agreement, plus

    (viii) the amount actually paid for defeasing/funding the amounts payable by HHPLP on or after the Partnership Effective Time under the consultancy/termination agreements entered into by HHPLP with William R. Lummis, Vernon C. Olson, Elmer Vacchina and Robert E. Morrison, plus

    (ix) the aggregate costs and expenses relating to the termination of HHPLP's Long-Term Incentive Plan, plus

    (x) any costs incurred in defeasing/funding the obligations of THC or HHPLP under the Summa Corporation Benefit Restoration Plan and the Summa Corporation Supplemental Savings Plan, plus

    (xi) an amount to be mutually agreed upon by Rouse and HHPLP in good faith at least three days prior to the Closing Date as being the sum of all principal, accrued interest and prepayment penalties (if any) which would be payable by HHPLP if HHPLP prepaid, as of the Partnership Effective Time, that portion of the loan which is recourse to and guaranteed by THC made pursuant to that certain loan agreement, dated July 22, 1992, between HHPLP and Credit Lyonnais Cayman Islands Branch in connection with the NorthPoint Building in HHC, plus

    (xii) an amount to be mutually agreed upon by Rouse and HHPLP in good faith at least three days prior to the Closing Date as being the cost (in excess of principal and interest) which would be payable by HHPLP if HHPLP defeased, as of the Partnership Effective Time, amounts due or to become due under that certain Note Purchase Agreement, dated March 1, 1993, between HHPLP and Allstate Insurance Company in connection with the freeway ramps at HHC in Los Angeles, California, plus

    (xiii) $1,500,000, which sum shall be paid by HHPLP on the Closing Date to an escrow agent for deposit in an escrow account established by the Representatives pursuant to the Contingent Stock Agreement, plus

    (xiv) $788,000, such amount being one-half of the proceeds received by HHPLP from the sale of a parcel of real estate owned by HHPLP in north Las Vegas, Nevada in December 1995, plus

    (xv) $160,000, such amount being one-half of the premiums estimated to be incurred by THC and HHPLP for the five-year period commencing with the Partnership Effective Time for retiree dental and vision insurance coverage, plus

    (c) an amount, computed with reference to the period from and including January 1, 1996 to and including the Partnership Effective Time, equal to the product of (A) the amount described in paragraph (a) above minus the amount described in paragraph (b)(ii) above times (B) the Applicable Rate, minus

    (d) an amount equal to the sum of the products of each amount paid under clause (i) and clauses (iii) through (xiii) of paragraph (b) above on or after January 1, 1996 and prior to the Partnership Effective Time (the "Interim Period") times the Applicable Rate, computed from the date of payment of each such amount to the Partnership Effective Time.

  As soon as practicable (but in any event within 90 days) following the Partnership Effective Time, Rouse will (i) close HHPLP's books, (ii) compute, in accordance with Section 706(c)(2)(A) of the Code and Section 1.706-1(c)(2) of the Tax Regulations, the Taxable Income (as defined below) of HHPLP for the Interim Period and (iii) calculate the Value Adjustment. "Taxable Income" means the Class 1 Units' share, as determined pursuant to the Sixth Amended and Restated Agreement of Limited Partnership of HHPLP, of the excess, if any, of HHPLP's items of income and gain for the Interim Period over HHPLP's items of loss, deduction and credit for the Interim Period (taking into account for this purpose the excess of the amount determined under clause (c) of the definition of Adjusted Cash Value over the amount determined under clause (d) of the definition of Adjusted Cash Value as a deduction to the extent not otherwise taken into account). "Value Adjustment" means 25% of the Taxable Income of HHPLP for the Interim Period.

PAYMENT PROCEDURES

  From and after the Partnership Effective Time, the holder of record on the books of HHPLP as of the Partnership Effective Time of each outstanding Class 1 Unit (each, a "Registered Holder" and, collectively, the "Registered Holders") or, at the request of such Registered Holder as hereinafter provided, any person or entity that is entitled to receive the consideration into which such Class 1 Unit shall have been converted at the Partnership Effective Time upon termination or dissolution of such Registered Holder (individually, a "Beneficial Holder" and, collectively, the "Beneficial Holders"), shall be entitled to receive from the Paying Agent, a wire transfer or bank check payable to the order of such Registered Holder or Beneficial Holder, as the case may be, in an amount equal to the cash consideration payable by Rouse as described above (other than the Value Adjustment). Any Registered Holder that desires, in respect of any of the Class 1 Units held by it, to have such cash consideration paid directly to any of its Beneficial Holders shall, not later than three days prior to the Closing Date, provide notice thereof to Rouse and the Paying Agent (a "Direct Payment Notice"), which Direct Payment Notice shall set forth (i) the number of such Class 1 Units, (ii) the names and addresses of the persons or entities who are to receive such consideration, (iii) instructions to make payment of such consideration to such persons or entities, (iv) the proportionate interest in such Class 1 Units beneficially owned by each such Beneficial Holder and (v) such other information as may be reasonably requested by Rouse.

  If payment of the cash consideration payable by Rouse described above (other than the Value Adjustment) is to be made to a person or entity other than the Registered Holder or a Beneficial Holder of such Class 1 Unit, it shall be a condition to the payment of such consideration that (i) the Registered Holder or Beneficial Holder to whom such consideration would have otherwise been paid shall have provided the Paying Agent with documentation, in form and substance reasonably satisfactory to the Paying Agent, evidencing the transfer of such Class 1 Unit or the right to receive such consideration to such person or entity (the "Transferee") and (ii) such Registered Holder or Beneficial Holder, or the Transferee, shall have either (A) paid the Paying Agent an amount equal to any transfer or other taxes required to be paid by reason of the payment of such consideration to such Transferee or (B) established to the satisfaction of the Paying Agent that all such taxes have been paid or that no such tax is payable.

  Promptly after the Partnership Effective Time, the Paying Agent shall: (i) as to each Registered Holder, transmit to such Registered Holder by wire transfer of immediately available funds, pursuant to wire transfer instructions given by such Registered Holder to the Paying Agent in writing at least two days prior to the Closing Date, an amount equal to (A) the consideration payable by Rouse to which such Registered Holder is entitled in the Partnership Merger (other than the Value Adjustment) minus (B) any of such consideration which is payable by the Paying Agent to any Beneficial Holder of such Registered Holder pursuant to a Direct Payment Notice given by such Registered Holder as provided above; (ii) as to each Beneficial Holder named in a Direct Payment Notice given by a Registered Holder as provided above, pay such Beneficial Holder the consideration payable by Rouse to which such Beneficial Holder is entitled in the Partnership Merger (other than the Value Adjustment) in immediately available funds (A) by transmission by wire transfer, pursuant to wire transfer instructions given by such Beneficial Holder to the Paying Agent in writing at least two days prior to the Closing Date or, in the absence of any such wire transfer instructions,
(B) by delivery of a bank check payable to the order of such Beneficial Holder, mailed to such Beneficial Holder at his, her or its address as provided in the Direct Payment Notice; and (iii) as to all other Beneficial Holders and Transferees, mail to each such person or entity for which the Paying Agent has received the applicable notice described above, (A) a letter of transmittal and (B) instructions for applying for the payment of the consideration payable to such person or entity as described above.

REPRESENTATIONS AND WARRANTIES

  In the Partnership Merger Agreement, Rouse and Partnership Merger Sub make the same representations and warranties as those made by Rouse in the THC Merger Agreement, and HHPLP makes the same representations and warranties as those made by THC in the THC Merger Agreement. See "THE THC MERGER AGREEMENT-- Representations and Warranties." In addition, HHPLP makes additional representations and warranties in the Partnership Merger Agreement, including, but not limited to, those relating to (i) capitalization, (ii) the authorization, execution, delivery, performance and enforceability of the Partnership Merger Agreement, (iii) the status of HHPLP as a partnership for tax purposes and (iv) the receipt by HHPLP of the opinion of Morgan Stanley to the effect that the consideration to be received by the holders of Class 1 Units is fair, from a financial point of view, to the holders of the Class 1 Units (the "Partnership Fairness Opinion"). The representations and warranties expire at the Partnership Effective Time.

CONDITIONS TO THE PARTNERSHIP MERGER

  The respective obligations of Rouse and HHPLP to consummate the Partnership Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Rouse and HHPLP, in whole or in part, to the extent permitted by applicable law: (i) the waiting period applicable to the consummation of the Partnership Merger under the HSR Act shall have expired or been terminated; (ii) no preliminary or permanent injunction or other order or decree by any federal or state court preventing the consummation of the Partnership Merger shall have been issued and remain in effect; (iii) no action shall have been taken, and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States preventing the consummation of the Partnership Merger or making the consummation of the Partnership Merger illegal; (iv) all governmental waivers, consents, orders and approvals legally required to consummate the Partnership Merger shall have been obtained and be in effect; and (v) the THC Merger shall be consummated simultaneously with the Partnership Merger.

  The obligation of Rouse to effect the Partnership Merger is also subject to the satisfaction on or prior to the Closing Date of the following conditions:
(i) each of HHPLP and THC shall have performed and complied in all material respects with the agreements and obligations contained in the Partnership Merger Agreement and the THC Merger Agreement required to be performed and complied with by it at or prior to the Closing Date; (ii) the representations and warranties of each of HHPLP and THC shall be true and correct in all material respects on and as of the date of the Partnership Merger Agreement and the THC Merger Agreement, as the case may be, and as of the Closing Date (except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (iii) Rouse shall have received a legal opinion to the effect that HHPLP has been a partnership for tax purposes from its formation to the Partnership Effective Time; and (iv) no governmental authority shall have promulgated any statute, rule or regulation that when taken together with all such promulgations would materially impair the value of the Mergers to Rouse.

  The obligation of HHPLP to effect the Partnership Merger is also subject to the satisfaction on or prior to the Closing Date of the following conditions:
(i) each of Rouse and Partnership Merger Sub shall have performed and complied in all material respects with the agreements and obligations contained in the Partnership Merger Agreement and the THC Merger Agreement required to be performed and complied with by it at or prior to the Closing Date; (ii) the representations and warranties of each of Rouse and Partnership Merger Sub shall be true and correct in all material respects on and as of the date of the Partnership Merger Agreement and the THC Merger Agreement, as the case may be, and as of the Closing Date (except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (iii) the Partnership Fairness Opinion shall not have been withdrawn;
(iv) the Hughes Owners' Approvals shall have been obtained at the Special Meeting or any adjournment thereof; (v) HPPLP shall have paid into an escrow account established pursuant to the Contingent Stock Agreement $1,500,000;
(vi) HHPLP shall have entered into a consulting agreement with Robert E. Morrison (if required); and (vii) no governmental authority shall have promulgated any statute, rule or regulation that when taken together with all such promulgations would materially impair the value of the Mergers to HHPLP.

  There can be no assurance that all of the conditions to the Partnership Merger will be satisfied.

TERMINATION

  The Partnership Merger Agreement will automatically terminate if the THC Merger Agreement is terminated. Otherwise, the Partnership Merger Agreement may be terminated only with the prior written consent of both Rouse and HHPLP.

AMENDMENT

  The Partnership Merger Agreement may be amended only in accordance with applicable law and pursuant to a written instrument executed by each of HHPLP, Rouse and Partnership Merger Sub.

GOOLSBY HHPLP PAYMENT

  Concurrently with the payments by Rouse to Registered Holders of Class 1 Units (or to the Beneficial Holders or Transferees) of amounts payable by Rouse (other than the Value Adjustment), Rouse will pay to Goolsby an amount (the "Goolsby HHPLP Payment") representing 8/10ths of 1% of the aggregate consideration payable in respect of all Class 1 Units issued and outstanding at the Partnership Effective Time pursuant to the Partnership Merger Agreement (before reduction by the Goolsby HHPLP Payment). The consideration payable by Rouse to the holders of Class 1 Units will be reduced by the Goolsby HHPLP Payment. The Goolsby HHPLP Payment is being made on behalf of and as an accommodation to THC, Merger Sub (as successor by merger to THC) and HHPLP and in partial performance of their obligations to Goolsby under the Goolsby Incentive Agreement.

  Contemporaneously with payment by HHPLP of the Special Distribution, HHPLP will pay to Goolsby an amount (the "Goolsby Special Distribution") equal to 8/10ths of 1% of the aggregate amount of the Special Distribution (before reduction by the Goolsby Special Distribution). The amount payable to the Unitholders in the Special Distribution will be reduced by the amount of the Goolsby Special Distribution.

            THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS

  The following is a summary of the material terms of the Contingent Stock Agreement and the Contractual Rights. This summary does not purport to be a complete description of the Contingent Stock Agreement and the Contractual Rights and is qualified in its entirety by reference to the Contingent Stock Agreement, a copy of which is attached as Appendix D to this Proxy Statement/Prospectus and is incorporated herein by reference.

GENERALLY

  Pursuant to the terms of the Contingent Stock Agreement to be entered into by Rouse on the Closing Date, but to be deemed effective as of January 1, 1996, for the benefit of the Holders and the Representatives, the Holders will receive as part of the consideration in the THC Merger, pro rata based on the number of shares of THC Common Stock held by them immediately prior to the Effective Time, the Contractual Rights, which entitle the Holders to certain future distributions of Contingent Shares or, if Rouse is unable to deliver Contingent Shares for any reason or upon certain other events at the election of the Representatives, Contingent Preferred Shares. The number of Contingent Shares to be issued in respect of the Contractual Rights will be determined on the basis of (i) the Excess Cash Flow (as defined below) of each of four Business Units over Earnout Periods ranging from five to 14 years after the Effective Time, depending on the Business Unit and (ii) the appraised value of the assets of each such Business Unit at the end of the applicable Earnout Period.

  The Contractual Rights (i) will not be represented by any form of certificate or instrument; (ii) do not give the Stockholders dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Rouse Common Stock or Rouse Preferred Stock; (iii) are not redeemable; (iv) may not be transferred or assigned by any Holder, except (a) to a beneficial owner of equity interests of a Holder as of the date of the Contingent Stock Agreement, (b) pursuant to the laws of descent and distribution, (c) to an inter vivos trust for the benefit of a Holder or a beneficial owner or a member of such person's immediate family, (d) by operation of law or (e) to Rouse or its subsidiaries and (v) do not entitle the Holders to participate in the growth or earnings of Rouse, except to the extent of the rights of such Holders to be paid Rouse Common Stock or Increasing Rate Preferred Stock the amounts of which will be determined by the Excess Cash Flow and the appraised value of the assets of any Business Unit at the end of the applicable Earnout Period. The terms of the Contractual Rights may be amended by written agreement between Rouse and the Representatives, except that amendments of certain provisions require the consent of the Holders of a majority in interest of the Contractual Rights or of all of the Holders. Under certain circumstances, the Holders are entitled to have an individual designated for election to the Board of Directors of Rouse on their behalf. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS-- Amendments and Waiver" and "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Board Representation." For a discussion of the provisions of the Rouse By-Laws relating to certain business combinations see "DESCRIPTION OF ROUSE COMMON STOCK--Special Statutory Requirements for Certain Transactions-- Business Combination Statute."

  FOR A DISCUSSION OF CERTAIN RISKS RELATING TO THE CONTINGENT STOCK AGREEMENT, SEE "RISK FACTORS--RISKS RELATING TO THE CONTINGENT STOCK AGREEMENT, THE CONTINGENT SHARES AND THE CONTINGENT PREFERRED SHARES" AND "RISK FACTORS--ADDITIONAL RISKS RELATING TO THE BUSINESS OF THC AND ITS SUBSIDIARIES."

THE BUSINESS UNITS

  The assets comprising the Business Units consist of all rights, title and interests (subject to any related liabilities) of THC and its subsidiaries in and to:

    (a)(i) certain undeveloped land located in Nevada and California currently owned by THC and HHPLP, directly or indirectly (comprised of all of the investment acreage, with the exception of

  Summerlin investment acreage, described under "THE HUGHES CORPORATION-- Overview"), all undeveloped land at Airport Center, Hughes Center and Cheyenne Center in Las Vegas, Nevada and (ii) any equity interests of THC and its subsidiaries in any person holding any of the foregoing assets, and any securities or other property distributed in exchange for or with respect to such equity interests (collectively, the "General Business Unit");

    (b)(i) HHC, an approximately 69-acre tract of land (and all improvements thereon) in Los Angeles, California and (ii) any equity interests of THC and its subsidiaries in any person holding any of the foregoing assets, and any securities or other property distributed in exchange for or with respect to such equity interests (collectively, the "Howard Hughes Center Business Unit");

    (c) the limited partnership interests held by HHPLP in the PV
  Partnerships and any securities or other property distributed in exchange for or with respect to such partnership interests (collectively, the "Playa Vista Business Unit"); and

    (d)(i) all undeveloped land owned by HHPLP in Summerlin South, Summerlin West and Summerlin North, all of which are part of Summerlin, a master-planned community in Las Vegas, Nevada, (ii) the TPC, and (iii) any equity interests of THC and its subsidiaries in any person holding any of the foregoing assets, and any securities or other property distributed in exchange for or with respect to such equity interests (collectively, the "Summerlin Business Unit").

  The assets of the Business Units represent undeveloped land (or interests therein) and certain rental properties (or interests therein) held at January 1, 1996 by THC and its subsidiaries. The rental properties included in the Business Units contributed approximately $17,495,000 of the operating revenues of THC and its subsidiaries for the year ended December 31, 1995, or 27% of the operating revenues of THC and its subsidiaries attributable to rental properties. Approximately $122,080,000 (or approximately 42%), approximately $105,960,000 (or approximately 36%) and approximately $65,344,000 (or approximately 22%) of the operating revenues of THC and its subsidiaries for the year ended December 31, 1995 were attributable to revenues from sales of development properties, revenues from sales of investment properties and revenues from rental properties, respectively. For the years ended December 31, 1994 and December 31, 1993, respectively, approximately $98,050,000 (or 58%) and $63,030,000 (or 47%) of operating revenues of THC and its subsidiaries were attributable to revenues from sales of development properties, approximately $11,950,000 (or 7%) and $19,353,000 (or 14%) of operating revenues of THC and its subsidiaries were attributable to revenues from sales of investment properties, and approximately $59,926,000 (or 35%) and $53,014,000 (or 39%) of operating revenues of THC and its subsidiaries were attributable to revenues from rental properties. Accordingly, it is expected that the majority of the future operating revenues (and cash flows) of the Business Units will be derived from sales of development properties and investment properties included in the assets comprising the Business Units. There can be no assurance as to future operating revenues or cash flows of the Business Units from sales of development properties and investment properties or as to future revenues of the Business Units from rental properties, and future revenues or cash flows may be materially greater or less than such historical revenues or cash flows.

  The approximate book value of the assets of each Business Unit as of December 31, 1995, and the approximate amount of the operating revenues of THC and its subsidiaries for the year ended December 31, 1995 attributable to rental properties included in each Business Unit, are estimated to be as set forth in the following table:

                             BOOK VALUE OF  OPERATING REVENUES FROM
                               ASSETS AS      RENTAL  PROPERTIES
                            OF DECEMBER 31,       YEAR ENDED
   BUSINESS UNIT                 1995          DECEMBER 31, 1995
   -------------            --------------- -----------------------
   General Business Unit...  $ 33,577,000                 --
   Howard Hughes Center
    Business Unit..........    73,660,000         $10,787,000
   Playa Vista Business
    Unit...................           --                  --
   Summerlin Business
    Unit...................   120,367,000           6,708,000
                             ------------         -----------
   Total...................  $227,604,000         $17,495,000
                             ============         ===========

  For additional information regarding the assets included in the Business Units see "THE HUGHES CORPORATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC" and the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

DISTRIBUTIONS OF CONTINGENT SHARES BASED UPON CASH FLOW

  CERTAIN DEFINITIONS. In this Proxy Statement/Prospectus, the following terms have the meanings set forth below:

  "Calculation Date" means the last day of each Computation Period.

  "Computation Period" means, for each Business Unit, the six-month period beginning on January 1 and July 1 of each year, commencing January 1, 1996 and ending on the Valuation Date for the applicable Business Unit.

  "Computation Period Tax Adjustment" means, with respect to any Business Unit for any Computation Period, the sum of (i) the product of (A) the pro forma taxable income or loss for such Business Unit, utilizing the method of tax accounting and, to the extent applicable, the elections used in preparing Rouse's consolidated federal income tax return, but treating each Business Unit as though it were a separate corporation filing a separate tax return times (B) 33.33% of the marginal tax rate applicable to corporations subject to Subchapter C of Chapter 1 of Subtitle A of the Code for each item of taxable income or loss for such Business Unit for the period in which such income or loss was realized or sustained plus (ii) 33.33% of the aggregate income taxes that would be imposed on the income of such Business Unit by each state or local tax authority ("jurisdiction") as a result of the location of assets or the operations of such Business Unit within such jurisdiction, computed as if the assets and operations of such Business Unit in such jurisdiction were owned and conducted by a separate corporation with no contacts or nexus with any other jurisdiction, as estimated by the Rouse (and subject to adjustment based on calendar year results), provided that the Computation Period Tax Adjustment shall not be a negative number. If any calculation of the Computation Period Tax Adjustment results in a loss, such loss will be carried forward to future periods.

  "Excess Cash Flow" means, with respect to any Business Unit for any Computation Period, an amount equal to (i) all cash, cash equivalents and marketable securities actually received by Rouse and its subsidiaries with respect to such Business Unit during such Computation Period and all adjustments to the records and accounts of such Business Unit which have the effect of increasing the cash accounts of such Business Unit for such Computation Period less (ii) all costs and expenses actually incurred by Rouse and its subsidiaries during such Computation Period which are properly chargeable to such Business Unit and all adjustments to the records and accounts of such Business Unit which have the effect of decreasing the cash accounts of such Business Unit for such Computation Period and less (iii) the Computation Period Tax Adjustment.

  "General Business Unit Reduction Amount" means, with respect to any Calculation Date, an amount equal to the sum of (i) 3% of the gross cash proceeds from sales of real estate included in the General Business Unit during all Computation Periods, reduced by all amounts taken into account in all prior Computation Periods plus (ii) to the extent that all or any portion of the amount under clause (i) is not taken into account on the Calculation Date for the Computation Period during which such gross cash proceeds were actually received by Rouse or any of its subsidiaries, a cumulative 7.5% per annum return, compounded semi-annually, on such amount from the Calculation Date for the Computation Period during which such gross cash proceeds were so received until the Calculation Date for the Computation Period in which such amount is taken into account.

  "Howard Hughes Center Management Costs" means, with respect to any Calculation Date, the aggregate amount of direct management costs incurred and actually paid by Rouse and any of its subsidiaries in connection with the Howard Hughes Center Business Unit during all Computation Periods which have not been taken into account in any prior Computation Period.

  "Hughes Funding" means the lesser of (i) the amount funded by Rouse pursuant to the Funding Requirement (as defined below) and (ii) $10,000,000.

  "Playa Vista Management Costs" means, with respect to any Calculation Date, the aggregate amount of direct management costs incurred by Rouse and its subsidiaries in connection with the Playa Vista Business Unit during all Computation Periods which have not been taken into account in any prior Computation Period.

  "Playa Vista Management Costs Return" means a cumulative 15% per annum return, compounded semi-annually, on the Playa Vista Management Costs from the last day of the Computation Period during which such costs were actually paid by Rouse or any of its subsidiaries until the Calculation Date for the Computation Period in which the amount of such costs is taken into account.

  "Rouse Funding" means the amount (not to exceed $5,000,000) funded by Rouse pursuant to the Funding Requirement in excess of $10,000,000.

  "Summerlin Business Unit Reduction Amount" means, with respect to any Calculation Date, an amount equal to the sum of (i) 3% of the gross cash proceeds from sales of real estate included in the Summerlin Business Unit during all Computation Periods, reduced by all amounts taken into account in all prior Computation Periods plus (ii) to the extent that all or any portion of the amount under clause (i) is not taken into account on the Calculation Date for the Computation Period during which such gross cash proceeds were actually received by Rouse or any of its subsidiaries, a cumulative 7.5% per annum return, compounded semi-annually, on such amount from the Calculation Date for the Computation Period during which such gross cash proceeds were so received until the Calculation Date for the Computation Period in which such amount is taken into account.

  "Underfunded Amount" means the amount of any costs or benefit payments (other than taxes) paid or to be paid or incurred by THC or any of its subsidiaries as the result of the termination of the THC qualified defined benefit plan currently maintained by THC (after all costs that may be paid by such plan are paid by the plan) to the extent such costs or benefit payments are in excess of the reversion amount (before taxes) if any, of such plan on the date of its liquidation, together with interest accruing thereon at the rate of 5% from the date such costs are incurred or benefit payments made until the date such benefit costs or payments are deducted from the aggregate positive balances of the Business Trust Accounts (see "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Cash Flow--Issuance of Contingent Shares" below).

  "Valuation Date" means, (i) with respect to the General Business Unit and the portion of the Summerlin Business Unit comprised of Summerlin North, December 31, 2000, (ii) with respect to the Howard Hughes Center Business Unit and the Playa Vista Business Unit, December 31, 2005 and (iii) with respect to the remaining assets of the Summerlin Business Unit, December 31, 2009.

  EARNOUT PERIOD; DISTRIBUTION BASED UPON EXCESS CASH FLOW. The Earnout Period for each Business Unit is deemed to have commenced on January 1, 1996 and will continue until the Valuation Date applicable to such Business Unit or portion thereof. Contingent Shares will be issued to the Holders pursuant to a formula for each Business Unit, based upon the Excess Cash Flow of such Business Unit for each Computation Period. The price of the Rouse Common Stock upon which the number of Contingent Shares issuable in respect of any Computation Period will be calculated (the

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

"Current Share Value") will be the average of the closing prices of Rouse Common Stock on the NYSE Composite Tape (or such other securities exchange or quotation system upon which Rouse Common Stock is then listed or quoted) during the ten trading days prior to the date of computation (the "Computation Date") consisting of (i) the five consecutive trading days ending on the last day of the calendar month immediately preceding the calendar month in which the Computation Date falls and (ii) the five consecutive trading days ending on the Computation Date.

  An amount equal to a percentage of the Excess Cash Flow of each Business Unit will be recorded in a separate account established on the books and records of Rouse (each, a "Business Unit Account"). Each Business Unit Account will be credited with such percentage of the Excess Cash Flow of such Business Unit for each Computation Period. If a Business Unit has Excess Cash Flow, the Holders will be entitled to distributions of Contingent Shares as described below.

  (a) GENERAL BUSINESS UNIT ACCOUNT. To the extent that the General Business Unit has Excess Cash Flow for any Computation Period, the Business Unit Account for the General Business Unit will be credited with an amount equal to 50% of such Excess Cash Flow (with no credit to be made to such Business Unit Account for the remaining 50%), until such Business Unit Account has been credited with an aggregate amount equal to $20,450,000 plus a cumulative return on such amount (or any portion thereof in respect of which such Business Unit Account has not been previously credited) equal to 15% per annum, compounded semi-annually, from January 1, 1996 to the date that such amount or portion thereof shall have been credited to such Business Unit Account. After the foregoing credits have been made, Excess Cash Flow will first be reduced by an amount equal to the General Business Unit Reduction Amount and thereafter the Business Unit Account for the General Business Unit will be credited with an amount equal to 50% of the remaining Excess Cash Flow.

  (b) HOWARD HUGHES CENTER BUSINESS UNIT ACCOUNT. To the extent that the Howard Hughes Center Business Unit has Excess Cash Flow for any Computation Period, (i) such Excess Cash Flow will first be reduced by an amount equal to the lesser of (a) such Excess Cash Flow and (b) the sum of the Howard Hughes Center Management Costs plus, to the extent that such management costs exceeded Excess Cash Flow in prior periods, a cumulative return on such excess of 15% per annum, compounded semi-annually, from the date on which such management costs were incurred to the date on which Excess Cash Flow for the Howard Hughes Center Business Unit for any Computation Period shall have been reduced by such management costs and (ii) thereafter, the Business Unit Account for the Howard Hughes Center Business Unit will be credited with an amount equal to 80% of the remaining Excess Cash Flow; provided, however, that on each Calculation Date, prior to making such credit, the amount of such credit shall be reduced by an amount equal to the aggregate of all amounts paid by Rouse or any of its subsidiaries to Tooley & Company pursuant to that certain Managing Developer Agreement, dated August 15, 1983, among Tooley & Company, THC and HHPLP during all Computation Periods which have not been taken into account in any prior Computation Period.

  (c) SUMMERLIN BUSINESS UNIT ACCOUNT. To the extent that the Summerlin Business Unit has Excess Cash Flow for any Computation Period, (i) the Business Unit Account for the Summerlin Business Unit will be credited with an amount equal to 50% of such Excess Cash Flow (with no credit to be made to such Business Unit Account for the remaining 50%), until such Business Unit Account has been credited with an aggregate amount equal to $32,450,000 plus a cumulative return on such amount (or any portion thereof in respect of which such Business Unit Account has not previously been credited) equal to 15% per annum, compounded semi-annually, from January 1, 1996 to the date that such amount or portion thereof shall have been credited to such Business Unit Account, (ii) thereafter, such Business Unit Account will be credited with an amount equal to 75% of the remaining Excess Cash Flow (with no credit to be made to such Business Unit Account for the remaining 25%) until such Business Unit Account has been credited with an aggregate amount equal to $40,000,000,
(iii) thereafter, such Business Unit Account will be credited with an amount equal to 25% of the remaining

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

Excess Cash Flow (with no credit to be made to such Business Unit Account for the remaining 75%) until such Business Unit Account has been credited with an aggregate amount equal to $13,333,333, (iv) thereafter, the remaining Excess Cash Flow will be reduced by an amount equal to the Summerlin Business Unit Reduction Amount and (v) thereafter, such Business Unit Account will be credited with an amount equal to 50% of the remaining Excess Cash Flow.

  (d) PLAYA VISTA BUSINESS UNIT ACCOUNT. To the extent that the Playa Vista Business Unit has Excess Cash Flow for any Computation Period, (i) such Excess Cash Flow will first be reduced by an amount equal to the Playa Vista Management Costs and the Playa Vista Management Costs Return, (ii) thereafter, the Business Unit Account for the Playa Vista Business Unit will be credited with an amount equal to 90% of the remaining Excess Cash Flow (with no credit to be made to such Business Unit Account for the remaining 10%) until such Business Unit Account has been credited with an aggregate amount equal to the Hughes Funding plus a cumulative return on such amount equal to 7% per annum, compounded semi-annually, based on the amount of the Hughes Funding as of the beginning of each prior Computation Period, (iii) thereafter, such Business Unit Account will be credited with an amount equal to 10% of the remaining Excess Cash Flow (with no credit to be made to such Business Unit Account for with the remaining 90%) until such Business Unit Account has been credited with an aggregate amount equal to 1/9th of the Rouse Funding plus a cumulative return on the Rouse Funding equal to 7/9ths of 1% per annum, compounded semi-annually, based on the amount of the Rouse Funding as of the beginning of each prior Computation Period, (iv) thereafter, such Business Unit Account will be credited with an amount equal to 75% of the remaining Excess Cash Flow (with no credit to be made to such Business Unit Account for the remaining 25%) until such Business Unit Account has been credited with an aggregate amount equal to $25,000,000, (v) thereafter, such Business Unit Account will be credited with an amount equal to 25% of the remaining Excess Cash Flow (with no credit made to such Business Unit Account for the remaining 75%) until such Business Unit Account has been credited with an aggregate amount equal to $8,333,333 and (vi) thereafter, such Business Unit Account will be credited with an amount equal to 50% of the remaining Excess Cash Flow.

  ISSUANCE OF CONTINGENT SHARES. The number of Contingent Shares issuable for any given Computation Period will be equal to the product of (i) 0.992 times
(ii) the sum of (A) an amount equal to (1) the aggregate positive balances of the Business Unit Accounts as of the applicable Calculation Date divided by
(2) the Current Share Value plus (B) an amount equal to (1) the Dividend Adjustment (as defined below) divided by (2) the Current Share Value. Upon delivery by Rouse to the Holders of all Contingent Shares required to be delivered in connection with any Calculation Date, the Business Unit Account with respect to which such Contingent Shares were delivered will be debited by the aggregate value (based on Current Share Value ("Value")) of the Contingent Shares so delivered. "Dividend Adjustment" means, with respect to any Calculation Date or Valuation Date, an amount equal to the product of (i) the sum of any and all dividends and distributions on a share of Rouse Common Stock having a record date within the period commencing on the applicable Calculation Date or Valuation Date and ending on the date on which the Contingent Shares required to be delivered to the Holders in connection with such Calculation Date or Valuation Date are actually delivered to the Holders times (ii) the number of Contingent Shares which Rouse is otherwise required to deliver to the Holders in connection with such Calculation Date or Valuation Date, as applicable. Rouse is obligated to deliver to each Holder, as soon as practicable and in any event within 60 days after each Calculation Date, that number of Contingent Shares determined by multiplying the aggregate number of Contingent Shares required to be delivered by Rouse on such date by such Holder's percentage interest under the Contingent Stock Agreement (a "Percentage Interest").

  Notwithstanding the foregoing, if an Underfunded Amount exists as of any Calculation Date, the aggregate positive balances of the Business Unit Accounts shall be reduced, prior to calculating the aggregate number of Contingent Shares to be delivered, by an amount equal to the lesser of (i) the

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


aggregate positive balances of the Business Unit Accounts as of such Calculation Date and (ii) the amount of the Underfunded Amount which has not previously been utilized to reduce the aggregate positive balances of the Business Unit Accounts; provided, however, that in no event shall the aggregate amount of such reduction exceed the Underfunded Amount.

DISTRIBUTIONS OF CONTINGENT SHARES BASED UPON APPRAISED VALUE

  The Fair Market Value (as defined below) of the assets of each Business Unit or portion thereof will be determined by appraisal as of the Valuation Date with respect to such Business Unit or portion thereof. If Rouse and its subsidiaries own less than 100% of the equity interests of any entity holding assets included in any Business Unit, the Fair Market Value of such assets will be determined by multiplying the Fair Market Value of such entity by the percentage interest owned by Rouse and its subsidiaries, taking into account any preferential rights associated with any equity interests in such entity.

  Within five days after the Valuation Date with respect to each Business Unit or portion thereof, the Representatives and Rouse will each appoint one appraiser for each item of assets included in such Business Unit or portion thereof. Such appraisers will, within five days after the second of them has been appointed, appoint a third appraiser and such appraisers will constitute the "Appraisal Panel" with respect to such item of assets. If the two appraisers appointed are unable agree on the third appraiser within such five-day period, either the Representatives or Rouse may apply to any court of competent jurisdiction for the appointment of a third appraiser. If either the Representatives or Rouse fails to appoint an appraiser within five days after notice from the other that the recipient of such notice has failed to appoint an appraiser within the five-day period referred to above, the appraiser appointed by the other will be deemed to constitute the Appraisal Panel. Each appraiser must be a real estate and financial expert generally recognized as having current competence in the valuation of assets similar to the assets being appraised in the area(s) where such assets are located. Each appraiser must be independent and, as such, must not be an Associate (as defined in the Contingent Stock Agreement) of Rouse or any Holder (other than as a result of contractual relationships arising out of such appraisal or any prior appraisal pursuant to the Contingent Stock Agreement). The fees and expenses of each Appraisal Panel shall be paid by Rouse.

  Each Appraisal Panel will be instructed to determine, within 45 days of its appointment, the Fair Market Value of the Assets comprising the relevant Business Unit or portion thereof as of the relevant Valuation Date. If any Appraisal Panel consists of three appraisers, the Fair Market Value determination that differs the most from the second highest Fair Market Value determination of all three appraisers will be excluded, the remaining two Fair Market Value determinations will be averaged and such average will constitute the determination of the Appraisal Panel. The determination of the Fair Market Value of such Assets by the Appraisal Panel will be final and binding on Rouse, the Holders and the Representatives.

  Upon determining the Fair Market Value of the assets comprising any Business Unit or portion thereof, the aggregate Fair Market Value of all of the assets of such Business Unit or portion thereof shall be reduced by an amount equal to the amount of all accounts payable and other indebtedness properly reflected on the records and books of account of such Business Unit or portion thereof in accordance with the terms of the Contingent Stock Agreement which have not been taken into account in determining the percentage of Excess Cash Flow for any Computation Period to be credited to the applicable Business Unit Account of such Business Unit or portion thereof, excluding any such amounts which were taken into account in determining the Fair Market Value of any of such Assets (the "Adjusted Fair Market Value"). Upon determining the Adjusted Fair Market Value of any Business Unit or portion thereof, an amount equal to such Adjusted Fair Market Value shall be credited to the account of the Holders in the same manner that credits to the Business Unit Account for such Business Unit are calculated, as if such Adjusted Fair Market Value were the Excess Cash Flow upon which

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

such calculations are to be made and taking into account all previous credits which have been made to such Business Unit Account based upon Excess Cash Flow for such Business Unit; provided, however, that (i) such amount shall be determined without regard to any development or management fee otherwise payable to Rouse or any of its subsidiaries, other than any General Business Unit Reduction Amount or Summerlin Business Unit Reduction Amount (which for purposes of such determination shall include 3% of the gross proceeds from sales of real estate comprising the relevant Business Unit or portion thereof prior to such Valuation Date irrespective of whether such proceeds have been received by Rouse or any of its subsidiaries) which represents amounts actually received by or owing to Rouse or any of its subsidiaries which have not previously been taken into account with regard to the sale, prior to the applicable Valuation Date, of any real estate which comprised the General Business Unit or the Summerlin Business Unit and (ii) the amount determined to be credited to the account of the Holders as provided above shall be reduced by an amount equal to 50% of the fees and expenses of each Appraisal Panel which have been paid by Rouse with respect to such Business Unit or portion thereof. "Holders' FMV Allocation," when used with reference to the assets of any Business Unit or portion thereof, means the portion of the Adjusted Fair Market Value of such assets allocable to the account of the Holders pursuant to this paragraph.

  "Fair Market Value" means, with respect to any asset, the most probable price in terms of money which such asset would bring at a fair sale for its highest reasonable use, determined in a commercially reasonable manner, and where the title to such asset will pass from the seller to the buyer with (i) each of the buyer and the seller acting prudently and knowledgeably, (ii) the price not being affected by any undue stimulus, (iii) neither the buyer nor seller being under compulsion to sell or buy such asset, (iv) each of the buyer and the seller being typically motivated, well informed and advised and acting in what it considers to be its best interests, (v) a reasonable period of time being allowed for exposure of such asset in the open market and (vi) the payment of the purchase price being made in cash. In determining the Fair Market Value of any asset, all liabilities relating to such asset will be taken into account to the extent that they are secured by a lien on such asset or would otherwise encumber such asset in the hands of the buyer, and the appraisers shall assume that the asset being appraised is to be sold in a commercially reasonable manner.

  Rouse is obligated to deliver to each Holder (or his or her designee), as soon as practicable and in any event within 12 months after the applicable Valuation Date, that number of Contingent Shares determined by multiplying (i) the aggregate number of Contingent Shares being delivered by Rouse on such date by (ii) such Holder's Percentage Interest.

  The price of the Rouse Common Stock upon which the number of Contingent Shares issuable in respect of each appraisal will be calculated (the "Valuation Distribution Share Value") will be the average of the closing prices of Rouse Common Stock on the NYSE Composite Tape (or such other securities exchange or quotation system upon which Rouse Common Stock is then listed or quoted) during the 20 trading days consisting of the five consecutive trading days ending on the last day of each of the four calendar months immediately preceding the calendar month in which the Computation Date falls.

  If Rouse delivers all of the Contingent Shares with respect to the Valuation Date for any Business Unit or portion thereof in one installment, the aggregate number of Contingent Shares to be delivered by Rouse shall be determined as of the date such shares are actually delivered to the Holders and shall be a number equal to the product of (i) 0.992 times (ii) the sum of
(A) an amount equal to (1) the Holders' FMV Allocation with respect to such assets divided by (2) the Valuation Distribution Share Value as of such date plus (B) an amount equal to (1) the Dividend Adjustment with respect to the number of Contingent Shares determined under subclause (A) above divided by
(2) the Valuation Distribution Share Value as of such date.


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

  If Rouse delivers the Contingent Shares with respect to any Business Unit or portion thereof in more than one installment, on each date on which such shares are actually delivered to the Holders, the "Holders' FMV Allocation Amount" will be calculated, and will be equal to the product of:

    (i) the aggregate number of Contingent Shares being delivered by Rouse on such date times

    (ii) the Valuation Distribution Share Value with respect to such date times

    (iii) a fraction, the numerator of which is such Valuation Distribution Share Value and the denominator of which is the sum of (A) such Valuation Distribution Share Value plus (B) the Dividend Adjustment with respect to one share of Rouse Common Stock during the period commencing on the applicable Valuation Date to and including such date times

    (iv) 0.992.

Rouse shall continue to deliver Contingent Shares to the Holders with respect to such Business Unit or portion thereof until such time as the sum of the Holders' FMV Allocation Amount with respect to each date on which Rouse delivers Contingent Shares in connection with the Valuation Date for such Business Unit or portion thereof (such date of delivery, a "Valuation Distribution Date") equals the Holders' FMV Allocation with respect to such Business Unit or portion thereof. In connection with each such Valuation Distribution Date, Rouse is obligated to deliver to each Holder (or his or her designee) a number of Contingent Shares equal to the product of (i) the aggregate number of Contingent Shares being delivered by Rouse on such Valuation Distribution Date times (ii) such Holder's Percentage Interest. Rouse is obligated to deliver to each Holder (or his or her designee), as soon as practicable and in any event within 12 months after the applicable Valuation Date, all Contingent Shares required to be delivered with respect to each Business Unit or portion thereof.

FAILURE TO DELIVER CONTINGENT SHARES

  In the event that Rouse fails to deliver Contingent Shares on or before any date on which Rouse is obligated to deliver such Contingent Shares (each, a "Delivery Date"), Rouse will be obligated to deliver to each Holder that number of additional Contingent Shares ("Default Shares") which is equal to the quotient of (i) the return, calculated at the Applicable Federal Rate (as defined in the Contingent Stock Agreement) plus 5%, on an amount equal to (A) the number of Contingent Shares which should have been delivered to such Holder times (B) the Current Share Value utilized to determine the number of Contingent Shares to be delivered by Rouse in connection with the applicable Calculation Date, such return to accrue on such amount for the period commencing on the Delivery Date and continuing thereafter until Rouse delivers such Contingent Shares or Contingent Preferred Shares to such Holder divided by (ii) the Current Share Value utilized to determine the number of Contingent Shares to be delivered by Rouse in connection with the applicable Calculation Date.

ROUSE STOCKHOLDER APPROVAL

  Rouse has agreed to use its reasonable best efforts to obtain stockholder approval (the "Rouse Stockholder Approval") of the Contingent Stock Agreement and the transactions contemplated thereby, prior to July 15, 1997, to the extent that the rules of the NYSE require such approval prior to Rouse issuing new shares of Rouse Common Stock for delivery to the Holders in satisfaction of its obligation to deliver Contingent Shares under the Contingent Stock Agreement. If the Rouse Stockholder Approval is not obtained, Rouse will issue Contingent Preferred Shares to the extent required under the Contingent Stock Agreement. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS-- Contingent Preferred Shares" below.

CONTINGENT PREFERRED SHARES

  In the event Rouse is precluded or is otherwise unable to deliver to the Holders shares of Rouse Common Stock on any Delivery Date, including any preclusion or inability resulting from the provisions

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

of Rouse's listing agreement with the NYSE, Rouse is required to immediately issue and deliver Contingent Preferred Shares. The aggregate number of Contingent Preferred Shares to be issued and delivered on any Delivery Date will be determined by dividing (i) 125% of the sum of (A) the aggregate number of Contingent Shares required to be delivered on the Delivery Date plus (B) the aggregate number of Default Shares by (ii) the quotient of $100 divided by the Current Share Value used in calculating the number of such Contingent Shares. Rouse's obligation to deliver Contingent Preferred Shares in lieu of Contingent Shares in connection with any such inability or preclusion (but not otherwise) will terminate upon the receipt of the Rouse Stockholder Approval. See "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Covenants of Rouse and the Business Unit Entities" below. For a description of the terms of the Contingent Preferred Shares, see "DESCRIPTION OF ROUSE PREFERRED STOCK-- Increasing Rate Preferred Stock." In addition, at the option of the Holders, Rouse is required to issue and deliver Contingent Preferred Shares to the Holders upon the happening of certain events described in "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Events of Default" below.

  Subject to the terms of the Articles Supplementary to the Rouse Charter creating and designating the Increasing Rate Preferred Stock, Rouse may not amend, alter or otherwise modify such Articles or the number of shares of or the rights, preferences or privileges of the Increasing Rate Preferred Stock thereunder unless (i) in the event that any Contingent Preferred Shares shall have been issued and remain outstanding, such amendment, alteration or the modification shall have been duly approved by the holders of the Contingent Preferred Shares or the Representatives in accordance with the provisions of the Increasing Rate Preferred Stock or (ii) in the event that no Contingent Preferred Shares are issued and outstanding, Rouse shall have obtained the Rouse Stockholder Approval; provided, however, that at any time during which the circumstances described in clause (ii) have been satisfied, Rouse may, without the consent of any Holder or the Representatives, amend such Articles to eliminate the restrictions contained therein with respect to the issuance of any capital stock of Rouse ranking on a parity with, or senior to, the shares of Increasing Rate Preferred Stock with respect to distributions of assets upon any dissolution, liquidation (partial or complete) or winding up of Rouse or with respect to the payment of dividends.

REVIEW COMMITTEE

  The Contingent Stock Agreement contemplates the establishment of a Review Committee which will meet periodically to review and discuss the management, operation and development of the Business Units and their assets. The Review Committee will have five members, two of whom will be designated by Rouse, two by the Representatives and the fifth by the four members previously designated. Members of the Review Committee must be experienced (and generally recognized as competent) in the management and development of residential and commercial properties similar to the assets of the Business Units. Actions of the Review Committee may be taken at a meeting of its members, by which the affirmative vote of a majority of all such members shall be required, or by unanimous written consent. The Review Committee must approve certain major decisions by Rouse with respect to the assets of the Business Units prior to Rouse taking of any action as a result of such decision (see THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Covenants of Rouse and the Business Unit Entities).

REPRESENTATIVES

  The Representatives will be appointed as attorneys-in-fact of the Holders to represent the Holders and act on their behalf with respect to matters arising under the Contingent Stock Agreement. Platt W. Davis, III, David G. Elkins and Kenneth E. Studdard have been designated as the initial Representatives. Subject to certain limitations, the Representatives will have the power and authority to interpret and amend the terms of the Contingent Stock Agreement and to compromise and settle disputes between Rouse and the Holders arising under the Contingent Stock Agreement. All actions

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

taken by the Representatives (which shall be taken upon the written direction of majority of the Representatives) will be binding upon the Holders, as if expressly confirmed and ratified by them. Any Representative may be removed at any time, with or without cause, by Holders holding more than 50% of the Percentage Interests. The Representatives will be entitled to compensation for the performance of their duties under, and indemnification against liabilities incurred by them, in connection with the Contingent Stock Agreement.

EVENTS OF DEFAULT

  The following events constitute "Events of Default" under the Contingent Stock Agreement: (i) the inaccuracy of any representation, warranty or statement made by Rouse in the Contingent Stock Agreement or in any writing furnished to the Review Committee, any Representative or any Holder as of the date made and in light of the circumstances in which they were made, which inaccuracy, whether alone or together with all other inaccuracies, could reasonably be expected to have a Material Adverse Effect (as defined below);
(ii) the breach by Rouse of its obligation to deliver Contingent Shares; (iii) the breach by Rouse of any other material agreement, term or condition of the Contingent Stock Agreement and Rouse's failure to cure such breach within 30 days after it first became aware of such breach; (iv) the taking of or the omission to take any action by Rouse, which action or omission Rouse knows will result and does result in Rouse's default of its covenants or agreements in the Contingent Stock Agreement; (v) Rouse or HHPLP makes an assignment for the benefit of creditors or is generally not paying its debts as they become due; (vi) any decree or order for relief in respect of Rouse or HHPLP is entered under any debtor relief law of any jurisdiction; (vii) Rouse or HHPLP files a petition or otherwise applies to any governmental authority for, or consents to, the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or similar official of it or any substantial part of its assets, or commences a voluntary case under any debtor relief law of any jurisdiction; (viii) any such petition or application described in clause (vii) above is filed, or any such proceeding is commenced, against Rouse or HHPLP, and Rouse or HHPLP, as applicable, by any act indicates its approval thereof, consents thereto or acquiesces therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceeding, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; (ix) any order, judgment or decree is entered in any proceeding against Rouse or HHPLP decreeing the dissolution, winding-up or liquidation of Rouse or HHPLP, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; (x) any order, judgment or decree is entered in any proceedings against Rouse or HHPLP decreeing a split-up of Rouse or HHPLP, or which requires the divestiture of any material asset or any material portion of the assets of Rouse or HHPLP, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; (xi) the Contingent Stock Agreement at any time, for any reason, ceases to be in full force and effect or is declared to be null and void in whole or in any material part by an order, judgment or decree of any governmental authority, or the validity or enforceability of the Contingent Stock Agreement is contested by or on behalf of Rouse, or Rouse renounces, or denies that it is bound by the terms of, any material provision of the Contingent Stock Agreement; (xii) any violation or breach of, or default under, the governing documents of any Business Unit Entity (as defined below) occurs and (if capable of being remedied) is not remedied within 30 consecutive days after the date on which such failure first became known to Rouse or such Business Unit Entity, which violation, breach or default, alone or together with all other such violations, breaches and defaults, could reasonably be expected to have a Material Adverse Effect; or
(xiii) the failure of Rouse to obtain the Rouse Stockholder Approval prior to July 15, 1997.

  "Material Adverse Effect" means a material adverse effect on (i) the business, operations, condition (financial or otherwise), results of operations or prospects of Rouse, any Business Unit Entity or any Business Unit (but excluding the effects of economic, regulatory, tax and other matters of general applicability or matters affecting real estate or the real estate markets ("Independent Factors")) (ii) Rouse's ability to perform its obligations under the Contingent Stock Agreement, (iii) the value,

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

condition or marketability of any material assets of any Business Unit (but excluding the effects of Independent Factors), (iv) the validity, legality or enforceability of the Contingent Stock Agreement, (v) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under the Contingent Stock Agreement or (vi) the ability of any Representative or any member of the Review Committee to perform any of its duties or obligations or enforce any of its rights, power or remedies under the Contingent Stock Agreement.

  If an Event of Default shall have occurred and be continuing (other than any Event of Default applicable under the circumstances described in the following paragraph), the Representatives may, by notice in writing delivered to Rouse, accelerate the Valuation Date for the Business Units and (i) accelerate Rouse's obligation to deliver Contingent Shares in connection therewith or
(ii) require Rouse, in satisfaction of its obligation to deliver Contingent Shares thereafter, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to clause (i) by (B) the quotient of (1) $100 divided by (2) the Current Share Value as of the date of such notice. Upon receipt of such notice, Rouse shall cause the appraisals described in "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Appraised Value" to be initiated and completed as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and Rouse will be obligated to deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals.

  If (i) but for the provisions described under "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Limitation on Covenants and Agreements," an Event of Default described in clause (iii) of the definition thereof would have occurred and be continuing with respect to any Business Unit Entity solely on account of the non-performance by Rouse of any of its covenants relating to compliance with laws, payment of taxes and claims, maintenance of insurance and preservation of corporate existence, as such covenant relates to such Business Unit Entity and (ii) in connection with such circumstances, (A) Rouse shall have determined in good faith that it would neither be commercially reasonable nor in the best interests of Rouse and the Holders for Rouse to take, or cause to be taken, the actions necessary to avoid such non-performance and (B) Rouse shall have given prior written notice of such non-performance to the Representatives, then the Representatives may, by notice in writing delivered to Rouse, (1) accelerate Rouse's obligation to deliver Contingent Shares with respect to the assets of the Business Unit to which such non-performance relates or (2) require Rouse, in satisfaction of its obligation to deliver Contingent Shares thereafter with respect to the assets comprising the Business Unit to which such non-performance relates, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (x) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders under clause (1) above by (y) the quotient of (I) $100 divided by (II) the Current Share Value as of the date of such notice. Upon receipt of such notice, Rouse shall cause the appraisals described in "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Appraised Value" to be initiated and completed with respect to such assets as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and Rouse will be obligated to deliver such Contingent Shares or Contingent Preferred Shares, as soon as practicable and in any event within 15 days after the completion of such appraisals; provided, however, that in connection with any appraisal conducted pursuant to this paragraph, the Appraisal Panel will be instructed to determine the Fair Market Value of the relevant assets as if no person is required to make any additional contribution to the capital of, or investment in, or loan or advance in respect of, such assets.

  If any foreclosure on, or the exercise of any similar remedy with respect to, any of the assets comprising any Business Unit shall occur or (i) an Event of Default described in clause (v), (vi), (vii),

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(viii), (ix) or (x) of the definition thereof shall have occurred and be continuing with respect to any Business Unit Entity other than HHPLP, as if such clauses applied to each such Business Unit Entity instead of Rouse and HHPLP and (ii) if, in connection with such Event of Default, (A) Rouse shall have determined in good faith that it would neither be commercially reasonable nor in the best interests of Rouse and the Holders for Rouse to take, or cause to be taken, the actions necessary to avoid such Event of Default and (B) Rouse shall have given prior written notice of such Event of Default to the Representatives, then, in any such event the Representatives may, by notice in writing delivered to Rouse, (1) accelerate Rouse's obligation to deliver Contingent Shares with respect to any assets of any Business Unit which are owned by such Business Unit Entity or (2) require Rouse, in satisfaction of Rouse's obligation to deliver Contingent Shares thereafter with respect to any assets comprising any Business Unit which are owned by such Business Unit Entity, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (x) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders under clause (1) above by (y) the quotient of (I) $100 divided by
(II) the Current Share Value as of the date of such notice. Upon receipt of such notice, Rouse shall cause the appraisals described in "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Distributions of Contingent Shares Based Upon Appraised Value" to be initiated and completed with respect to such assets as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and Rouse will be obligated to deliver such Contingent Shares or Contingent Preferred Shares, as soon as practicable and in any event within 15 days after the completion of such appraisals; provided, however, that in connection with any appraisal conducted pursuant to this paragraph, the Appraisal Panel will be instructed to determine the Fair Market Value of the relevant assets as if no person is required to make any additional contribution to the capital of, or investment in, or loan or advance in respect of, such assets.

COVENANTS OF ROUSE AND THE BUSINESS UNIT ENTITIES

  During the Earnout Period for each Business Unit , Rouse will cause the assets of such Business Unit to be maintained at all times in (i) HHPLP or
(ii) with the prior written consent of the Representatives, a separate partnership or corporation directly or indirectly wholly owned by Rouse (each, a "Business Unit Entity"). During the Earnout Period, the assets of the Business Units will be developed and operated separately from other assets of Rouse.

  Under the Contingent Stock Agreement, without the prior written consent of a majority of the members of the Review Committee, Rouse shall not permit or cause any Business Unit Entity to, directly or indirectly: (i) transfer in bulk more than 500 acres of real estate comprising any Business Unit; (ii) borrow or otherwise become obligated in respect of any indebtedness in excess of (A) $10,000,000 with respect to the General Business Unit, (B) $5,000,000 with respect to the Howard Hughes Center Business Unit, (C) zero with respect to the Playa Vista Business Unit or (D) $75,000,000 plus the amount of any special improvement district financings with respect to the Summerlin Business Unit; (iii) create, incur or permit to exist any lien upon any of the assets comprising any Business Unit (other than permitted encumbrances), except in connection with a financing where the proceeds of such financing will be used exclusively for the development or operation of such assets; (iv) engage in the development of amenities in connection with the assets comprising any Business Unit where the reasonably anticipated costs and expenses of such development will exceed $10,000,000 (other than infrastructure required by law or pursuant to any governmental approval in order to permit development which would not otherwise be subject to Review Committee approval); (v) make any premature infrastructure expenditures or any other infrastructure expenditures which are excessive when considered in light of the projected schedule for development of the assets of the Business Unit to which such infrastructure relates; (vi) consolidate with or merge into any person or permit any person to consolidate with or merge into such Business Unit Entity, sell all or substantially all of the assets comprising any Business Unit or dissolve or liquidate; or

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(vii) generally not pay, or admit in writing its inability to pay, its debts as they mature, make a general assignment for the benefit of creditors, institute any proceeding under any debtor relief law seeking to adjudicate itself insolvent, seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets, or take any action similar official for it or for any substantial part of its assets, or any action in furtherance of any such actions or, in any involuntary proceeding under any debtor relief law, by any act indicate its approval of such proceedings, its consent thereto or its acquiescence therein.

  In addition, without the prior consent of majority of the members of the Review Committee, Rouse shall not, and shall not permit or cause any Business Unit Entity to, directly or indirectly: (i) permit any assets comprising any Business Unit to be subject to the claims of creditors of Rouse, any Business Unit Entity or any of their respective affiliates except for (A) claims arising directly from the operation or ownership of such assets in the ordinary course of business in compliance with the provisions of the Contingent Stock Agreement and (B) claims of any person that is not an Associate of Rouse or any Business Unit Entity (other than persons that are Associates of Rouse or any Business Unit Entity solely due to the contractual relationships under the applicable contract), arising under any contract pursuant to which such person provides products or services to (x) the applicable Business Unit Entity in connection with the assets comprising such Business Unit and (y) Rouse, any other Business Unit Entity or such Business Unit Entity in connection with its other operations, or any of their respective affiliates, and other claims arising by operation of law, to the extent that such claims are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, but only if adequate reserves have been established on the books of Rouse in connection with such claims in accordance with generally accepted accounting principles; (ii) enter into or permit to exist any contract, including any financing agreement or arrangement, joint venture agreement or partnership agreement, which precludes or places any material conditions or restrictions on the rights or ability of Rouse or any Business Unit Entity to (A) make any payment or transfer or perform any act required under the terms of the Contingent Stock Agreement or
(B) manage or develop the assets comprising any Business Unit in the ordinary course, including pursuant to any non-competition covenant, restriction on capital expenditures or indebtedness or restriction on transactions with affiliates contained in any such contract; (iii) enter into any transaction with any of its subsidiaries, affiliates or Associates (other than persons that will become Associates solely as a result of such transaction) which (A) involves any of the Business Units or any of the assets comprising any Business Unit, other than transactions entered into the ordinary course of business on terms no less favorable than those that could be obtained in an arm's-length transaction with a person that is not an Associate of Rouse or any Business Unit Entity, or (B) could reasonably be expected to result in a material adverse effect on (1) Rouse's ability to perform its obligations under the Contingent Stock Agreement, (2) the value, condition or marketability of any assets comprising any Business Unit, (3) the validity, legality, or enforceability of the Contingent Stock Agreement, (4) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under the Contingent Stock Agreement or (5) the ability of any Representative or any member of the Review Committee to perform any of his or her duties or obligations, or to exercise or enforce any of his or her rights, powers or remedies, under the Contingent Stock Agreement; or (iv) enter into any transaction involving competition in any material respect with any Business Unit or the assets comprising any Business Unit; provided, however, that the purchase by Rouse from HHPLP of certain assets of the Summerlin Business Unit for the purpose of constructing and operating for the foreseeable future a regional shopping mall and entertainment complex thereon will not, in and of itself, be deemed to involve competition between Rouse and the Summerlin Business Unit.

  Notwithstanding the foregoing, no transaction described in the two preceding paragraphs shall require the consent of the Review Committee if and to the extent that such transaction has been duly approved by the THC Board prior to the Effective Time; provided, however, that any such transaction

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which is described in clause (ii) of the second preceding paragraph shall be taken into account in determining whether the applicable Business Unit has borrowed or otherwise become obligated with respect to indebtedness in excess of the relevant amount.

  Under the Contingent Stock Agreement, Rouse acknowledges and agrees that it is accountable as a fiduciary to the Holders and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns, which fiduciary duty shall be the same as the fiduciary duty owed by a director of a corporation to the stockholders of such corporation. Without limitation of the foregoing, Rouse shall, and shall cause each Business Unit Entity to, (i) exercise reasonable care and act with good faith and integrity in managing and operating the Business Units and the assets comprising the Business Units and (ii) deal with the Holders and the Representatives fairly and in good faith.

LIMITATION ON COVENANTS AND AGREEMENTS

  Except as described under "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Capitalization of Business Units," no obligation or covenant imposed by the Contingent Stock Agreement shall be construed to obligate Rouse or any of its subsidiaries in any way to make loans to, advance funds to, invest additional capital in or extend its credit in order to obtain financing for, or provide working capital for, any Business Unit or any Business Unit Entity, except in its sole and absolute discretion. Rouse makes no representation or warranty that the operation of any Business Unit or any portion of the assets of any Business Unit shall be profitable or that any Business Unit will have receipts sufficient to obligate Rouse to deliver Contingent Shares under the Contingent Stock Agreement.

CAPITALIZATION OF BUSINESS UNITS

  Except as described below, Rouse and its subsidiaries have no obligation to provide funds to any Business Unit in connection with the conduct of the business and operations of such Business Unit.

  PLAYA VISTA. To the extent that HHPLP (or any Business Unit Entity succeeding to the interests of HHPLP in the assets of the Playa Vista Business
Unit), together with Maguire Thomas Partners/JMB Associates and Maguire Thomas Partners/JMB Area C Associates (collectively, the "PV General Partners"), determine to contribute additional capital to either of the PV Partnerships, Rouse will make contributions on behalf of HHPLP in an amount not to exceed $15,000,000 (the "Funding Requirement"); provided that Rouse will not be obligated to make any such contribution unless (i) with respect to all or any portion of the first $10,000,000 of the Funding Requirement, a majority of the members of the Review Committee determine that Rouse should make such contribution and (ii) with respect to all or any portion of the Funding Requirement in excess of $10,000,000, all of the members of the Review Committee determine that Rouse should make such contribution. Any capital contributions made to the PV Partnerships during the period commencing on January 1, 1996 to and including the Effective Time will be deemed to have been made by Rouse. If Rouse funds less than $10,000,000 pursuant to the Funding Requirement, on or before the tenth day after the Termination Date (as defined below), the Business Unit Account for the Playa Vista Business Unit will be credited with an amount equal to the sum of (A) $10,000,000 minus the amount of the Hughes Funding plus (B) a 7% per annum return, compounded semi-annually, on such amount from the date of the Contingent Stock Agreement to date such amount is credited to the Business Unit Account for the Playa Vista Business Unit. "Termination Date" means the date of consummation of the Playa Vista Financings (as defined in the Contingent Stock Agreement) (see "THE HUGHES CORPORATION--Los Angeles Properties--Playa Vista") or, if such financings are not consummated, at such time as the agreements, if any, between HHPLP and Maguire Thomas Partners for mutually agreed capital commitments expire or are terminated.

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  OTHER BUSINESS UNITS. From the Effective Time until nine months after the
Effective Time, Rouse shall, from time to time make a loan or loans to the Business Unit Entities owning the assets of the General Business Unit, the Howard Hughes Center Business Unit and the Summerlin Business Unit, on a revolving credit basis, in an aggregate principal amount not at any time exceeding $25,000,000 (the "Revolving Credit Loans"); provided, however, that if, on the date which is nine months after the date on which the Effective Time occurs (the "Effective Date"), the unutilized portion of the commitment under the working capital component of the Bank of America credit facility currently available to HHPLP, or any replacement facility, is less than $20,000,000, then Rouse shall continue to, from time to time, make Revolving Credit Loans to such Business Unit Entities until the date which is two years after the Effective Date, in an aggregate principal amount not at any time exceeding $20,000,000 minus the unutilized portion of such commitment on the date which is nine months after the Effective Date. In no event will Rouse be obligated to make loans unless the applicable Business Unit Entity could not reasonably be expected to obtain funds for working capital requirements through borrowing from a financial institution on commercially reasonable terms. The proceeds of each Revolving Credit Loan will be used solely (i) for working capital purposes of the relevant Business Unit and (ii) in connection with the operation of the relevant Business Unit. If the aggregate working capital requirements of two or more Business Units exceed $25,000,000 at any time, the Revolving Credit Loans may be allocated by Rouse among such Business Units as Rouse reasonably determines in good faith.

  On each Calculation Date occurring while any Revolving Credit Loan is outstanding, the working capital needs of the General Business Unit, the Howard Hughes Center Business Unit and the Summerlin Business Unit will be reviewed. If Excess Cash Flow exceeds funds required by a Business Unit for working capital purposes, such excess shall be used to repay outstanding amounts under Revolving Credit Loans made for the account of such Business Unit, and thereafter to repay outstanding amounts under Revolving Credit Loans made for the account of other Business Units. To the extent that a Revolving Credit Loan made for the account of a Business Unit is paid for the account of a different Business Unit, such payment shall constitute an Advance (as defined below) by the Business Unit for whose account such payment was made to the Business Unit for whose account such Revolving Credit Loan was borrowed and a payment by the Business Unit Entity for whose account such Revolving Credit Loan was borrowed to Rouse.

LOANS AND ADVANCES

  Rouse may, at its option, make loans and advances to any Business Unit Entity for the account of any Business Unit from time to time for the sole purpose of providing working capital and other funds for use in connection with such Business Unit as contemplated by the Contingent Stock Agreement (each a "Loan"); provided, however, that prior to making any Loan, Rouse will pay or cause to be paid in cash any payables owed to such Business Unit by Rouse or any affiliate of Rouse, irrespective of whether the same are due and payable. To the extent that any Business Unit requires funds for such purposes, Rouse may, at its option, (i) cause the applicable Business Unit Entity to borrow such funds for the account of such Business Unit from a financial institution on commercially reasonable terms or (ii) make a Loan to such Business Unit Entity for the account of such Business Unit on arm's length terms provided that if such Business Unit Entity could not reasonably be expected to obtain such funds through a borrowing from a financial institution at a per annum interest rate of less than 15%, than such Loan shall accrue interest at the rate of 15% per annum.

  If (i) any Business Unit has insufficient funds for working capital purposes; (ii) Rouse is not obligated to make a Revolving Credit Loan to the applicable Business Unit Entity; (iii) third party financing to fund such working capital requirements is unavailable to such Business Unit Entity; and
(iv) Rouse elects not to make a Loan to such Business Unit Entity for the account of such Business Unit, such Business Unit Entity or any other Business Unit Entity may, with the unanimous consent of

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

the Review Committee, loan funds to such Business Unit from any other Business Unit (each such loan, an "Advance"); provided, however, that prior to any Advance being made to such Business Unit, Rouse will pay or cause to be paid in cash any payables owed to such Business Unit by Rouse or any affiliate of Rouse, irrespective of whether the same are due and payable. Advances shall not bear any interest and shall be repaid by the recipient Business Unit to the Business Unit making such Advance on each Calculation Date thereafter, to the extent that the Excess Cash Flow of such Business Unit as of such Calculation Date exceeds its working capital requirements after giving effect to any payments required to be made to Rouse in respect of Revolving Credit Loans. The proceeds of an Advance are deemed to be a receipt by the Business Unit receiving such Advance and an expenditure by the Business Unit making such Advance for purposes of determining Excess Cash Flow for such Business Units for the Computation Period during which such Advance is made.

ABANDONMENT OF ASSETS

  If (i) Rouse, in its good faith judgment, determines, based upon reasonable assumptions and after consultation with the Review Committee, that the continued ownership and operation of any Business Unit would be neither profitable to nor in the best interests of Rouse and the Holders; (ii) Rouse is not obligated to make a Revolving Credit Loan to the applicable Business Unit Entity; (iii) third party financing to fund the cash requirements of such Business Unit is unavailable to the applicable Business Unit Entity; (iv) Rouse is unwilling to make a Loan to the applicable Business Unit Entity in connection with such Business Unit; and (v) the Review Committee has rejected a request to have another Business Unit make an Advance to such Business Unit, then Rouse may cease to operate such Business Unit; provided, however, that prior to any such cessation, Rouse shall (A) unless otherwise consented to by the Representatives, use commercially reasonable efforts for a period of at least 12 months to market and sell or lease the assets of such Business Unit and (B) if no potential purchaser or lessee for any of such assets exists as of the last day of such period, Rouse shall, unless otherwise consented to by the Representatives, sell any such assets at a public auction, for cash or credit, at the highest price bid for such assets at such auction.

BOARD REPRESENTATION

  From the date of the Contingent Stock Agreement until the earlier to occur of (i) the first day on which the Holders will no longer own, beneficially or of record, at least 5% of the outstanding shares of Rouse Common Stock and
(ii) the expiration of ten years from the date of the Contingent Stock Agreement, the Representatives will be entitled to designate an individual for election to the Board of Directors of Rouse; provided, however, that such individual is reasonably acceptable to Rouse at the time of his other initial designation. Pursuant to the terms of the THC Merger Agreement, in accordance with its bylaws, the Board of Directors of Rouse, at its February 22, 1996 meeting, determined to increase the size of its Board of Directors by one and to fill the vacancy created by such increase by the election of the Holders' Designee (i.e., William R. Lummis), which election will be effective as of the Effective Time. See "MANAGEMENT OF ROUSE--Addition of Director and Executive Officer as a Result of the Mergers." Such Holders' Designee shall serve until the first annual meeting of the stockholders of Rouse following the Effective Time and until his or her successor shall be duly elected and qualified or until his or her death, disability, removal or resignation.

  So long as the Representatives possess the right of designation described above, Rouse will nominate (or will cause to be nominated) for election at each annual meeting of the stockholders of Rouse after the Effective Time, the incumbent Holders' Designee or such other individual as the Representatives may designate; provided, however, that such other individual is reasonably acceptable to Rouse at the time of his or her initial designation.


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

  So long as the Representatives possess the right of designation described above, if the Holders' Designee should die, become disabled, be removed, retire or resign during the term of his or her office, the Representatives will be entitled to designate a successor Holders' Designee reasonably acceptable to Rouse at the time of his or her initial designation, in which event Rouse will cause such successor Holders' Designee to be promptly elected as a member of the Board of Directors of Rouse to fill the vacancy created by such death, disability, removal, retirement or resignation. So long as the Representative possess the right of designation described above, without the prior written consent of the Representatives (which consent will not be unreasonably withheld), neither Rouse nor its Board of Directors will (i) recommend that the Holders' Designee be removed by the stockholders of Rouse or (ii) fail to recommend any incumbent Holders' Designee for re-election.

REPRESENTATIONS AND WARRANTIES

  Rouse makes certain representations and warranties in the Contingent Stock Agreement relating to, among other things: (i) organization and qualification to do business; (ii) authorization, execution, delivery, performance and enforceability of the Contingent Stock Agreement and the absence of conflicts, violations and defaults as a result thereof under charters and bylaws, statutes, rules and regulations, judgments, orders and decrees and certain agreements; (iii) receipt of all necessary approvals and consents from governmental authorities; (iv) due authorization and valid issuance of the Contingent Shares and Contingent Preferred Shares at the time of issuance; (v) free tradeability of the Contingent Shares upon receipt; (vi) effectiveness of the Registration Statement (of which this Proxy Statement/Prospectus constitutes a part); (vii) registration of the Contingent Shares and the Contingent Preferred Shares under state securities laws; (viii) absence of certain claims, demands or proceedings; (ix) absence of any judgments, orders, injunctions or decrees that would have a material adverse effect on Rouse's ability to perform its obligations under the Contingent Stock Agreement, the value or marketability of the assets of the Business Units and other matters; and (x) accuracy and completeness of any factual information provided by Rouse or any Business Unit to the Holders or their agents.

FINANCIAL AND OTHER INFORMATION TO BE PROVIDED BY ROUSE

  Rouse is required to furnish to the Review Committee and the Representatives as soon as available (and in any event not later than 60 days) after the end of each Computation Period: (i) a report prepared and certified by an authorized officer with respect to each Business Unit, prepared as of the last day of such Computation Period, setting forth the amount and purpose of each reserve established and/or maintained by Rouse or any Business Unit Entity with respect to any of the Business Units accompanied by a certificate of such authorized officer stating (A) that all such reserves comply with and satisfy the definition of "Reserve" contained in the Contingent Stock Agreement and
(B) whether or not during or at the end of such Computation Period any Event of Default existed and, if any Event of Default existed, specifying the nature and period of existence thereof and what action Rouse or such Business Unit Entity has taken, is taking or proposes to take with respect thereto; (ii) a report prepared and certified by an authorized officer with respect to each Business Unit, prepared as of the last day of such Computation Period (A) specifying (1) receipts received by Rouse, any Business Unit Entity or any of their respective subsidiaries during such Computation Period with respect to such Business Unit and the aggregate amount of receipts received by Rouse, any Business Unit Entity or any of their respective subsidiaries during the period from the effective date of the Contingent Stock Agreement to and including the last day of such Computation Period with respect to such Business Unit, (2) expenditures incurred by Rouse, any Business Unit Entity or any of their respective subsidiaries during such Computation Period with respect to such Business Unit and the aggregate amount of any and all expenditures incurred by Rouse, any Business Unit Entity or any of their respective subsidiaries during the period from the effective date of the Contingent Stock Agreement to and including the last day of such Computation Period with respect to such Business Unit and (3) the

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amount of Excess Cash Flow with respect to such Business Unit as of the last day of such Computation Period and the aggregate amount of Excess Cash Flow during the period from the effective date the of the Contingent Stock Agreement to and including the last day of such Computation Period with respect to such Business Unit and (B) showing in reasonable detail the manner in which such amounts were calculated; and (iii) except after the last Computation Period of any calendar year, an operating statement with respect to each Business Unit for such Computation Period and the portion of the calendar year then ended, together with a certificate of an authorized officer stating that such operating statement has been prepared (A) in accordance with generally accepted accounting principles and (B) using such allocations, conventions and methods as are consistent with generally accepted accounting principles and have been consistently utilized by Rouse or the applicable Business Unit Entity with respect to such Business Unit.

  Rouse is required to furnish to the Review Committee and the Representatives as soon as available (and in any event not later than 120 days) after the end of each calendar year, an operating statement with respect to each Business Unit for such calendar year, together with a certificate of an authorized officer stating that such operating statement has been prepared (i) in accordance with generally accepted accounting principles and (ii) using such allocations, conventions and methods as are consistent with generally accepted accounting principles and have been consistently utilized by Rouse or the applicable Business Unit Entity with respect to such Business Unit.

  In addition, Rouse is required to provide the Review Committee and the Representatives with prompt notice of (i) the occurrence of any Event of Default and any proposed action with respect thereto, (ii) any violation of any licenses, permits, registrations, exemptions, franchises or other authorizations or consents obtained from governmental authorities in connection with the Business Units and any amendment or revocation thereof if such violation or amendment or revocation could reasonably be expected to have a Material Adverse Effect, (iii) any violation of, or noncompliance with remedial obligations under, any environmental statute to which the Business Units or any of their assets are subject or any contamination of the environment if such violation or contamination could reasonably be expected to have a Material Adverse Effect, (iv) the existence of any claim, demand or proceeding with respect to matters (including violations of environmental statutes and releases of hazardous materials into the environment) affecting any Business Unit if such claim, demand or proceeding could reasonably be expected to have a Material Adverse Effect and (v) the incurrence of any lien (or the taking of any action leading thereto) on the assets of any Business Unit if such lien could reasonably be expected to have a Material Adverse Effect. Rouse will also provide the Review Committee and the Representatives with (i) copies of all periodic reports, proxy statements and registration statements that it files with the Commission or any national securities exchange, and (ii) copies of all press releases and other written statements it makes available to the public relating to the Business Units or any of their assets or to any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect.

CONSOLIDATION AND MERGERS; SUCCESSORS

  Rouse will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Rouse, by agreement in form and substance reasonably acceptable to the Representatives, to expressly assume and agree to perform the Contingent Stock Agreement in the same manner and to the same extent that Rouse would be required to perform it if no such succession had taken place.

  In the Contingent Stock Agreement, Rouse acknowledges that such agreement and the rights of the Holders thereunder (including (i) the right of the Holders to receive securities which are freely tradeable and readily marketable and (ii) the non-taxable receipt by the Holders of Rouse Common Stock pursuant to the THC Merger and of Contingent Shares or Contingent Preferred Shares thereunder) are of major importance to the Holders and that each Holder is justified in believing and assuming that Rouse will not voluntarily undertake or complete any Prohibited Transaction (as defined below) and Rouse agrees that, without the prior written consent of the Majority Holders (as defined below), it will not undertake or complete any Prohibited Transaction. "Prohibited Transaction" means (A) any reorganization of Rouse or any consolidation or merger of Rouse with or into another entity, (B) any recapitalization, reclassification or change in the capital structure of Rouse, (C) any partial or complete liquidation, dissolution or winding up of the affairs of Rouse or (D) any other transaction or event if, in any such case and for any reason, (1) Rouse or any successor to Rouse shall be incapable of, or restricted or prohibited from, delivering (on a timely basis) freely tradeable and readily marketable securities comparable to the Contingent Shares or the Contingent Preferred Shares (as applicable) or (2) such transaction or event could reasonably be expected to have a prejudicial effect on the Holders with respect to their non-taxable receipt of securities pursuant to the THC Merger Agreement or the Contingent Stock Agreement.

  In the event Rouse desires to implement any transaction of the type described in clauses (A) through (D) of the preceding paragraph which Rouse has concluded, in good faith, does not constitute a Prohibited Transaction (a "Proposed Transaction"), Rouse shall, as soon as practicable prior to the implementation of the Proposed Transaction, give written notice to the Representatives describing the Proposed Transaction in reasonable detail and setting forth Rouse's conclusion that the Proposed Transaction does not constitute a Prohibited Transaction and the reasons therefor. Such notice may also contain a request that the Representatives agree with the conclusion set forth therein. Upon receipt of any such request, the Representatives shall consider the same in good faith and shall be authorized (but not obligated) to agree, on behalf of the Holders, with Rouse's conclusion that the Proposed Transaction does not constitute a Prohibited Transaction. Any such agreement of the Representatives (i) shall be in writing, (ii) shall be limited to the Proposed Transaction in question and shall not extend or apply to any other transaction or event and (iii) may be conditioned upon and subject to the execution and delivery to the Representatives of one or more instruments in writing designed to fairly and equitably protect the rights, privileges, interests and remedies of the Holders and the Representatives against one or more effects of the Proposed Transaction. Moreover, each such agreement of the Representatives shall be binding upon the Holders and, in the absence of fraud or bad faith, Rouse shall be fully protected in acting in accordance with such agreement.

DISPUTE RESOLUTION

  In the event of any dispute between Rouse, on the one hand, and the Representatives, on the other hand, with respect to any matter covered by the Contingent Stock Agreement, Rouse and the Representatives (the "Disputants") shall first use their best efforts to resolve such dispute between themselves. If the Disputants are unable to resolve the dispute within 15 days, they agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Disputants will jointly appoint a mutually acceptable mediator, seeking assistance from the American Arbitration Association if they are unable to agree upon such appointment within ten days following the 15-day period referred to above. Upon appointment of the mediator, the Disputants agree to participate in good faith in the mediation and negotiations relating thereto for 20 days. If the Disputants are not successful in resolving the dispute through mediation within such 20-day period, either Disputant may submit the dispute to arbitration. The fees and expenses of the mediator shall be borne by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator deems appropriate. To submit a dispute to arbitration, a Disputant must give written notice to the other Disputant, in which event the dispute shall be settled by arbitration. The fees and expenses of the arbitrators shall be borne by the non-prevailing Disputant or, in the event there is no clear prevailing Disputant, as the arbitrators deem appropriate. All arbitration conferences and hearing shall be held in Wilmington, Delaware or at such other place as the Disputants may mutually agree.

AMENDMENTS AND WAIVER

  The Contingent Stock Agreement may not be amended, supplemented or modified, nor may compliance by Rouse with any provision of the Contingent Stock Agreement be waived (either generally or in a particular instance and either retroactively or prospectively), except, in each case, by an instrument in writing duly entered into by Rouse and all of the Representatives. Without limitation of the foregoing, the Representatives may, without the consent of any of the Holders, enter into one or more instruments supplemental to the Contingent Stock Agreement as they may deem desirable in order to (i) add to the covenants of Rouse in the Contingent Stock Agreement, (ii) surrender any right or power conferred upon Rouse by the Contingent Stock Agreement, (iii) evidence any succession of any person to Rouse and the assumption by such successor of the covenants of Rouse contained in the Contingent Stock Agreement, (iv) cure any ambiguity in (or cure, correct or supplement any defective provision of) the Contingent Stock Agreement in such manner as shall not be inconsistent with the Contingent Stock Agreement or adversely affect the rights, privileges or remedies of the Holders under the Contingent Stock Agreement. Notwithstanding the foregoing, no such amendment, supplement, modification or waiver will be effective:

    (A) except as provided in clause (B) below, without the prior written consent of Holders whose combined Percentage Interests represent more than 50% of the Percentage Interests of all Holders (excluding Rouse, its subsidiaries and affiliates (the "Majority Holders"), if such amendment, supplement, modification or waiver would (1) add any provision to the Contingent Stock Agreement, change in any manner or eliminate any of the provisions of the Contingent Stock Agreement or modify in any respect the rights of the Holders under the Contingent Stock Agreement, in each case if such addition, change, elimination or modification would materially and adversely affect the rights, privileges or remedies of the Holders under the Contingent Stock Agreement or (2) waive any Event of Default;

    (B) without the prior written consent of all the Holders, if such amendment, supplement, modification or waiver would (1) change the amount of, or times for the delivery of, Contingent Shares or Contingent Preferred Shares to be delivered by Rouse under the Contingent Stock Agreement in a manner adverse to the Holders, (2) change the Valuation Date of any Business Unit, (3) reduce the Percentage Interest of any Holder (other than due to an assignment to a permitted assignee), (4) substitute any equity interest for the Contingent Shares or Contingent Preferred Shares required to be delivered by Rouse under the Contingent Stock Agreement (unless otherwise specifically permitted in the Contingent Stock Agreement), (5) waive any Event of Default under clause (ii) of the definition thereof or
  (6) change the provisions of the Contingent Stock Agreement with respect to amendments, supplements, modifications and waivers (except to increase any percentage required to approve any such amendment, supplement, modification or waiver or to provide that certain other provisions of the Contingent Stock Agreement cannot be amended, supplemented, modified or waived without the consent of all of the Holders affected thereby);

    (C) without the prior written consent of all members of the Review Committee, if such amendment, supplement, modification or waiver would adversely affect the rights, duties or immunities of the members of the Review Committee under the Contingent Stock Agreement; or

    (D) without the prior written consent of all of the Representatives, if such amendment, supplement, modification or waiver would adversely affect the rights, duties or immunities of the Representatives under the Contingent Stock Agreement.

  Notwithstanding anything to the contrary contained in the Contingent Stock Agreement, Article V of the Contingent Stock Agreement (relating to the Representatives) may be amended, supplemented or modified at any time solely by an instrument in writing signed (x) by the Representatives with the consent of the Majority Holders and (y) if and to the extent that such amendment, modification or supplement would in any way be prejudicial to Rouse, by Rouse.

                       SELECTED FINANCIAL DATA OF ROUSE

  The following table sets forth certain selected financial information of Rouse as of and for each of the years in the five year period ended December 31, 1995. Such selected financial information has been derived from the audited consolidated financial statements of Rouse which, for each year in such five-year period, have been audited by KPMG Peat Marwick LLP, independent accountants. The following financial information should be read in conjunction with Rouse's Consolidated Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROUSE" included elsewhere in this Proxy Statement/Prospectus.

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1995        1994        1993        1992        1991
                          ----------  ----------  ----------  ----------  ----------
                             (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
OPERATING RESULT DATA:
 Revenues from
  continuing
  operations............  $  672,821  $  671,171  $  646,805  $  597,105  $  573,498
 Earnings (loss) from
  continuing
  operations............       5,850       6,606      (1,291)    (15,849)      2,424
 Earnings (loss) from
  continuing operations
  applicable to common
  shareholders per share
  of common stock.......        (.18)       (.14)       (.27)       (.33)        .05
BALANCE SHEET DATA:
 Total assets-cost
  basis.................   2,985,609   2,915,860   2,874,982   2,726,281   2,637,452
 Total assets-current
  value basis...........   4,852,403   4,736,961   4,588,636   4,217,819   4,174,093
 Debt and capital
  leases................   2,538,315   2,532,920   2,473,596   2,498,983   2,374,527
 Shareholders' equity
  (deficit):
 Historical cost basis..      42,584      95,026     113,151     (34,848)     17,328
 Current value basis....   1,539,155   1,614,245   1,525,606   1,188,896   1,274,070
 Shareholders' equity
  (deficit) per share of
  common stock:
 Historical cost basis
  (1)...................         .73        1.63        1.98        (.74)        .36
 Current value basis
  (1)...................       26.30       27.75       26.75       25.50       26.60
OTHER SELECTED DATA:
 Earnings before
  depreciation and
  deferred taxes from
  operations (EBDT)
  (2)...................     108,360      94,710      78,281      52,282      46,820
 Net cash provided by
  (used in):
 Operating activities...     107,001     113,775     101,149      66,630      67,226
 Investing activities...     (64,995)   (178,551)   (154,446)   (144,836)    (96,210)
 Financing activities...       3,518      40,618      47,068      98,914      17,271
 Ratio of earnings to
  combined fixed charges
  and Preferred stock
  dividend requirements
  (3)(4)................         --          --          --          --          --
 Cash dividends per
  share of common stock
  for the period........         .80         .68         .62         .60         .60
 Cash dividends per
  share of convertible
  preferred stock for
  the period............        3.25        3.25        2.83         --          --
 Market price per share
  of common stock at end
  of period (5).........       20.13       19.25       17.75       18.00       18.25
 Market price per share
  of convertible
  Preferred stock at end
  of period.............       51.63       48.50       53.75         --          --
 Weighted average common
  shares outstanding....      47,814      47,565      47,411      47,994      48,157
 Number of common shares
  outstanding at end of
  period................      47,923      47,571      47,562      47,292      48,193
 Number of convertible
  Preferred shares
  outstanding at end of
  period................       4,505       4,505       4,025         --          --

- -------
(1) Historical cost basis shareholders' equity (deficit) per share of Rouse Common Stock and current value basis shareholders' equity per share of Rouse Common Stock assume the conversion of Rouse's Series A Convertible Preferred stock.
(2) Rouse uses a supplemental performance measure along with net earnings
    (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes (EBDT), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, Rouse believes that EBDT provides relevant information about its operations and is necessary, along with net earnings (loss), for an understanding of its operating results.
(3) The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(4) Total fixed charges and Preferred stock dividend requirements exceeded Rouse's earnings available for fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000, $17,722,000, $29,449,000 and
    $10,347,000 for the years ended December 31, 1995, 1994, 1993, 1992, 1991, respectively.

(5) The market price of Rouse Common Stock as of the close of business on May 13, 1996 was $23.75 per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROUSE

GENERAL

  Rouse's primary business is the acquisition, development and management of income-producing real estate projects. Rouse operates a diversified portfolio of retail centers, office buildings and mixed-use and other properties located throughout the United States. In addition, Rouse develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland.

  Management believes that Rouse's financial position is sound and that its liquidity and capital resources are adequate. As shown in the supplemental current value basis financial statements, current value basis shareholders' equity, which is an important indication of Rouse's financial strength, was $1.54 billion at December 31, 1995, slightly down from $1.61 billion at December 31, 1994.

  Rouse has continued to achieve strong financial results in recent periods, despite the generally difficult environment for retail businesses. Earnings before depreciation and deferred taxes ("EBDT"), which is defined and discussed in detail below, increased 14% in 1995 and 21% in 1994, including increases of 12% and 19%, respectively, in EBDT from retail centers. These results have been made possible by several factors, including strong performances from Rouse's larger, major market retail centers, expansions of certain retail centers and retail centers in which Rouse has acquired ownership interests, consistently good earnings from land sales and operating properties in Columbia, refinancing of a significant amount of project-related debt at lower interest rates and, to a lesser extent, dispositions or modifications of the terms of agreements relating to properties which were incurring losses before depreciation and deferred taxes.

  Management believes that the outlook is for continued satisfactory growth in EBDT from existing properties. Prospects for growth in EBDT from land sales and office/mixed-use properties in 1996 are good given the solid or improving conditions in the major markets in which Rouse operates. EBDT from retail centers is also expected to grow in 1996, although the rate of growth is expected to slow given the continued difficult retailing environment. The planned acquisition of THC will allow Rouse to capitalize on its existing strengths in retail and office/mixed-use projects and large-scale land development projects and to establish a significant presence in the fast-growing Las Vegas market. The acquisition is scheduled to close in the second quarter of 1996 and is expected to contribute significantly to the growth in EBDT in 1996. For the longer term, Rouse intends to focus its development efforts on Columbia, the assets acquired in the purchase of THC, opportunities to expand and/or revitalize existing retail centers and projects in growing markets which have not had excessive retail development. Rouse will also continue to selectively dispose of retail centers that do not appear to have future prospects consistent with Rouse's objectives, particularly smaller centers in smaller markets. The objective is to refine and continually upgrade the portfolio so that it is comprised of top tier properties that will produce consistently strong increases in earnings and current values.

OPERATING RESULTS

  This discussion and analysis of operating results covers each of Rouse's four business segments as management believes that a segment analysis provides the most effective means of understanding Rouse's business. Note 13 to the Consolidated Financial Statements of Rouse included elsewhere in this Proxy Statement/Prospectus should be referred to when reading this discussion.

  OPERATING PROPERTIES: Rouse reports the results of its operating properties in two categories: retail centers ("retail" properties) and office, mixed-use and other properties ("office/mixed-use" properties).

  Rouse's tenant leases provide the foundation for the performance of its retail and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse Rouse for most of its operating expenses. Substantially all of Rouse's retail leases also provide for additional rent based on tenant sales (percentage rent) in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

  Most of Rouse's operating properties are financed with long-term, fixed rate, nonrecourse debt and, therefore, are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to Rouse's lenders based on operating results and, in some instances, a share of a property's residual value upon sale or refinancing or at maturity.

  Revenues from retail properties increased $5,205,000 in 1995 and $22,877,000 in 1994. The increase in 1995 was attributable to the operations of expansions opened in August 1994 and March 1995, higher effective rents on re-leased space and purchases of ownership interests in two retail centers. These increases were partially offset by the effects of lower average occupancy (90.9% in 1995 compared to 92.3% in 1994), lower recoveries of operating expenses due to expense reduction efforts, and dispositions of interests in properties in the first quarter of 1994 and second quarter of 1995. The increase in 1994 was attributable to the operations of expansions opened in 1994, a full year of operations of expansions opened and properties acquired in 1993 and higher effective rents on re-leased space. The increase was also due to higher occupancy levels at Rouse's larger, major market retail centers and increased lease cancellation payments received as a result of tenant restructurings or downsizings. These increases were partially offset by the disposition of a retail center in the first quarter of 1994.

  Total operating and interest expenses for retail properties decreased $7,661,000 in 1995 and increased $8,965,000 in 1994. The decrease in 1995 was attributable primarily to the effects of lower average occupancy levels, lower operating expenses due to expense reduction efforts, lower bad debt expenses due to recoveries of amounts previously reserved, the dispositions referred to above and reductions in interest expense due to debt repayments and refinancings completed in 1994 and early 1995 at certain properties. These decreases were partially offset by increases in expenses associated with the operations and financing of the properties opened or acquired referred to above. The increase in 1994 was attributable to costs relating to expansions opened in 1994 and a full year of operations of expansions opened and properties acquired in 1993, higher occupancy levels at many of Rouse's larger, major market retail centers and higher interest costs related to floating rate debt. These increases were partially mitigated by the effects of the disposition of a retail center in the first quarter of 1994 and to lower interest expense on fixed rate property debt due to debt repayments and refinancings at certain properties.

  Revenues from office/mixed-use properties decreased $1,606,000 in 1995 and increased $2,540,000 in 1994. The decrease in 1995 was attributable primarily to dispositions of properties in the third quarter of 1994 and second quarter of 1995 and lower recoveries of operating expenses due to lower occupancy levels and reduced operating expenses at certain projects. These decreases were partially offset by increased revenues at certain hotel and office properties in Columbia due to higher occupancy levels and increases in tenant lease cancellation payments due to tenant restructurings and downsizings. The increase in revenues in 1994 was attributable primarily to higher occupancy levels at office and hotel properties and a full year of operations of properties opened in 1993, partially offset by lower recoveries of operating expenses at two office properties where the tenants began paying certain operating expenses directly in 1994.

  Total operating and interest expenses for office/mixed-use properties decreased $3,324,000 in 1995 and increased $1,835,000 in 1994. The decrease in 1995 was attributable primarily to the dispositions of properties referred to above, lower bad debt expense due to recoveries of amounts previously reserved and lower operating expenses at certain projects. These decreases were partially offset by expenses related to the openings of two industrial buildings in Columbia in the second quarter of 1994 and higher interest expense on a mixed-use project. Interest on this project's loan was lower in 1994 because Rouse exercised an option in the loan agreement to make a specified payment and reduce the effective interest rate on the loan retroactive to the beginning of its term. The payment was less than the interest previously accrued, and the difference was recorded as a reduction to interest expense in 1994. The increase in 1994 was due primarily to a full year of operations of properties opened in 1993 and higher occupancy levels at office and hotel properties, partially offset by lower operating expenses at the two office properties referred to above. Also, lower interest expense at certain properties due to debt reductions and refinancings and the exercise of the interest rate reduction option referred to above mitigated the overall increase in interest and operating expenses in 1994.

  LAND SALES: Rouse's land sales operations relate primarily to the city of Columbia. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and management's decisions to sell, develop or retain land.

  Land sales revenues were $33,403,000 in 1995, $35,232,000 in 1994 and
$35,313,000 in 1993. The decrease in revenues in 1995 was due primarily to lower sales of land for commercial/other uses in Columbia.

  Land sales costs and expenses were $22,898,000 in 1995, $24,905,000 in 1994 and $23,480,000 in 1993. The decrease in 1995 was attributable to lower cost of sales due to the lower land sales revenues referred to above. The increase in 1994 was attributable primarily to higher operating and interest expenses due to a lower level of land development activity on projects other than Columbia.

  DEVELOPMENT: Development expenses were $7,646,000 in 1995, $6,989,000 in 1994 and $4,348,000 in 1993. These costs consist primarily of additions to the pre-construction reserve and new business costs.

  The pre-construction reserve is maintained to provide for costs of projects in the pre-construction phase of development, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the pre-construction reserve were $3,800,000 in 1995, $3,400,000 in 1994 and $2,900,000 in 1993. New business costs relate primarily to the initial evaluation of potential acquisition and development opportunities. These costs were $3,488,000 in 1995, $3,094,000 in 1994 and $953,000 in 1993. The increases in pre-construction reserve additions and new business costs in 1995 and 1994 were attributable to Rouse's more active pursuit of potential development and acquisition opportunities.

  CORPORATE: Corporate revenues consist of interest income earned on temporary investments, including investments of unused proceeds from refinancings of certain properties. Corporate interest income was $2,772,000 in 1995, $2,892,000 in 1994 and $3,862,000 in 1993. The decreases in 1995 and 1994 were attributable primarily to lower average investment balances.

  Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other segments. Interest is capitalized on corporate funds invested in projects under development, and interest on the proceeds of corporate borrowings and distributions on the proceeds of Rouse-obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Accordingly, corporate interest expense consists primarily of interest on the convertible subordinated debentures, the unsecured 8.5% notes and unused proceeds from refinancings of certain properties, net of interest capitalized on development projects or allocated to other segments, and corporate operating expenses consist primarily of general and administrative costs and distributions on the redeemable preferred securities, net of distributions allocated to other segments.

  Corporate interest costs were $14,032,000 in 1995, $13,934,000 in 1994 and $18,571,000 in 1993. Of such amounts, $3,747,000, $2,564,000 and $2,158,000 were capitalized in 1995, 1994 and 1993, respectively, on funds invested in development projects. The decrease in corporate interest costs in 1994 was attributable primarily to redemption of a $100,000,000 issue of convertible subordinated debentures in May 1993. The higher level of interest capitalized in 1995 reflects the higher level of corporate funds invested in development projects, consistent with Rouse's more active pursuit of development opportunities.

  GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET: The loss on dispositions of assets and other provisions, net, for 1995 consisted primarily of a provision for loss of $12,321,000 (recorded in the fourth quarter) on a litigation judgment involving a former tenant as discussed in Note 19 to the Consolidated Financial Statements of Rouse included elsewhere in this Proxy Statement/ Prospectus and provisions for losses totaling $15,589,000 recognized on retail centers Rouse decided to sell. These losses were partially offset by a gain of $2,379,000 related to the disposition of a retail center.

  The loss on dispositions of assets and other provisions, net, for 1994 consisted primarily of losses totaling $8,045,000 incurred on dispositions of interests in two retail centers, a hotel and an office building and a provision for loss of $2,212,000 on an industrial building. These losses were partially offset by a gain of $2,761,000 on disposition of an interest in a retail center Rouse continues to manage.

  The loss on dispositions of assets and other provisions, net, for 1993 consisted primarily of a provision for loss on investment in a retail center recorded in the fourth quarter. This loss was recognized based on management's determination that Rouse would not continue to support the property under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that Rouse would recover all of its investment in the property based on forecasts of future cash flows.

  EXTRAORDINARY LOSSES, NET OF RELATED INCOME TAX BENEFITS: The extraordinary losses in 1995, 1994 and 1993 resulted from early extinguishments or required partial early redemptions of debt and aggregated $13,278,000, $6,824,000 and $12,322,000, respectively, less deferred income tax benefits of $4,647,000, $2,377,000 and $4,271,000, respectively.

  NET EARNINGS (LOSS): Rouse had a net loss of $2,781,000 in 1995, net earnings of $2,159,000 in 1994 and a net loss of $9,342,000 in 1993. Rouse's operating income (after depreciation and amortization) was $35,918,000 in 1995, $21,259,000 in 1994 and $8,841,000 in 1993. The improvements in operating income in 1995 and 1994 were due primarily to the factors described above. Net earnings (loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits.

  EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES: Rouse uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes ("EBDT"), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, Rouse believes that EBDT provides relevant information about its operations and is necessary, along with net earnings (loss), for an understanding of its operating results.

  Depreciation and amortization are excluded from EBDT because, as shown in the current value basis balance sheets, Rouse's portfolio of operating properties is worth substantially more than its undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been significant and are not anticipated to become significant in the near term. Current federal and state income taxes are included as reductions of EBDT. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT.

  EBDT was $108,360,000 in 1995, $94,710,000 in 1994 and $78,281,000 in 1993.
The increases in EBDT in 1995 and 1994 were due primarily to improved results from the operating properties business segment, particularly retail properties. The significant changes in revenues and expenses comprising EBDT by segment are described above.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  Management believes that the current values of Rouse's assets and liabilities are the most realistic indicators of Rouse's financial strength and future profitability. Current values of Rouse's interests in operating properties (including interests in unconsolidated real estate ventures) and land held for development and sale represent the present values of forecasted net operating cash flows from these properties--Rouse's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of Rouse's assets and liabilities, has increased at a compound annual rate of 14%. The majority of Rouse's revaluation equity relates to larger, major market retail centers which continue to be a favored real estate investment. However, revaluation equity decreased $23,000,000 or 1.5% to $1.50 billion at December 31, 1995. The decrease was due primarily to increases in the current value of deferred income taxes (e.g., the present value of estimated future tax payments) and the current value of publicly traded debt not specifically related to interests in properties. Also, the rate of increase in the current values of properties moderated significantly in 1995 compared to 1994 and 1993. While investors' yield requirements for top tier retail centers did not change significantly during the year, the yield requirements for certain other properties increased. As a result, the modest increases in values of Rouse's larger, major market retail centers in 1995 were largely offset by decreases in the values of certain other properties. In addition, the projected growth in cash flows was reduced for many retail centers in 1995 as compared to 1994, primarily because of slower assumed growth in tenant sales as a result of the continued difficult retail environment.

  Cost basis shareholders' equity decreased to $42,584,000 at December 31, 1995 from $95,026,000 at December 31, 1994. The decrease was due primarily to the payment of regular quarterly dividends on Rouse Common Stock and Rouse Preferred Stock.

  Rouse had cash and cash equivalents and investments in marketable securities totaling $97,832,000 and $79,547,000 at December 31, 1995 and 1994,
respectively, including $2,910,000 and $2,001,000, respectively, held for restricted uses.

  Net cash provided by operating activities was $107,001,000, $113,775,000 and $101,149,000 in 1995, 1994 and 1993, respectively. The changes in cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. In addition, the level of net cash provided by operating activities is affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs. In particular, net cash provided by operating activities for 1995 was reduced due to payment of certain pension obligations and other liabilities.

  In 1995 and 1994, over 80% of Rouse's debt consisted of mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $36,446,000, $46,750,000 and $20,735,000 in 1995, 1994 and
1993, respectively. The decrease in 1995 was due primarily to early repayments of property debt, and the increase in 1994 was due primarily to the effects of refinancing certain office/mixed-use properties. The annual maturities of debt for the next five years include balloon payments of $75,742,000 in 1996, $80,430,000 in 1997, $42,524,000 in 1998, $132,200,000 in
1999 and $184,330,000 in 2000. The balloon payments for 1996 include $65,000,000 related to a retail center mortgage due in August. Rouse expects to refinance the mortgage on a long-term basis at or prior to its scheduled maturity. Rouse is confident that it will be able to make the other balloon payments or arrange to refinance or extend their maturities at or prior to their scheduled repayment dates.

  Rouse has historically relied primarily on fixed rate, nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. In recent years, however, Rouse has made greater use of the public capital markets to meet its capital resource needs. Since 1993, Rouse has completed public debt and equity offerings aggregating over $600,000,000 (including the unused portion of the medium-term notes), the proceeds of which have been used primarily to repay or refinance corporate and property debt and to provide liquidity and funds for other corporate purposes. These transactions were completed on terms which allowed Rouse to reduce its overall cost of capital while restructuring its debt maturities and increasing its financial flexibility. Rouse is continually evaluating sources of capital, and management believes there are reasonable and satisfactory sources available for all requirements without necessitating property sales.

  Cash expenditures for properties in development and improvements to existing properties funded by debt were $61,591,000, $78,628,000 and $87,243,000 in
1995, 1994 and 1993, respectively. A substantial portion of the costs of properties in development is financed with construction or similar loans. Typically, long-term fixed rate debt financing is arranged concurrently with the construction financing prior to the commencement of construction. Management anticipates that acceptable methods of financing development projects with fixed rate, nonrecourse debt will continue to be available. Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. Rouse's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes.

  Cash expenditures for acquisitions of interests in properties were $28,206,000 in 1995, $94,113,000 in 1994 and $34,967,000 in 1993. These costs were financed primarily by nonrecourse debt. The acquisitions in 1995 consisted of the purchases of partnership interests in three retail centers, two of which were financed in whole or in part by the sellers. The acquisitions in 1994 consisted primarily of the purchase of land underlying a retail center and the related equity interest of the former ground lessor. The acquisitions in 1993 consisted primarily of purchases of partners' interests in retail properties.

  Rouse has available sources of capital in addition to those discussed above. Rouse's equity interests in its operating properties, land held for development and sale and land in development represent sources of funds either through sales or refinancings. The aggregate equity value of these interests as of December 31, 1995 was approximately $2,444,000,000. Rouse also has lines of credit available totaling $158,920,000 which can be used to fund property acquisition costs, finance other corporate needs, repay existing indebtedness or provide corporate liquidity, subject to approval by the lenders. In addition, Rouse may issue additional medium-term notes of up to $49,700,000 through February 1997.

  The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the medium-term notes and certain other loans impose limitations on Rouse. The most restrictive of these limit Rouse's ability to incur certain types of additional debt if Rouse does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited Rouse's normal business activities and are not expected to do so in the foreseeable future.

POSSIBLE ACQUISITION OF THE HUGHES CORPORATION

  On February 22, 1996, Rouse's Board of Directors approved the terms of agreements to acquire all of the issued and outstanding shares of THC Common Stock and the ownership interests of stockholders of THC in an affiliated partnership. Consummation of the transactions is subject to certain closing conditions. For additional information about this transaction, refer to Note 20 to the Consolidated Financial Statements of Rouse included elsewhere in this Proxy Statement/Prospectus.

NEW ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 establishes new standards for measurement and recognition of impairment of long-lived assets. The Statement will be effective with respect to Rouse in 1996 and initial adoption is not expected to have a material effect on the financial position or results of operations reported by Rouse.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 permits companies to adopt a new fair value based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. If the intrinsic value method is used, information concerning the pro forma effects on net earnings (loss) and earnings (loss) per share of common stock of adopting the fair value based method is required to be presented in the footnotes to the financial statements. The Statement also requires additional footnote disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them. Rouse intends to continue using the intrinsic value method to account for its stock-based employee compensation plans and will provide the pro forma and additional disclosures about the plans in its 1996 financial statements, as required by Statement No. 123.

IMPACT OF INFLATION

  The major portion of Rouse's operating properties, its retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. Generally, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to Rouse. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse Rouse for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on Rouse's operating results. Rouse has a significant amount of debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

FACTORS AFFECTING FUTURE OPERATING RESULTS

  The foregoing discussion includes forward-looking statements which reflect Rouse's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Rouse undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following factors could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment risks; (2) development risks; (3) illiquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with the Americans with Disabilities Act; (9) competition; and (10) changes in the economic climate. For a more detailed discussion of these factors, see "RISK FACTORS-- Real Estate Development and Investment Risks."

                              MANAGEMENT OF ROUSE

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Rouse are as follows:

              NAME               AGE                  POSITION
              ----               ---                  --------
 Anthony W. Deering(b)..........  51 President, Chief Executive Officer and
                                     Director
 Douglas A. McGregor............  54 Executive Vice President for Development
                                     and Operations
 Jeffrey H. Donahue.............  50 Senior Vice President, Chief Financial
                                     Officer and Director of the Finance
                                     Division
 Duke S. Kassolis...............  44 Senior Vice President and Director of
                                     Office and Mixed-Use Operations
 Paul I. Latta, Jr..............  52 Senior Vice President and Director of
                                     Retail Operations
 Robert Minutoli................  45 Senior Vice President and Director of
                                     Acquisitions
 Robert D. Riedy................  50 Senior Vice President and Director of
                                     Retail Leasing
 Alton J. Scavo.................  50 Senior Vice President, Director of the
                                     Community Development Division and General
                                     Manager of Columbia
 Jerome D. Smalley..............  46 Senior Vice President and Director of the
                                     Commercial and Office Development Division
 George L. Yungmann.............  53 Senior Vice President, Controller and
                                     Director of the Controller's Division
 David H. Benson(a).............  58 Director
 Jeremiah E. Casey(b)(c)........  56 Director
 Rohit M. Desai(a)(b)...........  57 Director
 Mathias J. DeVito(a)(b)........  65 Chairman of the Board and Director
 Juanita T. James(b)(c).........  43 Director
 Thomas J. McHugh(b)(c).........  64 Director
 Hanne M. Merriman(a)...........  54 Director
 Roger W. Schipke(a)............  59 Director
 Alexander B. Trowbridge(b)(c)..  66 Director

- --------
(a) Member of Audit Committee.
(b) Member of Executive Committee.
(c) Member of Personnel Committee.

  Officers of Rouse are elected annually and serve at the discretion of the Board of Directors of Rouse. All directors serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

  ANTHONY W. DEERING has been a member of the Board of Directors of Rouse since 1993. Mr. Deering is a Director and President and Chief Executive Officer of Rouse. Previously, he was President and Chief Operating Officer of Rouse from February 1993 to February 1995; Executive Vice President, Finance and Administration and Chief Financial Officer of Rouse from November 1990 to February 1993; and Senior Vice President and Chief Financial Officer of Rouse from 1978 to November 1990. Mr. Deering is a director of Kleinwort Benson Holdings Inc. Advisory Board and T. Rowe Price Fixed Income and International Mutual Funds. He is a Trustee of the Baltimore Museum of Art, the Friends School of Baltimore, and the Parks and People Foundation of The Foundation for

Baltimore Recreation and Parks. Mr. Deering also is a member of the Mayor's Business Advisory Council of the City of Baltimore.

  DOUGLAS A. MCGREGOR has been Executive Vice President for Development and Operations of Rouse since August 1993. He served as Executive Vice President for Development and Director of the Office and Community Development Division of Rouse from November 1990 to August 1993 and as Senior Vice President and Director of the Office and Community Development Division of Rouse from July 1978 to November 1990.

  JEFFREY H. DONAHUE has been Senior Vice President and Chief Financial Officer and Director of the Finance Division of Rouse since September 1993. He served as Vice President and Treasurer of Rouse from February 1981 to August 1993.

  DUKE S. KASSOLIS has been Senior Vice President and Director of Office and Mixed-Use Operations of Rouse since September 1993. From September 1986 to August 1993 he served as Vice President and Director of Office and Commercial Properties of Rouse.

  PAUL I. LATTA, JR. has been Senior Vice President and Director of Retail Operations of Rouse since September 1993. From December 1990 to August 1993 he served as Vice President and Associate Division Director, Operating Properties Division of Rouse.

  ROBERT MINUTOLI has been Senior Vice President and Director of Acquisitions of Rouse since September 1993. From December 1989 to August 1993 he served as Vice President and Associate Director for Office Development of Rouse.

  ROBERT D. RIEDY has been Senior Vice President and Director of Retail Leasing of Rouse since September 1993. From December 1990 to September 1993 he served as Vice President and Associate Division Head for Commercial Development of Rouse.

  ALTON J. SCAVO has been Senior Vice President, Director of the Community Development Division and General Manager of Columbia since September 1993. From January 1978 to August 1993 he served as Vice President and Associate Director of the Community Development Division of Rouse.

  JEROME D. SMALLEY has been Senior Vice President and Director of the Commercial and Office Development Division of Rouse since September 1993. From December 1989 to August 1993 he served as Vice President and Associate Director for Office Development of Rouse.

  GEORGE L. YUNGMANN has been Senior Vice President, Controller and Director of the Controller's Division of Rouse since September 1993. From September 1974 to August 1993 he served as Vice President, Controller and Director of the Controller's Division of Rouse.

  DAVID H. BENSON has been a member of the Board of Directors of Rouse since 1987. Mr. Benson is a member of the Board of Directors of Kleinwort Benson Group plc, a bank holding company, and Chairman of the Board of Kleinwort Charter Investment Trust plc and Trustee of The Pilot Funds, both of which are investment management companies. Previously, Mr. Benson was Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is a director of British Gas plc, The Dover Corporation, Harrow Corporation, Kleinwort Benson Group plc, Kleinwort Benson U.S.A. Inc., Kleinwort Charter Investment Trust plc, Leach International, Inc. and Marshall Cavendish. He also is a Trustee of the Charities Official Investment Fund and the Edward James Foundation.

  JEREMIAH E. CASEY has been a member of the Board of Directors of Rouse since 1990. Mr. Casey is Chief Executive, USA, of Allied Irish Banks plc and Chairman of the Board of First Maryland Bancorp and its banking subsidiaries. Mr. Casey is a director of Allied Irish Banks plc and a director of the Federal Reserve Bank of Richmond, Baltimore Branch. He also is a director of the

Children's Research and Healing Center, Inc., Ireland-United States Council for Commerce & Industry, Inc., Irish Educational Development Foundation, Inc., The Kennedy Kreiger Institute, Inc. and The World Trade Center Institute. Mr. Casey also is a Trustee of both Mercy Medical Center and The Walters Art Gallery.

  ROHIT M. DESAI has been a member of the Board of Directors of Rouse since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated ("DCMI"), a specialized investment firm managing assets of various institutional clients, and Managing General Partner of Rohit
M. Desai Associates and Rohit M. Desai Associates--II, which are the general partners, respectively, of Equity-Linked Investors, L.P. ("ELI") and Equity-Linked Investors--II ("ELI-II"), New York partnerships for institutional investors (DCMI is an adviser to ELI and ELI-II). Mr. Desai is also a director of Sunglass Hut International, Inc., Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation (a subsidiary of Finlay Enterprises, Inc.).

  MATHIAS J. DEVITO has been a member of the Board of Directors of Rouse since 1972. Mr. DeVito is Chairman of the Board of Rouse. Previously, he was Chairman of the Board and Chief Executive Officer of Rouse. Mr. DeVito is a director of Allied Irish Banks plc, First Maryland Bancorp and USAir Group, Inc. He is Chairman of the Board of the Baltimore Empowerment Management Corporation, and a member of both the Business Committee for the Arts, Inc. and the Greater Baltimore Committee. Mr. DeVito also is a Trustee of the Maryland Institute, College of Art.

  JUANITA T. JAMES has been a member of the Board of Directors of Rouse since 1989. Ms. James is Senior Vice-President of the Book-of-the-Month Club, Inc., a subsidiary of Time Warner Inc. Previously, she was President and Chief Executive Officer of Time-Life Libraries, Incorporated. Ms. James is a Charter Trustee of Princeton University and a member of both the Advisory Council of Bethune-Cookman College and the National Coalition of 100 Black Women.

  THOMAS J. MCHUGH has been a member of the Board of Directors of Rouse since 1980. Mr. McHugh is President of McHugh Associates, Inc., a registered investment adviser. Mr. McHugh is a director of Philadelphia Consolidated Holding Corp. and is Vice Chairman and Trustee of St. Joseph's University.

  HANNE M. MERRIMAN has been a member of the Board of Directors of Rouse since 1992. Ms. Merriman is a Retail Business Consultant for Hanne Merriman Associates, a retail consulting firm. Previously, she was President and Chief Operating Officer of Nan Duskin, Inc., a women's specialty store. Ms. Merriman is a director of AnnTaylor Stores Corporation, CIPSCO Incorporated, State Farm Mutual Automobile Insurance Company, T. Rowe Price Mutual Funds and USAir Group, Inc. She is also a Trustee of the American-Scandinavian Foundation and a member of the National Women's Forum.

  ROGER W. SCHIPKE has been a member of the Board of Directors of Rouse since 1992. Mr. Schipke is Chairman of the Board and Chief Executive Officer of Sunbeam-Oster Company, Inc., a corporation that engages in the sale of various consumer products. Previously, he was Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc. and Senior Vice-President of General Electric Company, with worldwide responsibility for appliance products. Mr. Schipke is a director of The Brunswick Corporation, Legg Mason, Inc. and Oakwood Homes Corporation.

  ALEXANDER B. TROWBRIDGE has been a member of the Board of Directors of Rouse since 1985. Mr. Trowbridge is President of Trowbridge Partners, Inc., a corporation that engages in the consulting business. Mr. Trowbridge is a director of The Gillette Co., Harris Corp., ICOS Corp., New England Mutual Life Insurance Co., PHH Corporation, Sun Company, Inc., Sun Resorts International Ltd. and WMX Technologies, Inc. He also serves as a director of several publicly owned mutual funds managed by Warburg Pincus Counsellors, Inc. Mr. Trowbridge is a Trustee of both The Aspen Institute and Phillips Academy Andover.

ADDITION OF DIRECTOR AND EXECUTIVE OFFICER AS A RESULT OF THE MERGERS

  If the Mergers are consummated, William R. Lummis will become a director of Rouse, and John L. Goolsby will become an executive officer of Rouse.

  WILLIAM R. LUMMIS, age 67, has been Chairman of the Board of THC since 1976. He served as Chief Executive Officer of THC from 1977 until 1990. Prior to joining THC, Mr. Lummis was a partner in the Houston law firm of Andrews & Kurth L.L.P. He has served as administrator of the Estate of Howard R. Hughes, Jr. since 1976. He is a trustee of the Howard Hughes Medical Institute. He is a former director of Nevada Power Company, Republic Airlines, Inc., Texas American Bancshares, Inc. and Texas American Bank/Galleria, Houston, Texas.

  JOHN L. GOOLSBY, age 54, has been President and a director of THC since 1988 and the Chief Executive Officer of THC since 1990. Mr. Goolsby joined THC as Vice President of Real Estate in 1980; was promoted to Senior Vice President in 1983; to Executive Vice President in 1984; and to President and Chief Operating Officer in 1988. He was named Chief Executive Officer of THC in 1990. He is a director of Nevada Power Company, Bank of America Nevada and America West Airlines, Inc., and a former director of First Interstate Bank Nevada.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Rouse for the years ended December 31, 1995, 1994 and 1993 of those persons who were the Chief Executive Officer and the four other most highly compensated officers of Rouse in 1995.

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                               ANNUAL COMPENSATION             AWARDS
                               -----------------------  ------------------------
                                                        RESTRICTED    SECURITIES
          NAME                                            STOCK       UNDERLYING  ALL OTHER
     AND PRINCIPAL                                       AWARD(S)      OPTIONS   COMPENSATION
        POSITION          YEAR SALARY($)     BONUS($)      ($)           (#)         ($)
     -------------        ---- ----------    ---------  ----------    ---------- ------------
Mathias J. DeVito.......  1995    121,154         None       None         None    1,625,157(1)(7)
Chairman of the Board
 and                      1994    700,000      630,000       None         None        4,620(8)
Chief Executive
 Officer(1)               1993    548,625      438,900       None      100,000       92,497(9)(10)
Anthony W. Deering......  1995    625,000      520,313  3,725,000(2)      None      180,245(7)
President and Chief
 Executive                1994    500,000      412,500       None       50,000      180,245(8)
Officer(2)                1993    450,000(3)   315,000  1,256,250(3)    75,000       54,497(9)
Douglas A. McGregor.....  1995    430,000      298,334       None(4)      None      113,995(7)
Executive Vice President
 for                      1994    400,000      300,000       None       30,000       54,620(8)
Development and
 Operations               1993    358,000(5)   232,700    456,250(5)    25,000       54,497(9)
Larry M. Wolf...........  1995    285,000      157,463       None         None        4,620(7)
Senior Vice President
 and                      1994    285,000      138,225       None       22,500        4,620(8)
Director of Corporate     1993    277,200      152,460       None       40,000        4,497(9)
Merchandising and
Creative Services
Jeffrey H. Donahue......  1995    260,000      139,490       None(4)      None       46,183(7)
Senior Vice President
 and                      1994    240,000      134,400       None       22,500        4,620(8)
Chief Financial Officer   1993    223,654      105,170    166,250(6)      None        4,497(9)
Paul I. Latta, Jr.......  1995    260,000      132,275       None(4)      None       46,183(7)
Senior Vice President
 and                      1994    240,000      129,600       None       22,500        4,620(8)
Director of Retail
 Operations               1993    228,966      107,065    166,250(6)      None        4,497(9)

- --------
 (1) Mr. DeVito retired as Chief Executive Officer and from his employment with Rouse on February 23, 1995. He continues to serve as Chairman of the Board of Directors of Rouse. During 1995, Mr. DeVito received a special retirement bonus of $1,605,358, financial planning services having a value of $16,164 and matching contributions under Rouse's 401(k) Savings Plan in the amount of $3,635. For additional information, see "MANAGEMENT OF ROUSE--Employment Arrangements" below.

 (2) During 1994 and early 1995, Mr. Deering was President and Chief Operating Officer of Rouse. Mr. Deering was elected as Chief Executive Officer on February 23, 1995 upon Mr. DeVito's retirement from this position. Upon Mr. Deering's assumption of the role of Chief Executive Officer of Rouse, the Board of Directors of Rouse, acting pursuant to Rouse's 1994 Stock Incentive Plan, awarded Mr. Deering 200,000 shares of Rouse Common Stock (the "1995 Bonus Shares"). Ownership of the 1995 Bonus Shares vests 20% on January 2nd in each of the years 1996, 1997, 1998, 1999 and 2000. Any 1995 Bonus Shares that have not vested will be forfeited if the recipient leaves Rouse's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of Rouse). Dividends are paid on the foregoing shares. As of December 31, 1995, Mr. Deering had aggregate restricted shareholdings of 287,500 shares of Rouse Common Stock having a value, based on the value of Rouse's shares on that date, of $5,857,813.

 (3) In February 1993, in conjunction with the election of Mr. Deering as President and Chief Operating Officer of Rouse, the Board of Directors of Rouse adjusted his salary and, acting pursuant to Rouse's 1990 Stock Bonus Plan, awarded Mr. Deering 75,000 shares of Rouse Common Stock (the "1993 Bonus Shares"). Ownership of the 1993 Bonus Shares vests 10% on January 2nd in each of the years 1994, 1995 and 1996, 15% on January 2nd in each of the years 1997 and 1998, and 20% on January 2nd in each of the years 1999 and 2000. Any 1993 Bonus Shares that have not vested will be forfeited if the recipient leaves Rouse's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of Rouse). Dividends are paid on the foregoing shares.

 (4) As of December 31, 1995, Mr. McGregor had aggregate restricted shareholdings of 46,250 shares of Rouse Common Stock having a value, based on the value of Rouse's shares on that date, of $942,344, and both Messrs. Donahue and Latta had aggregate restricted shareholdings of 13,125 shares of Common Stock having a value, based on the value of Rouse's shares on that date, of $267,422.

 (5) In September 1993, in conjunction with Mr. McGregor's assumption of expanded responsibilities as Executive Vice President for Development and Operations, the Board of Directors of Rouse adjusted his salary and, acting pursuant to Rouse's 1990 Stock Bonus Plan, awarded Mr. McGregor 25,000 shares of Rouse Common Stock (the "1993 Bonus Shares"). Ownership of the 1993 Bonus Shares vests 25% on September 23rd in each of the years 1995, 1996, 1997 and 1998. Any 1993 Bonus Shares that have not vested will be forfeited if the recipient leaves Rouse's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of Rouse). Dividends are paid on the foregoing shares.

 (6) In September 1993, the Board of Directors, acting pursuant to Rouse's 1990 Stock Bonus Plan, awarded both Messrs. Donahue and Latta 17,500 shares of Rouse Common Stock (the "1993 Bonus Shares"). Ownership of the 1993 Bonus Shares vests 25% on January 2nd in each of the years 1995, 1996, 1997 and 1998. Any 1993 Bonus Shares that have not vested will be forfeited if the recipient leaves Rouse's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of Rouse). Dividends are paid on the foregoing shares.

 (7) Includes installments on loans by Rouse relating to restricted stock awards under Rouse's 1990 Stock Bonus Plan. Installments were forgiven by Rouse during 1995 in the amount of $175,625 as to Mr. Deering, $109,375 as to Mr. McGregor and $41,563 as to both Messrs. Donahue and

    Latta. Also includes matching contributions available to employees of Rouse generally under Rouse's 401(k) Savings Plan in the amount of $4,620 for each of the named executive officers, except for Mr. DeVito, who received $3,635 due to his partial year of service as Chief Executive Officer.

 (8) Includes installments on loans by Rouse relating to restricted stock awards under Rouse's 1990 Stock Bonus Plan. Installments were forgiven by Rouse during 1994 in the amount of $175,625 as to Mr. Deering and $50,000 as to Mr. McGregor. Also includes matching contributions available to employees of Rouse generally under Rouse's 401(k) Savings Plan in the amount of $4,620 for each of the named executive officers.

 (9) Includes installments on loans by Rouse relating to restricted stock awards under Rouse's 1990 Stock Bonus Plan. Installments were forgiven by Rouse during 1993 in the amount of $50,000 as to both Messrs. Deering and McGregor. Also includes matching contributions available to employees of Rouse generally under Rouse's 401(k) Savings Plan in the amount of $4,497 for each of the named executive officers.

(10) Includes a distribution of $88,000 in 1993 as partial payment of Mr. DeVito's vested pension benefits that had accrued under Rouse's Pension Plan and Supplemental Retirement Benefit Plan during his more than 24 years of service to Rouse. The distribution was approved by the Board of Directors as part of an agreement intended to remove any detriment in respect to Mr. DeVito's pension benefit resulting from his continuing to serve Rouse after attaining age 62 in August 1992, the normal retirement age at which full benefits become payable under Rouse's retirement plans.

OPTIONS AND STOCK APPRECIATION RIGHTS

  No stock options or stock appreciation rights ("SARs") were granted to any executive officer of Rouse in 1995. No SAR was exercised since no SARs have been granted at any time under Rouse's Stock Option and Stock Incentive Plans.

  The following table summarizes information relating to stock option exercises during 1995 and the number and value of unexercised options previously granted to the executive officers named in the Summary Compensation Table.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                         NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                        UNDERLYING UNEXERCISED     THE-MONEY OPTIONS(1)
                     SHARES ACQUIRED                     OPTIONS AT FY-END (#)         AT FY-END ($)
       NAME          ON EXERCISE (#) VALUE REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
       ----          --------------- ----------------- ------------------------- -------------------------
Anthony W. Deering        None             None             108,750/116,250          $286,719/$172,656
Mathias J. DeVito         None             None                221,000/None          $ 64,125/None
Douglas A. McGregor       None             None              96,250/133,750          $278,906/$121,719
Jeffrey H. Donahue        None             None              16,482/101,018          $  8,336/$191,352
Paul I. Latta, Jr.        None             None              16,482/101,018          $  8,336/$191,352
Larry M. Wolf             None             None               60,000/52,500          $  6,250/$ 49,688

- -------
(1) An "in-the-money" stock option is an option for which the market price, on December 29, 1995, of Rouse Common Stock underlying the option exceeds the exercise price (i.e., the market price of Rouse Common Stock on the date the option was granted). The value shown represents stock price appreciation since the grant date of the option.

EMPLOYMENT ARRANGEMENTS

  On November 30, 1994, Rouse entered into an agreement with Mr. DeVito in connection with his retirement as Chief Executive Officer and retirement from employment with Rouse that became effective on February 23, 1995 (the "Retirement Agreement"). Under the Retirement Agreement, Mr. DeVito received a special retirement bonus of $1,605,358, which was paid in a lump sum on February 23, 1995, and financial planning services having a value of $16,164.

  Mr. DeVito continues to serve as Chairman of the Board of Directors of Rouse. In that capacity, Mr. DeVito presides over meetings of the Board of Directors and stockholders of Rouse, serves as Chairman of the Executive Committee and a member of the Audit Committee of the Board and oversees the Contributions Committee of Rouse. Mr. DeVito also is available to consult with management of Rouse and undertake certain specific advisory services at the request of the Board of Directors or the Chief Executive Officer. For his services as Chairman of the Board as described above, and in lieu of any other directors' fees, Mr. DeVito will receive an annual fee of $100,000 through December 31, 1997, at which time the Board will review Mr. DeVito's role as Chairman. Rouse also provides appropriate office space and secretarial and other support to Mr. DeVito and reimburses him for expenses incurred in connection with his responsibilities as Chairman.

  With respect to all named executive officers, all stock option grants, bonus stock grants and related loans under Rouse's Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest, any remaining restrictions upon bonus stock shares will be released and any related loan balance will be forgiven if the person dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without good cause (which is defined to include certain changes in control of Rouse). If such an event were to occur with respect to an executive officer, all stock options not yet exercised, as set forth above in the table captioned "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values," would become vested, and the outstanding principal loan balances set forth below in "MANAGEMENT OF ROUSE--Indebtedness of Executive Officers" would be forgiven. In addition, Mr. Deering and Mr. McGregor would have forfeiture restrictions released on 287,500 and 111,250 shares, respectively, of bonus stock, and both Messrs. Donahue and Latta would have forfeiture restrictions released on 48,125 shares of bonus stock.

  Rouse also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week's salary for each six months (or portion of six months) of service performed in the first three years of employment and one week's salary for each full or partial year worked in excess of three years. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.

INDEBTEDNESS OF EXECUTIVE OFFICERS

  In November 1990, upon the elections of Anthony W. Deering and Douglas A. McGregor as Executive Vice-Presidents of Rouse, the Board of Directors awarded Messrs. Deering and McGregor shares of Rouse Common Stock pursuant to Rouse's 1990 Stock Bonus Plan. In February 1993, upon the election of Mr. Deering as President and Chief Operating Officer, the Board awarded Mr. Deering shares of Rouse Common Stock pursuant to Rouse's 1990 Stock Bonus Plan. In September 1993, the Board of Rouse, acting pursuant to Rouse's 1990 Stock Bonus Plan, awarded shares of Rouse Common Stock as incentive awards to certain of Rouse's executive officers in conjunction with a reorganization of the responsibilities of senior management, which included the election of eight new Senior Vice Presidents. In February 1995, upon the election of Mr. Deering as Chief Executive Officer, the Board awarded Mr. Deering shares of Rouse Common Stock pursuant to Rouse's 1994 Stock Incentive Plan. In February 1996, the Board awarded certain executive officers shares of Rouse Common Stock pursuant to Rouse's 1994 Stock Incentive Plan. In connection with such grants of bonus stock and to assist the recipients in paying related tax and other obligations, the Board approved loans to such executive officers. Each loan is to be forgiven, except as to interest, in either four or five equal annual installments if the person continues to serve Rouse.

  In March 1989, the Personnel Committee of the Board of Directors of Rouse (the "Personnel Committee") granted stock options to Messrs. Kassolis, Minutoli, Riedy and Smalley (elected as Senior Vice Presidents in 1993) pursuant to Rouse's 1990 Stock Option Plan. At the same time, the Board of Directors of Rouse authorized loans to each person to be made in connection with the exercise of the options. Subsequently, the terms of the options were modified by the Board of Directors of Rouse or the Personnel Committee to permit, as an alternative, open market purchases of the same number of shares of Rouse Common Stock and loans in the amount of the open market purchases. Each loan is to be forgiven, except as to interest, in five equal annual installments if the person continues to serve Rouse.

  The following table lists those executive officers who received loans in connection with the bonus stock grants and the stock option grants described in the two preceding paragraphs, and whose maximum indebtedness to Rouse from January 1, 1995 through May 13, 1996 exceeded $60,000:

                                                  MAXIMUM PRINCIPAL
                                                      AMOUNT OF
                                                  LOANS OUTSTANDING
                                                     FROM 1-1-95      PRINCIPAL AMOUNT
        NAME OF              RELATIONSHIP           THROUGH 5-13-   OF LOANS OUTSTANDING
      INDIVIDUAL              WITH ROUSE                96(1)            ON 5-13-96
      ----------       ------------------------   ----------------- --------------------
 Anthony W. Deering... President and Chief           $2,326,875          $1,771,250
                       Executive Officer
 Jeffrey H. Donahue... Senior Vice President,           166,250             124,687
                       Chief Financial Officer
                       and Director of the
                       Finance Division
 Duke S. Kassolis..... Senior Vice President            262,375             215,625
                       and Director of Office
                       and Mixed-Use Operations
 Paul I. Latta, Jr.... Senior Vice President            166,250             124,688
                       and Director of Retail
                       Operations
 Douglas A. McGregor.. Executive Vice President         337,500             178,125
                       for Development and
                       Operations
 Robert Minutoli...... Senior Vice President            275,901             187,449
                       and Director of
                       Acquisitions
 Robert D. Riedy...... Senior Vice President            197,343             143,217
                       and Director of Retail
                       Leasing
 Alton J. Scavo....... Senior Vice President,           166,250             124,688
                       Director of the
                       Community Development
                       Division and General
                       Manager of Columbia
 Jerome D. Smalley.... Senior Vice President            371,050             283,837
                       and Director of the
                       Commercial and Office
                       Development Division
 George L. Yungmann... Senior Vice President,           118,750              89,063
                       Controller and Director
                       of the Controller's
                       Division

- --------
(1) Interest accrues on the principal amount of the outstanding loans and is payable on December 31st of each year. The interest rate on all the loans is 6% per year, except that the interest rates on the loans relating to the stock bonus grants that were made in September 1993 and February 1996 are 5.35% and 5% per year, respectively.

DIRECTORS' FEES AND OTHER TRANSACTIONS

  Under current Rouse policy, an annual fee of $27,500 is paid to each director of Rouse (other than Mr. DeVito) who is not employed by Rouse on a full-time or other basis, and the Chairman of a Board Committee receives an additional annual fee of $3,000. Each director (other than Mr. DeVito) also is paid a fee of $1,250 for attendance at any meeting of the Board of Directors of Rouse and $1,000 for attendance at any meeting of a Committee of the Board or for special assignments. Mr. DeVito receives an annual fee of $100,000 for his services as Chairman of the Board of Directors, Chairman of the Executive Committee and a member of the Audit Committee and for advisory services rendered to Rouse. See "MANAGEMENT OF ROUSE--Employment Arrangements" above.

  Under The Rouse Company 1994 Stock Incentive Plan (the "Plan"), which was approved by the stockholders on May 12, 1994, non-employee directors receive 5,000-share stock option grants of Rouse Common Stock upon their initial election. Each director receives an additional 1,000-share stock option grant upon re-election as a director at each subsequent annual meeting.

  In February, 1996, the Board replaced the directors' retirement income benefit with a program of credits to a nonqualified Rouse Common Stock account established for each director. Beginning in February, 1996, each director's account will be credited with an amount equal to 10% of the annual fee for each year of service on the Board, which amount shall be deemed invested in Rouse Common Stock. A director will receive the value of this account upon retirement from the Board. The retirement income benefit for current directors would be eliminated, but each current director would receive an initial credit to his or her account equal to 10% of the current annual fee multiplied by the director's past years of service. At retirement from the Board, each current director would be entitled to receive the value of his or her account, but no current director would receive less than an amount equal to the then present value of the payments such director would have received under the terminated retirement plan, based on such director's years of service as of February, 1996.

  David H. Benson is a member of the Board of Kleinwort Benson Group plc (together with its subsidiaries and affiliates, "Kleinwort Benson"), and his interest in the matters described below arises solely from such position. Rouse has investment banking relationships with Kleinwort Benson under which Rouse maintains a revolving credit facility with Kleinwort Benson and is indebted to Kleinwort Benson for certain loans. In addition, Kleinwort Benson assists from time to time in obtaining various forms of financing for Rouse.

  Transactions between Rouse and certain companies with which Jeremiah E. Casey is associated are described under "MANAGEMENT OF ROUSE--Compensation Committee Interlocks and Insider Participation" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995, the persons who served on the Personnel Committee of the Board were Jeremiah E. Casey, Juanita T. James, Thomas J. McHugh and Alexander B. Trowbridge. Mr. Casey, Chairman of the Board of First Maryland Bancorp and its principal subsidiary The First National Bank of Maryland (the "Bank"), is a member of the Personnel Committee, which Committee has certain responsibilities relating to the compensation of executive officers of Rouse. Mathias J. DeVito, Chairman of the Board of Rouse during 1995 and until February 23, 1995, Chief Executive Officer of Rouse, is a director of First Maryland Bancorp. Mr. DeVito also is Chairman of the Management and Compensation Committee of First Maryland Bancorp, which Committee reviews and recommends compensation arrangements for executive officers, including Mr. Casey.

  Rouse maintains various banking relationships with the Bank involving depository accounts, the issuance of letters of credit, the purchase of short-term, high quality money market instruments from the Bank and other cash management services. The Bank also served as the transfer agent for Rouse Common Stock and Series A Preferred Stock (as defined below) through December 31, 1995. Further, subsidiaries and affiliates of Rouse are indebted to the Bank for certain loans. In addition, the Bank leases space at various locations in Maryland from subsidiaries and affiliates of Rouse. Mr. Casey's interest in these matters arises solely from the positions he holds with the Bank and its parent First Maryland Bancorp.

HUGHES EXECUTIVE COMPENSATION

  Executive Cash Compensation. The following table reflects the cash compensation paid by Hughes for the year ended December 31, 1995 to the executive officer of THC who will become an executive officer of Rouse upon the closing of the Mergers.

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                         ----------------------------------------------------------------------
                                                                   LONG-TERM
        NAME AND                                   OTHER ANNUAL   COMPENSATION      OTHER
   PRINCIPAL POSITION    YEAR  SALARY  BONUS (1) COMPENSATION (2) PAYOUTS (3)  COMPENSATION (4)
- ------------------------ ---- -------- --------- ---------------- ------------ ----------------
John L. Goolsby
 President and Chief Ex-
  ecutive Officer....... 1995 $445,486 $694,500       $ --          $461,806       $23,030

- --------
(1) Includes a bonus of $387,000 ordinarily payable in January 1996 that was accelerated and paid in December 1995.
(2) No amount is included for "perquisites and other personal benefits" because such amount is less than the lesser of $50,000 or 10% of reported salary and bonus.
(3) Includes payouts of $207,000 ordinarily payable in January 1996 that were accelerated and paid in December 1995.
(4) The amount represents Hughes' matching contributions made on behalf of the employee to Hughes' qualified and nonqualified saving plans.

  Benefit Plans. Hughes has adopted, and Mr. Goolsby has been eligible to receive benefits under, an annual incentive compensation plan, a qualified 401(k) savings plan, a nonqualified supplemental 401(k) plan, a qualified defined benefit pension plan and a nonqualified supplemental pension plan. The compensation committee of the Hughes board of directors determines discretionary annual bonuses, which in Mr. Goolsby's case may not exceed 90% of his base salary, under the annual incentive plan for participating officers based upon individual performance. Assuming his retirement at age 65, and based upon his 14 credited years of service as of December 31, 1995. Mr. Goolsby would be entitled to annual retirement benefits under the qualified defined benefit pension plan and nonqualified supplemental pension plan of approximately $120,000. See "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Mergers."

  Goolsby Incentive Agreement. Mr. Goolsby, THC and HHPLP are parties to the Goolsby Incentive Agreement. The Goolsby Incentive Agreement entitles Mr. Goolsby to payments, payable over a three-year period (subject to acceleration in the event of a change in control), equal to a specified percentage, which increases periodically, of distributions made to Stockholders and Unitholders. Mr. Goolsby was entitled to receive payments equal to 0.7% of distributions made to Stockholders and Unitholders in 1995 and is entitled to receive payments equal to 0.8% of distributions made to Stockholders and Unitholders in 1996. See "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Mergers" for a description of certain other terms of the Goolsby Incentive Agreement.

HUGHES--CERTAIN TRANSACTIONS

  Mr. Goolsby, the President and Chief Executive Officer of THC and a director of each of THC and THHC, will be employed by Rouse after the Mergers. In addition, Mr. Lummis, Chairman of the Board of THC and a director of THHC, will be a director of Rouse after the Mergers. Messrs. Davis and Studdard, directors of THC and THHC, will be Representatives designated under the Contingent Stock Agreement.

  Mr. Goolsby holds phantom interests in THC Common Stock and Class I Units under the Goolsby Incentive Agreement. Rouse will acquire these phantom interests in connection with the Mergers. See "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Merger" and "THE PARTNERSHIP MERGER AGREEMENT--Goolsby HHPLP Payment" for a description of certain other terms of the Goolsby Incentive Agreement.

  Mr. Lummis may be deemed to have beneficial ownership of 1,152 shares of THC Common Stock and 173,372 Class 1 Units and, accordingly, has an interest in the approval of the Mergers. Mr. Lummis disclaims beneficial ownership of all securities held by THC and THHC in HHPLP. See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP" and "BACKGROUND AND REASONS FOR THE MERGERS-- Interests of Certain Persons in the Mergers." Mr. Lummis retired from full-time employment with THC in 1990. THC entered into a ten-year consulting agreement with Mr. Lummis under which he is required to be available for frequent consultation and to perform various other functions and under which he receives a consulting fee of $60,000 per year. In connection with the termination of such consulting agreement upon consummation of the Mergers, Mr. Lummis will receive a cash payment of $235,000. Mr. Lummis is also a participant in the Summa Corporation Benefit Restoration Plan. See "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Mergers."

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THC

  The following table sets forth certain selected financial information of THC as of and for each of the years in the five-year period ended December 31, 1995. Such selected financial information has been derived from the audited consolidated financial statements of THC which, for each year in such five-year period, have been audited by Deloitte & Touche LLP, independent accountants. The following financial information should be read in conjunction with THC's consolidated financial statements and notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC" included elsewhere in this Proxy Statement/Prospectus.

                                            YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                    1995     1994     1993      1992     1991
                                  -------- -------- --------  -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS DATA:
  Operating revenues............. $293,384 $169,926 $135,397  $ 87,743 $ 84,021
  Gross profit from operations...  148,639   70,357   67,634    40,894   46,264
  Income (loss) before cumulative
   effect of accounting change...   45,139    8,403  (22,713)    4,826   10,372
  Net income (loss)..............   45,139    8,403  (27,044)    4,826   10,372
  Per share:
    Income (loss) before
     cumulative effect of
     accounting change...........   679.13   126.43  (341.72)    72.61   156.05
    Net income (loss)............   679.13   126.43  (406.88)    72.61   156.05
BALANCE SHEET DATA:
  Total assets...................  677,478  662,642  628,365   632,686  566,854
  Notes and mortgages payable....  332,276  332,520  328,214   277,403  223,328
  Cash dividends declared per
   common share..................   138.79   147.50    91.84     36.86   126.20

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THC

INTRODUCTION

  The following discussion should be read in conjunction with the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

  THC (which, for purposes of this Management's Discussion and Analysis of Financial Condition and Results of Operations of THC, includes THHC, HHPLP and their respective consolidated subsidiaries) is a vertically-integrated real estate investment, management and development company whose assets are located principally in the Las Vegas, Nevada metropolitan area. THC's real estate assets consist of: (i) office buildings, mixed-use industrial properties and retail centers which produce rent income ("rental properties"), (ii) land under development ("development properties") and (iii) land planned for future development and surplus land THC intends to sell as market conditions permit ("investment properties").

  The following discussion and analysis describes the operating performance of each of THC's principal business activities separately; management believes that such an analysis is the most effective means of understanding its business. THC does not allocate certain significant items, such as general and administrative expense and interest expense, to its principal business activities because THC does not believe such an allocation would be meaningful. Because of the effect on net income of (i) the minority interests of the shareholders in the net income of HHPLP and (ii) required adoptions of new accounting pronouncements, both of which are adjustments to income from operations, THC furthermore believes that gross profit margins and income from operations are the most relevant indicators of its operating performance.

  The ownership, management and development of rental properties results in a predictable stream of rental income. The sales of development property parcels are difficult to predict, but they have occurred during the last three years on a regular basis. With respect to sales of investment properties, it is difficult to predict whether or when such sales will occur or the amounts to be realized upon disposition. Sales of investment properties can have a material but unpredictable impact on THC's results of operations.

  THC's development activity is capital intensive and generally requires a significant investment before any revenues are recognized. THC typically funds these activities by advances under the Credit Facility (described below), Special Improvement District ("SID") financing, its available capital and funds provided by current operations. During the development of a project, certain costs directly associated with the development activity, such as project administration, interest and real estate taxes, are capitalized to the project and amortized in future periods. The activities relating to the sales of investment properties require minimal capital investment.

  THC generates a significant portion of its revenues from the sales of Summerlin land to home builders, and it allows qualified buyers to make installment payments relating to such purchases. Lien releases are granted as the buyer makes payments. Depending upon the amount of the down payment made by the buyer and the amount of unencumbered acreage released to the buyer, THC records revenue on either the "full accrual" or the "installment" methods. Under the full accrual method, THC records all revenue received or to be received upon passage of title, once a minimum of 20% of the purchase price has been paid in cash by the buyer and once certain other conditions, defined by generally accepted accounting principles, have been met. Under the installment method, THC records revenue ratably as cash is received. THC typically sells custom home lots on a cash basis.

STOCKHOLDER AGREEMENT

  In 1989, the principal owners of THC entered into the Stockholder Agreement to govern broad aspects of the operation of THC's business. Among other things, this agreement provides for proportionate representation of the principal owners on the THC Board, establishes certain dividend objectives (subject to adjustment if they conflict with the needs of THC's normal business operations), limits THC's operations to the development or sale of its existing real estate assets and directs the THC Board and management to develop a plan prior to 1996 which will afford all owners an opportunity to realize the fair value of their investment in THC. THC has operated within the constraints of this agreement since 1989, and the financial results of THC should be considered in light of such constraints.

  As is further discussed in Note 9 to the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy
Statement/Prospectus, THC entered into a non-binding letter of intent in January 1996 with respect to the Mergers. In February 1996, the Mergers were approved by the boards of directors of both companies, and the Merger Agreements were executed by both parties.

LIQUIDITY AND CAPITAL RESOURCES

 GENERAL

  THC has maintained a high degree of liquidity in recognition of the capital-intensive nature of the real estate development industry (particularly with respect to the development of master-planned communities), economic conditions and the structural changes relative to conventional financing (sources and terms). THC has maintained this liquidity to ensure that it has the resources and flexibility necessary for selective development activities and to maintain entitlements.

  THC's commercial and industrial development activity during 1993 was relatively modest, and only two rental properties containing a total of 85,000 square feet were completed during the year. Remaining 1993 capital expenditures were generally limited to those necessary to protect entitlements and improve tenant retention in existing properties. In 1994, 457,000 square feet of new commercial and industrial space (including a 127,000 square foot building sold to Household Credit Services in 1995) were added in Las Vegas because of the increased demand and reduced inventory that then existed in that market. Based upon the continuation of this demand and reduced inventory into 1995, THC developed an additional 585,000 square feet of commercial and industrial space in Las Vegas, including office buildings containing 368,000 square feet and industrial buildings containing 188,000 square feet. Also during 1995, THC sold its 60% interest in Park 2000, a mixed-used industrial park that contained 509,000 square feet.

  The current Las Vegas commercial and industrial market continues to experience low vacancy rates as a result of a very strong local economy and because production of new inventory has not kept pace with demand. For these reasons, management plans to commence construction of approximately 722,000 square feet of new commercial and industrial space in its Las Vegas projects in 1996. In Los Angeles, THC plans to commence construction of a 120,000 square foot pre-leased office building, subject to satisfactory negotiations of the transaction with the prospective lessee. If completed, the building would be THC's first addition in that market since a 37,000 square foot built-to-suit sports club was completed in 1993.

  In 1993 through 1995, THC continued to invest in capital improvements at Summerlin in order to maintain the momentum which THC believes has resulted from: (i) the significant demand in the overall residential segment of the Las Vegas real estate market and (ii) the growing desirability of Summerlin in particular.

  THC's capital expenditure requirements in 1996, estimated to be $175,000,000, and beyond will be dependent on the level of development activity that takes place, which in turn will be dependent on market conditions. THC's existing capital reserves and existing and anticipated financing sources are expected to be adequate to satisfy THC's currently anticipated capital expenditure requirements.

  Construction activity relating to new commercial and industrial facilities and development at Summerlin has been funded primarily through the Credit Facility (as defined below), SID financing, available capital and funds from operations. THC repays the amounts drawn on the Credit Facility relating to development activity at Summerlin through parcel sales to merchant builders and custom lot sales. The construction of rental buildings is typically financed through the Credit Facility, with such interim financing being typically replaced by long-term financing once the buildings reach stabilized occupancy. The placement of long-term financing for stabilized rental buildings completed in 1995 was deferred, however, pending the Mergers.

  In the future, THC intends to rely on the sources described in the preceding paragraph to fund its currently anticipated construction and development activity, but can give no assurance that such sources will continue to be available in the future.

 OPERATING ACTIVITIES

  Cash provided from operating activities was $195,813,000, $81,426,000 and $65,492,000 in 1995, 1994 and 1993, respectively. This cash flow resulted primarily from sales at Summerlin, surplus land sales and net revenues derived from THC's portfolio of rental properties.

  Cash received from rental properties was $66,915,000, $62,326,000 and $50,511,000 in 1995, 1994 and 1993, respectively. These gains occurring during this three-year period are primarily the result of increases in THC's property portfolio.

  Cash flows from property sales were $204,884,000, $89,360,000 and $63,627,000 in 1995, 1994 and 1993, respectively. Cash flows from Summerlin community development land sales were $75,165,000 in 1995, $74,581,000 in 1994 and $43,199,000 in 1993. With the exception of a built-to-suit sale in 1995 that resulted in cash proceeds of $22,340,000, most of the remaining cash flows from property sales in each year resulted from sales of investment lands.

  Because merchant builders were having difficulties obtaining land acquisition and development financing through conventional sources, THC initiated a program in 1991 pursuant to which qualified builders could purchase land at Summerlin and make installment payments relating to such purchases. While these financing difficulties have eased during the intervening years, THC continues to offer short-term financing to qualified builders as a sales incentive. As a result of its conservative financing policies, which typically involve short payback periods and significant builder equity, THC has yet to incur a loss of principal on builder financing transactions and has at the same time earned yields on these notes that are well above what it could have earned on its typical short-term investments. The collections relating to installment notes are included in cash provided from operating activities. At December 31, 1995, approximately $33,000,000 in land financing notes was outstanding, all of which is considered to be collectible.

 INVESTING ACTIVITIES

  Capital expenditures consist substantially of the capitalized costs of developing Summerlin and THC's commercial and industrial properties. Capital expenditures totaled $104,558,000, $77,617,000 and $66,368,000 in 1995, 1994
and 1993, respectively. Approximately 41%, 36% and 45% in 1995, 1994 and 1993, respectively, of THC's total capital expenditures related to community development activity in Summerlin, with the remainder relating substantially to commercial and industrial development in Las Vegas.

  Capital spending increased from 1993 through 1995 as THC responded to the extremely strong demand in the Las Vegas market for residential housing and commercial and industrial product. THC plans to continue to devote most of its capital resources to its Las Vegas properties as long as this market continues to experience significant growth, and the aggregate level of capital spending during 1996 is expected to increase by approximately 67% over the 1995 level. In 1996, THC intends to commence construction on commercial and industrial facilities at several of its Las Vegas projects containing an aggregate of 722,000 square feet. Additionally, THC plans to commence construction on a 120,000 square foot pre-leased office building at its Los Angeles office center in 1996, subject to satisfactory negotiations of the transaction with the prospective lessee. THC anticipates that the capital necessary for this development and construction will be provided from the Credit Facility, SID financing, available capital and funds from operations. However, no assurances can be given that such sources of capital will continue to be available in the future.

  THC has and plans to continue to develop extensive recreational and common area facilities to promote a quality lifestyle at Summerlin. Among these amenities is the TPC at Summerlin, an 18-hole championship golf course and clubhouse which is managed by an affiliate of PGA. PGA has a currently-exercisable long-term option to purchase the TPC at a nominal price. In addition, THC began construction in 1995 on a second 18-hole golf course within Summerlin which will also fall within the scope of PGA's existing purchase option. It is anticipated that the funds necessary to complete construction of this golf course will be provided from operations.

 FINANCING ACTIVITIES

  Net cash provided by debt-related financing activities in 1995, 1994 and 1993 was $16,410,000, $4,081,000 and $52,900,000, respectively. Notes and mortgages payable were $332,276,000, $332,520,000 and $328,214,000 at December
31, 1995, 1994 and 1993, respectively. These notes and mortgages payable, together with THC's cash reserves and funds provided from operations, are the principal sources for financing capital expenditures.

  During 1995, THC consummated the following material financing transactions:

  . An additional $11,000,000 (net of repayments) was drawn against the Bank of America revolving line of credit (the "Credit Facility").

  . Permanent financing in the amount of $9,000,000 was placed on an 86,000 square foot building in Hughes Center that was completed in 1994.

  . As a result of the sale of THC's interest in Park 2000, mortgage debt of $10,622,000 was removed from the balance sheet in December 1995.

  As was previously discussed, permanent financing was not placed on stabilized rental buildings completed in 1995 pending the outcome of the Mergers.

  The characteristics of notes and mortgages payable at December 31, 1995 are principally non-recourse (66%) and fixed-rate (65%), with varying maturities. The weighted average interest rate was 7.99% at December 31, 1995, and $47,481,000 of debt matures during 1996. Included in the 1996 maturities is the $39,544,000 mortgage on the First Interstate Tower at Hughes Center in Las Vegas which matured on January 1. The maturity on this mortgage was extended to July 1, 1996 and THC intends to refinance this debt as it matures.

  In December 1989, the City of Las Vegas issued SID tax-exempt bonds in the amount of $73,885,000 to fund the construction of certain public improvements benefitting approximately 3,400 acres of property at Summerlin. Of this amount, $66,581,000 is expected to be received by THC. The improvements to be acquired by the City of Las Vegas were or will be constructed by THC and any excess of the actual costs of construction over the amounts financed by the SID has been or will be paid by the Company. At December 31, 1995, 1994 and 1993, $6,321,000, $13,218,000 and

$19,554,000, respectively, of SID financing was reflected on the consolidated balance sheets as an offset to development properties. It is anticipated that additional proceeds from this financing of $7,304,000 will be received in the future as new infrastructure improvements at Summerlin are completed and transferred to the City of Las Vegas. This indebtedness will be reduced through principal payments by THC or as Summerlin land parcels within the special improvement district are sold and the assessments are either assumed by the purchasers or paid.

  Special improvement district financing will be a significant source of funding for future Summerlin development costs. THC intends to create new special improvement districts in Summerlin as development progresses to new areas. Two new special improvement districts are planned to be created in 1996 for the financing of new villages.

  See Note 4 to the Consolidated Financial Statements of THC included elsewhere in this Proxy Statement/Prospectus for further discussion of notes, mortgages and assessments payable.

RESULTS OF OPERATIONS

  As noted above, the following discussion and analysis regarding THC's results of operations describes the operating performance of each of THC's principal business activities separately; management believes that such an analysis is the most effective means of understanding its business.

 RENTAL PROPERTIES

  Rental properties consist of office, mixed-use industrial and retail properties and ground leases principally in the Las Vegas and, to a lesser extent, the Los Angeles metropolitan areas. Operating revenues from rental properties are derived primarily from the leasing of these holdings.

  THC's strategy regarding the construction of rental properties is to build only when it has obtained significant pre-construction leasing commitments or, alternatively, when management believes that the balance of supply and demand for the type of property in question makes it reasonably probable that the new property will lease up quickly. Management believes that the construction of "speculative" rental properties is a sound business practice in markets such as Las Vegas which are characterized by low vacancies and high demand. Management stresses quality in the design and construction of its rental properties and believes that its properties have established a high architectural standard. These properties are typically located in master-planned projects that are attractively landscaped, in prime locations for their respective markets and restrictive in terms of the types of activities that can be performed by tenants. For these reasons, THC generally can command above-market leasing rates for its properties.

  Operating revenues from rental properties were $65,344,000 in 1995, $59,926,000 in 1994 and $53,014,000 1993. The increase in operating revenues from 1993 through 1995 was due primarily to the increase in THC's inventory of rented space that occurred during that time as a result of its construction activities.

  Lease statistics for THC's rental properties (including those owned jointly with its consolidated joint venture partners) at December 31 were as follows:

                                                         1995      1994   1993
                                                         -----     -----  -----
Rentable square footage (in thousands).................. 4,038     3,972  3,593
Leased square footage (in thousands).................... 3,685     3,715  3,440
Percentage rented.......................................  91.3%(1)  93.5%  95.7%

- --------
(1) Excluding the effect of a 165,000 square foot office building in Hughes Center that was placed in service in November, the percentage rented at December 31, 1995 was 93.8%.

  During 1995, THC developed an additional 585,000 square feet of commercial and industrial space in Las Vegas, including office buildings containing 368,000 square feet and industrial buildings containing 188,000 square feet. Also during 1995, THC sold its 60% interest in Park 2000, a mixed-used industrial park that contained 509,000 square feet.

  Costs of revenues for rental properties were $24,651,000 in 1995, $24,293,000 in 1994 and $19,605,000 in 1993, resulting in gross profit margins of 62%, 59% and 63% in 1995, 1994 and 1993, respectively. Included in these costs are abandoned tenant costs, net of recoveries, which were net expenses of $310,000 and $623,000 in 1995 and 1994, respectively, and net recoveries of $1,898,000 in 1993. Excluding the effect of abandoned tenant costs, net of recoveries, gross profit margins for rental properties were 63%, 61% and 59% in 1995, 1994 and 1993, respectively.

 DEVELOPMENT PROPERTIES

  In Summerlin, THC develops land pursuant to its master plan and sells the developed lots and acreage to merchant home builders, developers and individuals. THC also develops land in Summerlin and its other Las Vegas and Los Angeles projects for commercial, industrial and retail use. Typically, THC constructs buildings and sitewide improvements and continues to own and manage the properties upon completion, sometimes with joint venture partners. It will also, however, enter into land leases, land sales and build-to-suit sales transactions. Land in THC's development projects that is sold to others is sold subject to a number of conditions which are intended to ensure that its use will serve as an enhancement to the project as a whole.

  Operating revenues from development properties were $122,080,000 in 1995, $98,050,000 in 1994 and $63,030,000 in 1993. Most of this revenue resulted from sales of Summerlin land, which began in 1988. The increase in land sales at Summerlin during the past three years is the result of increased demand.

  An analysis of revenues from development properties is as follows (in thousands):

                                                          1995    1994    1993
                                                        -------- ------- -------
Summerlin revenues:
  Merchant home builder parcels........................ $ 63,609 $59,256 $39,377
  Custom home lots.....................................   18,894  18,149  13,778
  Commercial/industrial parcels........................   28,760   3,286     229
  Del Webb Communities, Inc. parcels...................    7,409  13,456   6,671
  Other Summerlin revenues.............................    1,211   1,700      68
                                                        -------- ------- -------
    Subtotal...........................................  119,883  95,847  60,123
Other revenues.........................................    2,197   2,203   2,907
                                                        -------- ------- -------
    Total.............................................. $122,080 $98,050 $63,030
                                                        ======== ======= =======

  Within Summerlin, sales fall into four general categories--sales of finished parcels to merchant home builders, sales of finished custom home lots to individuals, sales of land parcels and built-to-suit buildings in commercial/industrial parks and periodic "bulk" sales of undeveloped land to Del Webb Communities, Inc. Del Webb is a developer of master-planned active-adult retirement communities. Since 1988, Del Webb has purchased from the Company 2,493 acres of undeveloped land in Summerlin for the creation and expansion of its Sun City Las Vegas at Summerlin community. These sales have resulted in revenues from development properties of approximately $66,200,000. It should be noted that THC makes bulk sales infrequently, due to the small number of potential bulk buyers, and these sales cannot be depended upon as a source of stable, predictable revenues.

  Other development property revenues result from sales of finished parcels or built-to-suit buildings, primarily to end users, in THC's other projects.

  Gross profit margins on development property sales were 25% in 1995, 27% in 1994 and 28% in 1993. The decline in gross profit margins from 1993 to 1994 was largely influenced by the inclusion in 1993 of a portion of a 1991 bulk land sale to Del Webb which had a gross profit margin of 77%. Additionally, the gross profit margins of each of the years 1993 through 1995 were negatively impacted by the sale of a built-to-suit building to Household Credit Services ("Household"). As part of this transaction, the underlying land was contributed to Household, and Household assumed the special improvement district financing that encumbered the land. This land contribution was made as an inducement to "seed" Summerlin with a major employer. While the sale actually occurred in 1995, accruals of estimated losses were recorded in both 1994 and 1993. Excluding the effects of the aforementioned transactions, gross profit margins were 31% in 1995, 28% in 1994 and 24% in 1993.

 INVESTMENT PROPERTIES

  Investment properties consist of land planned for future development and surplus land THC intends to sell as market conditions permit. Of the 16,263 acres classified by THC as investment property as of December 31, 1995, 14,585 acres were in Summerlin. THC plans to develop this land in the long term, and currently it does not have water commitments. In early 1996, THC entered into a development agreement with Clark County (the county in which Summerlin is located) which secured entitlements for 6,145 acres of the Summerlin investment land. The remaining 8,440 acres are unentitled. Other significant parcels of THC's investment property portfolio, in terms of value, are located in North Las Vegas, on the Las Vegas Strip and in Los Angeles. While management believes that THC's investment properties may have significant value, sales of this land cannot be considered a stable and predictable source of revenue.

  Operating revenues from investment properties were $105,960,000 in 1995, $11,950,000 in 1994 and $19,353,000 in 1993. 1995 revenues included
$64,986,000 from sales of land on the Las Vegas Strip, $16,858,000 from sales of North Las Vegas land, $12,228,000 from sales of land in Park 2000 and $7,620,000 from the sale of surplus land in Los Angeles. Sales of North Las Vegas land comprised substantially all of 1994 operating revenues from investment properties. Included in 1993 revenues was $15,000,000 from the sale of land on the Las Vegas Strip and $1,725,000 from the sale of Summerlin investment land to Del Webb.

  Costs of revenues for investment properties consist primarily of the basis of land sold and the holding costs, such as property taxes, associated with the land. Investment land sales typically produce a higher gross profit margin than development land sales due to the minimal improvement costs that have generally been made. The gross profit margins for investment properties were 73% in 1995, 72% in 1994 and 86% in 1993.

 OTHER INCOME AND EXPENSES

  General and administrative expenses were $10,056,000 in 1995, $10,605,000 in 1994 and $10,549,000 in 1993. These expenses represent THC's general corporate overhead. The primary component of this expense is payroll and related expense, which was $5,447,000 in 1995, $5,627,000 in 1994 and $6,149,000 in
1993.

  Interest income was $13,524,000 in 1995, $8,270,000 in 1994 and $6,412,000
in 1993 and is earned primarily from short-term investments and notes receivable from purchasers of land. The increase in interest income between 1993 to 1995 was primarily the result of higher levels of invested funds and higher receivables from land sales. In 1995, $1,251,000 of interest income was recorded as it was received on disproportionate capital contributions made by THC to Park 2000 Associates, the partnership entity that owned Park 2000.

  Interest cost is incurred primarily on the permanent financing on THC's rental properties, on infrastructure financing at THC's development projects and on the Credit Facility, which is used as a source of construction financing and for general corporate purposes. Partially offsetting interest cost incurred is capitalized interest, which is the interest directly associated with development and construction activities. An analysis of the components of interest expense is as follows (in thousands):

                                                       1995     1994     1993
                                                      -------  -------  -------
Interest cost incurred............................... $28,785  $28,701  $28,922
Capitalized interest.................................  (8,044)  (5,526)  (4,590)
                                                      -------  -------  -------
  Interest expense................................... $20,741  $23,175  $24,332
                                                      =======  =======  =======

  While the average balances of notes and mortgages increased slightly over the three year period ended December 31, 1995, interest rates on new debt were generally declining. As a result of the foregoing offsetting conditions, interest cost incurred during 1993 through 1995 was fairly constant. The increase in capitalized interest from 1993 through 1995 was due primarily to an increase in the average accumulated expenditures relating to property undergoing development activities. These average accumulated expenditures were $64,807,000, $46,067,000 and $36,481,000 in 1995, 1994 and 1993, respectively.
The weighted average interest rate on outstanding debt was 7.94%, 8.39% and 7.95% in 1995, 1994 and 1993, respectively.

  In 1993, THC recorded a charge of $80,208,000 for the write-down of the net book value of certain assets. The majority of the write-down was based upon the net present value of the estimated future cash flows of the properties. Of the total write-down, $63,971,000 was a write-down of the net book value of assets located principally at Howard Hughes Center. The declining market values in the Los Angeles commercial real estate market over the past several years, combined with the capital spending that has been required to protect the development entitlements of this project, resulted in an excess of net book value over expected future cash flows. Because the net book value was not expected to be recovered from future cash flows, the project's net book value was written down to a fair value that was determined on a discounted cash flow basis. Additionally, $8,802,000 of the write-down was the result of management's decision to fully reserve THC's investment in MTP-AC. For further discussion of this investment and write-down, see Note 3 to the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The remaining amount, $7,435,000, relates to the write-off of certain capitalized projects costs that management determined had no future value. An additional charge of $747,000 was recorded in 1994 primarily to reflect the continued decline in estimated fair value of one of the properties written down in 1993.

  Minority interests in income of consolidated partnerships represents the income in consolidated partnerships that is owned by parties other than THC. The most substantial of these minority interests is the interest in HHPLP that is owned directly by the shareholders. In the three years ended December 31, 1995, their combined direct ownership in HHPLP was 48.28% until July 1994 and 47.80% thereafter. As a result of disproportionate distributions made by HHPLP to the shareholders, THC and its corporate affiliates are entitled as of January 1, 1996 to receive 72.55% of HHPLP's operating distributions until their distribution preference is satisfied. The shareholders' direct interests in HHPLP's consolidated results of operations were $41,916,000 and $15,238,000 in the net income of 1995 and 1994, respectively, and $21,665,000 in the net loss of 1993.

  The provision for income taxes was $25,198,000 and $4,309,000 in 1995 and 1994, respectively, and a benefit of $12,009,000 in 1993. These amounts resulted in effective tax rates for book purposes of 35.8% in 1995, 33.9% in 1994 and 34.6% in 1993. The effective tax rate for these years differed from the statutory federal rate of 35% for a number of reasons, none of which were individually significant. At December 31, 1995, the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus include a net deferred tax asset of $7,387,000. Management believes that this asset should be realized since THC has unrealized asset appreciation, a strong earnings history and anticipated future reversals of existing taxable temporary differences. See Note 5 to the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus for additional information on the provision for income taxes and the net deferred tax asset.

  Effective January 1, 1993, THC adopted Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The adoption of SFAS 109 changed THC's method of accounting for income taxes from the "deferred" method (an operating statement approach) to the "asset/liability" method (a balance sheet approach). The cumulative effect of the adoption of SFAS 109 was not material to the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

  Also effective January 1, 1993, THC adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 106 requires accrual basis accounting for retiree medical benefits. Prior to 1993, THC expensed the premiums for retiree medical benefits as the premiums were paid. THC's adoption of SFAS 106 resulted in a net charge to income of $4,331,000 (a total charge of $7,830,000 less $1,268,000 attributable to the minority interest of the shareholders in HHPLP and an income tax benefit of $2,231,000) for the cumulative effect of the change in accounting principle for periods prior to 1993. The pre-tax expense of providing postretirement benefits other than pensions increased from $955,000 in 1993 to $1,095,000 in 1994. In 1995, however, a credit to expense of $280,000 was recorded primarily as a result of changes to THC's postretirement health plan that became effective April 1, 1995. As of December 31, 1995, the THC's actuarially-calculated accumulated postretirement benefit obligation related to such plan was $5,476,000. At that same date, its recorded liability was $8,253,000. For additional information on THC's postretirement health plan, see Note 7 to the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

  THC implemented SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of in 1995 upon its issuance by the Financial Accounting Standards Board. THC had been applying the principles prescribed by SFAS 121 prior to its issuance. Therefore, the implementation of SFAS 121 had no effect on the Consolidated Financial Statements of THC. See the Summary of Significant Accounting Policies accompanying the Consolidated Financial Statements of THC and Notes thereto included elsewhere in this Proxy Statement/Prospectus for further discussion of SFAS 121.

FACTORS AFFECTING FUTURE OPERATING RESULTS

  The foregoing discussion includes forward-looking statements which reflect THC's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, and could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. THC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following factors, among others, could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment risks; (2) development risks; (3) illiquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with Americans with Disabilities Act; (9) competition; (10) changes in the economic climate; (11) water availability in the Las Vegas metropolitan area; (12) availability of infrastructure; (13) non-Nevada gaming; (14) California risks; (15) limited control with respect to certain properties; and (16) bankruptcy of Joint Venture Partners. For a more detailed discussion of these factors, see "RISK FACTORS--Real Estate Development and Investment Risks" and "RISK FACTORS-- Additional Risks Relating to the Business of THC and its Subsidiaries."

            PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP

  The following table presents certain information, as of January 31, 1996, concerning the beneficial ownership of THC Common Stock and Class 1 Units by
(i) each person known to own beneficially in excess of 5% of the outstanding THC Common Stock or Class 1 Units, (ii) each director of THC and THHC, (iii) the chief executive officer and each of the four other most highly compensated executive officers of THC and THHC (the "Named Officers") and (iii) all directors and officers of THC and THHC, respectively, as a group. "Beneficial ownership" is as defined under the Exchange Act, under which, among other things, the power to vote or the power to dispose of a security is deemed beneficial ownership; as a result, under the definition more than one person may be deemed the owner of a single security, and amounts in the table may not total to securities actually owned or outstanding.

                                    THC COMMON STOCK         CLASS 1 UNITS
                                 ----------------------- ----------------------
                                                                     PERCENT
                                            PERCENT                OF ALL UNITS
  NAME(1)                        NUMBER OF ALL SHARES(2)  NUMBER       (3)
  -------                        ------ ---------------- --------- ------------
THCP(4)......................... 47,091       70.9%      7,084,947     70.9%
RD&C(5)(6)...................... 12,628       19.0%      1,900,000     19.0%
9.5 Trust(6)....................  6,314        9.5%        950,000      9.5%
Platt W. Davis, III(7)(8)(9).... 47,091       70.9%      7,084,947     70.9%
Howard Hughes Gano(8)...........  1,408        2.1%        211,852      2.1%
Michael V. Perrin(8)............    155         *           23,382       *
William R. Lummis(8)............  1,152        1.7%        173,372      1.7%
Milton H. West, Jr.(7)(8)....... 47,091       70.9%      7,084,947     70.9%
All THC directors and officers
 as a
 group (20 persons).............  3,693        5.6%        555,649      5.6%
All THHC directors and officers
 as a
 group (20 persons).............  3,693        5.6%        555,649      5.6%

- --------
 * Indicates less than 1%.
(1) The following directors or Named Officers do not own any THC Common Stock or Class 1 Units and, therefore, have been excluded from the table:
    Messrs. Goolsby, Dorfmeyer, Olson, Studdard, Vacchina, Morrison, Niarchos, Kilduff, Van Epp and Brooks.
(2) Based on 66,466 shares of THC Common Stock outstanding.
(3) Based on 10,000,000 Class 1 Units outstanding, which Class 1 Units collectively represent a 47.8% ownership interest in HHPLP.
(4) No partner of THCP owns more than 5% of any class of voting securities of either THC or HHPLP. Messrs. Davis, Frederick R. Lummis, Jr. and West have the power, as managing partners of THCP, generally to exercise voting and investment power over the THC Common Stock and the Class 1 Units held by THCP, although in certain matters they may exercise such powers only with the approval of a majority in interest of the partners in THCP. See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP--THCP."
(5) RD&C is not the record owner of Class 1 Units but rather holds an irrevocable proxy with respect to the Class 1 Units owned by its beneficiaries. See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP--RD&C."
(6) No beneficiary of either RD&C or the 9.5 Trust owns more than 5% of any class of voting securities of THC or HHPLP. See "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP--RD&C" and "PRINCIPAL STOCKHOLDERS AND UNITHOLDERS OF THC AND HHPLP--The 9.5 Trust." RD&C and the 9.5 Trust will terminate at the Effective Time and distribute the consideration to be received in the Mergers to their respective beneficiaries.

(7) The named individual is a managing partner of THCP, but disclaims beneficial ownership of all securities held by THCP except those attributable to his interests therein, which are shown in the table, which in the case of Mr. Davis is 587 shares of THC Common Stock and 88,272 Class 1 Units, and in the case of Mr. West is 544 shares of THC Common Stock and 81,792 Class 1 Units.
(8) The named individual is a director of THC and THHC, but disclaims beneficial ownership of all securities held by THC and THHC in HHPLP.
(9) Mr. Davis, a director of THC, is co-trustee of the Platt W. Davis III Trust, a partner of THCP, which beneficially owns 320.02 shares of THC Common Stock and 48,148.44 Class 1 Units held by THCP. Mr. Davis disclaims beneficial ownership of all securities of THC or HHPLP held by such Trust or beneficially owned by such Trust through THCP.

THCP

  THCP is a Texas general partnership among certain of the heirs of Howard R. Hughes, Jr., and various successors, essentially family members and various active partners and former partners, and persons succeeding to the interests of such persons by gift, inheritance or assignment, of Andrews & Kurth L.L.P. THCP has been in existence since 1977. THCP received its holdings in THC and HHPLP, as a distribution from the Estate of Howard R. Hughes, Jr. (the "Estate"), in 1989. THCP's address is 4200 Texas Commerce Tower, Houston, Texas 77002, Attn.: George E. Vetters.

  Pursuant to the Agreement of Partnership of THCP (as amended and restated as of June 1, 1989, the "THCP Partnership Agreement"), the managing partners of THCP (the "Managing Partners") have broad power and authority with respect to voting the THC Common Stock and the Class 1 Units held by THCP and have the exclusive power to conduct, direct and exercise full control over all activities of THCP. The Managing Partners are prohibited, however, from taking any actions which make it impossible to carry on the business of THCP, or amending the THCP Partnership Agreement or Stockholder Agreement or admitting a person as a partner of THCP (a "THCP Partner") other than pursuant to the terms of the THCP Partnership Agreement. In addition, the THCP Partnership Agreement prohibits the Managing Partners, without first obtaining the consent of majority in interest of THC Partners, from, among other things: (a) selling, exchanging, disposing or encumbering any of the THC Common Stock or the Class 1 Units; (b) voting any of the THC Common Stock or the Class 1 Units in favor of, or otherwise consenting to, any merger, consolidation or combination of THC, HHPLP and/or THHC; (c) selling or encumbering all or substantially all of the assets of THC, HHPLP or THHC; or (d) amending, supplementing or otherwise modifying the Stockholder Agreement. The Managing Partners are elected by the THCP Partners every third year, commencing with the election of the Managing Partners that was held in May 1992. The current Managing Partners of THCP are Platt W. Davis, III, Frederick R. Lummis, Jr. and Milton H. West, Jr.

  THCP Partners and their assignees ("THCP Assignees") may withdraw from THCP and receive the balance of their capital accounts only in a limited number of circumstances and only pursuant to the terms of the THCP Partnership Agreement. Any THCP Partner may totally withdraw from THCP at the end of any calendar year. In addition, a THCP Partner may either totally or partially withdraw from THCP if THCP receives an offer from a third party to purchase or otherwise acquire the THC Common Stock or Class 1 Units held by THCP (a "Tender Offer"). Similarly, a THCP Partner may either totally or partially withdraw from THCP if the THCP Partners become entitled to include their pro rata portion of the THC Common Stock or Class 1 Units held by THCP in a proposed registration of THC Common Stock or Class 1 Units for sale to the public (a "Registered Offering"). However, in order to be entitled to totally or partially withdraw from THCP in connection with a Tender Offer or a Registered Offering, the withdrawing THCP Partner must commit to sell all of the THC Common Stock and Class 1 Units distributed to such THCP Partner pursuant to the Tender Offer or in the Registered Offering. Finally, a THCP Partner may either totally or partially withdraw from THCP at any time if such THCP Partner commits to sell all of the THC Common Stock and Class 1 Units distributed to such THCP Partner to a third party. Withdrawal from THCP in any of the foregoing circumstances is subject to certain notification requirements which are imposed by the THCP Partnership Agreement. Any THCP Partner totally or partially withdrawing from THCP is also required to deliver a proxy to the Managing Partners authorizing the Managing Partners to vote the THC Common Stock and the Class 1 Units distributed to such THCP Partner until the earlier to occur of (i) the termination of the Stockholder Agreement and (ii) the sale of the THC Common Stock and the Class 1 Units to an unrelated third party. In addition, such THCP Partner must furnish THCP with a written undertaking to comply with applicable state and federal securities laws upon any transfer of the THC Common Stock or Class 1 Units distributed to such THCP Partner.

  THCP currently holds 47,090.81 shares of THC Common Stock and 7,084,947 Class 1 Units. THCP dissolves on the earliest to occur of: (a) December 31, 2039; (b) an election to dissolve THCP by the Managing Partners, which election is approved by the holders of more than 50% of the aggregate balance of all of the capital accounts in THCP; (c) the entry of a decree of judicial dissolution of THCP; (d) the resignation of all of the Managing Partners and the continuance of all of the vacancies created by such resignations for a period of 60 days; and (e) the reduction of the shares of THC Common Stock held by THCP to a level less than 10% of all of the issued and outstanding shares of THC Common Stock.

  The Managing Partners have proposed an amendment to the THCP Partnership Agreement providing for certain amendments to the THCP Partnership Agreement and for the continuance of THCP after the Mergers. Unless such amendment is approved, THCP will dissolve upon the consummation of the Mergers.

RD&C

  RD&C is a Delaware voting trust established in 1989 to hold the THC Common Stock of its beneficiaries and to vote the shares thereof, and to vote the Class 1 Units of such beneficiaries pursuant to an irrevocable proxy, with respect to matters within the scope of the Stockholder Agreement and matters brought to votes of Stockholders or Unitholders generally. The beneficiaries of RD&C received their THC Common Stock and Class 1 Units as a distribution of the Estate in 1989. The beneficiaries of RD&C consist of certain heirs of Howard R. Hughes, Jr. and their assigns.

  The Trustee of RD&C is First Interstate Bank of Nevada, N.A. (the "RD&C Trustee"). The RD&C Trustee's address is: Las Vegas Trust Department, 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attn.: Rose Robb, Vice President. The Trust Agreement for RD&C (the "RD&C Trust Agreement") provides that the RD&C Trustee is empowered to vote all of the THC Common Stock held by RD&C; provided, however, that, in any votes conducted in connection with the nomination, election or removal of directors of THC, the RD&C Trustee must vote all of the THC Common Stock as directed by George W. Roberts, husband of Agnes L. Roberts (deceased), Elspeth L. DePould and Barbara L. Cameron (the "Principal RD&C Stockholders"). Each Principal RD&C Stockholder has the power to direct the RD&C Trustee to nominate, elect or remove one (but only one) director of THC with such power rotating among the Principal RD&C Stockholders from year to year. Under the formula set forth in the Stockholder Agreement, RD&C is currently entitled to nominate two directors. With respect to any other matters coming before the Stockholders for a vote, the RD&C Trustee is empowered to vote the THC Common Stock held by RD&C as each of the beneficiaries directs the RD&C Trustee with regard to the THC Common Stock beneficially owned by such beneficiary. Beneficiaries are not entitled to withdraw the THC Common Stock from RD&C until RD&C has been terminated but may transfer their interests in RD&C by transferring the voting trust certificates issued to such beneficiary, subject to a right of first refusal held by the Principal RD&C Stockholders. RD&C currently holds 12,628.54 shares of THC Common Stock and an irrevocable proxy with respect to Class 1 Units owned by its beneficiaries; it expires on the earlier to occur of: (i) May 31, 1999; and (ii) termination of the Stockholder Agreement. Accordingly, RD&C will terminate upon the consummation of the Mergers.

THE 9.5 TRUST

  The 9.5 Trust is a Delaware voting trust established in 1989 to hold the THC Common Stock and Class 1 Units of its beneficiaries and to vote such shares of THC Common Stock and Class 1 Units with respect to matters within the scope of the Stockholder Agreement and matters brought to votes of Stockholders and Unitholders generally. The beneficiaries of the 9.5 Trust received their THC Common Stock and Class 1 Units as a distribution of the Estate in 1989. The beneficiaries of the 9.5 Trust consist of heirs of Howard R. Hughes, Jr. and their assigns.

  The Trustee of the 9.5 Trust is Wachovia Bank of Georgia, N.A. (the "9.5 Trustee"). The 9.5 Trustee's address is: 191 Peachtree Street NE, Atlanta, Georgia 30303, Attn.: Richard Britzius. The 9.5 Trustee succeeded First Interstate Bank of Nevada, N.A., in 1993. The Trust Agreement for the

9.5 Trust (the "9.5 Trust Agreement") provides that the 9.5 Trustee is empowered to vote all of the THC Common Stock held by the 9.5 Trust; provided, however, that in any votes conducted in connection with the election of directors of THC, the 9.5 Trustee must vote all of the THC Common Stock for the director selected by the holders of 51% of the voting trust certificates issued to beneficiaries of the 9.5 Trust (the "9.5 Voting Trust Certificates") and as provided in the Stockholder Agreement. With respect to any other matters coming before the Stockholders for a vote, the 9.5 Trustee is empowered to vote the THC Common Stock held by the 9.5 Trust as each of the holders of the 9.5 Voting Trust Certificates directs the 9.5 Trustee with regard to the THC Common Stock beneficially owned by such holder. The holders of 9.5 Voting Trust Certificates are permitted to assign their 9.5 Voting Trust Certificates; provided, however, that the assignee delivers an executed counterpart of the 9.5 Trust Agreement to the 9.5 Trustee. A trust committee consisting of Don Hughes, Norton Bond, David Byrne and Wayne Fisher has been established under the 9.5 Trust Agreement, although no powers or duties of such committee are provided in the 9.5 Trust Agreement. The 9.5 Trust currently holds 6,314.27 shares of THC Common Stock and 950,000 Class 1 Units; it expires on the earlier to occur of: (a) July 7, 1999; and (b) the termination of the Stockholder Agreement. Accordingly, the 9.5% Trust will terminate upon the consummation of the Mergers.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are based upon the consolidated financial statements of Rouse and THC, adjusted to give effect to the Mergers. The pro forma condensed combined balance sheet and statement of operations are provided to illustrate the effect of the Mergers on Rouse and have been prepared using the purchase method of accounting. These statements reflect how the balance sheet of Rouse might have appeared at December 31, 1995 if the Mergers had been consummated at that date and how the statement of operations of Rouse for the year ended December 31, 1995 might have appeared if the Mergers had been consummated on January 1, 1995. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations or financial position of Rouse that would have occurred had the Mergers occurred at the beginning of the period presented or on the date indicated, nor are they necessarily indicative of the future results or financial position of Rouse.

  These unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements of Rouse and of THC, including the notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma adjustments are based upon information set forth in this Proxy Statement/Prospectus, and certain assumptions included in the notes to the unaudited pro forma condensed combined financial statements.

  As indicated above, the Mergers will be accounted for by the purchase method of accounting. Accordingly, Rouse's cost to acquire THC will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with any excess being allocated to goodwill. The unaudited pro forma condensed combined financial statements indicate that the aggregate fair value of the assets acquired and liabilities assumed in the purchase are $602,618,000 and $315,368,000, respectively, and that the excess cost allocable to goodwill is $10,495,000.The purchase allocation adjustments made in connection with the development of the unaudited pro forma condensed combined financial statements are based on the information available at this time. Subsequent adjustments and refinements to the allocation may be made based on additional information.

                       THE ROUSE COMPANY AND SUBSIDIARIES

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                        THE HUGHES                  THE HUGHES    THE ROUSE
                           THE ROUSE   CORPORATION                  CORPORATION  COMPANY AND
                          COMPANY AND      AND       PRO FORMA          AND      SUBSIDIARIES
                          SUBSIDIARIES SUBSIDIARIES ADJUSTMENTS    SUBSIDIARIES,  (PRO FORMA
                          (HISTORICAL) (HISTORICAL)  (NOTE 2)       AS ADJUSTED   COMBINED)
         ASSETS           ------------ ------------ -----------    ------------- ------------
Property
  Operating properties,
   net..................   $2,487,037    $287,022    $   3,769 (1)   $393,885     $2,880,922
                                                        (6,575)(4)
                                                       109,669 (5)
  Properties in
   development..........       56,151     139,251     (101,755)(1)     44,531        100,682
                                                         7,035 (5)
  Properties held for
   sale.................       22,602         --           --             --          22,602
  Land held for
   development and
   sale.................      134,168      16,625      108,076 (1)    111,350        245,518
                                                       (13,351)(5)
                           ----------    --------    ---------       --------     ----------
    Total property......    2,699,958     442,898      106,868        549,766      3,249,724
Prepaid expenses,
 deferred charges and
 other assets...........      151,068      47,808      (34,917)(2)     37,543        188,611
                                                           (17)(4)
                                                        24,669 (5)
Accounts and notes
 receivable.............       36,751      43,538       (3,769)(1)     44,508         81,259
                                                         4,739 (5)
Investments in
 marketable securities..        2,910      49,135      (49,135)(2)        --           2,910
Cash and cash
 equivalents............       94,922      94,099      (92,692)(2)      1,222         96,144
                                                          (185)(4)
                           ----------    --------    ---------       --------     ----------
    Total...............   $2,985,609    $677,478    $ (44,439)      $633,039     $3,618,648
                           ==========    ========    =========       ========     ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Debt....................   $2,479,529     332,276    $   6,321 (1)   $329,543     $2,809,072
                                                       (17,000)(3)
                                                        (4,275)(4)
                                                       (27,779)(5)
                                                        40,000 (5)
Other liabilities.......      244,347     217,925     (162,177)(3)     71,246        315,593
                                                        (2,502)(4)
                                                        10,000 (5)
                                                         8,000 (5)
Deferred income taxes...       81,649         --        55,850 (5)     55,850        137,499
Company-obligated
 mandatorily redeemable
 preferred securities of
 a trust holding solely
 Parent Company
 subordinated debt
 securities.............      137,500         --           --             --         137,500
Shareholders' equity....       42,584     127,277     (176,744)(2)    176,400        218,984
                                                       179,177 (3)
                                                        46,690 (5)
                           ----------    --------    ---------       --------     ----------
    Total...............   $2,985,609    $677,478    $ (44,439)      $633,039     $3,618,648
                           ==========    ========    =========       ========     ==========


        The accompanying notes are an integral part of these statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         THE HUGHES                   THE ROUSE
                            THE ROUSE   CORPORATION                  COMPANY AND
                           COMPANY AND      AND       PRO FORMA      SUBSIDIARIES
                           SUBSIDIARIES SUBSIDIARIES ADJUSTMENTS      (PRO FORMA
                           (HISTORICAL) (HISTORICAL)  (NOTE 3)        COMBINED)
                           ------------ ------------ -----------     ------------
Revenues.................    $672,821     $313,449    $(20,508)(1)     $956,094
                                                          (880)(2)
                                                        (8,788)(8)
Operating expenses,
 exclusive of provision
 for bad debts,
 depreciation and
 amortization............     347,560      156,927      (6,566)(1)      537,069
                                                          (269)(2)
                                                        (6,324)(4)
                                                        (2,503)(5)
                                                           525 (7)
                                                        50,202 (10)
                                                        (2,483)(11)
Interest expense.........     212,963       20,741      (1,628)(1)      232,484
                                                          (350)(2)
                                                         4,293 (3)
                                                        (3,535)(6)
Provision for bad debts..       3,318           75         --             3,393
Depreciation and amorti-
 zation..................      73,062       19,624     (11,441)(12)      81,245
Gain (loss) on disposi-
 tions of assets and
 other provisions, net...     (25,749)         --          --           (25,749)
                             --------     --------    --------         --------
Earnings from continuing
 operations before income
 taxes...................      10,169      116,082     (50,097)          76,154
Income taxes.............       4,319       25,198      16,364(13)       45,881
                             --------     --------    --------         --------
                                5,850       90,884     (66,461)          30,273
Minority interests in
 (losses) income of con-
 solidated partnerships..         --        45,745         (38)(2)          769
                                                        (3,022)(1)
                                                       (41,916)(9)
                             --------     --------    --------         --------
Earnings from continuing
 operations..............    $  5,850     $ 45,139    $(21,485)        $ 29,504
                             ========     ========    ========         ========
Earnings from continuing
 operations per share of
 common stock after pro-
 vision for dividends on
 Preferred stock (Note
 4)......................    $   (.18)                                 $    .26
                             ========                                  ========
Weighted average number
 of common shares out-
 standing................      47,814                    8,820           56,634
                             ========                 ========         ========

        The accompanying notes are an integral part of these statements.

                      THE ROUSE COMPANY AND SUBSIDIARIES

     NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF
                                  OPERATIONS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  On February 27, 1996, Rouse entered into the Merger Agreements pursuant to which Rouse will acquire all of the issued and outstanding shares of THC Common Stock and the ownership interests of stockholders of THC in HHPLP.

  The aggregate consideration payable by Rouse in the Mergers consists of cash to be paid to the Unitholders of $40,000,000 (to be borrowed on credit lines available to Rouse) and shares of Rouse Common Stock valued at $176,400,000 to be issued to the Holders (the number of shares to be determined by the average closing price of the Rouse Common Stock for the 30 consecutive trading days ending five days prior to the Closing Date). Additional shares of Rouse Common Stock or Increasing Rate Preferred Stock may be issued to the Holders subsequent to closing pursuant to terms of the Contingent Stock Agreement based on values of certain specified assets at various termination dates from 2000 to 2009 and cash flows generated from development and/or sale of those assets prior to the termination dates. The Contingent Stock Agreement is, in substance, an arrangement under which Rouse and the Holders, through the receipt of additional shares, benefit from EBDT from operations, if any, of the Business Units during their respective Earnout Periods, and Rouse will issue additional shares to the Holders based on the value, if any, of the assets of the Business Units at their respective Valuation Dates. Rouse will account for the Holders' shares of EBDT from each Business Unit during the portion of the Earnout Period occurring after the Closing Date as an operating expense. Rouse will account for share issuances to the Holders determined as of the Valuation Dates (contingent consideration) as an additional cost to acquire the related assets.

  Under the terms of the Partnership Merger Agreement, the Unitholders are also entitled to receive a Special Distribution prior to closing, including the cash and cash equivalents and marketable securities (collectively, "cash") held by THC at December 31, 1995. The distribution of cash to the Unitholders is not part of the consideration payable by Rouse in the Mergers. Under the terms of the Contingent Stock Agreement, Rouse is also obligated to make payments of up to $10,000,000 with respect to the Playa Vista Business Unit (the Hughes Funding). The payments will be in the form of capital contributions to the PV Partnerships or, if such contributions are less than $10,000,000 at a specified date, distributions of additional shares of Rouse Common Stock or Increasing Rate Preferred Stock to the Holders. The Hughes Funding obligation is considered part of the consideration payable by Rouse in the Mergers.

  The accompanying unaudited pro forma condensed consolidated balance sheet and statement of operations are provided to illustrate the effect of the Mergers on Rouse and have been prepared using the purchase method of accounting. These statements reflect how the balance sheet might have appeared at December 31, 1995 if the Mergers had been consummated at that date and how the statement of operations for the year ended December 31, 1995 might have appeared if the Mergers had been consummated on January 1, 1995. These pro forma statements are not necessarily indicative of either the results that would have occurred if the acquisition had been consummated at the dates indicated or of future results of the combined companies. In addition, the allocation of the purchase price is based upon information available at this time. Subsequent adjustments and refinements to the allocation may be made based on additional information.

  The unaudited pro forma condensed combined balance sheet as of December 31, 1995 has been prepared from the consolidated balance sheets of Rouse and THC as of that date, adjusted for certain items as explained in note 2.

                      THE ROUSE COMPANY AND SUBSIDIARIES

     NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF
                      OPERATIONS (UNAUDITED)--(CONTINUED)

  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1995 has been prepared from the consolidated statements of operations of Rouse and THC for such year, adjusted for certain items as explained in note 3.

(2)ADJUSTMENTS TO PRO FORMA BALANCE SHEET

  The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 1995 reflects certain adjustments which are explained below. These adjustments are required to give effect to matters directly attributable to the acquisition and to reclassify certain assets and liabilities of THC to conform to the presentation used by Rouse. Explanations of the adjustments are as follows:

   (1) To reclassify certain land and property assets and infrastructure financing assessments payable to conform with Rouse's method of presentation.

   (2) To adjust for the assets not being acquired by Rouse primarily, cash and cash equivalents ($92,692,000), marketable securities ($49,135,000) which are to be distributed to the Unitholders prior to closing as the Special Distribution (see "THE PARTNERSHIP MERGER AGREEMENT--Conversion of Class 1 Units") and various intangible and other assets recorded by THC.

   (3) To adjust for liabilities not being assumed by Rouse, primarily minority interests in HHPLP ($144,796,000), obligations under certain debt and incentive consultancy/termination agreements and benefit plans which are to be paid or defeased from the Special Distribution payable to the Unitholders prior to closing (see "THE PARTNERSHIP MERGER AGREEMENT-- Conversion of Class 1 Units").

   (4) To adjust the assets and liabilities of an office building partnership in which Rouse will have 50% joint interest and control with another entity. In accordance with the established accounting policies of Rouse, the accounts of this partnership will be consolidated using the proportionate share method of accounting. The partnership owns 3930 Howard Hughes Parkway (see "THE HUGHES CORPORATION--Rentable Square Footage of Properties by Location and Type of Property").

   (5) To record liabilities incurred ($10 million payable pursuant to the "Hughes Funding" obligation set forth in the Contingent Stock Agreement, $40 million payable pursuant to the Partnership Merger Agreement and $2 million payable to John L. Goolsby to acquire his remaining rights under the Goolsby Incentive Agreement) (see "THE CONTINGENT STOCK AGREEMENT; THE CONTRACTUAL RIGHTS--Capitalization of Business Units," "THE PARTNERSHIP MERGER AGREEMENT--Conversion of Class 1 Units" and "BACKGROUND AND REASONS FOR THE MERGERS--Interests of Certain Persons in the Mergers," respectively), adjust assets acquired and liabilities assumed to fair value, record goodwill ($10,495,000) and recognize deferred income taxes for differences between the new financial reporting bases of the assets acquired and liabilities assumed by Rouse in the Mergers and their tax bases (which are assumed to be unaffected by the Mergers).

                      THE ROUSE COMPANY AND SUBSIDIARIES

     NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF
                      OPERATIONS (UNAUDITED)--(CONTINUED)

(3)ADJUSTMENTS TO PRO FORMA STATEMENT OF OPERATIONS

  The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 1995 reflects certain adjustments which are explained below. These adjustments are required to give effect to matters directly attributable to the Mergers and to report results of operations of THC in accordance with accounting policies of Rouse where such policies differ significantly from those which were applied by THC in preparing its financial statements and to reclassify certain revenues and expenses of THC to conform to the presentation used by Rouse. Explanations of the adjustments are as follows:

   (1) Eliminate revenues, expenses and gain on sale of a mixed-use/industrial business park which was not part of the acquisition.

   (2) Account for the operations of an office building in which Rouse will have a 50% ownership interest (3930 Howard Hughes Parkway) using the proportionate share method.

   (3) Record interest expense on the $10,000,000 "Hughes Funding" obligation and the credit line borrowings of $40,000,000 used to finance a portion of the purchase price. The interest rate used for the Hughes Funding is fixed at 7% pursuant to the Contingent Stock Agreement. The interest rate used on the credit line borrowing is variable, and the rate used (8%) is based on the rate expected to be in effect at closing. A one-eighth percent variance in the rate assumed results in a $56,000 change in earnings from continuing operations before income taxes.

   (4) Adjust cost of land sales for differences in the cost basis of land.

   (5) Adjust operating expenses to eliminate costs relating to employee compensation plans of THC to be terminated and not replaced subsequent to closing.

   (6) Adjust interest expense for differences in the cost bases of assets qualifying for interest capitalization.

   (7) Amortize excess of cost over fair value of net assets acquired ($10,495,000) over an estimated useful life of 20 years.

   (8) Eliminate income from short-term investments and investments in marketable securities because all cash, cash equivalents and marketable securities will be distributed to Unitholders or used by Hughes prior to closing.

   (9) Eliminate minority interest of the Unitholders in earnings.

  (10) Record the share of EBDT of the Business Units attributable to the Holders under the Contingent Stock Agreement during the Earnout Period.

  (11) Eliminate costs incurred by THC under its recapitalization plan relating to the Proposed Initial Public Offering. See "BACKGROUND AND REASONS FOR THE MERGERS--Background."

  (12) Reduce depreciation and amortization expense related to properties in operation for the net effects of different property bases and different estimated useful lives in accordance with the established accounting policies of Rouse. Property bases increased as a result of fair value adjustments and useful lives used in calculating depreciation range from 31 to 49 years.

                      THE ROUSE COMPANY AND SUBSIDIARIES

     NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF
                      OPERATIONS (UNAUDITED)--(CONTINUED)


  (13) Record tax effect of pro forma adjustments using an assumed effective tax rate of 36.3% and providing a valuation allowance of 100% for the tax effects of the temporary difference ($18,223,000) related to the expense recorded for earnings of the Business Units attributable to the Holders under the Contingent Stock Agreement. The temporary difference arises because a portion (assumed to be 100% in the first year) of the payments required under the Contingent Stock Agreement are not deductible currently for income tax purposes. Based upon a preliminary analysis, Rouse is not able to determine that it is more likely than not that it will realize the tax benefits of this expense and, accordingly, has taken a conservative approach to the valuation of this asset.

  The unaudited pro forma condensed combined statement of operations includes items which may be considered to be of an unusual and/or nonrecurring nature and which are not related to the Mergers. THC's operating results for 1995 include revenues and earnings from continuing operations of $105,960,000 and $76,905,000, respectively, relating to sales of investment properties. These results include significant transactions involving land located on the Las Vegas Strip and certain other properties which are not similar to the properties included in the investment properties portfolio which Rouse is acquiring in the Mergers. While the levels of revenues and earnings from sales of investment properties following the Mergers will depend on a number of factors, certain of which are difficult to predict, Rouse anticipates that revenues and earnings from sales of investment properties in future years are likely to be substantially lower than those reported by THC in 1995.

(4)EARNINGS PER SHARE

  The weighted average number of shares of common stock outstanding used in the calculation of earnings per share was computed assuming shares of Rouse Common Stock issuable at closing of the THC Merger are valued at $20 per share. Shares issuable under the Contingent Stock Agreement were not considered in the calculation as their effect is not material.

  The effects of a $1 increase or decrease in the price per share of Rouse Common Stock from the $20 price per share assumed and the effects of using the Ceiling and Floor per share prices ($23 and $18, respectively, see "THE THC MERGER AGREEMENT--Manner and Basis of Converting Shares") on the pro forma weighted average number of common shares outstanding and pro forma earnings from continuing operations per share of common stock after provision for dividends on Preferred stock are summarized as follows:

                                                CEILING  FLOOR  ASSUMED ASSUMED
                                                 PRICE   PRICE   PRICE   PRICE
                                                OF $23  OF $18  OF $21  OF $19
                                                ------- ------- ------- -------
Earnings from continuing operations applicable
 to common shareholders........................ $14,863 $14,721 $14,863 $14,863
                                                ======= ======= ======= =======
Weighted average number of common shares
 outstanding...................................  55,484  57,351  56,214  57,098
                                                ======= ======= ======= =======
Earnings from continuing operations per share
 of common stock after provision for dividends
 on Preferred stock............................ $   .27 $   .26 $   .26 $   .26
                                                ======= ======= ======= =======

  The effects of a $.05 change in dividends per share of Rouse Common Stock on earnings from continuing operations applicable to common shareholders and earnings from continuing operations per share of common stock after provision for dividends on Preferred stock are not material (less than $.01 per share).

                       DESCRIPTION OF ROUSE COMMON STOCK

GENERAL

  The following summary of certain terms and provisions of the Rouse Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the MGCL and to the terms and provisions of the Rouse Charter and the Rouse By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  The Rouse Charter authorizes the issuance of 250,000,000 shares of Rouse Common Stock and, as of February 20, 1996, there were 47,922,749 shares of Rouse Common Stock issued and outstanding and 2,269 record holders thereof. All outstanding shares of Rouse Common Stock are validly issued, fully paid and nonassessable.

  Presently, Rouse has outstanding 500,000 warrants to purchase Rouse Common Stock (the "Warrants"). Each Warrant allows the holder thereof to purchase one share of Rouse Common Stock at an exercise price of $18 per share, subject to adjustment in certain circumstances. The Warrants expire on September 23, 1997.

  Rouse also has outstanding $130,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Debentures due 2002. The debentures are convertible into Rouse Common Stock at a conversion price equal to $28.625 principal amount of each debenture for each share of Rouse Common Stock (subject to adjustment in certain circumstances).

  The Series A Convertible Preferred Stock, par value $0.01 per share, of Rouse (the "Series A Preferred Stock"), of which 4,505,009 shares were issued and outstanding as of February 20, 1996, is convertible into Rouse Common Stock. See "DESCRIPTION OF ROUSE PREFERRED STOCK--Series A Preferred Stock-- Conversion Rights." In addition, the Increasing Rate Preferred Stock will be exchangeable, at Rouse's option, for Rouse Common Stock. See "DESCRIPTION OF ROUSE PREFERRED STOCK--Increasing Rate Preferred Stock--Exchange."

DIVIDEND RIGHTS

  The holders of Rouse Common Stock are entitled to receive such dividends as are declared by the Board of Directors of Rouse, after payment of, or provision for, full cumulative dividends for outstanding Preferred stock, par value $0.01 per share, of Rouse ("Rouse Preferred Stock").

VOTING RIGHTS

  Each share of Rouse Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting for directors is not permitted. Holders of Rouse Common Stock and Rouse Preferred Stock, when outstanding and when entitled to vote, vote as a class, except with respect to matters that (i) relate only to the rights, terms or conditions of Rouse Preferred Stock, (ii) affect only the holders of Rouse Preferred Stock, or (iii) relate to the rights of the holders of Rouse Preferred Stock if Rouse fails to fulfill any of its obligations regarding such stock.

LIQUIDATION RIGHTS

  Upon any dissolution, liquidation or winding up of Rouse, the holders of Rouse Common Stock are entitled to receive pro rata all of Rouse's assets and funds remaining after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of Rouse Preferred Stock, including the Series A Preferred Stock.

PREEMPTIVE RIGHTS

  Holders of Rouse Common Stock have no preemptive right to purchase or subscribe for any shares of Rouse capital stock.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

  The summaries of the following statutes do not purport to be complete and are subject to and qualified in their entirety by reference to the applicable provisions of the MGCL.

  BUSINESS COMBINATION STATUTE. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger or other specified transactions between a company and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

  "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the five-year moratorium or special voting requirements. The Rouse By-Laws specifically provide that the foregoing provisions apply to any such business combination with Rouse. However, on February 22, 1996, the Rouse Board exempted the transactions contemplated by the Merger Agreements and the Contingent Stock Agreement from the provisions of the business combination statute. An amendment to a Maryland corporation charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. Rouse has not adopted any such amendment to its charter.

  CONTROL SHARE ACQUISITION STATUTE. The MGCL imposes limitations on the voting rights of shares acquired in a "control share acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33 1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within ten days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which result in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. The Rouse By-laws specifically provide that the provisions relating to control share acquisitions do not apply.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for Rouse Common Stock is The Bank of New York, New York, New York.

                     DESCRIPTION OF ROUSE PREFERRED STOCK

GENERAL

  The following summaries of certain terms and provisions of the Rouse Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by reference to, the MGCL and the terms and provisions of the Rouse Charter, including the Articles Supplementary setting forth the particular terms of (i) the Increasing Rate Preferred Stock, (ii) the Series A Preferred Stock and (iii) the Rouse Junior Preferred Stock, and to the Rouse By-Laws, forms of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  The Rouse Charter authorizes the issuance of 50,000,000 shares of Rouse Preferred Stock, of which (i) 4,505,168 shares have been classified as Series A Preferred Stock, (ii) 10,000,000 shares have been classified as Increasing Rate Preferred Stock and (iii) 37,362 shares have been classified as Rouse Junior Preferred Stock. Rouse Preferred Stock may be issued from time to time in one or more series, without stockholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be established by the Board of Directors of Rouse. Thus, without stockholder approval, Rouse could authorize the issuance of Rouse Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Rouse Common Stock.

INCREASING RATE PREFERRED STOCK

  GENERAL. On February 22, 1996, the Board of Directors of Rouse authorized Rouse to classify and issue the Increasing Rate Preferred Stock as part of the 50,000,000 shares of authorized Rouse Preferred Stock.

  When issued, the Increasing Rate Preferred Stock will be validly issued, fully paid and nonassessable. The holders of Increasing Rate Preferred Stock will have no preemptive rights with respect to any shares of capital stock of Rouse or any other securities of Rouse convertible into or carrying rights or options to purchase any such shares. The Increasing Rate Preferred Stock will not be subject to any sinking fund. Unless exchanged for Rouse Common Stock or redeemed, the Increasing Rate Preferred Stock will have a perpetual term, with no maturity. The shares of Rouse Common Stock issuable upon the exchange of Increasing Rate Preferred Stock will be listed on the NYSE.

  RANKING. The Increasing Rate Preferred Stock will rank junior to the Series A Preferred Stock, will rank pari passu with any other Parity Stock (as defined below) and will rank senior to the Rouse Junior Preferred Stock, the Rouse Common Stock and any other Junior Stock (as defined below) with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

  While any shares of Increasing Rate Preferred Stock are outstanding, unless Rouse first obtains the consent of the Representatives or the consent of at least 66 2/3% of the outstanding shares of Increasing Rate Preferred Stock, Rouse may not, either directly or indirectly or through a merger or consolidation of Rouse with another entity (a "Rouse Merger"), (i) issue (or approve the issuance of) or increase the authorized number of shares of any Parity Dividend Stock, Parity Liquidation Stock or Prior Stock (as such terms are defined below), (ii) declare, pay or set apart funds for the payment of any dividends (other than dividends payable in Junior Stock) or make any other distribution on or with respect to shares of Junior Stock, (iii) declare, pay or set apart funds for the payment of any dividends

(other than dividends payable in Junior Stock) or make any other distribution on or with respect to shares of Parity Dividend Stock or Parity Liquidation Stock, unless simultaneously therewith a proportionate dividend on the Increasing Rate Preferred Stock is ratably distributed or (iv) redeem, retire or otherwise acquire for value or set apart any funds for the redemption or purchase of any shares of Junior Stock (other than Rouse Common Stock to effect an Exchange (as defined below)) or any warrant, option or right to acquire shares thereof.

  "Junior Stock" means Rouse Common Stock and any other capital stock of Rouse ranking junior to the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary, or with respect to the payment of dividends.

  "Parity Dividend Stock" means any capital stock of Rouse ranking on a parity with the Increasing Rate Preferred Stock with respect to the payment of dividends.

  "Parity Liquidation Stock" means any capital stock of Rouse ranking on a parity with the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary.

  "Parity Stock" means any capital stock of Rouse ranking on a parity with the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary, or with respect to the payment of dividends.

  "Prior Stock" means any capital stock of Rouse ranking prior to the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary, or with respect to the payment of dividends.

  DIVIDENDS. Holders of shares of Increasing Rate Preferred Stock will be entitled to receive for each such share, when and as declared by the Board of Directors of Rouse, out of funds of Rouse legally available for payment, cumulative cash dividends on the Liquidation Value (as defined below) of such share at the Dividend Rate (as defined below). Dividends on the Increasing Rate Preferred Stock will be payable semi-annually (each, a "Dividend Payment Date") at such rate on the first business day following the end of each six-month period beginning January 1 and July 1 of each year (each such six-month period, a "Dividend Period"). Dividends will be payable to holders of record as they appear on the stock records of Rouse at the close of business 15 days prior to the end of the applicable Dividend Period. Dividends on shares of Increasing Rate Preferred Stock (whether or not earned or declared) will accrue from the date of issuance of such shares (the "Issue Date") until such shares are redeemed or exchanged as described below. Dividends will be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there are funds of Rouse legally available for the payment of such dividends. Accumulations of dividends on shares of Increasing Rate Preferred Stock will not bear interest.

  Unless all accrued and unpaid dividends on Increasing Rate Preferred Stock have been paid in full or funds sufficient for such payment have been set apart therefor, Rouse may not (i) pay or set apart funds for the payment of any dividend with respect to any Junior Dividend Stock (as defined below),
(ii) pay or set apart funds for the payment of any dividend with respect to any Parity Dividend Stock, other than pro rata with, and recognizing all accrued and unpaid dividends on, the Increasing Rate Preferred Stock and all other classes or series of Parity Dividend Stock, (iii) make any distribution (other than in Junior Dividend Stock) on, redeem or purchase any Junior Liquidation Stock or (iv) make any distribution on, redeem or purchase any Parity Liquidation Stock.

  To the extent that Rouse does not have sufficient funds to pay (or set apart for payment) the full amount of accrued but unpaid dividends on the Increasing Rate Preferred Stock on any given Dividend

Payment Date, any payments made (or funds set apart for such payments) by Rouse in respect of such dividends will be made ratably to the holders of such Increasing Rate Preferred Stock in proportion to the number of shares held by them.

  "Base Rate" means (i) with respect to the Dividend Period during which Rouse issues shares of Increasing Rate Preferred Stock for the first time, the dividend rate, as determined by a nationally recognized investment banking firm selected by Rouse for such purpose and reasonably acceptable to the Representatives, which would be required in order for Rouse to successfully sell at par (i.e., stated liquidation value), in a private placement transaction, a class or series of its perpetual preferred stock as of such time and (ii) with respect to each subsequent Dividend Period, the dividend rate, as determined by a nationally recognized investment banking firm selected by Rouse for such purpose and reasonably acceptable to the Representatives, which would be required in order for Rouse to successfully sell at par (i.e., stated liquidation value), in a private placement transaction, a class of its perpetual preferred stock as of the first day of such Dividend Period.

  "Dividend Rate" means a rate per annum equal to the Base Rate plus the Spread, in each case as in effect during a Dividend Period; provided, however, that in the event that any share of Increasing Rate Preferred Stock shall have an Issue Date other than on the first day of any Dividend Period, the Dividend Rate with respect to such share during the Dividend Period in which such Issue Date occurs shall be calculated on the basis of the applicable Dividend Rate for such Dividend Period for the period commencing with the Issue Date to and including the last day of such Dividend Period.

  "Junior Dividend Stock" means Rouse Common Stock and any other capital stock of Rouse ranking junior to the Increasing Rate Preferred Stock with respect to the payment of dividends.

  "Junior Liquidation Stock" means Rouse Common Stock and any capital stock of Rouse ranking junior to the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary.

  "Liquidation Value" means, with respect to a share of Increasing Rate Preferred Stock, $100 plus all dividends (whether or not earned or declared), accrued and unpaid on such share.

  "Spread" (i) for the Dividend Period during which Rouse issues shares of Increasing Rate Preferred Stock for the first time shall be 3.50% per annum and (ii) for each Dividend Period thereafter shall be the Spread for the immediately preceding Dividend Period plus 0.50%.

  REDEMPTION. Subject to the next sentence, any holder of Increasing Rate Preferred Stock may elect to have Rouse redeem all or any portion of such holder's shares on any Dividend Payment Date (the "Redemption Date") by delivering to Rouse a redemption notice at least 30 but not more than 60 days prior to such Redemption Date. Any shares subject to redemption must have been issued at least one year prior to the date of such redemption notice.

  For each share of Increasing Rate Preferred Stock to be redeemed, Rouse must pay on the Redemption Date an amount equal to the sum of (i) 110% of the Liquidation Value of such share as of such Redemption Date plus (ii) all accrued and unpaid dividends (whether or not earned or declared) on such share as of such Redemption Date. In the event Rouse is required to redeem shares of the Increasing Rate Preferred Stock but does not have sufficient funds legally available to redeem all such shares, Rouse must apply the funds it does have legally available to redeem on a ratable basis as many shares subject to redemption as is possible. If Rouse fails to redeem all shares required to be redeemed by it on any given Redemption Date because of insufficient legally available funds, the holders of Increasing Rate Preferred Stock will be able to exercise the Special Voting Right described below.

  EXCHANGE. Rouse may, at its option, exchange shares of Rouse Common Stock on any Dividend Payment Date (an "Exchange Date") for any or all shares of Increasing Rate Preferred Stock outstanding on such Exchange Date (each, an "Exchange"); provided that in connection with such Exchange, (i) Rouse delivers an exchange notice at least 30 but not more than 60 days prior to such Exchange Date and (ii) on the Exchange Date, Rouse pays each holder of the shares of Increasing Rate Preferred Stock to be exchanged an amount equal to all accrued but unpaid dividends on such shares to such Exchange Date. The number of shares of Rouse Common Stock to be exchanged for each share of Increasing Rate Preferred Stock will be a number equal to the Liquidation Value divided by the Current Share Value on the last day of the Dividend Period immediately preceding the Exchange Date. If, in connection with an Exchange, Rouse intends to exchange fewer than all the outstanding shares of Increasing Rate Preferred Stock, the number of shares of Increasing Rate Preferred Stock to be exchanged will be determined ratably among the holders of such stock according to the respective number of shares held by them.

  LIQUIDATION. The holders of shares of Increasing Rate Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of Rouse, whether voluntary or involuntary, the Liquidation Value for each share of Increasing Rate Preferred Stock (the "Liquidation Preference"), and no more.

  Until the holders of the Increasing Rate Preferred Stock have been paid the Liquidation Preference in full, no payment may be made to any holder of Junior Liquidation Stock upon the liquidation, dissolution or winding up of Rouse. If, upon any liquidation, dissolution or winding up of Rouse, the assets of Rouse, or any proceeds thereof, distributable among the holders of the shares of Increasing Rate Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Increasing Rate Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of Increasing Rate Preferred Stock if all amounts payable thereon were paid in full. Neither a Rouse Merger nor a voluntary sale, lease, conveyance, exchange or transfer of all or substantially all of Rouse's assets (except in connection with a plan of liquidation, dissolution or winding up of Rouse) will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Rouse.

  VOTING RIGHTS. Except as described below, or except as otherwise from time to time required by applicable law, the holders of shares of Increasing Rate Preferred Stock will have no voting rights.

  Whenever (i) any accrued but unpaid dividends on the Increasing Rate Preferred Stock (whether or not earned or declared) are in arrears for at least one Dividend Period, (ii) Rouse fails to effect any redemption described above or (iii) Rouse fails to effect any Exchange, then (x) the number of directors then constituting the Board of Directors of Rouse will be increased by one and (y) the holders of shares of Increasing Rate Preferred Stock, voting separately as a class, will have the exclusive right (the "Special Voting Right") to elect a director to fill such vacancy either (1) at a properly called special meeting of the holders of the Increasing Rate Preferred Stock called for such purpose or (2) at any annual meeting of stockholders of Rouse. Holders of Increasing Rate Preferred Stock will have the right to exercise the Special Voting Right until such time as (i) all accumulated dividends on the Increasing Rate Preferred Stock shall have been paid in full, (ii) all redemptions required to be made on any Redemption Date have been made and (iii) all Exchanges required to be made have been made. In exercising the Special Voting Right, each share of Increasing Rate Preferred Stock will be entitled to one vote.

  TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Increasing Rate Preferred Stock will be The Bank of New York, New York, New York.

SERIES A PREFERRED STOCK

  GENERAL. On February 2, 1993 and November 30, 1994, the Board of Directors of Rouse authorized Rouse to classify and issue the Series A Preferred Stock as part of the 50,000,000 shares of authorized Rouse Preferred Stock. As of February 20, 1996, 4,505,009 shares of Series A Preferred Stock were issued and outstanding. The holders of the Series A Preferred Stock have no preemptive rights. The Series A Preferred Stock is not subject to any sinking fund or other obligation of Rouse to redeem or retire the Series A Preferred Stock. Unless converted or redeemed by Rouse, the Series A Preferred Stock has a perpetual term, with no maturity. The Series A Preferred Stock is listed on the NYSE under the symbol "RSEPrA." The shares of Rouse Common Stock issuable upon conversion or redemption of the Series A Preferred Stock are listed on the NYSE.

  RANKING. The Series A Preferred Stock ranks senior to the Rouse Common Stock and will rank senior to the Rouse Junior Preferred Stock and the Increasing Rate Preferred Stock, in each case, with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

  While any shares of Series A Preferred Stock are outstanding, Rouse may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock and all other shares of Voting Preferred Shares (as defined below), voting as a single class. However, Rouse may create additional classes of stock, increase the authorized number of shares of Rouse Preferred Stock or issue series of Rouse Preferred Stock ranking on a parity with the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Capital Stock") without the consent of any holder of Series A Preferred Stock.

  DIVIDENDS. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Rouse, out of funds legally available for payment, cumulative cash dividends at the rate per annum of 6.50% per share on the liquidation preference thereof or $3.25 per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly on the first calendar day of January, April, July and October of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors of Rouse) at such annual rate. Dividends are payable to holders of record at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of Rouse. Dividends accrue from the date of the original issuance of Series A Preferred Stock. Dividends are cumulative from such date, whether or not in any dividend period or periods there are funds of Rouse legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred Stock will not bear interest. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by four.

  Except as provided in the next sentence, no dividend will be declared or paid on any Parity Capital Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior dividend periods. If accrued dividends on the Series A Preferred Stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Stock for any dividend period and on any Parity Capital Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Capital Stock.

  Rouse may not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Capital Stock (as defined below) or (ii) redeem, purchase or

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otherwise acquire for consideration any Junior Capital Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of Rouse Common Stock made for purposes of an employee incentive or benefit plan of Rouse or any subsidiary), unless (A) all cumulative dividends with respect to the Series A Preferred Stock and any Parity Capital Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Capital Stock. The foregoing limitations do not restrict Rouse's ability to take the foregoing actions with respect to any Parity Capital Stock.

  As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Capital Stock, or in options, warrants or rights to holders of Junior Capital Stock to subscribe for or purchase any Junior Capital Stock, and (ii) the term "Junior Capital Stock" means Rouse Common Stock, the Increasing Rate Preferred Stock and any other class of capital stock of Rouse now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series A Preferred Stock.

  REDEMPTION. The shares of Series A Preferred Stock are redeemable at the option of Rouse, in whole or in part, for such number of shares of Rouse Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed divided by the Conversion Price (as defined below under "DESCRIPTION OF ROUSE PREFERRED STOCK--Series A Preferred Stock--Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 2.3529 shares of Rouse Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. Rouse may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of Rouse Common Stock on the NYSE Composite Tape exceeds $25.50, subject to adjustment in certain circumstances. In order to exercise its redemption option, Rouse must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met.

  On the redemption date, Rouse must pay on each share of Series A Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the event that full cumulative dividends on the Series A Preferred Stock and any Parity Capital Stock have not been paid or declared and set apart for payment, the Series A Preferred Stock may not be redeemed in part and Rouse may not purchase or acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

  LIQUIDATION PREFERENCE. The holders of shares of Series A Preferred Stock are entitled to receive in the event of any liquidation, dissolution or winding up of Rouse, whether voluntary or involuntary, $50.00 per share of Series A Preferred Stock plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

  Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Capital Stock upon the liquidation, dissolution or winding up of Rouse. If, upon any liquidation, dissolution or winding up of Rouse, the assets of Rouse, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Capital Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Capital Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such Parity Capital Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of Rouse with another corporation, a statutory share exchange by Rouse nor

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a sale or transfer of all or substantially all of Rouse's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Rouse.

  VOTING RIGHTS. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock have no voting rights.

  If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any other Parity Capital Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Rouse Board will be increased by two and the holders of shares of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Capital Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional directors to serve on the Board of Directors of Rouse at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the current quarterly period on the Series A Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment.

  Except as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving Rouse or a sale of all or substantially all of the assets of Rouse.

  CONVERSION RIGHTS. The shares of Series A Preferred Stock are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of Rouse Common Stock at a conversion price of $21.25 per share of Rouse Common Stock (equivalent to a conversion rate of 2.3529 shares of Rouse Common Stock for each share of Series A Preferred Stock), subject to adjustment as described below (the "Conversion Price"). The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on a redemption date.

  The Conversion Price is subject to adjustment for stock dividends, the issuance of rights or warrants for Rouse Common Stock at a price per share less than the fair market value thereof, subdivisions, combinations and reclassifications of Rouse Common Stock, and certain distributions to holders of Rouse Common Stock of indebtedness of Rouse or assets. In addition to the foregoing adjustments, Rouse is permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Rouse Common Stock. No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

  In any transaction (including, without limitation, a merger, consolidation, statutory share exchange, a tender offer for all or substantially all of the shares of Rouse Common Stock or a sale of all or substantially all of Rouse's assets) where shares of Rouse Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Rouse Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction. Rouse may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

ROUSE JUNIOR PREFERRED STOCK

  GENERAL. On February 22, 1996, the Board of Directors of Rouse authorized Rouse to classify and issue 37,362 shares of the Rouse Junior Preferred Stock as part of the 50,000,000 shares of authorized Rouse Preferred Stock.

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

  The THC Merger Agreement contemplates that in the THC Merger, each share of THC Common Stock owned by THHC at the Effective Time will be converted into the right to receive one share of Rouse Junior Preferred Stock.

  RANKING. The Rouse Junior Preferred Stock will rank senior to the Rouse Common Stock and junior to all other Rouse Preferred Stock (unless the terms of such Rouse Preferred Stock specifically provide that it will rank junior to or on parity with the Rouse Junior Preferred Stock), with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

  DIVIDENDS. Holders of shares of Junior Preferred Stock will be entitled to receive for each such share, when and as declared by the Board of Directors of Rouse, out of funds of Rouse legally available for payment, a cumulative annual cash dividend equal to the greater of (i) % of the liquidation preference of such Rouse Junior Preferred Stock (the "Liquidation Preference") or (ii) the lesser of 200% of the amount determined under clause (i) above or the Liquidation Preference divided by the Average Closing Price (the "Multiplier") multiplied by the aggregate per share amount of all cash and non-cash dividends (other than dividends payable in Rouse Common Stock), subject to adjustment for stock splits, combinations and dividends on the Rouse Common Stock. Accumulations of dividends on shares of Rouse Junior Preferred Stock will not bear interest.

  Until all accumulated dividends are paid in full, Rouse may not without first obtaining the consent of at least 66 2/3% of the outstanding shares of Rouse Junior Preferred Stock, (i) declare or pay dividends on or make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Rouse capital stock ranking junior to the Rouse Junior Preferred Stock (other than such shares acquired in exchange for other shares of Rouse capital stock ranking junior to the Rouse Junior Preferred Stock), (ii) declare or pay dividends on or make any other distributions on any shares of Rouse capital stock ranking on parity with the Rouse Junior Preferred Stock other than dividends payable ratably on the Rouse Junior Preferred Stock and any other parity stock or (iii) redeem or purchase or otherwise acquire for consideration any shares of Rouse capital stock ranking on a parity with the Rouse Junior Preferred Stock except pursuant to an offer that treats fairly and equitably all holders of Rouse Junior Preferred stock and such parity stock.

  REDEMPTION. The Rouse Junior Preferred Stock is not subject to redemption.

  LIQUIDATION. The holders of shares of Rouse Junior Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of Rouse, whether voluntary or involuntary, a liquidation preference for each share of Rouse Junior Preferred Stock equal to the greater of (i) the sum of $4,148.60 plus all accrued and unpaid dividends on such share to the date of payment and (ii) an amount equal to the Multiplier multiplied by the aggregate per share amount to be distributed to holders of Rouse Common Stock in connection with such liquidation, dissolution or winding up, in each case subject to adjustment for stock splits, combinations and dividends on the Rouse Common Stock. Until the holders of the Rouse Junior Preferred Stock have been paid their aggregate liquidation preference in full, no payment will be made to (i) any holder of Rouse capital stock ranking on a parity with the Rouse Junior Preferred Stock, except distributions made ratably on the Rouse Junior Preferred Stock and any stock ranking on parity therewith, or (ii) any holder of Rouse capital stock ranking junior to the Rouse Junior Preferred Stock.

  VOTING RIGHTS. Except as otherwise from time to time required by applicable law, the holders of shares of Rouse Junior Preferred Stock will have no voting rights.

  CONSOLIDATION, MERGER. In the event of a merger, consolidation or other transaction in which shares of Rouse Common Stock are exchanged for cash, stock, securities or other property, holders of Rouse Junior Preferred Stock will be entitled to receive for each share of their stock the per share consideration received by holders of Rouse Common Stock multiplied by the Multiplier, subject to adjustment for stock splits, combinations and dividends on the Rouse Common Stock.

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

         COMPARATIVE RIGHTS OF ROUSE STOCKHOLDERS AND THC STOCKHOLDERS

  The rights of the stockholders of THC are currently governed by the DGCL, the THC Charter, the THC By-Laws and (in the case of substantially all Stockholders) the Stockholder Agreement. Upon consummation of the THC Merger, the stockholders will become stockholders of Rouse and their rights as stockholders of Rouse will be governed by the MGCL, the Rouse Charter and the Rouse By-Laws. The following summary sets forth certain material differences between the rights of the Stockholders and holders of Rouse Common Stock and Rouse Preferred Stock. This summary is qualified in its entirety by reference to the full text of the THC Charter, the THC By-Laws, the Stockholder Agreement, the Rouse Charter and the Rouse By-Laws and the provisions of the DGCL and the MGCL.

AUTHORIZED CAPITAL STOCK

  The total number of authorized shares of capital stock of THC is 137,362 shares of THC Common Stock. The total number of authorized shares of capital stock of Rouse is 300,000,000 shares, consisting of 50,000,000 shares of Rouse Preferred Stock and 250,000,000 shares of Rouse Common Stock.

DIVIDENDS

  The DGCL provides that the directors of every corporation, subject to restrictions contained in its certificate of incorporation, may declare and pay dividends on the shares of its capital stock either (i) out of surplus or
(ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The THC By-Laws provide that the THC Board may determine what dividends, if any, will be declared and paid to the holders of THC Common Stock, subject to conformity with law and the THC Charter.

  So long as the Stockholder Agreement remains in effect, the THC Board is required to endeavor to accomplish certain quarterly dividend objectives. The targeted dividend amount for any quarter may be adjusted by the THC Board if the payment of such dividends would likely conflict with applicable fiduciary duties and laws, the rights of THC's creditors or applicable contractual and other obligations of THC in effect at the time the Principal Owners entered into the Stockholder Agreement and its reasonably anticipated fixed and contingent capital needs. Moreover, THC, THHC and HHPLP are not required to sell, transfer or dispose of any assets or incur any indebtedness in order to pay dividends pursuant to the Stockholder Agreement but THC is required to use reasonable efforts to borrow funds or cause HHPLP to borrow funds if necessary to pay dividends. However, neither THC nor HHPLP may be required under the Stockholder Agreement to: (i) incur indebtedness aggregating in excess of $50,000,000 at any time outstanding to pay dividends or distributions; (ii) incur indebtedness on other than commercially reasonable terms; or (iii) incur indebtedness which will cause THC's or HHPLP's ability to timely pay all of their respective indebtedness and other obligations to be not reasonably assured. In addition to the targeted quarterly dividends, THC is required, so long as the Stockholder Agreement remains in effect, to endeavor to pay additional dividends in an amount equal to the aggregate cash or cash equivalents held by THC, THHC and HHPLP at the end of any calendar year which are not required to: (i) meet existing and reasonably anticipated obligations, needs and contingencies or (ii) carry out and complete any business plans adopted by the THC Board.

  Under the MGCL, a board of directors may authorize a distribution unless, after giving effect to such distribution, (i) a corporation would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) a corporation's total assets would be less than total liabilities plus, unless the charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

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

The Rouse Charter provides that holders of Rouse Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of Rouse, subject to the payment of preferential dividends upon any Rouse Preferred Stock. See "DESCRIPTION OF ROUSE PREFERRED STOCK."

PREEMPTIVE RIGHTS

  Under the DGCL, a stockholder does not have preemptive rights unless such rights are specifically granted in the certificate of incorporation. The THC Charter does not grant such rights to the stockholders of THC.

  With respect to charters filed prior to October 1995, the MGCL granted preemptive rights unless the charter stated otherwise. The Rouse Charter states that no holders of Rouse stock shall have any preferential rights of subscription to any stock or securities convertible into shares of stock of Rouse except as the Board of Directors of Rouse may determine and at the price it may fix. Currently, holders of Rouse Common Stock have no preemptive rights. The Rouse Charter also allows the Board to offer any shares of stock or convertible securities to holders of any class or classes of stock or other securities then existing to the exclusion of holders of any or all classes of securities then existing.

QUORUM

  Both the THC By-Laws and the Rouse By-Laws provide that, at a meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, unless otherwise required by law or by the THC Charter or the Rouse Charter, respectively.

VOTING RIGHTS

  Under the DGCL, unless otherwise provided in the certificate of incorporation and subject to other qualifications of the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held. The THC By-Laws state that each stockholder is entitled to one vote for each share of stock held.

  The MGCL provides that each outstanding share of stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders, unless the charter provides otherwise. The Rouse Charter and the Rouse By-Laws provide that each holder of Rouse Common Stock is entitled to one vote for the election of directors and on all other matters submitted for stockholder approval, except as otherwise provided in the Rouse Charter with respect to certain matters that relate only to holders of Rouse Preferred Stock. In addition, except with respect to certain matters relating only to holders of Rouse Preferred Stock, (i) holders of Rouse Common Stock and Rouse Preferred Stock vote as a single class and (ii) holders of Rouse Preferred Stock generally do not have voting rights. For a discussion of the voting rights of holders of Rouse Preferred Stock, see "ROUSE PREFERRED STOCK--Increasing Rate Preferred Stock--Voting Rights," "ROUSE PREFERRED STOCK--Rouse Series A Preferred Stock--Voting Rights" and "ROUSE PREFERRED STOCK--Rouse Junior Preferred Stock--Voting Rights."

  Both the THC By-Laws and the Rouse By-Laws provide that, unless otherwise required by law or by the THC Charter or the Rouse Charter, respectively, a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter at such meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

ACTION WITHOUT A MEETING

  The THC By-Laws state that nothing contained therein shall be deemed to restrict the power of stockholders to take any action required or permitted to be taken by them without a meeting, in accordance with applicable provisions of law. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The THC Charter does not restrict such rights.

  Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if a unanimous written consent is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder who would have been entitled to notice of, but not to vote at, such stockholder meeting.

PROXIES

  The THC By-Laws provide that each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for him by written proxy, but, consistent with the DGCL, no such proxy is valid after three years from its date unless the proxy provides otherwise. Both the MGCL and the Rouse By-Laws grant stockholders the right to vote by written proxy, which is not valid for more than eleven months unless otherwise stated in such proxy.

NO CUMULATIVE VOTING

  The DGCL and the MGCL permit charters to provide for cumulative voting in the election of directors, but neither the Rouse Charter nor the THC Charter so provides. Both the MGCL and the Rouse By-Laws provide that, in the election of directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

POWER TO CALL SPECIAL MEETING

  The DGCL provides that special meetings of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the by-laws. The THC By-Laws state that special meetings of stockholders may be called by the Chairman of the THC Board, the THC Board or by the Secretary at the written request of the holders of at least 51% of the outstanding shares of capital stock of THC entitled to vote who have filed with the Secretary a written application for such meeting stating the time, place and purpose thereof.

  Under the MGCL, a special meeting of stockholders may be called by the president, the board of directors or any other person specified in the charter or the by-laws. Additionally, the secretary of a corporation must call a special meeting of stockholders on the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting, subject to certain limitations. Legislation has been introduced in Maryland which, if adopted, would permit an increase of the 25% to not higher than 50% by a charter or by-law amendment. The Rouse By-Laws provide that a special meeting of stockholders may be called by the Chairman of the Board or, if unavailable, by the Chief Executive Officer or the President, or by a majority of the Board of Directors of Rouse . A special meeting may be called at the request of stockholders if and as required by law and, in such case, the Board or the Chief Executive Officer will establish the date of the special meeting, which will not be more than 90 days after the requesting stockholders have established that Rouse is required by law to hold the special meeting and paid to Rouse any costs of the meeting required by law to be paid by them.

NUMBER OF DIRECTORS; CLASSIFICATION

  The DGCL provides that a board of directors shall consist of one or more members. The number of directors shall be fixed by or in the manner provided in the by-laws unless the certificate of incorporation fixes the number, in which case a change in such number shall be made only by amendment of the certificate. The THC By-Laws set the number of directors constituting the THC Board at ten, but provide that the then-authorized number of directors may decrease the number of directors to no less than the greater of (i) one and
(ii) the number of directors required pursuant to the Stockholder Agreement. The THC Board currently consists of ten persons.

  Under the formula provided in the Stockholder Agreement, the 9.5 Trust is entitled to nominate one director for so long as the 9.5 Trust holds "Voting Power" (as hereinafter defined) with respect to at least 8.55% of all of the issued and outstanding THC Common Stock. RD&C is entitled to nominate two directors for so long as RD&C holds Voting Power with respect to at least 17.1% of all of the issued and outstanding THC Common Stock but is only entitled to nominate one director if RD&C holds Voting Power with respect to less than 17.1% of the issued and outstanding THC Common Stock, and then only if RD&C holds Voting Power with respect to at least 8.55% of the issued and outstanding THC Common Stock. THCP is entitled to nominate one director for each 8.55% of the issued and outstanding THC Common Stock for which THCP holds Voting Power, subject to a maximum nomination of seven directors. However, during any period in which THCP is entitled to nominate seven directors, one of its nominees must be a person who is not an affiliate or "Constituent" (as hereinafter defined) of THC, THCP, HHPLP or THHC. Each Principal Owner is required to vote all of its THC Common Stock for the nominees designated by the other Principal Owners. For purposes of the Stockholder Agreement: (i) "Voting Power" means with respect to any share of THC Common Stock, the power and authority (whether given by proxy, power of attorney, agreement or otherwise) to vote such share of THC Common Stock on any matter contemplated by the Stockholder Agreement and to vote such share of THC Common Stock any other matter that may be submitted to the Stockholders or for their consideration and approval; and (ii) "Constituent" means any person (including certain relatives and trusts and estates) or entity that is a stockholder, partner, beneficiary or member of, or owner of an economic interest in, any Principal Owner.

  Under the MGCL, a Maryland corporation shall have the number of directors provided in its charter until changed by the by-laws. A corporation with outstanding stock and three or more stockholders shall have at least three directors at all times. The by-laws may authorize a majority of the entire board to alter, within specified limits, the number of directors set by the charter or by-laws. Pursuant to the Rouse Charter and the Rouse By-Laws, a majority of the entire Board of Directors of Rouse may alter the number of directors to not more than 25 nor less than three. The Rouse By-Laws set the current number of directors of Rouse at ten.

  Under the DGCL, pursuant to the certificate of incorporation or a by-law adopted by a vote of the stockholders, a corporation may classify its board of directors. Neither the THC Charter nor THC By-Laws provide for a classified board of directors. Although the MGCL also permits the articles of incorporation to provide for a classified board of directors, the Rouse Charter does not so provide.

ELECTION AND TENURE OF DIRECTORS

  In the case of both THC and Rouse, stockholders elect directors at the annual meeting of stockholders for each company, and such directors hold office until the next annual meeting or until their successors are elected and qualified.

REMOVAL OF DIRECTORS

  The THC By-Laws provide that, except as otherwise provided by law, the THC Charter or the Stockholder Agreement, the stockholders may at any time remove from office or terminate the employment of any director, officer, employee or agent of THC with or without cause. The DGCL generally provides that any or all directors may be removed, with or without cause, by a majority of the stockholders entitled to vote in the election of directors.

  The Principal Owner that nominated a director of THC in accordance with the Stockholder Agreement has the exclusive right to remove or replace such director and also has the exclusive right to nominate the successor to such director if such director ceases to be a director for any reason and if, in each case, such Principal Owner then holds Voting Power sufficient to nominate such director. A Principal Owner may be required to remove a director that such Principal Owner appointed upon the request of any other Principal Owner if such director is failing to act in a manner consistent with the implementation of the Business Policy (as hereinafter defined) and if certain other conditions are met.

  The MGCL states that, except in certain instances, the stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast, unless otherwise provided in the charter. Similarly, according to the Rouse By-Laws, at any special or annual meeting of the stockholders, any director may be removed from office by a vote of a majority of all the votes that are entitled to be cast by all shares of stock outstanding and entitled to vote for the election of directors.

VACANCY ON THE BOARD AND NEWLY CREATED DIRECTORSHIPS

  Under the THC By-Laws, except as otherwise provided by law, the THC Charter or the Stockholder Agreement, any vacancy occurring in the office of any director through death, resignation, removal or otherwise and any newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The DGCL contains a similar provision, and also states that, if the directors then in office constitute less than a majority of the corporation's board of directors, then, upon application by stockholders representing at least 10% of the outstanding shares entitled to vote for such directors, the Delaware Court of Chancery may order a stockholder election of directors to be held to fill vacancies on the board or replace directors elected by the directors then in office.

  Under the MGCL, stockholders may fill a vacancy on the board of directors which results from the removal of a director. Also, unless the charter or by-laws of a corporation provide otherwise, (i) a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors and (ii) a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors. The Rouse By-Laws provide that a majority of the directors on the Board of Directors of Rouse, whether or not sufficient to constitute a quorum, may fill a vacancy on such Board. Also, stockholders may elect a director to serve for the balance of the term of a director removed by stockholders.

LIMITATION OF LIABILITY

 As permitted by the DGCL, the THC Charter limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such provision.

  Pursuant to the MGCL and the Rouse Charter, directors' personal liability to Rouse or to any stockholder of Rouse for money damages has been eliminated, except to the extent that (i) it is established that such directors actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (ii) a judgment or other final adjudication adverse to such directors is entered in a proceeding based on a finding in the proceeding that such directors' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in certain other circumstances. The MGCL and the Rouse Charter also limit the liability of officers of a corporation to the same extent directors' liability is limited. The limitation of liability afforded by the Rouse Charter does not preclude or limit recovery of damages by third parties, such as creditors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Both the THC Charter and the Rouse Charter provide indemnification to directors and officers, including the advance of legal expenses, to the full extent authorized by applicable law, and allow such indemnification to be extended to other employees and agents as determined to be appropriate. Under the DGCL, directors and officers, as well as other employees and agents, may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with certain threatened, pending or completed actions, suits or proceedings to which such persons were made or threatened to be made a party by reason of the fact that such persons are or were directors, officers, employees or agents of the corporation or are or were serving as such at another entity at the request of the corporation, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorney's fees) incurred in connection with the defense or settlement of such an action, except where a person has been adjudged liable to the corporation, unless and to the extent that the Delaware Court of Chancery or the court that determined such person's liability determines that such person is fairly and reasonably entitled to indemnification. The THC Charter also specifies that THC is required to indemnify a person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the THC Board.

  The MGCL generally provides that a director of a corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including in connection with an action by or in the right of the corporation so long as the director has not been found liable) unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The MGCL also permits a court of appropriate jurisdiction to order indemnification in certain circumstances. The MGCL allows similar indemnification for officers, employees or agents of a corporation.

  The DGCL requires that a director, officer, employee or agent of a corporation be indemnified against expenses (including attorneys' fees) to the extent that such person has been successful in the defense of any action, suit or proceeding in which such person would be entitled to indemnification. The MGCL provides a similar right for directors and officers of a corporation, unless such right is limited by the corporation's charter. The Rouse Charter does not so limit the rights of directors and officers of Rouse. Both the DGCL and the MGCL also require that a corporation determine that indemnification is appropriate under the circumstances because the applicable standards of conduct required by the respective statute have been met.

  Under the DGCL, the termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person is prohibited from being indemnified. The same rule applies under Maryland law as to terminations due to judgments, orders or settlements, but a termination by conviction or plea of nolo contendere creates a rebuttable presumption that such person is not entitled to indemnification. In addition, the MGCL provides that a person found liable on the grounds that such person improperly received personal benefit may not be indemnified by the corporation, except for expenses upon approval of the court.

  Both the THC Charter and the Rouse By-Laws also specify that (i) such indemnification shall inure to the benefit of heirs, executors and administrators of those entitled to indemnification and (ii) such right of indemnification shall not be deemed exclusive of any other rights to which a director, officer, employee or agent may be entitled pursuant to law, agreements or vote of stockholders or directors, both as to actions in an official capacity and as to actions in other capacities.

AMENDMENT OF BY-LAWS

  The DGCL vests the power to adopt, amend and repeal by-laws in the stockholders entitled to vote and permits a corporation to confer such power on its board of directors. The THC By-Laws and the THC Charter authorize the THC Board to make, alter or repeal the THC By-Laws by the affirmative vote of a majority of the then-authorized directors and the THC By-Laws state that stockholders may make, alter or amend the THC By-Laws by a majority of the stock issued and outstanding and entitled to vote.

  Under the MGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent the charter or by-laws vest it in the board of directors. Under the Rouse Charter and the Rouse By-Laws, the Rouse By-Laws may be altered, amended or added to by the Board of Directors of Rouse, except as otherwise provided by law.

AMENDMENT OF CHARTER

  Under the DGCL, unless otherwise provided in the certificate of incorporation, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the stockholders entitled to vote on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of such class or series, voting as a class, is also necessary to authorize such amendment. In the THC Charter, THC reserves the right to amend, alter, change or repeal any provision of the THC Charter in the manner prescribed by statute and subjects all rights conferred upon stockholders therein to such reservation.

  The MGCL provides that a proposed amendment to a corporation's charter must be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless the articles of incorporation require a greater or lesser proportion of votes. In the Rouse Charter, Rouse reserves the right to make any amendments of the Rouse Charter which are authorized by law, including amendments to change the terms of any class of its stock by classification, reclassification or otherwise; provided, however, no such amendment which changes the terms of outstanding stock will be valid unless authorized by the holders of two-thirds of all such stock at the time outstanding.

BUSINESS COMBINATIONS

  Under the DGCL, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote is required for a merger or consolidation or sale, lease, or exchange of all or substantially all of the corporation's assets to be consummated. Unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the agreement of merger does not amend in any respect the surviving corporation's charter, (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to remain outstanding and (iii) the number of shares of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. The THC Charter and THC By-Laws have no specific provisions addressing such transactions.

  Under the MGCL, a vote of the holders of two-thirds of all outstanding shares of stock of a corporation entitled to vote thereon is required to approve a merger, consolidation, share exchange or transfer of all or substantially all of the corporation's assets, subject to certain exceptions. Unless the charter states otherwise, the vote of the stockholders of a surviving corporation is not required to approve a merger if (i) the plan of merger does not reclassify or change its outstanding stock or otherwise amend the corporation's charter and (ii) the number of shares of common stock to be issued or transferred in the merger does not exceed 15% of the number of its shares of the same class outstanding immediately before the effective date of the merger. The Rouse Charter and Rouse By-Laws have no specific provisions relating to such transactions.

BUSINESS COMBINATIONS WITH CERTAIN STOCKHOLDERS

  The DGCL generally prohibits any "business combination" (defined to include certain transactions, including mergers and consolidations) between a Delaware corporation and any "interested stockholder" (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years following the date that such stockholder became an interested stockholder. These restrictions do not apply, however, (i) if certain approvals are obtained or requirements are met, (ii) if the corporation, in the manner set forth in the DGCL, expressly elects not to be governed by such provisions, (iii) if the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on NASDAQ or (c) held of record by more than 2,000 stockholders, unless any of the foregoing results from an action taken by or involving an interested stockholder or (iv) in certain other circumstances. The THC Charter and THC By-Laws do not address these provisions of the DGCL. Pursuant to clause (iii) above, such provisions are inapplicable to THC.

  The MGCL also contains provisions relating to certain "business combinations" with "interested stockholders." See "DESCRIPTION OF ROUSE COMMON STOCK--Special Statutory Requirements for Certain Transactions." Under the MGCL, such transactions may be prohibited for a five-year period and thereafter may be subject to, among other things, certain stockholder approvals. The Rouse By-Laws provide that such provisions of the MGCL shall apply to any "business combinations" with Rouse.

CONTROL SHARE ACQUISITIONS

  The Rouse By-Laws state that the applicable provisions of the MGCL with respect to "control-share acquisitions," as defined in the MGCL, shall not apply to any control share acquisitions of shares of the stock of Rouse. See "DESCRIPTION OF ROUSE COMMON STOCK--Special Statutory Requirements for Certain Transactions." The DGCL does not contain an analogous provision.

APPRAISAL RIGHTS

  Under the DGCL, dissenting stockholders may be entitled to the right to demand and receive payment of the "fair value" of their shares in the event of a merger or consolidation. See "THE MERGERS--Dissenters' Rights." The DGCL also provides that a corporation may provide in its certificate of incorporation that appraisal rights are available for shares of its stock in certain instances, including any merger or consolidation in which the corporation is a constituent corporation.

  Stockholders of a Maryland corporation generally have the right to demand and receive payment of the fair value of their stock in the event of certain mergers, consolidations, share exchanges or transfers of assets or if the corporation amends its charter in a way that alters the contract rights expressly set forth in the charter of any outstanding stock and substantially adversely affects stockholders' rights, unless the right to do so is reserved in the corporation's charter, subject to certain exceptions. However, except as otherwise provided by the MGCL, stockholders do not have appraisal rights if, among other things, (i) such stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the NASD, or (ii) such stock is that of the successor corporation in the merger, unless the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so, or the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests, arising out of provisions for the treatment of fractional shares of stock in the successor. In the Rouse Charter, Rouse reserves the right to make any amendments of its charter, including amendments changing the terms of any class of its stock; provided, however, such amendments must be authorized by the holders of two-thirds of all such stock at the time outstanding.

                                    EXPERTS

  The consolidated financial statements and schedules of Rouse and its consolidated subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included in the Registration Statement (of which this Proxy Statement/ Prospectus forms a part) in reliance upon (1) the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing, and (2) with respect to the current value basis financial statements, the report of Landauer Associates, Inc., real estate counselors and consultants, included elsewhere herein, and upon the authority of said firm as experts in real estate consultation.

  The consolidated financial statements of THC and its consolidated subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in the Registration Statement (of which this Proxy Statement/Prospectus forms a part) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Rouse Common Stock and the Increasing Rate Preferred Stock to be issued in the THC Merger or pursuant to the Contingent Stock Agreement has been passed upon for Rouse by Piper & Marbury L.L.P., Baltimore, Maryland. Certain tax consequences of the THC Merger have been passed upon for Rouse by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain tax consequences of the THC Merger and the Partnership Merger have been passed upon for the Stockholders and Unitholders by Andrews & Kurth L.L.P., Houston, Texas. An aggregate of approximately 9.9% of the THC Common Stock and Class 1 Units is beneficially owned by certain partners and employees of Andrews & Kurth L.L.P., trusts for family members of certain partners of Andrews & Kurth L.L.P., and an endowment with respect to which Andrews & Kurth L.L.P. holds a reserved interest to all ordinary income. David G. Elkins, a partner of Andrews & Kurth L.L.P., will be a Representative designated under the Contingent Stock Agreement, serving as such in his individual capacity and not in his capacity as a partner of Andrews & Kurth L.L.P.

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ROUSE

Consolidated Cost Basis and Current Value Basis Financial Statements:
  Independent Auditors' Report............................................ F-2
  Report of Independent Real Estate Consultants........................... F-3
  Consolidated Cost Basis and Current Value Basis Financial Statements:
   Consolidated Cost Basis and Current Value Basis Balance Sheets at
    December 31, 1995 and 1994............................................ F-4
   Consolidated Cost Basis Statements of Operations for the Years Ended
    December 31, 1995, 1994 and 1993...................................... F-6
   Consolidated Cost Basis Statements of Shareholders' Equity for the
    Years Ended December 31, 1995, 1994 and 1993.......................... F-7
   Consolidated Cost Basis Statements of Cash Flows for the Years Ended
    December 31, 1995, 1994 and 1993...................................... F-8
   Consolidated Current Value Basis Statements of Changes in Revaluation
    Equity for the Years Ended December 31, 1995, 1994 and 1993........... F-10
  Notes to Consolidated Financial Statements.............................. F-11

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders The Rouse Company:

  We have audited the consolidated cost basis financial statements of The Rouse Company and subsidiaries as listed in the accompanying index. We have also audited the supplemental consolidated current value basis financial statements listed in the index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated cost basis financial statements present fairly, in all material respects, the financial position of The Rouse Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As more fully described in note 1 to the consolidated financial statements, the supplemental consolidated current value basis financial statements referred to above have been prepared by management to present relevant financial information about The Rouse Company and its subsidiaries which is not provided by the cost basis financial statements and are not intended to be a presentation in conformity with generally accepted accounting principles. In addition, as more fully described in note 1, the supplemental consolidated current value basis financial statements do not purport to present the net realizable, liquidation or market value of the Company as a whole. Furthermore, amounts ultimately realized by the Company from the disposal of properties may vary from the current values presented.

  In our opinion, the supplemental consolidated current value basis financial statements referred to above present fairly, in all material respects, the information set forth therein on the basis of accounting described in note 1 to the consolidated financial statements.

                                          KPMG Peat Marwick LLP

Baltimore, Maryland
February 22, 1996

                 REPORT OF INDEPENDENT REAL ESTATE CONSULTANTS

      LANDAUER ASSOCIATES, INC. 666 FIFTH AVENUE NEW YORK, NEW YORK 10103

KPMG Peat Marwick LLP and The Board of Directors and Shareholders The Rouse
 Company:

  We have reviewed estimates of the market value of equity and other interests in certain real property owned and/or managed by The Rouse Company (the Company) and its subsidiaries as of December 31, 1995 and 1994. The properties reviewed at December 31, 1995 include all the projects identified as "In Operation" on the "Projects of The Rouse Company" table on pages 58 through 62 of the Annual Report for 1995, land held for development and sale, certain parcels of land in development and certain other properties held for sale. The properties reviewed at December 31, 1994 were the same, except for the properties which were acquired or disposed of during 1995.

  The total values of its equity and other interests estimated by the Company were $2,444,218,000 and $2,338,624,000 at December 31, 1995 and 1994,
respectively.

  Based upon our review, we concur with the Company's estimates of the total value of the property interests appraised. In our opinion, the aggregate value estimated by the Company varies less than 10% from the aggregate value we would estimate in a full and complete appraisal of the same interests. A variation of less than 10% between appraisers implies substantial agreement as to the most probable market value of such property interests.

  The data used in our review were supplied to us in summary form by the Company. We have relied upon the Company's interpretation and summaries of leases, operating agreements, mortgages and partnership, joint venture and management agreements. We have had complete and unrestricted access to all underlying documents and have confirmed certain information by reference to such documents. We have found no discrepancies in the data and, to the best of our knowledge, believe all such data to be accurate and complete. The basic assumptions used by the Company and the individual value estimates prepared by the Company were, in our opinion, fair and reasonable. No assumption has been made with respect to a bulk sale of the entire holdings or groups of property interests. We have also physically inspected, within the past three years, substantially all of the properties which were reviewed.

  We certify that neither Landauer Associates, Inc. nor the undersigned have any present or prospective interest in the Company's properties, and we have no personal interest or bias with respect to the parties involved. To the best of our knowledge and belief, the facts upon which the analysis and conclusions were based are materially true and correct. No one, other than the undersigned assisted by members of our staff, performed the analyses and reached the conclusions resulting in the opinion expressed in this letter. Our fee for this assignment was not contingent on any action or event resulting from the analysis, opinions, or conclusions in, or the use of, this review. Our review has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

Sincerely,
Landauer Associates, Inc.

James C. Kafes, MAI, CRE                  Deborah A. Jackson
Managing Director                         Senior Vice President
                                          Director of Retail Valuation


February 22, 1996

                       THE ROUSE COMPANY AND SUBSIDIARIES

         CONSOLIDATED COST BASIS AND CURRENT VALUE BASIS BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                      1995                      1994
                            ------------------------- -------------------------
                            CURRENT VALUE     COST    CURRENT VALUE     COST
                            BASIS (NOTE 1)   BASIS    BASIS (NOTE 1)   BASIS
                            -------------- ---------- -------------- ----------
          ASSETS
Property (notes 4, 5, 6,
 7, 11 and 18):
  Operating properties:
    Property and deferred
     costs of projects....    $4,323,010   $3,006,356   $4,232,913   $2,937,565
    Less accumulated
     depreciation
     and amortization.....                    519,319                   490,158
                              ----------   ----------   ----------   ----------
                               4,323,010    2,487,037    4,232,913    2,447,407
  Properties in
   development............        62,030       56,151       70,866       65,348
  Properties held for
   sale...................        22,602       22,602        8,809        8,809
  Land held for
   development and sale...       149,324      134,168      153,637      132,293
                              ----------   ----------   ----------   ----------
    Total property........     4,556,966    2,699,958    4,466,225    2,653,857
                              ----------   ----------   ----------   ----------
Prepaid expenses, deferred
 charges and other
 assets...................       160,854      151,068      159,956      151,223
Accounts and notes
 receivable (note 8)......        36,751       36,751       31,233       31,233
Investments in marketable
 securities...............         2,910        2,910       30,149       30,149
Cash and cash
 equivalents..............        94,922       94,922       49,398       49,398
                              ----------   ----------   ----------   ----------
    Total.................    $4,852,403   $2,985,609   $4,736,961   $2,915,860
                              ==========   ==========   ==========   ==========



        The accompanying notes are an integral part of these statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                   1995                       1994
                         -------------------------  -------------------------
                         CURRENT VALUE     COST     CURRENT VALUE     COST
                         BASIS (NOTE 1)   BASIS     BASIS (NOTE 1)   BASIS
                         -------------- ----------  -------------- ----------
      LIABILITIES
Debt (note 11):
 Property debt not
  carrying a Parent
  Company guarantee of
  repayment.............   $1,990,041   $1,990,041    $1,998,445   $1,998,445
                           ----------   ----------    ----------   ----------
 Parent Company debt and
  debt carrying a Parent
  Company guarantee of
  repayment:
   Property debt........      138,488      138,488       223,731      223,731
   Convertible
    subordinated
    debentures..........      126,750      130,000       105,950      130,000
   Other debt...........      231,884      221,000       116,500      120,700
                           ----------   ----------    ----------   ----------
                              497,122      489,488       446,181      474,431
                           ----------   ----------    ----------   ----------
     Total debt.........    2,487,163    2,479,529     2,444,626    2,472,876
                           ----------   ----------    ----------   ----------
Obligations under
 capital leases (note
 18)....................       58,786       58,786        60,044       60,044
Accounts payable,
 accrued expenses and
 other liabilities......      185,561      185,561       205,317      205,317
Deferred income taxes
 (note 14)..............      445,613       81,649       412,729       82,597
Company-obligated
 mandatorily redeemable
 preferred securities of
 a trust holding solely
 Parent Company
 subordinated debt
 securities (note 12)...      136,125      137,500           --           --
  SHAREHOLDERS' EQUITY
    (NOTES 16 AND 17)
Series A Convertible
 Preferred stock with a
 liquidation preference
 of $225,250 in 1995 and
 $225,252 in 1994.......           45           45            45           45
Common stock of 1c par
 value per share;
 250,000,000 shares
 authorized; issued
 47,922,749 shares in
 1995 and 47,571,046
 shares in 1994.........          479          479           476          476
Additional paid-in
 capital................      309,943      309,943       306,674      306,674
Accumulated deficit.....     (267,883)    (267,883)     (212,169)    (212,169)
Revaluation equity......    1,496,571          --      1,519,219          --
                           ----------   ----------    ----------   ----------
     Total shareholders'
      equity............    1,539,155       42,584     1,614,245       95,026
                           ----------   ----------    ----------   ----------
Commitments and
 contingencies
 (notes 18, 19 and 20)
     Total..............   $4,852,403   $2,985,609    $4,736,961   $2,915,860
                           ==========   ==========    ==========   ==========

                       THE ROUSE COMPANY AND SUBSIDIARIES

                CONSOLIDATED COST BASIS STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   1995      1994      1993
                                                 --------  --------  --------
Revenues........................................ $672,821  $671,171  $646,805
Operating expenses, exclusive of provision for
 bad debts, depreciation and amortization.......  347,560   356,958   352,217
Interest expense (note 11)......................  212,963   213,583   210,806
Provision for bad debts.........................    3,318     5,185     4,741
Depreciation and amortization (note 4)..........   73,062    74,186    70,200
Gain (loss) on dispositions of assets and other
 provisions, net (note 15)......................  (25,749)   (7,923)   (5,769)
                                                 --------  --------  --------
  Earnings before income taxes and extraordinary
   losses.......................................   10,169    13,336     3,072
                                                 --------  --------  --------
Income taxes (note 14):
  Current--primarily state......................      620       735       760
  Deferred--primarily Federal...................    3,699     5,995     3,603
                                                 --------  --------  --------
                                                    4,319     6,730     4,363
                                                 --------  --------  --------
  Earnings (loss) before extraordinary losses...    5,850     6,606    (1,291)
Extraordinary losses, net of related income tax
 benefits (note 11).............................    8,631     4,447     8,051
                                                 --------  --------  --------
  Net earnings (loss)........................... $ (2,781) $  2,159  $ (9,342)
                                                 ========  ========  ========
  Net loss applicable to common shareholders.... $(17,422) $(10,922) $(20,723)
                                                 ========  ========  ========
Loss per share of common stock after provision
 for dividends on Preferred stock (note 16):
  Loss before extraordinary losses.............. $   (.18) $   (.14) $   (.27)
  Extraordinary losses..........................     (.18)     (.09)     (.17)
                                                 --------  --------  --------
    Total....................................... $   (.36) $   (.23) $   (.44)
                                                 ========  ========  ========


        The accompanying notes are an integral part of these statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

           CONSOLIDATED COST BASIS STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                      SERIES A
                                     CONVERTIBLE        ADDITIONAL
                                      PREFERRED  COMMON  PAID-IN   ACCUMULATED
                                        STOCK    STOCK   CAPITAL     DEFICIT
                                     ----------- ------ ---------- -----------
Balance at December 31, 1992........    $--       $473   $ 83,450   $(118,771)
Net loss............................     --        --         --       (9,342)
Dividends declared:
  Common stock--$.62 per share......     --        --         --      (29,404)
  Preferred stock--$2.83 per share..     --        --         --      (11,381)
Proceeds from exercise of stock op-
 tions, net.........................     --          3        446         --
Amortization of restricted common
 stock..............................     --        --       2,068         --
Issuance of Preferred stock (note
 16)................................      40       --     195,569         --
                                        ----      ----   --------   ---------
Balance at December 31, 1993........      40       476    281,533    (168,898)
Net earnings........................     --        --         --        2,159
Dividends declared:
  Common stock--$.68 per share......     --        --         --      (32,349)
  Preferred stock--$3.25 per share..     --        --         --      (13,081)
Proceeds from exercise of stock op-
 tions, net.........................     --        --         108         --
Amortization of restricted common
 stock..............................     --        --       2,225         --
Issuance of Preferred stock (note
 16)................................       5       --      22,808         --
                                        ----      ----   --------   ---------
Balance at December 31, 1994........      45       476    306,674    (212,169)
Net loss............................     --        --         --       (2,781)
Dividends declared:
  Common stock--$.80 per share......     --        --         --      (38,292)
  Preferred stock--$3.25 per share..     --        --         --      (14,641)
Proceeds from exercise of stock op-
 tions, net.........................     --          3      2,139         --
Amortization of restricted common
 stock..............................     --        --       1,130         --
                                        ----      ----   --------   ---------
Balance at December 31, 1995........    $ 45      $479   $309,943   $(267,883)
                                        ====      ====   ========   =========


        The accompanying notes are an integral part of these statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

                CONSOLIDATED COST BASIS STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                  1995       1994       1993
                                                ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Rents and other revenues received.............  $ 625,373  $ 622,033  $ 600,594
Proceeds from land sales......................     33,233     37,482     33,830
Interest received.............................     10,323     10,297      9,712
Land development expenditures.................    (16,874)   (16,760)   (20,407)
Operating expenditures:
  Operating properties........................   (308,425)  (315,607)  (309,130)
  Land sales, development and corporate.......    (18,738)   (11,880)    (9,034)
Interest paid:
  Operating properties........................   (202,120)  (195,751)  (184,278)
  Land sales, development and corporate.......    (15,771)   (16,039)   (20,138)
                                                ---------  ---------  ---------
  Net cash provided by operating activities...    107,001    113,775    101,149
                                                ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for properties in development and
 improvements to existing properties funded by
 debt.........................................    (61,591)   (78,628)   (87,243)
Expenditures for property acquisitions........    (28,206)   (94,113)   (34,967)
Expenditures for improvements to existing
 properties funded by cash provided by
 operating activities:
  Tenant leasing and remerchandising..........     (8,344)    (8,121)    (7,374)
  Building and equipment......................     (4,688)    (5,155)    (5,967)
Purchases of marketable securities............     (5,411)   (70,189)   (88,594)
Proceeds from redemptions or sales of
 marketable securities........................     32,650     74,443     72,400
Other.........................................     10,595      3,212     (2,701)
                                                ---------  ---------  ---------
  Net cash used in investing activities.......    (64,995)  (178,551)  (154,446)
                                                ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of property debt.......    288,851    446,628    358,995
Repayments of property debt:
  Scheduled principal payments................    (36,446)   (46,750)   (20,735)
  Other payments..............................   (413,438)  (304,977)  (405,772)
Proceeds from issuance of other debt..........    124,831        --     120,329
Repayments of other debt......................    (42,440)    (8,968)  (160,657)
Proceeds from issuance of Company-obligated
 mandatorily redeemable preferred securities..    132,951        --         --
Proceeds from issuance of Preferred stock.....        --         --     195,609
Proceeds from exercise of stock options.......      2,142        108        449
Dividends paid................................    (52,933)   (45,423)   (41,150)
                                                ---------  ---------  ---------
  Net cash provided by financing activities...      3,518     40,618     47,068
                                                ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents..................................     45,524    (24,158)    (6,229)
Cash and cash equivalents at beginning of
 year.........................................     49,398     73,556     79,785
                                                ---------  ---------  ---------
Cash and cash equivalents at end of year......  $  94,922  $  49,398  $  73,556
                                                =========  =========  =========

        The accompanying notes are an integral part of these statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

RECONCILIATION OF NET EARNINGS (LOSS) TO NET CASH PROVIDED BY OPERATING
 ACTIVITIES

                                                   1995      1994      1993
                                                 --------  --------  --------
NET EARNINGS (LOSS)............................. $(2,781)  $  2,159  $ (9,342)
Adjustments to reconcile net earnings (loss) to
 net cash provided by operating activities:
  Depreciation and amortization.................   73,062    74,186    70,200
  (Gain) loss on dispositions of assets and
   other provisions, net........................   25,749     7,923     5,769
  Extraordinary losses, net of related income
   tax benefits.................................    8,631     4,447     8,051
  Additions to pre-construction reserve.........    3,800     3,400     2,900
  Provision for bad debts.......................    3,318     5,185     4,741
  Decrease (increase) in:
    Accounts and notes receivable...............   (3,836)   (3,150)     (407)
    Other assets................................    1,357     5,323    (3,373)
  Increase (decrease) in accounts payable,
   accrued expenses and other liabilities.......  (10,690)    5,754    21,437
  Deferred income taxes.........................    3,699     5,995     3,603
  Other, net....................................    4,692     2,553    (2,430)
                                                 --------  --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES....... $107,001  $113,775  $101,149
                                                 ========  ========  ========

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
                                                   1995      1994      1993
                                                 --------  --------  --------
Value of non-cash consideration given in
 acquisitions of interests in properties........ $ 79,811  $  1,129  $ 13,416
Mortgage and other debt assumed in acquisitions
 of interests in properties.....................    6,175       --     71,995
Mortgage debt extinguished on dispositions of
 interests in properties........................   20,779    15,681       --
Capital lease obligations incurred..............    1,837       613     1,541
Series A Convertible Preferred stock issued in
 satisfaction of mortgage debt..................      --     23,000       --
                                                 ========  ========  ========

                       THE ROUSE COMPANY AND SUBSIDIARIES

  CONSOLIDATED CURRENT VALUE BASIS STATEMENTS OF CHANGES IN REVALUATION EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                1995        1994        1993
                                             ----------  ----------  ----------
REVALUATION EQUITY AT BEGINNING OF YEAR....  $1,519,219  $1,412,455  $1,223,744
Revaluation equity attributable to
 interests in operating properties sold or
 disposed..................................       3,082       5,609         --
                                             ----------  ----------  ----------
                                              1,522,301   1,418,064   1,223,744
                                             ----------  ----------  ----------
Value of interests in operating properties
 opened or acquired........................       8,152         --        7,075
Change in value of interests in other
 operating properties, including properties
 held for sale.............................      39,233     101,168     226,258
Change in value of land in development and
 land held for development and sale,
 including effects of sales and transfers
 to operating properties...................      (5,827)      1,007     (10,761)
                                             ----------  ----------  ----------
  Change in value of interests in operating
   properties, land in development and land
   held for development and sale...........      41,558     102,175     222,572
Change in value of other property..........       1,053        (337)       (456)
Change in value attributable to debt,
 exclusive of operating property debt......     (34,509)     32,068      (3,818)
Change in present value of potential income
 taxes, net of cost basis deferred income
 taxes.....................................     (33,832)    (32,751)    (29,587)
                                             ----------  ----------  ----------
                                                (25,730)    101,155     188,711
                                             ----------  ----------  ----------
REVALUATION EQUITY AT END OF YEAR..........  $1,496,571  $1,519,219  $1,412,455
                                             ==========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                      THE ROUSE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994 AND 1993

1. CURRENT VALUE BASIS FINANCIAL STATEMENTS

 (A) CURRENT VALUE REPORTING

  The Company's interests in operating properties, land held for development and sale and certain other assets have appreciated in value and, accordingly, their aggregate current value substantially exceeds their aggregate cost basis net book value determined in conformity with generally accepted accounting principles. The current value basis financial statements present information about the current values to the Company of its assets and liabilities and the changes in such values. The current value basis financial statements are not intended to present the current liquidation values of assets or liabilities of the Company or its net assets taken as a whole.

  Management believes that the current value basis financial statements more realistically reflect the underlying financial strength of the Company. The current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures, represent management's estimates of the value of these assets primarily as investments. These values will generally be realized through future cash flows generated by the operation of these properties over their economic lives. The current values of land held for development and sale represent management's estimates of the value of these assets under long-term development and sales programs.

  Shareholders' equity on a current value basis was $1,539,155,000 or $26.30 per share of common stock at December 31, 1995 and $1,614,245,000 or $27.75 per share of common stock at December 31, 1994. The per share calculations assume the conversion of the Preferred stock.

  The process for estimating the current values of the Company's assets and liabilities requires significant estimates and judgments by management. These estimates and judgments are made based on information and assumptions considered by management to be adequate and appropriate in the circumstances; however, they are not subject to precise quantification or verification and may change from time to time as economic and market factors, and management's evaluation of them, change.

  The current value basis financial statements are an integral part of the Company's annual report to shareholders but they are not presented as part of the Company's quarterly reports to shareholders. The extensive market research, financial analysis and testing of results required to produce reliable current value information make it impractical to report this information on an interim basis.

 (B) BASES OF VALUATION

  INTERESTS IN OPERATING PROPERTIES--The current value of the Company's interests in operating properties is the Company's share (based on its underlying ownership interest) of each property's equity value (i.e., the present value of its forecasted net cash flow and residual value, if applicable, after deducting payments on debt specifically related to the property) plus the outstanding balance of related debt. The current value of the Company's interests in unconsolidated real estate ventures is the present value of the Company's share of forecasted net cash flow, including incentive management fees, and residual value of the respective real estate ventures.

  The forecasts of net cash flow generally cover periods of eleven years, are based on an evaluation of the history and future of each property and are supported by market studies, analyses of tenant lease terms and projected sales performance and detailed estimates of revenues and operating expenses.

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The present values of forecasted net cash flows are determined using internal rates of return which vary by project and between years as investor yield requirements change. The resulting values recognize the considerable differences between properties in terms of quality, age, outlook and risk as well as the prevailing yield requirements of investors for income-producing properties.

  PROPERTIES IN DEVELOPMENT--Properties in development are carried at the same amounts as in the cost basis financial statements except that certain parcels of land are carried at their estimated current values. Management believes that properties in development have values in excess of their historical cost, but has followed a practice of not recognizing any value increment until these properties are completed and operating.

  PROPERTIES HELD FOR SALE--Properties held for sale are carried at their estimated fair value less costs to sell. Fair values are based on contract prices, negotiations with prospective purchasers or management's estimates of future cash flows from operations and sale of the properties, where appropriate.

  LAND HELD FOR DEVELOPMENT AND SALE--The current value of land held for development and sale is based on the present value of forecasted net cash flows under development and sales programs. These programs set forth the proposed timing and cost of all improvements necessary to bring the properties to saleable condition, the pace and price of sales and the costs to administer the programs and sell the properties.

  DEBT--Debt and obligations under capital leases specifically related to interests in operating properties are carried at the same amount as in the cost basis balance sheets since the value of the Company's equity interest in each property is based on net cash flow after payments on the debt or leases. The current values of publicly-traded debt not specifically related to interests in properties are determined using quoted market prices. The current values of other debt and obligations under capital leases are carried at the same amount as in the cost basis balance sheets since the difference between the stated and estimated market interest rates for such obligations is not material.

  DEFERRED INCOME TAXES--Because the current value basis financial statements are prepared on the assumption that values will generally be realized over the long-term through operating cash flows and not through liquidation, the deferred income tax obligation on a current value basis is the estimated present value of income tax payments which may be made based on projections of taxable income through 2047. The projections of taxable income reflect all allowable deductions permitted under the Internal Revenue Code. The discount rates used to compute the present value of income tax payments are based on the internal rates of return used to compute the current values of assets, adjusted to reflect the Company's assessment of the greater uncertainty with respect to the ultimate timing and amounts of income tax payments.

  OTHER ASSETS AND LIABILITIES--Substantially all other assets and liabilities are carried in the current value basis balance sheets at the lower of cost or net realizable value--the same stated value as in the cost basis balance sheets.

                      THE ROUSE COMPANY AND SUBSIDIARIES

 (C) REVALUATION EQUITY

  The aggregate difference between the current value basis and cost basis of the Company's assets and liabilities is reported as revaluation equity in the shareholders' equity section of the consolidated current value basis balance sheets.

  The components of revaluation equity at December 31, 1995 and 1994 are as follows (in thousands):

                                                        1995         1994
                                                     -----------  -----------
   Value of interests in operating properties:
     Retail centers................................. $ 2,038,316  $ 1,981,731
     Office, mixed-use and other....................     256,080      208,187
   Value of land held for development and sale......     134,097      138,182
   Value of land in development.....................      15,725       10,524
                                                     -----------  -----------
     Total equity value.............................   2,444,218    2,338,624
   Debt related to equity interests.................   2,141,610    2,142,510
                                                     -----------  -----------
     Total asset value..............................   4,585,828    4,481,134
   Depreciated cost of interests in operating prop-
    erties and costs of land held for development
    and sale, land in development and certain other
    assets..........................................  (2,728,820)  (2,668,766)
   Present value of potential income taxes related
    to revaluation equity, net of cost basis
    deferred income taxes...........................    (363,964)    (330,132)
   Other, net.......................................       3,527       36,983
                                                     -----------  -----------
     Total revaluation equity....................... $ 1,496,571  $ 1,519,219
                                                     ===========  ===========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (A) DESCRIPTION OF BUSINESS

  The Company acquires, develops and/or manages income-producing properties located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland. The income-producing properties consist of retail centers, office buildings and mixed-use and other properties. The retail centers produce over 70% of the Company's revenues and are primarily regional shopping centers in suburban market areas. Retail centers also include specialty marketplaces in certain downtown areas and several village centers in Columbia. The office, mixed-use and other properties produce over 20% of the Company's revenues. The office properties are primarily suburban buildings in the Columbia and Baltimore market areas or components of large-scale mixed-use properties located in urban markets which also include retail, parking and other uses. Land development and sales operations produce about 5% of the Company's annual revenues and are predominantly related to large-scale, long-term community developments.

 (B) BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority interest and control and the Company's proportionate share of the assets, liabilities, revenues and expenses of unincorporated real estate ventures in which it has joint interest and control with other venturers. Investments in other ventures are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

  Certain amounts for prior years have been reclassified to conform with the presentation for 1995.

 (C) PROPERTY

  Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate, based on estimated undiscounted future cash flows. Properties held for sale are carried at cost reduced for applicable valuation allowances. Acquisition, development and construction costs of operating properties, properties in development and land development projects are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and pre-construction costs. The pre-construction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. These costs are transferred to construction and development in progress when the pre-construction tasks are completed. Provision is made for potentially unsuccessful pre-construction efforts by charges to operations. Costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred. Certain costs associated with financing and leasing of operating properties are capitalized as deferred costs and amortized over the periods benefited by the expenditures.

  Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55 year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.8% of depreciable cost. The other retail centers, all office buildings and other properties are generally depreciated using composite lives ranging primarily from 40 years to 50 years, producing effective annual rates of depreciation for such properties ranging from 2.5% to 2.0%.

  Properties held for sale are carried at the lower of cost less accumulated depreciation or estimated net realizable value. Operating properties are classified as properties held for sale when marketing of the properties for sale is authorized by management.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 establishes new standards for measurement and recognition of impairment of long-lived assets. The Statement will be effective with respect to the Company in 1996 and initial adoption is not expected to have a material effect on the financial position or results of operations reported by the Company.

 (D) SALES OF PROPERTY

  Gains from sales of operating properties and revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by the Company with the properties sold are met. Gains or revenues relating to transactions which do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances.

                      THE ROUSE COMPANY AND SUBSIDIARIES

For land sale transactions under terms of which the Company is required to perform additional services and incur significant costs after title has passed, revenues and costs of sales are recognized proportionately on a percentage of completion basis.

  Cost of land sales is generally determined as a specified percentage of land sales recognized for each land development project. The cost percentages used are based on estimates of development costs and sales revenues to completion of each project and are revised periodically for changes in estimates or in development plans. The specific identification method is used to determine cost of sales of certain parcels of land.

 (E) LEASES

  Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to the Company are considered capital leases and the present values of the minimum lease payments are accounted for as property and debt. Direct costs of negotiating and consummating tenant leases are deferred and amortized over the terms of the related leases.

  In general, minimum rent revenues are recognized when due from tenants; however, estimated collectible minimum rent revenues under leases which provide for varying rents over their terms are averaged over the terms of the leases.

 (F) INCOME TAXES

  Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

 (G) INVESTMENTS IN MARKETABLE SECURITIES AND CASH AND CASH EQUIVALENTS

  Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1995 and 1994, investments in marketable securities consist primarily of U.S. government and agency obligations with maturities of less than one year and include $2,910,000 and $2,001,000, respectively, which are held for restricted uses.

 (H) INTEREST RATE EXCHANGE AGREEMENTS

  The Company makes limited use of interest rate exchange agreements, including interest rate caps and swaps, primarily to manage interest rate risk associated with variable rate debt. Under

                      THE ROUSE COMPANY AND SUBSIDIARIES
interest rate cap agreements, the Company makes initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates on the related variable rate debt exceed specified levels during the agreement period. Premiums paid are amortized to interest expense over the terms of the agreements using the interest method and payments receivable from the counterparties are accrued as reductions of interest expense. Under interest rate swap agreements, the Company and the counterparties agree to exchange the difference between fixed rate and variable rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less. Amounts receivable or payable under swap agreements are accounted for as adjustments to interest expense on the related debt.

  Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. The Company deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations.

 (I) OTHER INFORMATION ABOUT FINANCIAL INSTRUMENTS

  Fair values of financial instruments approximate their carrying value in the financial statements except for debt and related interest rate exchange agreements for which fair value information is provided in note 11.

 (J) EARNINGS (LOSS) PER SHARE OF COMMON STOCK

  Earnings (loss) per share of common stock is computed by dividing net earnings (loss), after deducting dividends on Preferred stock, by the weighted average number of shares of common stock outstanding during the year. The numbers of shares used in the computations were 47,814,000 for 1995, 47,565,000 for 1994 and 47,411,000 for 1993. Common stock equivalents have not been used in computing earnings (loss) per common share because their effects are not material or are anti-dilutive.

 (K) STOCK-BASED COMPENSATION

  The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 permits companies to adopt a new fair value based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. If the intrinsic value method is used, information concerning the pro forma effects on net earnings (loss) and earnings (loss) per share of common stock of adopting the fair value based method is required to be presented in the footnotes to the financial statements. The Statement also requires additional footnote disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them. The Company intends to continue using the intrinsic value method to account for its stock-based employee compensation plans and will provide the pro forma and additional disclosures about the plans in its 1996 financial statements, as required by Statement No. 123.

                      THE ROUSE COMPANY AND SUBSIDIARIES

3. REAL ESTATE VENTURES

  The Company has joint interest and control with other venturers in various operating properties which are accounted for using the proportionate share method. These projects are managed by the Company. The consolidated financial statements include the Company's proportionate share of its historical cost of these projects and depreciation based on the Company's depreciation policies which differ, in certain cases, from those of the joint ventures.

  The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1995 and 1994 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1995, 1994 and 1993 are summarized as follows (in thousands):

                                             COMBINED      PROPORTIONATE SHARE
                                         ----------------- -------------------
                                           1995     1994     1995      1994
                                         -------- -------- --------- ---------
   Total assets, primarily property..... $339,121 $389,987 $ 151,195 $ 179,868
                                         ======== ======== ========= =========
   Liabilities, primarily long-term
    debt................................ $313,282 $325,309 $ 145,113 $ 153,238
   Venturers' equity....................   25,839   64,678     6,082    26,630
                                         -------- -------- --------- ---------
   Total liabilities and venturers'
    equity.............................. $339,121 $389,987 $ 151,195 $ 179,868
                                         ======== ======== ========= =========

                                     COMBINED            PROPORTIONATE SHARE
                            -------------------------- -----------------------
                              1995     1994     1993    1995    1994    1993
                            -------- -------- -------- ------- ------- -------
   Revenues................ $128,979 $143,573 $144,564 $58,085 $65,650 $66,432
   Operating and interest
    expenses...............   77,223   83,492   87,290  35,336  38,592  40,689
   Depreciation and
    amortization...........   13,071   13,281   12,396   3,472   3,680   3,833
                            -------- -------- -------- ------- ------- -------
   Net earnings............ $ 38,685 $ 46,800 $ 44,878 $19,277 $23,378 $21,910
                            ======== ======== ======== ======= ======= =======

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The Company holds minority interests in certain real estate ventures which are accounted for using the equity or cost methods, as appropriate. Most of these projects are managed by the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. The condensed, combined balance sheets of these ventures at December 31, 1995 and 1994 and their condensed combined statements of earnings for 1995, 1994 and 1993 are summarized as follows (in thousands):

                                                             1995       1994
                                                          ---------- ----------
   Total assets, primarily property...................... $1,507,438 $1,200,252
                                                          ========== ==========
   Liabilities, primarily long-term debt................. $  481,528 $  373,303
   Venturers' equity.....................................  1,025,910    826,949
                                                          ---------- ----------
   Total liabilities and venturers' equity............... $1,507,438 $1,200,252
                                                          ========== ==========

                                                       1995     1994     1993
                                                     -------- -------- --------
   Revenues......................................... $209,100 $200,728 $197,333
   Operating and interest expenses..................  141,509  133,470  142,740
   Depreciation and amortization....................   39,701   37,701   36,768
   Loss on disposition..............................      --    25,722      --
                                                     -------- -------- --------
   Net earnings..................................... $ 27,890 $  3,835 $ 17,825
                                                     ======== ======== ========

  The Company's share of net earnings of these ventures was $3,712,000 in 1995, $1,856,000 in 1994 and $723,000 in 1993.

4. OPERATING PROPERTIES

  Property and deferred costs of projects at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                                             1995       1994
                                                          ---------- ----------
   Buildings and improvements............................ $2,516,625 $2,457,926
   Land..................................................    185,265    181,169
   Deferred costs........................................    118,930    124,643
   Investments in unconsolidated real estate ventures....     84,772     68,195
   Receivables under finance leases......................     81,632     81,408
   Furniture and equipment...............................     19,132     24,224
                                                          ---------- ----------
     Total............................................... $3,006,356 $2,937,565
                                                          ========== ==========

  Depreciation expense for 1995, 1994 and 1993 was $59,247,000, $59,914,000 and $55,508,000, respectively. Amortization expense for 1995, 1994 and 1993 was $13,815,000, $14,272,000 and $14,692,000, respectively.

5. PROPERTIES IN DEVELOPMENT

  Properties in development include construction and development in progress and pre-construction costs, net. The construction and development in progress accounts include land and land improvements of $16,056,000 at December 31, 1995 and $11,216,000 at December 31, 1994.

                      THE ROUSE COMPANY AND SUBSIDIARIES

  Changes in pre-construction costs, net, for 1995 and 1994 are summarized as follows (in thousands):

                                                             1995     1994
                                                            -------  -------
   Balance at beginning of year, before pre-construction
    reserve................................................ $20,633  $18,473
   Costs incurred..........................................  12,451   10,337
   Costs transferred to construction and development in
    progress...............................................  (7,405)  (3,663)
   Costs transferred to operating properties...............  (1,686)  (2,401)
   Costs of unsuccessful projects written off..............  (2,530)  (2,113)
                                                            -------  -------
                                                             21,463   20,633
   Less pre-construction reserve...........................  15,379   14,109
                                                            -------  -------
   Balance at end of year, net............................. $ 6,084  $ 6,524
                                                            =======  =======

6. PROPERTIES HELD FOR SALE

  At December 31, 1995, operating properties held for sale include four retail centers with an aggregate net carrying value of $15,493,000 and an industrial building with a net carrying value of $7,109,000. Revenues and operating losses relating to these properties for 1995 were $8,355,000 and $1,174,000, respectively. All of the properties are expected to be sold in 1996.

7. LAND HELD FOR DEVELOPMENT AND SALE

  Land held for development and sale at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                                 1995     1994
                                                               -------- --------
   Land under development..................................... $ 87,196 $ 84,872
   Undeveloped land...........................................   42,921   42,794
   Finished land..............................................    4,051    4,627
                                                               -------- --------
     Total.................................................... $134,168 $132,293
                                                               ======== ========

8. ACCOUNTS AND NOTES RECEIVABLE

  Accounts and notes receivable at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                                               1995    1994
                                                              ------- -------
   Accounts receivable, primarily accrued rents and income
    under tenant leases...................................... $58,916 $53,674
   Notes receivable from sales of properties.................   2,303   2,683
                                                              ------- -------
                                                               61,219  56,357
   Less allowance for doubtful receivables...................  24,468  25,124
                                                              ------- -------
     Total................................................... $36,751 $31,233
                                                              ======= =======

                      THE ROUSE COMPANY AND SUBSIDIARIES

  Accounts and notes receivable due after one year were $13,967,000 and $15,469,000 at December 31, 1995 and 1994, respectively.

  Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs in-depth credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable relate primarily to sales of land and operating properties and are generally secured by first liens on the related properties.

9. PENSION PLANS

  The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees. The Company's policy is to fund, at a minimum, current service costs and amortization of unfunded accrued liabilities subject to the limits of the Internal Revenue Code. In addition, the Company has separate, non-qualified unfunded retirement plans (the "unfunded plans") covering employees whose defined benefits exceed the limits of the funded plan and directors. Benefits under the pension plans are based on the participants' years of service and compensation.

  The net pension cost includes the following components (in thousands):

                                                      1995     1994     1993
                                                     -------  -------  -------
   Service cost..................................... $ 2,382  $ 2,904  $ 2,191
   Interest cost on projected benefit obligations...   3,309    3,425    2,991
   Actual return on funded plan assets..............  (5,422)  (1,930)  (1,790)
   Other, net.......................................   3,262      927      897
                                                     -------  -------  -------
     Net pension cost............................... $ 3,531  $ 5,326  $ 4,289
                                                     =======  =======  =======

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The funded status of the pension plans at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                               1995                1994
                                         ------------------  ------------------
                                          FUNDED   UNFUNDED   FUNDED   UNFUNDED
                                           PLAN     PLANS      PLAN     PLANS
                                         --------  --------  --------  --------
Accumulated benefit obligations:
  Vested...............................  $ 31,045  $ 4,658   $ 24,059  $ 9,380
  Nonvested............................     2,983      393      3,040      338
                                         --------  -------   --------  -------
    Total..............................  $ 34,028  $ 5,051   $ 27,099  $ 9,718
                                         ========  =======   ========  =======
Projected benefit obligations..........  $ 38,808  $ 6,801   $ 30,173  $10,746
Plan assets at fair value..............   (34,084)     --     (27,465)     --
                                         --------  -------   --------  -------
Excess of projected benefit obligations
 over plan assets......................     4,724    6,801      2,708   10,746
Unamortized prior service cost.........    (2,124)  (3,067)    (2,359)  (3,559)
Unrecognized net gain (loss)...........   (10,783)  (1,077)    (3,836)     391
Unrecognized net obligation at January
 1, 1987, net of amortization..........      (664)    (810)      (730)    (945)
Additional minimum liability...........       --     3,204        --     3,085
                                         --------  -------   --------  -------
Accrued (prepaid) pension cost.........  $ (8,847) $ 5,051   $ (4,217) $ 9,718
                                         ========  =======   ========  =======

  The projected benefit obligations for the plans were determined using discount rates of 7.25%, 8.875% and 7.5% in 1995, 1994 and 1993, respectively. The rate of compensation increases assumed was 4.5% in 1995, 1994 and 1993. The expected long-term rate of return on plan assets of the funded plan was 11% in 1995, 1994 and 1993. The assets of the funded plan consist primarily of pooled separate accounts with an insurance company and marketable equity securities.

10. OTHER POSTRETIREMENT BENEFITS

  The Company has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. The Company pays the full cost of participants' life insurance coverage and makes contributions based on years of service to the cost of participants' medical insurance coverage, subject to a maximum annual contribution.

  The postretirement benefit cost includes the following components (in thousands):

                                                           1995    1994   1993
                                                          ------  ------ ------
   Service cost.......................................... $  607  $  741 $  603
   Interest cost on accumulated benefit obligation.......    853     823    785
   Amortization of transition obligation at
    January 1, 1993......................................    484     485    484
   Amortization of net gain..............................    (26)    --     --
                                                          ------  ------ ------
     Net postretirement benefit cost..................... $1,918  $2,049 $1,872
                                                          ======  ====== ======

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The status of the postretirement benefit plan at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                                1995     1994
                                                               -------  -------
   Accumulated postretirement benefit obligation:
     Retirees................................................. $ 3,195  $ 2,964
     Other fully eligible participants........................   1,720    1,637
     Other active participants................................   8,186    5,748
                                                               -------  -------
                                                                13,101   10,349
   Unrecognized net gain (loss)...............................    (502)   1,028
   Unrecognized transition obligation.........................  (8,235)  (8,719)
                                                               -------  -------
   Accrued postretirement benefit cost........................ $ 4,364  $ 2,658
                                                               =======  =======

  The weighted average discount rates used to determine the accumulated postretirement benefit obligation were 7.25%, 8.875% and 7.5% in 1995, 1994, and 1993, respectively. The transition obligation at January 1, 1993 is being amortized to postretirement benefit cost over 20 years. Because the Company's contributions are fixed, health care cost trend rates do not affect the accumulated postretirement benefit obligation.

11. DEBT

  In recognition of the various characteristics of real estate financing, debt is classified as follows:

    (a) "Property debt not carrying a Parent Company guarantee of repayment" which is subsidiary company debt having no express written obligation which would require the Company to repay the principal amount of such debt during the full term of the loan (nonrecourse loans); and

    (b) "Parent Company debt and debt carrying a Parent Company guarantee of repayment" which is debt of the Company and subsidiary company debt with an express written obligation of the Company to repay the principal amount of such debt during the full term of the loan (Company and recourse loans).

  With respect to property debt not carrying a Parent Company guarantee of repayment, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed operating revenues. At December 31, 1995 and 1994, property debt not carrying a Parent Company guarantee of repayment includes $443,440,000 and $675,825,000, respectively, of mortgages and bonds relating to operating properties of subsidiary companies which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the properties are met.

  Debt at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                             1995       1994
                                                          ---------- ----------
   Mortgages and bonds................................... $1,997,998 $2,063,978
   Convertible subordinated debentures...................    130,000    130,000
   Medium-term notes.....................................    100,300        --
   Other loans...........................................    251,231    278,898
                                                          ---------- ----------
     Total............................................... $2,479,529 $2,472,876
                                                          ========== ==========

                      THE ROUSE COMPANY AND SUBSIDIARIES

  Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures in installments through 2025 and, at December 31, 1995, bears interest at a weighted average effective rate of 8.70%, including lender participations. At December 31, 1995, approximately $589,641,000 of this debt is subject to payment of additional interest based on the operating results of the related properties in excess of stated levels. In addition, certain of such debt provides for payments to lenders of shares of the related properties' residual values, if any, upon sale or refinancing or at maturity.

  The convertible subordinated debentures bear interest at 5.75% and mature in 2002. The debentures are convertible into one share of common stock for each $28.63 of par value.

  The Company has registered $150,000,000 of unsecured, medium-term notes which may be issued to the public from time to time through February 1997. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 1995, mature at various dates from 1996 to 2015, bear interest at a weighted average effective rate of 7.68% (including an average rate of 6.61% on $38,800,000 of variable rate notes) and have a weighted average maturity of 6.5 years.

  Other loans include $120,000,000 of 8.5% unsecured notes due in 2003, various property acquisition and land loans, and certain other borrowings. These loans include aggregate unsecured borrowings of $229,372,000 and $259,751,000 at December 31, 1995 and 1994, respectively, and at December 31, 1995, bear interest at a weighted average effective rate of 8.61%.

  The annual maturities of debt as of December 31, 1995 are summarized as follows (in thousands):

                                            COMPANY AND   NONRECOURSE
                                           RECOURSE LOANS    LOANS      TOTAL
                                           -------------- ----------- ----------
   1996...................................    $ 11,507    $   98,922  $  110,429
   1997...................................       8,044       110,492     118,536
   1998...................................      22,017        60,157      82,174
   1999...................................      32,051       136,829     168,880
   2000...................................      60,316       161,492     221,808
   Subsequent to 2000.....................     355,553     1,422,149   1,777,702
                                              --------    ----------  ----------
     Total................................    $489,488    $1,990,041  $2,479,529
                                              ========    ==========  ==========

  Approximately $65,000,000 of nonrecourse debt maturing in 1996 relates to a retail center mortgage due in August. The Company expects to refinance this mortgage on a long-term basis at or prior to its scheduled maturity.

  At December 31, 1995, the Company had entered into interest rate cap agreements which expire in December 1996 and April 1997. These agreements limit the average interest rate on $58,250,000 of mortgages to 9.86% through April 1997 and limit the interest rate on advances up to $55,000,000 under a line of credit to 11.55% through December 1996.

  The interest rate swap agreements outstanding at December 31, 1995 were not material. Interest rate exchange agreements did not have a material effect on the weighted average effective interest rates on debt at December 31, 1995 and 1994 or interest expense for the years ended December 31, 1995, 1994 and 1993.

                      THE ROUSE COMPANY AND SUBSIDIARIES

  Total interest costs were $219,838,000 in 1995, $220,971,000 in 1994 and
$219,705,000 in 1993 of which $6,875,000, $7,388,000 and $8,899,000 were capitalized, respectively.

  During 1995, 1994 and 1993, the Company incurred extraordinary losses, related to extinguishments of debt prior to scheduled maturity or required partial early redemptions of debt, of $13,278,000, $6,824,000 and $12,322,000, respectively, less related deferred income tax benefits of $4,647,000, $2,377,000 and $4,271,000, respectively. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, included refinancings of properties in each of the three years, issuance of the medium-term notes and the Company-obligated mandatorily redeemable preferred securities in 1995 and issuance of the 8.5% unsecured notes and Preferred stock in 1993.

  At December 31, 1995, the Company had available unused lines of credit totaling $158,920,000. The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the medium-term notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

  In accordance with the Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the estimated fair value of debt is determined based on quoted market prices for publicly traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, cash flows under interest rate exchange agreements, where applicable, and lenders' participations in operating results and residual values of the related properties, where applicable. The carrying amount and estimated fair value of the Company's debt at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                             1995                  1994
                                     --------------------- ---------------------
                                      CARRYING  ESTIMATED   CARRYING  ESTIMATED
                                       AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                     ---------- ---------- ---------- ----------
   Fixed rate debt.................. $2,195,137 $2,249,968 $2,152,270 $2,105,794
   Variable rate debt...............    284,392    284,392    320,606    320,606
                                     ---------- ---------- ---------- ----------
                                     $2,479,529 $2,534,360 $2,472,876 $2,426,400
                                     ========== ========== ========== ==========

  Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision.

12. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

  The redeemable preferred securities consist of 5,500,000 Cumulative Quarterly Income Preferred Securities (preferred securities), with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust that is wholly-owned by the Company. The trust used the proceeds of the preferred securities and other assets to purchase at par $141,753,000 of junior subordinated debentures (debentures) of the Company due in November 2025, which debentures are the sole assets of the trust.

                      THE ROUSE COMPANY AND SUBSIDIARIES

  Payments to be made by the trust on the preferred securities are dependent on payments that the Company has undertaken to make, particularly the payments to be made by the Company on the debentures. Compliance by the Company with these undertakings, taken together, would have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

  Distributions on the preferred securities are payable from interest payments received on the debentures and are due quarterly at a rate of 9.25% of the liquidation amount, subject to deferral for up to five years under certain conditions. Distributions payable are included in operating expenses. Redemptions of the preferred securities are payable at the liquidation amount from redemption payments received on the debentures. The Company may redeem the debentures at par at any time after November 27, 2000, but redemptions at or prior to maturity are payable only from the proceeds of issuance of capital stock of the Company or of securities substantially comparable in economic effect to the preferred securities.

13. OPERATING RESULTS AND ASSETS BY LINE OF BUSINESS

  Operating results before gain (loss) on dispositions of assets and other provisions, net, income taxes and extraordinary losses are summarized by line of business as follows (in thousands):

                                                   1995      1994      1993
                                                 --------  --------  --------
   Operating properties:
     Revenues................................... $636,646  $633,047  $607,630
     Operating expenses, exclusive of provision
      for bad debts, depreciation and
      amortization..............................  313,525   322,278   322,793
     Interest expense...........................  197,249   196,690   189,805
     Provision for bad debts....................    3,318     5,185     4,741
     Depreciation and amortization..............   73,062    74,186    70,200
                                                 --------  --------  --------
                                                   49,492    34,708    20,091
                                                 --------  --------  --------
   Land sales:
     Revenues...................................   33,403    35,232    35,313
     Operating costs and expenses...............   17,827    19,877    19,387
     Interest expense...........................    5,071     5,028     4,093
                                                 --------  --------  --------
                                                   10,505    10,327    11,833
                                                 --------  --------  --------
   Development:
     Operating costs and expenses...............    7,288     6,494     3,853
     Interest expense...........................      358       495       495
                                                 --------  --------  --------
                                                   (7,646)   (6,989)   (4,348)
                                                 --------  --------  --------
   Corporate:
     Interest income............................    2,772     2,892     3,862
     Interest expense...........................   10,285    11,370    16,413
     Other expenses.............................    8,920     8,309     6,184
                                                 --------  --------  --------
                                                  (16,433)  (16,787)  (18,735)
                                                 --------  --------  --------
   Operating income............................. $ 35,918  $ 21,259  $  8,841
                                                 ========  ========  ========

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The assets by line of business at December 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                   1995       1994       1993
                                                ---------- ---------- ----------
   Operating properties........................ $2,656,527 $2,617,045 $2,556,237
   Land sales..................................    141,275    136,986    140,673
   Development.................................     63,732     68,863     63,656
   Corporate...................................    124,075     92,966    114,416
                                                ---------- ---------- ----------
     Total..................................... $2,985,609 $2,915,860 $2,874,982
                                                ========== ========== ==========

14. INCOME TAXES

  Income tax expense is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

                                                       1995    1994    1993
                                                      ------  ------  ------
   Tax at statutory rate on earnings before income
    taxes and extraordinary losses................... $3,560  $4,668  $1,075
   State income taxes, net of Federal income tax
    benefit..........................................    759   2,062   1,398
   Effect of increase in Federal tax rate............    --      --    1,890
                                                      ------  ------  ------
   Income tax expense................................ $4,319  $6,730  $4,363
                                                      ======  ======  ======
   Effective rate....................................   42.5%   50.5%  142.0%
                                                      ======  ======  ======

  The net deferred tax obligations at December 31, 1995 and 1994 consist of the following (in thousands):

                                                                1995     1994
                                                              -------- --------
   Total deferred tax liabilities............................ $299,717 $285,713
   Total deferred tax assets.................................  218,068  203,116
                                                              -------- --------
     Net deferred tax obligations............................ $ 81,649 $ 82,597
                                                              ======== ========

  The tax effects of temporary differences and carryforwards that are included in the net deferred tax obligations at December 31, 1995 and 1994 relate to the following (in thousands):

                                                            1995       1994
                                                          ---------  ---------
   Property, primarily differences in depreciation and
    amortization and treatment of interest and certain
    other costs.......................................... $ 273,585  $ 260,457
   Accounts and notes receivable, primarily differences
    in timing of recognition of rent revenues and
    doubtful receivables.................................     5,684      5,070
   Accrued expenses, primarily differences in timing of
    recognition of interest, compensation and pension
    expenses.............................................    (4,925)       (58)
   Operating loss and tax credit carryforwards...........  (192,695)  (182,872)
                                                          ---------  ---------
     Total............................................... $  81,649  $  82,597
                                                          =========  =========

  The net operating losses carried forward from December 31, 1995 for Federal income tax purposes aggregate approximately $538,000,000.

                      THE ROUSE COMPANY AND SUBSIDIARIES

  As indicated above, the deferred tax assets relate primarily to operating loss carryforwards for Federal income tax purposes. These loss carryforwards will begin to expire in 1998, and the ultimate realization of these assets is dependent upon the generation of sufficient future taxable income to use the loss carryforwards before they expire. Based on the scheduled reversal of the deferred tax liabilities (particularly those relating to depreciation of property) and projections of future taxable income over the loss carryforward period, management believes it is more likely than not that the Company will realize the benefits of the operating loss carryforwards at December 31, 1995. The amount of the deferred tax asset considered realizable could be reduced, however, if estimates of future taxable income are reduced.

15. GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET

  Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):

                                                      1995     1994     1993
                                                    --------  -------  -------
   Provision for a litigation judgment............. $(12,321) $   --   $   --
   Net loss on operating properties................  (13,210)  (7,496)  (5,432)
   Other, net......................................     (218)    (427)    (337)
                                                    --------  -------  -------
     Total......................................... $(25,749) $(7,923) $(5,769)
                                                    ========  =======  =======

  The provision for a litigation judgment in 1995 relates to the matter involving a former tenant at the Riverwalk Shopping Center discussed in note 19.

  The net loss on operating properties in 1995 relates primarily to provisions for losses recognized on retail centers the Company decided to sell ($15,589,000). These provisions were partially offset by a gain on disposition of a retail center ($2,379,000).

  The net loss on operating properties in 1994 relates primarily to losses incurred on dispositions of interests in two retail centers, a hotel and an office building ($8,045,000) and a provision for loss on an industrial building ($2,212,000). These losses were partially offset by a gain on disposition of an interest in a retail center the Company continues to manage ($2,761,000).

  The net loss on operating properties in 1993 relates to a provision for loss recognized on a retail center. This loss was recognized based on management's determination that the Company would not continue to support the property under the arrangements with the lenders, public authorities and others involved and that it was unlikely that the Company would fully recover its investment in the property based on forecasts of future cash flows.

16. SERIES A CONVERTIBLE PREFERRED STOCK

  The Company has authorized issuance of 50,000,000 shares of Preferred stock of 1c par value per share of which 4,505,168 shares have been classified as Series A Convertible Preferred. At December 31, 1995 and 1994, 4,505,009 and 4,505,041 shares, respectively, were issued. The Company sold 4,025,000 shares of the Series A Convertible Preferred stock in a public offering in 1993 and issued 480,168 shares valued at $23,000,000 in 1994 in connection with a modification of terms of a debt agreement related to a retail center. The shares of Series A Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6.5% of the

                      THE ROUSE COMPANY AND SUBSIDIARIES
liquidation preference. At the option of the holders, each share of Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning March 1, 1996, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions.

17. COMMON STOCK

  At December 31, 1995, shares of authorized and unissued common stock are reserved as follows: (a) 2,471,580 shares for issuance under the Company's stock option and stock bonus plans; (b) 4,540,692 shares for conversion of the convertible subordinated debentures; (c) 10,600,020 shares for the conversion of the Preferred stock; and (d) 500,000 shares for exercise of the warrants issued to Trizec Investments Corporation discussed below.

  Under the Company's stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to officers and employees. Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and typically vest over a three- to five-year period, subject to certain conditions. The Company has not granted any stock appreciation rights. A summary of changes in the outstanding stock options under the stock option plans is as follows:

                                                  1995       1994       1993
                                                ---------  ---------  ---------
   Balance at beginning of year................ 2,228,102  1,709,302  1,438,542
   Options granted.............................   200,500    566,000    350,000
   Options exercised:
     $11.17 per share..........................       --         --     (41,340)
     $11.83 per share..........................       --      (5,700)    (2,400)
     $14.75 per share..........................    (2,600)       --         --
     $15.33 per share..........................  (174,602)    (3,000)    (9,500)
     $18.00 per share..........................    (2,250)       --         --
   Options cancelled...........................   (21,750)   (38,500)   (26,000)
                                                ---------  ---------  ---------
   Balance at end of year...................... 2,227,400  2,228,102  1,709,302
                                                =========  =========  =========

  Options to purchase 1,229,000 shares are exercisable at December 31, 1995 at prices ranging from $13.50 to $27.00 per share.

  Under the Company's stock bonus plans, shares of common stock may be awarded to officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. In connection with the stock bonus plan awards, the Company typically makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 1995 and 1994 were $3,829,000 and $2,620,000, respectively. The Company recognizes any forgiven loan installments, amortization of the fair value of the stock awarded and certain related costs as compensation costs over the terms of the awards. Such costs amounted to $2,763,000 in 1995, $1,663,000 in 1994 and $2,415,000 in 1993.

  In 1992, seven investors acquired 8,500,000 shares of the Company's common stock in a private placement from Trizec Investments Corporation (Trizec). Stock warrants allowing Trizec to purchase

                      THE ROUSE COMPANY AND SUBSIDIARIES

500,000 shares of common stock at a price of $18 per share until September 1997 were issued by the Company to facilitate the transaction.

18. LEASES

  The Company, as lessee, has entered into operating leases expiring at various dates through 2076. Rents under such leases aggregated $9,421,000 in 1995, $11,927,000 in 1994 and $17,483,000 in 1993, including contingent rents, based on the operating performance of the related properties, of $3,644,000, $6,232,000 and $10,006,000 respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. The minimum rent payments due under operating leases in effect at December 31, 1995 are summarized as follows (in thousands):

     1996.............................................................. $  5,775
     1997..............................................................    5,717
     1998..............................................................    5,653
     1999..............................................................    5,621
     2000..............................................................    5,621
     Subsequent to 2000................................................  242,039
                                                                        --------
       Total........................................................... $270,426
                                                                        ========

  Obligations under capital leases relate to the Company's headquarters building and certain operating properties and equipment. The property and other asset accounts include costs of $66,207,000 and $70,651,000 and accumulated depreciation of $19,130,000 and $21,249,000 at December 31, 1995 and 1994, respectively, related to these leases. The minimum rent payments due under capital leases and their present value at December 31, 1995 are summarized as follows (in thousands):

     1996............................................................ $   9,289
     1997............................................................     8,904
     1998............................................................     8,255
     1999............................................................     7,806
     2000............................................................     7,554
     Subsequent to 2000..............................................   194,825
                                                                      ---------
                                                                        236,633
     Imputed interest at rates ranging from 5.59% to 13.00%..........  (177,847)
                                                                      ---------
       Obligations under capital leases, net......................... $  58,786
                                                                      =========

  Space in the Company's operating properties is leased to approximately 6,300 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                                                        1995     1994     1993
                                                      -------- -------- --------
   Minimum rents..................................... $310,149 $303,425 $289,422
   Percentage rents..................................   15,362   17,144   19,133
   Other rents.......................................  217,037  220,532  219,168
                                                      -------- -------- --------
     Total........................................... $542,548 $541,101 $527,723
                                                      ======== ======== ========

                      THE ROUSE COMPANY AND SUBSIDIARIES

  The minimum rents to be received from tenants under operating leases in effect at December 31, 1995 are summarized as follows (in thousands):

     1996............................................................ $  288,219
     1997............................................................    262,700
     1998............................................................    232,995
     1999............................................................    200,765
     2000............................................................    173,551
     Subsequent to 2000..............................................    532,880
                                                                      ----------
       Total......................................................... $1,691,110
                                                                      ==========

  Certain of the Company's tenant leases are accounted for as finance leases since the terms of the leases transfer substantially all of the risks and benefits of ownership to the tenants. Rents under such leases aggregated $8,780,000 in 1995, $8,511,000 in 1994 and $6,601,000 in 1993. The minimum rent payments to be received from tenants under finance leases are approximately $8,900,000 in each of the next five years. The net investment in finance leases at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                            1995      1994
                                                          --------  --------
   Total minimum rent payments to be received over lease
    terms................................................ $167,050  $175,609
   Estimated residual values of leased properties........    3,123     3,123
   Unearned income.......................................  (88,541)  (97,324)
                                                          --------  --------
     Net investment in finance leases.................... $ 81,632  $ 81,408
                                                          ========  ========

19. OTHER COMMITMENTS AND CONTINGENCIES

  Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $10,000,000 at December 31, 1995.

  At December 31, 1995, subsidiaries of the Company have contingent liabilities of approximately $25,138,000 with respect to future minimum rents under long-term lease obligations of certain joint ventures and approximately $18,000,000 with respect to bank letters of credit issued to secure their obligations under certain agreements. In addition, the Company had contingent liabilities with respect to debt of certain joint ventures aggregating approximately $37,454,000.

  On November 6, 1990, Robert P. Guastella Equities, Inc. ("Plaintiff"), a former tenant at the Riverwalk Shopping Center in New Orleans, Louisiana ("Riverwalk"), which is owned and operated by New Orleans Riverwalk Associates, an affiliate of the Company ("NORA"), filed suit in the Civil District Court of Orleans Parish, Louisiana against NORA, the Company, two Company affiliates, and a partner of NORA (collectively, "Defendants"). Plaintiff alleges that Defendants breached Plaintiff's lease agreement with NORA for the operation of a restaurant at Riverwalk and that as a result of these breaches it suffered losses and could not pay the rentals due under the lease agreement, as a result of which the lease and its tenancy were terminated by NORA. Plaintiff sought damages of approximately $600,000 for these alleged breaches. In addition, on September 3, 1992, Plaintiff claimed $33,000,000 for alleged lost future profits which it claimed it would have earned had its lease not been terminated. The Defendants filed answers denying the claims of Plaintiff and asserting other

                      THE ROUSE COMPANY AND SUBSIDIARIES
defenses. NORA also asserted a counterclaim against Plaintiff and its individual guarantors for past due rentals and other charges in the approximate amount of $300,000 plus interest and attorneys' fees as provided for in the lease agreement. The case was tried before a jury and, on October 28, 1993, the jury returned a verdict against Defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 (including a net award for lost future profits of approximately $8,640,000) plus interest and attorneys' fees. On May 6, 1994, the trial court denied all post-trial motions of both Plaintiff and Defendants. The trial court also entered an amended judgment in which it awarded the Plaintiff $450,000 in attorneys' fees and awarded Defendants $25,000 in attorneys' fees.

  On May 23, 1994, Defendants appealed this judgment to the Louisiana Court of Appeal, Fourth Circuit. On November 16, 1995, the Louisiana Court of Appeal reduced the judgment by $240,000, but otherwise affirmed the damage award to Plaintiff. Defendants subsequently filed a motion for reconsideration with the Louisiana Court of Appeal, which was denied on December 19, 1995. On January 18, 1996, Defendants filed a petition requesting the Louisiana Supreme Court to consider a further appeal of this judgment.

  The Company recorded in the fourth quarter of 1995 a pre-tax provision in the amount of $12,321,000, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000.

  The Company and certain of its subsidiaries are defendants in various other litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to all litigation matters, where appropriate, and the ultimate resolution of all such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's modest and fluctuating net earnings (loss), it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's consolidated net earnings (loss) and it is, therefore, possible that the resolution of these matters could have such a material effect in any future quarter or fiscal year.

20. POSSIBLE ACQUISITION OF THE HUGHES CORPORATION AND RELATED MATTERS

  On February 22, 1996, the Company's Board of Directors approved the terms of agreements to acquire all of the issued and outstanding shares of common stock of The Hughes Corporation and the ownership interests of stockholders of The Hughes Corporation in an affiliated partnership (together "Hughes"). The assets of Hughes consist primarily of a regional shopping center and a large-scale, master-planned community in Las Vegas, Nevada, four large-scale, master-planned business parks and various other properties in Nevada and Southern California. The total purchase cost is approximately $520,000,000 consisting primarily of debt to be assumed or incurred in connection with the acquisition (including $10,000,000 payable to the owners of Hughes) and shares of common stock of the Company valued at $176,400,000. Additional shares of common stock of the Company may be issued to the owners of Hughes subsequent to closing based on the values of certain specified assets at various termination dates from 2000 to 2009 and the cash flows generated from development and/or sale of those assets prior to the termination dates. The acquisition will be accounted for using the purchase method and is expected to close in the second quarter of 1996. However, the transactions are conditioned upon approval by the requisite vote of the holders of the common stock of The Hughes Corporation and certain other closing conditions and, accordingly, there can be no assurance that the transactions will be consummated.

               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF THC

                                                                           PAGES
                                                                           -----
Independent Auditors' Report.............................................. F-33
Consolidated Balance Sheets............................................... F-34
Consolidated Statements of Operations..................................... F-35
Consolidated Statements of Shareholders' Equity........................... F-36
Consolidated Statements of Cash Flows..................................... F-37
Summary of Significant Accounting Policies................................ F-39
Notes to Consolidated Financial Statements................................ F-42

LOGO
To the Board of Directors and Shareholders of The Hughes Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of The Hughes Corporation and Subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Hughes Corporation and Subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche llp

Las Vegas, Nevada February 23, 1996

                    THE HUGHES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              1995      1994
                                                            --------  --------
                          ASSETS
Properties (Notes 4, 6 and 8):
  Rental properties........................................ $373,550  $350,112
  Development properties...................................  139,251   145,059
  Investment properties....................................   16,625    34,620
  Reserve for depreciation.................................  (86,528)  (80,403)
                                                            --------  --------
    Total properties--net..................................  442,898   449,388
                                                            --------  --------
Investments in Unconsolidated Partnerships (Notes 3 and
 8)........................................................      588       644
                                                            --------  --------
Other Assets:
  Cash and cash equivalents................................   94,099    55,418
  Marketable securities....................................   49,135    67,142
  Receivables (net of reserves of $6,377 in 1995 and $6,953
   in 1994) (Notes 4 and 6)................................   43,538    42,315
  Deferred charges and other (Notes 5 and 7)...............   47,220    47,735
                                                            --------  --------
    Total other assets.....................................  233,992   212,610
                                                            --------  --------
      TOTAL................................................ $677,478  $662,642
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and Mortgages Payable (Note 4)....................... $332,276  $332,520
                                                            --------  --------
Accounts Payable and Accrued Liabilities (Notes 7 and 9)...   34,027    33,573
                                                            --------  --------
Other Liabilities and Deferred Credits (Note 3)............   34,447    29,333
                                                            --------  --------
Commitments and Contingencies (Notes 3 and 9)
Minority Interests in Consolidated Partnerships (Notes 1
 and 2):
  Beneficiaries of the Estate of Howard R. Hughes, Jr......  144,796   178,156
  Nonaffiliated partners...................................    4,655    (1,950)
                                                            --------  --------
    Total minority interests in consolidated partnerships..  149,451   176,206
                                                            --------  --------
Shareholders' Equity (Notes 1 and 9):
  Common stock--$1 par value; 137,362 shares authorized and
   66,466 shares issued....................................       67        67
  Additional paid-in capital...............................    3,707     3,707
  Retained earnings........................................  123,150    87,236
  Net unrealized gain on investment securities (net of
   income tax
   of $190)................................................      353
                                                            --------  --------
    Total shareholders' equity.............................  127,277    91,010
                                                            --------  --------
      TOTAL................................................ $677,478  $662,642
                                                            ========  ========

  See the accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     1995      1994      1993
                                                   --------  --------  --------
Operating Revenues (Note 10):
 Rental properties (Notes 2 and 6)...............  $ 65,344  $ 59,926  $ 53,014
 Development properties..........................   122,080    98,050    63,030
 Investment properties...........................   105,960    11,950    19,353
                                                   --------  --------  --------
  Total..........................................   293,384   169,926   135,397
                                                   --------  --------  --------
Costs of Revenues:
 Rental properties (Note 2)......................    24,651    24,293    19,605
 Development properties..........................    91,039    71,963    45,440
 Investment properties...........................    29,055     3,313     2,718
                                                   --------  --------  --------
  Total..........................................   144,745    99,569    67,763
                                                   --------  --------  --------
Gross Profit from Operations.....................   148,639    70,357    67,634
General and administrative expense (Notes 7 and
 9)..............................................   (10,056)  (10,605)  (10,549)
Interest income..................................    13,524     8,270     6,412
Interest expense, net of capitalized interest of
 $8,044 in 1995, $5,526 in 1994 and $4,590 in
 1993 (Note 4)...................................   (20,741)  (23,175)  (24,332)
Depreciation and amortization....................   (19,624)  (16,079)  (15,952)
Write-down of the net book value of certain as-
 sets (Notes 3 and 8)............................                (747)  (80,208)
Other--net (Note 3)..............................     4,340       389       333
                                                   --------  --------  --------
Income (Loss) before Income Taxes, Minority
 Interests and Cumulative Effect of Accounting
 Change..........................................   116,082    28,410   (56,662)
                                                   --------  --------  --------
Benefit (Provision) for Income Taxes (Note 5)....   (25,198)   (4,309)   12,009
                                                   --------  --------  --------
Minority interests in losses (income) of
 consolidated partnerships:
 Beneficiaries of the Estate of Howard R. Hughes,
  Jr. (Note 1)...................................   (41,916)  (15,238)   21,665
 Nonaffiliated partners..........................    (3,829)     (460)      275
                                                   --------  --------  --------
  Total..........................................   (45,745)  (15,698)   21,940
                                                   --------  --------  --------
Income (Loss) before Cumulative Effect of
 Accounting Change...............................    45,139     8,403   (22,713)
Cumulative Effect of Change in Accounting for
 Postretirement Benefits other than Pensions (Net
 of Income Tax Benefit of $2,231) (Note 7).......                        (4,331)
                                                   --------  --------  --------
Net Income (Loss)................................  $ 45,139  $  8,403  $(27,044)
                                                   ========  ========  ========
Earnings (Loss) Per Share of Common Stock:
 Income (loss) before cumulative effect of
  accounting change..............................  $ 679.13  $ 126.43  $(341.72)
 Cumulative effect of change in accounting
  principle......................................                        (65.16)
                                                   --------  --------  --------
Net Income (Loss)................................  $ 679.13  $ 126.43  $(406.88)
                                                   ========  ========  ========
Weighted Average Shares of Common Stock
 Outstanding.....................................    66,466    66,466    66,466
                                                   ========  ========  ========

  See the accompanying Summary of Significant Accounting Policies andNotes to
                       Consolidated Financial Statements.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 FOR THE YEARS ENDED DECEMBER 31 (IN THOUSANDS, EXCEPT SHARES OF COMMON STOCK)

                                                                              NET
                                                                           UNREALIZED
                             TOTAL      COMMON STOCK  ADDITIONAL            GAIN ON
                         SHAREHOLDERS' --------------  PAID-IN   RETAINED  INVESTMENT
                            EQUITY     SHARES DOLLARS  CAPITAL   EARNINGS  SECURITIES
                         ------------- ------ ------- ---------- --------  ----------
Balance, January 1,
 1993...................   $125,559    66,466   $67     $3,707   $121,785
  Net Loss..............    (27,044)                              (27,044)
  Cash Distributions De-
   clared...............     (6,104)                               (6,104)
                           --------    ------   ---     ------   --------     ----
Balance, December 31,
 1993...................     92,411    66,466    67      3,707     88,637
  Net Income............      8,403                                 8,403
  Cash Distributions De-
   clared...............     (9,804)                               (9,804)
                           --------    ------   ---     ------   --------     ----
Balance, December 31,
 1994...................     91,010    66,466    67      3,707     87,236
  Net Income............     45,139                                45,139
  Cash Distributions De-
   clared...............     (9,225)                               (9,225)
  Net Unrealized Gain on
   Investment
   Securities...........        353                                           $353
                           --------    ------   ---     ------   --------     ----
Balance, December 31,
 1995...................   $127,277    66,466   $67     $3,707   $123,150     $353
                           ========    ======   ===     ======   ========     ====


  See the accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31 (IN THOUSANDS)

                                                    1995      1994      1993
                                                  --------  --------  --------
Cash Flows from Operating Activities:
  Cash received from rental properties........... $ 66,915  $ 62,326  $ 50,511
  Cash proceeds from sales of development and
   investment properties.........................  204,884    89,360    63,627
  Cash paid for operating and administrative
   costs.........................................  (52,775)  (49,885)  (39,320)
  Interest paid, net of amounts capitalized......  (19,980)  (22,936)  (23,038)
  Interest received..............................   13,433     8,769     6,611
  Income taxes paid..............................  (21,014)   (6,450)   (1,029)
  Litigation settlement received.................                        7,000
  Other--net.....................................    4,350       242     1,130
                                                  --------  --------  --------
    Net cash provided by operating activities....  195,813    81,426    65,492
                                                  --------  --------  --------
Cash Flows from Investing Activities:
  Capitalized costs on properties being devel-
   oped..........................................  (97,183)  (68,811)  (48,558)
  Additions to rental properties.................   (7,375)   (4,836)  (11,590)
  Purchases of marketable securities.............  (89,922)  (84,554) (131,989)
  Proceeds from redemptions or sales of market-
   able securities...............................  109,037    93,803    81,429
  Purchase of interest in Hughes Parkway Associ-
   ates..........................................   (7,913)
  Sale of interest in Park 2000 Associates.......    5,163
  Interest received on excess contributions to
   Park 2000 Associates..........................    1,251
  Advances to Maguire Thomas Partners--Playa Vis-
   ta............................................   (4,316)
  Contribution to Maguire Thomas Partners--Playa
   Vista Area C..................................                       (1,200)
  Other--net.....................................    1,758     2,332     1,195
                                                  --------  --------  --------
    Net cash used in investing activities........  (89,500)  (62,066) (110,713)
                                                  --------  --------  --------
Cash Flows from Financing Activities:
  Proceeds from borrowings and refinancings......   41,218    27,935   118,126
  Principal payments on notes, mortgages and as-
   sessments.....................................  (24,808)  (23,854)  (65,226)
  Distributions to beneficiaries of the Estate of
   Howard R. Hughes, Jr..........................  (84,000)  (15,000)   (9,000)
  Contribution from Hilton Hotels Corporation to
   3930 Building Partnership.....................    2,325
  Other--net.....................................   (2,367)      413    (1,869)
                                                  --------  --------  --------
    Net cash provided by (used in) financing ac-
     tivities....................................  (67,632)  (10,506)   42,031
                                                  --------  --------  --------
Net Increase (Decrease) in Cash and Cash Equiva-
 lents...........................................   38,681     8,854    (3,190)
Cash and Cash Equivalents at Beginning of Peri-
 od..............................................   55,418    46,564    49,754
                                                  --------  --------  --------
Cash and Cash Equivalents at End of Period....... $ 94,099  $ 55,418  $ 46,564
                                                  ========  ========  ========

  See the accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

   RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                        FOR THE YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                     1995      1994      1993
                                                   --------  --------  --------
Net Income (Loss)................................  $ 45,139  $  8,403  $(27,044)
                                                   --------  --------  --------
Adjustments to Reconcile Net Income (Loss) to Net
 Cash Provided by Operating Activities:
  Cost basis of land sales.......................   104,478    70,693    39,689
  Noncash proceeds from land sales...............   (48,706)  (60,665)  (33,495)
  Decrease in receivables........................    40,797    28,900    14,258
  Depreciation and amortization..................    19,624    16,079    15,952
  Minority interests in income (losses) of
   consolidated partnerships.....................    45,745    15,698   (21,940)
  Write-down of the net book value of certain as-
   sets..........................................                 747    80,208
  Increase in deferred charges...................    (1,787)   (4,914)  (15,502)
  Increase (decrease) in accounts payable and
   accrued liabilities...........................    (3,221)      983    12,019
  Increase (decrease) in other liabilities and
   deferred credits..............................       625     5,342    (8,725)
  Gain on sale of interest in Park 2000 Associ-
   ates..........................................    (2,982)
  Interest received on excess contributions to
   Park 2000 Associates..........................    (1,251)
  Litigation settlement received.................                         7,000
  Cumulative effect of change in accounting for
   postretirement benefits other than pensions...                         4,331
  Increase (decrease) in deferred gain on land
   sales.........................................    (3,290)    2,177    (2,064)
  Decrease (increase) in prepaid expenses and
   other assets..................................      (441)   (2,828)    1,284
  Other--net.....................................     1,083       811      (479)
                                                   --------  --------  --------
    Total adjustments............................   150,674    73,023    92,536
                                                   --------  --------  --------
Net Cash Provided by Operating Activities........  $195,813  $ 81,426  $ 65,492
                                                   ========  ========  ========
Supplemental Schedule of Noncash Transactions
Notes received on sales of development and
 investment properties...........................  $ 40,614  $ 47,204  $ 24,872
Debt assumed by purchasers of development proper-
 ties............................................    12,650    13,461     8,623
Capitalized development costs paid from re-
 stricted investments............................               3,970     6,220
Land and building transferred to a consolidated
 partnership.....................................    10,531
Estimated future development costs on sales of
 development properties..........................     9,503    14,015     4,061
Cash distributions declared but unpaid at year
 end.............................................     5,000     4,000     3,000

      See the accompanying Summary of Significant Accounting Policies and
                  Notes to Consolidated Financial Statements.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies and practices of The Hughes Corporation and Subsidiaries (the "Company") follow:

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of The Hughes Corporation, its wholly-owned subsidiary The Howard Hughes Corporation and other corporations and partnerships in which it has a majority ownership interest or control. All material intercompany balances and transactions have been eliminated in consolidation. Corporations and partnerships in which the Company does not have a majority ownership interest or control are accounted for using the equity method of accounting.

PROPERTIES AND DEPRECIATION

  The Company capitalizes costs directly associated with the acquisition, development and construction of each real estate project until the project is substantially complete and ready for its intended use. Capitalized costs also include interest, property taxes, insurance and direct project administration that are associated with projects under development.

  Properties are carried at cost, which includes expenditures for improvements, less any adjustments for real estate asset valuations. Depreciation is computed using the straight-line method, generally over estimated service lives of 3 to 33 1/3 years. Expenditures for maintenance and repairs are charged to expense as incurred. Gain or loss is recognized on sales or retirements of properties and improvements.

REAL ESTATE ASSET VALUATION

  The Company implemented Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of in 1995 upon its issuance by the Financial Accounting Standards Board. The Company had been applying the principles prescribed by SFAS 121 prior to its issuance. Therefore, the implementation of SFAS 121 had no effect on the Company's consolidated financial statements.

  Consistent with the requirements of SFAS 121, the Company periodically estimates the fair values of its real estate assets and compares these values to the net book values of the assets. For real estate held for sale, any excess of net book value over estimated fair value less costs to sell is charged to current earnings. For all other real estate, the undiscounted future cash flows of the assets, aggregated on a project-by-project basis, are compared against the net book values of the assets. If the undiscounted future cash flows are less than the net book values of the assets, the excess of the net book values over the estimated fair values, as are determined by a discounted cash flow method, is charged to current earnings.

DEFERRED CHARGES

  Lease commissions, legal fees and other costs related to acquiring tenants are capitalized and amortized over the terms of the respective leases. In order to recognize rental income on a straight-line basis, rental abatements and reduced rent periods given to tenants are accrued as revenue, with an offset to a deferred receivable, and amortized over the terms of the respective leases. Loan origination fees are capitalized and amortized over the terms of the respective loans.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of short-term deposits and highly-liquid investment securities having maturities of three months or less when purchased.

MARKETABLE SECURITIES

  Marketable securities consist of highly-liquid investment securities having maturities of more than three months at date of purchase.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

  The Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994. In accordance with SFAS 115, prior years' financial statements have not been restated to reflect the change in accounting method. There was no cumulative effect as a result of adopting SFAS 115 in 1994.

  The Company's investment securities, along with certain cash and cash equivalents that are not deemed securities under SFAS 115, are carried on the consolidated balance sheets in the cash and cash equivalents and marketable securities categories. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities, and requires that such securities be classified as either held to maturity, trading or available-for-sale. Management determines the appropriate classification of its investment securities at the time of purchase and re-evaluates such determination at each balance sheet date. Pursuant to the criteria that are prescribed by SFAS 115, the Company has classified its investment securities in inventory as available-for-sale. Available-for-sale securities are required to be carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Realized gains and losses are taken into income in the period of realization.

  At December 31, securities classified as available-for-sale were comprised of the following (in thousands):

                                                    1995                1994
                                        ----------------------------- ---------
                                                    GROSS
                                        AMORTIZED UNREALIZED  MARKET  AMORTIZED
                                          COST       GAIN     VALUE     COST
                                        --------- ---------- -------- ---------
Debt Securities:
  Debt securities issued by the U.S.
   Treasury and other U.S. government
   corporations and agencies........... $ 47,158     $299    $ 47,457 $ 52,294
  Corporate debt securities............   90,570      115      90,685   67,411
                                        --------     ----    -------- --------
    Total.............................. $137,728     $414    $138,142 $119,705
                                        ========     ====    ======== ========
Equity Securities...................... $  1,221     $627    $  1,848 $    869
                                        ========     ====    ======== ========

  The estimated fair value of the Company's portfolio of investment securities at December 31, 1994 closely approximated amortized cost. There were, therefore, no material unrealized gains or losses on investment securities and no recorded adjustments to amortized cost of investment securities at such date. At December 31, 1995 and 1994, debt securities had maturity dates ranging from less than one week to two years.

  Proceeds from sales of available-for-sale securities in the year ended December 31, 1995 and 1994 were $32,577,000 and $7,714,000, respectively. No material gains or losses were realized on these sales. The basis on which cost was determined in computing realized gain or loss was specific identification. During the year ended December 31, 1994, a permanent impairment of $593,000 was recorded based upon the decline in fair value below amortized cost basis of certain available-for-sale equity securities.

RECEIVABLES

  Receivables arise primarily from property rentals and real estate sales made in the ordinary course of operations. Receivables with carrying values of $43.5 million and $42.3 million at December 31, 1995 and 1994 have an estimated fair value of $48.0 million and $46.5 million at those dates, respectively, based on interest rates currently available for receivables having similar terms. Maturities of receivables, net of reserves, at December 31, 1995 total $32.6 million in 1996; $5.6 million in 1997; $.3 million in 1998; $.4 million in 1999; $.5 million in 2000; and $4.1 million thereafter.

INCOME TAXES

  Deferred income taxes arise from temporary differences resulting from income and expense items being reported for financial accounting and tax purposes in different periods. The computation of deferred income taxes was modified as of January 1, 1993 to adopt the "asset/liability" method as prescribed by SFAS No. 109, Accounting for Income Taxes. See Note 5 for additional information regarding the calculation of income taxes.

SALES AND PROFIT RECOGNITION

  Profits on the sale of real estate are recognized by the full accrual method when title has passed, the buyer has made a substantial commitment, the usual risks and rewards of ownership have been transferred to the buyer and the terms of any notes received from the buyer give the Company reasonable assurance of collection. If the buyer's commitment is not considered adequate, as determined by generally accepted accounting principles and generally as measured by cash paid, profit is recognized by the installment method.

ALLOCATION OF COMMON PROJECT COSTS

  The Company allocates common costs of a development project to the income-producing properties and development land within the project to reflect the value added to the underlying land by the costs.

  Cost allocations are generally based on relative sales values. If that method is impracticable, common costs are allocated based on area methods (for example, square footage or acreage) or other methods as are appropriate under the circumstances.

USAGE OF ESTIMATES AND ASSUMPTIONS

  The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. It is at least reasonably possible that changes in these estimates and assumptions will occur in the near term that would materially impact the Company's financial statements. Certain significant estimates and assumptions used by the Company include (i) the cost of improvements that will be incurred in the readying for sale of land under development, (ii) the future cash flows used in estimating the fair values of the Company's real estate assets and
(iii) the actuarial assumptions used in the valuation of the accumulated benefit obligations of its postretirement benefit plans.

RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform to the current year's presentation.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

  The Company is a vertically-integrated real estate investment, management and development company whose assets are located principally in the Las Vegas, Nevada metropolitan area and, to a lesser extent, in the Los Angeles, California metropolitan area. The Company's real estate assets consist of:
(i) office buildings, mixed-use industrial properties and retail centers which produce rent income ("rental properties"), (ii) land under development ("development properties"), and (iii) land planned for future development and surplus land the Company intends to sell as market conditions permit ("investment properties"). Because the Company's operations are concentrated in two geographical markets, it would likely be negatively impacted by conditions which would negatively impact those markets.

  All of the outstanding common stock of the Company was owned by the Estate of Howard R. Hughes, Jr. (the "Estate") until February 1989, at which time such stock was distributed by the Estate to the beneficiaries of the Estate (the "Beneficiaries").

  The Company and the Beneficiaries owned 52.20% and 47.80%, respectively, of Howard Hughes Properties, Limited Partnership ("HHPLP") at December 31, 1995. The Beneficiaries received their interests in February and December 1989 distributions from the Estate. Their interests in HHPLP are treated in the consolidated financial statements as minority interests in a consolidated partnership.

2. RELATED PARTIES

  Material transactions between the Company and related parties were as follows (in thousands):

                                                            1995   1994   1993
                                                           ------ ------ ------
   Rent revenue and operating expense reimbursements from
    minority partners of consolidated partnerships........ $3,095 $2,875 $2,758
   Management and other fees paid to minority partners of
    consolidated partnerships.............................  2,034  1,911  1,969

3. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

  Maguire Thomas Partners-Playa Vista, a California Limited Partnership ("MTP-PV") was formed in 1989. It is owned 40% by the Company as a limited partner and owns 974 acres of land in Playa Vista, a real estate project in Los Angeles, California. The general and remaining limited interests in MTP-PV are owned by an unaffiliated company which also manages the partnership. The Company has preferential rights to cash distributions from MTP-PV of $211,579,000 at December 31, 1995, the payment of which is dependent upon the partnership having surplus cash and upon the partnership's ability to continue as a going concern. The liabilities associated with the Company's investment in MTP-PV exceeded the assets contributed by the Company in 1989 to MTP-PV by $2,884,000 and $7,219,000 at December 31, 1995 and 1994, respectively. This investment is included in other liabilities and deferred credits on the consolidated balance sheets. Pursuant to the provisions of the partnership agreement, the Company has no obligation, fixed or contingent, with respect to the properties, assets or business of MTP-PV. The Company elected, however, to make advances of $4,316,000 to MTP-PV in 1995. These advances were matched on an equal basis by the managing partner in the partnership. No advances were made by either partner in 1994.

  The Company also owns a 40% limited partnership interest in Maguire Thomas Partners-Playa Vista Area C, a California Limited Partnership ("MTP-AC"), which was formed in 1990 to acquire and develop the remaining 66 acres in Playa Vista not owned by MTP-PV ("Area C") and certain additional land adjacent to Area C. The general and remaining limited interests in MTP-AC are owned by an affiliate of

                    THE HUGHES CORPORATION AND SUBSIDIARIES
the managing general partner of MTP-PV. Such affiliate also manages MTP-AC. As of December 31, 1995, the Company had contributed $9,005,000 to MTP-AC. The Company could be required to contribute additional cash of up to $7,795,000 to MTP-AC pursuant to the partnership agreement.

  Under an agreement with the owner of Area C, which is the trustee (the "Trustee") of a trust created on behalf of the State of California (the "State"), MTP-AC has an option to acquire all or a portion of Area C through the scheduled closing date of December 31, 2000. The closing purchase price for Area C of $115,191,000 is subject to various credits, including all option payments made. Under the terms of the agreement, as amended, MTP-AC has paid $11,000,000 through December 31, 1995 and, on the closing date, will be required to make a further cash payment of $10,000,000 and execute a promissory note secured by a deed of trust for the unpaid balance of the purchase price. The note will provide for annual payments of principal and interest in an amount sufficient to fully amortize the remaining principal over 30 years and will become due and payable on December 31, 2005. Unless there is a material breach of the agreement by the seller, the option payments made are nonrefundable. MTP-AC is not required to make any additional option payments so long as it is using its best faith efforts to obtain entitlements.

  MTP-PV has assumed responsibility for the development of Playa Vista, including the land under option to MTP-AC, and allocates certain common costs of the project to MTP-AC. In September 1993, the Los Angeles City Council approved a vesting tentative tract map for the first phase of development of Playa Vista.

  The financing of the pre-development holding costs and the costs associated with obtaining the first phase development entitlements for Playa Vista were financed in prior years primarily by a $150,000,000 loan facility that was modified in 1993 to become a term loan payable in February 1994. Pursuant to provisions contained in the note, the due date was extended to February 1995. The note is non-amortizing, with interest payable on a monthly basis. MTP-PV ceased paying interest on the note in November 1994 and is currently in default under the note. The amounts due on the note at December 31, 1995 and 1994 were $167,527,000 and $152,841,000, respectively, including both principal and accrued interest. MTP-PV is currently in negotiations with the lender to extend the maturity date and modify the terms of the note; it is uncertain, however, whether such efforts will be successful. Because of this default, there is substantial doubt about the ability of MTP-PV and MTP-AC to continue as going concerns.

  In 1993, the Company determined that, as a result of the declining market values that had occurred in the Los Angeles real estate market over the past several years, its investment in MTP-AC would likely not be recoverable. As a result, the Company fully reserved its investment in MTP-AC. The resulting charge of $8,802,000 is a component of the write-down of the net book value of certain assets included in the Company's consolidated statement of operations for the year ended December 31, 1993. See Note 8.

  In their unaudited financial statements for the years ended December 31, 1995 and 1994, MTP-PV and MTP-AC recorded provisions for the write-down of the carrying values of their assets to the assets' estimated net realizable values. These write-downs resulted in 1995 charges to the earnings of MTP-PV and MTP-AC of $70,658,000 and $1,326,000, respectively, and 1994 charges to the earnings of MTP-PV and MTP-AC of $129,820,000 and $21,286,000, respectively. Due to the uncertainties in the net realizable value estimation process, however, the ultimate net realizable values may be materially different from the amounts recorded on the balance sheets of MTP-PV and MTP-AC. Because of the Company's negative and zero bases, respectively, in these partnerships, no additional write-downs were required by the Company in 1995 or 1994.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

  In October 1995, the Company and the partners of the managing general partner of MTP-PV entered into a binding letter of intent which provides that, subject to certain conditions, the ownership of MTP-PV and MTP-AC would be restructured. As a result of this restructuring, the Company's residual interests in MTP-PV and MTP-AC would become 47% and the partners of the managing general partner of MTP-PV would receive the right to receive cash distributions on a concurrent but generally lesser basis than the Company. The manner in which the Company's preferential cash distribution rights accrue would not change as a result of the binding letter of intent.

  The Company additionally owns interests in other unconsolidated partnerships. The financial statements of these partnerships are not material to the Company's consolidated financial statements taken as a whole.

  The combined financial position at December 31, 1995 and 1994 and the combined results of operations for the years ended December 31, 1995, 1994 and 1993 for unconsolidated partnerships in which the Company owns an interest are summarized as follows (in thousands):

                                    1995                          1994
                         ----------------------------- -----------------------------
                                    MTP-PV                        MTP-PV
                                      AND       ALL                 AND       ALL
                          TOTAL    MTP-AC(1)  OTHER(1)  TOTAL    MTP-AC(1)  OTHER(1)
                         --------  ---------  -------- --------  ---------  --------
Property--net........... $223,365  $204,977   $18,388  $248,507  $244,566    $3,941
Other assets............    3,376     2,632       744     5,322     4,986       336
                         --------  --------   -------  --------  --------    ------
    Total............... $226,741  $207,609   $19,132  $253,829  $249,552    $4,277
                         ========  ========   =======  ========  ========    ======
Liabilities............. $207,269  $203,417   $ 3,852  $177,020  $173,721    $3,299
Partners' equity........   19,472     4,192    15,280    76,809    75,831       978
                         --------  --------   -------  --------  --------    ------
    Total............... $226,741  $207,609   $19,132  $253,829  $249,552    $4,277
                         ========  ========   =======  ========  ========    ======
The Company's recorded
 portion of partners'
 equity (deficit):
  Included in
   investments in
   unconsolidated
   partnerships......... $    588             $   588  $    644              $  644
  Included in other
   liabilities and
   deferred credits.....   (2,884) $ (2,884)             (7,219) $ (7,219)
                         --------  --------   -------  --------  --------    ------
    Total............... $ (2,296) $ (2,884)  $   588  $ (6,575) $ (7,219)   $  644
                         ========  ========   =======  ========  ========    ======

                                    1995                           1994                        1993
                         ----------------------------- ------------------------------ ------------------------
                                    MTP-PV                         MTP-PV                      MTP-PV
                                      AND       ALL                  AND       ALL              AND     ALL
                          TOTAL    MTP-AC(1)  OTHER(1)   TOTAL    MTP-AC(1)  OTHER(1)  TOTAL   MTP-AC OTHER(1)
                         --------  ---------  -------- ---------  ---------  -------- -------  ------ --------
Revenues................ $    735  $     52    $ 683   $     493  $     216   $ 277   $ 1,706   $55   $ 1,651
Expenses................  (72,795)  (72,125)    (670)   (151,702)  (151,286)   (416)   (1,639)         (1,639)
                         --------  --------    -----   ---------  ---------   -----   -------   ---   -------
  Net income (loss)..... $(72,060) $(72,073)   $  13   $(151,209) $(151,070)  $(139)  $    67   $55   $    12
                         ========  ========    =====   =========  =========   =====   =======   ===   =======
The Company's recorded
 portion of
 partnerships' net
 income (loss).......... $    (38) $     19    $ (57)  $      28  $      40   $ (12)  $    26   $21   $     5
                         ========  ========    =====   =========  =========   =====   =======   ===   =======

- --------
(1) Unaudited.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

4. NOTES, MORTGAGES AND ASSESSMENTS PAYABLE

  Notes, mortgages and assessments payable at December 31 are comprised of the following (in thousands):

                                                                1995     1994
                                                              -------- --------
   Notes and mortgages on rental properties:
     Non-recourse............................................ $219,423 $226,104
     Recourse................................................   36,853   39,480
                                                              -------- --------
       Subtotal..............................................  256,276  265,584
   Revolving credit and term loan agreement..................   62,000   51,000
   Other notes and mortgages.................................   14,000   15,936
                                                              -------- --------
       Total notes and mortgages payable.....................  332,276  332,520
   Infrastructure financing assessments payable (offset
    against development properties on the consolidated
    balance sheets)..........................................    6,321   13,218
                                                              -------- --------
       Total notes, mortgages and assessments payable........ $338,597 $345,738
                                                              ======== ========

  Notes and mortgages on rental properties are secured by deeds of trust on real estate and general assignments of rents. This debt matures in installments through the year 2010 and, at December 31, 1995, bears interest at rates ranging from 5.37% to 10.25%, with a weighted average interest rate of 7.96%, and is collateralized by real property having a net book value of $214,837,000. At December 31, 1995, approximately 78% of this debt carries fixed interest rates with the remainder having variable interest rates. Most of the fixed rate notes and mortgages contain prepayment penalty and/or yield maintenance payment provisions and restrictions on the transferability of ownership interests.

  The Company has an unsecured revolving credit and term loan agreement under which, as amended in November 1994, the Company may borrow up to $100,000,000 until May 1997. The loan balance as of May 1, 1997 will become a term loan payable in 12 quarterly installments, beginning in November 1997. A fee of 3/8% of the outstanding loan balance will be payable upon conversion. Commitment fees of 1/4% per annum of the maximum advance amount, or the loan balance once the loan is converted to a term loan, will be paid until the loan is paid in full. The rate of interest varies with the market rate and was 7.66% at December 31, 1995. The agreement contains restrictive covenants regarding minimum equity, maximum debt-to-equity and minimum debt service coverage. Management believes that the Company is in compliance with the restrictive covenants of this and all other debt agreements as of December 31, 1995.

  Other notes and mortgages at December 31, 1994 are comprised of two infrastructure loans, one of which was paid off in 1995. The remaining loan at December 31, 1995 matures in installments through the year 2007 and, at December 31, 1995, bears interest at a fixed rate of 10.00%.

  Infrastructure financing assessments payable of $6,321,000 and $13,218,000 at December 31, 1995 and 1994, respectively, are offset against development properties on the Company's consolidated balance sheets. This debt originated in December 1989, when the City of Las Vegas (the "City") issued tax-exempt bonds in the amount of $73,885,000 to fund the acquisition of certain public improvements benefitting property located in the City's Special Improvement District No. 404 (the "District"). The District is comprised of approximately 3,400 acres of the Company's Summerlin project. The improvements to be acquired were or will be constructed and paid for by the Company. As of December 31, 1995, improvements and associated expenses with a cost of $66,581,000 have been

                    THE HUGHES CORPORATION AND SUBSIDIARIES
acquired from the Company. The City has custodial control of the remaining bond proceeds of $7,304,000. Payment of the bonds is secured by lien assessments on the property within the District. This property has a cost of $50,746,000 at December 31, 1995. The bonds are payable in monthly or semi-annual installments over a 20-year term by the Company or subsequent owners of the liened property. The interest rates on the majority of the bonds are variable, based upon market conditions. The interest rates on the remaining bonds are fixed. The weighted average interest rate on the bonds, including both the fixed and variable interest rate components, was 5.37% at December 31, 1995. As of December 31, 1995, $51,471,000 of the assessments have been assumed by buyers of Summerlin property, $8,304,000 of the assessments have been paid by the Company and $485,000 of the assessments, relating to rental properties owned by the Company, are included in notes and mortgages payable on the consolidated balance sheet. The remaining unpaid portion of the bonds relating to acquired improvements was $6,321,000 at December 31, 1995 and is offset against development properties on the consolidated balance sheet.

  Maturities of notes, mortgages and assessments payable at December 31, 1995, including the amounts payable on special improvement district bond proceeds not yet received by the Company, total $47,481,000 in 1996; $26,918,000 in 1997; $30,349,000 in 1998; $28,156,000 in 1999; $23,068,000 in 2000; and
$189,929,000 thereafter.

  The estimated fair value of the Company's notes, mortgages and assessments payable at December 31, 1995 is $357,167,000. This estimated fair value is based on interest rates currently available for obligations having similar terms and remaining maturities, and is somewhat subjective in nature. Settlement of the Company's debt obligations at fair value would not necessarily be possible and would not necessarily be a prudent management decision.

5. INCOME TAXES

  Components of the provision (benefit) for income taxes, which are substantially federal, are as follows (in thousands):

                                                        1995    1994    1993
                                                       ------- ------ --------
   Current............................................ $22,787 $3,570 $  3,651
   Deferred...........................................   2,411    739  (15,660)
                                                       ------- ------ --------
     Total provision (benefit)........................ $25,198 $4,309 $(12,009)
                                                       ======= ====== ========

  The income tax provision (benefit) as set forth in the preceding table produces an effective income tax rate greater or less than the statutory federal income tax rate. The reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows (in thousands):

                                      1995         1994            1993
                                  ------------  ------------  ---------------
   Federal tax statutory rate...  $24,618 35.0% $4,452  35.0% $(12,154) (35.0)%
   Adjustments:
     Nondeductible expenses.....      123   .2     190   1.5       141     .4
     State taxes, net of federal
      effect....................      107   .2                    (377)  (1.1)
     Federal surtax exemption...                  (100)  (.8)      347    1.0
     Incremental tax due to
      progressive rates.........      328   .4
     Other--net.................       22   .0    (233) (1.8)       34     .1
                                  ------- ----  ------  ----  --------  -----
       Provision (benefit) for
        income taxes (1)........  $25,198 35.8% $4,309  33.9% $(12,009) (34.6)%
                                  ======= ====  ======  ====  ========  =====

- --------
(1)Calculated on income before income taxes and cumulative effect of accounting change.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

  The deferred tax provision (benefit) is attributable to the following (in thousands):

                                                     1995    1994      1993
                                                    ------  -------  --------
   Property, net of accumulated depreciation:
     Asset valuation write-down....................         $   (89) $ (8,231)
     Other property items--net..................... $  491      494    (1,084)
   Basis of investments in partnerships other than
    HHPLP:
     Asset valuation write-down....................             861    (6,069)
     Other partnership items--net..................   (250)   1,063      (123)
   Deferred gains..................................    847   (1,025)      723
   Accrued expenses................................    755   (1,162)     (456)
   Reserves not currently deductible...............    (40)    (100)       59
   Employee benefit plans..........................     (2)    (183)     (537)
   Other deferred items--net.......................    610      880        58
                                                    ------  -------  --------
       Deferred provision (benefit)................ $2,411  $   739  $(15,660)
                                                    ======  =======  ========

  In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, Accounting for Income Taxes, which the Company adopted effective January 1, 1993. The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the "deferred" method (an operating statement approach) to the "asset/liability" method (a balance sheet approach). The cumulative effect of the adoption of SFAS 109 was not material to the Company's consolidated financial statements.

  The valuation allowance for state taxes decreased by $250,000 at December 31, 1995. The components of the Company's net deferred tax asset at December 31, which is included in deferred charges and other on the consolidated balance sheets, are as follows (in thousands):

                                                               1995     1994
                                                              -------  -------
   Deferred tax liabilities:
     Basis of investments in partnerships other than HHPLP... $(2,672) $(2,922)
     Other net tax reserves..................................  (1,624)    (764)
   Deferred tax assets:
     Property and accumulated depreciation...................   6,134    6,625
     Employee benefit plans..................................   3,488    3,486
     Reserves not currently deductible.......................   1,468    1,428
     Deferred gains..........................................     682    1,529
     Accrued expenses........................................     561    1,316
                                                              -------  -------
       Subtotal..............................................   8,037   10,698
     Valuation allowance for state taxes.....................    (650)    (900)
                                                              -------  -------
       Net deferred tax asset................................ $ 7,387  $ 9,798
                                                              =======  =======

6. LEASING ACTIVITIES

  The Company leases property, principally real property, to related parties and others under agreements which expire over the next 21 years. Minimum future rentals at December 31, 1995 due under noncancelable operating leases, including leases to related parties, total $46,431,000 in 1996; $41,620,000 in 1997; $37,356,000 in 1998; $33,284,000 in 1999; $28,960,000 in 2000; and
$87,987,000 thereafter. Leases to related parties total $16,494,000, including $1,474,000 annually through 2000 and $9,124,000 thereafter.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

  Property subject to operating leases at December 31 is comprised of the following (in thousands):

                                                              1995      1994
                                                            --------  --------
   Rental properties....................................... $339,453  $309,942
   Reserve for depreciation................................  (69,626)  (67,165)
                                                            --------  --------
     Net book value........................................ $269,827  $242,777
                                                            ========  ========

  The Company's net investment in direct financing leases, included in receivables on the consolidated balance sheets, is as follows at December 31 (in thousands):

                                                                1995     1994
                                                               -------  -------
   Minimum lease payments receivable.......................... $11,600  $12,561
   Unearned income............................................  (8,384)  (9,146)
   Unguaranteed residual value................................     689      689
   Executory Costs............................................    (136)    (163)
                                                               -------  -------
     Net investment........................................... $ 3,769  $ 3,941
                                                               =======  =======

  Minimum lease payments receivable at December 31, 1995 are comprised of $923,000 due in 1996; $928,000 in 1997; $983,000 in 1998; $965,000 in 1999;
$965,000 in 2000; and $7,389,000 thereafter.

7. POSTRETIREMENT BENEFIT PLANS

 Defined-Contribution Retirement Plan

  The Company maintains an employee savings plan under which employees can make either pre-tax 401(k) contributions or after-tax contributions. Employees must be at least 18 years old to become participants in the plan. The Company matches 75% of employee contributions to the plan, not to exceed 6% of the annual base compensation paid to the employee. Company matching contributions vest after an employee has participated in the plan for three years. The amounts expensed for Company matching contributions to the plan were $286,000 in 1995, $251,000 in 1994 and $245,000 in 1993.

 Defined-Benefit Pension Plans

  The Company has a qualified defined-benefit pension plan and a nonqualified, unfunded pension benefit restoration plan. Both plans cover certain of the Company's current and former employees. Employees are eligible to participate in the plan once they have met certain age and length of service criteria. Benefits under these plans generally are based upon the employee's years of service and compensation during the years immediately preceding retirement, and participants become fully vested after completing five years of service. The costs of the qualified pension plan are funded based on the annual contributions required by applicable federal regulations. The assets of the qualified pension plan are invested in a balanced portfolio consisting primarily of fixed-income securities.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

  The Company's costs of the pension and pension benefit restoration plans for 1995, 1994 and 1993 and the status of these plans are as follows (in thousands):

                           DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                          -------------------- -------------------- --------------------
                          PENSION  RESTORATION PENSION  RESTORATION PENSION  RESTORATION
                           PLAN       PLAN      PLAN       PLAN      PLAN       PLAN
                          -------  ----------- -------  ----------- -------  -----------
Components of pension
 cost:
  Service costs.........  $   426    $    63   $   411    $    73   $   455    $    38
  Interest costs........    1,713        135     1,654        133     1,672        116
  Actual return on plan
   assets...............   (3,939)                 675               (2,912)
  Net amortization and
   deferral.............    1,309         71    (3,520)        84        65         68
                          -------    -------   -------    -------   -------    -------
    Total pension cost
     (credit)...........  $  (491)   $   269   $  (780)   $   290   $  (720)   $   222
                          =======    =======   =======    =======   =======    =======
Actuarial present value
 of benefit obligations:
  Vested benefits.......  $21,819    $ 1,461   $19,920    $ 1,363   $20,625    $ 1,357
  Nonvested benefits....      616        100       494         87       556         45
                          -------    -------   -------    -------   -------    -------
Accumulated benefit
 obligations............   22,435      1,561    20,414      1,450    21,181      1,402
Effect of assumed
 increase in
 compensation levels....    2,003        343     1,611        371     1,821        188
                          -------    -------   -------    -------   -------    -------
Projected benefit obli-
 gation.................   24,438      1,904    22,025      1,821    23,002      1,590
Plan assets at fair val-
 ue.....................   28,139               25,928               28,330
                          -------    -------   -------    -------   -------    -------
Excess (deficiency) of
 assets over projected
 benefit obligation.....    3,701     (1,904)    3,903     (1,821)    5,328     (1,590)
Unrecognized net
 transition liability
 (asset)................   (1,972)       300    (2,332)       348    (2,692)       396
Unrecognized net prior
 service liability
 (cost).................     (173)       239      (187)       259        77
Unrecognized net loss
 (gain).................    1,672        288     1,353        299      (756)       453
Additional liability
 above accrued pension
 cost...................                (484)                (535)                (661)
                          -------    -------   -------    -------   -------    -------
    Prepaid (accrued)
     pension cost.......  $ 3,228    $(1,561)  $ 2,737    $(1,450)  $ 1,957    $(1,402)
                          =======    =======   =======    =======   =======    =======

                                                               1995  1994  1993
                                                               ----- ----- -----
   Major assumptions:
     Discount rate............................................ 7.25% 8.00% 7.50%
     Rate of increase in compensation levels.................. 5.00% 5.50% 5.50%
     Expected long-term rate of return on plan assets......... 9.00% 9.00% 9.50%

                    THE HUGHES CORPORATION AND SUBSIDIARIES

 Other Postretirement Benefit Plans

  The Company also has a qualified, unfunded benefit plan that provides medical and life insurance to certain retirees. Through December 31, 1994, all premiums for the postretirement medical portion of the plan were paid by the Company. Changes to the plan that became effective April 1, 1995, however, require retirees becoming eligible from that date forward to pay a portion of the medical premiums. The cost of the life insurance provided to eligible retirees is reimbursed by the plan participants based upon the Company's per-participant cost of the insurance. Retirees are eligible to participate in the plan once they have met certain age and length of service criteria.

  The Company's cost of providing medical and life insurance to retirees for 1995 and 1994, net of reimbursements, and the status of the components of the plan as of December 31 are as follows (in thousands):

                                                              1995     1994
                                                             -------  -------
   Components of net periodic postretirement benefits cost:
     Service cost........................................... $   142  $   432
     Interest cost..........................................     392      663
     Net amortization and deferral..........................    (814)
                                                             -------  -------
     Net periodic postretirement benefits cost (credit)..... $  (280) $ 1,095
                                                             =======  =======
   Accumulated postretirement benefit obligation:
     Active employees....................................... $ 1,571  $ 3,102
     Retirees...............................................   3,905    5,774
                                                             -------  -------
       Total................................................   5,476    8,876
   Plan assets at fair value................................
                                                             -------  -------
   Funded status............................................  (5,476)  (8,876)
   Unrecognized prior service cost..........................  (3,624)
   Unrecognized net loss (gain).............................     847       (7)
                                                             -------  -------
   Accrued postretirement cost.............................. $(8,253) $(8,883)
                                                             =======  =======
   Major assumptions:
     Discount rate..........................................    7.25%    8.00%
     Salary scale...........................................    5.00%    5.50%
   Healthcare Trend:
     1995...................................................   45.00%   11.00%
     1996...................................................   10.00%   10.00%
     1997...................................................    9.00%    9.00%
     1998...................................................    8.00%    8.00%
     1999...................................................    7.00%    7.00%
     2000 and beyond........................................    6.25%    7.00%

  Effective January 1, 1993, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 106 requires accrual basis accounting for postretirement benefits other than pensions, the most significant of which is retiree medical benefits. Prior to 1993, the Company expensed the premiums for retiree medical benefits as they were paid. The adoption of SFAS 106 resulted in a net charge for the pre-1993 cumulative effect of adopting SFAS 106 of $4,331,000 (a total charge of $7,830,000 less $1,268,000 attributable to the minority interests in HHPLP and an income tax benefit of $2,231,000). The 1993 expense for postretirement benefits other than pensions was $955,000, which included $451,000 that was related to adopting SFAS 106. The 1994 expenses and 1995 credit were $1,095,000 and $(280,000), respectively. A 1%

                    THE HUGHES CORPORATION AND SUBSIDIARIES
increase in the trend rate for health care costs would have increased the pre-1993 cumulative effect of adopting SFAS 106 by 12.1% and the 1993 expense by 16.5%.

 Possible Termination of Postretirement Benefit Plans

  In February 1996, the Company's Board of Directors voted to terminate the Company's defined-benefit pension plan if the Mergers (as defined below) are consummated. See Note 9 for further discussion of the Mergers. Termination of these plans would increase certain obligations presented in the preceding tables; however, the impact to the Company's financial statements that would result from such termination is not expected to be material. Further subject to the Mergers taking place, the Company would cease making contributions to its defined-contribution retirement plan upon the closing date of the transaction. Other postretirement benefit plans for current retirees would remain in place through the year ending December 31, 1996. If the Mergers take place, retiree benefits will be provided consistent with The Rouse Company's postretirement benefit plans.

8. WRITE-DOWN OF THE NET BOOK VALUE OF CERTAIN ASSETS

  A charge of $80,208,000 was recorded in 1993 to write down the net book value of certain assets. The majority of the write-down was based upon the net present value of the estimated future cash flows of the properties. Of this amount, $63,971,000 was a write-down of the net book value of assets located principally at Howard Hughes Center. The declining market values in the Los Angeles commercial real estate market over the past several years, combined with the capital spending that has been required to protect the development entitlements of this project, resulted in an excess of net book value over fair value that was determined on a discounted cash flow basis. Additionally, $8,802,000 of the write-down was the result of management's decision to fully reserve the Company's investment in MTP-AC. See Note 3. The remaining amount, $7,435,000, relates to the write-off of certain capitalized project costs that management determined had no future value. An additional charge of $747,000 was recorded in 1994 primarily to reflect the continued decline in estimated fair value of one of the properties written down in 1993.

9. COMMITMENTS AND CONTINGENCIES

  In June 1989, shareholders controlling over 99% of the Company's common stock entered into an agreement (the "Agreement") which provided for proportionate representation on the Board of Directors (the "Board") of the Company and required the Board to adopt a business policy which would have as principal objectives a plan for providing liquidity in ownership interests and paying regular cash distributions. In connection with the objective of providing liquidity in ownership interests, the Agreement required the Company to develop and implement a plan prior to 1996 which would have afforded all shareholders an opportunity to realize the fair value of their investment in the Company in a manner that would not have required liquidation of the assets of the Company.

  With respect to the payment of regular cash distributions, the targeted minimum for each year subsequent to the calendar year 1995 is $50,000,000. The Agreement provides for additional cash distributions to the extent that excess funds are available. Through December 31, 1995, the Company and its affiliated entities have distributed $61,291,000 in excess of targeted amounts since the effective date of the Agreement. All distributions are subject to the approval of the Board and may be reduced in whole or in part if, in the Board's judgement, the payment of such distributions would conflict with the ability of the Company to carry out its normal business operations or to pay creditors or obligations that are binding on the Company. The Agreement also requires that the Company not finance certain capital expenditures from internally-generated funds unless the Board concludes that the use of cash for such purposes is in the best interests of the shareholders. The Company is furthermore prohibited from engaging in business activities other than those of the nature in which it is presently engaged.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

  In January 1996, The Hughes Corporation and its subsidiary, HHPLP entered into a non-binding letter of intent with respect to the possible mergers of The Hughes Corporation and its subsidiary, HHPLP with subsidiaries of The Rouse Company (the "Mergers"). In February 1996, the Mergers were approved by the boards of directors of both companies, and binding merger agreements were executed by both parties. The Mergers are still, however, subject to various contingencies including approval by the Company's shareholders. If consummated, the Mergers would result in the termination of the Agreement.

  The Tournament Players Club at Summerlin (the "TPC") is an 18-hole golf course located within the Company's Summerlin development. The TPC is managed by an affiliate of PGA TOUR ("PGA"), which also has an option to acquire the TPC. In 1995, the Company commenced construction on a second 18-hole golf course within Summerlin which falls within the scope of PGA's existing purchase option. PGA's option permits it to offset certain non-cash credits against the option price. In the event that PGA exercises its purchase option, the Company will be entitled to receive certain revenues and net operating profits from the TPC and the second golf course through the year 2021.

  In 1988, an entity now owned by the Company sold its Harolds Club casino in Reno, Nevada. This facility was located on leased land that was subject to six separate leases. While the purchaser of Harolds Club assumed these leases, the Company remains contingently liable for four of them. As of December 31, 1995, the aggregate future leases payments under these leases for which the Company remains contingently liable total $7,695,000, including $406,000 due in 1996; $381,000 in 1997; $363,000 in 1998; $363,000 in 1999; $372,000 in 2000; and
$5,810,000 thereafter.

  On February 24, 1994, the Nevada Department of Environmental Protection ("NDEP") filed suit against the Company and several other parties alleging statutory and common law violations arising from an underground plume of fuels and chemicals at and around the McCarran International Airport in Las Vegas. The contamination allegedly emanates from a fuel tank farm formerly operated by the Company and affects property formerly leased by the Company. NDEP seeks civil penalties, damages and remediation. The Company believes that this suit will not have a material adverse effect on its consolidated financial condition or its results of operations because of the likely cost of remediation and because another defendant in the suit, Triton Energy Corporation, which purchased the Company's interest in the affected property in 1988, has an agreement to indemnify the Company for all costs associated with the clean-up of the fuel tank farm. The Company has received an open extension of time to respond to the suit. The suit is currently not proceeding as NDEP attempts to resolve the suit with Triton Energy Corporation.

  The Company is subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these legal proceedings and claims will not materially affect the consolidated financial statements of the Company.

  As an owner and developer of commercial properties, there exists the possibility that environmental contamination conditions may exist that would require the Company to take corrective action. The amount of such future costs cannot be determined. However, management believes any such costs would not materially affect the Company's consolidated financial statements.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

10. MAJOR CUSTOMERS

  The Company had two customers that accounted for 10% or more of its revenues in one or more of the three years ended December 31, 1995. These two customers accounted, respectively, for the following revenues in each of those years (in thousands):

       CUSTOMER                        TYPE OF SALES      1995   1994  1993
       --------                        -------------     ------- ---- -------
   Circus Circus Enterprises,
    Inc........................... Investment land sale               $15,000
   Gordon Gaming Corporation...... Investment land sales $61,838

11. SELECTED FINANCIAL DATA

  The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 1995 and 1994 (in thousands, except share data):

                                          QUARTER ENDED
                            -----------------------------------------
                            DECEMBER 31 SEPTEMBER 30 JUNE 30 MARCH 31  TOTAL
                            ----------- ------------ ------- -------- --------
   Operating Revenues
     1995..................  $101,700     $36,991    $80,587 $74,106  $293,384
     1994..................    54,324      32,940     47,255  35,407   169,926
   Gross Profit from
    Operations
     1995..................    53,957      19,176     52,149  23,357   148,639
     1994..................    19,153      14,405     22,002  14,797    70,357
   Net Income (Loss)
     1995..................    13,126       3,084     24,622   4,307    45,139
     1994..................     2,584        (533)     4,437   1,915     8,403
   Net Income (Loss) per
    Common Share
     1995..................    197.48       46.40     370.45   64.80    679.13
     1994..................     38.88       (8.02)     66.76   28.81    126.43

  In evaluating the preceding data, it should be recognized that large non-recurring parcel sales are occasionally made by the Company which can result in significant fluctuations of operating results between quarters. Other material transactions may affect comparability as well.

  The following material transactions, in particular, address the comparability of quarter-by-quarter data:

  . $21.5 million in revenue was recorded in the fourth quarter of 1995 on the sale of a land parcel located on the Las Vegas Strip, resulting in a gross profit of $16.8 million.

  . $40.3 million in revenue was recorded in the second quarter of 1995 on the sale of a land parcel located on the Las Vegas Strip, resulting in a gross profit of $33.2 million.

  . $21.9 million in revenue was recorded in the first quarter of 1995 on the sale of a building, built by the Company, to Household Credit Services in Summerlin. Because the Company contributed the land as an incentive for Household Credit to become the first major employer in Summerlin, there was no profit on the sale.

  . $3.8 million in costs was charged against earnings in the third quarter of 1994 when the decision was made to abandon a proposed initial public offering.

                    THE HUGHES CORPORATION AND SUBSIDIARIES

  The following is a five-year comparison of selected financial data for the years ended December 31 (in thousands, except share data):

                                    1995     1994     1993      1992     1991
                                  -------- -------- --------  -------- --------
   OPERATING RESULTS DATA:
     Operating Revenues.........  $293,384 $169,926 $135,397  $ 87,743 $ 84,021
     Gross Profit from
      Operations................   148,639   70,357   67,634    40,894   46,264
     Income (Loss) before
      Cumulative Effect of
      Accounting Change.........    45,139    8,403  (22,713)    4,826   10,372
     Net Income (Loss)..........    45,139    8,403  (27,044)    4,826   10,372
     Per Share:
       Income (Loss) before
        Cumulative Effect of
        Accounting Change.......    679.13   126.43  (341.72)    72.61   156.05
       Net Income (Loss)........    679.13   126.43  (406.88)    72.61   156.05
   BALANCE SHEET DATA:
     Total Assets...............   677,478  662,642  628,365   632,686  566,854
     Notes and Mortgages
      Payable...................   332,276  332,520  328,214   277,403  223,328
     Cash Dividends Declared Per
      Common Share..............    138.79   147.50    91.84     36.86   126.20

                                                                     APPENDIX A

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                COMPOSITE
                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            THE HUGHES CORPORATION,

                               THE ROUSE COMPANY

                                      AND

                           TRC ACQUISITION COMPANY I

                      DATED AS OF FEBRUARY 22, 1996,

                 AS AMENDED MAY 1, 1996 AND MAY 13, 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                  COMPOSITE AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I--THE MERGER...................................................  A-2
    Section 1.1  The Merger.............................................   A-2
    Section 1.2  Effective Time of the Merger...........................   A-2
    Section 1.3  Effects of the Merger..................................   A-2
 ARTICLE II--THE SURVIVING CORPORATION AND PARENT........................  A-2
    Section 2.1  Certificate of Incorporation...........................   A-2
    Section 2.2  By-Laws................................................   A-2
    Section 2.3  Directors of Parent....................................   A-2
    Section 2.4  Directors and Officers of Surviving Corporation........   A-2
 ARTICLE III--CONVERSION OF SHARES.......................................  A-3
    Section 3.1  Conversion of Company Shares in the Merger.............   A-3
    Section 3.2  Subsidiary Shares......................................   A-4
    Section 3.3  Dissenters' Rights.....................................   A-4
    Section 3.4  Exchange of Certificates...............................   A-4
    Section 3.5  No Fractional Securities...............................   A-6
    Section 3.6  Closing................................................   A-6
    Section 3.7  Closing of the Company's Transfer Books................   A-6
    Section 3.8  Distribution to John L. Goolsby........................   A-7
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.....  A-7
    Section 4.1  Organization and Qualification.........................   A-7
    Section 4.2  Capitalization.........................................   A-8
    Section 4.3  Subsidiaries...........................................   A-9
    Section 4.4  Authority; Non-Contravention; Approvals................   A-9
    Section 4.5  Reports and Financial Statements.......................  A-10
    Section 4.6  Absence of Undisclosed Liabilities.....................  A-11
    Section 4.7  Absence of Certain Changes or Events...................  A-11
    Section 4.8  Litigation.............................................  A-11
    Section 4.9  Registration Statement and Proxy Statement.............  A-11
    Section 4.10 No Violation of Law....................................  A-12
    Section 4.11 Compliance with Agreements.............................  A-12
    Section 4.12 Taxes..................................................  A-12
    Section 4.13 Employee Benefit Plans; ERISA..........................  A-13
    Section 4.14 Labor Controversies....................................  A-14
    Section 4.15 Environmental Matters..................................  A-14
    Section 4.16 Non-competition Agreements.............................  A-15
    Section 4.17 Title to Assets........................................  A-16
    Section 4.18 Reorganization.........................................  A-16
    Section 4.19 No Parent Stockholders' Approval Required..............  A-16
    Section 4.20 Relationship with Affiliates...........................  A-16
    Section 4.21 Licenses, Permits, Certificates of Occupancy, Zoning,
                  Etc. Relating to Properties...........................  A-17
    Section 4.22 Physical Condition.....................................  A-17
    Section 4.23 Contracts and Commitments..............................  A-17
    Section 4.24 Insurance..............................................  A-18
 ARTICLE V--REPRESENTATIONS AND WARRANTIES OF THE COMPANY................ A-18
    Section 5.1  Organization and Qualification.........................  A-18
    Section 5.2  Capitalization.........................................  A-18

                                                                           PAGE
                                                                           ----
    Section 5.3  Subsidiaries...........................................   A-19
    Section 5.4  Authority; Non-Contravention; Approvals................   A-19
    Section 5.5  Financial Statements...................................   A-21
    Section 5.6  Absence of Undisclosed Liabilities.....................   A-21
    Section 5.7  Absence of Certain Changes or Events...................   A-21
    Section 5.8  Litigation.............................................   A-21
    Section 5.9  Registration Statement and Proxy Statement.............   A-21
    Section 5.10 No Violation of Law....................................   A-22
    Section 5.11 Compliance with Agreements.............................   A-22
    Section 5.12 Taxes..................................................   A-22
    Section 5.13 Employee Benefit Plans; ERISA..........................   A-23
    Section 5.14 Labor Controversies....................................   A-24
    Section 5.15 Environmental Matters..................................   A-24
    Section 5.16 Non-competition Agreements.............................   A-25
    Section 5.17 Title to Assets........................................   A-25
    Section 5.18 Reorganization.........................................   A-25
    Section 5.19 Merger Approval........................................   A-25
    Section 5.20 Relationships with Affiliates..........................   A-25
    Section 5.21 Fairness Opinion.......................................   A-26
    Section 5.22 Leases.................................................   A-26
    Section 5.23 Licenses, Permits, Certificates of Occupancy, Zoning,
                  Etc. Relating to Properties...........................   A-26
    Section 5.24 Physical Condition.....................................   A-27
    Section 5.25 Contracts and Commitments..............................   A-27
    Section 5.26 Insurance..............................................   A-28
 ARTICLE VI--CONDUCT OF BUSINESS PENDING THE MERGER......................  A-28
    Section 6.1  Conduct of Business by the Company Pending the Merger..   A-28
                    Conduct of Business by Parent and Subsidiary Pending
    Section 6.2  the Merger.............................................   A-29
    Section 6.3  Control of the Company's Operations....................   A-30
    Section 6.4  Control of Parent's Operations.........................   A-30
    Section 6.5  Acquisition Transactions...............................   A-30
 ARTICLE VII--ADDITIONAL AGREEMENTS......................................  A-31
    Section 7.1  Access to Information..................................   A-31
    Section 7.2  Registration Statement, etc. ..........................   A-32
    Section 7.3  Hughes Owners' Approval, etc. .........................   A-33
    Section 7.4  Securities Act Compliance; Affiliates; Resale..........   A-33
    Section 7.5  Exchange Listing.......................................   A-34
    Section 7.6  Reservation of Shares; Preferred Securities............   A-34
    Section 7.7  Expenses and Fees......................................   A-35
    Section 7.8  Agreement to Cooperate.................................   A-35
    Section 7.9  Public Statements......................................   A-35
    Section 7.10 Company Employee Benefit Plans.........................   A-35
    Section 7.11 Notification of Certain Matters........................   A-37
    Section 7.12 Directors' and Officers' Indemnification...............   A-37
                     Corrections to the Proxy Statement and Registration
    Section 7.13 Statement..............................................   A-38
    Section 7.14 Hughes Name............................................   A-38
    Section 7.15 Contingent Stock Agreement.............................   A-39
    Section 7.16 Maintenance of Company Records; Personnel..............   A-39
    Section 7.17 Permitted Dividends and Distributions..................   A-39

                                                                          PAGE
                                                                          ----
 ARTICLE VIII--CONDITIONS................................................ A-40
                  Conditions to Each Party's Obligation to Effect the
    Section 8.1   Merger................................................  A-40
    Section 8.2   Conditions to Obligation of the Company to Effect the
                   Merger...............................................  A-40
    Section 8.3   Conditions to Obligations of Parent and Subsidiary to
                   Effect the Merger....................................  A-41
 ARTICLE IX--TERMINATION, AMENDMENT AND WAIVER........................... A-42
    Section 9.1   Termination...........................................  A-42
    Section 9.2   Effect of Termination.................................  A-43
    Section 9.3   Amendment.............................................  A-44
    Section 9.4   Waiver................................................  A-44
 ARTICLE X--GENERAL PROVISIONS........................................... A-44
    Section 10.01 Non-Survival of Representations and Warranties........  A-44
    Section 10.02 Brokers...............................................  A-44
    Section 10.03 Notices...............................................  A-45
    Section 10.04 Interpretation........................................  A-46
    Section 10.05 Miscellaneous.........................................  A-46
    Section 10.06 Jurisdiction..........................................  A-46
    Section 10.07 Counterparts..........................................  A-47
    Section 10.08 Parties in Interest...................................  A-47
    Section 10.09 Knowledge.............................................  A-47
    Section 10.10 Limitation of Liability...............................  A-47
    Section 10.11 Severability..........................................  A-47
 EXHIBIT A--DEFINITIONS--REFERENCE TABLE................................. A-48

                  COMPOSITE AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger, dated as of February 22, 1996, as amended by the Letter Agreements, dated May 1, 1996 and May 13, 1996 ("Agreement"), is by and among The Rouse Company, a Maryland corporation ("Parent"), TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of Parent ("Subsidiary''), and The Hughes Corporation, a Delaware corporation (the "Company'').

                             W I T N E S S E T H:

  Whereas, The Howard Hughes Corporation ("THHC'') is a Delaware corporation and a wholly-owned subsidiary of the Company; and

  Whereas, Howard Hughes Properties, Limited Partnership ("HHPLP") is a Delaware limited partnership whose sole general partner is THHC; and

  Whereas, Parent desires to acquire the business and properties of the Company and all the outstanding Class 1 Units of HHPLP (the "Class 1 Units''); and

  Whereas, at the date hereof, (i) 37,362 of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company ("Company Common Stock'') are owned by THHC and (ii) all the remaining issued and outstanding shares of Company Common Stock (such remaining shares being hereinafter referred to as the "Target Common Stock'') are owned by certain other persons and entities (collectively, the "Hughes Owners''); and

  Whereas, the respective boards of directors of Parent, Subsidiary and the Company have approved the merger of the Company with and into Subsidiary on the terms set forth in this Agreement (the "Merger''); and

  Whereas, in connection with the Merger, (i) the Hughes Owners will receive
(a) shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") or, alternatively, a combination of cash and shares of Parent Common Stock and (b) rights to receive additional shares of Parent Common Stock or, in certain circumstances, Rouse Preferred Stock (as hereinafter defined), and (ii) THHC will receive shares of Junior Preferred Stock (as hereinafter defined) of Parent, in each case in exchange for issued and outstanding shares of Company Common Stock, all upon the terms and conditions set forth in this Agreement; and

  Whereas, Parent, Subsidiary and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code''), and the regulations thereunder, and that the Company and stockholders of the Company recognize no gain or loss for federal income tax purposes upon conversion of their shares of capital stock of the Company into the consideration herein provided, except to the extent cash is received; and

  Whereas, concurrently with the execution and delivery hereof, Parent, TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Other Subsidiary'' and, together with the Subsidiary, the "Subsidiaries''), and HHPLP are entering into an Agreement and Plan of Merger (the "Other Merger Agreement'' and, together with this Agreement, the "Merger Agreements'') providing for the merger of the Other Subsidiary with and into HHPLP (the "Other Merger'' and, together with the Merger, the "Mergers''); and

  Whereas, in connection with the Other Merger, the holders of the Class 1 Units will receive the consideration provided for in the Other Merger Agreement;

  Now, Therefore, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows (all capitalized terms used and defined in this Agreement are listed for convenience of reference in the table attached hereto as Exhibit A):

                                   ARTICLE I

                                  The Merger

  Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Subsidiary and the separate existence of the Company shall thereupon cease. Subsidiary shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

  Section 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time'') as shall be stated in a Certificate of Merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing''). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6. The parties acknowledge that it is their mutual desire and intent to consummate the Mergers as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.6.

  Section 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                  ARTICLE II

                     The Surviving Corporation and Parent

  Section 2.1. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Subsidiary, in form reasonably acceptable to Parent and the Company and consistent with this Agreement, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL, except that Article I thereof shall be amended in the Merger to read in its entirety as follows: "The name of the Corporation is The Hughes Corporation."

  Section 2.2. BY-LAWS. The by-laws of Subsidiary, in form reasonably acceptable to Parent and the Company and consistent with this Agreement, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

  Section 2.3. DIRECTORS OF PARENT. Effective as of the Effective Time, the board of directors of Parent shall elect as one of its members a designee of the Company reasonably acceptable to Parent's board of directors. Such designee (the "Hughes Designee'') shall serve in accordance with the By-laws of Parent and in accordance with the provisions of the Contingent Stock Agreement (as defined in Section 7.15) until his successor is duly elected or appointed and qualified.

  Section 2.4. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors and officers of Subsidiary in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve in accordance with the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             Conversion of Shares

  Section 3.1. CONVERSION OF COMPANY SHARES IN THE MERGER. (a) Subject to Sections 3.3, 3.4, 3.5 and 3.8 and to the termination rights in Sections 9.1(a)(vii) and 9.1(b)(vii), at the Effective Time, by virtue of the Merger and without any action on the part of the Company or any holder of any capital stock of the Company, each share of Target Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:

    (i) that number of shares of Parent Common Stock as shall equal the quotient (rounded to the nearest thousandth of a share) (the "Exchange Ratio") determined by dividing (1) the sum of (A) the quotient obtained by dividing $176.4 million by the total number of shares of Target Common Stock outstanding at the Effective Time plus (B) the product of (x) the sum ("Aggregate Parent Dividends") of any and all dividends and other distributions on a share of Parent Common Stock having a record date during the period commencing on January 1, 1996 and ending on the later of (I) the Closing Date (as defined in Section 3.6) and (II) the date upon which certificates evidencing shares of Parent Common Stock to which holders of shares of Target Common Stock are entitled are registered in the name of such holder (or the name of the Beneficial Stockholder (as hereinafter defined) in the event notice is given as provided in Section 3.4(a), or the name of any transferee) upon the stock transfer books and records of Parent times (y) the number of shares of Parent Common Stock per share of Target Common Stock determined by dividing the quotient obtained pursuant to paragraph (a)(i)(A) above by the Average Closing Price (as hereinafter defined) by (2) subject to the provisions of Section 9.1(a)(vii) and
  Section 9.1(b)(vii) hereof, the average of the closing prices of Parent Common Stock on The New York Stock Exchange, Inc. ("NYSE") composite tape for the 30 consecutive trading days ending five days prior to the Closing Date (the "Average Closing Price"); and

    (ii) rights to receive additional shares of Parent Common Stock or, in certain circumstances, shares of Rouse Preferred Stock (as defined in Section 7.6(b)) under the Contingent Stock Agreement (as defined in Section 7.15);

provided, however, that if the Exchange Ratio as computed above would result in the issuance by Parent in the Merger of a number of shares of Parent Common Stock exceeding 19.9% of the total number of shares of Parent Common Stock issued and outstanding as of 4:00 p.m. New York City time on the business day next preceding the Closing Date ("Total Parent Common Stock"), then, in lieu of the consideration specified in clause (i) above, each such share of Target Common Stock shall be converted into the right to receive:

    (1) that number of shares of Parent Common Stock determined by using an Exchange Ratio ("Maximum Exchange Ratio") which results in the issuance of shares of Parent Common Stock in connection with the Merger equal (as nearly as practicable) to 19.9% of the Total Parent Common Stock ("Maximum Shares of Parent Common Stock"); and

    (2) cash, without interest, in an amount determined by dividing (a) the sum of (i) $176.4 million less an amount equal to the product of (A) the Maximum Shares of Parent Common Stock times (B) the Average Closing Price plus (ii) an amount equal to the product of the Aggregate Parent Dividends times the Maximum Shares of Parent Common Stock, by (b) the total number of issued and outstanding shares of Target Common Stock outstanding at the Effective Time.

  (b) The Exchange Ratio and the Maximum Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar change with respect to Parent Common Stock between the date hereof and the Closing Date.

  (c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company or any holder of any capital stock of the Company, each share of Company Common Stock that is owned at the Effective Time by the Company, THHC or any other subsidiary of the Company or by Parent, Subsidiary or any other subsidiary of Parent shall be converted into the right to receive at and as of the Effective Time, in exchange therefor, one share of Junior Preferred Stock (as defined in Section 7.6(b)).

  Section 3.2. SUBSIDIARY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary ("Subsidiary Common Stock") shall continue to be outstanding at and after the Effective Time without any change therein and shall continue as a share of the Surviving Corporation.

  Section 3.3. DISSENTERS' RIGHTS. (a) Notwithstanding the provisions of
Section 3.1 or any other provision of this Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have properly demanded appraisal of such shares of Target Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger consideration as set forth in
Section 3.1 at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Merger consideration, without any interest thereon, as provided in Section 3.1.

  (b) The Company shall comply with any provisions of Section 262(d) of the DGCL which are required to be performed by the Company prior to the Effective Time, to the reasonable satisfaction of Parent. The Company shall give Parent
(i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under
Section 262 of the DGCL. Without the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

  Section 3.4. EXCHANGE OF CERTIFICATES. (a) From and after the Effective Time, each record holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Target Common Stock or, at the request of such holder as hereinafter provided, any person or entity that is entitled to receive shares of Parent Common Stock upon termination or dissolution of such holder (individually "Beneficial Stockholder" and collectively "Beneficial Stockholders") shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "Exchange Agent"), a check payable to the order of such holder or Beneficial Stockholder, as the case may be, in the amount of any cash consideration and/or a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder or Beneficial Stockholder, as the case may be, is entitled pursuant to
Section 3.1. Any holder of shares of Target Common Stock that desires to have the Merger consideration specified in Section 3.1 issued and paid to any of the Beneficial Stockholders of such holder shall, not later than five days prior to Closing (as defined in Section 3.6), provide notice to Parent, which notice shall set forth the number of shares of Target Common Stock owned of record by such holder, the names and addresses of the persons or entities who are to receive such shares of Parent Common Stock and written instructions to register the shares of Parent Common Stock in the name of each such Beneficial Stockholder, the proportionate interest in shares of Target Common Stock owned beneficially by each such Beneficial Stockholder and such other information as may be reasonably requested by Parent. The issuance of shares of Parent Common Stock and payment of any cash consideration to a Beneficial Stockholder in accordance with written instructions from the holder of record of shares of Target Common Stock and as required in Section 3.1 for the proportionate interest of such Beneficial Stockholder shall fully satisfy and discharge the obligation of Parent with respect to such interest under this Article III.

  (b) Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Target Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Target Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Target Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

  (c) If any payment for shares of Target Common Stock is to be made or any certificate for shares of Parent Common Stock is to be issued in a name other than (i) the name of a Beneficial Stockholder or (ii) the name in which the certificate surrendered for payment or in exchange therefor is registered, it shall be a condition of payment or such exchange that the surrendered certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting payment or such exchange either (A) pay to the Exchange Agent any transfer or other taxes required by reason of the payment or issuance of Parent Common Stock to a person other than the registered holder of the surrendered certificate or (B) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) Subject to Section 3.8, at or prior to the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock and cash required to effect the exchanges and any payments referred to in Section 3.4(a) above and cash for payment of any fractional shares referred to in Section 3.5.

  (e) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for cash and/or certificates representing shares of Parent Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of record of such Company Certificates or, in case a notice as specified in Section 3.4(a) has been timely received from such holder of record, each Beneficial Stockholder specified in such notice, as the case may be, shall be entitled to receive in exchange therefor a check in payment of the cash portion of the Merger consideration, if any, and a certificate representing that number of whole shares of Parent Common Stock into which the shares of Target Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and the Company Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any portion of the cash consideration or shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) Promptly following the date which is nine months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive the cash consideration and/or Parent Common Stock payable and issuable in exchange therefor, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of Target Common Stock for any portion of the cash consideration or Parent Common Stock delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

  (g) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, and provided the Company's records indicate such person is the registered owner of the related Target Common Stock, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate cash consideration and/or the Parent Common Stock deliverable in respect thereof determined in accordance with this Article III. When authorizing such payment in exchange therefor, the Secretary of the Surviving Corporation may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as he may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

  Section 3.5. NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder or Beneficial Stockholder of Target Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to this
Article III shall be entitled to receive from the Exchange Agent a cash payment, without interest, equal to such fraction multiplied by the Average Closing Price.

  Section 3.6. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Andrews & Kurth L.L.P., 600 Travis, 4200 Texas Commerce Tower, Houston, Texas, or such other location as shall be mutually agreeable to Parent and the Company on the fifth business day immediately following the date on which the last of the conditions set forth in Article VIII (other than the condition for simultaneous consummation of the Mergers) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

  Section 3.7. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive securities of Parent and/or cash as contemplated by Section 3.1, the right to receive cash for payment of fractional shares pursuant to Section 3.5 and any rights which may exist with respect to Dissenting Shares pursuant to Section 3.3. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Target Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Target Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for securities of Parent and/or cash in accordance with this Article III.

  Section 3.8. DISTRIBUTION TO JOHN L. GOOLSBY. Concurrently with the delivery of certificates representing shares of Parent Common Stock and cash, if any, pursuant to paragraphs (d) and (e) of Section 3.4 (before reduction by the Goolsby Shares and the Goolsby Payment, as hereinafter defined), Parent shall
(a) issue and deliver to John L. Goolsby ("Goolsby") certificates representing 8/10ths of 1% of the aggregate number of shares of Parent Common Stock issuable pursuant to Section 3.1 (the "Goolsby Shares") (together with payment in cash for any fractional share) and (b) pay or cause to be paid to Goolsby 8/10ths of 1% of the aggregate cash consideration, if any, payable to holders of Target Common Stock (exclusive of any cash payments for fractional shares) ("Goolsby Payment"), it being understood and agreed that the issuance and delivery of the Goolsby Shares and Goolsby Payment, if any, as aforesaid is being made on behalf of and as an accommodation to the Company, Subsidiary (as successor by merger to the Company) and HHPLP and in partial performance of their obligations to Goolsby under that certain Amended and Restated Long-Term Incentive Compensation Agreement, dated January 1, 1994, between Goolsby and the Company and HHPLP, as heretofore amended. It is also understood and agreed that (a) the total number of shares of Parent Common Stock issuable by Parent and amount of the cash payment, if any, pursuant to Section 3.1 and paragraphs
(a) and (d) of Section 3.4 shall be reduced by the Goolsby Shares and the Goolsby Payment, if any, and (b) the issuance of the Goolsby Shares and making of the Goolsby Payment will result in the receipt of compensation by Goolsby for tax purposes when such shares or payment are received by Goolsby. The Company, Subsidiary and HHPLP agree that they shall report to the appropriate authorities (federal, state or other) the delivery of the Goolsby Shares and making of the Goolsby Payment as described in the immediately preceding sentence and that none shall report in any fashion inconsistent therewith. Further, consistent with such result, HHPLP, on behalf of the Company or Parent, as the case may be, shall withhold from that portion of the payments payable to Goolsby pursuant to Section 3.6 of the Other Merger Agreement the amount of all taxes (federal, state and other) required to be withheld with respect to the Goolsby Shares and the Goolsby Payment. Parent, the Company, Subsidiary (as successor by merger to the Company) and HHPLP hereby agree that the value of the Goolsby Shares to be delivered hereunder shall be valued based on the Average Closing Price determined in good faith by Goolsby, the Company, Parent and Subsidiary taking into account all relevant factors (such as discounts for blockage and other appropriate discounts) affecting the market value of the Goolsby Shares at the time of such delivery to Goolsby.

                                  ARTICLE IV

            Representations and Warranties of Parent and Subsidiary

  Except as otherwise set forth in the Disclosure Schedule of Parent attached hereto and incorporated herein by reference for all purposes ("Parent Disclosure Schedule"), Parent and Subsidiary each represent and warrant to the Company as follows:

  Section 4.1. ORGANIZATION AND QUALIFICATION. (a) Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect (as defined in paragraph (b) below). True, accurate and complete copies of each of Parent's and Subsidiary's charters and by-laws, in each case as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to the Company.

  (b) For purposes of this Agreement, "Material Adverse Effect" means (i) when used with reference to Parent, a material adverse effect upon (A) the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries taken as a whole or (B) the ability of Parent or Subsidiary to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Other Merger Agreement and (ii) when used with reference to the Company, a material adverse effect upon (A) the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and its subsidiaries taken as a whole or (B) the ability of the Company or HHPLP to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Other Merger Agreement, excepting from the foregoing clauses (i) and (ii) effects caused by matters of general applicability, such as economic, regulatory, tax or other matters of general applicability or matters generally affecting real estate markets. In this Agreement, an act, omission, event, circumstance or condition which is "material" shall include, without limitation, any act, omission, event, circumstance or condition which, alone or together with all other acts, omissions, events, circumstances and conditions, could reasonably be expected to result in liabilities, obligations, damages, losses, costs or expenses of the Parent and/or its subsidiaries in excess of $20 million, or of the Company and/or its subsidiaries, in excess of $10 million. In determining whether any act, omission, event, circumstance or condition, alone or together with all other acts, omissions, events, circumstances or conditions, has a Material Adverse Effect on, or is material to, Parent or the Company, any effect on properties, assets or financial condition shall be determined on a current value basis and not on a cost basis, and any effect on results of operations shall be determined on the basis of the effect on earnings before interest, taxes, depreciation and amortization and not on net earnings after deducting interest, taxes, depreciation and amortization. Also, any determination as to whether any act, omission, event, circumstance or condition has a Material Adverse Effect on or is material to any person or entity shall be made only after taking into account all effective insurance coverage and effective indemnification with respect to such act, omission, event, circumstance or condition to the extent such insurance coverage or indemnification is not disputed.

  Section 4.2. CAPITALIZATION. (a) The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock, of which 47,922,749 shares are outstanding on the date of this Agreement, and (ii) 50,000,000 shares of preferred stock, of which 4,505,009 shares of Series A Convertible Preferred Stock ("Existing Preferred Stock") are authorized, issued and outstanding on the date hereof. All of the issued and outstanding shares of Parent Common Stock and Existing Preferred Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. The Parent Disclosure Schedule sets forth a true, accurate and complete copy of the powers, designations, rights and preferences of the Existing Preferred Stock.

  (b) The authorized capital stock of Subsidiary consists of 5,000 shares of Subsidiary Common Stock, of which 1,000 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

  (c) Except for the transactions contemplated by this Agreement and the Contingent Stock Agreement described in Section 7.15, there are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary (as defined in Section 4.3(b)) of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock (as defined in paragraph (d) below) of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment and (ii) no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or is bound or, to the knowledge of Parent, to which any other person or entity is a party or is bound, with respect to the voting of any shares of capital stock of Parent. The shares of Parent Common Stock to be issued to the Hughes Owners in the Merger will be, at the Effective Time, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The shares of Parent Common Stock and Rouse Preferred Stock to be issued or delivered pursuant to the Contingent Stock Agreement will be, at the time of such issuance or delivery, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

  (d) For purposes of this Agreement, "capital stock" means, when used with reference to any corporation, partnership or other entity, any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such corporation, partnership or other entity.

  Section 4.3. SUBSIDIARIES. (a) Each direct and indirect corporate subsidiary (as defined in paragraph (b) below) of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for such failures as would not, when taken together with all other such failures, have a Material Adverse Effect. Each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims, encumbrances, mortgages, security interests, equities or charges of any nature whatsoever (collectively "Liens"). There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement.

  (b) For purposes of this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity and, in the case of the Company, shall include the Playa Vista Partnerships (as such term is defined in the Contingent Stock Agreement).

  Section 4.4. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Parent and each of the Subsidiaries have full corporate power and authority to enter into the Merger Agreements to which they are a party and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby and thereby. The Merger Agreements have been approved by the respective boards of directors of Parent and each of the Subsidiaries and by Parent as the sole stockholder of each of the Subsidiaries and no other corporate proceedings on the part of Parent or either of the Subsidiaries are necessary to authorize the execution and delivery of the Merger Agreements and the consummation by Parent and each of the Subsidiaries of the transactions contemplated thereby. The Merger Agreements have been duly executed and delivered by Parent and each of the Subsidiaries which are a party thereto and, assuming the due authorization, execution and delivery thereof by the Company, constitute a valid and legally binding agreement of Parent and each of the Subsidiaries which are a party thereto enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

  (b) The execution and delivery of the Merger Agreements by Parent and each of the Subsidiaries do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries, under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements or other similar organizational instruments of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and the Subsidiaries of the transactions contemplated by the Merger Agreements will not result in any violation, conflict, breach, termination, acceleration or creation of any Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals. The Parent Disclosure Schedule specifically describes all material consents required from commercial lenders, lessors or other third parties and all material violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens referred to in the foregoing sentences of this paragraph (b). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), and from the preceding sentence, are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (c) Except for (i) the filings by Parent, the Company and HHPLP required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Registration Statement (as defined in Section 4.9) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC, and filings with various state blue sky authorities, (iii) the making of the Merger Filings (as defined herein and in the Other Merger Agreement) with the Secretary of State of the State of Delaware and (iv) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of the Merger Agreements by Parent or each of the Subsidiaries (as applicable) or the consummation by Parent or the Subsidiaries of the transactions contemplated thereby. The Parent Disclosure Schedule specifically describes all material required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions that are referred to in clause (iv) of this Section 4.4(c). Excluded from the foregoing provisions of this paragraph (c) are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 4.5. REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1993, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the respective rules and regulations thereunder, all of which, as amended if applicable, complied as of their respective filing dates in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1994 and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1993 until the date hereof and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since January 1, 1993 (other than registration statements filed on Form S-8) (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in cash flow for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

  Section 4.6. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Parent nor any of its subsidiaries had at December 31, 1994, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto, (b) were incurred after December 31, 1994 in the ordinary course of business and consistent with past practices, (c) could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or (d) have been discharged or paid in full prior to the date hereof.

  Section 4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1995, Parent has not suffered or experienced any Material Adverse Effect. Except as set forth in or contemplated by the Merger Agreements or the Parent Disclosure Schedule, since the date of the most recent balance sheet contained in the Parent Financial Statements, Parent and its subsidiaries have not engaged in any material transaction of a kind that would be prohibited after the date hereof pursuant to Section 6.2.

  Section 4.8. LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of either of the Mergers or seek other relief or remedy and which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by either of the Merger Agreements or which could reasonably be expected, either alone or in the aggregate with all such judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect.

  Section 4.9. REGISTRATION STATEMENT AND PROXY STATEMENT. (a) None of the information to be supplied by Parent or its subsidiaries for inclusion in the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the securities of Parent to be issued pursuant to this Agreement and the Contingent Stock Agreement (the "Registration Statement") will, at the time the Registration Statement or any amendment or supplement thereto becomes effective or at the time of the Hughes Owners' Meeting (as defined in Section 7.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will, as of its effective date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

  (b) None of the information to be supplied by Parent or its subsidiaries for inclusion in the Proxy Statement (as defined in Section 5.9), or any amendments thereof or supplements thereto, will, at the time the Proxy Statement, or amendment or supplement thereto, is mailed to the Hughes Owners and at the time of the Hughes Owners' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  (c) No representation is made by Parent or Subsidiary with respect to information supplied by the Company, its subsidiaries or the Hughes Owners for inclusion in the Registration Statement or the Proxy Statement.

  Section 4.10. NO VIOLATION OF LAW. Neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.15(b)) of any governmental or regulatory body or authority, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority against or involving Parent or any of its subsidiaries is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals (a) for future development of properties not yet obtained or (b) the absence of which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.11. COMPLIANCE WITH AGREEMENTS. Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the respective charters, by-laws, partnership agreements or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except, in the case of clause (b) above, for breaches, violations and defaults which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

  Section 4.12. TAXES. (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them for all periods ending on or prior to the Effective Time and for which a tax return is required to be filed prior to the Effective Time (including pursuant to extensions properly obtained), and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 4.12(b)) for all periods ending at or prior to December 31, 1995 and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid as of the Effective Time in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Parent SEC Reports are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for Liens for Taxes not yet due. There are no unresolved issues of law or fact which, to the knowledge of Parent, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for in the Parent Financial Statements. None of Parent or its subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the consolidated federal income Tax Return of the affiliated group of corporations of which Parent is the common parent). Excluded from this Section 4.12(a) are any Taxes, Tax Returns or other matters pertaining to Taxes of the Parent or any of its subsidiaries which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

  (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

  Section 4.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) The Parent Disclosure Schedule lists all material employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which any of Parent or its subsidiaries maintains or to which any of them makes or is obligated to make contributions, and each employee benefit plan subject to Title IV of ERISA maintained or contributed to by any person or entity while such person or entity would be treated as a single employer with Parent or any of its subsidiaries within the meaning of
Section 414(b) or (c) of the Code (the "Parent Plans"). Neither Parent nor its subsidiaries has any obligation to create any additional such plan, to amend any such plan so as to increase benefits thereunder, or to continue any such plan, except as required under the written terms of the Parent Plans, under existing collective bargaining agreements, if any, or to comply with applicable law.

  (b) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for premiums, no liability has been or is expected to be incurred under Title IV of ERISA with respect to any of the Parent Plans. Neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA. None of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Parent Plans ended prior to the date of this Agreement. The current present value of all projected benefit obligations under each of the Parent Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent Disclosure Statement, based upon reasonable actuarial assumptions currently utilized for such Parent Plan. Each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws and agreements during the period of time covered by the applicable statute of limitations. Each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. With respect to any Multi-employer Plans as defined in Section 4001(a)(3) of ERISA, neither Parent nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of Parent and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under such Sections. To the knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course. No event has occurred or circumstance exists that could reasonably be expected to result in a material increase in benefit costs under any Parent Plan that is self-insured or unfunded. Parent and its subsidiaries have no liability under Title IV of ERISA based on any plan that is not a Parent Plan and there is no basis for any such liability to be asserted against Parent or any of its subsidiaries. Neither Parent nor its subsidiaries has prepared or prefunded any existing Parent Plan that is a welfare plan through a trust, reserve, premium stabilization or similar account.

  (c) The Parent Disclosure Schedule contains a true and complete list of all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

  Section 4.14. LABOR CONTROVERSIES. There are no controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees. To the knowledge of Parent, there are no organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries. Parent and its subsidiaries have complied with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and no person has, to the knowledge of Parent, asserted that Parent or any of its subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of such laws. Excluded from the foregoing sentences of this Section 4.14 are controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.15. ENVIRONMENTAL MATTERS. (a) Parent and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined in paragraph (b) below), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted. None of the properties currently or, to the knowledge of Parent, formerly owned or operated by Parent or any of its subsidiaries contain any Hazardous Substance (as defined in paragraph (c) below) in amounts exceeding the levels permitted by applicable Environmental Laws. Neither Parent nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party, which has not heretofore been resolved with such governmental entity or third party, indicating that Parent or any of its subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by Parent or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by Parent or any of its subsidiaries. There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Parent or its subsidiaries relating to the activities of Parent or its subsidiaries which have not been made available for review by representatives of the Company prior to the date hereof. Neither Parent, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Excluded from this Section 4.15(a) are any violations or conditions that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof. The term "Environmental Law" includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. (S) 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. (S) 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., as amended, the Hazardous Material Transportation Act, 49 Ap. U.S.C.A. (S) 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136 et seq., as amended, and comparable state and local laws, and
(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

  (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

  Section 4.16. NON-COMPETITION AGREEMENTS. Except with respect to single purpose entities which are restricted as such under terms of their partnership agreements or financings applicable to them, neither Parent nor any subsidiary of Parent is a party to any agreement which purports to restrict or prohibit in any material respect any of them from, directly or indirectly, engaging in any business involving the acquisition, ownership, development and operation of real estate projects or any other material business currently engaged in by Parent or the Company, or any corporations or other entities affiliated with either of them. None of the officers, directors or key employees of Parent or any of its subsidiaries is a party to any agreement which, by virtue of such person's relationship with Parent or any subsidiary of Parent, restricts in any material respect Parent or any subsidiary of Parent from, directly or indirectly, engaging in any of the businesses described above.

  Section 4.17. TITLE TO ASSETS. Parent and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the Parent Financial Statements, other than such properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet (all such properties and leasehold interests being referred to herein as the "Parent Properties"), free and clear of all Liens, except (a) the Lien for current taxes, payments of which are not yet delinquent, (b) such imperfections in title, easements and Liens, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby or otherwise materially impair Parent's business operations (in the manner presently carried on by Parent),
(c) Liens existing on the date hereof securing indebtedness for borrowed money reflected in such balance sheet and (d) other matters which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All leases under which Parent leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.18. REORGANIZATION. None of Parent, Subsidiary or any of their affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. It is the present intention of Parent and Subsidiary to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation
(S) 1.368-1(d).

  Section 4.19. NO PARENT STOCKHOLDERS' APPROVAL REQUIRED. There is no requirement of any applicable law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority (including, without limitation, the NYSE) which requires the approval or adoption by the stockholders of Parent of either of the Merger Agreements, or any of the transactions contemplated hereby or thereby.

  Section 4.20. RELATIONSHIPS WITH AFFILIATES. (a) There are no material contracts, agreements or arrangements currently in effect between Parent or any of its subsidiaries, on the one hand, and any Related Person (as defined in paragraph (b) below), on the other hand, other than any contracts, agreements or arrangements entered into the ordinary course of business. As used in this paragraph (a), a contract, agreement or arrangement shall be deemed "material" if it (i) calls for payments to or from the Parent or any of its subsidiaries, on the one hand, from or to any third party, on the other hand, of an amount in excess of $100,000 for any 12-month period commencing on or after the date hereof and (ii) is not terminable solely at the option of Parent or any of its subsidiaries, as the case may be, without penalty on not more than 90 days' notice.

  (b) For purposes of this Agreement, the term "Related Person" means, when used with reference to any entity, (i) any employee, officer, director, partner or shareholder (or any one acting in a similar capacity) of such entity, (ii) any grandparent, parent, aunt, uncle, niece, nephew, sister, brother, son, daughter, grandchild, son-in-law or daughter-in-law of any person described in clause (i), and (iii) any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any person described in clause (i) or
(ii).

  Section 4.21. LICENSES, PERMITS, CERTIFICATES OF OCCUPANCY, ZONING, ETC. RELATING TO PROPERTIES. Except for matters affecting the Parent Properties which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

    (a) all certificates, permits and licenses from any governmental authority having jurisdiction over any of the Parent Properties, or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Parent Properties have been obtained and are in full force and effect, and there is no pending or, to the knowledge of Parent, threatened modification or cancellation of any of same;

    (b) neither Parent nor any of its subsidiaries has received any notice from any governmental body or authority to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties;

    (c) neither Parent nor any of its subsidiaries is in default under any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Parent Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation);

    (d) neither Parent nor any of its subsidiaries has received notice of, and Parent has no knowledge of, any proposed change in the assessed value of any of the Parent Properties other than customary increases in the state, county and/or city where the Parent Properties are located;

    (e) except for agreements or commitments entered into in the ordinary course of business, none of the Parent Properties is subject to any so-called "recapture agreement" involving refund for sewer extension, over sizing utility, lighting or like expense or charge for work or services done upon or relating to any of the Parent Properties;

    (f) there is no existing or, to the knowledge of Parent, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, affecting any Parent Properties; and

    (g) each of the Parent Properties is an independent unit which does not rely on any facilities (other than facilities covered by Liens described in Section 4.17 above, or facilities of municipalities or public utility and water companies) located on any property not included in any of the Parent Properties to fulfill any municipal or governmental requirement or for the furnishing to any of the Parent Properties of any essential building systems or utilities.

  Section 4.22. PHYSICAL CONDITION. Parent has no knowledge of any structural defects or deficiencies in the improvements comprising any portion of the Parent Properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The improvements and tangible personal property (including, without limitation, plumbing equipment, seismic compliance, heating, ventilation or air conditioning systems, electric wiring and fixtures, gas distribution system and water and sewage drainage systems) presently on or in the Parent Properties are in satisfactory working order and condition (reasonable wear and tear and repairs in process excepted), except for conditions which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.23. CONTRACTS AND COMMITMENTS. The Parent Disclosure Schedule lists all of the following written or oral contracts or agreements (including any and all amendments thereto) to which, as of the date hereof, Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or the Parent Properties is bound: (a) contracts, not entered into in the ordinary course of business on an arm's-length basis, that are continuing over a period of more than six months from the date hereof and are not terminable by Parent and its subsidiaries on 60 days or less notice without penalties or premiums (including contracts to provide advertising allowances or promotional services); (b) any agreements for the purchase by Parent and its subsidiaries of any materials, equipment, services or supplies, not entered into in the ordinary course of business on an arm's-length basis, that may not be terminated by Parent and its subsidiaries without penalty upon less than three months' notice; (c) any agreements or arrangements for the sale of any of the Parent Properties other than in the ordinary course of business on an arm's-length basis; and (d) any agreements or arrangements for the grant of any preferential rights to purchase any of the Parent Properties or that require the consent of any third party to the transfer and assignment of any of the Parent Properties or any rights of Parent and its subsidiaries (other than preferential purchase rights or consent rights or restrictions on transfer set forth in partnership or joint venture agreements with respect to Parent Properties or interests of Parent and its subsidiaries entered into in the ordinary course of business). Excluded from the foregoing clauses (a) through (d) are contracts, agreements and arrangements the existence, absence, enforceability or violation of which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.24. INSURANCE. All insurance policies currently in force for which Parent and its subsidiaries paid or are obligated to pay all or any part of the premiums (a) are in full force and effect, and all premiums due thereon have been paid, (b) Parent and its subsidiaries have complied with the provisions of each applicable policy, and (c) there are no pending claims against any such insurance by Parent and its subsidiaries as to which insurers have denied liability (although insurers have in many instances and as a matter of course undertaken defense subject to reservation of rights to deny liability), except with respect to the foregoing clauses (a) through (c) for such failure to pay premiums, non-compliance claims or other matters that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All self-insurance arrangements affecting Parent and its subsidiaries are in compliance with all requirements of applicable federal, state and local laws and regulations where the failure to comply could have a Material Adverse Effect.

                                   ARTICLE V

                 Representations and Warranties of the Company

  Except as otherwise set forth in the Disclosure Schedule of the Company attached hereto and incorporated herein by reference (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Subsidiary as follows:

  Section 5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

  Section 5.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 137,362 shares of Company Common Stock, of which 103,828 shares of Company Common Stock are issued and outstanding on the date of this Agreement. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights. Except for 37,362 shares of Company Common Stock held by THHC, no subsidiary of the Company holds any shares of the capital stock of the Company.

  (b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound or, to the knowledge of the Company, to which any other person or entity is a party or is bound, with respect to the voting of any shares of capital stock of the Company, except as evidenced by or set forth in (i) that certain Amended and Restated Agreement of Partnership dated as of June 1, 1989 of THC Partners, a Texas general partnership ("THC Partners") and those certain trust instruments consisting of The R.D.&C. Voting Trust and the trust commonly referred to as The 9.5% Group Voting Trust, each being a Delaware voting trust formed in 1989 (collectively, the "Delaware Voting Trusts"), with THC Partners and the Delaware Voting Trusts being holders of record of shares of Target Common Stock on the date of this Agreement and (ii) that certain Stockholder Agreement dated as of May 1, 1989 by and among THC Partners, and the Delaware Voting Trusts.

  Section 5.3. SUBSIDIARIES. Each direct and indirect corporate subsidiary of the Company and HHPLP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for such failures as would not, when taken together with all other such failures, have a Material Adverse Effect. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any Liens. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

  Section 5.4. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of the Company and HHPLP has full corporate power and authority to enter into the Merger Agreement to which it is a party and, subject to the Hughes Owners' Approval (as defined in Section 7.3) and the Company Required Statutory Approvals (as defined in paragraph (c) below), to consummate the transactions contemplated thereby. The Merger Agreement has been approved by the board of directors of the Company and the Other Merger Agreement has been approved by the respective boards of directors of the Company and THHC (in its capacity as sole general partner of HHPLP), and no other corporate proceedings on the part of the Company or HHPLP are necessary to authorize the execution and delivery of the Merger Agreements or, except for the Hughes Owners' Approval, the consummation by the Company and HHPLP of the transactions contemplated thereby. Each of the Company and HHPLP have duly executed and delivered the Merger Agreement to which it is a party, and, assuming the due authorization, execution and delivery thereof by Parent and the Subsidiaries, the Merger Agreements constitute a valid and legally binding agreement of the Company and HHPLP, as applicable, enforceable against the Company and HHPLP, as applicable, in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

  (b) The execution and delivery of the Merger Agreements by the Company and HHPLP do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of the Company, HHPLP or any of their subsidiaries under, any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements or other similar organizational instruments of the Company, HHPLP or any of their subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company, HHPLP or any of their subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which the Company, HHPLP or any of their subsidiaries is now a party or by which the Company, HHPLP or any of their subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company and HHPLP of the transactions contemplated by the Merger Agreements will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Hughes Owners' Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. The Company Disclosure Schedule specifically describes all material consents required from commercial lenders, lessors or other third parties and all material violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens referred to in the foregoing sentences of this paragraph
(b). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), and from the preceding sentence, are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (c) Except for (i) the filings by Parent, the Company and HHPLP required by the HSR Act, (ii) the filing of the Registration Statement with the SEC pursuant to the Securities Act and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filings (as defined herein and in the Other Merger Agreement) with the Secretary of State of the State of Delaware in connection with the Mergers and (iv) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses
(i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of the Merger Agreements by the Company or HHPLP or the consummation by the Company or HHPLP of the transactions contemplated thereby. The Company Disclosure Schedule specifically describes all material required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions that are referred to in clause (iv) of this paragraph (c). Excluded from the foregoing provisions of this paragraph

(c) are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, singly or in the aggregate, have a Material Adverse Effect.

  Section 5.5. FINANCIAL STATEMENTS. The Company has previously delivered or made available to Parent copies of its (a) consolidated audited financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1994 and for each of the two immediately preceding fiscal years, and (b) unaudited interim consolidated financial statements of the Company and its subsidiaries for the quarterly period ended September 30, 1995, and for each of the two immediately preceding quarterly periods, prepared and certified by the chief financial officer of the Company (the audited consolidated financial statements and unaudited consolidated interim financial statements being collectively referred to herein as the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

  Section 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries had at December 31, 1994, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (b) were incurred after December 31, 1994 in the ordinary course of business and consistent with past practices, (c) could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or (d) have been discharged or paid in full prior to the date hereof.

  Section 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1995, the Company has not suffered or experienced any Material Adverse Effect. Except as set forth in or contemplated by this Agreement or the Company Disclosure Schedule, since the date of the most recent balance sheet contained in the Company Financial Statements, the Company and its subsidiaries have not engaged in any material transaction of a kind that would be prohibited after the date hereof pursuant to Section 6.1.

  Section 5.8. LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain the consummation of either of the Mergers or seek other relief or remedy and which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by either of the Merger Agreements or which could reasonably be expected, either alone or in the aggregate with all judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect.

  Section 5.9. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company, its subsidiaries or the Hughes Owners for inclusion in (a) the Registration Statement or (b) the proxy statement (the "Proxy Statement") to be distributed by the Company in connection with the Hughes Owners' Meeting (as defined in Section 7.3) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Hughes Owners'

Meeting or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of the Hughes Owners' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to information supplied by Parent or either of the Subsidiaries for inclusion in the Registration Statement or the Proxy Statement.

  Section 5.10. NO VIOLATION OF LAW. Neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority, except for violations which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority against or involving the Company or any of its subsidiaries is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals (a) for future development of properties not yet obtained or (b) the absence of which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.11. COMPLIANCE WITH AGREEMENTS. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, by-laws, partnership agreements or other similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except, in the case of clause (b) above, for breaches, violations and defaults which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.12. TAXES. The Company and its subsidiaries have (a) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time and for which a tax return is required by applicable law to be filed on or prior to the Effective Time (including pursuant to extensions properly obtained), and such filed Tax Returns are correct and complete in all material respects, (b) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to December 31, 1995 and (c) duly withheld and paid all Taxes required by applicable law to have been withheld and paid as of the Effective Time in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the Company Financial Statements as of and for the period ended September 30, 1995 are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for Liens for Taxes not yet due. There are no unresolved issues of law or fact which, to the knowledge of the Company, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries. Except for Tax Returns identified in Section 9.4(b) of the Data Inventory List (as defined in Section 5.22(b)), the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company and its subsidiaries for taxable periods ended on or after January 1, 1993, and indicates those Tax Returns that have been audited, or those Tax Returns that are currently the subject of audit. The Company has made available or delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries since January 1, 1993. Neither the Company nor its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. None of the Company or its subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the consolidated federal income Tax Return of the affiliated group of corporations of which the Company is the common parent). Excluded from this Section 5.12 are any Taxes, Tax Returns or other matters pertaining to Taxes of the Company or any of its subsidiaries which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have not made any payment, are not obligated to make any payment and are not a party to any agreement that obligates them to make a payment that will not be deductible under Section 280G of the Code.

  Section 5.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) The Company Disclosure Schedule lists all material employee benefit plans, programs, arrangements and practices, including employee benefit plans within the meaning set forth in
Section 3(3) of ERISA, which any of the Company or its subsidiaries maintains or to which any of them makes or is obligated to make contributions, and each employee benefit plan subject to Title IV of ERISA maintained or contributed to by any person while such person would be treated as a single employer with the Company or any of its subsidiaries within the meaning of Section 414(b) or
(c) of the Code (the "Company Plans"). Neither the Company nor its subsidiaries has any obligation to create any additional such plan, to amend any such plan so as to increase benefits thereunder or to continue any such plan, except as required under the written terms of the Company Plans, under existing collective bargaining agreements, if any, or to comply with applicable law.

  (b) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Material Adverse Effect. Except for premiums, no liability has been or is expected to be incurred under Title IV of ERISA with respect to any of the Company Plans. Neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA. None of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement. The current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company Disclosure Statement based upon reasonable actuarial assumptions currently utilized for such Company Plan. Each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws and agreements during the period of time covered by the applicable statute of limitations. Each of the Company Plans which is intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified. With respect to any Multi-employer Plans, as defined in Section 4001(a)(3) of ERISA, neither the Company nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under such Sections. To the knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course. No event has occurred or circumstance exists that could reasonably be expected to result in a material increase in benefit costs under any Company Plan that is self-insured or unfunded. The Company and its subsidiaries have no liability under Title IV of ERISA based on any plan that is not a Company Plan and there is no basis for any such liability to be asserted against the Company or any of its subsidiaries. Neither Company nor its subsidiaries has prepared or prefunded any existing Company Plan that is a welfare plan through a trust, reserve, premium stabilization or similar account.

  (c) The Company Disclosure Schedule contains a true and complete list of all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

  Section 5.14. LABOR CONTROVERSIES. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees. To the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries. The Company and its subsidiaries have, to the knowledge of the Company, complied with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes. No person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of such laws. Excluded from the foregoing sentences of this Section 5.14 are controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.15. ENVIRONMENTAL MATTERS. The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted. None of the properties currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party, which has not heretofore been resolved with such governmental entity or third party, indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries. There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of the Company or its subsidiaries relating to the activities of the Company or its subsidiaries which have not been made available for review by representatives of Parent prior to the date hereof. Neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Excluded from this Section 5.15 are any violations or conditions that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.16. NON-COMPETITION AGREEMENTS. Except with respect to single purpose entities which are restricted as such under terms of their partnership agreements or financings applicable to them, neither the Company nor any subsidiary of the Company is a party to any agreement which purports to restrict or prohibit in any material respect any of them from, directly or indirectly, engaging in any business involving the acquisition, ownership, development and operation of real estate projects or any other material business currently engaged in by the Company or any subsidiary of the Company. None of the officers, directors or key employees of the Company or any of its subsidiaries is a party to any agreement which, by virtue of such person's relationship with the Company or any subsidiary of the Company, restricts in any material respect the Company or any subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

  Section 5.17. TITLE TO ASSETS. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, including the real property identified in the Asset Inventory List (as defined in Section 5.22(b)), as reflected in the most recent balance sheet included in the Company Financial Statements, other than properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet or preparation of such Asset Inventory List (all such properties and leasehold interests being referred to herein as the "Company Properties"), free and clear of all Liens, except (a) the Lien of current taxes or assessments, payments of which are not yet delinquent, (b) such imperfections in title, easements and Liens, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), (c) Liens existing on the date hereof securing indebtedness for borrowed money reflected in such balance sheet or in the Data Inventory List and (d) other matters which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. True and correct copies of all leases under which the Company and any of its subsidiaries lease any substantial amount of real or personal property have been delivered or made available to Parent and such leases (other than any lease which has expired by its terms) are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.18. REORGANIZATION. Neither the Company nor any of its affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. The Company Disclosure Schedule sets forth each stockholder of the Company that owns of record more than 5% or, to the knowledge of the Company, beneficially more than 1%, of the Target Common Stock.

  Section 5.19. MERGER APPROVAL. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the shares of Target Common Stock present in person or by proxy at a meeting of such stockholders and entitled to vote thereat. No approval of the partners of HHPLP (other than by THHC in its capacity as sole general partner of HHPLP) is required by applicable law for approval and adoption of the Other Merger Agreement and the Merger contemplated thereby.

  Section 5.20. RELATIONSHIPS WITH AFFILIATES. There are no contracts, agreements or arrangements currently in effect between the Company or any of its subsidiaries, on the one hand, and any Related Person (other than the Company or any of its subsidiaries), on the other hand, other than any contracts, agreements or arrangements entered into the ordinary course of business. As used in this Section 5.20, a contract, agreement or arrangement shall be deemed "material" if it (a) calls for payments to or from the Company or any of its subsidiaries, on the one hand, and any third party, on the other hand, of an amount in excess of $100,000 for any 12-month period commencing on or after the date hereof and (b) is not terminable solely at the option of Company or any of its subsidiaries, as the case may be, without penalty on not more than 90 days' notice.

  Section 5.21. FAIRNESS OPINION. The Company has received the opinion of Morgan Stanley Realty Incorporated ("Morgan Stanley") to the effect that the consideration to be received by the Hughes Owners in the Merger is fair, from a financial point of view, to the Hughes Owners.

  Section 5.22. LEASES. (a) The Office Rent Roll and the Fashion Show Rent Roll (as such terms are defined in paragraph (b) below) set forth a list of all material leases of the Company Properties, and the information contained in the Office Rent Roll and, to the best knowledge of the Company, the Fashion Show Rent Roll as to the material terms of the leases is true and correct in all material respects, except for any inaccuracies or omissions which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As used in this Section 5.22, a lease shall be deemed "material" if it (i) calls for payment to or from the Company or any of its subsidiaries, on the one hand, and any third party, on the other hand, of an amount in excess of $25,000 for any 12-month period commencing on or after the date hereof and (ii) is not terminable solely at the option of the Company or any of its subsidiaries, as the case may be, without penalty on no more than 90 days' notice.

  (b) As used in this Agreement (i) "Data Inventory List" means that certain Data Room Inventory dated October 11, 1995, as supplemented by Addenda 1-8, a copy of which is included as part of the Company Disclosure Schedule, (ii) "Office Rent Roll" means that certain compilation of data concerning the Company's office leases which is contained in the Company's "Dynalease Files,"
(iii) "Fashion Show Rent Roll" means that certain compilation of data concerning the tenant space leases and department store agreements for Fashion Show Mall as contained in the Data Inventory List, Section 4.7(a)1 and (iv) "Asset Inventory List" means that list of properties, assets and interests owned by the Company and its subsidiaries as set forth in Exhibits 3-7 of that certain letter dated November 21, 1995 from J. E. Hoke Slaughter to B. Owen Williams, in each case as such information has been supplemented by the information and data with respect to the Data Inventory List, Office Rent Roll, Fashion Show Rent Roll and Asset Inventory List set forth or referred to in the Company Disclosure Schedule, which information set forth in the preceding clauses (i) through (iv) has been previously been delivered or made available by the Company to Parent.

  Section 5.23. LICENSES, PERMITS, CERTIFICATES OF OCCUPANCY, ZONING, ETC. RELATING TO PROPERTIES. Except for matters affecting the Company Properties which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

    (a) all certificates, permits and licenses from any governmental authority having jurisdiction over any of the Company Properties, or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties have been obtained and are in full force and effect, and there is no pending or, to the knowledge of the Company, threatened modification or cancellation of any of same;

    (b) neither the Company nor any of its subsidiaries has received any notice from any governmental body or authority to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties;

    (c) neither the Company nor any of its subsidiaries is in default under any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Company Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation);

    (d) neither the Company nor any of its subsidiaries has received notice of, and the Company has no knowledge of, any proposed change in the assessed value of any of the Company Properties other than customary increases in the state, county and/or city where the Company Properties are located;

    (e) except for agreements or commitments entered into in the ordinary course of business, none of the Company Properties is subject to any so-called "recapture agreement" involving refund for sewer extension, over sizing utility, lighting or like expense or charge for work or services done upon or relating to any of the Company Properties;

    (f) there is no existing or, to the knowledge of the Company, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, affecting any Company Properties; and

    (g) each of the Company Properties is an independent unit which does not rely on any facilities (other than facilities covered by Liens described in Section 5.17 above, or facilities of municipalities or public utility and water companies) located on any property not included in any of the Company Properties to fulfill any municipal or governmental requirement or for the furnishing to any of the Company Properties of any essential building systems or utilities.

  Section 5.24. PHYSICAL CONDITION. The Company has no knowledge of any structural defects or deficiencies in the improvements comprising any portion of the Company Properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The improvements and tangible personal property (including, without limitation, plumbing equipment, seismic compliance, heating, ventilation or air conditioning systems, electric wiring and fixtures, gas distribution system and water and sewage drainage systems) presently on or in the Company Properties are in satisfactory working order and condition (reasonable wear and tear and repairs in process excepted), except for conditions which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.25. CONTRACTS AND COMMITMENTS. Except for those written contracts identified in the Data Inventory List and except for matters which could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Disclosure Schedule lists all of the following written or oral contracts or agreements (including any and all amendments thereto) to which, as of the date hereof, the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or the Company Properties is bound: (a) any agreements with any present shareholder (other than any subsidiary of the Company or any of its subsidiaries), employee, officer, director, general partner, limited partner or consultant (or former shareholder, employee, officer, director, general partner, limited partner or consultant to the extent there remain at the date hereof obligations to be performed by the Company and its subsidiaries); (b) agreements or indentures relating to the borrowing of money having a remaining principal balance on the date hereof in an amount exceeding $1,000,000; (c) any joint venture or profit-sharing agreement; (d) contracts, not entered into in the ordinary course of business on an arm's-length basis, that are continuing over a period of more than six months from the date hereof and are not terminable by the Company and its subsidiaries on 60 days' or less notice without penalties or premiums (including contracts to provide advertising allowances or promotional services); (e) any agreements for the purchase by the Company and its subsidiaries of any materials, equipment, services, or supplies not entered into in the ordinary course of business on an arm's-length basis, that may not be terminated by the Company and its subsidiaries without penalty upon less than three months' notice; (f) any agreements or arrangements for the sale of any of the Company Properties other than in the ordinary course of business on an arm's-length basis, or for the grant of any preferential rights to purchase any of the Company Properties or that require the consent of any third party to the transfer and assignment of any of the Company Properties or any rights of the Company and its subsidiaries (other than preferential purchase rights or consent rights or restrictions on transfer set forth (i) the various loan and other debt agreements set forth in the Data Inventory List, or (ii) in partnership or joint venture agreements with respect to the Company Properties or interests of the Company and its subsidiaries entered into in the ordinary course of business as set forth in the Data Inventory List); (g) any commitments for charitable contributions by the Company or any of its subsidiaries; and (h) any other agreements (other than leases referred to in Section 5.22) to which the Company or any of its subsidiaries is a party or by which they or any of the Company Properties are bound and which involves consideration or other obligation in excess of $1,000,000.

  Section 5.26. INSURANCE. Except for the insurance policies identified in
Section 8.4 of the Data Inventory List, the Company Disclosure Schedule sets forth a complete list of all insurance policies currently in force for which the Company and its subsidiaries paid or are obligated to pay all or any part of the premiums. All such policies (a) are in full force and effect on the date of this Agreement, and all premiums due thereon have been paid, (b) the Company and its subsidiaries have complied with the provisions of each applicable policy, and (c) there are no pending claims against any such insurance by the Company and its subsidiaries as to which insurers have denied liability (although insurers have in many instances and as a matter of course undertaken defense subject to reservation of rights to deny liability), except with respect to the foregoing clauses (a) through (c) for such failure to pay premiums, non-compliance claims or other matters that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except for the insurance policies identified in Section 8.4 of the Data Inventory List, the Company Disclosure Schedule sets forth a complete and accurate list and description of all self-insurance arrangements affecting the Company and its subsidiaries, and such self-insurance arrangements are in compliance with all requirements of applicable federal, state and local laws and regulations where the failure to comply could have a Material Adverse Effect.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  Section 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, the Other Merger Agreement or the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective charters, by-laws, partnership agreements or other similar organizational instruments or (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in stock or property (other than cash or cash equivalents), except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock or other equity interests of any class or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock or other equity interests (other than equity interests which may be issued by HHPLP to the Company or any of its subsidiaries for consideration estimated by the Company to be reasonably equivalent to the value of the interests issued), or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings and refinancings in the ordinary course of business, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash, including cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business and consistent with the Company's most recent three year business plan made available for review by Parent prior to the date hereof, (v) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business and consistent with the Company's 1996 business plan heretofore delivered by the Company to Parent, (vi) loan, advance funds or make any investment in or capital contribution to any other person or entity other than to HHPLP or any subsidiary of the Company or otherwise in the ordinary course of business, or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (f) subject to restrictions imposed by applicable law and upon request, confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

    (g) not enter into or amend any employment, consulting, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, consultants or key employees;

    (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

    (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

    (j) not make, change or revoke any Tax election or make any agreement or settlement regarding Taxes with any taxing authority.

  Section 6.2. CONDUCT OF BUSINESS BY PARENT AND SUBSIDIARY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, the Other Merger Agreement or the Parent Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent shall, and shall cause its subsidiaries, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective charters, by-laws or other similar governing instruments, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (A) the payment of dividends or distributions by a wholly-owned subsidiary of Parent and (B) payment by Parent of regular quarterly dividends on issued and outstanding shares of Parent Common Stock in an amount not exceeding and consistent with Parent's dividend policy as of the date hereof and on issued and outstanding shares of Existing Preferred Stock consistent with the dividend terms thereof;

    (c) not take or fail to take any action which action or failure to take action would cause Parent or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger;

    (d) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (e) subject to restrictions imposed by applicable law and upon request, confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations; and

    (f) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

  Section 6.3. CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company or any subsidiary of the Company prior to the Effective Time. Prior to the Effective Time, the Company and its subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

  Section 6.4. CONTROL OF PARENT'S OPERATIONS. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or any subsidiary of Parent prior to the Effective Time. Prior to the Effective Time, Parent and its subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

  Section 6.5. ACQUISITION TRANSACTIONS. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by the Company, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company, THHC or HHPLP or any capital stock of the Company, THHC or HHPLP, or any of their subsidiaries whether by merger, purchase of assets, purchase of securities, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions").

  (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction (a "Takeover Proposal"), furnish (subject to a confidentiality agreement in substantially the form of the confidentiality agreement entered into between the Company and Parent) confidential or non-public information concerning the business, properties or assets of the Company or any of its subsidiaries to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") or negotiate with such Potential Acquirer if the board of directors of the Company determines (i) after consultation with one or more of the Company's independent financial advisors, that providing confidential or non-public information to the Potential Acquirer could to lead to an Acquisition Transaction more favorable to the Hughes Owners than the Mergers and (ii) after consultation with the Company's outside legal counsel, that the failure to provide such confidential or non-public information to such Potential Acquirer would likely constitute a breach of its fiduciary duty to the Hughes Owners.

  (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any Takeover Proposal, the Company shall promptly inform Parent that information is to be provided, that negotiations with respect to an Acquisition Transaction are to take place or that a Takeover Proposal has been received and shall furnish to Parent the identity of the person receiving such information and, if a Takeover Proposal has been received, the identity of the person making such Takeover Proposal and either a copy of such Takeover Proposal or a description of the material terms thereof.

  (d) Notwithstanding any provision in this Agreement or elsewhere to the contrary, the Company may formally and legally accept any Takeover Proposal received by it, but only if (i) the board of directors of the Company shall have duly determined, after consultation with its financial advisor, that such Takeover Proposal is more favorable to the Hughes Owners, from a financial point of view, than the Mergers and, after consultation with counsel as to the fiduciary duty of the board of directors under applicable law, that acceptance of such Takeover Proposal is in the best interests of the Hughes Owners, (ii) at least ten business days prior to the formal acceptance of such Takeover Proposal, the Company shall have furnished Parent a copy of such Takeover Proposal or a description of the material terms thereof, (iii) Parent shall have failed within such ten-day period to offer to amend the terms of this Agreement and the Other Merger Agreement in order that the Mergers would be at least as favorable to the Hughes Owners as such Takeover Proposal, and (iv) simultaneously with the acceptance of such Takeover Proposal, the Company shall have paid to Parent the break-up fee specified in Section 9.2. In making the determinations required by clauses (i), (ii) and (iii) above, the board of directors of the Company shall consider all relevant considerations and factors, including, without limitation, the form and value of the consideration, the extent to which the economic benefits of the Takeover Proposal differ from the economic benefits contemplated by this Agreement and the Other Merger Agreement, the likelihood that the Potential Acquirer will be able to obtain financing to consummate the Acquisition Transaction contemplated by the Takeover Proposal, the proposed closing date of such Acquisition Transaction, the certainty of consummation, antitrust issues, tax consequences, resale restrictions on securities and closing conditions.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1. ACCESS TO INFORMATION. (a) Prior to the date of this Agreement, the Company and its subsidiaries have given to Parent and the Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives"), and Parent and its subsidiaries have given to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives"), full access during normal business hours to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, based upon such access each of the Company and Parent acknowledge and represent to the other that it has completed such review (including, without limitation, environmental review) and examination of such matters as is desired by such party incident to the transactions contemplated by this Agreement and the Other Merger Agreement, including review of matters set forth or disclosed in the Company Disclosure Schedule and the Parent Disclosure Schedule, as the case may be; provided, however, that no investigation pursuant to this Section 7.1(a) shall amend or modify any representations or warranties made herein or in the Other Merger Agreement or the conditions to the obligations of the respective parties to consummate the Mergers or shall alter or affect the operative effect of such representations, warranties or conditions to consummation of the Mergers with respect to any additional information concerning the businesses, properties and personnel of Parent, Subsidiary or the Company and/or their respective subsidiaries reviewed pursuant to Section 7.1(b) or otherwise arising prior to the Closing.

  (b) Commencing on the date hereof through the period prior to the Effective Time, the Company, Parent and the Subsidiaries shall furnish, and shall cause their respective subsidiaries to furnish, promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such additional information concerning their respective businesses, properties and personnel as Parent or either of the Subsidiaries or the Company, as the case may be, shall reasonably request.

  (c) Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all non-public documents and information furnished to Parent and the Subsidiaries or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement and the Other Merger Agreement, except that (i) Parent, the Subsidiaries and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Hughes Owners' Approval and (ii) after consultation, each of Parent, the Subsidiaries and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

  (d) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other or destroy all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

  (e) The Company shall promptly advise Parent in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the Company. Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Parent.

  Section 7.2. REGISTRATION STATEMENT, ETC. Parent shall file with the SEC the Registration Statement covering all securities of Parent to be issued in connection with the Merger and pursuant to the Contingent Stock Agreement as soon as is reasonably practicable after the date hereof and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock, Rouse Preferred Stock and other securities pursuant hereto. The Company shall promptly furnish to Parent all information, and take such other actions, as may reasonably be requested by Parent in connection with any action necessary or appropriate in satisfying the requirements of the preceding sentences. The information provided and to be provided by the Company and its subsidiaries for use in the Registration Statement shall be true and correct in all material respects without omission of any material fact which is required by applicable law (including SEC rules and regulations) to be stated in the Registration Statement or which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.

  Section 7.3. HUGHES OWNERS' APPROVAL, ETC. (a) The Company shall as promptly as practicable, submit this Agreement and the Other Merger Agreement and the transactions contemplated hereby and thereby for the approval of the Hughes Owners at a meeting of the Hughes Owners (the "Hughes Owners' Meeting") and, subject to the fiduciary duties of the board of directors of the Company under applicable law, shall use its reasonable best efforts to obtain the approval and adoption of this Agreement, the Other Merger Agreement and the transactions contemplated hereby and thereby by the Hughes Owners (the "Hughes Owners' Approval") . The Hughes Owners' Meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the board of directors of the Company under applicable law, the Company shall, through its board of directors, recommend to the Hughes Owners approval of this Agreement, the Other Merger Agreement and the transactions contemplated hereby and thereby. Notwithstanding the foregoing or any other provision of this Agreement or the Other Merger Agreement, in no event shall the Company be obligated to mail the Proxy Statement to the Hughes Owners or conduct the Hughes Owners' Meeting unless the Registration Statement shall have been declared effective by the SEC and unless Morgan Stanley shall have confirmed, as of the date on which the Proxy Statement is first distributed to the Hughes Owners, its fairness opinion referred to in Section 5.21.

  (b) The Company (i) acknowledges that a breach of its covenant contained in paragraph (a) above to convene a meeting of the Hughes Owners and call for a vote thereat with respect to the approval of this Agreement, the Other Merger Agreement and the transactions contemplated hereby and thereby will result in irreparable harm to Parent which may not be compensable in money damages and
(ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent for a breach of such covenant.

  (c) Parent shall promptly furnish to the Company all information, and take such other actions, as may reasonably be requested by the Company in connection with any action necessary or appropriate in satisfying the requirements of paragraph (a) above. The information provided and to be provided by Parent for use in the Registration Statement and the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.

  Section 7.4. SECURITIES ACT COMPLIANCE; AFFILIATES; RESALE. (a) The Company shall use its reasonable best efforts to cause each principal executive officer, each director and each other person who is an "affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of the Company to deliver to Parent, at or prior to the Effective Time, a written agreement (an "Affiliate Agreement") in form and substance reasonably acceptable to the Company and Parent to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

  (b) Prior to or at the Effective Time, Parent will execute and deliver to the Representatives (as defined in the Contingent Stock Agreement described in Section 7.15) a Registration Rights Agreement in substantially the form of the Registration Rights Agreement attached hereto as Exhibit B.

  (c) The Company shall use its reasonable best efforts to cause each holder of record and Beneficial Stockholder of the Company at the Effective Time to execute and deliver to Parent, at or prior to the Effective Time:

    (i) a Lock-up Agreement substantially to the effect set forth in the form attached hereto as Exhibit C (collectively, the "Lock-up Agreements");

    (ii) a tax representation letter substantially to the effect set forth in the form attached hereto as Exhibit D (collectively, the "Tax
  Representation Letters"); and

    (iii) a Voting Agreement in substantially the form attached hereto as Exhibit E (collectively, the "Voting Agreements").

  (d) The Company shall use its reasonable best efforts to cause THC Partners to execute and deliver to Parent, at or prior to the Effective Time, a letter ("THC Partners Agreement") indicating its agreement that, notwithstanding anything in this Agreement to the contrary, during the period ending on the first anniversary of the Effective Time and without the consent of Parent, which consent will not be unreasonably withheld, THC Partners will not sell, exchange or otherwise dispose of more than 50% of the shares of Parent Common Stock received by it and registered in its name on the stock transfer books of Parent as of the Effective Time by reason of the Merger. Excepted from the foregoing restriction on transfer is any disposition of shares of Parent Common Stock by THC Partners (A) to any Beneficial Stockholder of THC Partners or the successors or assigns of such Beneficial Stockholder; (B) by operation of law or pursuant to a bankruptcy or insolvency proceeding; (C) pursuant to judicial order, legal process, execution or attachment; (D) pursuant to or in connection with a tender or exchange offer for all of the Parent Common Stock;
(E) to Parent or any of its subsidiaries; or (F) pursuant to an underwritten public offering and distribution registered under the Securities Act or any exemption from registration thereunder. The restrictions imposed by the THC Partners Agreement shall not be applicable to any shares of Parent Common Stock owned by any of the Beneficial Stockholders of THC Partners or the successors or assigns of such Beneficial Stockholder, whether received from THC Partners as a distribution or otherwise.

  Section 7.5. EXCHANGE LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger and to cause shares of Parent Common Stock and, to the extent permitted by applicable rules of the NYSE, other securities issuable pursuant to the Contingent Stock Agreement to be listed as therein provided.

  Section 7.6. RESERVATION OF SHARES; PREFERRED SECURITIES. (a) Prior to the Effective Time, and at all times thereafter, Parent shall reserve and keep available, free from preemptive rights, out of its authorized but unissued or treasury shares of Parent Common Stock and Rouse Preferred Stock (as hereinafter defined), such number of shares of Parent Common Stock and Rouse Preferred Stock as shall be issuable (i) in the Merger, as provided in Section 3.1(a), and (ii) pursuant to the Contingent Stock Agreement. Parent acknowledges and agrees that all shares of Parent Common Stock so issuable shall be, when issued, duly and validly issued, fully paid and non-assessable.

    (b) Prior to the Effective Time, Parent shall take such corporate action as shall be necessary to authorize the issuance of:

      (i) a class or series of 10,000,000 shares of its preference stock designated as Increasing Rate Cumulative Preferred Stock ("Rouse Preferred Stock") which class or series of preferred stock shall have the powers, designations, rights and preferences set forth in Exhibit F attached hereto and shall be issuable at the times and in the manner set forth in the Contingent Stock Agreement; and

      (ii) a class or series of 37,362 shares of its preference stock
    designated as   % Junior Preferred Stock, 1996 Series (the "Junior
    Preferred Stock" and, together with the Rouse Preferred Stock, the "Preferred Securities"), which class or series of preferred stock shall have the powers, designations, rights and preferences set forth in Exhibit G attached hereto and shall be issuable for shares of Company Common Stock pursuant to Section 3.1(c).

Parent acknowledges and agrees that all shares of Preferred Securities so issuable shall be, when issued, duly and validly issued, fully paid and non-assessable.

  Section 7.7. EXPENSES AND FEES. Except as provided in Article IX, the escrow agreement of even date herewith between Parent and the Company (the "Escrow Agreement") and the Other Merger Agreement, all costs and expenses incurred in connection with the Merger Agreements and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

  Section 7.8. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to either of the Mergers (and, in such case, to proceed with the Mergers as expeditiously as possible), subject, however, to the requisite votes of the boards of directors of the Company and Parent and of the Hughes Owners.

  (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) to request early termination of the waiting period and not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by either of the Merger Agreements, except with the prior written consent of the other parties hereto.

  (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by either of the Merger Agreements, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld or delayed.

  Section 7.9. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to either of the Merger Agreements or the transactions contemplated thereby and shall not issue any such press release or written public statement prior to such consultation.

  Section 7.10. COMPANY EMPLOYEE BENEFIT PLANS. (a) Through December 31, 1996, Parent shall, or shall cause its subsidiaries, as the case may be, to continue without amendment or change, except changes which increase compensation or benefits paid or payable thereunder or as may be required by law, the Company Plans and the participation therein of those who are employees of the Company and its subsidiaries on the Closing Date ("Company Employees"); provided, however, the Company's incentive bonus plans shall be terminated on the Closing Date and replaced with a bonus plan for the remainder of 1996 which provides substantially equivalent levels of bonus compensation opportunities or compensation opportunities as otherwise mutually agreed by the parties.

Notwithstanding the foregoing, the Company shall (i) cease benefit accruals under its Pension Plan on or before the Closing Date and initiate steps to terminate such plan, which shall include any amendments necessary to increase benefits by any overfunding amount and (ii) cease contributions to its 401(k) Savings Plan on the Closing Date. As provided in paragraph (c) below, the Company Employees shall be eligible to participate in Parent's Pension Plan and 401(k) Savings Plan beginning on the Closing Date, subject to the terms of Parent's Pension Plan and 401(k) Savings Plan.

  (b) With respect to Parent Plans, on and after the Closing Date, Parent shall, and shall cause its subsidiaries to, grant all Company Employees credit for all service with the Company and its subsidiaries (and their respective predecessors) prior to the Closing Date for all purposes for which such service was recognized by the Company and its subsidiaries under any corresponding Company Plan; provided, however, that Company Employees shall be credited with service for eligibility and vesting purposes only, and not for benefit accrual purposes, under Parent's Pension Plan. On and after January 1, 1997, Parent shall, or shall cause its subsidiaries to, cover the Company Employees in Parent Plans in which similarly situated employees of Parent or its subsidiaries participate; provided, however, in no event shall a Company Employee's entitlement to (i) vacation benefits be at any time reduced from that to which he is entitled under the Company vacation plan or policy as of December 31, 1996, and (ii) severance benefits be, at any time during the one year period after the Closing Date, reduced from that to which he is entitled under The Howard Hughes Corporation Severance Program as in effect on the Closing Date. In addition, on and after January 1, 1997, retirees of the Company and its subsidiaries shall be eligible for retiree life insurance coverage on a basis that is no less favorable than the retiree life insurance coverage made available to retirees of Parent and its subsidiaries.

  (c) With respect to the Company's retiree health, dental and vision plans, Parent shall, or shall cause its subsidiaries, to (i) continue such plans for those persons who, as of the Closing Date, are participants or beneficiaries in such plans, (ii) "grandfather" Paul Carter, Ann Merrill, Robert Morrison, Gary Ray and David Sommer to enable them to retire under such plans (or any successor plans) upon their subsequent termination of employment with Parent and its subsidiaries, and (iii) "grandfather" those Company Employees who are age 50 or older but have not met the eligibility requirements for retirement as of Closing Date under the Company's retiree health, dental and vision plans, to enable them to receive retiree coverage upon their subsequent termination of employment with Parent and its subsidiaries if, at such time,
(A) they would satisfy the eligibility requirements of the Company retiree health, dental or vision plans, as applicable, as in effect on the Closing Date, and (B) either they would not satisfy the eligibility requirements for retiree coverage under Parent's retiree plans or Parent does not have any such plan). Parent's obligation under the preceding sentence shall be limited to the contribution by Parent or its subsidiaries annually of an amount not to exceed the lesser of (i) $1,750 per person toward the cost or (ii) the full cost of retiree health, dental and vision plan coverage; provided however that notwithstanding the foregoing, during the five-year period after the Closing Date Parent shall, or shall cause its subsidiaries to, pay the full cost of retiree health, dental and vision plan coverage for those persons who were either retired or "grandfathered" under the Company's retiree health, dental and/or vision plans, as applicable, on April 1, 1995. Further, Parent shall not eliminate or change the retiree health coverage benefits for any retiree (or beneficiary) of the Company and its subsidiaries, except to the extent (i) substantially comparable health coverage benefits are provided under a replacement plan or (ii) such elimination or change is consistent with that made for similarly situated retirees (and beneficiaries thereof) of Parent and its subsidiaries. Finally, until the fifth anniversary of the Effective Time, Parent shall not eliminate or change the retiree dental or vision coverage benefits for any retiree (or beneficiary) of the Company and its subsidiaries, except to the extent substantially comparable dental and vision coverage benefits are provided under a replacement plan or plans.

  (d) In the event Goolsby's interests in that certain Amended and Restated Long-Term Incentive Compensation Agreement, dated as of January 1, 1994, as heretofore amended, between Goolsby,

HHPLP and the Company are not extinguished as described in the letter dated February 27, 1996, between Goolsby, Parent, the Company and HHPLP and notwithstanding any other provision in this Agreement to the contrary, Parent, Subsidiary (as the successor by merger to the Company) and HHPLP shall continue without amendment or change, except changes agreed to by all parties, such Long-Term Incentive Compensation Agreement.

  Section 7.11. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 7.12. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the same extent provided on the date of this Agreement in the Company's certificate of incorporation and bylaws and pursuant to any indemnification agreements disclosed in the Company Disclosure Schedule, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any subsidiary) or arising out of or pertaining to the transactions contemplated by this Agreement or the Other Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnified Parties, Parent and the Surviving Corporation, promptly after statements therefor are received, (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL or other applicable standard and the Parent's or the Surviving Corporation's respective charter or by-laws shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and, provided further, that Parent and the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action suit, proceeding or investigation.

  (b) Parent agrees, without being obligated by reason of this paragraph (b) to financially guarantee any obligations of the Surviving Corporation, (i) subject to availability, to cause the Surviving Corporation to maintain the Company's current insurance policies for directors' and officers' liabilities or an equivalent policy or policies having terms and conditions no less advantageous for all present and former officers and directors of the Company than those in effect on the date of this Agreement for six years from and after the Effective Time to cover acts and omissions of directors and officers of the Company occurring prior to the Effective Time; provided such directors and officers shall cooperate with Parent and the Surviving Corporation to maintain such insurance policies or to obtain equivalent policies, and shall furnish all information reasonably requested by Parent or the Surviving corporation in connection therewith, and (ii) to cause the Surviving Corporation to maintain in effect for six years any provision of the by-laws or certificate of incorporation of the Company and any successor corporation thereof (including the Surviving Corporation) and any contractual agreements or undertakings ("Indemnification Agreements") executed by the Company relating to the rights to indemnification of officers and directors of the Company with respect to acts and omissions occurring prior to the Effective Time, which provisions shall not be less favorable than the indemnification provisions currently contained in the Company's certificate of incorporation and by-laws and the Indemnification Agreements listed in the Company Disclosure Schedule. After the Effective Time, Parent will refrain from taking any action which would render the Surviving Corporation incapable of performing its obligations under this Section 7.12 or the Indemnification Agreements. Parent agrees that, at all times from and after the Effective Time, it shall be deemed in its capacity as the sole stockholder of the Surviving Corporation to have unconditionally ratified such Indemnification Agreements. Parent agrees that it will promptly notify the Representatives (as defined in the Contingent Stock Agreement) in the event that, at any time after the Effective Time, the insurance policies hereinabove referred to shall terminate or become unavailable.

  (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 7.12.

  Section 7.13. CORRECTIONS TO THE PROXY STATEMENT AND REGISTRATION
STATEMENT. Prior to the date of approval of the Merger by stockholders of the Company (a) each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement or the Registration Statement that shall have become false or misleading in any material respect, and to cause the Proxy Statement and Registration Statement (or any amendment or supplement to either such document) as so corrected to be disseminated to the holders of record of Target Common Stock and the Hughes Owners and (b) Parent shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement so as to correct the same, in each case to the extent required by applicable law.

  Section 7.14. HUGHES NAME. Subject to Section 5.18, at or prior to the Closing, the Company and its subsidiaries shall be entitled to transfer and assign to a nominee (for other than the Hughes Owners) selected by the Company all or any portion of their rights, titles and interests in and to the name "Howard R. Hughes" and all derivations thereof (the "Hughes Name") and all Howard R. Hughes ("Hughes") archives and memorabilia currently located and maintained in the corporate offices of the Company in Las Vegas, Nevada and at the storage locations reflected on the Company Disclosure Schedule; provided, however, that such transfer and assignment shall be subject to the requirement that: (a) at the option of the Company, HHPLP and its subsidiaries shall either retain the right, or shall receive at the Closing a License Agreement in form reasonably acceptable to the Company and Parent (the "License Agreement") effectively granting to HHPLP, as of the Effective Time, a perpetual, royalty free license, to use the Hughes Name, the image and likeness of Hughes and copies of photos of Hughes which are part of the archives and memorabilia referenced above in connection with the ownership and development of land, the construction of buildings and other improvements thereon and business activities directly related thereto, and (b) any agreement effectuating transfer and assignment of rights with respect to the Hughes Name to the Company's nominee shall entitle Parent to limit the use of the Hughes Name in such manner that the name shall not be used in any manner which would materially interfere with HHPLP's permitted use of the Hughes Name or expose the Hughes Name to ridicule and, provided further, that if such transfer and assignment of rights to the Hughes Name is not made by the Company and its subsidiaries, Parent shall execute and deliver to the Representatives at the Closing an agreement, in form and substance reasonably acceptable to Parent and the Company, to the effect that neither Parent nor any of its subsidiaries shall use the Hughes Name in a manner other than was contemplated by the License Agreement or which would expose the Hughes Name to ridicule.

  Section 7.15. CONTINGENT STOCK AGREEMENT. At or prior to the Closing, Parent will execute and deliver to the Representatives, for the benefit of the Hughes Owners, the Representatives and their respective heirs, representatives, successors and assigns, a Contingent Stock Agreement substantially in the form attached hereto as Exhibit H (the "Contingent Stock Agreement") effectively granting to the Hughes Owners rights to receive, and obligating Parent to issue or deliver to the Hughes Owners, additional shares of Parent Common Stock or, in certain circumstances, Rouse Preferred Stock based upon certain formulas with respect to the business, assets and properties of the Company and its subsidiaries described in the Contingent Stock Agreement.

  Section 7.16. MAINTENANCE OF COMPANY RECORDS; PERSONNEL. For a period of seven years after the Closing Date (or such longer period as may be required by any governmental agency or as a result of threatened or ongoing litigation or any tax audit or other administrative proceeding):

    (a) Parent shall not, and shall not permit any of its subsidiaries to, dispose of or destroy any of the books, records and files of the Company or any subsidiaries of the Company ("Business Documents") which exist at the Effective Time and which become subject to the direct or indirect control of Parent pursuant to the Merger. If Parent wishes to dispose of or destroy any of such Business Documents after that time, it shall first give 30 days' prior written notice to the Representatives which notice shall specify in reasonable detail the Business Documents proposed to be destroyed, and the Representatives shall have the right, at their option and expense, upon prior written notice to Parent within such 30 day period of the specific documents desired to be retained by the Representatives to take possession of all or such portion of the Business Documents so specified within 30 days after the date of the Representatives' notice to Parent.

    (b) Parent shall allow the Representatives or their agents access to all such Business Documents during regular business hours and upon reasonable notice at Parent's principal place of business or at any location where such Business Documents are stored, and the Representatives shall have the right, at their own expense, to make copies of any of such Business Documents; provided however, that any such access or copying shall be done in such a manner so as not to interfere unreasonably with the normal conduct of Parent and its subsidiaries' business or operations.

    (c) Parent shall make available to the Representatives, upon written request and at the locations in which such persons are employed (i) personnel of Parent and its subsidiaries to assist the Representatives in locating and obtaining Business Documents maintained by Parent and (ii) any personnel of Parent and its subsidiaries previously in the employ of the Company or its subsidiaries in anticipation of, or preparation for, existing or future litigation, tax return preparation, tax audits or other administrative proceedings or matters in which the Company or any of its subsidiaries or affiliates, or any of the holders of record or Hughes Owners, is involved and which is related to business or transactions conducted prior to the Effective Time by the Company or such subsidiaries or affiliates. Such access rights shall be exercised in a manner not to interfere unreasonably with such person's duties. The Representatives will reimburse Parent out of funds held in the Escrow Account established under the Contingent Stock Agreement for its reasonable costs in making such personnel available.

  Section 7.17. PERMITTED DIVIDENDS AND DISTRIBUTIONS. After the date hereof the Company shall be entitled to distribute to the Hughes Owners (whether by dividend or otherwise) all cash and cash equivalents owned by the Company so long as such dividends and distributions are not inconsistent with the representations in Section 5.18 and subject to any limitations on such dividends or distributions which may be set forth in the Other Merger Agreement. No such distribution shall reduce the consideration to be paid to the Hughes Owners in connection with the Mergers.

                                 ARTICLE VIII

                                  Conditions

  Section 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law and the Other Merger Agreement and the transactions contemplated thereby shall have been approved by the holders of a majority of the Class 1 Units;

    (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

    (d) the shares of Parent Common Stock issuable in the Merger and pursuant to the Contingent Stock Agreement shall have been authorized for listing on the NYSE upon official notice of issuance;

    (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use commercially reasonable efforts to have any such injunction, order or decree lifted);

    (f) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

    (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date; and

    (h) the Other Merger shall be consummated simultaneously with the consummation of the Merger.

  Section 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. Unless waived in writing by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

    (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement and the Other Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement and the Other Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and the Company shall have received a certificate of the Chairman of the Board, the President or a Vice President of Parent and of the President or a Vice President of Subsidiary to that effect;

    (b) the Company shall have received an opinion or opinions of Fried, Frank, Harris, Shriver & Jacobson, Piper & Marbury L.L.P. and/or Bruce I. Rothschild, counsel for Parent and Subsidiary, reasonably satisfactory to the Company, dated the Closing Date and covering the due incorporation of Parent and Subsidiary, the binding nature of this Agreement and the Contingent Stock Agreement, the effectiveness of the Merger, the validity of Parent Common Stock and Preferred Securities to be issued in connection with the Merger and pursuant to the Contingent Stock Agreement and such other matters as may be reasonably requested by the Company;

    (c) the Company shall have received an opinion of Andrews & Kurth L.L.P., counsel for the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, covering the federal income tax consequences to the Company and the Hughes Owners as a result of consummation of the Merger as a reorganization described in Section 368(a) of the Code;

    (d) the Company shall have received "comfort" letters in customary form from KPMG Peat Marwick LLP, certified public accountants for Parent and Subsidiary, dated the date of the Proxy Statement, the effective time of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information with respect to the Parent and its subsidiaries included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, total stockholders' equity, total revenues, and earnings before depreciation and deferred taxes;

    (e) all governmental waivers, consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Hughes Owners of the Merger;

    (f) the fairness opinion referred to in Section 5.21 shall not have been withdrawn;

    (g) the Registration Rights Agreement shall have been executed and delivered as required by Section 7.4(b);

    (h) the Contingent Stock Agreement shall have been executed and delivered as required by Section 7.15;

    (i) the Hughes Designee shall have been elected to the board of directors of Parent as required by Section 2.3;

    (j) the Preferred Securities shall have been authorized as required by
  Section 7.6(b); and

    (k) in the absence of any transfer and assignment of rights to the Hughes Name, Parent shall have executed and delivered the Agreement contemplated by the last proviso in Section 7.14.

  Section 8.3. CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived in writing by Parent, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

    (a) each of the Company and HHPLP shall have performed in all material respects its agreements contained in this Agreement and the Other Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and HHPLP contained in this Agreement and the Other Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and Parent shall have received a certificate of the President or of a Vice President of the Company to that effect;

    (b) Parent shall have received an opinion or opinions of Andrews & Kurth L.L.P. and/or Michael C. Niarchos, counsel for the Company, reasonably satisfactory to Parent, dated the Closing Date and covering the due incorporation of the Company, the binding nature of this Agreement, the effectiveness of the Merger, the validity of the Company Common Stock to be exchanged in the Merger and such other matters as may be reasonably requested by Parent;

    (c) Parent shall have received an opinion or opinions of Fried, Frank, Harris, Shriver & Jacobson, counsel for the Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, covering the federal income tax consequences to Parent and Subsidiary as a result of consummation of the Merger as a reorganization described in Section 368(a) of the Code;

    (d) Parent shall have received "comfort" letters in customary form from Deloitte & Touche LLP, certified public accountants for the Company, dated the effective time of the Registration Statement and the Closing Date (or such other date reasonably acceptable to Parent) with respect to certain financial statements and other financial information with respect to the Company and its subsidiaries included in the Company Disclosure Schedule and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity and total revenues;

    (e) the Affiliate Agreements, the Lock-up Agreements and the THC Partners Agreement shall have been furnished as required by Section 7.4; provided that (i) no Lock-up Agreement shall be required from any Beneficial Stockholder who is entitled to receive less than 5,000 whole shares of Parent Common Stock at Closing of the Merger and (ii) this condition as it relates to Lock-up Agreements under Section 7.4(c)(i) shall be satisfied so long as Lock-up Agreements are obtained from holders of record and/or Beneficial Stockholders of not less than 50% of the Target Common Stock;

    (f) the License Agreement shall have been executed and delivered if required by Section 7.14;

    (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger; and

    (h) less than 5% of the shares of Target Common Stock are Dissenting Shares as provided in Section 3.3.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1. TERMINATION. This Agreement shall terminate automatically if the Other Merger Agreement shall be terminated, and may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Hughes Owners' Approval has been obtained:

    (a) The Company shall have the right to terminate this Agreement:

      (i) if the Merger is not completed by July 15, 1996 otherwise than on account of delay or default on the part of the Company;

      (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company and the Company shall have used commercially reasonable efforts to resist the entry of such order;

      (iii) if the Company accepts a Takeover Proposal in accordance with
    Section 6.5(d);

      (iv) if Parent (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 15 days after notice of such default is given to Parent by the Company;

      (v) if, at the Hughes Owners' Meeting or any adjournment thereof, the Hughes Owners Approval shall not be obtained;

      (vi) if Parent or Subsidiary shall have breached any of its representations and warranties set forth in Article IV of this Agreement, which breach cannot be cured prior to the Closing and has not been waived by the Company; or

      (vii) if the Average Closing Price as computed pursuant to Section 3.1(a)(i) is greater than $23.00 (the "Ceiling Amount") unless, within two business days after receipt of written notice of the Company's election to terminate under this clause (vii), Parent notifies the Company of Parent's agreement to fix the Average Closing Price at the Ceiling Amount.

    (b) Parent shall have the right to terminate this Agreement:

      (i) if the Merger is not completed by July 15, 1996 otherwise than on account of delay or default on the part of Parent or the Subsidiaries;

      (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or the Subsidiaries and Parent and the Subsidiaries shall have used commercially reasonable efforts to resist the entry of such order;

      (iii) if the Company accepts a Takeover Proposal in accordance with
    Section 6.5(d);

      (iv) if the Company (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 15 days after notice of such default is given to the Company by Parent;

      (v) if, at the Hughes Owners' Meeting or any adjournment thereof, the Hughes Owners Approval shall not be obtained;

      (vi) if the Company shall have breached any of its representations and warranties set forth in Article V of this Agreement, which breach cannot be cured prior to the Closing and has not been waived by Parent; or

      (vii) if the Average Closing Price as computed pursuant to Section 3.1(a)(i) is less than $18.00 (the "Floor Amount") unless, within two business days after receipt of written notice of Parent's election to terminate under this clause (vii), the Company notifies Parent of the Company's agreement to fix the Average Closing Price at the Floor Amount.

  Section 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors, except that:

    (a) if the Company terminates this Agreement pursuant to Section 9.1(a)(iii) or if Parent terminates this Agreement pursuant to Section 9.1(b)(iii), then the Company agrees to pay to Parent a break-up fee in the amount of $5 million ("Break-up Fee");

    (b) if the Company terminates this Agreement pursuant to Section 9.1(a)(iv), then Parent agrees that the Company shall have the right to request and receive all sums then held in the escrow account under the Escrow Agreement; and

    (c) if Parent terminates this Agreement pursuant to Section 9.1(b)(iv), then Parent may elect either (i) to receive the Break-up Fee as its sole and exclusive remedy or (ii) to pursue its remedies at law or in equity, provided that, if Parent pursues its remedies as aforesaid, in no event shall the aggregate liability of the Company and HHPLP under this Agreement and the Other Merger Agreement exceed the sum of $15,000,000 (inclusive of the Break-up Fee).

In the case of any such termination, Sections 7.1, 7.7 and 7.9 shall survive. Receipt by Parent of the Break-up Fee in the circumstances set forth in clause
(a) or clause (c)(i) above and receipt by the Company of the funds held in escrow under the Escrow Agreement in the circumstances set forth in clause (b) above shall be the sole and exclusive remedy of Parent and the Company, as the case may be, for such matters. Notwithstanding anything to the contrary herein, acceptance by the Company of a Takeover Proposal and termination of this Agreement pursuant to Section 9.1(a)(iii) shall not constitute a breach of this Agreement.

  Section 9.3. AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof or pursuant to authority granted by such Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law (including, if such amendment is effected after obtaining the Hughes Owners' Approval as contemplated by Section 7.3, requirements of
Section 251 of the DGCL).

  Section 9.4. WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  Section 10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto.

  Section 10.2. BROKERS. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission (except for the fees payable to Morgan Stanley) in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent and Subsidiary represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission (except for the fees payable to Alex. Brown & Sons Incorporated) in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

  Section 10.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by federal express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Parent or Subsidiary to:

      The Rouse Company
      10275 Little Patuxent Parkway
      Columbia, Maryland 21044-3456
      Attention: Robert Minutoli, Senior Vice President
      Telecopier: (410) 992-6392

     with copies to:

      The Rouse Company
      10275 Little Patuxent Parkway
      Columbia, Maryland 21044-3456
      Attention: Bruce I. Rothschild
      Telecopier (410) 992-6392

     and

      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza
      New York, New York 10004
      Attention: Arthur Fleischer, Jr., P.C
      Telecopier: (212) 859-4000

    (b) If to the Company, to:

      The Hughes Corporation
      3800 Howard Hughes Parkway
      Las Vegas, Nevada 89109
      Attention: John L. Goolsby, President and Chief Executive Officer
      Telecopier: (702) 791-4353

     with copies to:

      The Hughes Corporation
      3800 Howard Hughes Parkway
      Las Vegas, Nevada 89109
      Attention: Michael C. Niarchos, Sr. Vice President and General Counsel
      Telecopier: (702) 791-4385

     and

      Andrews & Kurth L.L.P.
      4200 Texas Commerce Tower
      Houston, Texas 77002
      Attention: David G. Elkins
      Telecopier: (713) 220-4285

All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by certified or registered mail, on the date receipted for (or refused) on the return receipt; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

  Section 10.4. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

  Section 10.5. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of Indemnified Parties under Section
7.12 and rights of Beneficial Stockholders under Article III hereof as herein provided and (c) shall not be assigned by operation of law or otherwise, except that Subsidiary may assign this Agreement to any other wholly-owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

  Section 10.6. JURISDICTION. Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum; provided, however that nothing in this Section 10.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such Delaware state court to an appropriate Delaware federal court to the extent the basis for such removal exists under applicable law. Parent and Subsidiary hereby irrevocably (a) appoint The Corporation Trust Company (the "Process Agent"), with an office on the date hereof at 1209 Orange St., Wilmington, Delaware 19801, as its agent to receive on behalf of either of them service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agree that service of process may be made on Parent or Subsidiary by mailing, by certified mail, a copy of such summons, complaint or other process to Parent or Subsidiary in care of the Process Agent at the Process Agent's above address, with a copy to Parent or Subsidiary, as applicable, at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on their behalf. The Company hereby irrevocably (a) appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agrees that service of process may be made on the Company by mailing, by certified mail, a copy of such summons, complaint or other process to the Company in care of the Process Agent at the Process Agent's above address, with a copy to the Company at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on behalf of the Company. As an alternative method of service, the parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by such courts, to the address specified in Section 10.3, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

  Section 10.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 10.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in the exception to Section 10.5(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 10.9. KNOWLEDGE. As used in this Agreement, the phrase "knowledge" shall mean, as to any party, the chief executive officer, chief operating officer, chief financial officer and those executive officers of a party directly involved in the negotiation and consummation of the transactions contemplated by this Agreement.

  Section 10.10. LIMITATION OF LIABILITY. In no event shall any of the following persons or entities be personally liable for any obligation under this Agreement or the Other Merger Agreement nor shall recourse with respect to the obligations under this Agreement or the Other Merger Agreement be had to the assets or business of any of the following persons or entities:

    (i) any stockholder, officer, director, employee or agent (past or present) of THC, Parent or the Subsidiaries; or

    (ii) any partner (other than the General Partner), employee or agent (past or present) of HHPLP.

  Section 10.11. SEVERABILITY. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

  In Witness Whereof, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers to as of the date first written above.

                                          The Hughes Corporation

                                                   /s/ John A. Kilduff
                                          By:__________________________________
                                             Name: John A. Kilduff
                                             Title: Senior Vice President

                                          The Rouse Company

                                                   /s/ Robert Minutoli
                                          By:__________________________________
                                             Name: Robert Minutoli
                                             Title: Senior Vice President

                                          TRC Acquisition Company I

                                                   /s/ Robert Minutoli
                                          By:__________________________________
                                             Name: Robert Minutoli
                                             Title: Senior Vice President

EXHIBIT A

DEFINITIONS--REFERENCE TABLE

 "Acquisition Transactions"               As defined in Section 6.5(a).
 "Affiliate Agreement"                    As defined in Section 7.4(a).
 "Aggregate Parent Dividends"             As defined in Section 3.1(a)(i).
 "Agreement"                              As defined in the Preamble.
 "Antitrust Division"                     As defined in Section 7.8(b).
 "Asset Inventory List"                   As defined in Section 5.22(b).
 "Average Closing Price"                  As defined in Section 3.1(a)(i).
 "Beneficial Stockholder"                 As defined in Section 3.4(a).
 "Beneficial Stockholders"                As defined in Section 3.4(a).
 "Break-up Fee"                           As defined in Section 9.2(a).
 "Business Documents"                     As defined in Section 7.16(a).
 "capital stock"                          As defined in Section 4.2(d).
 "Ceiling Amount"                         As defined in Section 9.1(a)(vii).
 "Class 1 Units"                          As defined in the Recitals.
 "Closing"                                As defined in Section 3.6.
 "Closing Date"                           As defined in Section 3.6.
 "Code"                                   As defined in the Recitals.
 "Company"                                As defined in the Preamble.
 "Company Certificates"                   As defined in Section 3.4(e).
 "Company Common Stock"                   As defined in the Recitals.
                                          As defined in the premises to Article
 "Company Disclosure Schedule"            V.
 "Company Employees"                      As defined in Section 7.10(a).
 "Company Financial Statements"           As defined in Section 5.5
 "Company Permits"                        As defined in Section 5.10.
 "Company Plans"                          As defined in Section 5.13(a).
 "Company Properties"                     As defined in Section 5.17.
 "Company Representatives"                As defined in Section 7.1(a).
 "Company Required Statutory Approvals"   As defined in Section 5.4(c).
 "Contingent Stock Agreement"             As defined in Section 7.15.
 "Data Inventory List"                    As defined in Section 5.22(b).
 "Delaware Courts"                        As defined in Section 10.6.
 "Delaware Voting Trusts"                 As defined in Section 5.2(b).
 "DGCL"                                   As defined in Section 1.1.
 "Dissenting Shares"                      As defined in Section 3.3.
 "Effective Time"                         As defined in Section 1.2.
 "Environmental Laws"                     As defined in Section 4.15(b).
 "ERISA"                                  As defined in Section 4.13(a).
 "Escrow Agreement"                       As defined in Section 7.7.
 "Exchange Act"                           As defined in Section 4.5.
 "Exchange Agent"                         As defined in Section 3.4(a).
 "Exchange Ratio"                         As defined in Section 3.1(a)(i).
 "Existing Preferred Stock"               As defined in Section 4.2(a).
 "Fashion Show Rent Roll"                 As defined in Section 5.22(b).
 "Floor Amount"                           As defined in Section 9.1(b)(vii).
 "FTC"                                    As defined in Section 7.8(b).
 "Goolsby"                                As defined in Section 3.8.
 "Goolsby Payment"                        As defined in Section 3.8.
 "Goolsby Shares"                         As defined in Section 3.8.

 "Hazardous Substance"                    As defined in Section 4.15(c).
 "HHPLP"                                  As defined in the Recitals.
 "HSR Act"                                As defined in Section 4.4(c).
 "Hughes"                                 As defined in Section 7.14.
 "Hughes Designee"                        As defined in Section 2.3.
 "Hughes Name"                            As defined in Section 7.14.
 "Hughes Owners"                          As defined in the Recitals.
 "Hughes Owners' Approval"                As defined in Section 7.3(a).
 "Hughes Owners' Meeting"                 As defined in Section 7.3(a).
 "Indemnification Agreements"             As defined in Section 7.12(b).
 "Indemnified Parties"                    As defined in Section 7.12(a).
 "Indemnified Party"                      As defined in Section 7.12(a).
 "IRS"                                    As defined in Section 4.12(a).
 "Junior Preferred Stock"                 As defined in Section 7.6(b)(ii).
 "License Agreement"                      As defined in Section 7.14.
 "Liens"                                  As defined in Section 4.3(a).
 "Lock-up Agreements"                     As defined in Section 7.4(c)(i).
 "Material Adverse Effect"                As defined in Section 4.1(b).
 "Maximum Exchange Ratio"                 As defined in Section 3.1(a)(ii)(1).
 "Maximum Shares of Parent Common Stock"  As defined in Section 3.1(a)(ii)(1).
 "Merger"                                 As defined in the Recitals.
 "Merger Agreements"                      As defined in the Recitals.
 "Merger Filing"                          As defined in Section 1.2.
 "Mergers"                                As defined in the Recitals.
 "Morgan Stanley"                         As defined in Section 5.21.
 "NYSE"                                   As defined in Section 3.1(a)(i).
 "Office Rent Roll"                       As defined in Section 5.22(b).
 "Other Merger"                           As defined in the Recitals.
 "Other Merger Agreement"                 As defined in the Recitals.
 "Other Subsidiary"                       As defined in the Recitals.
 "Parent"                                 As defined in the Preamble.
 "Parent Common Stock"                    As defined in the Recitals.
                                          As defined in the premises to Article
 "Parent Disclosure Schedule"             IV.
 "Parent Financial Statements"            As defined in Section 4.5.
 "Parent Permits"                         As defined in Section 4.10.
 "Parent Plans"                           As defined in Section 4.13(a)
 "Parent Properties"                      As defined in Section 4.17.
 "Parent Representatives"                 As defined in Section 7.1(a).
 "Parent Required Statutory Approvals"    As defined in Section 4.4(c).
 "Parent SEC Reports"                     As defined in Section 4.5.
 "Preferred Securities"                   As defined in Section 7.6(b)(ii).
 "Potential Acquirer"                     As defined in Section 6.5(b).
 "Process Agent"                          As defined in Section 10.6.
 "Proxy Statement"                        As defined in Section 5.9.
 "Registration Statement"                 As defined in Section 4.9(a).
 "Related Person"                         As defined in Section 4.20(b).
 "Representatives"                        As defined in Section 7.15.
 "Rouse Preferred Stock"                  As defined in Section 7.6(b)(i).
 "SEC"                                    As defined in Section 4.4(c).

"Securities Act"                         As defined in Section 4.4(c).
"Subsidiaries"                           As defined in the Recitals.
"Subsidiary"                             As defined in the Preamble.
"subsidiary"                             As defined in Section 4.3(b).
"Subsidiary Common Stock"                As defined in Section 3.2.
"Surviving Corporation"                  As defined in Section 1.1.
"Takeover Proposal"                      As defined in Section 6.5(b).
"Target Common Stock"                    As defined in the Recitals.
"Tax Representation Letters"             As defined in Section 7.4(c).
"Tax Return"                             As defined in Section 4.12(c).
"Taxes"                                  As defined in Section 4.12(b).
"THC Partners"                           As defined in Section 5.2(b).
"THC Partners Agreement"                 As defined in Section 7.4(d).
"THHC"                                   As defined in the Recitals.
"Total Parent Common Stock"              As defined in Section 3.1(a)(ii).
"Voting Agreements"                      As defined in Section 7.4(c)(iii).

                                                                     APPENDIX B

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                  COMPOSITE AGREEMENT AND PLAN OF MERGER

                                     AMONG

                HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP,

                               THE ROUSE COMPANY

                                      AND

                          TRC ACQUISITION COMPANY II

                      DATED AS OF FEBRUARY 22, 1996,

                 AS AMENDED MAY 1, 1996 AND MAY 13, 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                  COMPOSITE AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of February 22, 1996, as amended by Letter Agreements, dated May 1, 1996 and May 13, 1996 (this "Agreement"), is by and among The Rouse Company, a Maryland corporation ("Parent"), TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and Howard Hughes Properties, Limited Partnership, a Delaware limited partnership (the "Partnership").

                            PRELIMINARY STATEMENTS

  1. The partner interests in the Partnership consist of (a) a general partner interest, (b) limited partner interests designated as Class 1 LP Units ("Class 1 Units"), (c) limited partner interests designated as Class 2 LP Units ("Class 2 Units") and (d) a preferred limited partner interest (the "Class 3 Unit").

  2. At the date hereof, (a) the general partner interest in the Partnership is owned by The Howard Hughes Corporation, a Delaware corporation ("THHC"),
(b) all of the outstanding Class 1 Units are owned by certain persons and entities (the "Hughes Owners"), (c) all of the Class 2 Units are owned by The Hughes Corporation, a Delaware corporation ("THC"), THHC and HHC LP Corp., a Delaware corporation and wholly-owned subsidiary of THHC ("LP Corp."), and (d) the Class 3 Unit is owned by THHC.

  3. The respective boards of directors of Parent, Subsidiary and THHC, in its capacity as sole general partner of the Partnership (in such capacity, the "General Partner"), have approved the merger of Subsidiary with and into the Partnership on the terms set forth in this Agreement (the "Merger").

  4. In connection with the Merger, (a) the outstanding Class 1 Units will be converted into rights to receive cash in the amounts, upon the terms and subject to the limitations set forth in this Agreement and (b) the outstanding general partner interest and Class 2 Units and Class 3 Unit will remain outstanding.

  5. Concurrently with the execution and delivery hereof, Parent, TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Other Subsidiary"), and THC are entering into an Agreement and Plan of Merger (the "Other Merger Agreement") providing for the merger of THC with and into the Other Subsidiary (the "Other Merger" and, together with the Merger, the "Mergers").

  6. In connection with the Other Merger, the holders of the outstanding shares of common stock, $1.00 par value per share, of THC ("THC Stock") will receive the consideration provided for in the Other Merger Agreement.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the provisions of the Merger Filing (as defined in Section 1.2), the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") and the General Corporation Law of the State of Delaware (the "DGCL"), Subsidiary shall be merged with and into the Partnership and the separate existence of Subsidiary shall thereupon cease. The Partnership shall be the surviving entity in the Merger and continue under the name it possesses immediately prior to the Effective Time. The Partnership is sometimes hereinafter referred to as the "Surviving Partnership."

  Section 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a Certificate of Merger, in a form mutually acceptable to Parent and the Partnership, to be filed with the Secretary of State of the State of Delaware in accordance with
Section 17-211 of the Partnership Act and Section 263 of the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 1.4. The parties acknowledge that it is their mutual desire and intent to consummate the Mergers as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 1.4.

  Section 1.3. EFFECTS OF THE MERGER. The Merger shall, from and after the Effective Time, have the effects set forth in the Partnership Act and the DGCL.

  Section 1.4. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Andrews & Kurth L.L.P., 600 Travis, 4200 Texas Commerce Tower, Houston, Texas, or such other location as shall be mutually agreeable to Parent and the Partnership on the fifth business day immediately following the date on which the last of the conditions set forth in Article VII (other than the condition for simultaneous consummation of the Merger and the Other Merger) is fulfilled or waived, or at such other time and place as Parent and the Partnership shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

  Section 1.5. CLOSING OF THE PARTNERSHIP'S TRANSFER BOOKS. At and as of the Effective Time, the transfer books of the Partnership shall be closed with respect to the transfer of Class 1 Units and no transfer of Class 1 Units shall thereafter be made. At and after the Effective Time, holders of Class 1 Units shall be deemed to have withdrawn as, and shall cease to be, Limited Partners or Assignees (as such terms are defined in the Partnership Agreement referred to in Section 2.1) of the Partnership and shall have no further interest in the Partnership or the Surviving Partnership or any allocations or distributions of their respective income or property or otherwise, except for the right to receive the consideration into which such Class 1 Units have been converted pursuant to Section 3.1.

                                  ARTICLE II

                           The Surviving Partnership

  Section 2.1. GOVERNING DOCUMENTS. Following the Effective Time, the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 1, 1990, as amended and in effect immediately prior to the Effective Time (the "Partnership Agreement"), shall be the agreement of limited partnership of the Surviving Partnership until amended in accordance with the provisions thereof and applicable law. At and after the Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership unless and until amended in accordance with the provisions of the Partnership Agreement and the Partnership Act.

  Section 2.2. PARTNERS. Following the Effective Time, (i) THHC shall be the sole general partner of the Surviving Partnership until THHC resigns or is removed in accordance with the provisions of the

Partnership Agreement and applicable law and (ii) each of the holders of the Class 2 Units and Class 3 Unit immediately prior to the Effective Time shall be a limited partner of the Surviving Partnership until such holder ceases to be a limited partner of the Surviving Partnership in accordance with the provisions of the Partnership Agreement and the Partnership Act.

                                  ARTICLE III

                     Conversion of Partnership Securities

  Section 3.1. CONVERSION OF SECURITIES IN THE MERGER. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, Subsidiary or the Surviving Partnership or the holders of any of the following securities:

    (a) the general partner interest in the Partnership existing and outstanding immediately prior to the Effective Time shall be and remain an outstanding general partner interest in the Surviving Partnership;

    (b) subject to Section 3.6, each Class 1 Unit outstanding immediately prior to the Effective Time shall not be a limited partner interest in the Surviving Partnership and shall be converted into:

      (i) the right to receive from Parent, in accordance with the provisions of Section 3.2, cash equal to the quotient of (A) the Adjusted Cash Value minus an amount equal to the Special Distribution (as such terms are defined in Section 3.3) divided by (B) the aggregate number of Class 1 Units outstanding immediately prior to the Effective Time; and

      (ii) the right to receive from Parent, in accordance with the provisions of Section 3.4, cash equal to the quotient of (A) the Value Adjustment (as defined in Section 3.4) divided by (B) the aggregate number of Class 1 Units outstanding immediately prior to the Effective Time;

    (c) each Class 2 Unit, the Class 3 Unit and any other limited partner interest in the Partnership outstanding immediately prior to the Effective Time shall be and remain an outstanding limited partner interest in the Surviving Partnership; and

    (d) each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary which is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  Section 3.2. PAYMENT PROCEDURES. (a) From and after the Effective Time, the holder of record on the books of the Partnership as of the Effective Time of each outstanding Class 1 Unit (each, a "Registered Holder" and, collectively, the "Registered Holders") or, at the request of such Registered Holder as hereinafter provided, any person or entity that is entitled to receive the consideration into which such Class 1 Unit shall have been converted at the Effective Time upon termination or dissolution of such Registered Holder (individually, a "Beneficial Holder" and, collectively, the "Beneficial Holders"), shall be entitled to receive from the Paying Agent (as defined below), as provided in paragraph (d) below, a wire transfer or bank check payable to the order of such Registered Holder or Beneficial Holder, as the case may be, in an amount equal to the cash consideration described with respect to such Class 1 Unit in Section 3.1(b)(i). Any Registered Holder that desires, in respect of any of the Class 1 Units held by it, to have the cash consideration described with respect to such Class 1 Units in Section 3.1(b)(i) paid directly to any of its Beneficial Holders shall, not later than three days prior to the Closing Date, provide notice thereof to Parent and the Paying Agent (a "Direct Payment Notice"), which Direct Payment Notice shall set forth (i) the number of such Class 1 Units, (ii) the names and addresses of the persons or entities who are to receive such consideration,
(iii) instructions to make payment of such consideration to such persons or entities, (iv) the proportionate interest in such Class 1 Units beneficially owned by each such Beneficial Holder and (v) such other information as may be reasonably requested by Parent. As used herein, "Paying Agent" means a bank or trust company reasonably satisfactory to Parent and the Partnership.

  (b) If payment of the cash consideration described with respect to any Class 1 Unit in Section 3.1(b)(i) is to be made to a person or entity other than the Registered Holder or a Beneficial Holder of such Class 1 Unit, it shall be a condition to the payment of such consideration that (i) the Registered Holder or Beneficial Holder to whom such consideration would have otherwise been paid shall have provided the Paying Agent with documentation, in form and substance reasonably satisfactory to the Paying Agent, evidencing the transfer of such Class 1 Unit or the right to receive such consideration to such person or entity (the "Transferee") and (ii) such Registered Holder or Beneficial Holder, or the Transferee, shall have either (A) paid the Paying Agent an amount equal to any transfer or other taxes required to be paid by reason of the payment of such consideration to such Transferee or (B) established to the satisfaction of the Paying Agent that all such taxes have been paid or that no such tax is payable.

  (c) Subject to Section 3.6, at or prior to the Effective Time, Parent shall make available to the Paying Agent such funds as are required to effect the cash payments contemplated by Section 3.1(b)(i) (the "Payment Fund").

  (d) Promptly after the Effective Time, the Paying Agent shall:

    (i) as to each Registered Holder, transmit to such Registered Holder by wire transfer of immediately available funds, pursuant to wire transfer instructions given by such Registered Holder to the Paying Agent in writing at least two days prior to the Closing Date, an amount equal to (A) the consideration to which such Registered Holder is entitled pursuant to
  Section 3.1(b)(i) minus (B) any of such consideration which is payable by the Paying Agent to any Beneficial Holder of such Registered Holder pursuant to a Direct Payment Notice given by such Registered Holder as provided in paragraph (a) above;

    (ii) as to each Beneficial Holder named in a Direct Payment Notice given by a Registered Holder as provided in paragraph (a) above, pay such Beneficial Holder the consideration to which such Beneficial Holder is entitled pursuant to Section 3.1(b)(i) in immediately available funds (A) by transmission by wire transfer, pursuant to wire transfer instructions given by such Beneficial Holder to the Paying Agent in writing at least two days prior to the Closing Date or, in the absence of any such wire transfer instructions, (B) by delivery of a bank check payable to the order of such Beneficial Holder, mailed to such Beneficial Holder at his or its address as provided in the Direct Payment Notice; and

    (iii) as to all other Beneficial Holders and Transferees, mail to each such person or entity for which the Paying Agent has received the applicable notice described above, (A) a letter of transmittal and (B) instructions for applying for the payment of the consideration payable to such person or entity as described above.

  Upon delivery of any duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the Paying Agent shall deliver to any Beneficial Holder or Transferee described in clause (iii) above as to which the Paying Agent has received the applicable notice as described above, and that has satisfied the conditions to receipt of such consideration, in payment for such Class 1 Units, a bank check, in immediately available funds, in an amount equal to the consideration into which such Class 1 Units have been converted. Upon delivery by the Paying Agent of such check or payment of consideration to the Registered Holders, Beneficial Holders and Transferees as provided in this paragraph (d), the Class 1 Units held by such Registered Holders, Beneficial Holders and Transferees shall be canceled.

  (e) The Payment Fund shall not be expended or disbursed for any purpose other than as described in this Section 3.2. If for any reason the Payment Fund shall be inadequate to pay the amounts contemplated by Section 3.1(b)(i), Parent shall be liable for the payment thereof. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Registered Holder, Beneficial Holder or Transferee for any portion of the consideration into which any Class 1 Units have been converted which has been delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) Promptly following the date which is nine months after the Effective Time, the Paying Agent shall deliver to Parent all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall thereupon terminate. Thereafter, any Registered Holder, or any Beneficial Holder or Transferee of Class 1 Units as to which the Paying Agent or the Surviving Partnership has received the applicable notice as described above and that has satisfied the conditions to receipt of such consideration, which has not theretofore received the consideration into which the Class 1 Units owned by him or it have been converted, may apply to the Surviving Partnership for payment of such consideration. Upon such application and the delivery of such other documents as the Surviving Partnership shall reasonably require, the Surviving Partnership shall deliver to such person or entity (subject to applicable abandoned property, escheat and similar laws), in payment for such Class 1 Units, a check in an amount equal to the consideration into which such Class 1 Units have been converted. Upon delivery by the Surviving Partnership of such check, such Class 1 Units shall be canceled. Notwithstanding the foregoing, none of the Paying Agent, Parent, Subsidiary, the Partnership or the Surviving Partnership shall be liable to any Registered Holder, Beneficial Holder or Transferee for any portion of the consideration into which any Class 1 Units have been converted which has been delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

  (g) In no event shall any Registered Holder, Beneficial Holder or Transferee be entitled to receive interest on any of the funds to be received by such person or entity pursuant to the Merger.

  (h) The cash paid by Parent to effect the conversion of any Class 1 Units in accordance with the terms hereof to any Registered Holder, Beneficial Holder pursuant to a Direct Payment Notice or any other Beneficial Holder or Transferee shall be deemed to have been paid in full satisfaction of all rights pertaining to such Class 1 Units.

  Section 3.3. SPECIAL DISTRIBUTION. Immediately prior to the Effective Time, subject to the Partnership Act and to Section 3.6 of this Agreement, the Partnership shall pay a special cash distribution (the "Special Distribution") to the holders of Class 1 Units, proportionately in accordance with their respective ownership of Class 1 Units, in an amount equal to the lesser of (a) the amount of cash then held by the Partnership, THC and their subsidiaries which is available for distribution to the Hughes Owners (which shall not include amounts payable pursuant to Section 6.10) and (b) an amount equal to the Adjusted Cash Value minus $5,000,000. For purposes of this Agreement, "Adjusted Cash Value" means an amount (not less than zero) equal to:


    (a) the sum of (i) the aggregate amount of Cash (as defined below) reflected on the audited consolidated balance sheet of the Partnership and its affiliates at and as of December 31, 1995 plus (ii) the Partnership's pro rata portion of the aggregate amount of Cash held by each entity in which the Partnership owns a minority interest at and as of December 31, 1995 plus (iii) $1,702,931 for the Park 2000 Note plus (iv) $764,500, such amount representing one-half of the value of the parcel of real estate located in "Hughes Center" in Las Vegas, Nevada which was ground leased by HHPLP to Lawry's Inc. plus (v) $80,671, such amount representing the final distribution of net assets (based on audit results) relating to HHPLP's sale of its partnership interest in Park 2000 Associates plus (vi) $40,000,000, which sum of the amounts provided in clauses (i) through (vi) is believed to be approximately $185,845,000;

  minus

    (b) the sum of:

      (i) the aggregate amount of all dividends and distributions (other than the Special Distribution) paid to holders of record after December 31, 1995 and on or prior to the Effective Time by (A) the Partnership to the Hughes Owners on or with respect to the Class 1 Units or (B) THC to its stockholders (other than from funds attributable to a distribution made to THC by the Partnership pursuant to the preceding clause (A)), provided, however, that in no event shall the aggregate amount of such dividends and distributions exceed the amount specified in paragraph (a) above minus the sum of the amounts described in clauses (ii) through (xiii) of this paragraph (b), plus

      (ii) an amount, calculated with respect to each subsidiary of the Partnership or THC, equal to the product of (A) the amount of Cash reflected on the audited consolidated balance sheet of THC and its subsidiaries (including the Partnership) at and as of December 31, 1995, which is attributable to such subsidiary times (B) the combined percentage of interests in the total equity of such subsidiary which are not owned by THC and its subsidiaries, plus

      (iii) the aggregate fees and expenses of Morgan Stanley Realty Incorporated ("Morgan Stanley"), E&Y Kenneth Leventhal and any other financial advisor or consultant engaged by the Partnership or THC in connection with the Mergers, but excluding any such fees and expenses paid prior to January 1, 1996, plus

      (iv) the aggregate fees and expenses of Andrews & Kurth L.L.P. and any other law firm engaged by the Partnership or THC in connection with the Mergers (including a proportionate share of fees and expenses of any counsel as to which costs are shared by mutual agreement between Parent and the Partnership), but excluding any such fees and expenses paid prior to January 1, 1996, plus

      (v) the amount actually paid for special transaction incentive bonuses to certain employees of the Partnership and THC as a result of the consummation of the Mergers, plus

      (vi) $1,100,000, being mutually agreed to be the amount required (irrespective of whether the mutually agreed amount is in fact sufficient for such purpose) to fund all amounts payable by the Partnership or THC on or after the Effective Time under certain consultancy/termination agreements entered into by THC or the Partnership with James A. Cox, Jr., John W. Alderfer, the Estate of Arthur M. Taylor, Richard G. Danner and Mark L. Fine, which agreements shall remain the responsibility of the Partnership after the Effective Time, plus

      (vii) the amount actually paid for defeasing/funding remaining amounts payable by the Partnership on or after the Effective Time under
    Section 3 of the Amended and Restated Long-term Incentive Compensation Agreement dated January 1, 1994, as amended ("Goolsby Incentive Agreement") between the Partnership and John L. Goolsby ("Goolsby"), representing amounts credited to Goolsby's incentive payment account which will become vested and payable by reason of the Mergers, but excluding (A) amounts paid pursuant to Section 3.6 of this Agreement and Section 3.8 of the Other Merger Agreement and (B) any amounts which may be payable to Goolsby under the Letter Agreement dated February 27, 1996 among Parent, the Partnership, the Company and Goolsby or in settlement of his rights under the Goolsby Incentive Agreement with respect to the Contingent Stock Agreement (as such term is defined in the Other Merger Agreement), plus

      (viii) the amount actually paid for defeasing/funding the amounts payable by the Partnership on or after the Effective Time under the consultancy/termination agreements entered into by the Partnership with William R. Lummis, Vernon C. Olson, Elmer Vacchina and Robert E. Morrison ("Morrison"), plus

      (ix) the aggregate costs and expenses relating to the termination of the Partnership's Long-term Incentive Plan, plus

      (x) any costs incurred in defeasing/funding the obligations of THC or HHPLP under the Summa Corporation Benefit Restoration Plan and the Summa Corporation Supplemental Savings Plan, plus

      (xi) an amount to be mutually agreed upon by Parent and the Partnership in good faith at least three days prior to the Closing Date as being the sum of all principal, accrued interest and prepayment penalties (if any) which would be payable by the Partnership if the Partnership prepaid, as of the Effective Time, that portion of the loan which is recourse to and guaranteed by THC made pursuant to that certain loan agreement dated July 22, 1992 between the Partnership and Credit Lyonnais Cayman Islands Branch in connection with the North Point Building in Howard Hughes Center, plus

      (xii) an amount to be mutually agreed upon by Parent and the Partnership in good faith at least three days prior to the Closing Date as being the cost (in excess of principal and interest) which would be payable by the Partnership if the Partnership defeased, as of the Effective Time, amounts due or to become due under that certain Note Purchase Agreement dated March 1, 1993 between the Partnership and Allstate Insurance Company in connection with the freeway ramps at Howard Hughes Center in Los Angeles, California, plus

      (xiii) $1,500,000, which sum shall be paid by the Partnership on the Closing Date to the Escrow Agent for deposit in the Escrow Account established by the Representatives pursuant to the Contingent Stock Agreement, plus

      (xiv) $788,000, such amount being one-half of the proceeds received by the Partnership from the sale of a parcel of real estate owned by the Partnership in north Las Vegas, Nevada in December 1995, plus

      (xv) $160,000, such amount being one-half of the premiums estimated to be incurred by THC and the Partnership for the five-year period commencing with the Effective Time for retiree dental and vision insurance coverage, plus

    (c) an amount, computed with reference to the period from and including January 1, 1996 to and including the Effective Time, equal to the product of (A) the amount described in paragraph (a) above minus the amount described in paragraph (b)(ii) above times (B) 5% per annum ("Applicable Interest Rate"), minus

    (d) an amount equal to the sum of the products of each amount paid under clause (i) and clauses (iii) through (xiii) of paragraph (b) above on or after January 1, 1996, and prior to the Effective Time, times the Applicable Interest Rate, computed from the date of payment of each such amount to the Effective Time.

For purposes of this Agreement, "Cash" means (i) cash and cash equivalents,
(ii), securities which (A) are listed on the New York Stock Exchange or the American Stock Exchange, (B) are reported on the Nasdaq Stock Exchange ("NASDAQ"), (C) are part of an issue which is listed on the New York Stock Exchange or the American Stock Exchange or reported on NASDAQ or (D) are regularly quoted by brokers or dealers making a market in such securities,
(iii) readily marketable securities or obligations issued or guaranteed by the United States or any foreign government or any state, province, territory or other political subdivision thereof, (iv) securities issued or guaranteed by any national or state bank, savings and loan association, credit union or other financial institution and (v) any other item that would be reflected as cash or cash equivalents on a balance sheet prepared in accordance with generally accepted accounting principles, but reduced by credit balances in any cash accounts. The Partnership shall provide evidence reasonably acceptable to Parent with respect to payment and discharge of the obligations set forth in clauses (iii) through (xii) of paragraph (b) above, except only for any such obligations which are not paid and discharged at Closing but which will remain liabilities of the Surviving Partnership and dealt with by it after Closing. Notwithstanding anything herein or elsewhere to the contrary, the Surviving Partnership shall be solely responsible for the payment of the obligations described in paragraph (b) above from and after the Effective Time.

  Section 3.4. VALUE ADJUSTMENT. (a) As soon as practicable (but in any event within 90 days) following the Effective Time, Parent shall (i) close the Partnership's books, (ii) compute, in accordance with Section 706(c)(2)(A) of the Code and Section 1.706-1(c)(2) of the Income Tax Regulations, the Taxable Income of the Partnership for the period commencing on January 1, 1996 and ending on the Closing Date (the "Interim Period") and (iii) calculate the Value Adjustment. As used herein, (i) "Taxable Income" means the Class 1 Units share, as determined pursuant to the Partnership Agreement, of the excess, if any, of the Partnership's items of income and gain for the Interim Period over the Partnership's items of loss, deduction and credit for the Interim Period (taking into account for this purpose the excess of the amount determined under Section 3.3(c) over the amount determined under Section 3.3(d) as a deduction to the extent not otherwise taken into account) and (ii) "Value Adjustment" means an amount equal to 25% of the Taxable Income allocated to the holders of the Class 1 Units with respect to the Interim Period.

  (b) In computing Taxable Income as aforesaid, (i) the proration method set forth in Section 1.706-1(c)(2)(ii) of the Income Tax Regulations shall not be utilized and (ii) no items of income, gain, loss, deduction or credit realized by the Surviving Partnership after the Effective Time will be taken into account. In addition, the Partnership will utilize the method of tax accounting and, to the extent applicable, the elections employed in the preparation of the Partnership's federal income tax information return (Form
1065) for the year ended December 31, 1995.

  (c) As soon as practicable (but in any event within 30 days) after Taxable Income has been computed as aforesaid, (i) the Surviving Partnership shall furnish to each Registered Holder a Schedule K-1 with respect to the Interim Period and (ii) Parent shall pay the cash amounts described in Section 3.1(b)(ii).

  Section 3.5. NO DISSENTERS' RIGHTS. No holder of any Class 1 Unit shall be entitled to dissenters' rights in connection with the Merger.

  Section 3.6. PAYMENT TO JOHN L. GOOLSBY. (a) Concurrently with the payments by Parent to Registered Holders of Class 1 Units (or to the Beneficial Stockholders or Transferees, as contemplated by Section 3.2) of amounts provided in Section 3.2(d), Parent shall pay to Goolsby an amount (the "Goolsby Payment") representing 8/10ths of 1% of the aggregate consideration into which all Class 1 Units issued and outstanding at the Effective Time are converted pursuant to Section 3.1(b)(i) of this Agreement (before reduction by the Goolsby Payment). The consideration payable by Parent pursuant to Section 3.1(b)(i) shall be reduced by the Goolsby Payment. It is understood and agreed that the Goolsby Payment is being made on behalf of and as an accommodation to THC, the Other Subsidiary (as successor by merger to THC) and the Partnership and in partial performance of their obligations to Goolsby under the Goolsby Incentive Agreement.

  (b) Contemporaneous with payment by the Partnership of the Special Distribution as provided in Section 3.3, the Partnership shall pay to Goolsby an amount ("Goolsby Special Distribution") equal to 8/10ths of 1% of the aggregate amount of the Special Distribution calculated as provided in Section
3.3 (before reduction by the Goolsby Special Distribution). The Special Distribution shall be reduced by the amount of the Goolsby Special Distribution.

  (c) The making of the payments provided in paragraphs (a) and (b) of this
Section 3.6 will result in the receipt of compensation by Goolsby for tax purposes when such payments are received by

Goolsby. The Company, Subsidiary and HHPLP agree that they shall report to the appropriate authorities (federal, state or other) the payment of the Goolsby Payment and the Goolsby Special Distribution as described herein and that none shall report in any fashion inconsistent therewith. Further, consistent with such result, Parent or the Partnership, as the case may be, shall withhold from such payments the amount of all taxes (federal, state and other) required to be withheld (i) with respect thereto and (ii) with respect to the Goolsby Shares and Goolsby Payment as such terms are defined in and to be delivered or paid pursuant to Section 3.8 of the Other Merger Agreement.

                                  ARTICLE IV

            Representations and Warranties of Parent and Subsidiary

  Each of Parent and Subsidiary hereby (i) makes to the Partnership the representations and warranties of Parent set forth in Article IV of the Other Merger Agreement with the same effect as if such representations and warranties (together with any related definitions) were set forth herein in their entirety and (ii) represents and warrants to the Partnership that Subsidiary is a subsidiary (as defined in the Other Merger Agreement) of Parent.

                                   ARTICLE V

               Representations and Warranties of the Partnership

  Section 5.1. CAPITALIZATION. (a) The Partnership represents and warrants to Parent and Subsidiary that, as of the date of this Agreement, (i) THHC is the sole general partner of the Partnership, (ii) there are 10,000,000 Class 1 Units outstanding, all of which are owned of record by the Hughes Owners,
(iii) there are 10,245,199 Class 2 Units outstanding, all of which are owned beneficially and of record by THC, THHC and LP Corp., (iv) the Class 3 Unit outstanding is owned beneficially and of record by THHC and (v) there are no other outstanding partner interests in the Partnership.

  (b) The Partnership represents and warrants to Parent and Subsidiary that
(i) there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Partnership or any subsidiary of the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional partner interests in the Partnership (other than as contemplated by Section 6.1(c) of the Other Merger Agreement) or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such agreement or commitment and (ii) there are no voting trusts, proxies or other agreements or understandings to which the Partnership or any subsidiary of the Partnership is a party or is bound or, to the knowledge of the Partnership, to which any other person or entity is a party or is bound, with respect to the voting of any partner interests in the Partnership, except as evidenced by or set forth in (A) the partnership agreements and trust instruments of the holders of record of Class 1 Units on the date of this Agreement and (B) that certain Stockholder Agreement dated as of May 1, 1989 by and among THC Partners, a Texas general partnership, the R. D. & C. Voting Trust and the 9.5% Group Voting Trust.

  Section 5.2. AUTHORITY; NON-CONTRAVENTION; APPROVALS. The Partnership represents and warrants to Parent and Subsidiary that (a) the General Partner has approved the execution, delivery and performance of this Agreement by the Partnership and, accordingly, the Partnership has full partnership power and authority to enter into this Agreement and, subject to the Company Required Statutory Approvals (as defined in the Other Merger Agreement), to consummate the transactions contemplated hereby, (b) subject to Section 7.2(e), no other partnership proceedings on the part of the Partnership are necessary to authorize the execution and delivery of this Agreement or the consummation by the Partnership of the transactions contemplated hereby and (c) this Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

  Section 5.3. INCORPORATION OF REPRESENTATIONS AND WARRANTIES BY
REFERENCE. The Partnership hereby (i) makes to Parent and Subsidiary the representations and warranties of THC set forth in Article V of the Other Merger Agreement with the same effect as if such representations and warranties (together with any related definitions) were set forth herein in their entirety and (ii) represents and warrants to Parent and Subsidiary that it is a subsidiary of THC.

  Section 5.4. STATUS AS TAX PARTNERSHIP. The Partnership represents and warrants to Parent and Subsidiary that for the period from its formation through the Effective Time, the Partnership has been and will be treated as a partnership for federal income tax purposes.

  Section 5.5. FAIRNESS OPINION. The Partnership has received the opinion of Morgan Stanley Realty Incorporated ("Morgan Stanley") to the effect that the consideration to be received by the Hughes Owners in the Merger is fair, from a financial point of view, to the Hughes Owners.

                                  ARTICLE VI

                               Certain Covenants

  Section 6.1. INCORPORATION OF COVENANTS BY REFERENCE. (a) The covenants and agreements of Parent contained in Sections 7.1, 7.2, 7.3(c), 7.4(b), 7.5, 7.10, 7.13 and 7.14 of the Other Merger Agreement (together with any related definitions) are hereby incorporated in this paragraph (a) as if set forth herein in their entirety. Subsidiary agrees to perform and comply with each of such covenants and agreements to the extent they relate to Subsidiary in its capacity as a subsidiary of Parent.

  (b) The covenants and agreements of THC contained in Sections 7.1, 7.2, 7.3, 7.4(b) and (c), 7.13 and 7.14 of the Other Merger Agreement (together with any related definitions) are hereby incorporated in this paragraph (b) as if set forth herein in their entirety. The Partnership agrees to perform and comply with each of such covenants and agreements to the extent they relate to the Partnership in its capacity as a subsidiary of THC.

  Section 6.2. EXPENSES AND FEES. Except as provided in Section 3.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

  Section 6.3. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger.

  (b) Without limitation of the foregoing, each of Parent and the Partnership undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division (as such terms are defined in the Other Merger Agreement). Each of Parent and the Partnership shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) to request early termination of the waiting period and not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except (A) in the case of Parent and Subsidiary, with the prior written consent of the Partnership and (B) in the case of the Partnership, with the prior written consent of Parent.

  (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, (i) Parent shall have the right, at its own expense, to participate therein, and the Partnership will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld and (ii) the Partnership shall have the right, at its own expense, to participate therein, and neither Parent nor Subsidiary will settle any such litigation without the consent of the Partnership, which consent will not be unreasonably withheld.

  Section 6.4. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

  Section 6.5. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) After the Effective Time, Parent shall, and shall cause the Surviving Partnership to, indemnify and hold harmless, to the same extent provided on the date of this Agreement in the Partnership's partnership agreement and pursuant to any indemnification agreements disclosed in the Company Disclosure Schedule (as defined in the Other Merger Agreement), each present and former director, officer, employee and agent of the Partnership or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Partnership or any subsidiary) or arising out of or pertaining to the transactions contemplated by this Agreement or the Other Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Partnership, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnified Parties, Parent and the Surviving Partnership, promptly after statements therefor are received, (ii) Parent and the Surviving Partnership will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable laws and the Parent's or the Surviving Partnership's respective charter, by-laws, partnership agreement or other document shall be made by independent legal counsel acceptable to the Parent or the Surviving Partnership, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Partnership shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further, that Parent and the Surviving Partnership shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action suit, proceeding or investigation.

  (b) Parent agrees, without being obligated by reason of this paragraph (b) to financially guarantee any obligations of the Surviving Partnership, (i) subject to availability, to cause the Surviving Partnership to maintain the Partnership's current insurance policies for directors' and officers' liabilities or an equivalent policy or policies having terms and conditions no less advantageous for all present and former officers and directors of the Partnership or its subsidiaries, or of any entity having the status of a partner of the Partnership on the date hereof, than those in effect on the date of this Agreement for six years from and after the Effective Time to cover acts and omissions of such directors and officers occurring prior to the Effective Time; provided such directors and officers shall cooperate with Parent to maintain such insurance policies or to obtain equivalent policies, and shall furnish all information reasonably requested by Parent in connection therewith, and (ii) to cause the Surviving Partnership to maintain in effect for six years any provision of the partnership agreement of the Partnership and any successor thereof (including the Surviving Partnership) and any contractual agreements or undertakings ("Indemnification Agreements") executed by the Partnership relating to the rights to indemnification of officers and directors of the Partnership or any of its subsidiaries with respect to acts and omissions occurring prior to the Effective Time, which provisions shall not be less favorable than the indemnification provisions currently contained in the partnership agreement of the Partnership and the Indemnification Agreements listed in the Company Disclosure Schedule. After the Effective Time, Parent will refrain from taking any action which would render the Surviving Partnership incapable of performing its obligations under this
Section 6.5 or the Indemnification Agreements. Parent agrees that, at all times from and after the Effective Time, it shall be deemed in its capacity as the direct or indirect owner of all of the outstanding capital stock of the general partner of the Surviving Partnership to have unconditionally ratified such Indemnification Agreements. Parent agrees that it will promptly notify the Representatives (as defined in the Contingent Stock Agreement referred to in Section 7.15 of the Other Merger Agreement) in the event that, at any time after the Effective Time, the insurance policies hereinabove referred to shall terminate or become unavailable.

  (c) In the event the Surviving Partnership or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Partnership or Parent shall assume the obligations set forth in this Section 6.5.

  Section 6.6. NOTIFICATION OF CERTAIN MATTERS. (a) Each of Parent and Subsidiary agrees to give prompt notice to the Partnership of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur (or the impending or threatened occurrence or failure to occur) of any event which the occurrence or failure to occur would be likely to cause any of its representations or warranties contained (or incorporated by reference) in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the Partnership.

  (b) The Partnership agrees to give prompt notice to Parent of, and to use its reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur (or the impending or threatened occurrence or failure to occur) of any event which the occurrence or failure to occur would be likely to cause any of its representations or warranties contained (or incorporated by reference) in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to Parent or Subsidiary.

  Section 6.7. MAINTENANCE OF PARTNERSHIP RECORDS; PERSONNEL. For a period of seven years after the Closing Date (or such longer period as may be required by any governmental agency or as a result of threatened or ongoing litigation or any tax audit or other administrative proceeding):

    (a) Parent shall not, and shall not permit the Surviving Partnership or any of their respective subsidiaries to, dispose of or destroy any of the books, records and files of the Partnership or any subsidiaries of the Partnership which exist at the Effective Time and which become subject to the direct or indirect control of Parent as a result of the Merger (the "Business Documents"). If Parent wishes to dispose of or destroy any of the Business Documents after the Effective Time, it shall first give 30 days' prior written notice to the Representatives (as defined in the Other Merger Agreement), which notice shall specify in reasonable detail the Business Documents proposed to be destroyed, and the Representatives shall have the right, at their option and expense, upon prior written notice to Parent within such 30-day period of the specific documents desired to be retained by the Representatives, to take possession of all or such portion of the Business Documents so specified within 30 days after the date of the Representatives' notice to Parent.

    (b) Parent shall allow the Representatives or their agents access to all of the Business Documents during regular business hours and upon reasonable notice at Parent's principal place of business or at any location where any of the Business Documents are stored, and the Representatives shall have the right, at their own expense, to make copies of any of the Business Documents; provided however, that any such access or copying shall be done in such a manner so as not to interfere unreasonably with the normal conduct of Parent's and its subsidiaries' business or operations.

    (c) Parent shall make available to the Representatives, upon written request and at the locations in which such persons are employed, (i) personnel of Parent and its subsidiaries (including the Surviving Partnership) to assist the Representatives in locating and obtaining the Business Documents and (ii) to the extent within the control of Parent and its subsidiaries, any personnel of Parent and its subsidiaries previously in the employ of the Partnership or its subsidiaries in anticipation of, or preparation for, existing or future litigation, tax return preparation, tax audits or other administrative proceedings or matters in which the Partnership or any of its subsidiaries or affiliates, or any of the Registered Holders, the Beneficial Holders or the Transferees, is involved and which is related to business or transactions conducted prior to the Effective Time by the Partnership or such subsidiaries or affiliates. Such access rights shall be exercised in a manner not to interfere unreasonably with such person's duties. The Representatives will reimburse Parent, out of funds held in the Escrow Account, for Parent's reasonable out-of-pocket expenses in making such personnel available.

  Section 6.8. PERMITTED DIVIDENDS AND DISTRIBUTIONS. On or prior to the Effective Time, the Partnership shall be entitled to distribute to the Hughes Owners such amounts of cash as it shall determine in its sole discretion, subject to the limitation provided in Section 3.3(b)(i). No such distribution shall reduce the consideration to be paid to the Hughes Owners in connection with the Merger.

  Section 6.9. CONSULTING AGREEMENT. Unless Morrison shall be unable or decline to do so, on or before the Closing Date the Partnership shall enter into an agreement with Morrison providing for consulting services to be rendered by Morrison to the Partnership and its subsidiaries for a period of two years following the Closing Date, with compensation for such consulting services and other terms and conditions to be substantially the same as set forth in the consulting agreement currently in force and effect between Morrison and the Partnership.

  Section 6.10 ANNUAL INCENTIVE COMPENSATION PLAN. On the Closing Date, the Partnership shall terminate the Partnership's annual incentive compensation plan and make payment to parties entitled thereto of a pro rata portion of the targeted annual incentive compensation bonuses based on the number of days between January 1, 1996 and the Closing Date.

                                  ARTICLE VII

                                  Conditions

  Section 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use commercially reasonable efforts to have any such injunction, order or decree lifted);

    (c) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

    (d) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date; and

    (e) the Other Merger shall be consummated simultaneously with the consummation of the Merger.

  Section 7.2. CONDITIONS TO OBLIGATION OF THE PARTNERSHIP TO EFFECT THE MERGER. Unless waived in writing by the Partnership, the obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

    (a) Parent and Subsidiary shall have performed in all material respects their agreements contained (or incorporated by reference) in this Agreement and the Other Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained (or incorporated by reference) in this Agreement and the Other Merger Agreement shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date, and the Partnership shall have received a certificate of the Chairman of the Board, the President or a Vice President of Parent and of the President or a Vice President of Subsidiary to that effect;

    (b) the Partnership shall have received an opinion or opinions of Fried, Frank, Harris, Shriver & Jacobson, Piper & Marbury L.L.P. and/or Bruce I. Rothschild, counsel for Parent and Subsidiary, reasonably satisfactory to the Partnership, dated the Closing Date and covering the due incorporation of Parent and Subsidiary, the binding nature of this Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by the Partnership;

    (c) all governmental waivers, consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Hughes Owners of the Mergers;

    (d) the fairness opinion referred to in Section 5.5 shall not have been withdrawn;

    (e) the Hughes Owners' Approval shall have been obtained as contemplated by Section 7.3 of the Other Merger Agreement;

    (f) the Escrow Account deposit described in Section 3.3(b)(xiii) shall have been made as required; and

    (g) the consulting agreement with Morrison shall have been obtained if required by Section 6.9.

  Section 7.3. CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived in writing by Parent, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

    (a) each of the Partnership and THC shall have performed in all material respects its agreements contained (or incorporated by reference) in this Agreement and the Other Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Partnership and THC contained (or incorporated by reference) in this Agreement and the Other Merger Agreement shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date, and Parent shall have received a certificate of the President or of a Vice President of the General Partner to that effect;

    (b) Parent shall have received (i) an opinion or opinions of Andrews & Kurth L.L.P. and/or Michael C. Niarchos, counsel for the Partnership, reasonably satisfactory to Parent, dated the Closing Date and covering the due formation of the Partnership, the binding nature of this Agreement, the effectiveness of the Merger, the number and terms of the issued and outstanding Class 1 Units to be converted in the Merger and such other matters as may be reasonably requested by Parent and (ii) an opinion of Andrews & Kurth L.L.P., dated the Closing Date, to the effect that the Partnership has been a partnership for federal income tax purposes for the period from its formation through the Effective Time; and

    (c) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Mergers.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.1. TERMINATION. This Agreement may not be terminated except with the prior written consent of Parent and the Partnership, except that this Agreement shall terminate automatically if the Other Merger Agreement shall be terminated. Nothing in this Section 8.1 shall relieve any party from liability for any breach of this Agreement.

  Section 8.2. AMENDMENT. This Agreement may not be amended except by action taken by the respective boards of directors of Parent and THHC or duly authorized committees thereof or pursuant to authority granted by such boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law (including, if such amendment is effected after obtaining the Hughes Owners' Approval as contemplated by Section 7.3 of the Other Merger Agreement, requirements of Section 263 of the DGCL).

  Section 8.3. WAIVER. (a) At any time prior to the Effective Time, the Partnership may (i) extend the time for the performance of any of the obligations or other acts of Parent or Subsidiary, (ii) waive any inaccuracies in the representations and warranties of Parent and Subsidiary contained or incorporated by reference herein or in any document delivered pursuant thereto and (iii) waive compliance by Parent and Subsidiary with any of the agreements or conditions contained or incorporated by reference herein. Any consent or agreement by the Partnership to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of the Partnership.

  (b) At any time prior to the Effective Time, Parent and Subsidiary may (i) extend the time for the performance of any of the obligations or other acts of the Partnership, (ii) waive any inaccuracies in the representations and warranties of the Partnership contained or incorporated by reference herein or in any document delivered pursuant thereto and (iii) waive compliance by the Partnership with any of the agreements or conditions contained or incorporated by reference herein. Any consent or agreement by Parent or Subsidiary to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of Parent.

                                  ARTICLE IX

                              General Provisions

  Section 9.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained or incorporated by reference in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto.

  Section 9.2. BROKERS. The Partnership represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee (except for the fees payable to Morgan Stanley and E&Y Kenneth Leventhal) or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Partnership. Parent and Subsidiary represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

  Section 9.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by federal express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to Parent or Subsidiary to:

    The Rouse Company
    10275 Little Patuxent Parkway
    Columbia, Maryland 21044-3456
    Attention: Robert Minutoli, Senior Vice President
    Telecopier: (410) 992-6392

   with copies to:

    The Rouse Company
    10275 Little Patuxent Parkway
    Columbia, Maryland 21044-3456
    Attention: Bruce I. Rothschild
    Telecopier: (410) 992-6392
   and

    Fried, Frank, Harris, Shriver and Jacobson
    One New York Plaza
    New York, New York 10004
    Attention: Arthur Fleischer, Jr., P.C.
    Telecopier: (212) 859-4000

  (b) If to the Partnership, to:

    The Hughes Corporation
    3800 Howard Hughes Parkway
    Las Vegas, Nevada 89109
    Attention: John L. Goolsby, President and Chief Executive Officer
    Telecopier: (702) 791-4353

   with copies to:

    The Hughes Corporation
    3800 Howard Hughes Parkway
    Las Vegas, Nevada 89109
    Attention: Michael C. Niarchos, Sr. Vice President and General Counsel
    Telecopier: (702) 791-4385

   and

    Andrews & Kurth L.L.P.
    4200 Texas Commerce Tower
    Houston, Texas 77002
    Attention: David G. Elkins
    Telecopier: (713) 220-4285

All such communications shall be deemed to have been duly given: (i) in the case of a notice sent by certified or registered mail, on the date receipted for (or refused) on the return receipt; (ii) in the case of a notice delivered by hand, when personally delivered; (iii) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and
(iv) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

  Section 9.4. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (b) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

  Section 9.5. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the Other Merger Agreement (including the documents and instruments referred to herein and therein) (a) constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of the Beneficial Holders and the Transferees under Article III and (c) shall not be assigned by operation of law or otherwise, except that Subsidiary may assign this Agreement to any other wholly-owned subsidiary of Parent.

  Section 9.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

  Section 9.7. JURISDICTION. Each of the Partnership, Parent and Subsidiary hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.7 is intended to waive the right of any party to remove any such action or proceeding commenced in any Delaware state court to an appropriate Delaware federal court to the extent the basis for such removal exists under applicable law. Parent and Subsidiary hereby irrevocably (a) appoint The Corporation Trust Company (the "Process Agent"), with an office on the date hereof at 1209 Orange St., Wilmington, Delaware 19801, as its agent to receive on behalf of either of them service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agree that service of process may be made on Parent or Subsidiary by mailing, by certified mail, a copy of such summons, complaint or other process to Parent or Subsidiary in care of the Process Agent at the Process Agent's above address, with a copy to Parent or Subsidiary, as applicable, at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on their behalf. The Partnership hereby irrevocably (a) appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agrees that service of process may be made on the Partnership by mailing, by certified mail, a copy of such summons, complaint or other process to the Partnership in care of the Process Agent at the Process Agent's above address, with a copy to the Partnership at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on behalf of the Partnership. As an alternative method of service, the parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by such courts, to the address provided for in Section 9.3, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

  Section 9.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 9.9. KNOWLEDGE. As used in this Agreement, the word "knowledge" shall mean, as to any party, the chief executive officer, chief operating officer, chief financial officer and those executive officers of a party directly involved in the negotiation and consummation of the transactions contemplated by this Agreement.

  Section 9.10. GENERAL PARTNER AUTHORIZATION. The General Partner shall be authorized at such time in its sole discretion as it deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name of the Partnership and, to the extent necessary, the General Partner and the limited partners of the Partnership, any and all documents and instruments, including, without limitation, the Merger Filing, and shall do and perform any and all acts required by applicable law which the General Partner deems necessary or advisable, in order to effectuate the Merger.

  Section 9.11. IMITATION OF LIABILITY. In no event shall any of the following persons or entities be personally liable for any obligation under this Agreement or the Other Merger Agreement nor shall recourse with respect to the obligations under this Agreement or the Other Merger Agreement be had to the assets or business of any of the following persons or entities:

    (i) any stockholder, officer, director, employee or agent (past or present) of THC, Parent, Subsidiary or the Other Subsidiary; or

    (ii) any partner (other than the General Partner), employee or agent (past or present) of the Partnership.

  Section 9.12. NO RIGHT OF SET OFF. Anything herein or elsewhere to the contrary notwithstanding, Parent's obligations to make the payments required under this Agreement and otherwise perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that Parent or Subsidiary may have against any person or entity.

  Section 9.13. SEVERABILITY. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

  IN WITNESS WHEREOF, Parent, Subsidiary and the General Partner (acting on behalf of the Partnership) have caused this Agreement to be signed by their respective officers as of the date first above written.

                                          Howard Hughes Properties, Limited
                                           Partnership

                                          By: The Howard Hughes Corporation,
                                              its sole General Partner

                                                     /s/ John A. Kilduff
                                              By:______________________________
                                              Name: John A. Kilduff
                                              Title: Senior Vice President

                                          The Rouse Company

                                                   /s/ Robert Minutoli
                                          By:__________________________________
                                          Name: Robert Minutoli
                                          Title: Senior Vice President

                                          TRC Acquisition Company II

                                                   /s/ Robert Minutoli
                                          By:__________________________________
                                          Name: Robert Minutoli
                                          Title: Senior Vice President

                                                                     APPENDIX C

                                                             May 14, 1996

Boards of Directors
The Hughes Corporation
and The Howard Hughes Corporation
3800 Howard Hughes Parkway
17th Floor
Las Vegas, NV 89109

Gentlemen:

  We understand that Howard Hughes Properties Limited Partnership ("HHPLP"), The Rouse Company ("Rouse") and TRC Acquisition Company Il, an indirect wholly owned subsidiary of Rouse ("Merger Sub II") have entered into an Agreement and Plan of Merger, dated as of February 22, 1996 (the "Partnership Merger Agreement"), which provides, among other things, for the merger of Merger Sub II with and into HHPLP (the "Partnership Merger"). As part of the Partnership Merger, HHPLP will make a special distribution of cash (the "Special Distribution") to the holders of Class 1 Units immediately prior to the consummation of the Partnership Merger. Pursuant to the Partnership Merger, each outstanding Class 1 limited partnership unit of HHPLP (the "Class 1 Units") will be converted in the right to receive a certain amount of cash (the "Partnership Merger Consideration") to be determined at closing pursuant to a certain formula set forth in the Partnership Merger Agreement, based upon, among other things, the amount of the Special Distribution. We further understand that The Hughes Corporation ("THC" or the "Company" and, together with its subsidiaries and affiliates, including HHPLP and subsidiaries and affiliates of HHPLP, "Hughes"), Rouse and TRC Acquisition Company I, a wholly owned subsidiary of Rouse ("Merger Sub I"), have entered into an Agreement and Plan of Merger, dated as of February 22, 1996 (the "THC Merger Agreement"), which provides, among other things, for the merger of THC with and into Merger Sub I (the "THC Merger"). Pursuant to the THC Merger, each outstanding share of common stock, par value $1.00 per share, of THC, other than shares held in treasury or by THC or any subsidiary of THC or as to which dissenters' rights have been perfected ("THC Common Stock"), will be converted into the right to receive (i) a certain number of shares of common stock, par value $0.01 per share, of Rouse ("Rouse Common Stock" or the "Stock Consideration"), pursuant to a certain formula set forth in the THC Merger Agreement (and in certain circumstances a certain amount of cash in lieu of Rouse Common Stock) and (ii) certain additional shares of Rouse Common Stock or, under certain circumstances, shares of a new series of preferred stock of Rouse (collectively, the "Contingent Consideration" and together with the Stock Consideration, the "THC Merger Consideration"), to be issued over a 14-year period following the THC Merger based upon the cash flow generated from, and the appraised value of, certain assets of Hughes. We further understand that Rouse intends to enter into a Contingent Stock Agreement (the "Contingent Stock Agreement") which provides for the terms and conditions governing the issuance of the Contingent Consideration as provided in the THC Merger. The terms and conditions of the Partnership Merger and the THC Merger (collectively, the "Transaction") are more fully set forth in Partnership Merger Agreement, the THC Merger Agreement and the Contingent Stock Agreement (together, the "Transaction Documents"), respectively.

  You have asked for our opinion as to whether each of (i) the Partnership Merger Consideration to be received by the holders of Class 1 Units pursuant to the Partnership Merger Agreement and (ii) the THC Merger Consideration to be received by the holders of THC Common Stock pursuant to the THC Merger Agreement and the Contingent Stock Agreement, are fair from a financial point of view to such holders.

  For purposes of the opinion set forth herein, we have:

  (i)
    analyzed certain internal financial statements and other financial and operating data concerning Hughes prepared by the management of Hughes;

  (ii)
    analyzed certain financial forecasts prepared by the management of Hughes and certain of its consultants and investment partners;

  (iii)
    discussed the past and current operations and financial condition and the prospects of Hughes with senior executives of Hughes;

  (iv)
    conducted due diligence, including site tours with respect to certain Hughes' real estate assets;

  (v)
    received certain market information prepared by management of Hughes and its consultants;

  (vi)
    analyzed the potential for future distributions of Rouse Common Stock to the holders of THC Common Stock in accordance with the terms set forth in the Contingent Stock Agreement based upon certain forecasts prepared by Hughes, and discussed with senior executives of Hughes certain issues relating to such forecasts and future distributions;

  (vii)
    analyzed certain publicly available financial statements and certain other information of Rouse;

  (viii)
    reviewed the reported prices and trading activity for Rouse Common
    Stock;

  (ix)
    compared the prices and trading activity of Rouse Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (x)
    discussed the financial condition of Rouse with senior executives of Rouse;

  (xi)
    participated in discussions and negotiations among representatives of the Hughes, Rouse and their financial and legal advisors;

  (xii)
    reviewed the Partnership Merger Agreement, the THC Merger Agreement and the Contingent Stock Agreement; and

  (xiii)
    performed such other analyses as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts provided to us, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the future financial performance of Hughes. In connection with our analyses regarding the estimated value of the Contingent Consideration, with your consent, we have relied upon the forecasts prepared by Hughes's management of the estimated future cash flows relating to certain assets of Hughes. We have not made any independent valuation or appraisal of the assets or liabilities of Hughes or Rouse. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have been informed by Hughes that the outstanding Class 1 Units and shares of THC Common Stock are beneficially held by a substantially identical group of holders and that such holders' relative beneficial interest is the same in both securities and we have taken this fact into consideration in connection with this opinion. We express no opinion or recommendation as to how the holders of Class 1 Units or shares of THC Common Stock should vote at the meeting held in connection with the Transaction. We also note that, in our evaluation of the Contingent Consideration and for purposes of this opinion, we are not expressing a view as to whether and to what extent any Contingent Consideration will actually be paid in the future.

  We have acted as financial advisor to Hughes in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing by Hughes with the Securities and Exchange Commission with respect to the proposed Transaction.

  Based on the foregoing, we are of the opinion on the date hereof that each of (i) the Partnership Merger Consideration to be received by the holders of Class 1 Units, (ii) the THC Merger Consideration to be received by the holders of THC Common Stock pursuant to the THC Merger Agreement and the Contingent Stock Agreement, are fair from a financial point of view to such holders.

                                          Very truly yours.

                                          MORGAN STANLEY REALTY INCORPORATED

                                                /s/ Scott M. Kelley
                                          By:__________________________________
                                            Scott M. Kelley
                                            Principal

                                                                     APPENDIX D

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               THE ROUSE COMPANY

                    FORM OF CONTINGENT STOCK AGREEMENT

                     EFFECTIVE AS OF JANUARY 1, 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                   COMPOSITE CONTINGENT STOCK AGREEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I--DEFINITIONS AND INTERPRETATION...............................   D-1
    Section 1.01 Certain Defined Terms..................................    D-1
    Section 1.02 Interpretation.........................................   D-16
 ARTICLE II--CONTINGENT SHARES...........................................  D-17
    Section 2.01 General................................................   D-17
    Section 2.02 Business Unit Accounts.................................   D-17
    Section 2.03 Value Index for the General Business Unit Account......   D-17
                  Value Index for the Howard Hughes Center Business Unit
    Section 2.04 Account................................................   D-18
    Section 2.05 Value Index for the Playa Vista Business Unit Account..   D-18
    Section 2.06 Value Index for the Summerlin Business Unit Account....   D-19
    Section 2.07 Asset Appraisals and Holders' FMV Allocation...........   D-20
    Section 2.08 Delivery of Contingent Shares..........................   D-21
    Section 2.09 Debits to Business Unit Accounts.......................   D-25
    Section 2.10 Tax Adjustments........................................   D-26
    Section 2.11 Company Loans..........................................   D-27
    Section 2.12 Advances...............................................   D-27
    Section 2.13 Underfunding of Employee Benefit Plans.................   D-27
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF COMPANY..................  D-28
 ARTICLE IV--CERTAIN COVENANTS...........................................  D-30
    Section 4.01 Information............................................   D-30
    Section 4.02 Ownership of Assets of the Business Units..............   D-32
    Section 4.03 Capitalization of Business Units.......................   D-32
    Section 4.04 Records and Books of Account...........................   D-34
                 Negative Covenants of the Company and the Business Unit
    Section 4.05 Entities...............................................   D-34
    Section 4.06 Board Representation...................................   D-36
    Section 4.07 Treasury Shares........................................   D-37
    Section 4.08 Inspection.............................................   D-37
    Section 4.09 Maintain Registry......................................   D-38
    Section 4.10 Compliance with Laws...................................   D-38
    Section 4.11 Taxes; Claims..........................................   D-38
    Section 4.12 Insurance..............................................   D-38
    Section 4.13 Corporate Existence; Etc. .............................   D-38
                      Registration of Contingent Shares; Compliance with
    Section 4.14 Securities Laws........................................   D-39
    Section 4.15 Rouse Shareholder Approval.............................   D-39
    Section 4.16 Contingent Preferred Shares............................   D-40
    Section 4.17 Reservation of Shares..................................   D-40
    Section 4.18 Abandonment of Assets..................................   D-40
 ARTICLE V--CONCERNING THE REPRESENTATIVES...............................  D-41
    Section 5.01 Authority and Liabilities of the Representatives.......   D-41
    Section 5.02 Directions to Representatives..........................   D-42
    Section 5.03 Reliance Upon Documents and Opinions of Counsel........   D-42
    Section 5.04 No Responsibility for Recitals, Etc. ..................   D-42
    Section 5.05 Actions by Representatives.............................   D-43
    Section 5.06 Resignation and Removal................................   D-43
    Section 5.07 Appointment of Successor Representative................   D-43

                                                                           PAGE
                                                                           ----
    Section 5.08 Acceptance of Appointment by Successor Representative...  D-44
    Section 5.09 Compensation and Indemnification........................  D-44
    Section 5.10 Representatives' Escrow Account.........................  D-44
    Section 5.11 Confidentiality.........................................  D-47
    Section 5.12 Controlling Provisions..................................  D-47
    Section 5.13 Indemnification.........................................  D-47
 ARTICLE VI--CONCERNING THE REVIEW COMMITTEE.............................. D-48
    Section 6.01 General.................................................  D-48
    Section 6.02 Composition.............................................  D-48
    Section 6.03 Resignation and Removal.................................  D-48
    Section 6.04 Actions, etc. ..........................................  D-49
    Section 6.05 Confidentiality.........................................  D-49
    Section 6.06 Indemnification.........................................  D-50
 ARTICLE VII--MISCELLANEOUS............................................... D-50
    Section 7.01 Notices.................................................  D-50
    Section 7.02 Dispute Resolution......................................  D-51
    Section 7.03 Benefit and Burden......................................  D-52
    Section 7.04 Consolidations, Mergers, Etc. ..........................  D-52
    Section 7.05 Company as Fiduciary....................................  D-53
    Section 7.06 No Third Party Rights...................................  D-53
    Section 7.07 Amendments and Waiver...................................  D-53
    Section 7.08 Further Documents.......................................  D-55
    Section 7.09 Assignments.............................................  D-55
    Section 7.10 Severability............................................  D-55
    Section 7.11 Specific Performance....................................  D-55
    Section 7.12 Applicable Law..........................................  D-55
    Section 7.13 Submission to Jurisdiction..............................  D-56
    Section 7.14 Expenses................................................  D-56
    Section 7.15 No Right of Set Off.....................................  D-56
    Section 7.16 No Partnership, Joint Venture or Agency.................  D-56
    Section 7.17 Survival of Representations and Warranties..............  D-56
    Section 7.18 Payments and Interest...................................  D-56
    Section 7.19 Entire Agreement........................................  D-57

                        CONTINGENT STOCK AGREEMENT

  This Contingent Stock Agreement, effective as of January 1, 1996, is by The Rouse Company, a Maryland corporation (the "Company"), in favor of and for the benefit of the Holders and the Representatives (as such terms are hereinafter defined).

                            PRELIMINARY STATEMENTS

  1. The Company, TRC Acquisition Company I, a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company ("Newco"), and The Hughes Corporation, a Delaware corporation ("THC"), are parties to that certain Agreement and Plan of Merger dated as of February 22, 1996 (the "Merger Agreement"), which provides, among other things, for the merger of THC with and into Newco (the "Merger"), as a result of which each outstanding share of common stock of THC (other than shares held by THC or any of its subsidiaries) will be converted into the right to receive (i) upon the effectiveness of the Merger, shares of Rouse Common Stock (as hereinafter defined) and, if required pursuant to the terms of the Merger Agreement, cash and (ii) subsequent to the effectiveness of the Merger, additional shares of Rouse Common Stock or, in certain circumstances, Rouse Preferred Stock, pursuant to the terms of this Agreement.

  2. The number of shares of Rouse Common Stock deliverable by the Company upon the effectiveness of the Merger will be determined as provided in the Merger Agreement. The number of shares of Rouse Common Stock deliverable by the Company subsequent to the effectiveness of the Merger (the "Contingent Shares") is not susceptible of being ascertained as of the time of the Merger because of the uncertainty as to the value of certain Assets (as hereinafter defined) as of the time of the Merger. Accordingly, the number of Contingent Shares will be determined as provided in this Agreement based upon the future economic performance of the Business Units (as hereinafter defined) and related Assets.

  3. It is a condition precedent to the obligations of THC to close the transactions contemplated by the Merger Agreement that the Company shall have executed and delivered this Agreement.

  4. This Agreement and the Merger Agreement are inter-related and non-severable, and the parties to the Merger Agreement would not have consummated the Merger had this Agreement not been executed and delivered and vice versa.

  NOW, THEREFORE, in consideration of the premises and the covenants contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, intending to be legally bound, hereby agrees as follows:

                                   ARTICLE I

                        Definitions and Interpretation

  Section 1.01. CERTAIN DEFINED TERMS. Capitalized terms used in this Agreement shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:

    "Adjusted Fair Market Value" has the meaning specified in Section
  2.07(d).

    "Adjusted Net Equity Balance" means, with respect to the General Business Unit and the Summerlin Business Unit, an amount (not less than zero) determined as of the beginning of each Computation Period equal to (i) the Initial Net Equity of such Business Unit minus (ii) an amount equal to 200% of the aggregate credits to the Business Unit Account for such Business Unit under Section 2.03(b) or Section 2.06(b), as applicable, for all Prior Computation Periods (if any).

    "Advance" has the meaning specified in Section 2.12.

    "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that in no event shall the Company be deemed an Affiliate of any Holder or vice versa.

    "Agreement" means this Contingent Stock Agreement.

    "All Computation Periods" means, with respect to any Calculation Date, all Computation Periods ending on or prior to such Calculation Date.

    "Applicable Federal Rate" means, with respect to any day, the federal short-term rate, mid-term rate or long-term rate, as applicable, determined pursuant to Section 1274(d) of the Code and published by the Secretary of the Treasury or his delegate for the most recent calendar month ending prior to such day. The Applicable Federal Rate shall be based on semi-annual compounding.

    "Applicable Tax Rate" means, with respect to any Business Unit, 33.33% of the marginal tax rate applicable to corporations subject to Subchapter C of Chapter 1 of Subtitle A of the Code for each category of items of Business Unit Income or Loss for such Business Unit for the period in which such Business Unit Income or Loss was realized or sustained.

    "Appraisal Panel" has the meaning specified in Section 2.07(b).

    "Assets" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, tangible or intangible, and wherever situated, including Equity Interests in any other Person.

    "Associate" means, with respect to any Person, (i) any Affiliate of such Person, (ii) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such Person or any relative of such spouse, (iv) any relative or spouse of any director or officer of such Person, (v) any current or former employee, agent, advisor, consultant, officer, director, partner or stockholder of such Person and
  (vi) any Person in which such Person has an Equity Interest or with which such Person has a business relationship.

    "Authorized Officer" means the chief executive officer, the president, the chief financial officer, the chief accounting officer or any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

    "Business Unit Accounts" has the meaning specified in Section 2.02.

    "Business Unit Entity" has the meaning specified in Section 4.02.

    "Business Unit Income or Loss" has the meaning specified in Section
  2.10(a).

    "Business Units" means (i) the General Business Unit, (ii) the Howard Hughes Center Business Unit, (iii) the Playa Vista Business Unit and (iv) the Summerlin Business Unit.

    "Calculation Date" means the last day of each Computation Period.

    "Capital Expenditure" means any expenditure which, in accordance with GAAP, should be classified as a capital expenditure.

    "Cash" means (i) cash and cash equivalents, (ii) Marketable Securities and (iii) and any other item that would be reflected as cash or cash equivalents on a balance sheet prepared in accordance with GAAP.

    "Claim" means any claim, demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Authority or any other Person.

    "Code" means the Internal Revenue Code of 1986, and any successor statute of similar import, together with the regulations thereunder.

    "Company" has the meaning specified in the introductory paragraph of this Agreement.

    "Company Consolidated Group" has the meaning specified in Section
  2.10(a).

    "Company Loan" has the meaning specified in Section 2.11.

    "Company Members" has the meaning specified in Section 6.02.

    "Computation Period" means the six-month period beginning on each January 1 and July 1 of each year; provided, however, that with respect to each Business Unit (i) the first Computation Period shall commence on January 1, 1996 and (ii) the final Computation Period shall end on the Valuation Date applicable to such Business Unit.

    "Computation Period Distribution Amount" has the meaning specified in
  Section 2.08(b).

    "Computation Period Tax Adjustment" has the meaning specified in Section 2.10(c).

    "Contingent Preferred Shares" has the meaning specified in Section 4.16.

    "Contingent Shares" has the meaning specified in the Preliminary Statements of this Agreement.

    "Contingent Stock Distribution Discount Rate" means a rate equal to (i) the lesser of (A) the lowest Applicable Federal Rate in effect during the three-month period ended on February 29, 1996 and (B) the lowest Applicable Federal Rate in effect during the three-month period ending on the last day of the month in which the Effective Time occurs or (ii) such other rate as may be required under applicable tax Laws.

    "Contingent Stock Distribution Interest" means, with respect to any Contingent Stock Distribution Value, such Contingent Stock Distribution Value minus the applicable Contingent Stock Distribution Principal.

    "Contingent Stock Distribution Principal" has the meaning specified in
  Section 2.08(h).

    "Contingent Stock Distribution Value" means, with respect to any Holder,
  (i) in the case of any delivery of Contingent Shares (A) for any Calculation Date, the product of (x) the Current Share Value as of such Calculation Date times (y) the Computation Period Distribution Amount with respect to such Calculation Date times (z) such Holder's Percentage Interest and (B) for any Valuation Distribution Date, the product of (x) the Valuation Distribution Share Value as of such Valuation Distribution Date times (y) the number of Contingent Shares delivered to such Holder on such Valuation Distribution Date and (ii) in the case of any delivery of Contingent Preferred Shares for any Calculation Date or Valuation Distribution Date, the product of (A) the stated liquidation value of a Contingent Preferred Share times (B) the number of Contingent Preferred Shares delivered to such Holder in connection with such Calculation Date or Valuation Distribution Date.

    "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

    "Current Share Value" means, as of any date (the "computation date"), the average of the closing per share sales prices of Rouse Common Stock during the ten trading days consisting of (i) the five consecutive trading days ending on the last day of the calendar month immediately preceding the calendar month in which the computation date falls and (ii) the five consecutive trading days ending on the computation date, in each case, on the Composite Tape of the New York Stock Exchange or, if shares of Rouse Common Stock are not then listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which shares of Rouse Common Stock are then listed or, if shares of Rouse Common Stock are not then listed on any such stock exchange, the average of the average closing bid and ask quotations with respect to a share of Rouse Common Stock during the ten trading days consisting of (A) the five consecutive trading days ending on the last day of the calendar month immediately preceding the calendar month in which the computation date falls and (B) the five consecutive trading days ending on the computation date, in each case, on the NASDAQ or any successor system then in use or, if no such quotations are then available, the average of the bid and asked prices with respect to a share of Rouse Common Stock for such trading days, as furnished by a member of the New York Stock Exchange regularly making a market in the Rouse Common Stock selected by the Rouse Board, or, if no such member firm is then making a market in Rouse Common Stock, the fair market value on the computation date of a share of Rouse Common Stock as determined in good faith by a majority of the members of the Rouse Board after consultation with an independent financial advisor of recognized national standing.

    "Debt" means, for any Person, all Liabilities of such Person (i) for the repayment of money borrowed (whether or not represented by bonds, debentures, notes, securities or other similar instruments), (ii) to pay the deferred or unpaid purchase price of goods, services or Assets, (iii) as lessee under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) under guaranties, endorsements (other than for collection or deposit in the ordinary course of business) or assumptions of, or other contingent obligations in respect of, or to purchase or otherwise acquire, any Liabilities of any other Person, (v) in respect of letters of credit or other similar instruments, (vi) secured by a Lien existing on Assets owned by such Person, whether or not the Liabilities secured thereby shall have been assumed by such Person and/or
  (vii) to redeem or repurchase any of such Person's Equity Interests.

    "Debtor Relief Laws" means the Bankruptcy Code of the United States, and any successor statute of similar import, and all other applicable dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, fraudulent transfer or conveyance, reorganization or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

    "Delaware Courts" has the meaning specified in Section 7.13.

    "Delivery Date" has the meaning specified in Section 4.16.

    "Disputants" has the meaning specified in Section 7.02(a).

    "Dividend Adjustment" means, with respect to any Calculation Date or Valuation Date, an amount equal to the product of (i) the sum of any and all dividends and other distributions paid on a share of Rouse Common Stock after the date hereof, but only if, in the case of each such dividend or distribution, the record date fixed for the purpose of determining the Persons entitled to receive payment of such dividend or other distribution falls within the period commencing on such Calculation Date or Valuation Date, as applicable, and ending on the date on which the Contingent Shares required to be delivered by the Company in connection with such Calculation Date or Valuation Date, as applicable, are actually delivered to the Holders times (ii) the number of Contingent Shares which the Company is otherwise required to deliver to the Holders in connection with such Calculation Date or Valuation Date, as applicable.

    "Effective Date" has the meaning specified in the Merger Agreement.

    "Effective Time" has the meaning specified in the Merger Agreement.

    "Eligible Assignee" means an assignee or transferee of the rights of a Holder hereunder but only if such assignee or transferee is (i) a beneficial owner of Equity Interests of such Holder as of the date hereof,
  (ii) an executor, administrator or guardian of the estate of such Holder or beneficial owner, (iii) an inter vivos trust for the benefit of such Holder or beneficial owner or a member of such Holder's or beneficial owner's immediate family, (iv) a legatee or heir of such Holder or beneficial owner under the will of such Holder or beneficial owner or pursuant to the Laws of descent and distribution, (v) a Person who acquires such rights by operation of Law (including pursuant to a property settlement agreement, plan or arrangement approved or ordered by any court) or (vi) the Company or any Subsidiary of the Company.

    "Environmental Laws" means any and all Laws, including any judgment, permit, approval, decision or determination, pertaining to the environment now or hereafter in effect and applicable to the Assets comprising any Business Unit, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C.
  (S) 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. (S) 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. (S) 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., as amended, the Hazardous Materials Transportation Act, 49 Ap. U.S.C.A. (S) 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136 et seq., as amended, and comparable state and local Laws, and other environmental conservation and protection Laws.

    "Equity Interests" means, with respect to any Person and whether now outstanding or issued after the date of this Agreement, any and all shares, interests, participations or other equivalents in the equity (however designated) of such Person and any and all options, warrants and other rights to purchase or otherwise acquire an equity interest in such Person.

    "Escrow Account" has the meaning specified in Section 5.10(a).

    "Escrow Agent" has the meaning specified in Section 5.10(a).

    "Escrow Agreement" has the meaning specified in Section 5.10(a).

    "Escrow Termination Date" has the meaning specified in Section 5.10(a).

    "Event of Default" means any of the following events:

      (a) any representation, warranty or statement made by the Company in this Agreement or in any writing furnished by the Company to the Review Committee, any Representative or any Holder pursuant to this Agreement is inaccurate in any respect on the date as of which made and in light of the circumstances under which made, which inaccuracy, alone or together with all other such inaccuracies, could reasonably be expected to have a Material Adverse Effect;

      (b) the Company fails to perform or observe any covenant or agreement contained in Section 2.08;

      (c) the Company fails to perform or observe any other material agreement, term or condition contained in this Agreement and such failure (if capable of being remedied) is not remedied within 30 consecutive days after the date on which such failure first became known to the Company;

      (d) the Company takes or omits to take any action with the knowledge that such action or omission will result, and such action or omission does result, in the default by the Company of any its covenants or agreements contained in this Agreement;

      (e) the Company or HHPLP makes an assignment for the benefit of creditors or is generally not paying its Debts as they become due;

      (f) any decree or order for relief in respect of the Company or HHPLP is entered under any Debtor Relief Law of any jurisdiction;

      (g) the Company or HHPLP files a petition or otherwise applies to any Governmental Authority for, or consents to, the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or similar official of it or any substantial part of its Assets, or commences a voluntary case under any Debtor Relief Law of any jurisdiction;

      (h) any such petition or application described in clause (g) above is filed, or any such proceeding commenced, against the Company or HHPLP, and the Company or HHPLP, as applicable, by any act indicates its approval thereof, consents thereto or acquiesces therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceeding, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days;

      (i) any order, judgment or decree is entered in any proceeding against the Company or HHPLP decreeing the dissolution, winding-up or liquidation of the Company or HHPLP, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days;

      (j) any order, judgment or decree is entered in any proceedings against the Company or HHPLP decreeing a split-up of the Company or HHPLP, or which requires the divestiture of any material Asset or any material portion of the Assets of the Company or HHPLP, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days;

      (k) this Agreement shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by an order, judgment or decree of any Governmental Authority, or the validity or enforceability of this Agreement shall be contested by or on behalf of the Company, or the Company shall renounce, or deny that it is bound by the terms of, any material provision of this Agreement, it being understood that nothing herein shall restrict the Company from asserting that its actions or omissions do not constitute a violation of this Agreement;

      (l) any violation or breach of, or default under, the governing documents of any Business Unit Entity shall occur and (if capable of being remedied) is not remedied within 30 consecutive days after the date on which such failure first became known to the Company or such Business Unit Entity, which violation, breach or default, alone or together with all other such violations, breaches and defaults, could reasonably be expected to have a Material Adverse Effect; or

      (m) the failure of the shareholders of the Company to approve this Agreement and the issuance and delivery of securities of the Company as contemplated hereby prior to July 15, 1997.

  "Excess Cash Flow" means, with respect to any Business Unit for any Computation Period, an amount equal to its Receipts for such Computation Period minus the sum of its Expenditures and Computation Period Tax Adjustment (if any) for such Computation Period.

  "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

  "Expenditures" means, with respect to any Business Unit for any Computation Period, all costs and expenses incurred by the Company or any of its Subsidiaries which are properly chargeable to such Business Unit in accordance with GAAP and actually paid during such Computation Period and all adjustments to the records and books of account of such Business Unit made in accordance with the terms of this Agreement which have the effect of decreasing the Cash accounts of such Business Unit during such Computation Period, including any and all:

    (a) real estate commissions, legal fees and title costs incurred in connection with the Transfer of any of the Assets comprising such Business Unit;

    (b) sales, franchise, licensing, property and other taxes (other than taxes of any Governmental Authority measured by income);

    (c) Capital Expenditures, insurance premiums, labor, supplies, utilities and other services, infrastructure, amenities, improvements and enhancements, whether on-site, off-site or regional, not reimbursed by the purchaser of any of the Assets comprising such Business Unit or otherwise, including costs in connection with installing utilities, roadways and landscaping, which costs are allocable to any of the Assets comprising such Business Unit on a basis reasonably determined by the Company;

    (d) payments on indebtedness for borrowed money (including any Company Loan and any Revolving Credit Loan), whether for principal or interest, which indebtedness existed on the effective date hereof or was incurred subsequent to the effective date hereof in the ordinary course of business of any Business Unit Entity in accordance with the terms of this Agreement;

    (e) overhead directly related to such Business Unit or, to the extent that services are provided to the related Business Unit Entity by employees of the Company or any of its Subsidiaries (such as financial, personnel, legal, accounting, tax or other administrative services), the reasonable actual costs incurred for such services, which costs shall not exceed the costs at which such services could have been obtained by such Business Unit Entity in an arms'-length transaction with a Person that is not an Associate of the Company or any Business Unit Entity;

    (f) costs and expenses in connection with the direct management of the Assets comprising such Business Unit other than Howard Hughes Center Management Costs and Playa Vista Management Costs;

    (g) fees and expenses in connection with or as a result of any action or proceeding brought, or any Claim made, by any Governmental Authority or any other Person (other than the Review Committee, any Representative or any Holder) directly relating to any of the Assets comprising such Business Unit, unless such incurrence resulted from the gross negligence or willful misconduct of the Company or any of its Subsidiaries constituting a material breach of its obligations under this Agreement;

    (h) increases in Reserves but only if and to the extent that such increases are permitted by the definition of "Reserve" contained herein;

    (i) fees, costs and expenses of the Review Committee which have been allocated to such Business Unit in accordance with Section 6.01;

    (j) Advances (or any portion thereof) repaid to any other Business Unit;
  and

    (k) Advances made to any other Business Unit;

provided, however, that except as expressly provided in the foregoing clauses
(a) through (k), the term "Expenditure" shall not include (i) any cost or expense of the Company or any of its Subsidiaries for general overhead or non-operating items, such as financial, personnel, legal, accounting, tax and other general administrative services, (ii) any charges for interest on intercompany advances or charges for other intercompany payments of any nature other than payments for Assets or services directly related to the operation of the Assets comprising such Business Unit or (iii) any share of the consolidated tax Liability of the Company Consolidated Group (federal, state or local), and provided further, that all

Expenditures incurred by THC and its Subsidiaries during the period commencing January 1, 1996 to and including the Effective Time, which would be properly chargeable to any Business Unit in accordance with GAAP and are actually paid during such period, shall be deemed for all purposes of this Agreement to have been incurred and actually paid by the Company during such period with respect to such Business Unit.

  "Fair Market Value" has the meaning specified in Section 2.07(e).

  "Funding Requirement" has the meaning specified in Section 4.03(a).

  "GAAP" means generally accepted United States accounting principles, applied on a consistent basis (except for changes in which the independent auditors of the Person in question concur) as in effect from time to time unless the application of a principle of accounting not in effect at the date hereof would in any way be prejudicial to the Holders or to the Company, in which event the generally accepted United States accounting principles as in effect on the date hereof will be applied.

  "General Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i) (A) the Assets located in Nevada and California described on Exhibit B and all improvements thereon (if any), (B) the available land component of Hughes Airport Center (as designated on Exhibit
D), (C) the available land component of Hughes Center (as designated on Exhibit E) and (D) the available land component of Hughes Cheyenne Center (as designated on Exhibit F) and (ii) to the extent that any of the foregoing are held indirectly by the Company or any Business Unit Entity through any other Person, (A) the Equity Interests held by the Company or such Business Unit Entity in such other Person, (B) any securities issued or issuable with respect to any such Equity Interests by way of distribution, (C) any Assets or securities into which such Equity Interests or securities may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (D) any Cash, Equity Interests or other Assets distributed with respect to such Equity Interests, securities or Assets.

  "General Business Unit Account" has the meaning specified in Section 2.03.

  "General Business Unit Reduction Amount" means, with respect to the General Business Unit Account for any Calculation Date, an amount equal to the sum of
(i) 3% of the gross cash proceeds from sales of real estate comprising the General Business Unit during All Computation Periods (except in connection with the allocation of the Fair Market Value of any Assets among the Company and the Holders in which case such amount shall be determined as provided in
Section 2.07(d)), reduced by all amounts taken into account in Section 2.03(c)(ii)(B) in all Prior Computation Periods plus (ii) to the extent that all or any portion of the amount obtained under clause (i) is not taken into account in Section 2.03(c)(ii)(B) on the Calculation Date for the Computation Period during which such gross cash proceeds were actually received by the Company or any of its Subsidiaries, a cumulative 7.5% per annum, compounded semi-annually, return on such amount from the Calculation Date for the Computation Period during which such gross cash proceeds were so received until the Calculation Date for the Computation Period in which such amount is taken into account in Section 2.03(c)(ii)(B).

  "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.

  "Governmental Authority" means (i) any nation or government, (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto, (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

  "Hazardous Materials" means any hazardous or toxic substances or contaminated material including asbestos (friable, non-friable or any other form), polychlorinated biphenyls and any flammable materials, explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic or regulated substances or related materials defined in or under any Environmental Law and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, crude oil or fractions thereof or any chemical which causes cancer or reproductive effects, which are defined by applicable Law as hazardous or toxic or the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release or emission of which is regulated or governed by any applicable Law.

  "HHPLP" means Howard Hughes Properties, Limited Partnership, a Delaware limited partnership.

  "Holder Members" has the meaning specified in Section 6.02.

  "Holders" means the Persons listed on Schedule 1 and all Eligible Assignees.

  "Holders' Designee" has the meaning specified in Section 4.06(a).

  "Holders' FMV Allocation" has the meaning specified in Section 2.07(d).

  "Holders' FMV Allocation Amount" has the meaning specified in Section 2.08(c)(ii).

  "Howard Hughes Center Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i) the approximately 69-acre tract of land located in Los Angeles, California described on Exhibit C and all improvements thereon and (ii) to the extent that any of the foregoing are held indirectly by the Company or any Business Unit Entity through any other Person, (A) the Equity Interests held by the Company or such Business Unit Entity in such other Person, (B) any securities issued or issuable with respect to any such Equity Interests by way of distribution, (C) any Assets or securities into which such Equity Interests may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (D) any Cash, Equity Interests or other Assets distributed with respect to such Equity Interests, securities or Assets.

  "Howard Hughes Center Business Unit Account" has the meaning specified in
Section 2.03.

  "Howard Hughes Center Management Costs" means, with respect to any Calculation Date, the aggregate amount of direct management costs incurred and actually paid by the Company and any of its Subsidiaries in connection with the Howard Hughes Center Business Unit during All Computation Periods which have not been taken into account under Section 2.04 in any Prior Computation Period.

  "Hughes Airport Center" means the approximately 382-acre tract of land located in Las Vegas, Nevada described on Exhibit D and all improvements thereon (except as noted on such Exhibit).

  "Hughes Center" means the approximately 84-acre tract of land located in Las Vegas, Nevada described on Exhibit E and all improvements thereon (except as noted on such Exhibit).

  "Hughes Cheyenne Center" means the approximately 211-acre tract of land located in Las Vegas, Nevada described on Exhibit F and all improvements thereon (except as noted on such Exhibit).

  "Hughes Funding" means the lesser of (i) the amount funded by the Company pursuant to the Funding Requirement and (ii) $10,000,000; provided, however, that solely for the purposes of making the calculations required by Section 2.05(a) with respect to any Calculation Date, such amount shall be reduced by an amount equal to the aggregate credits to the Playa Vista Business Unit Account under Section 2.05(b) for all Prior Computation Periods.

  "Independent Member" has the meaning specified in Section 6.02.

  "Initial Net Equity" means (i) $40,900,000 with respect to the General Business Unit and (ii) $64,900,000 with respect to the Summerlin Business Unit.

  "Laws" means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority.

  "Liability" means, with respect to any Person, any indebtedness, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

  "Lien" means (i) any mortgage, lien, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by Contract, operation of Law or otherwise) in, on, of or with respect to any Assets or Equity Interests, whether now owned or hereafter acquired, (ii) any other interest in Assets or Equity Interests designed to secure the repayment of Debt or any other obligation, whether arising by Contract, operation of Law or otherwise, (iii) any Contract to give any of the foregoing and (iv) any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

  "Losses" means any and all damages (including consequential, punitive and exemplary), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.

  "Maguire Thomas Partners" means (i) Maguire Thomas Partners/JMB Associates, a California limited partnership, and (ii) Maguire Thomas Partners/JMB Area C Associates, a California limited partnership.

  "Majority Holders" means, at any time, Holders whose combined Percentage Interests represent more than 50% of the Percentage Interests of all Holders (excluding the Company and its Subsidiaries and Affiliates).

  "Marketable Securities" means (i) securities which (a) are listed on the New York Stock Exchange or the American Stock Exchange, (b) are reported on NASDAQ, (c) are part of an issue which is listed on the New York Stock Exchange or the American Stock Exchange or is reported on NASDAQ or (d) are regularly quoted by brokers or dealers making a market in such securities and
(ii) readily marketable securities or obligations issued or guaranteed by any Governmental Authority.

  "Material Adverse Effect" means a material adverse effect on (i) the business, operations, condition (financial or otherwise), results of operations or prospects of the Company, any Business Unit Entity or any Business Unit, (ii) the Company's ability to perform its obligations under this Agreement, (iii) the value, condition or marketability of any material Assets comprising any Business Unit, (iv) the validity, legality or enforceability of this Agreement, (v) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (vi) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement, but excluding from clauses (i) and
(iii) hereof any effect caused by matters of general applicability, such as economic, regulatory, tax or other matters of general applicability, or matters generally affecting real estate or real estate markets. For purposes of this definition, the financial condition of the Company, any Business Unit Entity or any Business Unit shall be determined on the basis of the current value net worth of such Person.

  "Merger" has the meaning specified in the Preliminary Statements of this Agreement.

  "Merger Agreement" has the meaning specified in the Preliminary Statements of this Agreement.

  "Merger Agreements" means (i) the Merger Agreement and (ii) the Agreement and Plan of Merger, dated as of February 22, 1996, among the Company, TRC Acquisition Company II and HHPLP relating to the Partnership Merger.

  "NASDAQ" means The Nasdaq Stock Market.

  "Newco" has the meaning specified in the Preliminary Statements of this Agreement.

  "Parties" means the Company, the Holders and the Representatives.

  "Partnership Merger" means the merger of TRC Acquisition Company II, a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company, with and into HHPLP, as a result of which each outstanding Class 1 LP Unit of HHPLP will be converted into the right to receive cash.

  "Percentage Interest" means (i) with respect to each Holder, the percentage set opposite such Holder's name on Schedule 1, as such percentage may be adjusted in connection with a Transfer to an Eligible Assignee, and (ii) with respect to any Eligible Assignee, the percentage Transferred to such Eligible Assignee by the Transferring Holder.

  "Permitted Encumbrances" means any and all (i) Liens for taxes if the same shall at the time not be delinquent or thereafter may be paid without penalty or if such taxes are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, but only if (A) such contest could not reasonably be expected to have a Material Adverse Effect and (B) such reserves or other appropriate provisions (if any) as shall be required by GAAP shall have been made therefor, (ii) Liens consisting of easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the Assets encumbered thereby or materially impair the ability of the Company or any Business Unit Entity to use such Assets in its business, (iii) Liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (iv) Liens resulting from deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or Contracts in the ordinary course of business and (v) Liens existing on the date hereof or created after the date hereof in accordance with the terms of this Agreement.

  "Permitted Investments" has the meaning specified in Section 5.09(f).

  "Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.

  "Playa Vista Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i) the limited partner interests held by HHPLP in the Playa Vista Partnerships, (ii) any securities issued or issuable with respect to any such limited partner interests by way of distribution, (iii) any Assets or securities into which such limited partner interests or securities may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (iv) any Cash, Equity Interests or other Assets distributed with respect to such limited partner interests, securities or Assets.

  "Playa Vista Business Unit Account" has the meaning specified in Section
2.05.

  "Playa Vista Financings" has the meaning specified in Section 4.03(a).

  "Playa Vista Management Costs" means, with respect to any Calculation Date, the aggregate amount of direct management costs incurred by the Company and its Subsidiaries in connection with the Playa Vista Business Unit during All Computation Periods which have not been taken into account under Section 2.05 in any Prior Computation Period.

  "Playa Vista Management Costs Return" means a cumulative 15% per annum, compounded semi-annually, return on the Playa Vista Management Costs from the last day of the Computation Period during which such costs were actually paid by the Company or any of its Subsidiaries until the Calculation Date for the Computation Period in which such amount is taken into account under Section 2.05(a).

  "Playa Vista Partnership Agreements" means (i) the Amended and Restated Agreement of Limited Partnership dated February 14, 1989 of Maguire Thomas Partners-Playa Vista, a California limited partnership, and (ii) the Agreement of Limited Partnership dated September 26, 1990 of Maguire Thomas Partners-- Playa Vista Area C, a California limited partnership.

  "Playa Vista Partnerships" means (i) Maguire Thomas Partners-Playa Vista, a California limited partnership, and (ii) Maguire Thomas Partners--Playa Vista Area C, a California limited partnership, being the entities formed by the Playa Vista Partnership Agreements.

  "Prior Computation Periods" means, with respect to any Calculation Date, all Computation Periods ending prior to, but not on or after, such Calculation Date.

  "Process Agent" has the meaning specified in Section 7.13.

  "Prohibited Transaction" has the meaning specified in Section 7.04(b).

  "Proposed Transaction" has the meaning specified in Section 7.04(c).

  "Receipts" means, with respect to any Business Unit for any Computation Period, all Cash actually received by the Company or any of its Subsidiaries during such Computation Period with respect to the operation and business of such Business Unit and the Assets comprising such Business Unit and all adjustments to the records and books of account of such Business Unit made in accordance with the terms of this Agreement which have the effect of increasing the Cash accounts of such Business Unit during such Computation Period, including any and all:

    (a) proceeds from the purchaser of any of the Assets comprising such Business Unit (including any purchaser pursuant to an agreement that was entered into prior to the effective date hereof), including, with respect to the General Business Unit, the Howard Hughes Center Business Unit and the Summerlin Business Unit, any proceeds paid (or deemed paid) by the Company or any of its Subsidiaries to the applicable Business Unit Entity for the account of the applicable Business Unit in connection with a Transfer of any of the Assets of the General Business Unit, the Howard Hughes Center Business Unit or the Summerlin Business Unit to the Company or any of its Subsidiaries;

    (b) proceeds of indebtedness for borrowed money (including any Company Loan and any Revolving Credit Loan) received subsequent to the effective date hereof;

    (c) decreases in any Reserves;

    (d) insurance proceeds in respect of any casualty or other insured loss to or affecting any of the Assets comprising such Business Unit;

    (e) proceeds in respect of any taking of any of the Assets comprising such Business Unit, or of any rights appurtenant thereto, by condemnation, eminent domain or transfer in lieu thereof for public or quasi-public use under any Law or arising out of any damage or diminution in value to the Assets comprising such Business Unit in connection therewith;

    (f) payments (including sinking fund payments) and distributions on or in respect of any Equity Interests in any Person included in the Assets comprising such Business Unit;

    (j) Advances received from any other Business Unit; and

    (k) repayments by any other Business Unit of any Advance (or any portion thereof) made by such Business Unit;

provided, however, that for purposes of determining Receipts hereunder, to the extent that the Company or any of its Subsidiaries receives proceeds, Cash, Assets or other amounts of a kind described herein that relate both to the Assets comprising such Business Unit and to other Assets of the Company or any of its Subsidiaries, such proceeds, Cash, Assets and other amounts shall be allocated to such Business Unit and to such other Assets by the Company on a reasonable and equitable basis and, to the extent applicable, in accordance with GAAP, and, provided further, that all Receipts actually received by THC and its Subsidiaries during the period commencing January 1, 1996 to and including the Effective Time with respect to the operation and business of the Assets comprising such Business Unit shall be deemed for all purposes of this Agreement to have been actually received by the Company during such period with respect to such Business Unit.

  "Registration Statement" has the meaning specified in paragraph (j) of
Article III.

  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

  "Representatives" means Platt W. Davis, III, David G. Elkins and Kenneth E. Studdard and their respective successors who shall become such in the manner prescribed in Article V.

  "Representatives' Diversion Notice" has the meaning specified in Section 5.10(b).

  "Reserve" means, with respect to any Business Unit, any contingency reserve established and maintained in good faith by the Company or the relevant Business Unit Entity with respect to such Business Unit in accordance with GAAP, if applicable, but only if such reserve is reasonably necessary (i) for working capital purposes approved by the Company in good faith, (ii) to fund any payments for indebtedness for borrowed money with respect to such Business Unit to the extent, and only to the extent, that such indebtedness exists on the date hereof or is incurred subsequent to the date hereof (x) in the ordinary course of the business of the Company or any of its Subsidiaries, (y) in compliance with the terms of this Agreement and (z) solely for the purpose of funding Expenditures or (iii) for any other proper purpose; provided, however, that no such reserve may be established or maintained at any time unless, and then only to the extent that, such action is consistent with sound business practices and is in accordance with industry practices.

  "Review Committee" has the meaning specified in Section 6.01.

  "Revolving Credit Loans" has the meaning specified in Section 4.03(b).

  "Rouse Board" means the board of directors of the Company.

  "Rouse Common Stock" means the common stock, par value $0.01, of the Company, being the class of common stock of the Company listed on the New York Stock Exchange on the date hereof, and any securities issued or issuable with respect to any such common stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

  "Rouse Funding" means the amount (not to exceed $5,000,000) funded by the Company pursuant to the Funding Requirement in excess of $10,000,000; provided, however, that solely for the purposes of making the calculations required by Section 2.05(c) with respect to any Calculation Date, such amount shall be reduced by an amount equal to 1,000% of the aggregate credits to the Playa Vista Business Unit Account under Section 2.05(d) for all Prior Computation Periods.

  "Rouse Increasing Rate Preferred Stock" means the series of Rouse Preferred Stock created and designated pursuant to the Articles Supplementary to the Charter of the Company attached hereto as Exhibit A and consisting of 10,000,000 authorized and unissued shares.

  "Rouse Preferred Stock" means the preferred stock, par value $0.01, of the Company.

  "SEC" means the Securities and Exchange Commission of the United States of America or any successor thereof.

  "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

  "State and Local Tax Adjustment" means, with respect to any Business Unit for any taxable year, 33 1/3% of the aggregate income taxes that would be imposed on the income of such Business Unit by each State or local tax authority ("jurisdiction") as a result of the location of the Assets of such Business Unit within such jurisdiction or the conduct of business by such Business Unit within such jurisdiction, computed as if the Assets of such Business Unit located in such jurisdiction or the operations of such Business Unit in such jurisdiction were owned and conducted by a separate corporation which has no contacts or nexus with any other jurisdiction other than the jurisdiction in which such Assets are located or business is conducted.

  "Subsidiary" means, with respect to any Person, each other Person of which or in which such Person and its other Subsidiaries own, hold or control, directly or indirectly, Equity Interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors of such other Person, or other Persons performing similar functions for such other Person, or, if there are no such directors or other Persons, having a majority of the general voting power with respect to the policies and activities of such other Person.

  "Summerlin" means the tract of land located in Las Vegas, Nevada described on Exhibit G.

  "Summerlin Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i)(A) the Assets located in Summerlin described on Exhibit H and all improvements thereon (if any) and (B) the available land component of Summerlin Commercial (as designated on Exhibit I), (ii) the Tournament Players Club golf club located in Summerlin, including the 18-hole championship golf course, the clubhouse and related structures, and (iii) to the extent that any of the foregoing are held indirectly by the Company or any Business Unit Entity through any other Person, (A) the Equity Interests held by the Company or such Business Unit Entity in such other Person, (B) any securities issued or issuable with respect to any such Equity Interests by way of distribution, (C) any Assets or securities into which such Equity Interests or securities may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (D) any Cash or other Assets distributed with respect to such Equity Interests, securities or Assets.

  "Summerlin Business Unit Account" has the meaning specified in Section 2.06.

  "Summerlin Business Unit Reduction Amount" means, with respect to the Summerlin Business Unit Account for any Calculation Date, an amount equal to the sum of (i) 3% of the gross cash proceeds from sales of real estate comprising the Summerlin Business Unit during All Computation Periods (except in connection with the allocation of the Fair Market Value of any Assets among the Company and the Holders in which case such amount shall be determined as provided in Section 2.07(d)), reduced by all amounts taken into account in
Section 2.06(e)(ii)(D) in all Prior Computation Periods plus (ii) to the extent that all or any portion of the amount obtained under clause (i) is not taken into account in Section 2.06(e)(ii)(D) on the Calculation Date for the Computation Period during which such gross cash proceeds were actually received by the Company or any of its Subsidiaries, a cumulative 7.5% per annum, compounded semi-annually, return on such amount from the Calculation Date for the Computation Period during which such gross cash proceeds were so received until the Calculation Date for the Computation Period in which such amount is taken into account in Section 2.06(e)(ii)(D).

  "Summerlin Commercial" means that portion of Summerlin identified as such on
Exhibit I and all improvements thereon (except as noted on such Exhibit).

  "Summerlin North" means that portion of Summerlin identified as being owned by HHPLP on Exhibit J and all improvements thereon and the available land component of Summerlin Commercial (as designated on Exhibit I).

  "Tax Adjustment" means, with respect to any Business Unit for any taxable year, the sum of (i) the product of (A) Business Unit Income or Loss for such Business Unit for such taxable year times (B) the Applicable Tax Rate plus
(ii) the State and Local Tax Adjustment for such Business Unit for such taxable year; provided, however, that the Tax Adjustment shall not be a negative number.

  "Termination Date" has the meaning specified in Section 4.03(a).

  "THC" has the meaning specified in the Preliminary Statements of this Agreement.

  "Transfer" means, with respect to any Assets, any sale, Lien, pledge, assignment or other disposition of such Assets, and such term, when used as a verb, shall have correlative meanings.

  "Treasury Shares" means shares of Rouse Common Stock held in the treasury of the Company or any shares of authorized and unissued Rouse Common Stock treated as treasury shares for purposes of listing on the New York Stock Exchange by virtue of having been reacquired by the Company and restored to the status of authorized but unissued shares.

  "Valuation Date" means (i) with respect to the General Business Unit and the portion of the Summerlin Business Unit comprised of Summerlin North, December 31, 2000, (ii) with respect to the Howard Hughes Center Business Unit and the Playa Vista Business Unit, December 31, 2005 and (iii) with respect to the remaining Assets comprising the Summerlin Business Unit, December 31, 2009.

  "Valuation Distribution Date" means, with respect to any Business Unit, the date on which any of the Contingent Shares required to be delivered by the Company to the Holders in connection with the Valuation Date for such Business Unit are actually delivered by the Company to the Holders.

  "Valuation Distribution Share Value" means, as of any date (the "computation date"), the average of the closing per share sales prices of Rouse Common Stock during the twenty trading days consisting of the five consecutive trading days ending on the last day of each of the four calendar months immediately preceding the calendar month in which the computation date falls, in each case, on the Composite Tape of the New York Stock Exchange or, if shares of Rouse Common Stock are not then listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which shares of Rouse Common Stock are then listed or, if shares of Rouse Common Stock are not then listed on any such stock exchange, the average of the average closing bid and ask quotations with respect to a share of Rouse Common Stock during the twenty trading days consisting of the five consecutive trading days ending on the last day of each of the four calendar months immediately preceding the calendar month in which the computation date falls, in each case, on the NASDAQ or any successor system then in use or, if no such quotations are then available, the average of the bid and asked prices with respect to a share of Rouse Common Stock for such trading days, as furnished by a member of the New York Stock Exchange regularly making a market in the Rouse Common Stock selected by the Rouse Board, or, if no such member firm is then making a market in Rouse Common Stock, the fair market value on the computation date of a share of Rouse Common Stock as determined in good faith by a majority of the members of the Rouse Board after consultation with an independent financial advisor of recognized national standing.

  Section 1.02. INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

  (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

  (b) reference to any gender includes each other gender and the neuter;

  (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

  (d) reference to any Person includes such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

  (e) reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

  (f) reference to any Contract means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

  (g) all references to Articles, Sections, Schedules and Exhibits shall be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto which are made a part hereof;

  (h) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

  (i) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

  (j) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

  (k) reference to any Law or any Governmental Approval means such Law or Governmental Approval as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

  (l) accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any Asset, Liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP;

  (m) all computations and calculations to be made hereunder in accordance with GAAP shall be made by utilizing such allocations, conventions and methods as are consistent with GAAP and have been utilized by the Company prior to the date hereof or which may be subsequently adopted by the Company in accordance with GAAP except as otherwise provided herein;

  (n) the word "knowledge", when used in any representation, covenant or warranty of the Company contained herein, means the actual knowledge of any officer, director, key employee, division head or similar Person of the Company or any of its Subsidiaries;

  (o) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

  (p) no provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                  ARTICLE II

                               Contingent Shares

  Section 2.01. GENERAL. As part of the consideration to be received by the Holders in connection with the Merger, the Company shall deliver the Contingent Shares to the Holders (and, if required pursuant to Section 2.08(k), the Representatives) in the amounts and at the times set forth in this Agreement. At the time they are delivered, the Contingent Shares shall be
(i) freely tradable shares (other than as a result of the actions, or based upon the status, of the holder thereof) which are registered with the SEC under the Securities Act of 1933, (ii) listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (iii) duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights.

  Section 2.02. BUSINESS UNIT ACCOUNTS. The Company shall establish and maintain a separate account on its financial books and records with respect to each Business Unit (collectively, the "Business Unit Accounts"). The initial balance of each Business Unit Account shall be zero. Adjustments to the Business Unit Accounts shall be made as of each Calculation Date in accordance with the following provisions of this Article II.

  Section 2.03. VALUE INDEX FOR THE GENERAL BUSINESS UNIT ACCOUNT. As of each Calculation Date, the Business Unit Account maintained with respect to the General Business Unit (the "General Business Unit Account") shall be credited with an amount equal to the sum of the following:

    (a) an amount equal to 50% of Excess Cash Flow of the General Business Unit for the applicable Computation Period until the aggregate credits to the General Business Unit Account under this clause (a) for All Computation Periods equal a cumulative 7.5% per annum, compounded semi-annually, amount calculated on the Adjusted Net Equity Balance of the General Business Account as of the beginning of each Prior Computation Period;

    (b) an amount equal to 50% of (i) Excess Cash Flow for the General Business Unit for the applicable Computation Period minus (ii) 200% of the credits to the General Business Unit Account under clause (a) above for such Computation Period, until the aggregate credits to the General Business Unit Account under this clause (b) for All Computation Periods equal 50% of the Initial Net Equity of the General Business Unit Account; and

    (c) an amount equal to 50% of (i) Excess Cash Flow for the General Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) 200% of the credits to the General

  Business Unit Account under clauses (a) and (b) above for such Computation Period plus (B) the General Business Unit Reduction Amount as of such Calculation Date.

  Section 2.04. VALUE INDEX FOR THE HOWARD HUGHES CENTER BUSINESS UNIT ACCOUNT. As of each Calculation Date, the Business Unit Account maintained with respect to the Howard Hughes Center Business Unit (the "Howard Hughes Center Business Unit Account") shall be credited with an amount equal to 80% of (a) Excess Cash Flow for the Howard Hughes Center Business Unit for the applicable Computation Period minus (b) the sum of (i) the Howard Hughes Center Management Costs plus (ii) to the extent not taken into account under this clause (ii) in any Prior Computation Period, an amount equal to a cumulative 15% per annum, compounded semi-annually, return on the Howard Hughes Center Management Costs from the last day of the Computation Period during which such costs were actually paid by the Company or any of its Subsidiaries until the Calculation Date for the Computation Period in which such amount is taken into account under this clause (ii); provided, however, that on each Calculation Date, the credit that would otherwise be made to the Howard Hughes Center Business Unit Account on such Calculation Date shall be reduced by (A) the aggregate of all amounts paid by the Company or any of its Subsidiaries to Tooley & Company pursuant to that certain Managing Developer Agreement dated August 15, 1993 between Tooley & Company and HHPLP during All Computation Periods minus (B) the aggregate of all such amounts taken into account pursuant to this Section 2.04 in all Prior Computation Periods.

  Section 2.05. VALUE INDEX FOR THE PLAYA VISTA BUSINESS UNIT ACCOUNT. As of each Calculation Date, the Business Unit Account maintained with respect to the Playa Vista Business Unit (the "Playa Vista Business Unit Account") shall be credited with an amount equal to the sum of the following:

    (a) an amount equal to 90% of (i) Excess Cash Flow of the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return until the aggregate credits to the Playa Vista Business Unit Account under this clause (a) for All Computation Periods equal a cumulative 7% per annum, compounded semi-annually, amount calculated on the Hughes Funding as of the beginning of each Prior Computation Period;

    (b) an amount equal to 90% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clause (a) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (b) for All Computation Periods equal the Hughes Funding;

    (c) an amount equal to 10% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (c) for All Computation Periods equal a cumulative 7/9ths of 1% per annum, compounded semi-annually, amount calculated on the Rouse Funding as of the beginning of each Prior Computation Period;

    (d) an amount equal to 10% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clause (c) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (d) for All Computation Periods equal 1/9th of the Rouse Funding;

    (e) an amount equal to 75% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C)10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clauses (c) and (d) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (e) for All Computation Periods equal $25,000,000;

    (f) an amount equal to 25% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clauses (c) and (d) above for such Computation Period plus
  (E) 4/3rds of the credits to the Playa Vista Business Unit Account under clause (e) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (f) for All Computation Periods equal $8,333,333; and

    (g) an amount equal to 50% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clauses (c) and (d) above for such Computation Period plus
  (E) 4/3rds of the credits to the Playa Vista Business Unit Account under clause (e) above for such Computation Period plus (F) 400% of the credits to the Playa Vista Business Unit Account under clause (f) above for such Computation Period.

  Section 2.06. VALUE INDEX FOR THE SUMMERLIN BUSINESS UNIT ACCOUNT. As of each Calculation Date, the Business Unit Account maintained with respect to the Summerlin Business Unit (the "Summerlin Business Unit Account") shall be credited with an amount equal to the sum of the following:

    (a) an amount equal to 50% of Excess Cash Flow of the Summerlin Business Unit for the applicable Computation Period until the aggregate credits to the Summerlin Business Unit Account under this clause (a) for All Computation Periods equal a cumulative 7.5% per annum, compounded semi-annually, amount calculated on the Adjusted Net Equity Balance of the Summerlin Business Unit Account as of the beginning of each Prior Computation Period;

    (b) an amount equal to 50% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) 200% of the credits to the Summerlin Business Unit Account under clause (a) above for such Computation Period, until the aggregate credits to the Summerlin Business Unit Account under this clause (b) for All Computation Periods equal to 50% of the Initial Net Equity of the Summerlin Business Unit;

    (c) an amount equal to 75% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) 200% of the credits to the Summerlin Business Unit Account under clauses (a) and (b) above for such Computation Period, until the aggregate credits to the Summerlin Business Unit Account under this clause (c) for All Computation Periods equal $40,000,000;

    (d) an amount equal to 25% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) 200% of the credits to the Summerlin Business Unit Account under clauses (a) and (b) above for such Computation Period plus (B) 4/3rds of the credits to the Summerlin Business Unit Account under clause (c) above for such Computation Period, until the aggregate credits to the Summerlin Business Unit Account under this clause (d) for All Computation Periods equal $13,333,333; and

    (e) an amount equal to 50% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) the sum of
  (A) 200% of the credits to the Summerlin Business Unit Account under clauses (a) and (b) above for such Computation Period plus (B) 4/3rds of the credits to the Summerlin Business Unit Account under clause (c) above for such Computation Period plus (C) 400% of the credits to the Summerlin Business Unit Account under clause (d) above for such Computation Period plus (D) the Summerlin Business Unit Reduction Amount as of such Calculation Date.

  Section 2.07. ASSET APPRAISALS AND HOLDERS' FMV ALLOCATION. (a) The Fair Market Value of the Assets comprising each Business Unit or portion thereof shall be determined by appraisal as of the Valuation Date with respect to such Business Unit or portion thereof. If any of the Assets comprising any Business Unit are held indirectly by the Company or any Business Unit Entity through any other Person, the appraisal required under this Section 2.07 with respect to such Assets shall determine the Fair Market Value of such Assets as owned by such other Person, in which event the Fair Market Value of such Assets for purposes of computing the number of Contingent Shares to be delivered by the Company in connection with such Valuation Date shall be determined by multiplying such Fair Market Value by the percentage interest in the equity of such other Person owned by the Company or such Business Unit Entity, taking into account any preferential rights associated with any Equity Interest owned by any Person therein.

  (b) Within five days after the Valuation Date with respect to each Business Unit or portion thereof, the Representatives and the Company shall each appoint one appraiser for each item of Assets included in such Business Unit or portion thereof. The two appraisers so appointed shall, within five days after the second of them has been appointed, appoint a third appraiser and such appraisers shall constitute the "Appraisal Panel" with respect to such item of Assets. If the two appraisers appointed are unable to agree on the third appraiser within such five-day period, either the Representatives or the Company may apply to any court of competent jurisdiction for the appointment of a third appraiser. If either the Representatives or the Company fails to appoint an appraiser within five days after notice from the other that the recipient of such notice has failed to appoint an appraiser within the five-day period referred to above, the appraiser appointed by the other shall be deemed to constitute the Appraisal Panel. Each appraiser shall be a real estate and financial expert who is generally recognized as having current competence in the valuation of Assets similar to the Assets being appraised in the area(s) where such Assets are located. Each appraiser shall be independent and, as such, shall not be an Associate of the Company or any Holder (other than as a result of contractual relationships arising out of such appraisal or any prior appraisal pursuant to this Agreement). The fees and expenses of each Appraisal Panel shall be paid by the Company. Notwithstanding anything to the contrary set forth above, any appraiser may be appointed to appraise more than one item of Assets at any one time, or may be appointed repeatedly over time.

  (c) Each Appraisal Panel shall be instructed to determine, within 45 days of its appointment, the Fair Market Value of the Assets comprising the relevant Business Unit or portion thereof as of the relevant Valuation Date. If any Appraisal Panel consists of three appraisers, the Fair Market Value determination that shall differ the most from the second highest Fair Market Value determination of all three appraisers shall be excluded, the remaining two Fair Market Value determinations shall be averaged and such average shall constitute the determination of the Appraisal Panel. Each Appraisal Panel shall furnish the Company and the Representatives with a written report of its determination within the 45-day period referred to above, which report shall (i) be signed by each member of such Appraisal Panel and (ii) specify the amount determined by such Appraisal Panel to be the Fair Market Value of the relevant Assets as of the relevant Valuation Date. The determination of the Fair Market Value of such Assets by the Appraisal Panel shall be final and binding on the Parties.

  (d) Upon determining the Fair Market Value of the Assets comprising any Business Unit or portion thereof, the aggregate Fair Market Value of all of the Assets comprising such Business Unit or portion thereof shall be reduced by an amount equal to the amount of all accounts payable and other indebtedness properly reflected on the records and books of account of such Business Unit or portion thereof in accordance with the terms of this Agreement which have not been taken into account as an Expenditure in determining the Excess Cash Flow for any Computation Period for the applicable Business Unit Account of such Business Unit or portion thereof, excluding any such amounts which were taken into account in determining the Fair Market Value of any of such Assets (the "Adjusted Fair Market Value"). Upon determining the Adjusted Fair Market Value of any Business Unit or portion thereof, an amount equal to such Adjusted Fair Market Value shall be allocated between the Company and the Holders in the same manner that credits to the Business Unit Account for such Business Unit are calculated under Section 2.03, 2.04, 2.05 or 2.06 (as appropriate), as if such Adjusted Fair Market Value were the Excess Cash Flow upon which such calculations are to be made and taking into account all previous credits which have been made to such Business Unit Account based upon Excess Cash Flow for such Business Unit; provided, however, that (i) such allocations shall be determined without regard to any development or management fee otherwise payable to the Company or any of its Subsidiaries, other than any General Business Unit Reduction Amount or Summerlin Business Unit Reduction Amount (which for purposes of this paragraph (d) shall include 3% of the gross proceeds from sales of real estate comprising the applicable Business Unit prior to such Valuation Date irrespective of whether such proceeds have been received by the Company or any of its Subsidiaries) which represents amounts actually received by or owing to the Company or any of its Subsidiaries which have not been taken into account under Section 2.03(c)(ii)(B) or 2.06(e)(ii)(D), respectively, with regard to the sale, prior to the applicable Valuation Date, of any real estate which comprised the General Business Unit or the Summerlin Business Unit, and (ii) the amount determined to be allocable to the Holders as provided above shall be reduced by an amount equal to 50% of the fees and expenses of each Appraisal Panel which have been paid by the Company with respect to such Business Unit or portion thereof. As used herein, "Holders' FMV Allocation", when used with reference to the Assets comprising any Business Unit or portion thereof, means the portion of the Adjusted Fair Market Value of such Assets allocable to the account of the Holders pursuant to this paragraph (d).

  (e) For purposes of this Agreement, "Fair Market Value" means, with respect to any Asset, the most probable price in terms of money which such Asset would bring at a fair sale for its highest reasonable use, determined in a commercially reasonable manner, and where the title to such Asset will pass from the seller to the buyer with (i) each of the buyer and the seller acting prudently and knowledgeably, (ii) the price not being affected by any undue stimulus, (iii) neither the buyer nor seller being under compulsion to sell or buy such Asset, (iv) each of the buyer and the seller being typically motivated, well informed and advised and acting in what it considers to be its best interests, (v) a reasonable period of time being allowed for exposure of such Asset in the open market and (vi) the payment of the purchase price being made in cash. In determining the Fair Market Value of any Asset, there shall be taken into account, as appropriate, all Liabilities relating to such Asset to the extent that they are secured by a Lien on such Asset or would otherwise encumber such Asset in the hands of the buyer, and the appraisers shall assume that the Asset being appraised is to be sold in a commercially reasonable manner.

  Section 2.08. DELIVERY OF CONTINGENT SHARES. (a) The Company shall be obligated to deliver Contingent Shares with respect to each Business Unit (i) following each Calculation Date (including the Valuation Date for such Business Unit) as provided in paragraph (b) below and (ii) following the Valuation Date for such Business Unit or portion thereof as provided in paragraph (c) below.

  (b) The aggregate number of Contingent Shares to be delivered by the Company to the Holders with respect to all of the Business Units following each Calculation Date as contemplated by paragraph (a)(i) above shall be determined as of such Calculation Date and shall be a number (the "Computation Period Distribution Amount") equal to the product of (i) 0.992 times (ii) the sum of
(A) an amount equal to (x) the aggregate positive balances of the Business Unit Accounts as of such Calculation Date divided by (y) the Current Share Value as of such Calculation Date plus (B) an amount equal to (x) the Dividend Adjustment with respect to the number of Contingent Shares determined under clause (A) above divided by (y) the Current Share Value as of such Calculation Date. The Company shall unconditionally and irrevocably deliver to each Holder (or his designee), as soon as practicable and in any event within 60 days after each Calculation Date, that number of Contingent Shares determined by multiplying (1) the Computation Period Distribution Amount with respect to such Calculation Date by (2) such Holder's Percentage Interest.

  (c) The aggregate number of Contingent Shares to be delivered by the Company to the Holders with respect to any Business Unit or portion thereof as contemplated by paragraph (a)(ii) above shall be determined as follows:

    (i) In the event that the Company delivers all of the Contingent Shares contemplated by paragraph (a)(ii) above with respect to any Business Unit or portion thereof in one installment, the aggregate number of Contingent Shares to be delivered by the Company shall be determined as of the Valuation Distribution Date for such Business Unit or portion thereof and shall be a number equal to the product of (A) 0.992 times (B) the sum of:

      (x) an amount equal to (1) the Holders' FMV Allocation with respect to such Assets divided by (2) the Valuation Distribution Share Value as of the Valuation Distribution Date for such Business Unit or portion thereof plus

      (y) an amount equal to (1) the Dividend Adjustment with respect to the number of Contingent Shares determined under clause (x) above divided by (2) the Valuation Distribution Share Value as of such Valuation Distribution Date.

  The Company shall unconditionally and irrevocably deliver to each Holder (or his designee), as soon as practicable and in any event within 12 months after the applicable Valuation Date, that number of Contingent Shares determined by multiplying (a) the aggregate number of Contingent Shares being delivered by the Company on such Valuation Distribution Date under this clause (i) by (b) such Holder's Percentage Interest.

    (ii) In the event that the Company delivers the Contingent Shares contemplated by paragraph (a)(ii) above with respect to any Business Unit or portion thereof in more than one installment, on each Valuation Distribution Date for such Business Unit or portion thereof, the "Holders' FMV Allocation Amount" shall be calculated, being an amount equal to the product of:

      (A) the aggregate number of Contingent Shares being delivered by the Company on such Valuation Distribution Date times

      (B) the Valuation Distribution Share Value with respect to such Valuation Distribution Date times

      (C) a fraction, the numerator of which is such Valuation Distribution Share Value and the denominator of which is the sum of (x) such Valuation Distribution Share Value plus (y) the Dividend Adjustment with respect to one share of Rouse Common Stock during the period commencing on the applicable Valuation Date to and including such Valuation Distribution Date times

      (D) 0.992.

  The Company shall continue to deliver Contingent Shares to the Holders with respect to such Business Unit or portion thereof pursuant to this clause
  (ii) until such time as the sum of the Holders' FMV Allocation Amount with respect to each Valuation Distribution Date for such Business Unit or portion thereof equals the Holders' FMV Allocation with respect to such Business Unit or portion thereof. In connection with each such Valuation Distribution Date, the Company shall unconditionally and irrevocably deliver to each Holder (or his designee) a number of Contingent Shares equal to the product of (1) the aggregate number of Contingent Shares being delivered by the Company on such Valuation Distribution Date under this clause (ii) times (2) such Holder's Percentage Interest. The Company shall unconditionally and irrevocably deliver to each Holder (or his designee), as soon as practicable and in any event within 12 months after the applicable Valuation Date, all Contingent Shares required to be delivered under paragraph (a)(ii) above with respect to each Business Unit or portion thereof.

  (d) In the event that the Company fails to deliver Contingent Shares on or before the date on which the Company is obligated to deliver such Contingent Shares, the Company shall become obligated to deliver to each Holder that number of additional Contingent Shares which is equal to the quotient of (i) the return, calculated at the Applicable Federal Rate plus 5%, on an amount equal to (A) the number of Contingent Shares which should have been delivered to such Holder times (B) the Current Share Value utilized to determine the number of Contingent Shares to be delivered by the Company in connection with the applicable Calculation Date, such return to accrue on such amount for the period commencing on the day that such Contingent Shares were required to be delivered by the Company to such Holder and continuing thereafter until the Company delivers such Contingent Shares to such Holder or delivers Contingent Preferred Shares to such Holder in accordance with Section 4.16 divided by
(ii) the Current Share Value utilized to determine the number of Contingent Shares to be delivered by the Company in connection with the applicable Calculation Date.

  (e) If an Event of Default shall have occurred and be continuing (other than any Event of Default applicable under the circumstances described in paragraph
(f) below), the Representatives may, by notice in writing delivered to the Company, (i) accelerate the Company's obligation to deliver Contingent Shares pursuant to paragraph (c) above or (ii) require the Company, in satisfaction of the Company's obligation to deliver Contingent Shares thereafter, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to paragraph (c) above by (B) the quotient of (x) $100 divided by (y) the Current Share Value as of the date of such notice. Upon receipt of such notice, the Company shall cause the appraisals described in Section 2.07 to be initiated and completed as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and the Company shall unconditionally and irrevocably deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals.

  (f) If (i) but for the provisions of Section 7.05(b), an Event of Default described in clause (c) of the definition thereof would have occurred and be continuing with respect to any Business Unit Entity solely on account of the non-performance by the Company of any covenant contained in Section 4.10, 4.11, 4.12 or 4.13 as such covenant relates to such Business Unit Entity and
(ii) in connection with such circumstances, (A) the Company shall have determined in good faith that it would neither be commercially reasonable nor in the best interests of the Company and the Holders for the Company to take, or cause to be taken, the actions necessary to avoid such non-performance and
(B) the Company shall have given prior written notice of such non-performance to the Representatives confirming that the Company has made the determination described in subclause (A) and setting forth, in reasonable detail, the reasons therefor, then the Representatives may, by notice in writing delivered to the Company, (i) accelerate the Company's obligation to deliver Contingent Shares pursuant to paragraph (c) above with respect to the Assets comprising the Business Unit to which such non-performance relates or (ii) require the Company, in satisfaction of the Company's obligation to deliver Contingent Shares thereafter with respect to the Assets comprising the Business Unit to which such non-performance relates, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to paragraph (c) above by (B) the quotient of (x) $100 divided by (y) the Current Share Value as of the date of such notice. Upon receipt of such notice, the Company shall cause the appraisals described in Section 2.07 to be initiated and completed with respect to such Assets as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and the Company shall unconditionally and irrevocably deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals; provided, however, that in connection with any appraisal conducted pursuant to this paragraph (f), the Appraisal Panel shall be instructed to determine the Fair Market Value of the relevant Assets as if no Person is required to make any additional contribution to the capital of, or investment in, or loan or advance in respect of, such Assets.

  (g) If any foreclosure on, or the exercise of any similar remedy with respect to, any of the Assets comprising any Business Unit shall occur or (i) an Event of Default described in clause (e), (f), (g), (h), (i) or (j) of the definition thereof shall have occurred and be continuing with respect to any Business Unit Entity other than HHPLP, as if such clauses applied to each such Business Unit Entity instead of the Company and HHPLP and (ii) if, in connection with such Event of Default, (A) the Company shall have determined in good faith that it would neither be commercially reasonable nor in the best interests of the Company and the Holders for the Company to take, or cause to be taken, the actions necessary to avoid such Event of Default and (B) the Company shall have given prior written notice of such Event of Default to the Representatives confirming that the Company has made the determination described in subclause (A) and setting forth, in reasonable detail, the reasons therefor, then in any such event the Representatives may, by notice in writing delivered to the Company, (i) accelerate the Company's obligation to deliver Contingent Shares pursuant to paragraph (c) above with respect to any Assets comprising any Business Unit which are owned by such Business Unit Entity or (ii) require the Company, in satisfaction of the Company's obligation to deliver Contingent Shares thereafter with respect to any Assets comprising any Business Unit which are owned by such Business Unit Entity, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to paragraph (c) above by (B) the quotient of (x) $100 divided by (y) the Current Share Value as of the date of such notice. Upon receipt of such notice, the Company shall cause the appraisals described in Section 2.07 to be initiated and completed with respect to such Assets as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and the Company shall unconditionally and irrevocably deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals; provided, however, that in connection with any appraisal conducted pursuant to this paragraph (g), the Appraisal Panel shall be instructed to determine the Fair Market Value of the relevant Assets as if no Person is required to make any additional contribution to the capital of, or investment in, or loan or advance in respect of, such Assets.

  (h) Except as otherwise required by applicable tax Laws, in connection with each delivery of Contingent Shares or Contingent Preferred Shares pursuant to this Agreement, the Contingent Stock Distribution Value of each Holder shall be discounted to the effective date hereof at the Contingent Stock Distribution Discount Rate to determine the amount of contingent stock distribution principal (the "Contingent Stock Distribution Principal") and the amount of Contingent Stock Distribution Interest. Contingent Stock Distribution Interest shall be treated by the Company and each Holder as interest for federal income tax purposes.

  (i) All Contingent Shares to be delivered hereunder shall be newly-issued shares of Rouse Common Stock or, at the election of the Company, Treasury Shares; provided, however, that (i) in the event the Company is precluded or otherwise unable, for any reason, to deliver newly-issued shares of Rouse Common Stock to the Holders, the Company shall deliver or cause to be delivered Treasury Shares to the Holders and (ii) in the event the Company is precluded or otherwise unable, for any reason, to deliver Treasury Shares to the Holders, the Company shall deliver or cause to be delivered newly-issued shares of Rouse Common Stock to the Holders.

  (j) Notwithstanding anything to the contrary contained herein, at any time at which the Company is obligated to deliver Contingent Shares to the Holders pursuant to the terms of this Agreement, the Company shall not deliver any fractional shares of Rouse Common Stock to any Holder and, in lieu of delivering such fractional shares, the following provisions shall apply:

    (i) with respect to any fractional shares which would have otherwise been delivered by the Company to a Holder based upon Excess Cash Flow:

      (A) if the last Calculation Date with respect to any Business Unit shall not have occurred, on the next succeeding Calculation Date the Company shall deliver to such Holder a number of Contingent Shares equal to the sum of (x) such number of fractional shares plus (y) the number of Contingent Shares which the Company is obligated to deliver to such Holder based upon Excess Cash Flow for the Computation Period ending on such succeeding Calculation Date plus (z) a number of Contingent Shares equal to (1) the Dividend Adjustment with respect to a share of Rouse Common Stock during the period commencing on the Calculation Date on which such fractional shares would have otherwise been delivered and ending on the date on which the Contingent Shares to be delivered by the Company in connection with such succeeding Calculation Date are actually delivered to the Holders multiplied by
    (2) the number of such fractional shares divided by (3) the Current Share Value utilized in determining the number of Contingent Shares to be delivered by the Company in connection with such succeeding Calculation Date; and

      (B) if no Calculation Date with respect to any Business Unit or portion thereof will occur after such Calculation Date, the Company shall pay such Holder an amount in cash equal to such fractional shares times the Current Share Value utilized in determining the number of Contingent Shares to be delivered by the Company in connection with such Calculation Date; and

    (ii) with respect to any fractional shares which would otherwise have been delivered by the Company to the Holders in connection with any Valuation Date, the Company shall pay each Holder an amount in cash equal to (A) the number of fractional shares which would have otherwise been delivered by the Company to such Holder in connection with such Valuation Date times (B) the Valuation Distribution Share Value utilized in determining the number of Contingent Shares to be delivered by the Company to the Holders in connection with such Valuation Date.

  (k) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives a Representatives' Diversion Notice in accordance with the provisions of Section 5.10(b), the Company shall, in lieu of delivering the number of Contingent Shares described in such Representatives' Diversion Notice to the Holders, deliver such Contingent Shares to the Representatives, in which event the number of Contingent Shares otherwise deliverable to the Holders shall be appropriately reduced pro rata in accordance with their respective Percentage Interests.

  Section 2.09. DEBITS TO THE BUSINESS UNIT ACCOUNTS. Upon the delivery by the Company to the Holders of all Contingent Shares required to be delivered in connection with any Calculation Date, the Business Unit Account with respect to which such Contingent Shares were delivered shall be debited by an amount equal to the product of (i) the sum of the number of Contingent Shares so delivered by the Company plus the aggregate number of fractional shares which were not delivered to the Holders in accordance with the provisions of Section 2.08(j) times (ii) the Current Share Value utilized in determining the number of Contingent Shares delivered times (iii) 1.008.

  Section 2.10. TAX ADJUSTMENTS. (a) The Company shall compute the pro forma taxable income or loss for each Business Unit ("Business Unit Income or Loss") for each taxable year, utilizing the method of tax accounting and, to the extent applicable, the elections employed in the preparation of the consolidated federal income tax return of the group of corporations of which the Company is the common parent (the "Company Consolidated Group") for such taxable year. Notwithstanding the form of ownership of a Business Unit, such computation shall be made as though each Business Unit was a separate corporation filing a separate return of taxable income which was taxed at the Applicable Tax Rate, as determined with respect to such Business Unit. The Business Unit Income or Loss for each Business Unit shall be computed utilizing the actual items of income, gain, loss and deduction attributable to the Assets, Liabilities and operations of such Business Unit; provided, however, that in making such computation, the State and Local Tax Adjustment shall be taken as a deduction.

  (b) If such calculation results in a Business Unit Income or Loss which is a loss for such taxable year, the Tax Adjustment for such year shall be zero and such loss shall be carried forward and treated as an item of deduction that will reduce any calculation of Business Unit Income or Loss of such Business Unit which results in income in any future period in accordance with the principles of Section 172(b) of the Code and the regulations promulgated thereunder. No unutilized Business Unit Income or Loss which is a loss will be carried back to any prior taxable year.

  (c) The Company shall estimate the Business Unit Income or Loss of each Business Unit for each Computation Period and, based upon such estimates, shall compute the estimated Tax Adjustment for such Computation Period for each Business Unit (the "Computation Period Tax Adjustment"). In the event and to the extent that the Tax Adjustment with respect to any Business Unit for the calendar year is different than the aggregate Computation Period Tax Adjustments for such Business Unit for such year, such difference shall be added to, or subtracted from, the next succeeding Computation Period Tax Adjustment for such Business Unit until fully accounted for.

  (d) The Business Unit Income or Loss and the Computation Period Tax Adjustments for each Business Unit for each Computation Period shall be determined by the Company within 20 days following the end of such Computation Period.

  (e) The Business Unit Income or Loss and the Computation Period Tax Adjustments for each Business Unit for each taxable year shall be reviewed and reported on by KPMG Peat Marwick LLP (or other independent certified public accountants satisfactory to the Representatives) within 90 days following the end of such taxable year. Such report shall be submitted to the Review Committee for its approval within 90 days following the end of such taxable year and, once approved, shall (except for adjustments contemplated by this Section 2.10) be final, binding and conclusive for purposes of the determinations to be made pursuant hereto.

  (f) The Company shall furnish to the Representatives all information and documentation necessary or useful in the computation of each Computation Period Tax Adjustment and the Tax Adjustment. The Company shall permit the Representatives, or their designated representatives, to have full access, at any reasonable time and from time to time during the term of this Agreement and for a period of five years thereafter, to all relevant tax returns and supporting papers of the Company Consolidated Group and their Affiliates, wherever located, and shall furnish, and request that the independent accountants of the Company Consolidated Group furnish, to the Representatives, such additional tax and other information and documents in the possession of such Persons with respect to the Company Consolidated Group and the computation of each Computation Period Tax Adjustment and the Tax Adjustment as the Representatives may from time to time reasonably request.

  Section 2.11. COMPANY LOANS. The Company may, at its option, make loans and advances to any Business Unit Entity for the account of any Business Unit from time to time for the sole purpose of providing working capital and other funds for use in connection with such Business Unit as contemplated by this Agreement (each a "Company Loan"); provided, however, that prior to making any Company Loan, the Company shall pay or cause to be paid in cash any payable owed to such Business Unit by the Company or any Affiliate of the Company, irrespective of whether the same are due and payable. To the extent that any Business Unit requires funds for such purposes, the Company may, at its option, (a) cause the applicable Business Unit Entity to borrow such funds for the account of such Business Unit from a financial institution on commercially reasonable terms or (b) make a Company Loan to such Business Unit Entity for the account of such Business Unit. The interest rate applicable to each Company Loan shall be no greater than the interest rate that would be charged to the relevant Business Unit Entity for a comparable loan made to such Business Unit Entity in an arms'-length transaction with a Person that is not an Associate of the Company; provided, however, that if such Business Unit Entity could not reasonably be expected to obtain such funds through a borrowing from a financial institution at a per annum interest rate of less than 15%, then such Company Loan shall accrue interest at the rate of 15% per annum.

  Section 2.12. ADVANCES. In the event that (a) any Business Unit has insufficient funds for working capital purposes, (b) the Company is not obligated to make a Revolving Credit Loan to the applicable Business Unit Entity pursuant to Section 4.03(b), (c) third party financing to fund such working capital requirements is unavailable to such Business Unit Entity and
(d) the Company elects not to make a Company Loan to such Business Unit Entity for the account of such Business Unit, such Business Unit Entity or any other Business Unit Entity may, with the unanimous consent of the Review Committee, loan funds to such Business Unit from any other Business Unit (each such loan, an "Advance"); provided, however, that prior to any Advance being made to such Business Unit, the Company shall pay or cause to be paid in cash any payable owed to such Business Unit by the Company or any Affiliate of the Company, irrespective of whether the same are due and payable. Advances shall not bear any interest and shall be repaid by the recipient Business Unit to the Business Unit making such Advance on each Calculation Date thereafter, to the extent that the Excess Cash Flow of such Business Unit as of such Calculation Date exceeds its working capital requirements after giving effect to any payments required to be made to the Company pursuant to Section 4.03(c).

  Section 2.13. UNDERFUNDING OF EMPLOYEE BENEFIT PLANS. Notwithstanding anything to the contrary contained in this Agreement, in the event that (a) the termination of the qualified defined benefit plan currently maintained by THC results in any costs or benefit payments (other than taxes) paid or to be paid or incurred by THC or any of its Subsidiaries as the result of such termination (after all costs that may be paid by such plan are paid by the plan) which are in excess of the reversion amount (before taxes), if any, of such plan on the date of its liquidation (the amount of such costs or benefit payments together with interest accruing thereon at the rate of 5% from the date such costs are incurred or benefit payments made until the date such benefit costs or payments are deducted as set forth below being referred to as the "Underfunded Amount") and (b) the Business Unit Accounts have an aggregate positive balance as of any Calculation Date ending after the final determination of such Underfunded Amount, then the aggregate positive balances of the Business Unit Accounts shall be reduced, prior to calculating the aggregate number of Contingent Shares to be delivered by the Company to the Holders pursuant to Section 2.08(b), by an amount equal to the lesser of (i) the aggregate positive balances of the Business Unit Accounts as of such Calculation Date and (ii) the amount of such Underfunded Amount which has not previously been utilized to reduce the aggregate positive balances of the Business Unit Accounts; provided, however, that in no event shall the aggregate amount of such reduction to the aggregate positive balances of the Business Unit Accounts exceed the amount of such Underfunded Amount. The Representatives shall be entitled to participate in all material decisions related to the termination of such Pension Plan, including the bidding and selection of any annuities purchased to fund the obligations of such Pension Plan, and Rouse shall keep the Representatives fully informed of the status and details of all actions taken or proposed to be taken in connection therewith.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to each Holder and each Representative that:

    (a) the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its Assets, to carry on its business as it is now being conducted and proposed to be conducted and to execute and deliver this Agreement and consummate the transactions contemplated hereby;

    (b) each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted and proposed to be conducted, except where the failure to be so organized, qualified and in good standing, alone or together with all such other failures, could not reasonably be expected to have a Material Adverse Effect;

    (c) the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which its Assets or the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect;

    (d) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Rouse Board and no other corporate proceedings or approvals on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

    (e) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable Debtor Relief Laws and general equitable principles;

    (f) except as provided herein, no Governmental Approvals and no notifications, filings or registrations to or with any Governmental Authority or any other Person is or will be necessary for the valid execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, or the enforceability hereof, other than those which have been obtained or made and are in full force and effect and those which if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect;

    (g) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise, (i) constitute a breach or violation of, or default under, any Law, any provision contained in the charter, bylaws or similar governing instruments of the Company or any of its Subsidiaries or any provision contained in any Governmental Approval or writ, injunction, order, judgment or decree of any Governmental Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets is bound or affected, which breach, violation or default, alone or together with all other such breaches, violations and defaults, could reasonably be expected to have a Material Adverse Effect or
  (ii) result in or require the creation of any Lien upon any of the Assets comprising any Business Unit;

    (h) each share of Rouse Common Stock delivered pursuant to this Agreement will, at the time of its delivery, be (i) freely tradable (other than as a result of the actions, or based upon the status, of the holder thereof) and registered with the SEC under the Securities Act, (ii) listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (iii) duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights;

    (i) each share of Rouse Preferred Stock delivered pursuant to this Agreement will, at the time of its delivery, (i) be duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights and (ii) have the rights, preferences and privileges set forth in the Articles Supplementary to the Charter of the Company attached hereto as Exhibit A which have been duly adopted by the Company and filed with the Maryland State Department of Assessments and Taxation;

    (j) the Company has heretofore filed with the SEC a registration statement on Form S-4 (No-333-01693) (the "Registration Statement"), covering the shares of Rouse Common Stock issuable pursuant to the Merger Agreement and the shares of Rouse Common Stock and Rouse Preferred Stock issuable pursuant to this Agreement;

    (k) the Registration Statement has become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness has been issued and is in effect and no proceedings for that purpose have been instituted by the SEC or any other Governmental Authority;

    (l) the securities covered by the Registration Statement have been registered or qualified under all blue sky and other securities Laws necessary to enable the Holders to consummate the disposition of such securities by the Holders;

    (m) the Company has reserved, free from preemptive rights, out of its authorized but unissued shares of Rouse Common Stock or Treasury Shares, such number of shares of Rouse Common Stock as shall be issuable pursuant to this Agreement, such reservation being solely for the issuance of Contingent Shares pursuant to this Agreement;

    (n) the Company has reserved, free from preemptive rights, out of its authorized but unissued shares of Rouse Preferred Stock, such number of shares of Rouse Preferred Stock as shall be issuable pursuant to this Agreement, such reservation being solely for the issuance of Contingent Preferred Shares pursuant to this Agreement;

    (o) there are no Claims pending or, to the knowledge of the Company, threatened, and the Company has no knowledge of the basis for any Claim, which, either alone or in the aggregate, (i) seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or the performance of any obligation of the Company or any Business Unit Entity or (ii) could reasonably be expected to have a Material Adverse Effect;

    (p) there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against the Company or any of its Subsidiaries which prohibit or restrict or could reasonably be expected to have a material adverse effect on (i) the Company's ability to perform its obligations under this Agreement, (ii) the value, condition or marketability of any Assets comprising any Business Unit, (iii) the validity, legality or enforceability of this Agreement, (iv) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (v) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement;

    (q) none of the factual information hereafter furnished by the Company or any Business Entity to the Review Committee, the Representatives or the Holders for purposes of or in connection with this Agreement or any transaction contemplated hereby will be intentionally untrue, incorrect, incomplete or misleading in any respect as of the date as of which such information is dated or certified; and

    (r) the Company has no knowledge of any fact, circumstance, happening, occurrence, event or any other matter which, alone or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Company's ability to perform its obligations under this Agreement, (ii) the validity, legality or enforceability of this Agreement, (iii) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (iv) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement.

Each of the foregoing representations and warranties is made only as of the date hereof, except that the representations and warranties contained in clauses (g), (h), (i), (q) and (r) shall also apply prospectively as contemplated thereby.

                                  ARTICLE IV

                               Certain Covenants

  Section 4.01. INFORMATION. The Company shall furnish to the Review Committee and the Representatives all of the following:

    (a) as soon as available (and in any event not later than 60 days) after the end of each Computation Period, a report prepared and certified by an Authorized Officer with respect to each Business Unit, prepared as of the last day of such Computation Period, setting forth the amount and purpose of each Reserve established and/or maintained by the Company or any Business Unit Entity with respect to any of the Business Units, accompanied by a certificate of such Authorized Officer stating (i) that all such Reserves comply with and satisfy the definition of "Reserve" contained in this Agreement and (ii) that the signer has reviewed this Agreement and has made, or caused to be made under his supervision, a review of the transactions of the Company and each Business Unit Entity relating to such Computation Period and that such review did not disclose the existence during or at the end of such Computation Period of any Event of Default or, if any Event of Default exists, specifying the nature and period of existence thereof and what action the Company or such Business Unit Entity has taken, is taking or proposes to take with respect thereto;

    (b) as soon as available (and in any event not later than 60 days) after the end of each Computation Period, a report prepared and certified by an Authorized Officer with respect to each Business Unit, prepared as of the last day of such Computation Period (i) specifying (A) any and all Receipts received by the Company, any Business Unit Entity or any of their respective Subsidiaries during such Computation Period with respect to such Business Unit and the aggregate amount of any and all Receipts received by the Company, any Business Unit Entity or any of their respective Subsidiaries during the period from the effective date hereof to and including the last day of such Computation Period with respect to such Business Unit, (B) any and all Expenditures incurred by the Company, any Business Unit Entity or any of their respective Subsidiaries during such Computation Period with respect to such Business Unit and the aggregate amount of any and all Expenditures incurred by the Company, any Business Unit Entity or any of their respective Subsidiaries during the period from the effective date hereof to and including the last day of such Computation Period with respect to such Business Unit and (C) the amount of Excess Cash Flow with respect to such Business Unit as of the last day of such Computation Period and the aggregate amount of Excess Cash Flow during the period from the effective date hereof to and including the last day of such Computation Period with respect to such Business Unit and (ii) showing in reasonable detail the manner in which such amounts were calculated;

    (c) as soon as available (and in any event not later than 60 days) after the end of each Computation Period (except the last Computation Period of any calendar year), an operating statement with respect to each Business Unit for such Computation Period and the portion of the calendar year then ended, together with a certificate of an Authorized Officer stating that such operating statement has been prepared (i) in accordance with GAAP (except that such operating statement need not include footnotes as required by GAAP) and (ii) using such allocations, conventions and methods as are consistent with GAAP and have been consistently utilized by the Company or the applicable Business Unit Entity with respect to such Business Unit;

    (d) as soon as available (and in any event not later than 120 days) after the end of each calendar year, an operating statement with respect to each Business Unit for such calendar year, together with a certificate of an Authorized Officer stating that such operating statement has been prepared
  (i) in accordance with GAAP (except that such operating statement need not include footnotes as required by GAAP) and (ii) using such allocations, conventions and methods as are consistent with GAAP and have been consistently utilized by the Company or the applicable Business Unit Entity with respect to such Business Unit;

    (e) promptly upon the Company or any Business Unit Entity obtaining knowledge thereof, written notice of the existence of any Event of Default specifying the nature and period of existence thereof and what action the Company or such Business Unit Entity has taken, is taking or proposes to take with respect thereto;

    (f) promptly upon any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) any violation of, noncompliance with or remedial obligations under any Governmental Approval or Environmental Law involving or directly affecting any of the Assets comprising any Business Unit, (ii) any Release or threatened Release involving or directly affecting in any material respect any of the Assets comprising any Business Unit and (iii) the amendment or revocation of any Governmental Approval with respect to any of the Assets comprising any Business Unit that, in any such case referred to in this paragraph (f), could reasonably be expected to have a Material Adverse Effect;

    (g) promptly upon receipt thereof by any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries, and in any event within ten days after such receipt, a copy of (i) any notice or Claim involving or directly affecting any of the Business Units or any of the Assets comprising any Business Unit to the effect that the Company, any Business Unit Entity, any of their respective Subsidiaries or any other Person is or may be liable to any Person as a result of the Release by the Company, any Business Unit Entity, any of their respective Subsidiaries or any other Person of any Hazardous Material into the environment and (ii) any notice involving or directly affecting any of the Business Units or any of the Assets comprising any Business Unit alleging any violation of any Governmental Approval or Environmental Law by the Company, any Business Unit Entity, any of their respective Subsidiaries or any other Person, which, in any case referred to in this paragraph (g), could reasonably be expected to have a Material Adverse Effect;

    (h) promptly upon any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries obtaining knowledge thereof, and in any event within ten days thereafter, written notice of the institution of, or threat of, any Claim or any other matter involving or directly affecting any of the Business Units or any of the Assets comprising any Business Unit that could reasonably be expected to have a Material Adverse Effect and that has not previously been disclosed in writing to the Review Committee and the Representatives pursuant to this Agreement, and such information with respect to any material developments in any such Claim as the Review Committee or any Representative may reasonably request from time to time;

    (i) promptly upon any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) any taking, or proposal to take, any action with respect to a Lien on any of the Assets comprising any Business Unit or (ii) the creation or incurrence of any Lien (other than Permitted Encumbrances) on any of the

  Assets comprising any Business Unit, in any such case, which could reasonably be expected to have a Material Adverse Effect;

    (j) promptly after the sending or filing thereof, copies of all proxy statements which the Company sends to any holders of any of its securities, and copies of all regular and periodic reports and all registration statements (other than on Form S-8) which the Company files with the SEC or any national securities exchange;

    (k) promptly upon their distribution, copies of all press releases and other written statements made available generally by the Company to the public which relate to any of the Business Units or any of the Assets comprising any Business Unit or which relate to any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect; and

    (l) promptly, such other information in the possession of the Company, any Business Unit Entity or any of their respective Subsidiaries as any member of the Review Committee may from time to time reasonably request respecting the Business Units or the Assets comprising any Business Unit.

  Section 4.02. OWNERSHIP OF ASSETS OF THE BUSINESS UNITS. The Company shall cause the Assets comprising each Business Unit to be maintained at all times in (a) HHPLP or (b) with the prior written consent of the Representatives, a
(i) separate partnership in which the Company and its Subsidiaries are the only partners or (ii) direct or indirect wholly-owned Subsidiary of the Company (each of HHPLP and such partnerships or wholly-owned Subsidiaries being herein called a "Business Unit Entity"). The Company shall at all times be the direct or indirect owner of 100% of the Equity Interests of each Business Unit Entity. The Assets of each Business Unit Entity shall be developed and operated separate and apart from other Assets now owned or hereafter acquired by the Company or any of its Subsidiaries or Affiliates and shall be accounted for and administered hereunder as a single functional unit. The Company shall, as soon as practicable and in any event within 30 days after the execution and delivery of this Agreement, amend the Sixth Amended and Restated Agreement of Limited Partnership of HHPLP, dated as of January 1, 1990, to include provisions which, and the Company shall cause each other Business Unit Entity to have governing documents or be a party to Contracts which, (A) implement the provisions of this Article IV, including provisions which prohibit such Business Unit Entity from taking, directly or indirectly, any of the actions described in Section 4.05 without the prior written consent of a majority of the members of the Review Committee, (B) prohibit such Business Unit Entity from developing commercial buildings on any of the Assets comprising any Business Unit, (C) prohibit such Business Unit Entity, without the prior unanimous approval of the Review Committee, from Transferring any of the Assets comprising any Business Unit other than in transactions entered into on terms no less favorable than those that could be obtained in an arm's-length transaction with a Person that is not an Associate of the Company or any Business Unit Entity and which provide consideration to the Company or such Business Unit Entity in an amount at least equal to the Fair Market Value of such Assets and (D) prohibit such Business Unit Entity from amending, modifying or supplementing its governing documents or such Contracts in any manner which affects the provisions described in clauses (A) through (C) above or this clause (D). The Company shall, to the extent reasonably practicable, consult with the Review Committee before initiating or responding to any material Claim affecting any Business Unit or any of the Assets comprising such Business Unit. The Representatives may, by an instrument in writing, waive compliance by the Company with any provision of this Section 4.02, either generally or in a particular instance and either retroactively or prospectively.

  Section 4.03. CAPITALIZATION OF BUSINESS UNITS. (a) With respect to the Playa Vista Business Unit, capital requirements shall be as determined under the Playa Vista Partnership Agreements. At the present time, capital requirements are mutually determined by Maguire Thomas Partners and by HHPLP or its Affiliates. However, such requirements are currently under review in connection with the restructuring of the Playa Vista Partnership Agreements to permit participation by Dreamworks SKG and the related equity and debt financings which are contemplated in connection with such restructuring (the "Playa Vista Financings"). To the extent that HHPLP (which term includes for purposes of the remaining provisions of this paragraph (a) any Business Unit Entity succeeding to the interests of HHPLP in the Assets comprising the Playa Vista Business Unit) or its Affiliates, together with Maguire Thomas Partners, determine to contribute additional capital to either of the Playa Vista Partnerships (including any contributions in connection with the Dreamworks SKG restructuring), the Company shall make such contributions to the Playa Vista Partnerships on behalf of HHPLP or its Affiliates in an amount not to exceed $15,000,000 (the "Funding Requirement"); provided, however, that the Company shall not be obligated to make any such contribution unless (i) with respect to all or any portion of the first $10,000,000 of the Funding Requirement, a majority of the members of the Review Committee determine that the Company should make such contribution at such time and (ii) with respect to all or any portion of the Funding Requirement in excess of $10,000,000, all of the members of the Review Committee determine that the Company should make such contribution at such time and, provided further, that any capital contributions made to the Playa Vista Partnerships during the period commencing January 1, 1996 to and including the Effective Time shall be deemed for all purposes of this Agreement to have been made by the Company pursuant to the Funding Requirement. If funding is provided by the Company pursuant to the Funding Requirement, the Holders shall be entitled to the benefit of the Hughes Funding pursuant to the Value Indices with respect to the Playa Vista Business Unit. If the Company funds less than $10,000,000 pursuant to the Funding Requirement, the Company shall, on or before the tenth day after the Termination Date, credit the Playa Vista Business Unit Account with an amount equal to (A) $10,000,000 minus the amount of the Hughes Funding plus (B) a 7% per annum, compounded semi-annually, return on such amount accruing from the effective date hereof until such amount is credited to the Playa Vista Business Unit Account. To the extent that all or any portion of the Funding Requirement is not funded nor required to be funded pursuant to this paragraph
(a) and is not credited nor required to be credited to the Playa Vista Business Unit Account pursuant to the immediately preceding sentence, the obligation of the Company to fund such amount shall expire at such time as the Playa Vista Financings are consummated or, if not consummated, at such time as the agreements between HHPLP or its Affiliates and Maguire Thomas Partners for mutually agreed commitments to capital for the project expire or are terminated (the "Termination Date").

  (b) Subject to the terms and conditions hereof, during the period commencing on the Effective Date and continuing thereafter to and until the date which is nine months after the Effective Date, the Company shall, from time to time, make a loan or loans to the Business Unit Entities owning the Assets comprising the General Business Unit, the Howard Hughes Center Business Unit and the Summerlin Business Unit, on a revolving credit basis, in an aggregate principal amount not at any time exceeding $25,000,000 (the "Revolving Credit Loans"); provided, however, that if, on the date which is nine months after the Effective Date, the unutilized portion of the commitment under the working capital component of the Bank of America credit facility currently available to HHPLP, or any replacement facility, is less than $20,000,000, then the Company shall continue to, from time to time, make Revolving Credit Loans to such Business Unit Entities until the date which is two years after the Effective Date, in an aggregate principal amount not at any time exceeding $20,000,000 minus the unutilized portion of such commitment on the date which is nine months after the Effective Date. Each Revolving Credit Loan made by the Company to a Business Unit Entity shall be made solely for the account of a single Business Unit. In no event will the Company be obligated to make any Revolving Credit Loan to any Business Unit Entity unless such Business Unit Entity could not reasonably be expected to obtain funds for the working capital requirements of the applicable Business Unit through a borrowing from a financial institution on commercially reasonable terms. The proceeds of each Revolving Credit Loan shall be used by the Business Unit Entity borrowing such funds solely (i) for working capital purposes of the relevant Business Unit for whose account such Revolving Credit Loan was made and (ii) in connection with the operation of the relevant Business Unit for whose account such Revolving Credit Loan was made and the Assets comprising such Business Unit. The terms and conditions of each Revolving Credit Loan shall be no less favorable to the borrowing Business Unit Entity than would be obtained in an arms'-length transaction with a Person that is not an Associate, except that each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from the date such Revolving Credit Loan is made until repaid at a floating rate per annum equal to the prime rate of interest charged from time to time by the First National Bank of Maryland. In the event that the aggregate working capital requirements of two or more of the Business Units referred to above exceed $25,000,000 at any time, the Revolving Credit Loans required hereby may be allocated by the Company between or among such Business Units as it reasonably determines in good faith. The Revolving Credit Loans will not be deemed to be Company Loans and vice versa.

  (c) On each Calculation Date occurring while any amount under any Revolving Credit Loan remains outstanding, the working capital needs of the General Business Unit, the Howard Hughes Business Unit and the Summerlin Business Unit shall be reviewed. To the extent that Excess Cash Flow for the applicable Computation Period for any such Business Unit exceeds the funds required by such Business Unit for working capital purposes, such excess shall be paid by the applicable Business Unit Entity towards the repayment of any Revolving Credit Loans made by the Company to such Business Unit Entity for the account of such Business Unit. To the extent that any amount under any Revolving Credit Loan remains outstanding after giving effect to the payments contemplated by the immediately preceding sentence, any amounts held by the applicable Business Unit Entities for the account of any Business Unit in excess of the funds required by such Business Unit for working capital purposes shall be paid to the Company by such Business Unit Entities, pro rata based upon the amounts of such excess funds, towards the repayment of any Revolving Credit Loans made by the Company to any Business Unit Entity for the account of any other Business Unit. Any amount paid by a Business Unit Entity for the account of a Business Unit towards the payment of a Revolving Credit Loan made to a Business Unit Entity for the account of any other Business Unit shall constitute (i) an Advance by the Business Unit for whose account such payment is being made to the Business Unit for whose account such Revolving Credit Loan was borrowed and (ii) a payment from the Business Unit for whose account such Revolving Credit Loan was borrowed to the Company. Any payments made by any Business Unit Entity to the Company pursuant to this paragraph (c) shall be applied first to interest, then to principal.

  Section 4.04. RECORDS AND BOOKS OF ACCOUNT. In order to enable the Company and the Business Unit Entities to calculate the credits to the Business Unit Accounts required to be made pursuant to Article II, the Company shall keep adequate records and books of account in which complete entries will be made accurately and fairly reflecting all financial transactions relating to each Business Unit. The Company shall maintain, and shall cause each Business Unit and each Business Unit Entity to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and the financial reports required under Section 4.01. The Company shall, and shall cause each Business Unit Entity to, maintain separate records on a cash basis and accurately record therein any and all Receipts, Expenditures, Reserves and Tax Adjustments.

  Section 4.05. NEGATIVE COVENANTS OF THE COMPANY AND THE BUSINESS UNIT ENTITIES. (a) Without the prior written consent of a majority of the members of the Review Committee, the Company shall not permit or cause any Business Unit Entity to, directly or indirectly:

    (i) Transfer in bulk more than 500 acres of real estate comprising any Business Unit;

    (ii) borrow or otherwise become obligated in respect of any indebtedness in excess of (A) $10,000,000 with respect to the General Business Unit, (B) $5,000,000 with respect to the Howard Hughes Center Business Unit, (C) zero with respect to the Playa Vista Business Unit or (D) $75,000,000 plus the amount of any special improvement district financings with respect to the Summerlin Business Unit;

    (iii) create, incur or permit to exist any Lien upon any of the Assets comprising any Business Unit (other than Permitted Encumbrances), except in connection with a financing where the proceeds of such financing will be used exclusively for the development or operation of such Assets;

    (iv) engage in the development of amenities in connection with the Assets comprising any Business Unit where the reasonably anticipated costs and expenses of such development will exceed $10,000,000 (other than infrastructure required by Law or pursuant to any Governmental Approval in order to permit development which would not otherwise be subject to Review Committee approval);

    (v) make any premature infrastructure expenditures or any other infrastructure expenditures which are excessive when considered in light of the projected schedule for development of the Assets of the Business Unit to which such infrastructure relates;

    (vi) consolidate with or merge into any Person or permit any Person to consolidate with or merge into such Business Unit Entity, sell all or substantially all of the Assets comprising any Business Unit or dissolve or liquidate; or

    (vii) generally not pay, or admit in writing its inability to pay, its Debts as they mature, make a general assignment for the benefit of creditors, institute any proceeding under any Debtor Relief Law seeking to adjudicate itself insolvent, seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its Debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Assets, or take any action in furtherance of any of such actions or, in any involuntary proceeding under any Debtor Relief Law, by any act indicate its approval of such proceedings, its consent thereto or its acquiescence therein.

  (b) Without the prior consent of majority of the members of the Review Committee, the Company shall not, and shall not permit or cause any Business Unit Entity to, directly or indirectly:

    (i) permit any of the Assets comprising any Business Unit to be subject to the Claims of creditors of the Company, any Business Unit Entity or any of their respective Affiliates except for (A) Claims arising directly from the operation or ownership of such Assets in the ordinary course of business in compliance with the provisions of this Agreement and (B) Claims of any Person that is not an Associate of the Company or any Business Unit Entity (other than Persons that are Associates of the Company or any Business Unit Entity solely due to the contractual relationships under the applicable Contract), arising under any Contract pursuant to which such Person provides products or services to (x) the applicable Business Unit Entity in connection with the Assets comprising such Business Unit and (y) the Company, any other Business Unit Entity or such Business Unit Entity in connection with its other operations, or any of their respective Affiliates, and other Claims arising by operation of Law, to the extent that such Claims are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, but only if adequate reserves have been established on the books of the Company in connection with such Claims in accordance with GAAP;

    (ii) enter into or permit to exist any Contract, including any financing agreement or arrangement, joint venture agreement or partnership agreement, which precludes or places any material conditions or restrictions on the right or ability of the Company or any Business Unit Entity to (A) make any payment or Transfer or perform any act required under the terms of this Agreement or (B) manage or develop the Assets comprising any Business Unit in the ordinary course, including pursuant to any non-competition covenant, restriction on capital expenditures or indebtedness or restriction on transactions with affiliates contained in any such Contract;

    (iii) enter into any transaction with any of its Subsidiaries, Affiliates or Associates (other than Persons that will become Associates solely as a result of such transaction), which (A) involves any of the Business Units or any of the Assets comprising any Business Unit, other than transactions entered into in the ordinary course of business on terms no less favorable than those that could be obtained in an arm's-length transaction with a Person that is not an Associate of the Company or any Business Unit Entity, or (B) could reasonably be expected to result in a material adverse effect on (1) the Company's ability to perform its obligations under this Agreement, (2) the value, condition or marketability of any Assets comprising any Business Unit, (3) the validity, legality or enforceability of this Agreement, (4) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or
  (5) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement; or

    (iv) enter into any transaction involving competition in any material respect with any Business Unit or the Assets comprising any Business Unit, it being understood and agreed, however, that the purchase by the Company from HHPLP of the Assets comprising the Summerlin Business Unit which are described in Exhibit K (subject to such adjustments to the configuration and boundaries thereof as may become reasonably necessary during the planning process and are approved by a majority of the members of the Review Committee) for the purpose of constructing and operating for the foreseeable future a regional shopping mall and entertainment complex thereon shall not, in and of itself, be deemed to involve competition between the Company and the Summerlin Business Unit;

  (c) Notwithstanding the foregoing, no transaction described in clauses
(a)(i) through (a)(iv) above or clauses (b)(ii) through (b)(iv) above shall require the consent of the Review Committee if and to the extent that such transaction has been duly approved by the Board of Directors of THC prior to the Effective Date; provided, however, that any such transaction which is described in clause (a)(ii) above shall be taken into account in determining whether the applicable Business Unit has borrowed or otherwise become obligated with respect to indebtedness in excess of the relevant amount.

  (d) Subject to the terms of the Articles Supplementary to the Charter of the Company creating and designating the Rouse Increasing Rate Preferred Stock, the Company shall not amend, alter or otherwise modify such Articles or the number of shares, rights, preferences or privileges of the Rouse Increasing Rate Preferred Stock thereunder unless (i) in the event that any Contingent Preferred Shares shall have been issued and remain outstanding, such amendment, alteration or other modification shall have been duly approved by the holders of the Contingent Preferred Shares or the Representatives in accordance with the provisions of the Rouse Increasing Rate Preferred Stock or
(ii) in the event that no Contingent Preferred Shares are issued and outstanding, the Company shall have obtained the approval of its shareholders contemplated by Section 4.15; provided, however, that at any time during which the circumstances described in clause (ii) have been satisfied, the Company may, without the consent of any Holder or the Representatives, amend such Articles to eliminate the restrictions contained therein with respect to the issuance of any capital stock of the Company ranking on a parity with, or superior to, the shares of Rouse Increasing Rate Preferred Stock with respect to distributions of assets upon any dissolution, liquidation (partial or complete) or winding up of the Company or with respect to the payment of dividends.

  Section 4.06. BOARD REPRESENTATION. (a) From the date of this Agreement until the earlier to occur of (i) the first day on which the Holders shall no longer own, beneficially or of record, at least 5% of the outstanding shares of Rouse Common Stock and (ii) the expiration of ten years from the date of this Agreement, the Representatives will be entitled to designate an individual for election to the Rouse Board; provided, however, that such individual is reasonably acceptable to the Company at the time of his initial designation. Pursuant to the terms of the Merger Agreement, the Company, in accordance with its bylaws, has increased the size of the Rouse Board by one and caused the vacancy created by such increase to be filled by the election of the individual designated on behalf of the Holders in the Merger Agreement (the "Holders' Designee"), which election is effective as of the

Effective Date. Such Holders' Designee will serve until the first annual meeting of the stockholders of the Company following the date hereof and until his successor shall be duly elected and qualified or until his death, disability, removal or resignation.

  (b) So long as the Representatives possess the right of designation described in paragraph (a) above, the Company shall nominate (or shall cause to be nominated) for election at each annual meeting of the stockholders of the Company after the date hereof, the incumbent Holders' Designee or such other individual as the Representatives may designate; provided, however, that such other individual is reasonably acceptable to the Company at the time of his initial designation.

  (c) So long as the Representatives possess the right of designation described in paragraph (a) above, if the Holders' Designee should die, become disabled, be removed, retire or resign during the term of his office, the Representatives shall be entitled to designate a successor Holders' Designee reasonably acceptable to the Company at the time of his initial designation, in which event the Company shall cause such successor Holders' Designee to be promptly elected as a member of the Rouse Board to fill the vacancy created by such death, disability, removal, retirement or resignation.

  (d) So long as the Representatives possess the right of designation described in paragraph (a) above, without the prior written consent of the Representatives (which consent will not be unreasonably withheld), neither the Company nor the Rouse Board will (i) recommend that the Holders' Designee be removed by the stockholders of the Company or (ii) fail to recommend any incumbent Holders' Designee for reelection.

  Section 4.07. TREASURY SHARES. All purchases or other acquisitions of shares of Rouse Common Stock by the Company shall be implemented in compliance with applicable Laws, including Rules 10b-5 and 10b-6 under the Exchange Act. The Company will not purchase or otherwise acquire shares of Rouse Common Stock with the intention or for the specific purpose, directly or indirectly, of increasing the amount of any Current Share Value to be calculated hereunder.

  Section 4.08. INSPECTION. The Company shall permit, and shall cause each Business Unit Entity to permit, each Review Committee member, each Representative and their respective representatives to (a) visit and inspect the Assets comprising any Business Unit; (b) examine its books and records and make copies thereof or extracts therefrom to the extent that the same relate to the performance or non-performance of any of the terms of this Agreement, any Business Unit or any of the Assets comprising any Business Unit; and (c) discuss its affairs, finances and accounts with its officers and independent accountants to the extent that the same relate to the performance or non-performance of any of the terms of this Agreement, any Business Unit or any of the Assets comprising any Business Unit (and by this provision the Company authorizes such accountants to discuss with such Persons, to such extent, the affairs, finances and accounts of the Company and any Business Unit Entity), all at such reasonable times and as often as such Review Committee member or such Representative may reasonably request. As an accommodation to the Company, the Representatives will endeavor to arrange their visits and inspections hereunder to coincide with the regular meetings of the Review Committee contemplated by Section 6.01; provided, however, that the Representatives shall not be so obligated if they believe the Company may not be in compliance with any provision of this Agreement. All out-of-pocket expenses incurred by the Company, the Holder Members and the Independent Member in connection with such visits and inspections shall constitute Expenditures hereunder; provided, however, that (i) in no event shall any other cost or expense, including any salary or other wages, incurred by the Company or any Business Unit Entity in connection with discussions between any member of the Review Committee and any officers, directors or employees of the Company or any Business Unit Entity be deemed an Expenditure hereunder and
(ii) if an Event of Default shall have occurred and be continuing, no costs or expenses in connection with any visit or inspection by a member of the Review Committee shall be deemed an Expenditure hereunder. All such visits and inspections by a Representative shall be at the expense of the Holders; provided, however, that (A) in no event shall the Company or any Business Unit Entity be entitled to reimbursement for any cost or expense, including any salary or other wages, incurred in connection with discussions between any Representative and any officers, directors or employees of the Company or any Business Unit Entity,
(B) if an Event of Default shall have occurred and be continuing, all such visits and inspections shall be at the expense of the Company and (C) no costs or expenses described in clauses (A) and (B) shall be deemed an Expenditure hereunder.

  Section 4.09. MAINTAIN REGISTRY. The Company shall maintain a registry of the Holders and record therein each Holder's name, address and Percentage Interest. Such registry shall be kept at the principal corporate office of the Company and shall be made available for inspection by any Representative or any Holder during normal business hours upon reasonable prior notice. Such registry shall initially be comprised of the Persons and other information set forth on Schedule 1. Upon receipt of a written notice of Transfer to an Eligible Assignee, such notice specifying the name of the Transferring Holder, the name and address for notice purposes of such Eligible Assignee, the Percentage Interest Transferred to such Eligible Assignee and the cause (if applicable) of the Transfer, the Company shall revise the registry to reflect such Transfer. The Company, the Representatives and the Escrow Agent may deem and treat the Persons listed in the registry as the Holders for all purposes of this Agreement. Any request, authority or consent of any Person who, at the time of making of such request or giving such authority or consent, is a Holder shall be conclusive and binding on any subsequent Eligible Assignee of such Holder.

  Section 4.10. COMPLIANCE WITH LAWS. Subject to the provisions of Section 7.05(b), the Company shall comply, and shall cause each Business Unit Entity to comply, with all applicable Laws (including Environmental Laws) and Governmental Approvals applicable to any of the Assets comprising any Business Unit, non-compliance with which, alone or together with all other such non-compliances, could reasonably be expected to have a Material Adverse Effect. Subject to the provisions of Section 7.05(b), the Company shall obtain and maintain, and shall cause each Business Unit Entity to obtain and maintain, as and when required by applicable Law, all Governmental Approvals necessary for its ownership and use of the Assets comprising any Business Unit, other than such failures to obtain or maintain Governmental Approvals which, alone or together with all other such failures, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.11. TAXES; CLAIMS. Subject to the provisions of Section 7.05(b), the Company shall pay and discharge, and shall cause each Business Unit Entity to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon the Assets comprising any Business Unit and all lawful Claims, other than such failures to pay and discharge taxes, assessments, charges, levies and Claims which, alone or together with all such other such failures, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.12. INSURANCE. Subject to the provisions of Section 7.05(b), the Company shall maintain, and shall cause each Business Unit Entity to maintain, insurance with financially sound, responsible and reputable insurance companies or associations with respect to the Assets comprising any Business Unit against such risks and in such amounts (and with co-insurance and deductibles) as is customarily obtained by the Company in connection with its own Assets and operations.

  Section 4.13. CORPORATE EXISTENCE; ETC. Subject to the provisions of Section 7.05(b), and except as provided in Sections 4.05(a)(vi) and 7.04, the Company shall, and shall cause each Business Unit Entity to, preserve and maintain its existence, and the Company shall, and shall cause each Business Unit Entity to, qualify and remain qualified as a foreign Person in each jurisdiction in which any of the Assets comprising any Business Unit is located for so long as the Company or such Business Unit Entity is the owner of such Assets.

  Section 4.14. REGISTRATION OF CONTINGENT SHARES AND CONTINGENT PREFERRED SHARES; COMPLIANCE WITH SECURITIES LAWS. In connection with each delivery of Contingent Shares or Contingent Preferred Shares under this Agreement, the Company shall:

    (a) cause the delivery of such Contingent Shares or Contingent Preferred Shares to have been registered or qualified under the Securities Act and all applicable blue sky and other securities Laws, such that the Contingent Shares or Contingent Preferred Shares so delivered shall be transferable by the Holders receiving such Contingent Shares or Contingent Preferred Shares free of any restrictions imposed by the Securities Act (except for restrictions, if applicable, under Rule 145 under the Securities Act);

    (b) furnish to each Representative a signed counterpart, addressed to the Representatives for the benefit of the Holders, of an opinion of counsel to the Company, dated the date of delivery of such Contingent Shares or Contingent Preferred Shares, reasonably satisfactory in form and substance to the Representatives, to the effect that the delivery of such Contingent Shares or Contingent Preferred Shares to the Holders has been registered under the Securities Act, and all applicable blue sky and other securities Laws;

    (c) otherwise comply with all applicable rules and regulations of the SEC with respect to the delivery of such Contingent Shares or Contingent Preferred Shares;

    (d) provide and cause to be maintained a transfer agent and registrar for all Contingent Shares or Contingent Preferred Shares so delivered;

    (e) cause such Contingent Shares to be listed, on or prior to the date of such delivery, on the New York Stock Exchange, the American Stock Exchange or NASDAQ;

    (f) provide or have provided a CUSIP number for all Contingent Shares or Contingent Preferred Shares so delivered; and

    (g) make or have made all periodic filings that the Company shall be or have been required to make or have made with the SEC pursuant to and containing the information required by the Exchange Act.

  Section 4.15. ROUSE SHAREHOLDER APPROVAL. (a) The Company shall use its reasonable best efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby, to the extent that the rules of the New York Stock Exchange require such approval prior to the Company issuing new shares of Rouse Common Stock for delivery to the Holders in satisfaction of its obligation to deliver Contingent Shares hereunder, prior to July 15, 1997. Without limitation of the foregoing, if and to the extent so required, prior to July 1, 1997 the Company shall (i) submit this Agreement and the transactions contemplated hereby for the approval of its shareholders at a meeting of its shareholders to be held prior to July 15, 1997, (ii) through the Rouse Board, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and (iii) take such other actions as may be required, or as the Representatives may reasonably request, in order to obtain such shareholder approval prior to July 15, 1997. None of the information to be supplied by the Company or its Subsidiaries for inclusion in the proxy statement to be distributed in connection with the shareholders meeting referred to above will, at the time of the mailing thereof and amendments or supplements thereto and at the time of the meeting of the shareholders referred to above, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Such proxy statement will comply as to form in all material respects with all applicable Laws.

  (b) The Company (i) acknowledges that a breach of its covenant contained in paragraph (a) above to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement and the transactions contemplated hereby will result in irreparable harm to the Holders which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Representatives and the Holders for a breach of such covenant.

  Section 4.16. CONTINGENT PREFERRED SHARES. Notwithstanding any provision of this Agreement to the contrary, if the Company is required to deliver Contingent Shares pursuant to this Agreement on any date (the "Delivery Date") and if the Company is precluded or otherwise unable for any reason to deliver such Contingent Shares on the Delivery Date, including any such preclusion or inability which results because the issuance by the Company of shares of Rouse Common Stock and delivery of such shares to the Holders in satisfaction of its obligation to deliver Contingent Shares hereunder would be a breach or violation of any then effective New York Stock Exchange Listing Agreement to which the Company is a party, then the Company shall immediately issue and deliver shares of Rouse Increasing Rate Preferred Stock ("Contingent Preferred Shares") in lieu thereof. The aggregate number of Contingent Preferred Shares (including fractional shares) to be issued and delivered by the Company on any Delivery Date shall be determined by dividing (a) 125% of the sum of (i) the aggregate number of Contingent Shares originally required to be delivered by the Company on the Delivery Date plus (ii) the aggregate number of Contingent Shares required to be delivered by the Company pursuant to Section 2.08(d) by
(b) the quotient of (i) $100 divided by (ii) the Current Share Value used in calculating such aggregate number of such Contingent Shares. The obligation of the Company to issue and deliver shares of Contingent Preferred Shares under this Section 4.16 shall terminate if and when this Agreement and the transactions contemplated hereby have been duly and validly approved by the Company's shareholders as contemplated by Section 4.15; provided, however, that no such termination shall relieve the Company from (A) any liability for any breach of this Section 4.16 prior to such termination or (B) any obligation to deliver Contingent Preferred Shares pursuant to Section 2.08(e).

  Section 4.17. RESERVATION OF SHARES. (a) The Company will at all times reserve and keep available (free of preemptive rights), out of its authorized and unissued shares of Rouse Common Stock solely for issuance pursuant to this Agreement, the full number of shares of Rouse Common Stock as the Rouse Board, after consultation with independent financial advisors and legal counsel, shall determine in good faith to be issuable under this Agreement.

  (b) The Company will at all times reserve and keep available (free of preemptive rights), solely for issuance pursuant to this Agreement, all shares of Rouse Preferred Stock constituting the Rouse Increasing Rate Preferred Stock.

  Section 4.18. ABANDONMENT OF ASSETS. In the event that: (a) the Company, in its good faith judgment, determines, based upon reasonable assumptions and after consultation with the Review Committee, that the continued ownership and operation of any Business Unit would be neither profitable to nor in the best interests of the Company and the Holders; (b) the Company is not obligated to make a Revolving Credit Loan to the applicable Business Unit Entity pursuant to Section 4.03(b); (c) third party financing to fund the cash requirements of such Business Unit is unavailable to the applicable Business Unit Entity; (d) the Company is unwilling to make a Company Loan to the applicable Business Unit Entity in connection with such Business Unit; and (e) the Review Committee has rejected a request to have another Business Unit make an Advance to such Business Unit, then the Company may cease to operate such Business Unit; provided, however, that prior to any such cessation, the Company shall
(i) unless otherwise consented to by the Representatives, use commercially reasonable efforts for a period of at least 12 months to market and sell or lease the Assets comprising such Business Unit and (ii) if no potential purchaser or lessee for any of such Assets exists as of the last day of such period, the Company shall, unless otherwise consented to by the Representatives, sell any such Assets at a public auction, for cash or credit, at the highest price bid for such Assets at such auction. Any and all costs, expenses and proceeds that are incurred, paid and received, as applicable, in connection with any such sale of Assets shall constitute Receipts and

Expenditures, as applicable, with respect to the applicable Business Unit and, provided further, that in the event that such cessation relates to the Playa Vista Business Unit prior to the Termination Date, and the Company has funded less than $10,000,000 pursuant to the Funding Requirement, the Company shall, on the date of such cessation, credit the Playa Vista Business Unit Account with an amount equal to: (i) $10,000,000 minus the amount of the Hughes Funding plus (ii) a 7% per annum, compounded semi-annually, return on such amount accruing from the effective date hereof until such amount is credited to the Playa Vista Business Unit Account.

                                   ARTICLE V

                        Concerning the Representatives

  Section 5.01. AUTHORITY AND LIABILITIES OF THE REPRESENTATIVES. (a) Except as otherwise provided herein, (i) the Representatives shall have full power and authority to represent the Holders with respect to all matters arising under this Agreement and shall have, and may exercise, such rights, powers, privileges and remedies as are reasonably incidental thereto and (ii) all actions taken by the Representatives hereunder shall be binding upon the Holders, as if expressly confirmed and ratified by each of the Holders. Without limiting the generality of the foregoing, except as otherwise provided herein, the Representatives shall have full power and authority, on behalf of the Holders, to interpret all of the terms and provisions of this Agreement and to compromise and settle all disputes between the Company and the Holders (or any of them) arising under this Agreement. So long as the Representatives are authorized to act under this Agreement, each of the Holders hereby irrevocably appoints the Representatives to act as the attorney-in-fact of such Holder, with full authority in its place and stead, and in the name of the Holders, the Representatives or otherwise, from time to time to take any action and to execute any instrument which the Representatives may deem necessary or advisable to carry out their duties and responsibilities and otherwise act under this Agreement.

  (b) The Representatives will be acting herein solely as an accommodation to the Holders, and each Representative, in exercising his rights, powers, privileges and remedies and performing his duties and responsibilities hereunder, will endeavor to use the same care that he uses when acting solely for his own account. The duties of the Representatives shall be determined only with reference to this Agreement, and no Representative is or shall be charged with knowledge of, or with any duties or responsibilities under or in connection with, any other document or instrument. No implied duties or covenants shall be read into this Agreement on the part of the Representatives. No Representative shall be obligated to take any legal action hereunder which is contrary to applicable Law or which might, in such Representative's judgment, involve any expense or Liability unless such Representative has been indemnified to his satisfaction by the Holders. The Representatives shall be authorized to exercise their discretion in acting or refraining from acting hereunder and in connection herewith and shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by the willful misconduct or gross negligence of such Representative. IT IS THE INTENT OF THE PARTIES THAT NO REPRESENTATIVE SHALL BE LIABLE FOR OR ON ACCOUNT OF ANY ACTION TAKEN OR OMITTED BY HIM HEREUNDER OR IN CONNECTION HEREWITH CAUSED BY THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH REPRESENTATIVE. In no event shall any Representative be liable to any Person for incidental, consequential or indirect damages in his capacity as such. Except as provided in Sections 5.01(e) and 5.11, no Representative shall have any duty to the Company, any of its Subsidiaries or the Review Committee, nor shall any Representative be liable to the Company or any of its officers, directors, shareholders, partners, employees, agents, servants or Subsidiaries or any member of the Review Committee for any act or failure to act hereunder or connection herewith.

  (c) No Representative shall be under any obligation to make any investigation in respect of the subject matter of this Agreement. No Representative shall be charged with knowledge (actual or constructive) of any Event of Default or any failure on the part of the Company in the performance of its obligations hereunder, unless a clear written notice thereof shall have been previously furnished to such Representative.

  (d) Each individual serving as a Representative hereunder will be acting only in his capacity as a Representative and not in his individual capacity or in any other capacity, including as an agent, representative, employee, officer, director, stockholder, partner or fiduciary of any other Person. Accordingly, notwithstanding anything contained herein or elsewhere to the contrary, in no event shall any Associate of any Representative be liable for or on account of any action taken or omitted by such Representative nor shall recourse be had to the Assets or business of any such Associate on account of any such action or omission.

  (e) Any Representative may be or become a Holder and may otherwise deal with the Company and its Subsidiaries with the same rights he would have if he were not a Representative hereunder. Without limitation of the foregoing, any Representative who is also a Holder shall have, and may exercise, all the rights and powers vested in such Representative in his capacity as a Holder the same as if such Representative were not a Representative hereunder.

  (f) No Representative shall hold himself out to be an agent, employee or representative of the Company, and no act or omission by any Representative shall bind or obligate the Company, any of its Subsidiaries or any Business Unit Entity.

  Section 5.02. DIRECTIONS TO REPRESENTATIVES. (a) The Representatives may rely upon and shall in all respects be fully protected in acting or refraining from acting in accordance with any request, instruction or direction of the Majority Holders, and the Representatives shall not be liable for any action taken, suffered or omitted by them in accordance with any such request, instruction or direction. Each request, instruction or direction made or given to the Representatives by the Majority Holders, and any action taken, suffered or omitted by the Representatives pursuant thereto, shall be binding upon all Holders. No Representative shall be under any obligation to take any action or refrain from taking action at the request, instruction or direction of the Holders (or any of them).

  (b) The Representatives may at any time request instructions from the Majority Holders with respect to any matter arising hereunder or in connection herewith, and the Representatives (i) shall be entitled to refrain from acting with respect to such matter unless and until they have received instructions from the Majority Holders to do so and (ii) shall not incur Liability to any Person by reason of so refraining.

  Section 5.03. RELIANCE UPON DOCUMENTS AND OPINIONS OF COUNSEL. Each Representative may rely and shall be fully protected in acting upon any notice, request, consent, certificate, resolution, appraisal, report or other paper or document believed by him to be genuine and to have signed or presented by the proper Person or Persons. Each Representative may consult with counsel (who may be of counsel to the Company) and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by such Representative hereunder in good faith and in accordance with the opinion of such counsel.

  Section 5.04. NO RESPONSIBILITY FOR RECITALS, ETC. The recitals and statements contained in this Agreement shall be taken as the recitals and statements of the Company only, and no Representative assumes responsibility for the correctness of the same. No Representative shall be liable or responsible to any Person for (i) the representations, warranties or other statements made by any other Person, (ii) the performance of this Agreement or any other instrument or document by the Company or any of its Subsidiaries,
(iii) any actions taken or omitted by any other Person or (iv) the execution, value, sufficiency, validity or enforceability of this Agreement or any other instrument or document. No Representative shall be accountable to any Holder for any shares of Rouse Common

Stock or Rouse Increasing Rate Preferred Stock delivered hereunder or responsible for the business, operations, Assets, condition (financial or other) or results of operation of the Company or any of its Subsidiaries.

  Section 5.05. ACTIONS BY REPRESENTATIVES. (a) Except as otherwise expressly provided herein, all actions required or permitted to be taken by the Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority of the Representatives. The Company shall be entitled to rely on the representations of a majority of the Representatives as to their authority to take any action under or in connection with this Agreement.

  (b) The Representatives may exercise any of their rights, power, privileges or remedies hereunder or perform any of their duties hereunder either directly or by or through agents or attorneys, and no Representative shall be responsible for any misconduct or negligence on the part of any agent or attorneys appointed by the Representatives with due care hereunder. The Representatives shall be entitled to retain and consult with such independent advisors and other experts as the Representatives shall deem necessary or appropriate in connection with the performance of their duties and responsibilities and the exercise of their authority or powers hereunder.

  Section 5.06. RESIGNATION AND REMOVAL. (a) Any Representative may at any time resign and be discharged of his duties and obligations hereunder by giving not less than 30 days' prior written notice to the Company, the other Representatives and the Holders. Such resignation shall take place on the day specified in such notice, unless previously a successor Representative shall have been appointed as provided in Section 5.07, in which event such resignation shall take effect immediately upon the appointment of such successor Representative.

  (b) Any Representative may be removed at any time, with or without cause, by an instrument or instruments in writing signed by the Majority Holders, specifying the removal and the date when it shall take effect. Upon the resignation or removal of any Representative becoming effective, all the rights, powers, duties and obligations of such Representative shall forthwith terminate except as otherwise provided herein.

  (c) Subject to the provisions of Sections 5.01, 5.02, 5.03, 5.04 and 5.05, no such resignation or removal shall relieve any Representative from Liability for any breach of this Agreement by such Representative prior to the effective date of such resignation or removal. Anything herein to the contrary notwithstanding, all indemnities and rights to payment and reimbursement of each Representative hereunder shall survive his resignation or removal and the Company's performance of its obligations hereunder.

  Section 5.07. APPOINTMENT OF SUCCESSOR REPRESENTATIVE. (a) In the event of the death, resignation or incapacity of any Representative, the remaining Representatives (whether one or more) shall appoint a successor Representative by an instrument or instruments in writing executed by the remaining Representatives and delivered to the Company and the Holders; provided, however, that if no appointment of a successor Representative shall have been made within 30 days after the date of such death, resignation or incapacity, as the case may be, the Majority Holders shall have the right to appoint a successor Representative by written notice given to the Company and the remaining Representatives. For purposes of this paragraph (a), "incapacity" means, when respect to any Representative, a physical or mental condition which, in the good faith judgment of the other Representatives, (i) prevents such Representative from being able to perform the services contemplated to be performed by a Representative under this Agreement, (ii) has continued for at least 90 days and (iii) is expected to continue.

  (b) In the event a Representative shall be removed by the Majority Holders as provided in Section 5.06(b), the Majority Holders may appoint a successor Representative by an instrument or instruments in writing signed by the Majority Holders and delivered to the Company and the remaining Representatives. In the event the Majority Holders fail to so appoint a successor Representative within 30 days after the date of such removal, the remaining Representatives (whether one or more) shall have the right to appoint a successor Representative by an instrument or instruments in writing executed by the remaining Representatives and delivered to the Company and the Holders.

  (c) If any Representative shall die or resign or be removed in accordance with Section 5.06 and if a successor Representative shall not have been appointed within 60 days after the day of such death, resignation or removal, either of the remaining Representatives may apply to any court of competent jurisdiction to appoint a successor Representative, and such court may thereupon, after such notice (if any) as it may consider proper, appoint a successor Representative.

  Section 5.08. ACCEPTANCE OF APPOINTMENT BY SUCCESSOR REPRESENTATIVE. Any successor Representative appointed hereunder shall execute and deliver to the remaining Representatives (for the express benefit of all the Holders) an instrument in writing accepting such appointment (a copy of which shall be sent to all Holders), and thereupon such successor Representative, without further act or deed, shall become vested with all the rights, powers, duties and obligations of his predecessor, with like effect as if originally named as a Representative herein.

  Section 5.09. COMPENSATION AND INDEMNIFICATION. (a) The Representatives shall look solely to the Holders and the Escrow Account for payment of any compensation payable to them for their services hereunder and for any indemnification against any Liability incurred by them in connection with the Agreement. As compensation for performance of services hereunder as Representatives, each Representative shall receive an amount equal to $30,000 (subject to adjustment as provided below) per annum, payable monthly in arrears on the last day of each calendar month for so long as such Representative has any duties or obligations under this Agreement, plus such additional compensation as may at any time or from time to time be proposed in writing by the Representatives (or any one of them) and approved by the Majority Holders. In the event this Agreement, or the period of service hereunder of any Representative, shall commence or end on other than the first or last day of a calendar month, such monthly amount (but no other amount unless otherwise agreed) shall be appropriately prorated. All payments due to the Representatives under the foregoing sentence may be paid from the Escrow Account and the Representatives shall be authorized to make withdrawals from the Escrow Account for such purpose. The amount of the annual fee referred to above shall be adjusted upwards or downwards, as the case may be, for each calendar year commencing after the date hereof by the amount of the change (if any) in the Cost of Living during the prior calendar year based on the Consumer Price Index for Urban Consumers All Items--Less Shelter--Index (1967=100) as published with respect to the greater Houston metropolitan area by the Bureau of Labor Statistics for the United States Department of Labor. If such Index is discontinued or revised in any material respect, the Representatives, acting in good faith and after consultation with an independent consultant, shall designate a substitute index which shall thereafter be used in order to obtain substantially the same result as would have been obtained had such Index not been so discontinued or revised.

  (b) In addition to the fees described above, each Representative shall be entitled to be promptly reimbursed by the Holders for the reasonable out-of-pocket expenses incurred by such Representative in connection with his service as a Representative hereunder. All payments due to the Representatives under the foregoing sentence may be paid from the Escrow Account and the Representatives shall be authorized to make withdrawals from the Escrow Account for such purpose.

  Section 5.10. REPRESENTATIVES' ESCROW ACCOUNT. (a) Contemporaneously with the execution of this Agreement, the Representatives shall establish a special purpose escrow account with a bank or trust company selected by the Representatives (the "Escrow Agent"). The Escrow Agent shall administer the Escrow Account in accordance with the terms and conditions of an escrow agreement to be entered into between the Representatives and the Escrow Agent (the "Escrow Agreement"). The Escrow Agreement shall be in such form and contain such terms and conditions (consistent with this Agreement) as the Representatives shall approve. The Escrow Account shall be held by and remain in the exclusive possession of, and under the sole dominion and control of, the Representatives for the ratable benefit of the Holders and the Representatives during the period from the date hereof until the date on which the Representatives shall cease to have any further duties or obligations hereunder (the "Escrow Termination Date") and shall be maintained at all times in accordance with the terms of this Agreement. Unless otherwise specifically provided herein, the Escrow Account shall be subject to debit or withdrawals solely by the Representatives as provided in this Agreement and no other Person shall have any control over or right of withdrawal from the Escrow Account; provided, however, that if at any time there shall not be any Representative then serving hereunder, disbursements from the Escrow Account may be authorized upon written instructions from the Majority Holders. No payments shall be made out of the Escrow Account except for the purposes and on the terms provided in this Agreement. As security for all compensation, expenses, indemnification payments and other amounts due or to become due to the Representative hereunder, each Representative, without any action on the part of the Holders, the Escrow Agent or any other Person, shall have and may enforce a first priority security interest in and Lien upon all moneys and other Assets contained from time to time in the Escrow Account.

  (b) Concurrently with the execution of this Agreement, there is being transferred to the Escrow Account the sum of $1,500,000 pursuant to authorization set forth in that certain Agreement and Plan of Merger dated as of February 22, 1996 among the Company, TRC Acquisition Company II, a Delaware corporation, and HHPLP relating to the Partnership Merger. If, subsequent to the date hereof, the Representatives acting in good faith believe that additional funds are required or may be required for the Escrow Account in order to enable the Representatives to receive the compensation to which they are entitled hereunder and to discharge their responsibilities and duties and otherwise act on behalf of Holders pursuant to this Agreement, the Representatives shall have the right to direct that a specified number of the Contingent Shares and/or Contingent Preferred Shares otherwise issuable to the Holders hereunder, determined as of the next succeeding Calculation Date, be withheld and instead delivered to or as directed by the Representatives, such Contingent Shares and/or Contingent Preferred Shares to be withheld from the Contingent Shares and/or Contingent Preferred Shares otherwise deliverable to the Holders pro rata in accordance with their respective Percentage Interests. Such direction shall be evidenced by notice duly authorized and given by the Representatives to the Company (a "Representatives' Diversion Notice"), a copy of which shall be concurrently mailed to all Holders, in which event the Company shall be obligated to withhold and so direct and deliver the Contingent Shares and/or Contingent Preferred Shares as provided in the Representatives' Diversion Notice. The Representatives shall cause the Contingent Shares and/or Contingent Preferred Shares so received to be sold as promptly as prudent marketing conditions will permit with the net proceeds of each such sale to be deposited to the Escrow Account. Any and all deposits made into the Escrow Account shall be irrevocable and the amount of such deposit and any interest and investment earnings thereon shall be held by the Representatives and applied, invested and transferred solely as provided herein and in the Escrow Agreement.

  (c) Anything in this Section 5.10 to the contrary notwithstanding, the Majority Holders may at any time or from time to time by written notice to the Representatives (i) instruct the Representatives to withdraw any Representatives' Diversion Notice or (ii) authorize or direct that all or part of any amounts deposited in the Escrow Account in accordance with paragraph
(b) above be distributed to all Holders ratably in accordance with their respective Percentage Interests.

  (d) The Representatives shall maintain or cause to be maintained at the expense of the Holders, books of account on a cash basis and record therein
(i) all funds received by the Representatives on behalf of the Holders, (ii) all payments or disbursements of funds to the Representatives in payment of compensation or for reimbursement of expenses pursuant to Section 5.09, (iii) all payments or disbursements to any other Person for the benefit of, or approved by, the Holders, (iv) all other deposits into and transfers to and from the Escrow Account and (v) all investment transactions contemplated by paragraph (f) below effected by the Representatives and/or the Escrow Agent. The Representatives shall endeavor to make such books of account available during normal business hours for inspection by the Holders and their respective representatives upon reasonable prior notice, but only if the Holders or Holders requesting such inspection agree to pay all costs and expenses relating thereto. In addition to such books of account, the Representatives shall maintain or cause to be maintained at all times a current list of the investments in the Escrow Account. Not later than the 60th day after each Calculation Date, the Representatives shall provide or cause to be provided to the Holders a statement specifying the amounts held in, and the activity for, the Escrow Account at the close of business on the last business day preceding such Calculation Date.

  (e) The Representatives shall transfer funds available in the Escrow Account as follows:

    (i) at any time and from time to time, the Representatives shall withdraw amounts held in the Escrow Account and apply such amounts as required or permitted by this Agreement; and

    (ii) on the Escrow Termination Date, the Representatives shall withdraw any and all amounts held in the Escrow Account from the Escrow Account and, after the payment or provision for payment of all expenses and Liabilities of the Holders and the Representatives under this Agreement, transfer the remaining amount to the Holders ratably in accordance with their respective Percentage Interests.

In addition, the Representatives may at any time or from time to time withdraw all or part of the funds in the Escrow Account and distribute the funds so withdrawn to the Holders ratably in accordance with their respective Percentage Interests.

  (f) Amounts held in the Escrow Account shall be invested only in Permitted Investments. Any interest, investment income or gain realized as a result of any of the amounts held in the Escrow Account (net of the expenses incurred in connection with making any Permitted Investments) shall be credited to the Escrow Account and may be reinvested in Permitted Investments. Neither the Escrow Agent nor any of the Representatives (or their Associates) shall have any liability to any of the Holders or any other Person for any Loss resulting from any Permitted Investment other than Losses arising out of his or its willful misconduct, fraud or gross negligence. For purposes of this Agreement, the term "Permitted Investments" means any of the following investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity not exceeding 30 days from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank of recognized standing having capital and surplus in excess of $500,000,000, provided that the long term senior unsecured debt of such bank is rated at least A+ or the equivalent thereof by Standard & Poor's Corporation or at least A1 or the equivalent thereof by Moody's Investors Service, having a maturity not exceeding 30 days from the date of acquisition, and (iii) commercial paper issued by the parent corporation of any commercial bank or by any domestic corporation, provided that such commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, having a maturity not exceeding 30 days from the date of acquisition.

  (g) Any and all interest and other income earned or loss realized on any Contingent Shares or Preferred Contingent Shares held by the Representatives for the benefit of the Holders or any amounts held in the Escrow Account for any and all federal, state and local income tax purposes shall be attributed to the Holders. The Representatives shall provide, or cause to be provided, information to the Holders to enable the Holders to (i) determine any and all requirements of governmental authorities for the payment of taxes and the reporting or withholding of any payments for tax purposes hereunder and (ii) prepare and file, or cause to be prepared and filed, all tax returns, reports and other information required with respect to the Escrow Account. The Holders, ratably according to their respective Percentage Interests, shall indemnify and hold the Representatives harmless against any and all Claims, Liabilities and Losses for tax withholding and/or reporting for any payments made hereunder. Such indemnities shall survive the Escrow Termination Date, the termination or discharge of this Agreement and the death, resignation or removal of any Representative. The Representatives shall have no obligation whatsoever with respect to the making, reporting or withholding of any payments for tax purposes. If requested by the Representatives, each Holder will provide the Representatives with such information as may be required by applicable taxing authorities or tax Laws.

  Section 5.11. CONFIDENTIALITY. No Representative will disclose to any Person, or use for any improper purpose, any of documents or other information furnished to it by the Company hereunder except for the purposes contemplated by this Agreement. Notwithstanding the foregoing, each Representative shall be permitted to:

    (a) disclose any such documents or other information (i) to the Company or any employee, agent, advisor, consultant, officer, director or stockholder of the Company or any Affiliate of the Company, (ii) to any member of the Review Committee or any employee, agent, legal counsel, accountant, advisor or consultant of the Review Committee or (iii) to the extent that such documents or information (A) are furnished or made available to such Representative by the Company on a non-confidential basis, (B) is or becomes generally known or available other than as a result of a disclosure by such Representative or (C) is or becomes known or available to such Representative on a non-confidential basis from a source (other than the Company) which, to such Representative's knowledge, is not prohibited from disclosing such documents or information to such Representative by a legal, contractual, fiduciary or other obligation to the Company; and

    (b) otherwise disclose and use any such documents or other information
  (i) as the Company shall approve from time to time (which approval shall not be unreasonably withheld), (ii) as shall be required in response to any summons or subpoena or in connection with any litigation, (iii) to the extent such Representative believes it necessary to comply with applicable Law or (iv) to the extent such Representative believes it necessary in the performance of his duties and obligations hereunder or in the exercise or enforcement of his rights, powers, privileges, remedies or immunities hereunder.

If any Representative intends to disclose any information which is subject to the foregoing confidentiality restriction pursuant to clause (b)(ii) or
(b)(iii) above, such Representative will notify the Company, to the extent practicable, so that the Company may seek an appropriate protective order. If requested by the Company, each Representative will acknowledge in writing that he is aware that the United States securities laws prohibit any Person who has material non-public information about a company with securities registered under the Exchange Act from purchasing or selling securities of such company based on such non-public information or disclosing such information to any other Person under circumstances where it is reasonably foreseeable that other such Person is likely to sell securities of such company based on such non-public information.

  Section 5.12. CONTROLLING PROVISIONS. If any provision of this Article V conflicts with or is contrary to any other provision of this Agreement, such provision of this Article V shall govern and control.

  Section 5.13. INDEMNIFICATION. The Holders shall indemnify and save each Representative harmless against any Claims, Liabilities and Losses, not arising from his own gross negligence or intentional misconduct, which such Representative may incur in the good faith exercise and performance of his powers and responsibilities hereunder.

                                  ARTICLE VI

                        Concerning the Review Committee

  Section 6.01. GENERAL. A committee (the "Review Committee") shall be established for the purpose of meeting on a periodic basis (no less frequently than once during each calendar quarter unless all of the members of the Review Committee shall otherwise agree) to review and discuss the management, operation and development of the Business Units and related Assets. In connection with its preparation of any business plan for the management, development and operation of the Business Units and related Assets or any amendment thereto, the Company will consult with the Review Committee for the purpose of seeking advice and recommendations from the Review Committee regarding such business plan or amendment thereto. Promptly after each business plan (or amendment thereto) is finalized, the Company will provide each member of the Review Committee with a copy thereof. It is understood and agreed that the object of each such business plan will be to maximize the value of the Business Units and related Assets. The reasonable fees of, and the reasonable costs and expenses incurred by, the Review Committee and its members in furtherance of their responsibilities shall be borne by the Company and fairly allocated among the Business Units for purposes of determining the Excess Cash Flow of the Business Units, such allocation to be made in a manner reasonably determined by the Company in good faith.

  Section 6.02. COMPOSITION. The Review Committee shall be composed of five members. Two members shall be designated by the Company (the "Company Members") and two members shall be designated by the Representatives (the "Holder Members"). The Company Members and the Holder Members shall jointly appoint a fifth member (the "Independent Member") who shall be independent and, as such, shall not be an Associate of the Company or any Holder. Each Company Member may be an officer, employee or consultant of the Company. Each member of the Review Committee shall be experienced in, and shall be generally recognized as having current competence in, the management and development of residential and commercial properties similar to the Assets comprising the Business Units.

  Section 6.03. RESIGNATION AND REMOVAL. (a) Any member of the Review Committee may at any time resign and be discharged of his duties and obligations hereunder by giving prior written notice to the Company, the Representatives and the other members of the Review Committee.

  (b) The Company shall have the exclusive right at any time, with or without cause, to remove each Company Member by giving written notice to the Representatives and the other members of the Review Committee, which notice shall name the individual appointed by the Company to succeed such member. If either Company Member shall die or resign, the Company shall have the exclusive right to appoint a successor by giving written notice to the Representatives and the other members of the Review Committee. If the Company fails to appoint a successor within 15 days of becoming aware of such death or resignation, the remaining members of the Review Committee shall be deemed to constitute the Review Committee until such time as the Company appoints a successor as aforesaid.

  (c) The Representatives shall have the exclusive right at any time, with or without cause, to remove each Holder Member by giving written notice to the Company and the other members of the Review Committee, which notice shall name the individual appointed by the Representatives to succeed such member. If either Holder Member shall die or resign, the Representatives shall have the exclusive right to appoint a successor by giving written notice to the Company and the other members of the Review Committee. If the Representatives fail to appoint a successor within 15 days of becoming aware of such death or resignation, the remaining members of the Review Committee shall be deemed to constitute the Review Committee until such time as the Representatives appoint a successor as aforesaid.

  (d) The Company Members and the Holder Members, acting unanimously, shall have the exclusive right at any time, with or without cause, to remove the Independent Member by giving written notice to the Representatives and the Company, which notice shall name the individual unanimously appointed by the Company Members and the Holder Members to succeed such Independent Member. If the Independent Member shall die or resign, the Company Members and the Holder Members, acting unanimously, shall have the exclusive right to appoint a successor by giving written notice to the Representatives and the Company. If the Company Members and the Holder Members fail to unanimously appoint a successor Independent Member within 15 days of becoming aware of such death or resignation, any Company Member or Holder Member may apply to any court of competent jurisdiction to appoint a successor Independent Member, and such court may thereupon, after such notice (if any) as it may consider proper, appoint a successor Independent Member.

  (e) No such resignation or removal shall relieve any member of the Review Committee from Liability for any breach of this Agreement by such member prior to the effective date of such resignation or removal.

  Section 6.04. ACTIONS, ETC. (a) Except as otherwise provided herein, all actions required or permitted to be made by the Review Committee hereunder shall require the affirmative vote of a majority of all the members of the Review Committee.

  (b) All actions of the Review Committee shall be taken either at a meeting of the Review Committee at which all members are present (in person or by telephone) or by unanimous written consent, and any purported action of the Review Committee taken by any other means shall be void and of no effect for purposes of this Agreement. Any member of the Review Committee may call a meeting thereof on three days' notice (oral or written) to the other members. The Review Committee shall keep regular minutes of its proceedings and report the same to the Representatives when required. Subject to the foregoing provisions of this Article VI, the Review Committee may fix its rules of procedure.

  (c) The Review Committee shall be entitled to retain and consult with such independent advisors and other experts as the Review Committee shall deem necessary or appropriate in connection with the performance of its duties and responsibilities and the exercise of its powers and authority hereunder.

  Section 6.05. CONFIDENTIALITY. The Company shall not be obligated to provide any documents or other information to any member of the Review Committee unless such member shall agree that all such documents and other information will be kept confidential by such member and will be used by such member only for the purposes contemplated by this Agreement. Notwithstanding the foregoing, each member of the Review Committee shall be permitted to:

    (a) disclose any such documents or other information (i) to the Company or any employee, agent, advisor, consultant, officer, director or stockholder of the Company or any Affiliate of the Company, (ii) to any Representative or any employee, agent, legal counsel, accountant, advisor or consultant of the Representatives or (iii) to the extent that such documents or information (A) are furnished or made available to such member by the Company on a non-confidential basis, (B) is or becomes generally known or available other than as a result of a disclosure by such member or
  (C) is or becomes known or available to such member on a non-confidential basis from a source (other than the Company) which, to such member's knowledge, is not prohibited from disclosing such documents or information to such member by a legal, contractual, fiduciary or other obligation to the Company; and

    (b) disclose and use any such documents or other information (i) as the Company shall approve from time to time (which approval shall not be unreasonably withheld), (ii) as shall be required in response to any summons or subpoena or in connection with any litigation, (iii) to the extent such member believes it necessary to comply with applicable Law or
  (iv) to the extent such member believes it necessary in the performance of his duties and obligations hereunder or in the exercise or enforcement of his rights, powers, privileges, remedies or immunities hereunder.

If any member of the Review Committee intends to disclose any information which is subject to the foregoing confidentiality restriction pursuant to clause (b)(ii) or (b)(iii) above, such member of the Review Committee will notify the Company, to the extent practicable, so that the Company may seek an appropriate protective order. If requested by the Company, each member of the Review Committee will acknowledge in writing that he is aware that the United States securities laws prohibit any Person who has material non-public information about a company with securities registered under the Exchange Act from purchasing or selling securities of such company based on such non-public information or disclosing such information to any other Person under circumstances where it is reasonably foreseeable that such Person is likely to sell securities of such company based on such non-public information.

  Section 6.06. INDEMNIFICATION. The Company shall indemnify and save each member of the Review Committee harmless against any Claims, Liabilities and Losses, not arising from his own default, gross negligence or intentional misconduct, which such member may incur in the good faith exercise and performance of his powers and responsibilities hereunder.

                                  ARTICLE VII

                                 Miscellaneous

  Section 7.01. NOTICES. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the Parties at the following addresses or facsimile numbers:

    (i) If to the Company:

      The Rouse Company
      10275 Little Patuxent Parkway
      Columbia, Maryland 21044-3456
      Attention: General Counsel
      Telephone Number: (410) 992-6400
      Facsimile Number: (410) 992-6392

    With a copy to:

      The Rouse Company
      10275 Little Patuxent Parkway
      Columbia, Maryland 21044-3456
      Attention: President

    (ii) If to the Representatives, to their respective addresses set forth below:

      Platt W. Davis, III
      2500 First City Tower
      1001 Fannin
      Houston, Texas 77002
      Telephone Number: (713) 758-2294
      Facsimile Number: (713) 615-5246

      David G. Elkins
      4200 Texas Commerce Tower
      600 Travis
      Houston, Texas 77002
      Telephone Number: (713) 220-4364
      Facsimile Number: (713) 220-4285

      Kenneth E. Studdard
      6150 Westview
      Houston, Texas 77055
      Telephone Number: (713) 688-9233
      Facsimile Number: (713) 688-5661

    (iii) If to the Holders, as their names and addresses appear on the registry described in Section 4.09, with copies to the Representatives or at such other address or number as shall be designated in a notice by the Company to the Holders and the Representatives or by any Holder to the Company and the Representatives or by any Representative to the Company, the Holders and the other Representatives, in each case, given in accordance with this
Section 7.01. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given (A) in the case of a notice sent by regular mail, three business days after it is duly deposited in the mails; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

  Section 7.02. DISPUTE RESOLUTION. (a) In the event of any dispute between the Company, on the one hand, and the Representatives, on the other hand, with respect to any matter covered by this Agreement (including whether the provisions of this Agreement have been complied with), the Company and the Representatives (the "Disputants") shall first use their best efforts to resolve such dispute between themselves. If the Disputants are unable to resolve the dispute within 15 days, they agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Disputants will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they are unable to agree upon such appointment within ten days following the 15-day period referred to above. Upon appointment of the mediator, the Disputants agree to participate in good faith in the mediation and negotiations relating thereto for 20 days. If the Disputants are not successful in resolving the dispute through mediation within such 20-day period, either Disputant may submit the dispute to arbitration in accordance with the following provisions of this Section 7.02. The fees and expenses of the mediator shall be borne by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator deems appropriate.

  (b) To submit a dispute to arbitration as contemplated by paragraph (a) above, a Disputant must give written notice to the other Disputant, in which event the dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association except as otherwise provided below. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Each Disputant shall have the right to be represented by counsel. All rulings of the arbitrators shall be in writing, shall be determined by at least a majority of their number and shall be delivered to the Disputants. The fees and expenses of the arbitrators shall be borne by the non-prevailing Disputant or, in the event there is no clear prevailing Disputant, as the arbitrators deem appropriate.

  (c) In the event there is any disputed question of law involved in any arbitration proceeding hereunder, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the Disputants, but any legal conclusion reached by the arbitrators from such facts may be submitted by either Disputant to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators' decision. If no civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the Disputants. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the Disputants shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (c), the party who prevails or substantially prevails (as determined by the court) in such civil action shall be entitled to recover from the other party all of its Losses incurred in connection with such action and on appeal.

  (d) Except as limited by paragraph (c) above, the Disputants agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and the Disputants hereby consent and commit themselves to the jurisdiction of the courts of the State of Delaware and the United States District Court for New Castle County, Delaware for purposes of the enforcement of any arbitration award. In the event legal proceedings are commenced to enforce the rights awarded in any arbitration proceeding hereunder, the party who prevails or substantially prevails (as determined by the court) in such legal proceeding shall be entitled to recover from the other party all of its Losses incurred in connection with such legal proceeding and on appeal.

  (e) All arbitration conferences and hearings pursuant to this Section 7.02 shall be conducted in Wilmington, Delaware or at such other place as the Disputants may mutually agree.

  Section 7.03. BENEFIT AND BURDEN. (a) This Agreement shall inure to the benefit of and shall be binding upon, the Parties and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

  (b) Anything herein or elsewhere to the contrary notwithstanding, all covenants and agreements on the part of the Company herein are hereby declared to be for the benefit of the Holders and the Representatives and their respective executors, personal representatives, administrators, successors, heirs, devisees, legatees and permitted assigns, and each such Person shall be entitled to enforce this Agreement the same as if it were a signatory hereto. Nothing in this Agreement is intended to, or shall, preclude or restrict any Holder from instituting and maintaining in his or its own name such suits and proceedings as such Person may deem necessary to enforce delivery of all Contingent Shares and Contingent Preferred Shares which such Person is entitled to receive hereunder or to otherwise protect and enforce such Person's rights, privileges and interests hereunder.

  Section 7.04. CONSOLIDATIONS, MERGERS, ETC. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or Assets of the Company, by agreement in form and substance reasonably acceptable to the Representatives, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used herein, the term "Company" shall include any successor to its business and/or Assets as aforesaid which executes and delivers the agreement provided for in this paragraph (a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of Law.

  (b) The Company acknowledges that this Agreement and the rights of the Holders hereunder (including (i) the right of the Holders to receive securities which are freely tradable and readily marketable and (ii) the non-taxable receipt by the Holders of Rouse Common Stock pursuant to the Merger and of Contingent Shares hereunder) are of major importance to the Holders and that each Holder is justified in believing and assuming that the Company will not voluntarily undertake or complete any Prohibited Transaction. The Company expressly agrees that, without the prior written consent of the Majority Holders, it will not undertake or complete any Prohibited Transaction. As used herein, "Prohibited Transaction" means (A) any reorganization of the Company or any consolidation or merger of the Company with or into another entity, (B) any recapitalization, reclassification or change in the capital structure of the Company, (C) any partial or complete liquidation, dissolution or winding up of the affairs of the Company or (D) any other transaction or event if, in any such case and for any reason, (i) the Company or any successor to the Company shall be incapable of, or restricted or prohibited from, delivering (on a timely basis) freely tradable and readily marketable securities comparable to the Contingent Shares or the Contingent Preferred Shares (as applicable) hereunder or (ii) such transaction or event could reasonably be expected to have a prejudicial effect on the Holders with respect to their non-taxable receipt of securities pursuant to the Merger Agreement or this Agreement.

  (c) In the event the Company desires to implement any transaction of the type described in clauses (A) through (D) of paragraph (b) above which the Company has concluded, in good faith, does not constitute a Prohibited Transaction (a "Proposed Transaction"), the Company shall, as soon as practicable prior to the implementation of the Proposed Transaction, give written notice to the Representatives describing the Proposed Transaction in reasonable detail and setting forth the Company's conclusion that the Proposed Transaction does not constitute a Prohibited Transaction and the reasons therefor. Such notice may also contain a request that the Representatives agree with the conclusion set forth therein. Upon receipt of any such request, the Representatives shall consider the same in good faith and shall be authorized (but not obligated) to agree, on behalf of the Holders, with the Company's conclusion that the Proposed Transaction does not constitute a Prohibited Transaction. Any such agreement of the Representatives (i) shall be in writing, (ii) shall be limited to the Proposed Transaction in question and shall not extend or apply to any other transaction or event and (iii) may be conditioned upon and subject to the execution and delivery to the Representatives of one or more instruments in writing designed to fairly and equitably protect the rights, privileges, interests and remedies of the Holders and the Representatives against one or more effects of the Proposed Transaction. Moreover, each such agreement of the Representatives shall be binding upon the Holders and, in the absence of fraud or bad faith, the Company shall be fully protected for purposes of this Section 7.04 in acting in accordance with such agreement.

  (d) Nothing in this Section 7.04 shall relieve the Company of any of its obligations contained elsewhere in this Agreement.

  Section 7.05. COMPANY AS FIDUCIARY. (a) The Company acknowledges and agrees that it is accountable as a fiduciary to the Holders and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns, which fiduciary duty shall be the same as the fiduciary duty owed by a director of a corporation to the stockholders of such corporation. Without limitation of the foregoing, the Company shall, and shall cause each Business Unit Entity to, (i) exercise reasonable care and act with good faith and integrity in managing and operating the Business Units and the Assets comprising the Business Units and
(ii) deal with the Holders and the Representatives fairly and in good faith.

  (b) Except as provided in Section 4.03, no obligation or covenant imposed on the Company by this Agreement, including under Sections 4.10, 4.11, 4.12 and 4.13, shall be construed to obligate the Company or any of its Subsidiaries in any way to make loans to, advance funds to, invest additional capital in or extend its credit in order to obtain financing for, or provide working capital for, any Business Unit or any Business Unit Entity, except in its sole and absolute discretion. The Company makes no representation or warranty that the operation of any Business Unit or any portion of the Assets of any Business Unit shall be profitable or that any Business Unit will have Receipts sufficient to obligate the Company to deliver Contingent Shares hereunder.

  Section 7.06. NO THIRD PARTY RIGHTS. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person other than the Parties, the members of the Review Committee and the other Persons referred to in Section 7.03(a), and this Agreement shall not be construed in any respect to be a Contract in whole or in part for the benefit of any Person other than the Parties, the members of the Review Committee and the other Persons referred to in Section 7.03(a).

  Section 7.07. AMENDMENTS AND WAIVER. (a) Except as provided in Section 4.02, this Agreement may be not be amended, supplemented or modified, nor may compliance by the Company with any provision of this Agreement be waived (either generally or in a particular instance and either retroactively or prospectively), except in each case by an instrument in writing duly entered into by the Company and all of the Representatives. Without limitation of the foregoing, the Representatives may, without the consent of any of the Holders, enter into one or more instruments supplemental hereto as they may deem desirable in order to (i) add to the covenants of the Company in this Agreement, (ii) surrender any right or power conferred upon the Company by this Agreement,
(iii) evidence any succession of any Person to the Company and the assumption by such successor of the covenants of the Company contained herein, (iv) cure any ambiguity in (or cure, correct or supplement any defective provision of) this Agreement in such manner as shall not be inconsistent with this Agreement or adversely affect the rights, privileges or remedies of the Holders under this Agreement. Notwithstanding the foregoing, no such amendment, supplement, modification or waiver will be effective:

    (A) except as provided in clause (B) below, without the prior written consent of the Majority Holders, if such amendment, supplement, modification or waiver would (1) add any provision to this Agreement, change in any manner or eliminate any of the provisions of this Agreement or modify in any respect the rights of the Holders under this Agreement, in each case if such addition, change, elimination or modification would materially and adversely affect the rights, privileges or remedies of the Holders under this Agreement, or (2) waive any Event of Default;

    (B) without the prior written consent of all the Holders, if such amendment, supplement, modification or waiver would (1) change the amount of, or times for the delivery of, Contingent Shares or Contingent Preferred Shares to be delivered by the Company under this Agreement in a manner adverse to the Holders, (2) change the Valuation Date of any Business Unit,
  (3) reduce the Percentage Interest of any Holder (other than due to an assignment to an Eligible Assignee), (4) substitute any Equity Interest for the Contingent Shares or Contingent Preferred Shares required to be delivered by the Company under this Agreement (unless otherwise specifically permitted in this Agreement), (5) waive any Event of Default under clause (b) of the definition thereof or (6) change the provisions of this Section 7.07 (except to increase any percentage required to approve any such amendment, supplement, modification or waiver or to provide that certain other provisions of this Agreement cannot be amended, supplemented, modified or waived without the consent of all of the Holders affected thereby);

    (C) without the prior written consent of all members of the Review Committee, if such amendment, supplement, modification or waiver would adversely affect the rights, duties or immunities of the members of the Review Committee under this Agreement; or

    (D) without the prior written consent of all of the Representatives, if such amendment, supplement, modification or waiver would adversely affect the rights, duties or immunities of the Representatives under this Agreement.

Notwithstanding anything to the contrary contained herein, Article V of this Agreement may be amended, supplemented or modified at any time solely by an instrument in writing signed (x) by the Representatives with the consent of the Majority Holders and (y) if and to the extent that such amendment, modification or supplement would in any way be prejudicial to the Company, by the Company. In the case of any amendment, supplement, modification or waiver referred to in clause (x) above, it shall not be necessary for the Majority Holders to approve the particular form of such amendment, supplement, modification or waiver, but it shall be sufficient if the Majority Holders shall approve the substance thereof. Similarly, in the case of any amendment, supplement, modification or waiver referred to in clause (y) above, it shall not be necessary for the Holders to approve the particular form of such amendment, supplement, modification or waiver, but it shall be sufficient if the Holders shall approve the substance thereof. No such amendment, supplement, modification or waiver shall extend to or affect any provision, term or obligation not expressly amended, supplemented, modified or waived thereby or impair any right consequent thereon. Any amendment, supplement, modification or waiver entered into pursuant to this paragraph (a) shall be binding upon all Parties. Copies of each amendment, supplement, modification or waiver entered into pursuant to this paragraph (a) shall be delivered by the Company to each of the Representatives and each Holder.

  (b) The Company will not, directly or indirectly, pay or cause to be paid any remuneration (whether in the form of a fee or otherwise) to any Holder as consideration for or as an inducement to such

Holder's consenting to any proposed amendment, supplement, modification or waiver of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all the Holders.

  (c) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder and no course of dealing between or among any of the Parties shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Party to any other or further action in any circumstances without notice or demand.

  (d) None of the expenses (including, without limitation, counsel fees and expenses) incurred by the Company or any Business Unit Entity in connection with any amendment, supplement, modification or waiver of this Agreement shall be deemed an Expenditure hereunder unless otherwise consented to by the Representatives in writing.

  Section 7.08. FURTHER DOCUMENTS. The Company agrees to execute any and all documents, and to perform any and all other acts, as may be necessary or reasonably requested by the Representatives to accomplish the purposes of this Agreement.

  Section 7.09. ASSIGNMENTS. (a) Except for a Transfer by a Holder to an Eligible Assignee or as permitted by Section 7.04, neither this Agreement nor any right, interest or obligation hereunder may be assigned by (i) by the Company without the prior written consent of the Representatives or (ii) by any Holder, and any attempt to do so shall be null and void.

  (b) Except as otherwise provided herein or prohibited by applicable law, the Company may acquire from any Holder all (but not less than all) of the rights and interests of such Holder hereunder; provided, however, that (i) voting or consensual rights of such Holder hereunder shall automatically expire and terminate concurrently with the assignment to the Company of the rights and interests of such Holder hereunder and (ii) in no event shall the Company or any Subsidiary or Affiliate of the Company acquire the rights and interests of a Holder hereunder prior to December 31, 1997.

  Section 7.10. SEVERABILITY. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

  Section 7.11. SPECIFIC PERFORMANCE. The covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and a violation of any of the terms hereof or thereof by the Company would cause irreparable injury to the Holders and/or the Representatives in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Company agrees that if the Company fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder, then the Holders and/or the Representatives shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other Contract or at law or in equity and to which the Holders and/or the Representatives might be entitled.

  Section 7.12. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

  Section 7.13. SUBMISSION TO JURISDICTION. The Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in a Delaware Court), waives any objection to the laying of venue of any such litigation in any Delaware Court and agrees not to plead or claim that any litigation brought in any Delaware Court has been brought in an inconvenient forum; provided, however, that nothing contained in this Section 7.13 is intended to waive the right of the Company to remove any action or proceeding commenced in any state Delaware Court to an appropriate federal Delaware Court to the extent the basis for such removal exists under applicable Law. The Company hereby irrevocably (i) appoints The Corporation Trust Company (the "Process Agent"), with an office on the date hereof at 1209 Orange Street, Wilmington, Delaware 19801, as its agent to receive on behalf of it and its Assets service of copies of the summons and complaint and any other process which may be served in any such action or proceeding, (ii) agrees that service of process may be made on the Company by mailing, by certified mail, a copy of such process to the Company in care of the Process Agent at the Process Agent's above address, with a copy to the Company at its address for notices specified herein, and (iii) authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified or registered mail, return receipt requested, of any process required by any Delaware Court, to the address specified for notices to the Company in Section 7.01.

  Section 7.14. EXPENSES. Except as otherwise provided herein, each of the Parties shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements. Notwithstanding anything contained herein to the contrary, if any Party commences an action against another Party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach or alleged breach by such other Party of its obligations under this Agreement, the prevailing Party in any such action shall be entitled to recover its Losses incurred in connection with the prosecution or defense of such action, from the losing Party.

  Section 7.15. NO RIGHT OF SET OFF. Anything herein or elsewhere to the contrary notwithstanding, the Company's obligations to make the payments and deliver the Contingent Shares and Contingent Preferred Shares required under this Agreement and otherwise perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other Claim, right or action that the Company may have against any Person.

  Section 7.16. NO PARTNERSHIP, JOINT VENTURE OR AGENCY. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby is intended, nor will the same be deemed or construed, to create a partnership, joint venture or agency for any purpose between the Company or any Business Unit Entity and the Holders so as to entitle any Holder to any share of the profits of any Business Unit or to make any Holder in any way responsible for the Debts or Losses of the Company or any Business Unit Entity, including those related to the Business Units.

  Section 7.17. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. All representations, warranties, indemnities, covenants and agreements made by the Company in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any delivery of Contingent Shares or Contingent Preferred Shares hereunder and any permitted Transfer of any of the rights of a Holder hereunder, in each case notwithstanding any investigation heretofore or hereafter made by or on behalf of such Holder.

  Section 7.18. PAYMENTS AND INTEREST. All cash payments payable or to be payable by the Company pursuant to this Agreement shall be payable in immediately available funds and in such coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America and shall be made by electronic funds transfer as the payee shall have directed to the Company in writing or, if no such direction shall have been given to the Company, by check payable to the order of the payee and mailed in the manner and at the address referred to in Section 7.01. All amounts due under this Agreement which are not paid when due shall bear interest until paid at the Applicable Federal Rate plus 5%.

  Section 7.19. ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the Parties concerning the subject matter hereof except as set forth herein.

  IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first stated herein.

                                          The Rouse Company

                                          By:__________________________________

                                          Printed Name:________________________

                                          Title:_______________________________

                 ACCEPTANCE OF APPOINTMENT BY REPRESENTATIVES

  The undersigned hereby (i) acknowledge that they have agreed to serve, and hereby accept their respective appointments, as Representatives under the foregoing Contingent Stock Agreement and (ii) assume and agree to perform all the rights, powers, duties and obligations set forth with respect to the Representatives in such Contingent Stock Agreement.

                                          -------------------------------------
                                          Platt W. Davis, III

                                          -------------------------------------
                                          David G. Elkins

                                          -------------------------------------
                                          Kenneth E. Studdard

                                                                APPENDIX E

                      REGISTRATION RIGHTS AGREEMENT

  This Registration Rights Agreement is entered into as of the        day of
            , 1996 among The Rouse Company, a Maryland corporation (the "Company"), and THC Partners, a Texas general partnership ("THC Partners").

                            PRELIMINARY STATEMENTS

  1.The Company, TRC Acquisition Company I, a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and The Hughes Corporation, a Delaware corporation ("THC"), are parties to that certain Merger Agreement dated as of February 22, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of THC with and into Merger Sub, as a result of which each outstanding share of common stock of THC will be converted into the right to receive shares of Rouse Common Stock (as hereinafter defined) and, if required pursuant to the terms of the Merger Agreement, cash.

  2.The shares of Rouse Common Stock issuable in connection with the Merger will be issued (i) upon the effectiveness of the Merger, in the amounts provided in the Merger Agreement (the "Initial Shares"), and (ii) in connection with certain direct and indirect assets and properties of the Company, the value of which cannot be effectively determined at the present time, at the times and in the amounts provided in the Contingent Stock Agreement (the "Contingent Shares").

  3.It is a condition precedent to the obligation of THC to close the transactions contemplated by the Merger Agreement that the Company shall have executed and delivered this Agreement.

  Now, Therefore, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the following respective meanings:

  "Affiliate" means (i) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or is a general partner of such partnership or is a Person in which such partnership has a 10% or greater direct or indirect equity interest and (ii) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that in no event shall the Company be deemed an Affiliate, as such defined term is used in this Agreement, of any Holder or vice versa.

  "Agreement" means this Registration Rights Agreement, as the same may be amended, modified or supplemented from time to time.

  "Claim" means any claim, demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Authority or any other Person.

  "Company" has the meaning specified in the introductory paragraph of this Agreement.

  "Company Indemnified Persons" has the meaning specified in Section 5.02.

  "Contingent Shares" has the meaning specified in the recitals to this Agreement.

  "Contingent Stock Agreement" means that certain Contingent Stock Agreement of even date herewith executed by the Company pursuant to the Merger Agreement, as the same may be amended, modified or supplemented from time to time.

  "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

  "Curative Prospectus" has the meaning specified in Section 2.04(f).

  "Effective Date" means the date on which the Effective Time (as defined in the Merger Agreement) occurs.

  "Eligible Assignee" means an assignee of the rights of a Holder hereunder that has satisfied all of the conditions contained in Section 7.05.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.

  "Governmental Authority" means (i) any nation or government, (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto, (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity with authority over the applicable Person or assets and properties.

  "Holders" means THC Partners and any Eligible Assignee.

  "Holder Indemnified Person" has the meaning specified in Section 5.01.

  "Indemnified Party" has the meaning specified in Section 5.03.

  "Indemnifying Party" has the meaning specified in Section 5.03.

  "Initial Shares" has the meaning specified in the recitals to this Agreement.

  "Laws" means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority.

  "Liability" means, with respect to any Person, any indebtedness, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

  "Losses" means any and all damages (including consequential, punitive and exemplary), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.

  "Merger" has the meaning specified in the recitals to this Agreement.

  "Merger Agreement" has the meaning specified in the recitals to this Agreement.

  "Merger Sub" has the meaning specified in the recitals to this Agreement.

  "Other Holder" has the meaning specified in Section 2.09.

  "Participating Holders" means, with respect to any Registration, Holders that are entitled to participate in, and are participating in or seeking to participate in, such Registration.

  "Participation Notice" means, with respect to any Piggyback Registration, a written notice from a Holder to the Company pursuant to which such Holder elects to participate in such Registration and specifying the Registrable Shares intended to be disposed of by such Holder in such Registration.

  "Permitted Suspension Period" has the meaning specified in Section 2.02.

  "Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.

  "Piggyback Registration" means any registration of Registrable Shares under the Securities Act effected in accordance with Section 2.03.

  "Piggyback Registration Notice" has the meaning specified in Section 2.03.

  "Process Agent" has the meaning specified in Section 7.12.

  "Registrable Shares" means the Initial Shares acquired by THC Partners pursuant to the transactions contemplated by the Merger Agreement and the Contingent Shares acquired by THC Partners or any Eligible Assignee pursuant to the transactions contemplated by the Contingent Stock Agreement, and Initial Shares and Contingent Shares subsequently acquired by any Eligible Assignee from THC Partners, directly or indirectly, and any securities issued or issuable with respect to any such Initial Shares and/or Contingent Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, with respect to any particular securities:

    (a) such securities shall not be Registrable Shares at any time during which the Holder thereof is entitled to sell all such securities held by such Holder without registration pursuant to Rule 145(d) and in accordance with the provisions of Rule 144 referenced therein, without any limitation under Rule 144(e) on the amount of such securities that may be sold by such Holder pursuant to Rule 145(d); and

    (b) such securities shall cease to be Registrable Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such securities shall have been distributed in accordance with

  Rule 145(d) or (iii) the Company and the Holder of such securities shall have received an opinion of counsel experienced in securities Laws matters reasonably acceptable to the Company and such Holder to the effect that such Holder has no further obligation to comply with the requirements of Rule 145 (and shall not be deemed to be an underwriter thereby) or the registration requirements of the Securities Act or to deliver a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act in connection with further sales by such Holder of such securities.

  "Registration" means any Shelf Registration or any Piggyback Registration.

  "Registration Expenses" means all expenses incident to the Company's performance of or compliance with this Agreement, including the obligations of the Company under Section 2.04, including (i) all registration, filing, securities exchange listing, rating agency and National Association of Securities Dealers fees, (ii) all registration, filing, qualification and other fees and expenses of complying with securities or "Blue Sky" Laws of all jurisdictions in which the securities are to be registered and any legal fees and expenses incurred in connection with the "Blue Sky" qualifications of the Registrable Shares and the determination of their eligibility for investment under the Laws of all such jurisdictions, (iii) all word processing, duplicating, printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (v) premiums and other costs of policies of insurance against Liabilities arising out of the public offering of the Registrable Shares being registered to the extent the Company elects to obtain such insurance, and (vi) fees and expenses of other Persons retained or employed by the Company other than underwriters retained under Section 2.08 with respect to a Shelf Registration.

  "Requisite Participating Holders" means, with respect to any Registration, Participating Holder(s) owning a majority interest of the Registrable Shares to be included in such Registration.

  "Rouse Common Stock" means the common stock, par value $0.01 per share, of the Company, and any securities issued or issuable with respect to any such common stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

  "Rule 144" means Rule 144 promulgated by the SEC under the Securities Act, and any successor provision thereto.

  "Rule 145" means Rule 145 promulgated by the SEC under the Securities Act, and any successor provision thereto.

  "SEC" means the United States Securities and Exchange Commission or any successor thereof.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Shelf Registration" means any registration of Registrable Shares under the Securities Act effected in accordance with Section 2.01.

  "Shelf Period" has the meaning specified in Section 2.02.

  "Shelf Registration Statement" has the meaning specified in Section 2.01.

  "Suspension Event" has the meaning specified in Section 2.04(f).

  "Suspension Notice" has the meaning specified in Section 2.07.

  "Suspension Period" has the meaning specified in Section 2.07.

  "Termination Date" has the meaning specified in Section 6.01.

  "THC" has the meaning specified in the recitals to this Agreement.

  "THC Partners" has the meaning specified in the introductory paragraph of this Agreement.

  Section 1.02. References, Etc. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement in the singular shall have the same meanings in the plural and vice versa. All pronouns, nouns and other terms used in this Agreement shall include the masculine, feminine and neuter forms thereof, wherever appropriate to the context. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. In this Agreement, unless a clear contrary intention appears, the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term.

                                  ARTICLE II

                      REGISTRATION OF ROUSE COMMON STOCK

  Section 2.01. Shelf Registration. (a) The Company shall use its best efforts to (i) within 300 days after the Effective Date, file a shelf registration statement pursuant to Rule 415 of the Securities Act on Form S-3 or such other form as may be required by applicable Law (a "Shelf Registration Statement") covering 2,000,000 Registrable Shares and (ii) on or before the first anniversary of the Effective Date, have the Shelf Registration Statement declared effective by the SEC and the securities covered thereunder qualified under all "Blue Sky" or other securities Laws. If at any time during the Shelf Period, the number of Registrable Shares which remain eligible for sale pursuant to such Shelf Registration Statement is less than 500,000, the Company shall, upon request of the Requisite Participating Holders, use its best efforts to (i) as soon as practicable following receipt of such request, file an additional Shelf Registration Statement covering an additional 1,500,000 Registrable Shares and (ii) as promptly as practicable thereafter, have such additional Shelf Registration Statement declared effective by the SEC and the securities covered thereunder qualified under all "Blue Sky" or other securities Laws. Each of the numerical standards set forth in this
Section 2.01 shall be adjusted in connection with any stock split, combination of shares, recapitalization, merger, consolidation or other reorganization to provide the Holders with rights substantially equivalent to those held by the Holders immediately prior to such event.

  (b) If, on the date which is the first anniversary of the Effective Date,
(i) the effectiveness of the Shelf Registration Statement has been suspended or the Shelf Registration Statement is otherwise not effective or (ii) the securities covered under the Shelf Registration Statement shall not qualify under all "Blue Sky" or other securities Laws, the Company shall use its best efforts to cause such Shelf Registration Statement to be effective, and to qualify such securities under all "Blue Sky" and other securities Laws, as soon thereafter as practicable.

  Section 2.02. Maintenance of Effectiveness During Shelf Period. Once the Shelf Registration Statement is declared effective pursuant to Section 2.01, the Company shall use its best efforts to cause the Shelf Registration Statement to remain continuously effective until the earliest to occur of the following (the "Shelf Period"):

    (a) the later to occur of (i) the second anniversary of the Effective Date and (ii) the date on which THC Partners shall have received an opinion of counsel from (A) Fried, Frank, Harris, Shriver & Jacobson or Piper & Marbury L.L.P., counsel to the Company or (B) Andrews & Kurth L.L.P., counsel to THC Partners, to the effect that THC Partners and all Eligible Assignees may sell all of the Registrable Shares then held by such Holders (1) without compliance with the requirements of Rule 145 (and shall not be deemed to be an underwriter thereby) or the registration requirements of the Securities Act and (2) without delivering a prospectus meeting the requirements of
  Section 10(a)(3) of the Securities Act in connection with further sales by such Holder of such securities; and

    (b) the date on which all of the securities covered by such Shelf Registration Statement have been sold, but in no event prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder;

provided, however, that the Company may suspend use of the Shelf Registration Statement (i) at any time (but no more than once in any 12 month period and for a period not to exceed 90 days) if the continued effectiveness thereof would require the Company to disclose a material financing, acquisition or other corporate transaction, which disclosure the Board of Directors of the Company shall have determined in good faith to not be in the best interests of the Company and its stockholders, and (ii) during the period starting with the date 30 days prior to the Company's good faith estimate of the date of filing of (provided that the Company is actively employing its best efforts to cause such registration statement to become effective), and ending on a date 90 days after the effective date of, the registration by the Company of an underwritten public offering of its equity securities for its own account in which all Registrable Shares (subject to the right of the Company under Section 2.03 to limit the number of Registrable Shares to be included therein) requested to be included shall have been included thereon in accordance with the provisions of Section 2.03 hereof (each, a "Suspension Period"); and, provided further, that if, at any time during the period commencing with the termination of the Shelf Period and ending on the Termination Date, the offer and/or sale of Registrable Shares by THC Partners or any Eligible Assignee becomes subject to the registration requirements of the Securities Act or the requirements of Rule 145 (or if any such offer or sale without registration would result in such Holder being deemed an underwriter pursuant to Rule 145), solely due to the receipt by THC Partners and/or any Eligible Assignees of Contingent Shares subsequent to the termination of the Shelf Period, then the Shelf Period and the obligations of the Company under this Agreement shall be revived and reinstated with respect to a number of Registrable Shares equal to
(i) the amount of Registrable Shares required to be covered by the Shelf Registration Statement pursuant to Section 2.01 during the Shelf Period (as adjusted pursuant to Section 2.01) minus (ii) the number of Registrable Shares previously sold pursuant to a Shelf Registration Statement filed by the Company pursuant to Section 2.01 (as adjusted pursuant to Section 2.01) until the Shelf Period (as so revived and reinstated) is terminated pursuant to
Section 2.02(a) or (b).

  Section 2.03. Piggyback Registration. In the event that the Company proposes to register any of its equity securities under the Securities Act and to suspend the use of the Shelf Registration Statement in connection therewith, the Company will provide notice at least 15 days prior to the proposed date of filing the registration statement relating thereto to each Holder (a "Piggyback Registration Notice"), such Piggyback Registration Notice to include a statement of the intention of the Company to register such securities and of the Holders' rights under this Section 2.03. Each Holder shall have 10 days after receipt of such Piggyback Registration Notice within which to elect to be included in the registration contemplated by such Piggyback Registration Notice, such election to be made by providing the Company with a Participation Notice. The Company will use its best efforts to effect the registration under the Securities Act of all Registrable Shares which the Participating Holders have requested the Company to register pursuant to the Participation Notices, to the extent required to permit the distribution (in accordance with the intended method or methods thereof) of the Registrable Shares to be registered; provided, however, that the Company may, in its sole discretion, determine to not file such registration statement or withdraw such registration statement (if filed) and abandon any proposed offering by giving notice of such determination to each Participating Holder, in which event the Company shall be relieved of its obligation to register any Registrable Shares pursuant to the Participation Notices (but not from its obligation to pay Registration Expenses in connection therewith); and provided further that, to the extent that marketing factors require a reduction in the number of Registrable Shares to be included in such Piggyback Registration Notice, the Company may limit the number of Registrable Shares to be included in a Piggyback Registration on behalf of the Participating Holders to an amount not less than 500,000 Registrable Shares. In the event the Company determines so to limit the number of Registrable Shares to be included in the registration and underwriting, the Company shall so advise all Participating Holders, and the amount of Registrable Shares that are entitled to be included in the registration and underwriting shall be allocated among the Participating Holders pro rata on the basis of the number of securities constituting Registrable Shares held by such Participating Holders. The Registrable Shares proposed to be registered under any registration statement pursuant to the Participation Notices shall be offered for sale upon the same terms as any similar securities offered for sale by the Company in such registration. No registration effected under this Section 2.03 shall be deemed to be a Shelf Registration or shall relieve the Company of its obligation to effect any Shelf Registration.

  Section 2.04. Registration Procedures. Whenever required under this Article II to use its best efforts to effect the registration of any Registrable Shares, the Company shall use its best efforts to, as expeditiously as reasonably possible:

    (a) prepare and file with the SEC a registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective for the Shelf Period (in the case of a Shelf Registration) and the period necessary for the distribution of such Registrable Shares in accordance with the intended plan of distribution thereof (in the case of a Piggyback Registration);

    (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to (i) keep such registration statement effective for the Shelf Period (in the case of a Shelf Registration) and the period necessary for the distribution of such Registrable Shares in accordance with the intended plan of distribution thereof (in the case of a Piggyback Registration) and (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

    (c) furnish to each Participating Holder and each underwriter or agent participating in the disposition of securities under such registration statement, such numbers of copies of the registration statement and the prospectus, including any preliminary or summary prospectus, and each amendment or supplement thereto, in conformity with the requirements of the Securities Act, and such other documents as any Participating Holder or any such underwriter or agent may reasonably request to facilitate the disposition of Registrable Shares owned by the Participating Holders;

    (d) register and qualify the securities covered by such registration statement under such other securities or "Blue Sky" Laws of such jurisdictions as shall be reasonably requested by the Requisite Participating Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction or otherwise subject itself to general taxation in any state;

    (e) furnish to each Participating Holder a signed counterpart, addressed to such Participating Holder (and each underwriter and agent, if any), of:

      (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such Registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), and

      (ii) unless otherwise precluded under applicable accounting rules, a "comfort" letter, dated the effective date of such registration statement (and, if such Registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, in each case, in form and substance reasonably satisfactory to the Requisite Participating Holders (and to the underwriter or agent and their respective counsel) and covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriter or agent in underwritten public offerings of securities.

    (f) promptly notify each Participating Holder and each underwriter and agent participating in the disposition of Registrable Shares covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event known to the Company as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (a "Suspension Event"), and promptly prepare and furnish to each Participating Holder (and each underwriter and agent, if any) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (a "Curative Prospectus");

    (g) provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement from and after a date not later than the effective date of such registration statement;

    (h) list, on or prior to the effective date of such registration statement, all Registrable Shares covered by such registration statement on the principal national securities exchange on which securities of the Company are then listed or, if not listed on a national securities exchange, on The Nasdaq Stock Market.

    (i) cooperate with each Participating Holder and each underwriter and agent participating in the distribution of such Registrable Shares to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends, other than as required by applicable Law) representing securities sold under the registration statement, and enable such securities to be in such denominations and registered in such names as each Participating Holder, underwriter or agent may reasonably request and keep available and make available to the Company's transfer agent, prior to the effectiveness of such registration statement, an adequate supply of such certificates;

    (j) not later than the effective date of such registration statement, provide a CUSIP number for all Registrable Shares covered by a registration statement hereunder; and

    (k) in connection with an underwritten offering, participate, to the extent reasonably requested by the Requisite Participating Holders or the managing underwriter for the offering, in customary efforts to sell the securities under the offering, including road shows and similar activities.

  Section 2.05. Registration Expenses. The Company shall pay all Registration Expenses incurred in connection with a Registration, irrespective of whether such Registration is ever effected or deemed effected. Each Participating Holder shall pay the underwriters' discounts and commissions and any transfer taxes applicable to the Registrable Shares sold by such Participating Holder in any such offering and, with respect to an underwritten offering pursuant to a Shelf Registration Statement, underwriting expenses, if any.

  Section 2.06. Withdrawal. Each Participating Holder shall be permitted to withdraw all or part of his or its Registrable Shares from any Registration at any time prior to the effective date of the registration statement covering such securities.

  Section 2.07. Agreements of Certain Holders. Each Participating Holder shall furnish to the Company such information regarding such Participating Holder, the Registrable Shares held by such Participating Holder and the intended plan of distribution of such Registrable Shares as the Company may from time to time reasonably request in writing in connection with a Registration. If any registration statement refers to a Holder or any of its Affiliates by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require (a) that such reference be in form and substance reasonably satisfactory to such Holder and (b) in the event that such reference is not required by the Securities Act or any similar federal or state "Blue Sky" statute and the rules and regulations thereunder then in force, that such reference be deleted. Each Participating Holder agrees that upon receipt of a notice (a "Suspension Notice") from the Company of the happening of any Suspension Event, such Participating Holder will not dispose of any Registrable Shares pursuant to the registration statement relating to such Registrable Shares during the period commencing on receipt of such Suspension Notice and continuing thereafter until receipt by such Participating Holder of a Curative Prospectus (the "Suspension Period"). The Company shall take such actions as are necessary to end the Suspension Period as promptly as practicable.

  Section 2.08. Underwritten Registrations. If the Requisite Participating Holders so elect, the offering of Registrable Shares pursuant a Shelf Registration shall be in the form of an underwritten offering, and the Company shall select one or more nationally recognized firms of investment bankers to act as the book-running managing underwriter(s) in connection with such offering; provided, however, that such selection shall be subject to the consent of the Requisite Participating Holders, which consent shall not be unreasonably withheld or delayed. If, in connection with any Piggyback Registration, the Company proposes to register any of its equity securities and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by the Requisite Participating Holders, arrange for such underwriters to include all of the Registrable Shares to be offered and sold by the Participating Holders among the securities to be distributed by such underwriters. If requested by the underwriters for any underwritten offerings in connection with any Registration, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement (a) to be in form and substance reasonably satisfactory to the Company and (b) to contain such representations and warranties by the Company and such other terms, including indemnities, as are generally prevailing in agreements of such type. Each Participating Holder of Registrable Shares to be distributed by underwriters pursuant to any Registration shall be a party to any underwriting agreement between the Company and such underwriters; provided, however, that such agreement is in form and substance reasonably satisfactory to the Requisite Participating Holders and, provided further, that the Requisite Participating Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters be also made to and for the benefit of the Participating Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Participating Holders thereunder.

  Section 2.09. Registration Rights of Others. The Company shall not, during the period commencing on the date hereof and ending on the Termination Date, without the prior written consent of the Requisite Participating Holders, enter into any agreement with any holder or prospective holder of any securities of the Company (an "Other Holder") which limit or restrict in any manner the performance of the Company's obligations under this Agreement. In the event that the Company, at any time during the period commencing on the date hereof and ending on the Termination Date, grants to any Other Holder any right to demand or require that the Company undertake to effect the registration for sale of any debt or equity securities of the Company, the Company will give prompt notice of such grant to the Holders.

  Section 2.10. Relationships and Rights of the Holders. The Holders agree that, notwithstanding that certain rights of each Holder herein may be affected by similar rights of other Holders, the Holders shall, in respect of the ownership of the Registrable Shares, not be related as, or deemed to be, a partnership, joint venture or other "group" for the purpose of acquiring, holding, voting or disposing of securities of the Company.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

  The Company hereby represents and warrants to each Holder as of the date of this Agreement that:

    (a) the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

    (b) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings or approvals on the part of the Company are necessary to authorize this Agreement;

    (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles;

    (d) except as provided herein, no Governmental Approvals and no notifications, filings or registrations to or with any Governmental Authority or any other Person is or will be necessary for the valid execution and delivery by the Company of this Agreement, or the enforceability hereof, other than those which have been obtained or made and are in full force and effect;

    (e) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise, (i) constitute a violation of any Law, (ii) constitute a breach or violation of any provision contained in its charter or Bylaws, (iii) constitute a breach of any provision contained in, or a default under, any Governmental Approval, any writ, injunction, order, judgment or decree of any Governmental Authority or any Contract to which the Company is a party or by which the Company or its assets and properties is bound or affected or (iv) result in or require the creation of any lien, charge or encumbrance upon any of the assets and properties of the Company;

    (f) there are no Claims pending or, to the knowledge of the Company, threatened, and the Company has no knowledge of the basis for any Claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby;

    (g) there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against the Company which prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement; and

    (h) as of the date hereof, there are no Contracts between the Company and any Person providing for registration rights with respect to any securities of the Company, except with respect to 480,168 shares of the Company's Series A Convertible Preferred Stock that are registered pursuant to a Form S-3 Registration Statement (Registration No. 33-57707).

                                  ARTICLE IV

                                   COVENANTS

  Section 4.01. Lock-up Agreement. In connection with any underwritten registration of equity securities by the Company for its own account or any underwritten Registration, upon the reasonable request of the Company or the underwriters managing any underwritten offering of equity securities of the Company, each Holder agrees to not sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any Registrable Shares (other than those included in the Registration) without the prior written consent of the Company or such underwriters, as the case may be, which consent shall not be unreasonably withheld or delayed, for such period of time as the Company or the underwriters may specify (such period to begin no more than 30 days prior to the Company's good faith estimate of the date of filing of (provided that the Company is actively employing its best efforts to cause such registration statement to become effective), and to end no more than 90 days after the effective date of, such Registration). Notwithstanding the foregoing agreement, in the event of an underwritten registration of equity securities by the Company for its own account, the Holders shall be entitled to sell or otherwise dispose of (under a Shelf Registration Statement and/or Piggyback Registration Statement) an aggregate of 500,000 Registrable Shares during such period, except, with respect to shares sold under a Shelf Registration Statement, during the portion of such period commencing with the effective date of such registration and ending 45 days thereafter. The allocation of such 500,000 Registrable Shares which may be sold by the Holders among a Shelf Registration Statement and/or a Piggyback Registration shall be determined by the Company, in its sole discretion.

  Section 4.02. Reports Under the Exchange Act. The Company shall, for the period commencing on the date hereof and ending on the Termination Date, use its best efforts to:

    (a) make and keep public information available, as those terms are understood and defined in Rule 144;

    (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

    (c) furnish to any Holder, upon request, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company as may be reasonably requested by such Holder.

                                   ARTICLE V

                                INDEMNIFICATION

  Section 5.01. Indemnification by the Company. Subject to the terms and conditions of this Article V, the Company agrees to indemnify, defend and hold harmless, to the fullest extent permitted by Law, each Participating Holder, his or its Affiliates, their respective directors, officers, shareholders, employees, investment advisers and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Holder Indemnified Persons"), from and against any and all Claims, Liabilities and Losses which may be imposed on, incurred by or asserted against any Holder Indemnified Person, under the Securities Act or otherwise, arising out of or resulting from, directly or indirectly:

    (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act (including all documents incorporated therein by reference), any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto; or

    (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

provided, however, that the Company shall not be liable to any particular Holder Indemnified Person for any portion of any Claims, Liabilities or Losses to the extent that it is finally determined by a court of competent jurisdiction that such Claims, Liabilities and Losses arose out of or resulted from (i) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, prospectus, amendment or supplement, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was contained in or omitted from such registration statement, prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Holder Indemnified Person specifically for inclusion therein.

  Section 5.02. Indemnification by the Holders. Subject to the terms and conditions of this Article V, each Participating Holder, severally and not jointly, agrees to indemnify, defend and hold harmless, to the fullest extent permitted by Law, any other Participating Holder or the Company, its Affiliates, their respective directors, officers, shareholders, employees, investment advisers and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Company Indemnified Persons"), from and against any and all Claims, Liabilities and Losses which may be imposed on, incurred by or asserted against any other Participating Holder or any Company Indemnified Person, under the Securities Act or otherwise, to the extent that it is finally determined by a court of competent jurisdiction that such Claims, Liabilities and Losses arose out of or resulted from, directly or indirectly:

    (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act (including all documents incorporated therein by reference), any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto; or

    (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

which statement or omission was contained in or omitted from such registration statement, prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Participating Holder specifically for inclusion therein; provided, however, that such Participating Holder shall not be liable to, and shall not be obligated to provide such indemnity to, any other Participating Holder or any Company Indemnified Person for any portion of any Claims, Liabilities or Losses to the extent that such Claims, Liabilities and Losses arose out of or resulted from the failure of the Company to promptly amend or take action to correct or supplement any such registration statement, prospectus, amendment or supplement based on corrected or supplemental information provided in writing by such Participating Holder to the Company expressly for such purpose. The

Liability of each Participating Holder pursuant to this Section 5.02 shall be several, and not joint and several, among all indemnifying parties. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate Liability of any Participating Holder under this
Section 5.02 exceed an amount equal to the amount of the proceeds received by such Participating Holder upon the sale of his or its Registrable Shares in the offering to which the Claims, Liabilities or Losses relate.

  Section 5.03. Indemnification Procedures. The Liabilities of any party to indemnify any other party pursuant to this Article V shall be subject to the following terms and conditions:

    (a) Notice and Defense. Within a reasonable period of time after a party or parties to be indemnified (whether one or more, the "Indemnified Party'') receives actual notice of any Claim covered by Section 5.01 or 5.02, as the case may be, the Indemnified Party shall, if a Claim in respect thereof is to be made pursuant to Section 5.01 or 5.02, as the case may be, notify the party from whom indemnification is sought (the "Indemnifying Party'') in writing of such Claim; provided however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which it may have to the Indemnified Party, except to the extent of material detriment suffered by the Indemnifying Party as a result of such failure. In the event that a Claim, Liability or Loss arises out of or results from matters with respect to third parties, the Indemnifying Party will undertake the defense thereof by representatives chosen by it which are reasonably acceptable to the Indemnified Party; provided, however, that if, in the Indemnified Party's reasonable judgment, a conflict of interest exists between such Indemnified Party and such Indemnifying Party in respect of such Claim, such Indemnified Party shall be entitled to separate counsel at the expense of the Indemnifying Party. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. Each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent he or it reasonably requests, in respect of the defense of such Claim and shall cooperate in the defense of any such Claim, including making his or its officers, directors, employees and books and records available for use in such Claim, and shall take those actions reasonably within his or its power which are reasonably necessary to preserve any legal defenses to such matters.

    (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment; provided that the provisions of this Section 5.03(b) shall not be deemed to restrict the ability of the Indemnifying Party to contest any such Indemnified Party's right to indemnification from the Indemnifying Party under this Article V.

    (c) Indemnified Party's Rights. Notwithstanding anything contained in this Article V to the contrary: (i) if there is a reasonable probability that a Claim will materially and adversely affect any Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the right to defend, compromise or settle such Claim to the extent such Claim relates to the Indemnified Party; and (ii) no consent order shall be entered into or Claim settled with respect to an Indemnified Party unless the Indemnified Party has given its prior written consent thereto; provided, however, that the Indemnified Party shall consent to any settlement, compromise or discharge of such Claim that the Indemnifying Party may recommend that by its terms unconditionally and fully releases the Indemnified Party from all Claims, Liabilities and Losses with respect to the matters giving rise to such Claim and which does not impose any form of injunctive relief on such Indemnified Party.

    (d) Expenses of Counsel. In the event that any Indemnified Party is entitled to assume the defense of any Claim, the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such Indemnifying Party in respect of such Claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest exists between such Indemnified Party and any other Indemnified Party in respect of such Claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of one additional counsel or firm of counsel for such Indemnified Parties.

  Section 5.04. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article V. In addition, the Company shall reimburse each Holder Indemnified Person for all reasonable expenses (including reasonable counsel fees) for which such Holder Indemnified Person is entitled to be indemnified hereunder as they are incurred by such Holder Indemnified Person. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall promptly pay on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by him or it, the amount of the Indemnified Party's Liability so determined by such judgment, determination, settlement or compromise and all other Losses and Claims of the Indemnified Party with respect thereto for which the Indemnified Party is entitled to indemnification pursuant to this Agreement, unless in the case of a judgment or determination an appeal is made from such judgment or determination; provided, however, that if the Indemnifying Party desires to appeal from an adverse judgment or determination, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Indemnifying Party of all of such amounts, the Indemnifying Party shall succeed to the rights of the Indemnified Party, to the extent such rights are not waived in settlement, against the third party who made such third party Claim.

  Section 5.05. Survival of Representations, Warranties and Covenants. Except as otherwise provided herein, all representations, warranties, covenants and agreements made by the Company and the Holders in this Agreement or in any certificate, document or other instrument delivered by the Company or any Holder pursuant to this Agreement shall survive the execution and delivery of this Agreement and any transfer of any Registrable Shares, regardless of any investigation made by or on behalf of any party.

  Section 5.06. Other Indemnification. The provisions of this Article V shall be in addition to any other rights to indemnification or contribution which an Indemnified Party may have pursuant to any Contract, at law or in equity or otherwise.

                                  ARTICLE VI

                             TERM AND TERMINATION

  Section 6.01. Termination. The rights and obligations under this Agreement of each Holder shall terminate with respect to such Holder (but not with respect to an Eligible Assignee of such Holder) at such time as (i) such Holder ceases to hold any Registrable Shares and (ii) the Company's obligation to issue Contingent Shares pursuant to the Contingent Stock Agreement has terminated. The rights and obligations of the Company under this Agreement shall terminate at such time as the rights of all Holders have terminated (the "Termination Date").

  Section 6.02. Effect of Termination. Upon the termination of a party's rights and obligations under this Agreement pursuant to Section 6.01, this Agreement shall terminate and have no further effect with respect to such party; provided, however, that the provisions of Article V, the rights and obligations of the parties with respect to the breach of any provision hereof prior to such termination and any and all accrued rights and obligations as of the date of such termination shall survive the termination of this Agreement with respect to any party.

                                  ARTICLE VII

                                 MISCELLANEOUS

  Section 7.01. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers: (i) if to the Company, to: The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, Attention: General Counsel, Facsimile Number: (410) 992-6392, and (ii) if to any Holders, to the address set forth below such Holder's name on the signature pages hereto, or at such other address or number as shall be designated in a notice by the Company to the Holders or by any Holder to the Company, in each case, given in accordance with this Section 7.01. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, three business days after it is duly deposited in the mails; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt;
(C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

  Section 7.02. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, executors, personal representatives, administrators, successors and permitted assigns.

  Section 7.03. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person other than the Company, the Holders and the Indemnified Parties, and this Agreement shall not be construed in any respect to be a Contract in whole or in part for the benefit of any third party (other than the Eligible Assignees and the Indemnified Parties).

  Section 7.04. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Company and the Requisite Holders; provided, however, that no amendment, modification, restatement or supplement providing one or more Holders priority in registering Registrable Shares or providing for the elimination of registration rights shall be valid unless the same is signed by all Holders. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among any of the parties hereto shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

  Section 7.05. Assignments. Any Holder may assign, in whole or in part, his or its rights under this Agreement in connection with the transfer by such Holder of any Registrable Shares covered hereby; provided, however, that the Company is given written notice by the Holder at the time of such assignment or within a reasonable time thereafter, such notice to include the name and address of such assignee and identify the Registrable Shares with respect to which the rights under this Agreement have been assigned. The rights so assigned shall apply only to the Registrable Shares received from a Holder and only upon execution of an agreement by the assignee binding such assignee to the obligations of a Holder hereunder. Except as otherwise provided in this
Section 7.05,
neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void.

  Section 7.06. Counterparts. This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged thereby.

  Section 7.07. Captions and Headings. The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

  Section 7.08. Construction. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

  Section 7.09. Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein, and, in lieu of such invalid, unenforceable or void clause, sentence, paragraph, subsection, Section or Article, there will be added automatically as a part of this Agreement a valid and enforceable provision as similar in terms to such invalid, unenforceable or void clause, sentence, paragraph, subsection, Section or Article as may be possible which preserves the economic benefits to the parties hereto.

  Section 7.10. Remedies. The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if any party fails or refuses to fulfill any of his or its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then any other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other Contract or at law or in equity and to which such party might be entitled.

  Section 7.11. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

  Section 7.12. Submission to Jurisdiction. The Company hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any Delaware state or federal court over any Claim arising out of or relating to this Agreement and irrevocably agrees that all such Claims may be heard and determined in such Delaware state or federal court; and (b) irrevocably waives, to the fullest extent permitted by applicable Law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Delaware state or federal court and any Claim that any such proceeding brought in a Delaware state or federal court has been brought in an inconvenient forum; provided, however, that nothing in this Section 7.12 is intended to waive the right of the Company or any Holder to remove any such action or proceeding commenced in any such Delaware state court to an appropriate Delaware federal court to the extent the basis for such removal exists under applicable Law. The

Company hereby irrevocably (i) appoints The Corporation Trust Company (the "Process Agent"), with an office on the date hereof at 1209 Orange Street, Wilmington, Delaware 19801, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding, (ii) agrees that service of process may be made on the Company by mailing, by certified mail, a copy of such process to the Company in care of the Process Agent at the Process Agent's above address, with a copy to the Company at its address for notices specified herein, and (iii) authorizes and directs the Process Agent to accept such service on its behalf. Each of the Holders hereby irrevocably agrees that service of process may be made on him or it by mailing, by certified mail, a copy of such process to him or it at his or its address for notices specified herein. As an alternative method of service, each of the parties also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to him or it at his or its address for notices specified herein. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 7.12 shall affect the right of any of the parties to serve legal process in any other manner permitted by Law or affect the right of any of the parties to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.

  Section 7.13. Expenses. Except as otherwise expressly provided for in this Agreement, each of the parties shall pay his or its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

  Section 7.14. Prevailing Party Costs. Notwithstanding anything contained herein or therein to the contrary, if any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach by a party of its obligations under this Agreement, the prevailing party in any such action shall be entitled to recover its Losses, including reasonable attorneys' fees, incurred in connection with the prosecution or defense of such action, from the losing party.

  Section 7.15. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the parties concerning the subject matter hereof or thereof except as set forth herein.

  In Witness Whereof, the parties have duly executed this Agreement as of the day and year first above written.

                                          The Rouse Company

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          THC PARTNERS

                                          By: _________________________________
                                               Milton H. West, Jr., Managing
                                                          Partner

                                          By: _________________________________
                                               Platt W. Davis, III, Managing
                                                          Partner

                                          By: _________________________________
                                                 Frederick R. Lummis, Jr.,
                                                      Managing Partner

                                          Address:

                                          4200 Texas Commerce Tower
                                          600 Travis
                                          Houston, Texas 77002
                                          Attn: Milton H. West, Jr.
                                          Telephone Number: (713) 220-4200
                                          Facsimile Number: (713) 220-4285

                                                                     APPENDIX F

                 DELAWARE GENERAL CORPORATION LAW SECTION 262

262 APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after this written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at last 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article IX of the Bylaws of Rouse provides that directors and officers of Rouse shall be indemnified by Rouse to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by Rouse and appointed by either the Board of Directors or the Chief Executive Officer. Paragraph (f) of Article Seventh of the Amended and Restated Articles of Incorporation of Rouse provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of Rouse shall be personally liable to Rouse or its stockholders for money damages. A copy of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland is included as an Exhibit to this Registration Statement.

  Rouse maintains directors and officers insurance on behalf of its directors, officers and certain other persons against any liability asserted against them in any such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Set forth below is a list of the exhibits included as part of this Registration Statement.

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
  **2.1  Composite Agreement and Plan of Merger, dated as of February
         22, 1996, as amended May 1, 1996 and May 13, 1996, by and among
         The Hughes Corporation, Rouse and TRC Acquisition Company I
         (included as Appendix A to the Proxy Statement/Prospectus)
  **2.2  Composite Agreement and Plan of Merger, dated as of February
         22, 1996, as amended May 1, 1996 and May 13, 1996, by and among
         Howard Hughes Properties, Limited Partnership, Rouse and TRC
         Acquisition Company II (included as Appendix B to the Proxy
         Statement/Prospectus)
  **2.3  Form of Contingent Stock Agreement, effective as of January 1,
         1996, by The Rouse Company in favor of and for the benefit of the Holders and the Representatives named therein (included as
         Appendix D to the Proxy Statement/Prospectus)
    4.1  Charter of Rouse, as amended and restated effective May 27,
         1988 (which is incorporated by reference from the Exhibits to
         Rouse's Form 10-K Annual Report for the fiscal year ended
         December 31, 1988 (see Commission File No. 0-1743))
    4.2  Articles of Amendment to the Charter of Rouse, effective
         January 10, 1991 (which are incorporated by reference from the
         Exhibits to Rouse's Form 10-K Annual Report for the fiscal year ended December 31, 1990 (see Commission File No. 0-1743))
    4.3  The Articles Supplementary to the Charter of Rouse, dated
         February 17, 1993 (which are incorporated by reference from the
         Exhibits to Rouse's Form 10-K Annual Report for the fiscal year ended December 31, 1992 (see Commission File No. 0-1743))
    4.4  The Articles Supplementary to the Charter of Rouse, dated
         September 26, 1994, are incorporated by reference from the
         Exhibits to Rouse's Form S-3 Registration Statement (No. 33-
         57707)
    4.5  The Articles Supplementary to the Charter of Rouse, dated
         December 27, 1994 are incorporated by reference from the
         Exhibits to Rouse's Form S-3 Registration Statement (No. 33-
         57707)
   *4.6  Form of the Articles Supplementary to the Charter of Rouse
         relating to the Rouse Increasing Rate Cumulative Preferred
         Stock

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
   *4.7  Form of the Articles Supplementary to the Charter of Rouse
         relating to the  % Junior Preferred Stock, 1996 Series
    4.8  The Bylaws of Rouse, as amended September 22, 1994, are incorporated by reference from the Exhibits to Rouse's Form 10-
         Q Quarterly Report for the quarter ended September 30, 1994
         (see Commission File No. 0-1743)
   *5.1  Opinion of Piper & Marbury L.L.P.
  **8.1  Form of Opinion of Andrews & Kurth L.L.P. re: tax matters
  *12.1  Computation of Ratio of Earnings to Combined Fixed Charges and
         Preferred Stock Dividend Requirements
 **23.1  Consent of KPMG Peat Marwick LLP
 **23.2  Consent of Landauer Associates, Inc., independent real estate consultants
 **23.3  Consent of Deloitte & Touche LLP
 **23.4  Consent of Morgan Stanley Realty Incorporated (included in
         Appendix C to the Proxy Statement/Prospectus)
  *23.5  Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1 above)
  *23.6  Consent of Fried, Frank, Harris, Shriver & Jacobson
 **23.7  Consent of Andrews & Kurth L.L.P.
  *24.1  Power of Attorney, effective February 22, 1996
  *24.2  Power of Attorney, effective February 22, 1996
  *99.1  The Rouse Company and Subsidiaries, Valuation and Qualifying
         Accounts for the years ended December 31, 1995, 1994 and 1993
  *99.2  The Rouse Company and Subsidiaries, Real Estate and Accumulated
         Depreciation, December 31, 1995
  *99.3  The Hughes Corporation and Subsidiaries, Real Estate and
         Accumulated Depreciation, December 31,1995
   99.4  Section 2-418 of the Corporations and Associations Article of
         the Annotated Code of Maryland (which is incorporated by
         reference from the Exhibits to Rouse's Form S-3 Registration
         Statement (No. 33-56646))
  *99.5  Consent of William R. Lummis
 **99.6  Proxy Card
 **99.7  Form of Voting Agreement
 **99.8  Form of Consent and Agreement (THC Partners)
 **99.9  Form of Lock-Up Agreement (THC Partners)
 **99.10 Form of Tax Representation Letter (THC Partners)
 **99.11 Form of Consent and Agreement (R.D. & C. Voting Trust)
 **99.12 Form of Lock-Up Agreement (R.D. & C. Voting Trust)
 **99.13 Form of Tax Representation Letter (R.D. & C. Voting Trust)
 **99.14 Form of Consent and Agreement (Trustees of Paul E. Harris
         Grantor's Trust, Steven B. Harris Trust and Paul E. Harris
         Retained Interest Trust II)
 **99.15 Form of Consent and Agreement (Beneficiaries of Paul E. Harris
         Grantor's Trust, Steven B. Harris Trust and Paul E. Harris
         Retained Interest Trust II)

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 **99.16 Form of Lock-Up Agreement (Paul E. Harris Grantor's Trust, Steven B.
         Harris Trust and Paul E. Harris Retained Interest Trust II)
 **99.17 Form of Tax Representation Letter (Paul E. Harris Grantor's Trust,
         Steven B. Harris Trust and Paul E. Harris Retained Interest Trust II)
 **99.18 Form of Consent and Agreement (9.5% Voting Trust)
 **99.19 Form of Lock-Up Agreement (9.5% Voting Trust)
 **99.20 Form of Tax Representation Letter (9.5% Voting Trust)

- --------
 * Previously filed with Form S-4 Registration Statement.
** Filed herewith.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in paragraphs (1)(i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (5) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE ROUSE COMPANY HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF HOWARD, STATE OF MARYLAND, ON THE 14TH DAY OF MAY, 1996.

                                          The Rouse Company

                                                  /s/ Anthony W. Deering
                                          By: _________________________________
                                               ANTHONY W. DEERING PRESIDENT,
                                                CHIEF EXECUTIVE OFFICER AND
                                                         DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

Principal Executive Officer:

       /s/ Anthony W. Deering          President, Chief
- -------------------------------------   Executive Officer        May 14, 1996
         ANTHONY W. DEERING             and Director

Principal Financial Officer:

       /s/ Jeffrey H. Donahue          Senior Vice
- -------------------------------------   President and Chief      May 14, 1996
         JEFFREY H. DONAHUE             Financial Officer

Principal Accounting Officer:

       /s/ George L. Yungmann          Senior Vice
- -------------------------------------   President and            May 14, 1996
         GEORGE L. YUNGMANN             Controller

                            THE BOARD OF DIRECTORS

  David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias J. DeVito, Juanita T. James, Thomas J. McHugh, Hanne M. Merriman, Roger W. Schipke and Alexander B. Trowbridge.

              SIGNATURE
                                                                     DATE

       /s/ Anthony W. Deering          For himself and as
- -------------------------------------   Attorney-in-Fact         May 14, 1996
         ANTHONY W. DEERING             for the above-named
                                        members of the
                                        Board of Directors

                                    EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  **2.1  Composite Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, by and among The Hughes
         Corporation, Rouse and TRC Acquisition Company I (included as Appendix
         A to the Proxy Statement/Prospectus)
  **2.2  Composite Agreement and Plan of Merger, dated as of February 22, 1996, as amended May 1, 1996 and May 13, 1996, by and among Howard Hughes
         Properties, Limited Partnership, Rouse and TRC Acquisition Company II
         (included as Appendix B to the Proxy Statement/Prospectus)
  **2.3  Form of Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company in favor of and for the benefit of the Holders and the Representatives named therein (included as Appendix D to the
         Proxy Statement/Prospectus)
    4.1  Charter of Rouse, as amended and restated effective May 27, 1988
         (which is incorporated by reference from the Exhibits to Rouse's Form
         10-K Annual Report for the fiscal year ended December 31, 1988 (see
         Commission File No. 0-1743))
    4.2  Articles of Amendment to the Charter of Rouse, effective January 10,
         1991 (which are incorporated by reference from the Exhibits to Rouse's
         Form 10-K Annual Report for the fiscal year ended December 31, 1990
         (see Commission File No. 0-1743))
    4.3  The Articles Supplementary to the Charter of Rouse, dated February 17,
         1993 (which are incorporated by reference from the Exhibits to Rouse's
         Form 10-K Annual Report for the fiscal year ended December 31, 1992
         (see Commission File No. 0-1743))
    4.4  The Articles Supplementary to the Charter of Rouse, dated September
         26, 1994, are incorporated by reference from the Exhibits to Rouse's
         Form S-3 Registration Statement (No. 33-57707)
    4.5  The Articles Supplementary to the Charter of Rouse, dated December 27,
         1994, are incorporated by reference from the Exhibits to Rouse's Form
         S-3 Registration Statement (No. 33-57707)
   *4.6  Form of the Articles Supplementary to the Charter of Rouse relating to the Rouse Increasing Rate Cumulative Preferred Stock
   *4.7  Form of the Articles Supplementary to the Charter of Rouse relating to the  % Junior Preferred Stock, 1996 Series
    4.8  The Bylaws of Rouse, as amended September 22, 1994, are incorporated by reference from the Exhibits to Rouse's Form 10-Q Quarterly Report for the quarter ended September 30, 1994 (see Commission File No. 0-
         1743)
   *5.1  Opinion of Piper & Marbury L.L.P.
  **8.1  Form of Opinion of Andrews & Kurth L.L.P. re: tax matters
  *12.1  Computation of Ratio of Earnings to Combined Fixed Charges and
         Preferred Stock Dividend Requirements
 **23.1  Consent of KPMG Peat Marwick LLP
 **23.2  Consent of Landauer Associates, Inc., independent real estate consultants
 **23.3  Consent of Deloitte & Touche LLP
 **23.4  Consent of Morgan Stanley Realty Incorporated (included in Appendix C to the Proxy Statement/Prospectus)
  *23.5  Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1 above)

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  *23.6  Consent of Fried, Frank, Harris, Shriver & Jacobson
 **23.7  Consent of Andrews & Kurth L.L.P.
  *24.1  Power of Attorney, effective February 22, 1996
  *24.2  Power of Attorney, effective February 22, 1996
  *99.1  The Rouse Company and Subsidiaries, Valuation and Qualifying Accounts
         for the years ended December 31, 1995, 1994 and 1993
  *99.2  The Rouse Company and Subsidiaries, Real Estate and Accumulated
         Depreciation, December 31, 1995
  *99.3  The Hughes Corporation and Subsidiaries, Real Estate and Accumulated
         Depreciation, December 31,1995
   99.4  Section 2-418 of the Corporations and Associations Article of the
         Annotated Code of Maryland (which is incorporated by reference from the Exhibits to Rouse's Form S-3 Registration Statement (No. 33-
         56646))
  *99.5  Consent of William R. Lummis
 **99.6  Proxy Card
 **99.7  Form of Voting Agreement
 **99.8  Form of Consent and Agreement (THC Partners)
 **99.9  Form of Lock-Up Agreement (THC Partners)
 **99.10 Form of Tax Representation Letter (THC Partners)
 **99.11 Form of Consent and Agreement (R.D. & C. Voting Trust)
 **99.12 Form of Lock-Up Agreement (R.D. & C. Voting Trust)
 **99.13 Form of Tax Representation Letter (R.D. & C. Voting Trust)
 **99.14 Form of Consent and Agreement (Trustees of Paul E. Harris Grantor's
         Trust, Steven B. Harris Trust and Paul E. Harris Retained Interest
         Trust II)
 **99.15 Form of Consent and Agreement (Beneficiaries of Paul E. Harris
         Grantor's Trust, Steven B. Harris Trust and Paul E. Harris Retained
         Interest Trust II)
 **99.16 Form of Lock-Up Agreement (Paul E. Harris Grantor's Trust, Steven B.
         Harris Trust and Paul E. Harris Retained Interest Trust II)
 **99.17 Form of Tax Representation Letter (Paul E. Harris Grantor's Trust,
         Steven B. Harris Trust and Paul E. Harris Retained Interest Trust II)
 **99.18 Form of Consent and Agreement (9.5% Voting Trust)
 **99.19 Form of Lock-Up Agreement (9.5% Voting Trust)
 **99.20 Form of Tax Representation Letter (9.5% Voting Trust)

- --------
*Previously filed with Form S-4 Registration Statement.
**Filed herewith.